As filed with the United States Securities and Exchange Commission on January 23, 2023
Registration No. 333-268322

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HH&L Acquisition Co.*
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)
Suite 2001-2002, 20/F, York House
The Landmark, 15 Queen’s Road Central
Central, Hong Kong
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joel L. Rubinstein White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200	Jessica Zhou White & Case 16th Floor, York House The Landmark, 15 Queen’s Road Central Central, Hong Kong (852) 2822 8725	Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000	Janeane R. Ferrari, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the enclosed proxy statement / prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

*
Immediately prior to the consummation of the business combination described in the enclosed proxy statement/prospectus, the Registrant intends to effect a deregistration under section 206 of the Cayman Islands Companies Act and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which HH&L’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “HH&L Domestication”). All securities being registered will be issued by the continuing entity following the HH&L Domestication, which will be renamed “DiaCarta, Inc.” upon the consummation of the HH&L Domestication. As used herein, “Domesticated HH&L” refers to the Registrant after giving effect to the HH&L Domestication but before the consummation of the business combination, while “DiaCarta PubCo” refers to the Registrant after giving effect to the HH&L Domestication and the business combination.

The information in this preliminary proxy statement / prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement / prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement / prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 23, 2023
PRELIMINARY PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
HH&L ACQUISITION CO.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
87,400,000 SHARES OF COMMON STOCK AND
20,700,000 REDEEMABLE WARRANTS
OF
HH&L ACQUISITION CO.
(TO BE RENAMED “DIACARTA, INC.”
FOLLOWING ITS DOMESTICATION
AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE,
IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)
The board of directors of HH&L Acquisition Co., a Cayman Islands exempted company incorporated with limited liability (“HH&L” and, after the HH&L Domestication as described below, “Domesticated HH&L” and, following the Merger described below, “DiaCarta PubCo”), has unanimously approved (1) the domestication of HH&L as a Delaware corporation (which will be renamed “DiaCarta, Inc.” prior to the consummation of the Business Combination as described below) (the “HH&L Domestication”); (2) the merger of Diamond Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of HH&L (“Merger Sub”), with and into DiaCarta, Ltd., a Cayman Islands exempted company incorporated with limited liability (“DiaCarta” and, after the DiaCarta Domestication as described below, “Domesticated DiaCarta”), which will domesticate (such domestication, the “DiaCarta Domestication”) as a Delaware corporation prior to the merger (the “Merger” and, together with the HH&L Domestication, the “Business Combination”), with Domesticated DiaCarta surviving the Merger as a wholly owned subsidiary of DiaCarta PubCo, pursuant to the terms of the Business Combination Agreement, dated as of October 14, 2022, as amended on January 20, 2023 by and among HH&L, Merger Sub and DiaCarta, attached to this proxy statement / prospectus as Annex A and Annex B (as may be further amended from time to time, the “Merger Agreement”), as more fully described elsewhere in this proxy statement / prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, HH&L will change its name to “DiaCarta, Inc.” HH&L and DiaCarta PubCo, following the HH&L Domestication, are both referred to herein as the Company.
In connection with the HH&L Domestication, (1) each of the then issued and outstanding 10,350,000 Class B ordinary shares, par value $0.0001 per share, of HH&L (the “HH&L Class B ordinary shares”) shall, immediately prior to the HH&L Domestication, convert automatically into a HH&L Class A ordinary share (as defined below) (subject to adjustment of the conversion ratio as provided by the terms of the Cayman Constitutional Documents (as defined below), as applicable) in accordance with and pursuant to the approvals to be obtained from the shareholders of HH&L, including the approval of the requisite majority of the holders of HH&L Class B ordinary shares, (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 51,750,000 Class A ordinary shares, par value $0.0001 per share, of HH&L (the “HH&L Class A ordinary shares”) (including those Class A ordinary shares resulting from the conversion described in clause (1) and those Class A ordinary shares underlying the HH&L units (as defined below)), shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of DiaCarta PubCo (the “DiaCarta PubCo common stock”), (3) each of the then issued and outstanding 30,980,000 redeemable warrants of HH&L (the “HH&L warrants”) (including those warrants underlying the HH&L units) will convert automatically into a redeemable warrant to acquire one share of DiaCarta PubCo common stock (the “DiaCarta PubCo warrants”) pursuant to the Warrant Agreement, dated February 5, 2021 (the “Warrant Agreement”), between HH&L and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each of the then issued and outstanding units of HH&L (the “HH&L units”) that have not been previously separated into the underlying HH&L Class A ordinary shares and underlying HH&L warrants upon the request of the holder thereof, will convert into a unit of DiaCarta PubCo (the “DiaCarta PubCo units”), with each DiaCarta PubCo unit representing one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. Upon the Closing (as defined below), immediately prior to the effective time of the Merger, each issued and outstanding DiaCarta PubCo unit immediately prior to the effective time will be automatically separated and the holder thereof shall be deemed to hold one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. No fractional DiaCarta PubCo warrants will be issued upon separation of the DiaCarta PubCo units. Accordingly, this proxy statement / prospectus covers the 41,400,000 shares of DiaCarta PubCo common stock and 20,700,000 DiaCarta PubCo warrants to be issued in the HH&L Domestication in respect of the HH&L Class A ordinary shares and HH&L warrants which were initially included in the HH&L units sold in HH&L’s initial public offering.
In connection with the DiaCarta Domestication, (1) each of the then issued and outstanding 28,489,472 ordinary shares, par value $0.001 per share, of DiaCarta (the “DiaCarta ordinary shares”) will convert, on a one-for-one basis, into a share of common stock, par value $0.001 per share, of Domesticated DiaCarta (the “Domesticated DiaCarta common stock”); (2) each of the then issued and outstanding 7,543,978 Series A Preference Shares, par value $0.001 per share, of DiaCarta (the “DiaCarta Series A Preference Shares”) will convert, on a one-for-one basis, into a share of Domesticated DiaCarta common stock; (3) each of the then issued and outstanding 12,183,137 Series B Preference Shares, par value $0.001 per share, of DiaCarta (the “DiaCarta Series B Preference Shares”) will convert, on a one a one-for-one basis, into a share of Domesticated DiaCarta common stock; (4) each of the then outstanding options to purchase DiaCarta ordinary shares (the “DiaCarta Options”) will convert into an option to acquire, on a one-for-one basis and subject to substantially the same terms and conditions as were applicable under such DiaCarta Options immediately before the DiaCarta Domestication, shares of Domesticated DiaCarta common stock (the “Domesticated DiaCarta options”); and (5) each of the then issued and outstanding warrants of DiaCarta to purchase the DiaCarta Series B Preference Shares (the “DiaCarta warrants”) will convert into a warrant to acquire, on a one-for-one basis and subject to substantially the same terms and conditions as were applicable under such DiaCarta warrants immediately before the DiaCarta Domestication, shares of Domesticated DiaCarta common stock (the “Domesticated DiaCarta warrants”).
As a result of and upon the Closing, among other things, each share of Domesticated DiaCarta common stock (after giving effect to the DiaCarta Domestication) issued and outstanding as of immediately prior to the effective time of the Merger will be cancelled in exchange for the right to receive a number of shares of DiaCarta PubCo common stock equal to the Exchange Ratio. “Exchange Ratio” means the quotient obtained by dividing (a) the number of shares (at a deemed value of $10.00 per share) constituting a fully-diluted pre-transaction equity value of DiaCarta of $460 million, by (b) the aggregate number of shares of Domesticated DiaCarta common stock that are (i) issued and outstanding immediately prior to the effective time, and (ii) issuable upon, or subject to, the exercise of Domesticated DiaCarta options or Domesticated DiaCarta warrants (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the effective time.
At the effective time of the Merger, (1) each Domesticated DiaCarta option outstanding immediately prior to the effective time will be converted into an option to acquire, upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the effective time, the number of shares of DiaCarta PubCo common stock, determined by multiplying (A) the number of shares of Domesticated DiaCarta common stock subject to such Domesticated DiaCarta option as of immediately prior to the effective time, by (B) the Exchange Ratio, at an exercise price per share of DiaCarta PubCo common stock equal to (i) the exercise price per share of Domesticated DiaCarta common stock of such Domesticated DiaCarta option in effect immediately prior to the effective time, divided by (ii) the Exchange Ratio (each, a “DiaCarta PubCo Option”); and (2) each Domesticated DiaCarta warrant issued and outstanding immediately prior to the effective time will be converted into a warrant to acquire, subject to substantially the same terms and conditions as were applicable under such DiaCarta warrant, the number of shares of DiaCarta PubCo common stock, determined by multiplying (A) the number of shares of Domesticated DiaCarta common stock subject to such Domesticated DiaCarta warrant immediately prior to the effective time, by (B) the Exchange Ratio, at an exercise price per share of DiaCarta PubCo common stock equal to (i) the exercise price per share of Domesticated DiaCarta common stock of such Domesticated DiaCarta warrant divided by (ii) the Exchange Ratio (each, a “Converted DiaCarta PubCo Warrant”). At the effective time of the Merger, DiaCarta PubCo will assume all obligations of Domesticated DiaCarta with respect to the Domesticated DiaCarta options and Domesticated DiaCarta warrants, as converted.
Accordingly, this proxy statement / prospectus also covers 43,368,218 shares of DiaCarta PubCo common stock to be issued to the holders of shares of Domesticated DiaCarta common stock in connection with the Merger. See “BCA Proposal — Consideration — Treatment of DiaCarta Options and DiaCarta Warrants.”

Following the Business Combination, (1) HH&L’s public shareholders are expected to own approximately 42.3% of the outstanding DiaCarta PubCo common stock, (2) the shareholders of DiaCarta (without taking into account any public shares held by the shareholders of DiaCarta prior to the consummation of the Business Combination) are expected to own approximately 47.1% of the outstanding DiaCarta PubCo common stock, and (3) the Sponsor and certain directors and officers of HH&L who own HH&L Class B ordinary shares are expected to collectively own approximately 10.6% of the outstanding DiaCarta PubCo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) the vesting and exercise of all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants for shares of DiaCarta PubCo common stock (assuming that all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants are net-settled), and (iii) that DiaCarta PubCo issues shares of DiaCarta PubCo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equal to 46,000,000 shares of DiaCarta PubCo common stock (assuming that all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants are net-settled). If the actual facts are different from these assumptions, the ownership percentages in the combined company will be different.
The following table summarize the ownership percentages of the combined company under several redemption scenarios:
	Assuming No Redemptions (Shares)	% Ownership	Assuming Interim Redemptions(1) (Shares)	% Ownership	Assuming Maximum Redemptions(2) (Shares)	% Ownership
DiaCarta Equity Holders(3)	46,000,000	47.1%	46,000,000	59.7%	46,000,000	76.6%
HH&L Class A ordinary shares	41,400,000	42.4%	20,700,000	26.9%	3,718,907	6.2%
HH&L Class B ordinary shares	10,350,000	10.6%	10,350,000	13.4%	10,350,000	17.2%
Pro forma common stock outstanding at September 30, 2022	977,500,000	100%	77,050,000	100%	60,068,907	100%

(1)
Reflects redemptions of 20,700,000 shares owned by public shareholders, representing 50% of total outstanding ordinary shares held by public shareholders.

(2)
Reflects maximum redemptions of 37,681,903 shares owned by public shareholders, representing 91.0% of total outstanding ordinary shares held by public shareholders assuming SPAC closing cash will meet the minimal threshold under the Sponsor Shares Forfeiture Agreement without any transaction financing.

(3)
Assumes that (a) the vesting and exercise of all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants for shares of DiaCarta PubCo common stock (assuming that all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants are net-settled), and (b) that DiaCarta PubCo issues shares of DiaCarta PubCo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equal to 46,000,000 shares of DiaCarta PubCo common stock (assuming that all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants are net-settled).

For additional information regarding all of the potential sources of dilution to our public shareholders who do not elect to have their shares redeemed for cash, please see “Questions and Answers for Shareholders of HH&L — What equity stake will current HH&L shareholders and the shareholders of DiaCarta hold in DiaCarta PubCo immediately after the consummation of the Business Combination?” in the accompany proxy statement/prospectus.
The HH&L units, HH&L Class A ordinary shares and public warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “HHLA.U,” “HHLA” and “HHLA WS,” respectively.
DiaCarta PubCo will apply for listing, to be effective at the time of the Business Combination, of DiaCarta PubCo common stock and DiaCarta PubCo warrants on the Nasdaq under the proposed symbols “DCA” and “DCA.W”, respectively. DiaCarta PubCo will not have units traded. HH&L cannot assure you that the DiaCarta PubCo common stock and DiaCarta PubCo warrants will be approved for listing on Nasdaq.

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DiaCarta’s principal operations are conducted in the United States with significant additional operations in the PRC. The PRC business is conducted as a separate, stand-alone business from DiaCarta’s non-PRC operations. All PRC manufacturing is done inside the PRC, relying exclusively upon PRC suppliers and all such manufactured products are sold within the PRC. All sales, marketing and administration for PRC operations is performed inside the PRC by employees or subcontractors of DiaCarta’s PRC subsidiaries.
Similarly, none of DiaCarta’s operations outside the PRC are involved in serving PRC customers, supporting PRC operations or manufacturing for the PRC market. Further, DiaCarta does not have any variable interest entities structure in place. We believe that this structure benefits DiaCarta by isolating the legal, regulatory and operational risks associated with doing business in the PRC. Nevertheless, DiaCarta derives substantial revenue from PRC operations, and the corresponding business risk cannot be eliminated. See DiaCarta’s audited and unaudited condensed consolidated financial statements, including the notes thereto, beginning on page F-43. Similarly, various legal, regulatory and operational risks and uncertainties relating to operations in China remain. See “Risk Factors — Risks Related to DiaCarta’s Operations Outside the United States and in the PRC.”
To date, no cash transfers, dividends or distributions have been made between DiaCarta, its PRC subsidiaries or investors. Such cash transfers, dividends and distributions would be subject to laws and regulations in the PRC which allow dividends to be paid only out of after-tax profits (determined in accordance with PRC regulations and accounting standards) and only after the PRC subsidiary contributes at least 10% of after-tax profit to a statutory reseve fund each year until the fund reaches 50% of the subsidiary’s registered capital. The reserve fund and registered capital must be retained and are not available for distributions. This means that DiaCarta’s PRC subsidiaries cannot make distributions or dividends, including distributions and dividends to DiaCarta or investors, until they become profitable and use those profits to fully fund their registered capital (presently, approximately $18 million in total). At that point, only 90% of profits would be available until the subsidiaries also fully fund their statutory reserve funds (presently, approximately an additional $9 million in total). Any distributions will also be subject to a 10% withholding income tax and need to comply with PRC requirements on foreign exchange transactions. Although dividends from a PRC company to a non-PRC shareholder, including DiaCarta, are not currently restricted, there can be no assurance that the PRC government will not intervene or impose restrictions on DiaCarta’s ability to transfer or distribute cash within its organization in the future. DiaCarta’s PRC subsidiaries are not currently profitable, and, accordingly, no distribution of PRC earnings, or non-PRC earnings, has occurred or is intended for the foreseeable future.
DiaCarta is a Cayman Islands exempted company incorporated with limited liability on 23 October, 2014. Its registered office is situated at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.
HH&L is a blank check company incorporated on September 4, 2020 as a Cayman Islands exempted company incorporated with limited liability with its office located in Hong Kong for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and following the HH&L Domestication, will be renamed as DiaCarta, Inc. and domesticated as a corporation incorporated in the State of Delaware. See “Risk Factors — Risks if the Domestication and the Business Combination are not consummated — Because HH&L is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.”
HH&L will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at           , Eastern Time, on           . For the purposes of Cayman Islands law and the second amended and restated memorandum and articles of association of HH&L (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting shall be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting http://www.cstproxy.com/hhlacquisition/2023 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares

4

through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement / prospectus.
If you have any questions or need assistance voting your shares of common stock, please contact Morrow Sodali, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call at (203) 658-9400, or by emailing HHLA.info@investor.morrowsodali.com. The notice of the extraordinary general meeting and the proxy statement / prospectus relating to the Business Combination will be available at http://www.cstproxy.com/hhlacquisition/2023.
This proxy statement / prospectus provides shareholders of HH&L with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of HH&L. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 72 of this proxy statement / prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT / PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT / PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement / prospectus is dated                 , and
is first being mailed to HH&L’s shareholders on or about                 .

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HH&L Acquisition Co.
A Cayman Islands Exempted Company
(Company Incorporation Number 365837)
P.O. Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
Dear HH&L Acquisition Co. Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of HH&L Acquisition Co., a Cayman Islands exempted company incorporated with limited liability (“HH&L” and, after the HH&L Domestication, as described below, “DiaCarta PubCo”), at        , Eastern Time, on                 . For the purposes of Cayman Islands law and the second amended and restated memorandum and articles of association of HH&L (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting shall be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/hhlacquisition/2023 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement / prospectus.
At the extraordinary general meeting, HH&L shareholders will be asked to consider and vote upon various proposals, including, among others, a proposal to approve and adopt the Business Combination Agreement, dated as of October 14, 2022, as amended on January 20, 2023 (as may be further amended from time to time, the “Merger Agreement”), by and among HH&L, Diamond Merger Sub Inc. (“Merger Sub”), a Delaware corporation and direct wholly owned subsidiary of HH&L, and DiaCarta, Ltd., a Cayman Islands exempted company incorporated with limited liability (“DiaCarta” and, after the DiaCarta Domestication as described below, “Domesticated DiaCarta”), which will domesticate (such domestication, the “DiaCarta Domestication”) as a Delaware corporation prior to the Merger (as defined below), a copy of which is attached to the accompanying proxy statement / prospectus as Annex A and Annex B (the “BCA Proposal”). The Merger Agreement provides for, among other things, following the HH&L Domestication and DiaCarta Domestication, the merger of Merger Sub with and into Domesticated DiaCarta (the “Merger”), with Domesticated DiaCarta surviving the Merger as a wholly owned subsidiary of DiaCarta PubCo, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement / prospectus.
As a condition to the consummation of the Merger, the board of directors of HH&L has unanimously approved a change of HH&L’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “HH&L Domestication” and, together with the Merger, the “Business Combination”). As described in this proxy statement / prospectus, you will be asked to consider and vote upon a proposal to approve the HH&L Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, HH&L will change its name to “DiaCarta, Inc.”.
In connection with the HH&L Domestication, (1) each of the then issued and outstanding 10,350,000 Class B ordinary shares, par value $0.0001 per share, of HH&L (the “HH&L Class B ordinary shares”) shall, immediately prior to the HH&L Domestication, convert automatically into a HH&L Class A ordinary share (as defined below) (subject to adjustment of the conversion ratio as provided by the terms of the Cayman Constitutional Documents, as applicable), in accordance with and pursuant to the approvals to be obtained from the shareholders of HH&L, including the approval of the requisite majority of the holders of HH&L Class B ordinary shares, (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 51,750,000 Class A ordinary shares, par value $0.0001 per share, of HH&L (the “HH&L Class A ordinary shares”) (including those Class A ordinary shares resulting from the conversion described in clause (1) and those Class A ordinary shares underlying the HH&L units (as defined below)), shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of DiaCarta PubCo (the “DiaCarta PubCo common stock”), (3) each of the then issued and outstanding 30,980,000 redeemable warrants of HH&L (the “HH&L warrants”) (including those warrants underlying the HH&L units) will convert automatically into a redeemable warrant to acquire one share of DiaCarta PubCo common stock (the “DiaCarta PubCo warrants”) pursuant to the Warrant Agreement, dated February 5, 2021 (the “Warrant Agreement”), between HH&L and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each of the then issued and outstanding units of HH&L (the “HH&L units”) that have not been previously separated into the underlying HH&L Class A ordinary shares and underlying HH&L warrants upon the request of the holder thereof, will convert into a unit of DiaCarta PubCo (the “DiaCarta PubCo units”), with each DiaCarta PubCo unit representing one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. Upon the Closing of the Business Combination, immediately prior to the effective time of the Merger, each issued and outstanding DiaCarta PubCo unit immediately prior to the effective time will be automatically separated and the holder thereof shall be deemed to hold one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. No fractional DiaCarta PubCo warrants will be issued upon separation of the DiaCarta PubCo units. As used herein, “public shares” shall mean the HH&L Class A ordinary shares (including those underlying the HH&L units) that were registered pursuant to the Registration Statement on Form S-1 (333-252254) and the shares of DiaCarta PubCo common stock issued as a matter of law upon the conversion thereof on the effective date of the HH&L Domestication. For further details, see “Domestication Proposal.”
You will be asked to consider and vote upon (1) the BCA Proposal and (2) the Domestication Proposal as mentioned above, each to be approved by special resolution. In addition, you will also be asked to consider and vote upon (3) a proposal to approve by special resolution the automatic conversion, immediately prior to the HH&L Domestication, of each of the then issued 10,350,000 HH&L Class B ordinary shares into a HH&L Class A ordinary share (subject to adjustment of the conversion ratio as provided by the terms of the Cayman Constitutional Documents (the “Class B Conversion Proposal”)), (4) a proposal to approve by special resolution the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new bylaws (the “Proposed Bylaws”, and together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of DiaCarta PubCo (the “Organizational Documents Proposal”), (5) four separate proposals to approve, by special resolutions, material differences between the Cayman Constitutional Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws (collectively, the “Advisory Organizational Documents Proposals”), (6) a proposal, to approve by way of ordinary resolutions, the election of five directors, who, upon consummation of the Business Combination, will constitute all the members of the board of directors of DiaCarta PubCo, each to serve a term set forth under the Proposed Organizational Documents or until such director’s earlier death, resignation, retirement or removal (the “Director Election Proposal”), (7) a proposal, to approve by ordinary resolution, for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of DiaCarta PubCo common stock in connection with the Business Combination (the “Stock Issuance Proposal”), (8) a proposal to approve by ordinary resolution and adopt the DiaCarta, Inc. 2022 Equity Incentive Plan (the “Equity Incentive Plan Proposal”), and (9) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, the Class B Conversion Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Equity Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement / prospectus, which each shareholder is encouraged to read carefully and in its entirety.
In connection with the DiaCarta Domestication, (1) each of the then issued and outstanding 28,489,472 ordinary shares, par value $0.001 per share, of DiaCarta (the “DiaCarta ordinary shares”) will convert, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Domesticated DiaCarta

(the “Domesticated DiaCarta common stock”); (2) each of the then issued and outstanding 7,543,978 Series A Preference Shares, par value $0.001 per share, of DiaCarta (the “DiaCarta Series A Preference Shares”) will convert, on a one-for-one basis, into a share of Domesticated DiaCarta common stock; (3) each of the then issued and outstanding 12,183,137 Series B Preference Shares, par value $0.001 per share, of DiaCarta (the “DiaCarta Series B Preference Shares”) will convert, on a one a one-for-one basis, into a share of Domesticated DiaCarta common stock; (4) each of the then outstanding options to purchase DiaCarta ordinary shares (the “DiaCarta Options”) will convert into an option to acquire, on a one-for-one basis and subject to substantially the same terms and conditions as were applicable under such DiaCarta Options immediately before the DiaCarta Domestication, shares of Domesticated DiaCarta common stock (the “Domesticated DiaCarta options”); and (5) each of the then issued and outstanding warrants of DiaCarta to purchase the DiaCarta Series B Preference Shares (the “DiaCarta warrants”) will convert into a warrant to acquire, on a one-for-one basis and subject to substantially the same terms and conditions as were applicable under such DiaCarta warrants immediately before the DiaCarta Domestication, shares of Domesticated DiaCarta common stock (the “Domesticated DiaCarta warrants”).
As a result of and upon the closing of the Business Combination, among other things, each share of Domesticated DiaCarta common stock (after giving effect to the DiaCarta Domestication) issued and outstanding as of immediately prior to the effective time of the Merger will be cancelled in exchange for the right to receive a number of shares of DiaCarta PubCo common stock equal to the Exchange Ratio. “Exchange Ratio” means the quotient obtained by dividing (a) the number of shares (at a deemed value of $10.00 per share) constituting a fully-diluted pre-transaction equity value of DiaCarta of $460 million, by (b) the aggregate number of shares of Domesticated DiaCarta common stock that are (i) issued and outstanding immediately prior to the effective time, and (ii) issuable upon, or subject to, the exercise of Domesticated DiaCarta options or Domesticated DiaCarta warrants (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the effective time.
At the effective time of the Merger, (1) each Domesticated DiaCarta option outstanding immediately prior to the effective time will be converted into an option to acquire, upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the effective time, the number of shares of DiaCarta PubCo common stock, determined by multiplying (A) the number of shares of Domesticated DiaCarta common stock subject to such Domesticated DiaCarta option as of immediately prior to the effective time, by (B) the Exchange Ratio, at an exercise price per share of DiaCarta PubCo common stock equal to (i) the exercise price per share of Domesticated DiaCarta common stock of such Domesticated DiaCarta option in effect immediately prior to the effective time, divided by (ii) the Exchange Ratio (each, a “DiaCarta PubCo Option”); and (2) each Domesticated DiaCarta warrant issued and outstanding immediately prior to the effective time will be converted into a warrant to acquire, subject to substantially the same terms and conditions as were applicable under such DiaCarta warrant, the number of shares of DiaCarta PubCo common stock, determined by multiplying (A) the number of shares of Domesticated DiaCarta common stock subject to such Domesticated DiaCarta warrant immediately prior to the effective time, by (B) the Exchange Ratio, at an exercise price per share of DiaCarta PubCo common stock equal to (i) the exercise price per share of Domesticated DiaCarta common stock of such Domesticated DiaCarta warrant divided by (ii) the Exchange Ratio (each, a “Converted DiaCarta PubCo Warrant”). At the effective time of the Merger, DiaCarta PubCo will assume all obligations of Domesticated DiaCarta with respect to the Domesticated DiaCarta options and Domesticated DiaCarta warrants, as converted.
It is anticipated that, following the Business Combination, (1) HH&L’s public shareholders are expected to own approximately 42.3% of the outstanding DiaCarta PubCo common stock, (2) the shareholders of DiaCarta (without taking into account any public shares held by the shareholders of DiaCarta prior to the consummation of the Business Combination) are expected to own approximately 47.1% of the outstanding DiaCarta PubCo common stock, and (3) the Sponsor and relate the Sponor and certain directors and officers of HH&L who own HH&L Class B ordinary shares are expected to collectively own approximately 10.6% of the outstanding DiaCarta PubCo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) the vesting and exercise of all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants for shares of DiaCarta PubCo common stock (assuming that all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants are net-settled), and (iii) that DiaCarta PubCo issues shares of

DiaCarta PubCo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equal to 46,000,000 shares of DiaCarta PubCo common stock (assuming that all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants are net-settled). If the actual facts are different from these assumptions, the ownership percentages in the combined company will be different. The following table summarize the ownership percentages of the combined company under several redemption scenarios:
	Assuming No Redemptions (Shares)	% Ownership	Assuming Interim Redemptions(1) (Shares)	% Ownership	Assuming Maximum Redemptions(2) (Shares)	% Ownership
DiaCarta Equity Holders(3)	46,000,000	47.1%	46,000,000	59.7%	46,000,000	76.6%
HH&L Class A ordinary shares	41,400,000	42.4%	20,700,000	26.9%	3,718,907	6.2%
HH&L Class B ordinary shares	10,350,000	10.6%	10,350,000	13.4%	10,350,000	17.2%
Pro forma common stock outstanding at September 30, 2022	977,500,000	100%	77,050,000	100%	60,068,907	100%

(1)
Reflects redemptions of 20,700,000 shares owned by public shareholders, representing 50% of total outstanding ordinary shares held by public shareholders.

(2)
Reflects maximum redemptions of 37,681,903 shares owned by public shareholders, representing 91.0% of total outstanding ordinary shares held by public shareholders assuming SPAC closing cash will meet the minimal threshold under the Sponsor Shares Forfeiture Agreement without any transaction financing.

(3)
Assumes that (a) the vesting and exercise of all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants for shares of DiaCarta PubCo common stock (assuming that all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants are net-settled), and (b) that DiaCarta PubCo issues shares of DiaCarta PubCo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equal to 46,000,000 shares of DiaCarta PubCo common stock (assuming that all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants are net-settled).

For additional information regarding all of the potential sources of dilution to our public shareholders who do not elect to have their shares redeemed for cash, please see “Questions and Answers for Shareholders of HH&L — What equity stake will current HH&L shareholders and the shareholders of DiaCarta hold in DiaCarta PubCo immediately after the consummation of the Business Combination?” below.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to closing date of the Business Combination, including (i) the HH&L Holders Support Agreement (as defined below), (ii) the DiaCarta Holders Support Agreement (as defined below), (iii) the Registration Rights Agreement (as defined below), (iv) the Lock-Up Agreement (as defined below) and (v) the Sponsor Shares Forfeiture Agreement (as defined below) (collectively, the “Ancillary Agreements”). For additional information, see “BCA Proposal — Related Agreements.”
Pursuant to the Cayman Constitutional Documents, a holder (a “public shareholder”) of public shares, which excludes shares held by HH&L Investment Co. (the “Sponsor”) and the directors and officers of HH&L, may request that HH&L redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the BCA Proposal or any other Condition Precedent Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental,

HH&L’s transfer agent, DiaCarta PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of HH&L’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.06 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the HH&L Domestication and, accordingly, it is shares of DiaCarta PubCo common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of HH&L — Redemption Rights” in the accompanying proxy statement / prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor and certain directors and officers of HH&L have agreed to, among other things, vote in favor of the BCA Proposal, including adoption of the Merger Agreement, the other documents contemplated thereby and the related transactions contemplated thereby (including the Business Combination), and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any HH&L ordinary shares held by them and subject also to the terms and conditions contemplated by the support agreement, dated as of October 14, 2022, with HH&L and DiaCarta, a copy of which is attached as Annex B to this proxy statement / prospectus (the “HH&L Holders Support Agreement”). The holders of Founder Shares, our officers and other current directors have agreed to comply with the agreement to waive their redemption rights, with respect to the HH&L Class A ordinary shares and HH&L Class B ordinary shares they may hold in connection with the consummation of the Business Combination, pursuant to a letter agreement dated February 5, 2021 entered into in connection with HH&L IPO in order to induce HH&L and the IPO underwriters to enter into the IPO underwriting agreement and to proceed with the IPO. No additional consideration was provided to such holders of Founder Shares, officers and other current directors in exchange for their entry into such agreement. The Founder Shares held by the Sponsor and such officers and directors will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement / prospectus, the Sponsor and such directors and officers collectively own approximately 20% of the issued and outstanding HH&L ordinary shares.
Pursuant to a Sponsor Shares Forfeiture Agreement, dated as of October 14, 2022, a copy of which is attached to this proxy statement / prospectus as Annex J (the “Sponsor Shares Forfeiture Agreement”), the Sponsor has also agreed to contribute or forfeit certain HH&L Class B ordinary shares owned by itself to facilitate financing after signing of the Merger Agreement and if the total cash available to HH&L at Closing is less than $40 million.
Certain shareholders of DiaCarta have agreed to, among other things, to vote their outstanding ordinary shares and preference shares of DiaCarta in favor of the Merger Agreement and the other documents contemplated thereby and the related transactions contemplated thereby, including the DiaCarta Domestication and the Merger, subject to the terms and conditions contemplated by the support agreement, dated as of October 14, 2022, with HH&L and DiaCarta, a copy of which is attached as Annex C to this proxy statement / prospectus (the “DiaCarta Holders Support Agreement”). The ordinary shares and preference shares of DiaCarta that are owned by such shareholders of DiaCarta and subject to the DiaCarta Holders Support Agreements represent a majority of two-thirds of the outstanding voting power of ordinary shares and preference shares of DiaCarta (on an as-converted basis).
The Merger Agreement provides that the obligations of DiaCarta to consummate the Merger are conditioned on customary closing conditions. If any of such conditions are not met, and such condition are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will HH&L redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions, including the HH&L Domestication and the DiaCarta Domestication, by the respective shareholders of HH&L and DiaCarta, (ii) effectiveness of the registration statement on Form S-4 of which this proxy statement / prospectus forms a part to be filed by HH&L in connection with the Business Combination, (iii) expiration or termination of the waiting period required by the antitrust authorities (as contemplated by the Merger Agreement), (iv) receipt of approval for listing on the NYSE or Nasdaq of the shares of DiaCarta PubCo common stock to be issued in connection with the Merger, (v) that after redemption, HH&L’s net tangible assets shall be no less than $5,000,001 upon the closing of the Business Combination (the “Closing”) and (vi) the absence of certain injunctions. In addition, DiaCarta’s obligations to consummate the Merger are also conditioned on customary closing conditions. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
The HH&L units, HH&L Class A ordinary shares and public warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “HHLA.U,” “HHLA” and “HHLA WS,” respectively. DiaCarta PubCo will apply for listing, to be effective at the time of the Business Combination, of DiaCarta PubCo common stock and DiaCarta PubCo warrants on the Nasdaq under the proposed symbols “DCA” and “DCAW”, respectively. DiaCarta PubCo will not have units traded. It is a condition of the consummation of the Business Combination that HH&L receives confirmation from the Nasdaq that the securities have been approved for listing on the Nasdaq, but there can be no assurance such listing conditions will be met or that HH&L will obtain such confirmation from Nasdaq. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq listing condition set forth in the Merger Agreement is waived.
HH&L is providing the accompanying proxy statement / prospectus and accompanying proxy card to HH&L’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by HH&L’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement / prospectus. Whether or not you plan to attend the extraordinary general meeting, all of HH&L’s shareholders are urged to read the accompanying proxy statement / prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 72 of this proxy statement / prospectus.
After careful consideration, the board of directors of HH&L has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the BCA Proposal, including adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to HH&L’s shareholders in the accompanying proxy statement / prospectus. When you consider the recommendation of these proposals by the board of directors of HH&L, you should keep in mind that HH&L’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement / prospectus for a further discussion of these considerations.
The approval of each of the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires the affirmative vote of holders of a majority of at least two-thirds of the HH&L ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The approval of each of the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal require the affirmative vote of a majority of the HH&L ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement / prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement / prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR PUBLIC SHARES TO HH&L’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR PUBLIC SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR PUBLIC SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE PUBLIC SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE PUBLIC SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of the Board of Directors of HH&L Acquisition Co., I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,

Richard Qi Li
Chief Executive Officer and Director (Principal Executive Officer)
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT / PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT / PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement / prospectus is dated                 and is first being mailed to shareholders on or about                 .

HH&L Acquisition Co.
A Cayman Islands Exempted Company
(Company Incorporation Number 365837)
P.O. Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON
TO THE SHAREHOLDERS OF HH&L ACQUISITION CO.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of HH&L Acquisition Co., a Cayman Islands exempted company incorporated with limited liability company incorporation number 365837 (“HH&L”), will be held at        , Eastern Time, on         . For the purposes of Cayman Islands law and the second amended and restated memorandum and articles of association of HH&L (the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting shall be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/hhlacquisition/2023 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement / prospectus. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•
Proposal No. 1 — The BCA Proposal — to consider and vote upon a proposal to approve by special resolution and adopt the Business Combination Agreement, dated as of October 14, 2022, as amended on January 20, 2023 (as may be further amended from time to time, the “Merger Agreement”), by and among HH&L, Diamond Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of HH&L, and DiaCarta, Ltd., a Cayman Islands exempted company incorporated with limited liability (“DiaCarta” and, after the DiaCarta Domestication as described below, “Domesticated DiaCarta”), which will domesticate (such domestication, the “DiaCarta Domestication”) as a Delaware corporation prior to the Merger (as defined below, a copy of which is attached to this proxy statement / prospectus as Annex A and Annex B. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Domesticated DiaCarta (the “Merger”), with Domesticated DiaCarta surviving the Merger as a wholly owned subsidiary of DiaCarta PubCo (as defined below), in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement / prospectus (the “BCA Proposal”).

The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that (i) the Business Combination Agreement, dated as of October 14, 2022, as amended on January 20, 2023 (as may be further amended from time to time, the “Merger Agreement”), by and among the Company, Diamond Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of the Company, and DiaCarta, Ltd., a Cayman Islands exempted company incorporated with limited liability (“DiaCarta” and, after the DiaCarta Domestication as described below, “Domesticated DiaCarta”), which will domesticate (such domestication, the “DiaCarta Domestication”) as a Delaware corporation prior to the Merger (as defined below) (a copy of which is attached to the proxy statement / prospectus as Annex A), and the execution thereof by the Company, be approved, ratified and confirmed in all respects, (ii) each of the transactions and obligations contemplated by or referred to in the Merger Agreement, including without limitation, the merger of Merger Sub with and into Domesticated DiaCarta (the “Merger”), with Domesticated DiaCarta surviving the Merger as a wholly owned subsidiary of the Company, and (iii) the listing of DiaCarta PubCo common stock and DiaCarta PubCo warrants on NYSE or

Nasdaq following the consummation of the Business Combination, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, authorized and confirmed in all respects.”
•
Proposal No. 2 — The Class B Conversion Proposal — to consider and vote upon a proposal to approve by special resolution the conversion of all issued and outstanding HH&L Class B ordinary shares into HH&L Class A ordinary shares immediately prior to the effective time of the HH&L Domestication (as defined below) (the “Class B Conversion Proposal”).

The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the automatic conversion, immediately prior to the HH&L Domestication, of each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of the Company, into a Class A ordinary share, par value $0.0001 per share, of the Company (subject to adjustment of the conversion ratio as provided by the terms of the second amended and restated memorandum and articles of association of the Company) be approved and authorised.”
•
Proposal No. 3 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution, (i) the change of HH&L’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands pursuant to Article 49 of the second amended and restated memorandum and articles of association of HH&L and registering by way of continuation and domesticating as a corporation incorporated under the laws of the State of Delaware (the “HH&L Domestication” and, together with the Merger, the “Business Combination”); (ii) conditional upon, and with effect from, the registration of HH&L in the State of Delaware as a corporation incorporated under the laws of the State of Delaware: (a) the registered office of the Company be changed to       ; (b) Corporation Trust Company be instructed to undertake all necessary steps in order to continue the legal existence of the Company in the State of Delaware as a corporation incorporated under the laws of the State of Delaware; and (c) Maples Corporate Services Limited be instructed to file notice of the resolutions relating to the de-registration with the Registrar of Companies in and for the Cayman Islands. The HH&L Domestication will be effected immediately prior to the Merger by HH&L filing a certificate of corporate domestication and the proposed new certificate of incorporation of DiaCarta PubCo (“Proposed Certificate of Incorporation”) with the Secretary of State of Delaware and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the HH&L Domestication, HH&L will become a Delaware corporation and will change its corporate name to “DiaCarta, Inc.” and all outstanding securities of HH&L will convert to securities of DiaCarta PubCo as described in more detail in the accompanying proxy statement / prospectus (the “Domestication Proposal”).

The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that (a) the Company be de-registered in the Cayman Islands pursuant to Article 49 of the current Second Amended and Restated Memorandum and Articles of Association of the Company and in accordance with Section 206 of the Cayman Islands Companies Act, and be registered by way of continuation as a corporation in the State of Delaware in accordance with Section 388 of the Delaware General Corporation Law (the “HH&L Domestication”); (b) conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation under the laws of the State of Delaware, the registered office of the Company be changed to       ; (c) Corporation Trust Company be instructed to undertake all necessary steps in order to continue the legal existence of the Company in the State of Delaware as a corporation incorporated under the laws of the State of Delaware; and (d) Maples Corporate Services Limited be instructed to file notice of the resolutions relating to the de-registration with the Registrar of Companies in and for the Cayman Islands.”

•
Proposal No. 4 — Organizational Documents Proposal — to consider and vote upon a proposal to approve by special resolution, conditional upon, and with effect from, the registration of HH&L in the State of Delaware as a corporation incorporated under the laws of the State of Delaware: (a) the name of HH&L be changed to “DiaCarta, Inc.”; and (b) the currently effective memorandum and articles of association of HH&L be amended so as to be replaced in their entirety with the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents” (copies of which are attached to this proxy statement / prospectus as Annex I and Annex H, respectively)) of the Company (a corporation incorporated in the State of Delaware upon the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “DiaCarta, Inc.” in connection with the HH&L Domestication (HH&L after the HH&L Domestication, including after such change of name, is referred to herein as “Domesticated HH&L”) (the “Organizational Documents Proposal”);
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that conditional upon, and with effect from, the registration of the Company in Delaware as a Delaware corporation under the laws of Delaware:
a)
the name of the Company be changed to “DiaCarta, Inc.”; and

b)
the Second Amended and Restated Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement / prospectus as Annex I and Annex H, respectively), with such principal changes as described in Advisory Organizational Documents Proposals A – D set out in the resolutions below.”

•
Proposal No. 5 — Advisory Organizational Documents Proposals — to consider and vote upon the following four separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve, by special resolution, the following material differences between the Cayman Constitutional Documents”) and the Proposed Organizational Documents:

(A)
Advisory Organizational Documents Proposal 5A — to authorize the change in the authorized share capital of HH&L from (i) 500,000,000 HH&L Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 HH&L Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 HH&L preference shares of a par value of US$0.0001 each to (ii)       shares of DiaCarta PubCo common stock and       shares of DiaCarta PubCo preferred stock (“Advisory Organizational Documents Proposal 5A”);

(B)
Advisory Organizational Documents Proposal 5B — to authorize the board of directors of DiaCarta PubCo to issue any or all shares of DiaCarta PubCo preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by DiaCarta PubCo’s board of directors and as may be permitted by the DGCL (“Advisory Organizational Documents Proposal 5B”);

(C)
Advisory Organizational Documents Proposal 5C — to provide that DiaCarta PubCo’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Advisory Organizational Documents Proposal 5C”); and

(D)
Advisory Organizational Documents Proposal 5D — to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement / prospectus as Annex I and Annex H, respectively), including (1) changing the company name from “HH&L Acquisition Co.” to “DiaCarta, Inc.,” (2) making DiaCarta PubCo’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, (5) removing certain provisions related to HH&L’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, (6) requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting, and (7) requiring the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles VII, VIII, IX, X, XI, XII and XIII of the Proposed Certificate of Incorporation, all of which HH&L Board believes is necessary to adequately address the needs of DiaCarta PubCo after the Business Combination (“Advisory Organizational Documents Proposal 5D”).
The full text of the resolutions to be passed are as follows:
“RESOLVED, as a special resolution, conditional upon, and with effect from, the registration of the Company in Delaware as a Delaware corporation under the laws of Delaware, that the authorized share capital of HH&L be changed from (i) 500,000,000 HH&L Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 HH&L Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 HH&L preference shares of a par value of US$0.0001 each to (ii)       shares of DiaCarta PubCo common stock and       shares of DiaCarta PubCo preferred stock;
RESOLVED, as a special resolution, conditional upon, and with effect from, the registration of the Company in Delaware as a Delaware corporation under the laws of Delaware, that the board of directors of DiaCarta PubCo be authorized to issue any or all shares of DiaCarta PubCo preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by DiaCarta PubCo’s board of directors and as may be permitted by the DGCL;
RESOLVED, as a special resolution, conditional upon, and with effect from, the registration of the Company in Delaware as a Delaware corporation under the laws of Delaware, that DiaCarta PubCo’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and
RESOLVED, as a special resolution, conditional upon, and with effect from, the registration of the Company in Delaware as a Delaware corporation under the laws of Delaware, that all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement / prospectus as Annex I and Annex H, respectively) be authorized, including (1) changing the company name from “HH&L Acquisition Co.” to “DiaCarta, Inc.,” (2) making DiaCarta PubCo’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, (5) removing certain provisions related to HH&L’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, (6) requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting and (7) requiring the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles VII, VIII, IX, X, XI, XII and XIII of the Proposed Certificate of Incorporation, all of which HH&L Board believes is necessary to adequately address the needs of DiaCarta PubCo after the Business Combination.”
•
Proposal No. 6 — The Director Election Proposal — to consider and vote upon a proposal to approve, by way of ordinary resolution, the election of five directors, who, upon consummation of the Business Combination, will constitute all members of the board of directors of DiaCarta PubCo, each to serve for a term as set forth under the Proposed Organizational Documents or until such director’s earlier death, resignation, retirement, or removal (the “Director Election Proposal”);

The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on DiaCarta PubCo’s board of directors following the consummation of the Business Combination, to serve in the class indicated:
Names of Directors:   Dr. Aiguo (Adam) Zhang and Jack Kaye (Class III, term expiring at the annual meeting to be held in 2025); Paul Okunieff and Kenneth W. Hitchner (Class II, term expiring at the annual meeting to be held in 2024); and       (Class I, term expiring at the annual meeting to be held in 2023).”

•
Proposal No. 7 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of DiaCarta PubCo common stock in connection with the Business Combination (the “Stock Issuance Proposal”);

The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of DiaCarta PubCo common stock pursuant to the Merger Agreement, including to the stockholders of Domesticated DiaCarta, be approved in all respects.”
•
Proposal No. 8 — The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution the DiaCarta, Inc. 2022 Equity Incentive Plan (the “Equity Incentive Plan Proposal”);

The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the DiaCarta, Inc. 2022 Equity Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
•
Proposal No. 9 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Each of Proposals No. 1, 2, 3, 4, 5, 6, 7 and 8 is cross-conditioned on the approval of each other. The Adjournment Proposal is not cross-conditioned upon the approval of any other proposal set forth in this proxy statement / prospectus.
These items of business are described in this proxy statement / prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of HH&L ordinary shares at the close of business on           are entitled to notice of and to vote at and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
This proxy statement / prospectus and accompanying proxy card is being provided to HH&L’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of HH&L’s shareholders are urged to read this proxy statement / prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 72 of this proxy statement / prospectus.
After careful consideration, the board of directors of HH&L has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the BCA Proposal, including adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to HH&L’s shareholders in this proxy statement / prospectus. When you consider the recommendation of these proposals by the board of directors of HH&L, you should keep in mind that HH&L’s directors and officers have interests in the

Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal —  Interests of HH&L’s Directors and Executive Officers in the Business Combination” in this proxy statement / prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of public shares (as defined herein)
(a “public shareholder”) may request HH&L that DiaCarta PubCo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental Stock Transfer & Trust Company (“Continental”), HH&L’s transfer agent, that DiaCarta PubCo redeem all or a portion of your public shares for cash; and

(iii)
deliver your certificates for public shares (if any) along with the redemption forms to Continental, HH&L’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to           , Eastern Time, on            (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, HH&L’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, HH&L’s transfer agent, DiaCarta PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of HH&L’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.06 per issued public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the HH&L Domestication and, accordingly, it is shares of DiaCarta PubCo common stock that will be redeemed promptly after consummation of the Business Combination. See “Extraordinary General Meeting of HH&L — Redemption Rights” in this proxy statement / prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act, will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
HH&L Investment Co., a Cayman Islands exempted company and shareholder of HH&L (the “Sponsor”), and certain directors and officers of HH&L have agreed to, among other things, vote in favor of the BCA Proposal, including adoption of the Merger Agreement, and the transactions contemplated thereby (including the Business Combination), and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any HH&L ordinary shares held by them, and subject also to the terms and conditions contemplated by the support agreement, dated as of October 14, 2022, with HH&L and DiaCarta, a copy of which is attached to this proxy statement / prospectus as Annex C (the “HH&L Holders Support Agreement”). The holders of Founder Shares, our officers and other current directors have agreed to comply with the waiver of their redemption rights, with respect to the HH&L Class A ordinary shares and HH&L Class B ordinary shares they may hold in connection with the consummation of the Business Combination, pursuant to a letter agreement dated February 5, 2021 entered in connection with HH&L IPO in order to induce HH&L and IPO underwriters to enter into the IPO underwriting agreement and to proceed with the IPO. No additional consideration was provided to such holders of Founder Shares, officers and other current directors in exchange for their entry into such agreement. The Founder Shares held by the Sponsor and such officers and directors will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement / prospectus, the Sponsor and such directors and officers collectively own approximately 20% of the issued and outstanding HH&L ordinary shares.
Pursuant to the Sponsor Shares Forfeiture Agreement, the Sponsor has also agreed to contribute or forfeit certain HH&L Class B ordinary shares owned by itself to facilitate financing after signing of the Merger Agreement and if the total cash available to HH&L at Closing is less than $40 million.
The Merger Agreement provides that the obligations of DiaCarta to consummate the Merger are conditioned on customary closing conditions. If any of such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will HH&L redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other customary closing conditions as described in the accompanying proxy statement / prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
The approval of each of the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires the affirmative vote of holders of a majority of at least two-thirds of the HH&L ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The approval of each of the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the HH&L ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement / prospectus to make sure that your public shares are represented at the extraordinary general meeting. If you hold your public shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your public shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement / prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your public shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement / prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement / prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please you may contact Morrow Sodali, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call at (203) 658-9400, or by emailing HHIA.info@investor.morrowsodali.com. This notice of extraordinary general meeting and the proxy statement / prospectus are available at
https://www.cstproxy.com/hhlacquisition/2023.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of HH&L Acquisition Co.,

Richard Qi Li
Chief Executive Officer and Director (Principal Executive Officer)
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO HH&L’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

i

ii

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement / prospectus incorporates important information that is not included in or delivered with this proxy statement / prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement / prospectus or other information concerning HH&L, without charge, by written request to Richard Qi Li, HH&L Acquisition Co., Suite 2001-2002, 20/F, York House, The Landmark, 15 Queen’s Road Central, Central Hong Kong, Tel: +852 3752 2870; or Morrow Sodali, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call at (203) 658-9400, or by emailing HHIA.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.
In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of HH&L to be held on                 , you must request the information no later than four business days prior to the date of the extraordinary general meeting, by                 .

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 filed with the SEC by HH&L, constitutes a prospectus of HH&L under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock and warrants of HH&L to be issued to HH&L’s stockholders pursuant to the HH&L Domestication and to DiaCarta’s stockholders under the Merger Agreement. This document also constitutes a proxy statement of HH&L under Section 14(a) of the Exchange Act.
You should rely only on the information contained or incorporated by the reference into this proxy statement / prospectus. No one has been authorized to provide you with information that is difference from that contained in, or incorporated by reference into, this proxy statement / prospectus. This proxy statement / prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement / prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement / prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement / prospectus to HH&L shareholders nor the issuance by HH&L of its securities in connection with the Business Combination will create any implication to the contrary.
Information contained in this proxy statement / prospectus regarding HH&L has been provided by HH&L and information contained in this proxy statement / prospectus regarding DiaCarta has been provided by DiaCarta.
This proxy statement / prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA
This proxy statement / prospectus contains information concerning the market and industry in which DiaCarta conducts its business. DiaCarta operates in an industry in which it is difficult to obtain precise industry and market information. DiaCarta has obtained market and industry data in this proxy statement / prospectus from industry publications and from surveys or studies conducted by third parties that it believes to be reliable. DiaCarta cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this proxy statement / prospectus or the underlying assumptions relied on therein. As a result, you should be aware that any such market, industry and other similar data may not be reliable. Industry and market data is subject to change and cannot always be verified with complete certainty due to limits on availability and reliability of raw data, the voluntary nature of data gathering process and other limitations and uncertainties inherent in any statistical survey. While DiaCarta is not aware of any misstatements regarding any industry data presented in this proxy statement / prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section entitled “Risk Factors” below.
You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.
For a more detailed description of the information incorporated by reference in this proxy statement / prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 402.

SELECTED DEFINITIONS
Unless otherwise stated or unless the context otherwise requires the terms “we,” “us,” “our” and “HH&L” refer to HH&L Acquisition Co., and the terms “DiaCarta, Ltd.,” “Combined Company” and “post-combination company” refer to DiaCarta, Ltd. and its subsidiaries following the consummation of the Business Combination.
Unless otherwise stated in this proxy statement / prospectus or the context otherwise requires, references to:

•
“2022 Plan” are to the DiaCarta, Inc. 2022 Equity Incentive Plan attached to this proxy statement / prospectus as Annex F;

•
“Aggregate Merger Consideration” are to a number of the shares of DiaCarta PubCo common stock equal to the quotient obtained by dividing $460 million by $10.00;

•
“Ancillary Agreements” are to, collectively, the HH&L Holders Support Agreement, the DiaCarta Holders Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement and the Sponsor Shares Forfeiture Agreement;

•
“Business Combination” are to the HH&L Domestication together with the Merger;

•
“Cayman Constitutional Documents” are to HH&L’s Second Amended and Restated Memorandum and Articles of Association attached to this proxy statement / prospectus as Annex G, as amended from time to time;

•
“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (As Revised);

•
“CFIUS” are to the Committee on Foreign Investment in the United States;

•
“Closing” are to the closing of the Business Combination;

•
“Closing Date” are to the date of closing of the Business Combination;

•
“Company,” “we,” “us” and “our” are to HH&L prior to its domestication as a corporation in the State of Delaware and to DiaCarta PubCo after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to DiaCarta, Inc.;

•
“Condition Precedent Approvals” are to the approval at the extraordinary general meeting of the Condition Precedent Proposals;

•
“Condition Precedent Proposals” are to the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Class B Conversion Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Equity Incentive Plan Proposal, collectively;

•
“Continental” are to Continental Stock Transfer & Trust Company;

•
“Converted DiaCarta PubCo Warrants” are to the warrants of DiaCarta PubCo to purchase the common stock of DiaCarta PubCo, which are converted from DiaCarta warrants automatically at the effective time of the Merger;

•
“COVID-19 Measures” are to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any industry group or any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act;

•
“DGCL” are to the General Corporation Law of the State of Delaware;

•
“DiaCarta” are to DiaCarta, Ltd. prior to the DiaCarta Domestication, and to Domesticated DiaCarta from and after the DiaCarta Domestication, which will become a wholly owned subsidiary of DiaCarta PubCo as a result of the Business Combination and change its name from DiaCarta, Ltd. to DiaCarta Holdings, Inc.;

•
“DiaCarta Domestication” are to a change of DiaCarta’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware;

•
“DiaCarta Holders Support Agreement” are to that certain support agreement, dated October 14, 2022, by and among DiaCarta, HH&L, and certain shareholders of DiaCarta as set forth therein attached to this proxy statement / prospectus as Annex D, as amended and modified from time to time;

•
“DiaCarta Incentive Plan” are to (i) the 2021 Share Incentive Plan of DiaCarta, as amended from time to time in connection with the DiaCarta Domestication. and (ii) the non-qualified stock option award to purchase 40,000 DiaCarta ordinary shares outside of the 2021 Share Incentive Plan;

•
“DiaCarta Note and Warrant Purchase Agreement” are to the Note and Warrant Purchase Agreement, dated as of July 7, 2020, by and between DiaCarta and Ultragenyx Pharmaceutical Inc.;

•
“DiaCarta Options” are to options to purchase DiaCarta ordinary shares granted under the DiaCarta Incentive Plan;

•
“DiaCarta ordinary shares” are to ordinary shares of DiaCarta, par value $0.001 per share;

•
“DiaCarta preference shares” are to DiaCarta preference shares, of which (A) 7,543,978 shares are designated as Series A Preference Shares (“DiaCarta Series A Preference Shares”), par value $0.001 per share, all of which are issued and outstanding, and (B) 13,646,217 shares are designated as Series B Preference Shares (“DiaCarta Series B Preference Shares”), par value $0.001 per share, of which 12,183,137 shares are issued and outstanding;

•
“DiaCarta Preference Conversion” are to the conversion, in connection with the DiaCarta Domestication, of (i) each issued and outstanding DiaCarta Series A Preference Share, on a one-for-one basis, into one share of Domesticated DiaCarta common stock, and (ii) each issued and outstanding DiaCarta Series B Preference Share, on a one-for-one basis, into one share of Domesticated DiaCarta common stock;

•
“DiaCarta PubCo” are to HH&L after the HH&L Domestication and its name change from HH&L Acquisition Co. to DiaCarta, Inc.;

•
“DiaCarta PubCo common stock” are to the common stock, par value $0.0001 per share, of DiaCarta PubCo;

•
“DiaCarta PubCo Options” are to options to acquire shares of DiaCarta PubCo common stock;

•
“DiaCarta PubCo warrants” are to the warrants of DiaCarta PubCo to purchase shares of common stock of DiaCarta PubCo, each whole warrant entitling the holder thereof to acquire one share of DiaCarta PubCo common stock at a price of $11.50 per share, pursuant to the Warrant Agreement, dated February 5, 2021, between HH&L and Continental, as warrant agent;

•
“DiaCarta shares” are to DiaCarta ordinary shares and DiaCarta preference shares; “DiaCarta warrants” are to the outstanding warrants of DiaCarta to purchase the DiaCarta Series B Preference Shares issued by DiaCarta pursuant to the DiaCarta Note and Warrant Purchase Agreement;

•
“Domesticated DiaCarta” are to DiaCarta after the DiaCarta Domestication;

•
“Domesticated DiaCarta common stock” are to the common stock, par value $0.0001 per share, of Domesticated DiaCarta;

•
“DTC” means the Depository Trust Company;

•
“EBITDA” means earnings before interest, taxes, depreciation and amortization;

•
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•
“Exchange Ratio” are to the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the aggregate number of shares of Domesticated DiaCarta common stock that are (i) issued and outstanding immediately prior to the effective time of the Merger, and (ii) issuable upon, or subject to, the exercise of Domesticated DiaCarta options or Domesticated DiaCarta warrants (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the effective time;

•
“Existing Articles” are to the current second amended and restated articles of association of HH&L;

•
“Founder Shares” are to the HH&L Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the HH&L Class A ordinary shares that will be issued upon the conversion thereof;

•
“GAAP” are to accounting principles generally accepted in the United States of America;

•
“HH&L” are to HH&L Acquisition Co. prior to its domestication as a corporation in the State of Delaware;

•
“HH&L Board” are to the board of directors of HH&L;

•
“HH&L Class A ordinary shares” are to HH&L’s Class A ordinary shares, par value $0.0001 per share;

•
“HH&L Class B ordinary shares” are to HH&L’s Class B ordinary shares, par value $0.0001 per share;

•
“HH&L Domestication” are to a change of by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated in the State of Delaware;

•
“HH&L Holders Support Agreement” are to that certain support agreement, dated as of October 14, 2022, by and among HH&L, DiaCarta, each officer and director of HH&L and certain other shareholders of HH&L as set forth therein, attached to this proxy statement / prospectus as Annex C, as amended and modified from time to time;

•
“HH&L Preference Shares” are to HH&L’s preference shares, par value $0.0001 per share;

•
“HH&L units” and “units” are to the units of HH&L, each unit representing one HH&L Class A ordinary share and one-half (1/2) of one redeemable warrant, each whole warrant entitling the holder thereof to acquire one HH&L Class A ordinary share at a price of $11.50 per share, that were offered and sold by HH&L in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

•
“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
“initial public offering” or “IPO” are to HH&L’s initial public offering that was consummated on February 9, 2021;

•
“IPO registration statement” are to the Registration Statement on Form S-1 (333-252254) filed by HH&L in connection with its initial public offering, which became effective on February 4, 2021;

•
“IRS” are to the U.S. Internal Revenue Service;

•
“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•
“Lock-Up Agreement” are to the lock-up agreement to be entered into at the Closing, by and among DiaCarta PubCo, certain shareholders of HH&L and certain shareholders of DiaCarta named therein attached to this proxy statement / prospectus as Annex J, as amended and modified from time to time;

•
“Merger” are to the merger of Merger Sub with and into Domesticated DiaCarta, with Domesticated DiaCarta surviving the merger as a wholly owned subsidiary of DiaCarta PubCo;

•
“Merger Sub” are to Diamond Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of HH&L;

•
“Merger Agreement” is to the Business Combination Agreement, dated as of October 14, 2022, as amended on January 20, 2023, and as may further be amended, restated, modified or supplemented from time to time, by and among HH&L, Merger Sub and DiaCarta, attached to this proxy statement / prospectus as Annex A and Annex B;

•
“Nasdaq” are to the Nasdaq Stock Market;

•
“NYSE” are to the New York Stock Exchange;

•
“ordinary shares” are to the HH&L Class A ordinary shares and the HH&L Class B ordinary shares, collectively;

•
“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•
“PRC” means the People’s Republic of China but solely for the purposes of this proxy statement / prospectus, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

•
“private placement warrants” are to the HH&L private placement warrants outstanding as of the date of this proxy statement / prospectus or the warrants of DiaCarta PubCo issued as a matter of law upon the conversion thereof at the time of the HH&L Domestication, as context requires;

•
“pro forma” are to giving pro forma effect to the Business Combination and related transactions;

•
“Proposed Bylaws” are to the proposed bylaws of DiaCarta PubCo upon the effective date of the HH&L Domestication attached to this proxy statement / prospectus as Annex H;

•
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of DiaCarta PubCo upon the effective date of the HH&L Domestication attached to this proxy statement / prospectus as Annex I;

•
“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
“Proposed Transactions” are to the transactions contemplated by the Merger Agreement and the Ancillary Agreements thereto to occur at or immediately prior to the Closing, including the HH&L Domestication and the Merger;

•
“public shareholders” are to holders of public shares, whether acquired in HH&L’s initial public offering or acquired in the secondary market;

•
“public shares” are to the HH&L Class A ordinary shares (including those underlying the HH&L units) that were offered and sold by HH&L in its initial public offering and registered pursuant to the IPO registration statement or the shares of DiaCarta PubCo common stock issued as a matter of law upon the conversion thereof at the time of the HH&L Domestication, as context requires;

•
“public warrants” are to the redeemable warrants (including those underlying the HH&L units) that were offered and sold by HH&L in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of DiaCarta PubCo issued as a matter of law upon the conversion thereof at the time of the HH&L Domestication, as context requires;

•
“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents;

•
“Registration Rights Agreement” are to the Registration Rights Agreement to be entered into at Closing, by and among DiaCarta PubCo, Domesticated DiaCarta, the Sponsor, certain stockholders of DiaCarta PubCo and certain stockholders of Domesticated DiaCarta attached to this proxy statement / prospectus as Annex E, as amended and modified from time to time;

•
“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•
“SEC” are to the United States Securities and Exchange Commission;

•
“Securities Act” are to the Securities Act of 1933, as amended;

•
“Sponsor” are to HH&L Investment Co., a Cayman Islands exempted company;

•
“Sponsor Shares Forfeiture Agreement” are to that certain Sponsor Shares Forfeiture Agreement, dated October 14, 2022, by and among the Sponsor, HH&L and DiaCarta attached to this proxy statement / prospectus as Annex K, as amended and modified from time to time;

•
“Treasury Regulations” are to the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time;

•
“trust account” are to the trust account established at the consummation of HH&L’s initial public offering at J.P. Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•
“Trust Agreement” are to the Investment Management Trust Agreement, dated February 5, 2021, by and between HH&L and Continental, as trustee;

•
“warrants” are to the public warrants and the private placement warrants, collectively; and

•
“Warrant Agreement” are to the warrant agreement dated February 5, 2021, between HH&L and Continental.

Unless otherwise stated in this proxy statement / prospectus or the context otherwise requires, all references in this proxy statement / prospectus to HH&L Class A ordinary shares, shares of DiaCarta PubCo common stock, convertible notes or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement / prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination, of HH&L. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement / prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When HH&L discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, HH&L’s management.
Forward-looking statements in this proxy statement / prospectus may include, for example, statements about:
•
the benefits of the Business Combination;

•
HH&L’s ability to complete the Business Combination or, if HH&L does not consummate the Business Combination, any other initial business combination;

•
satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things, the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of HH&L and DiaCarta, (ii) effectiveness of the registration statement on Form S-4 of which this proxy statement / prospectus forms a part to be filed by HH&L in connection with the Business Combination, (iii) expiration or termination of the waiting period required by the antitrust authorities (as contemplated by the Merger Agreement), (iv) receipt of approval for listing on the NYSE or Nasdaq of the shares of DiaCarta PubCo common stock to be issued in connection with the Merger, (v) that after redemption, HH&L’s net tangible assets shall be no less than $5,000,001 upon Closing and (vi) the absence of certain injunctions;

•
the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the projected financial information, anticipated growth rate, and market opportunity of DiaCarta PubCo;

•
the ability to obtain or maintain the listing of DiaCarta PubCo common stock and DiaCarta PubCo warrants on the NYSE or Nasdaq following the Business Combination;

•
the HH&L’s public securities’ potential liquidity and trading;

•
HH&L officers and directors allocating their time to other businesses;

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the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•
the impact of the regulatory environment and complexities with compliance related to such environment;

•
factors relating to the business, operations and financial performance of DiaCarta and its subsidiaries, including:

•
the impact of the COVID-19 pandemic;

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DiaCarta’s current or future products may not achieve or maintain sufficient market acceptance;

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DiaCarta needs to enhance its disclosure controls and procedures, and internal control over financial reporting;

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If DiaCarta fails to retain sales and marketing personnel or fails to increase our marketing and sales prowess, it may not be able to generate revenue growth;

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DiaCarta’s in-house sales function may reduce flexibility and competitiveness;

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Healthcare reform measures could impede or prevent the commercial success of DiaCarta’s products and services;

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Developing new or improved diagnostic tests is an expensive, speculative and risky endeavor which may not be successful.

•
Failure to comply with U.S. federal, state, and foreign laboratory licensing requirements and the applicable requirements of the FDA or any other regulatory authority, could cause DiaCarta to lose the ability to perform tests, experience disruptions to its business, or become subject to administrative or judicial sanctions;

•
Changes in the way that the FDA regulates tests performed by laboratories like DiaCarta could result in delay or additional expense in offering DiaCarta’s tests and tests that it may develop in the future;

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DiaCarta and its third-party suppliers must comply with environmental, health and safety laws and regulations, which can be expensive and restrict how DiaCarta or such suppliers do, or interrupt, their business;

•
Legislative or regulatory reforms may make it more difficult and costly for DiaCarta to obtain regulatory clearance, approval or certification of any future diagnostic tests and to manufacture, market and distribute diagnostic tests after clearance or approval is obtained;

•
Clinical trials may be necessary to support future product submissions to the FDA. These clinical trials are expensive and will require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials will prevent us from commercializing any modified or new diagnostic tests and will adversely affect DiaCarta’s business, operating results, and prospects;

•
DiaCarta relies on its senior management team and key personnel, and DiaCarta’s business could be harmed if it is unable to attract and retain personnel;

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DiaCarta’s billing, collections and claims processing activities are complex and time-consuming; mistakes or delays in transmitting and collecting claims or failure to comply with applicable billing requirements, could have an adverse effect on revenue;

•
The sizes of the markets for DiaCarta’s diagnostic tests and services and any future diagnostic tests and services may be smaller than estimated and/or may decline’

•
Recommendations, guidelines, and quality metrics issued by various organizations may significantly affect payers’ willingness to cover and healthcare providers’ willingness to prescribe DiaCarta’s products;

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DiaCarta’s industry is subject to rapid change, which could make its solutions and the diagnostic tests it develops and services it offers, obsolete. If DiaCarta is unable to continue to innovate and improve its diagnostic tests and services, DiaCarta could lose customers or market share;

•
DiaCarta may face additional costs, loss of revenue, significant liabilities, harm to its brand, decreased use of its products or services and business disruption if there are any security or data privacy breaches or other unauthorized or improper access to its technology systems;

•
Cost reduction efforts of our customers, purchasing groups and governmental purchasing organizations could have a material adverse effect on DiaCarta’s sales and profitability

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If DiaCarta suffers product liability lawsuits brought against it, DiaCarta may incur substantial liabilities and may be required to limit or halt the marketing and sale of its products and services. The expense and potential unavailability of insurance coverage for liabilities resulting from issues with DiaCarta’s diagnostic tests and services could harm it and negatively impact sales;

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Foreign currency fluctuations could adversely affect DiaCarta’s results;

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DiaCarta experiences significant payer concentration, with a limited number of customers accounting for a substantial portion of revenues;

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DiaCarta’s success could be impaired if it is unable to obtain, maintain and protect our intellectual property rights; and

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other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement / prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or DiaCarta. There can be no assurance that future developments affecting us or DiaCarta will be those that HH&L or DiaCarta have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond HH&L’s control or the control of DiaCarta) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 72 of this proxy statement / prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. HH&L and DiaCarta undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set out in this proxy statement / prospectus. Before any HH&L shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement / prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF HH&L
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to HH&L’s shareholders. HH&L urges shareholders to read this proxy statement / prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at            , Eastern Time, on               , at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, or virtually via live webcast. To participate in the extraordinary general meeting, visit https://www.cstproxy.com/hhlacquisition/2023 and enter the 12 digit control number included on your proxy card. You may register for the extraordinary general meeting as early as             , Eastern Time, on             . If you hold your public shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement.
Q:
Why am I receiving this proxy statement / prospectus?

A:
HH&L shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Domesticated DiaCarta, with Domesticated DiaCarta surviving the merger as a wholly owned subsidiary of DiaCarta PubCo, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement / prospectus. See “BCA Proposal” for more detail.

A copy of the Merger Agreement (as amended on January 20, 2023) is attached to this proxy statement / prospectus as Annex A and Annex B and you are encouraged to read it in its entirety.
As a condition to the Merger, HH&L will change its jurisdiction of incorporation by effecting a deregistration under section 206 of the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which HH&L’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the HH&L Domestication, (1) each of the then issued and outstanding HH&L Class B ordinary shares shall, immediately prior to the HH&L Domestication, convert automatically into a HH&L Class A ordinary share (subject to adjustment of the conversion ratio as provided by the terms of the Cayman Constitutional Documents, as applicable) in accordance with and pursuant to the approval to be granted by the shareholders of HH&L (and subject to the approval of the holders of HH&L Class B ordinary shares); (2) immediately following the conversion described in clause (1), each of the then issued and outstanding HH&L Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of DiaCarta PubCo common stock; (3) each of the then issued and outstanding HH&L warrants will convert automatically into a DiaCarta PubCo warrant, pursuant to the Warrant Agreement, dated as of February 5, 2021, between HH&L and Continental Stock Transfer & Trust Company; and (4) each of the then issued and outstanding HH&L units that have not been previously separated into the underlying HH&L Class A ordinary shares and underlying HH&L warrants upon the request of the holder thereof, will convert into a unit of DiaCarta PubCo (the “DiaCarta PubCo units”), with each DiaCarta PubCo unit representing one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. Upon the closing of the Business Combination, immediately prior to the effective time of the Merger, each issued and outstanding DiaCarta PubCo unit immediately prior to the effective time will be automatically separated and the holder thereof shall be deemed to hold one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. No fractional DiaCarta PubCo warrants will be issued upon separation of the DiaCarta PubCo units. See “Domestication Proposal” for additional information.
The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see “What amendments will be made to the current constitutional documents of HH&L?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY

STATEMENT / PROSPECTUS, INCLUDING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING, THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF HH&L AND DIACARTA, CAREFULLY AND IN ITS ENTIRETY.
Q:
What proposals are shareholders of HH&L being asked to vote upon?

A:
At the extraordinary general meeting, HH&L is asking holders of ordinary shares to consider and vote upon:

•
a proposal to approve and adopt by special resolution the Merger Agreement;

•
a proposal to approve by special resolution the conversion of the HH&L Class B ordinary shares into HH&L Class A ordinary shares;

•
a proposal to approve by special resolution the HH&L Domestication;

•
a proposal to approve by special resolution the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
the following four separate proposals to approve by special resolution, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•
to authorize the change in the authorized share capital of HH&L from (i) 500,000,000 HH&L Class A ordinary shares, 50,000,000 HH&L Class B ordinary shares and 5,000,000 HH&L Preference Shares to (ii)       shares of DiaCarta PubCo common stock and       shares of DiaCarta PubCo preferred stock;

•
to authorize the board of directors of DiaCarta PubCo to issue any or all shares of DiaCarta PubCo preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by DiaCarta PubCo’s board of directors and as may be permitted by the DGCL;

•
to provide that DiaCarta PubCo’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

•
to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement / prospectus as Annex I and Annex H, respectively), including (1) changing the company name from “HH&L Acquisition Co.” to “DiaCarta Inc.,” (2) making DiaCarta PubCo’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, (5) removing certain provisions related to HH&L’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, (6) requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting, and (7) requiring the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles VII, VIII, IX, X, XI, XII and XIII of the Proposed Certificate of Incorporation, all of which HH&L Board believes is necessary to adequately address the needs of DiaCarta PubCo after the Business Combination;

•
a proposal to approve by ordinary resolution the election of five directors, who, upon consummation of the Business Combination, will constitute all members of the board of directors of DiaCarta PubCo;

•
a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the NYSE, the issuance of shares of DiaCarta PubCo common stock to certain stockholders of DiaCarta pursuant to the Merger Agreement;

•
a proposal to approve by ordinary resolution the 2022 Plan; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If HH&L’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See “BCA Proposal,” “Class B Conversion Proposal,” “Domestication Proposal,” “Organizational Documents Proposal,” “Advisory Organizational Documents Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” and “Equity Incentive Plan Proposal.”
HH&L will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement / prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of HH&L should read it carefully.
After careful consideration, HH&L Board has determined that the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal, each of the Advisory Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal are in the best interests of HH&L and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
Are the proposals conditioned on one another?

A:
Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:
Why is HH&L proposing the Business Combination?

A:
HH&L was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Based on its due diligence investigations of DiaCarta and the industry in which it operates, including the financial and other information provided by DiaCarta in the course of HH&L’s due diligence investigations, the HH&L Board believes that the Business Combination with DiaCarta is in the best interests of HH&L and its shareholders and presents an opportunity to increase shareholder value. However, there can be no assurances of this. See “BCA Proposal — HH&L Board’s Reasons for the Approval of the Business Combination” for additional information.
Q:
What material positive and negative factors did the HH&L Board consider in connection with the Business Combination?

HH&L Board believes that the Business Combination with DiaCarta presents a unique business combination opportunity and is in the best interests of HH&L and its shareholders. The board of directors considered certain potentially material positive and negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “BCA Proposal — HH&L Board’s Reasons for the Approval of the Business Combination,” as well as in the sections entitled “Risk Factors — Risks Related to DiaCarta’s Business and Industry.”

The HH&L Board concluded that the potential benefits that it expected HH&L and the HH&L shareholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. The HH&L Board also noted that the HH&L shareholders would have a substantial economic interest in the combined company (depending on the level of HH&L shareholders that seek redemption of HH&L Class A ordinary shares for cash). Accordingly, the HH&L Board unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement, were advisable and in the best interests of HH&L and its shareholders.
Q:
Did our Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
No. Our Board did not engage any third party valuation expert in determining whether or not to proceed with the Business Combination. Our Board believes that based on the financial skills and background of its directors, it is qualified to conclude the Business Combination was fair from a financial perspective to its shareholders. Our Board also determined, without seeking a valuation from an independent financial advisor, that DiaCarta’s fair market value was at least 80% of HH&L’s net assets, excluding any taxes payable on the interest earned. Accordingly, HH&L shareholders will be relying on the judgement of our Board as described above in valuing DiaCarta’s business and assuming the risk that our Board may not have properly valued such business.

Q:
Are there interests and other conflicts of interests that HH&L’s current officers and directors may have in the Business Combination?

A:
When you consider the recommendation of HH&L Board in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and HH&L’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of HH&L shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•
Prior to HH&L’s initial public offering, the Sponsor purchased 14,375,000 HH&L Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.002 per Founder Share, on September 7, 2020. On January 20, 2021, the Sponsor returned 5,750,000 HH&L Class B ordinary shares for no consideration, following which, the Sponsor holds 8,625,000 Founder Shares. On February 4, 2021, the Sponsor transferred an aggregate of 66,000 HH&L Class B ordinary shares to three independent directors. On February 4, 2021, HH&L effected a share dividend of 1,725,000 HH&L Class B ordinary shares, resulting in an aggregate of 10,350,000 HH&L Class B ordinary shares outstanding. On May 19, 2021, the Sponsor transferred 22,000 HH&L Class B ordinary shares to Skyview Enterprises Limited, an affiliate of Derek Sulger, an independent director of HH&L, for his board service for no cash consideration. As of the date of this proxy statement / prospectus, the Sponsor held 10,262,000 HH&L Class B ordinary shares. As a result of the significantly lower investment per HH&L Class B ordinary share of the Sponsor as compared with the investment per public share of HH&L’s public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our public shareholders.

•
If HH&L does not consummate a business combination by February 9, 2023 (or the Extended Deadline), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,262,000 HH&L Class B ordinary shares owned by the Sponsor would be worthless because following the redemption of the public shares, HH&L would likely have few, if any, net assets. Additionally, in such event, the 10,280,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of HH&L’s initial public offering for an aggregate purchase price of $10,280,000 will also expire worthless.

•
HH&L’s directors and officers, Huanan Yang, Yingjie (Christina) Zhong, Qingjun Jin, Dr. Jingwu Zhang Zang, Professor Frederick Si Hang Ma and Derek Nelsen Sulger, also have a direct or indirect economic interest in the HH&L Class B ordinary shares. The 10,350,000 shares of DiaCarta

PubCo common stock into which the 10,350,000 HH&L Class B ordinary shares held by the Sponsor and certain HH&L’s directors and officers will automatically convert in connection with the Merger (including after giving effect to the HH&L Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $      million based upon the closing price of $      per public share on the NYSE on           , 2022, the most recent practicable date prior to the date of this proxy statement / prospectus. However, given that such shares of DiaCarta PubCo common stock will be subject to certain restrictions, including those described elsewhere in this proxy statement / prospectus, HH&L believes such shares have less value. The 10,280,000 DiaCarta PubCo warrants into which the 10,280,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the HH&L Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $      million based upon the closing price of $      per public warrant on the NYSE on           , the most recent practicable date prior to the date of this proxy statement / prospectus. However, given that such DiaCarta PubCo warrants will be subject to certain restrictions, including those described elsewhere in this proxy statement / prospectus, HH&L believes such warrants have less value.
•
Accordingly, the Sponsor and HH&L’s officers and directors will lose their entire investment of $10,305,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $10,280,000 private placement warrant purchase price, if HH&L does not complete a business combination by February 9, 2023 (or the Extended Deadline).

•
Pursuant to that certain letter agreement, dated as of February 5, 2021, by and among the HH&L, its executive officers, its directors, its advisory board members and the Sponsor, in connection with HH&L’s initial public offering, the Sponsor and other signatories (each of whom is a member of HH&L Board, advisory board member and/or executive officers) is subject to certain restrictions on transfer with respect to: (i) HH&L Class B ordinary shares; and (ii) private placement warrants. Such restrictions on the HH&L Class B ordinary shares end on the date that is one year after Closing, or are subject to an early price-based release if: (a) the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading period at least 150 days after the Business Combination, or (b) HH&L completes a transaction that results in public shareholders having the right to exchange the HH&L Class A ordinary shares for cash, securities or other property. The restrictions on the private placement warrants end on 30 days after the completion of a business combination.

•
The Sponsor and HH&L’s directors, advisory board members and/or executive officers irrevocably and unconditionally agreed that if HH&L seeks shareholder approval of a proposed Business Combination, then in connection with the proposed Business Combination, such Sponsor and insider shall not elect to cause HH&L to redeem any of the 10,350,000 HH&L Class B ordinary shares and 10,280,000 private placement warrants beneficially owned or owned of record by such Sponsor or insider, or submit any of such securities for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.

•
The Sponsor and HH&L’s officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their Founder Shares if HH&L fails to complete a business combination by February 9, 2023 (or the Extended Deadline).

•
HH&L’s existing directors and officers will be eligible for continued indemnification and continued coverage under HH&L’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement.

•
Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to HH&L and remain outstanding. If HH&L does not complete an initial business combination within the required period, HH&L may use a portion of its working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used for this purpose. As of the date of this proxy statement / prospectus, HH&L has $500,000 amount of borrowings under an unsecured convertible promissory notes issued to the Sponsor, dated September 15, 2022. As of the date of this proxy statement / prospectus, there are no out-of-pocket expenses for which the Sponsor and HH&L’s officers and directors and their affiliates are awaiting reimbursement by HH&L.

•
The Sponsor and HH&L’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination, including repayment of any other loans and advances made. However, if HH&L fails to consummate a business combination by February 9, 2023 (or the Extended Deadline), they will not have any claim against the trust account for reimbursement. Accordingly, HH&L may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

•
Pursuant to the Registration Rights Agreement, the Sponsor, certain of its respective affiliates and certain shareholders of DiaCarta will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of DiaCarta PubCo common stock and warrants held by such parties following the consummation of the Business Combination.

•
The Proposed Certificate of Incorporation will contain a provision expressly electing that DiaCarta PubCo will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders.

•
Although the Sponsor and its affiliates have committed considerable capital to HH&L, including through its participation in the IPO and its contribution of a portion of the promote for no consideration, if the Business Combination is consummated, taking into account the investments described above, including the promote, it is possible that the Sponsor and its affiliates could realize a positive rate of return on such investments even if other HH&L shareholders experience a negative rate of return following the Business Combination.

•
The Sponsor will benefit economically from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. That said, the Sponsor, by pursuing a business combination with a less favorable target company or on terms less favorable to shareholders than what it would normally negotiate, may cause irreparable reputational damage to the Sponsor, which far exceeds to the dollar value of the Founder Shares, and this risk similarly serves as a disincentive from pursuing an unattractive business combination.

•
The Cayman Constitutional Documents provided that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as HH&L; and (ii) HH&L renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. As of the date of this proxy statement / prospectus, HH&L is not aware of any officer or director who was required to forego presenting any opportunity to acquire a target to HH&L as a result of any pre-existing fiduciary or contractual obligation and, to the Company’s knowledge, the waiver of the corporate opportunities doctrine did not impact HH&L’s search for an acquisition target.

Q:
What will the shareholders of DiaCarta receive in return for HH&L’s acquisition of all of the issued and outstanding equity interests of DiaCarta?

A:
In connection with the DiaCarta Domestication, (1) each of the then issued and outstanding 28,489,472 DiaCarta ordinary shares will convert, on a one-for-one basis, into a share of Domesticated DiaCarta common stock; (2) each of the then issued and outstanding 7,543,978 DiaCarta Series A Preference Shares will convert, on a one-for-one basis, into a share of Domesticated DiaCarta common stock; (3) each of the then issued and outstanding 12,183,137 DiaCarta Series B Preference Shares will convert, on a one a one-for-one basis, into a share of Domesticated DiaCarta common stock; (4) each of the then outstanding options to purchase DiaCarta ordinary shares will convert into an option to acquire, on a one-for-one basis and subject to substantially the same terms and conditions as were applicable under such DiaCarta Options immediately before the DiaCarta Domestication, shares of Domesticated DiaCarta common stock (the “Domesticated DiaCarta options”); and (5) each of the then issued and outstanding warrants of DiaCarta to purchase the DiaCarta Series B Preference Shares will convert into a warrant to acquire, on a one-for-one basis and subject to substantially the same terms and conditions as were applicable under such DiaCarta warrants immediately before the DiaCarta Domestication, shares of Domesticated DiaCarta common stock (the “Domesticated DiaCarta warrants”).
As a result of and upon the closing of the Business Combination, among other things, each share of Domesticated DiaCarta common stock (after giving effect to the DiaCarta Domestication) issued and outstanding as of immediately prior to the effective time of the Merger will be cancelled in exchange for the right to receive a number of shares of DiaCarta PubCo common stock equal to the Exchange Ratio. “Exchange Ratio” means the quotient obtained by dividing (a) the number of shares (at a deemed value of $10.00 per share) constituting a fully-diluted pre-transaction equity value of DiaCarta of $460 million, by (b) the aggregate number of shares of Domesticated DiaCarta common stock that are (i) issued and outstanding immediately prior to the effective time, and (ii) issuable upon, or subject to, the exercise of Domesticated DiaCarta options or Domesticated DiaCarta warrants (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the effective time.
At the effective time of the Merger, (1) each Domesticated DiaCarta option outstanding immediately prior to the effective time will be converted into an option to acquire, upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the effective time, the number of shares of DiaCarta PubCo common stock, determined by multiplying (A) the number of shares of Domesticated DiaCarta common stock subject to such Domesticated DiaCarta option as of immediately prior to the effective time, by (B) the Exchange Ratio, at an exercise price per share of DiaCarta PubCo common stock equal to (i) the exercise price per share of Domesticated DiaCarta common stock of such Domesticated DiaCarta option in effect immediately prior to the effective time, divided by (ii) the Exchange Ratio; and (2) each Domesticated DiaCarta warrant issued and outstanding immediately prior to the effective time will be converted into a warrant to acquire, subject to substantially the same terms and conditions as were applicable under such DiaCarta warrant, the number of shares of DiaCarta PubCo common stock, determined by multiplying (A) the number of shares of Domesticated DiaCarta common stock subject to such Domesticated DiaCarta warrant immediately prior to the effective time, by (B) the Exchange Ratio, at an exercise price per share of DiaCarta PubCo common stock equal to (i) the exercise price per share of Domesticated DiaCarta common stock of such Domesticated DiaCarta warrant divided by (ii) the Exchange Ratio. At the effective time of the Merger, DiaCarta PubCo will assume all obligations of Domesticated DiaCarta with respect to the Domesticated DiaCarta options and Domesticated DiaCarta warrants, as converted. For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Q:
What equity stake will current HH&L shareholders and the shareholders of DiaCarta hold in DiaCarta PubCo immediately after the consummation of the Business Combination?

A:
It is anticipated that, following the Business Combination, (1) HH&L’s public shareholders are expected to own approximately 42.3% of the outstanding DiaCarta PubCo common stock, (2) the shareholders of DiaCarta (without taking into account any public shares held by the shareholders of DiaCarta prior to the consummation of the Business Combination) are expected to own approximately 47.1% of the outstanding DiaCarta PubCo common stock and (3) the Sponsor and certain directors and officers of HH&L who own HH&L Class B ordinary shares are expected to collectively own approximately 10.6% of the outstanding DiaCarta PubCo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) (a) the vesting and exercise of all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants for shares of DiaCarta PubCo common stock (assuming that all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants are net-settled) and (b) that DiaCarta PubCo issues shares of DiaCarta PubCo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equal to 46,000,000 shares of DiaCarta PubCo common stock (assuming that all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants are net-settled and although DiaCarta PubCo Options may, by their terms, be cash-settled, resulting in additional dilution). If the actual facts are different from these assumptions, the percentage ownership retained by the HH&L’s existing shareholders in the combined company will be different.

To illustrate all of the potential sources of dilution to our public shareholders who do not elect to have their shares redeemed for cash in the combined company, we have set forth in the table below the potential sources of dilution arising out of the Business Combination based on the assumptions stated below.
	Assuming No Redemptions (Shares)	% Ownership	Assuming Interim Redemptions(1) (Shares)	% Ownership	Assuming Maximum Redemptions(2) (Shares)	% Ownership
DiaCarta Equity Holders holding Ordinary Shares	25,617,380	19.9%	25,617,380	23.7%	25,617,380	28.1%
DiaCarta Equity Holders holding DiaCarta Series A Preference Shares	6,788,217	5.3%	6,788,217	6.3%	6,788,217	7.5%
DiaCarta Equity Holders holding DiaCarta Series B Preference Shares	10,962,622	8.5%	10,962,622	10.1%	10,962,622	12.0%
Holders of DiaCarta PubCo Options(3)	2,312,806	1.8%	2,312,806	2.1%	2,312,806	2.5%
Holders of Converted DiaCarta PubCo Warrants(4)	301,700	0.2%	301,700	0.3%	301,700	0.3%
HH&L Class A ordinary shares	41,400,000	32.2%	20,700,000	19.2%	3,718,903	4.1%
HH&L Class B ordinary shares	10,350,000	8.0%	10,350,000	9.6%	10,350,000	11.4%
Holders of HH&L public warrants(5)	20,700,000	16.1%	20,700,000	19.2%	20,700,000	22.7%
Holders of HH&L private placement warrants(5)	10,280,000	8.0%	10,280,000	9.5%	10,280,000	11.3%
Pro forma common stock outstanding at September 30, 2022	128,730,000	100%	99,750,000	100%	91,031,628	100%

(1)
Reflects redemptions of 20,700,000 shares owned by public shareholders, representing 50% of total outstanding ordinary shares held by public shareholders.

(2)
Reflects maximum redemptions of 37,681,093 shares owned by public shareholders, representing 91.0% of total outstanding ordinary shares held by public shareholders assuming SPAC closing cash will meet the minimal threshold under the Sponsor Shares Forfeiture Agreement without any transaction financing.

(3)
Assumes all awards under DiaCarta’s existing incentive plan are vested and exercised at Closing and 2,312,806 shares of DiaCarta PubCo common stock are issued to the holders of awards under DiaCarta’s existing incentive plan at closing of the Business Combination.

(4)
Assumes that all Converted DiaCarta PubCo Warrants to be issued in exchange for existing warrants of DiaCarta at Closing are exercised at such closing and 301,700 shares of DiaCarta PubCo common stock are issued to holders of Converted DiaCarta PubCo Warrants at closing of the Business Combination.

(5)
Public warrants and private placement warrants of HH&L are exercisable 30 days after the completion of Business Combination. For illustrative purposes of demonstrating the potential dilutive effect of the private placement warrants and public warrants, such securities are presented here as if they were fully exercised at closing of the Business Combination.

For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Q:
How has the announcement of the Business Combination affected the trading price of the HH&L Class A ordinary shares?

A:
On October 13, 2022, the trading date before the public announcement of the Business Combination, HH&L’s public units, HH&L Class A ordinary shares and public warrants closed at $9.96, $9.95 and $0.03, respectively.

Q:
Will HH&L obtain new financing in connection with the Business Combination?

A:
Pursuant to the Merger Agreement, HH&L has agreed to seek additional investors through one or more private placements acceptable to DiaCarta of shares of common stock of DiaCarta PubCo at $10.00 per share. See “BCA Proposal — Merger Agreement.” However, there is no guarantee that HH&L will be able to obtain additional financings in terms satisfactory to the management of HH&L or any additional financing at all.

Q:
Why is HH&L proposing the HH&L Domestication?

A:
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of HH&L’s domicile to Delaware. Further, HH&L Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. HH&L Board believes that there are several reasons why a registration by way of continuation as a corporation in Delaware is in the best interests of HH&L and its shareholders, including (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the HH&L Domestication.”

To effect the HH&L Domestication, HH&L will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which HH&L will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Constitutional Documents, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Q:
What amendments will be made to the current constitutional documents of HH&L?

A:
The consummation of the Business Combination is conditioned, among other things, on the HH&L Domestication. Accordingly, in addition to voting on the Business Combination, HH&L’s shareholders are also being asked to consider and vote upon a proposal to approve the HH&L Domestication and replace the Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Advisory Organizational Documents Proposal 5A)	The Cayman Constitutional Documents authorize 555,000,000 shares, divided into 500,000,000 HH&L Class A ordinary shares, 50,000,000 HH&L Class B ordinary shares and 5,000,000 HH&L Preference Shares.	The Proposed Organizational Documents authorize shares, consisting of shares of DiaCarta PubCo common stock and shares of DiaCarta PubCo preferred stock.
	See paragraph 5 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Shares Without Shareholder Consent (Advisory Organizational Documents Proposal 5B)	The Cayman Constitutional Documents authorize the issuance of 5,000,000 HH&L Preference Shares with such designation, rights and preferences as may be determined from time to time by HH&L Board. Accordingly, HH&L Board is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of HH&L to carry out a conversion of HH&L Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).	The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Board may determine.
	See paragraph 5 of the Existing Memorandum and Article 3 of the Existing Articles.	See Article V, subsection B of the Proposed Certificate of Incorporation.
Classified Board (Advisory Organizational Documents Proposal 5C)	The Cayman Constitutional Documents provide that the HH&L Board shall be composed of one class.	The Proposed Organizational Documents provide that the Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
	See Article 28.2 of the Existing Articles.	See Article VII of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Removal of Directors (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents provide that before a Business Combination, holders of Class B ordinary shares may by an Ordinary Resolution remove any director, and that after a Business Combination, shareholders may by an Ordinary Resolution remove any director.	The Proposed Organizational Documents provide that, subject to the special rights of the holders of any series of preferred stock to elect directors, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class.
	See Article 31 of the Cayman Constitutional Documents.	See Article VII of the Proposed Certificate of Incorporation.
Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents provide that amendments to change HH&L’s name, to alter or add to the existing articles or certain sections of the existing memorandum with respect to any objects, powers or other matters specified therein or to reduce its share capital or any capital redemption reserve fund may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the HH&L shares represented in person or by proxy and entitled to vote thereon and who vote at a quorate general meeting.	The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles VII, VIII, IX, X, XI, XII and XIII of the Proposed Certificate of Incorporation.
	See Article 18.3 of the Cayman Constitutional Documents.	See Article XIII of the Proposed Certificate of Incorporation and Article X of the Proposed Bylaws.
Company Name (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents provide that the name of the company is “HH&L Acquisition Co.”	The Proposed Organizational Documents provide that the name of the corporation will be “DiaCarta, Inc.”
	See paragraph 1 of the Existing Memorandum.	See Article I of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Perpetual Existence (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents provide that if HH&L does not consummate a business combination (as defined in the Cayman Constitutional Documents) by 24 months from the consummation of the IPO, or such later time as the shareholders may approve in accordance with the Existing Articles, HH&L will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate HH&L’s trust account.	The Proposed Organizational Documents do not include any provisions relating to DiaCarta PubCo’s ongoing existence; the default under the DGCL will make DiaCarta PubCo’s existence perpetual.
	See Article 51.7 of the Cayman Constitutional Documents.	Default rule under the DGCL.
Action by Written Consent of Shareholders (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents permit shareholders to approve amendments to Article 31.1 by unanimous written resolution.	The Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.
See Article VIII of the Proposed Certificate of Incorporation.
Exclusive Forum (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States for causes of action brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
See Article XII of the Proposed Certificate of Incorporation.
Takeovers by Interested Stockholders (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of HH&L by a related shareholder following a business combination.	The Proposed Organizational Documents will have DiaCarta PubCo elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other similar restrictions regarding takeovers by interested stockholders.
See Article X of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Provisions Related to Status as Blank Check Company (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents include various provisions related to HH&L’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to HH&L’s status as a blank check company, which no longer will apply upon consummation of the Merger, as HH&L will cease to be a blank check company at such time.

Q:
How will the HH&L Domestication affect my ordinary shares, warrants and units?

A:
In connection with the HH&L Domestication, (1) each of the then issued and outstanding 10,350,000 HH&L Class B ordinary shares shall, immediately prior to the HH&L Domestication, convert automatically into a HH&L Class A ordinary share (subject to adjustment of the conversion ratio as provided by the terms of the Cayman Constitutional Documents, as applicable) in accordance with and pursuant to the approval to be granted by the shareholders of HH&L (and subject to the approval of the holders of HH&L Class B ordinary shares); (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 51,750,000 HH&L Class A ordinary shares (including those Class A ordinary shares underlying the HH&L units) will convert automatically, on a one-for-one basis, into a share of DiaCarta PubCo common stock; (3) each of the then issued and outstanding 30,980,000 HH&L warrants (including those warrants underlying the HH&L units) will convert automatically into a DiaCarta PubCo warrant pursuant to the Warrant Agreement; and (4) each of the then issued and outstanding units of HH&L that have not been previously separated into the underlying HH&L Class A ordinary shares and underlying HH&L warrants upon the request of the holder thereof, will convert into a unit of DiaCarta PubCo (the “DiaCarta PubCo units”), with each DiaCarta PubCo unit representing one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. Upon the closing of the Business Combination, immediately prior to the effective time of the Merger, each issued and outstanding DiaCarta PubCo unit immediately prior to the effective time will be automatically separated and the holder thereof shall be deemed to hold one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. No fractional DiaCarta PubCo warrants will be issued upon separation of the DiaCarta PubCo units. See “Domestication Proposal” for additional information.

Q:
What are the material U.S. federal income tax consequences of the HH&L Domestication?

A:
As discussed more fully under “U.S. Federal Income Tax Considerations,” HH&L intends for the HH&L Domestication to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the HH&L Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations — I. U.S. Holders — A. Tax Effects of the HH&L Domestication to U.S. Holders — 5. PFIC Considerations,” U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — I. U.S. Holders”) will be subject to Section 367(b) of the Code and, as a result:

•
A U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of HH&L stock entitled to vote or 10% or more of the total value of all classes of HH&L stock (a “10% U.S. Shareholder”) on the date of the HH&L Domestication must include in income as a dividend deemed paid by HH&L the “all earnings and profits amount” attributable to the HH&L Class A ordinary shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. Any U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code;

•
A U.S. Holder whose HH&L Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the HH&L Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its HH&L Class A ordinary shares in the HH&L Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s HH&L Class A ordinary shares; and
•
A U.S. Holder whose HH&L Class A ordinary shares have a fair market value of less than $50,000 on the date of the HH&L Domestication and who, on the date of the HH&L Domestication, is not a 10% U.S. Shareholder, should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the HH&L Domestication.

HH&L does not expect to have significant cumulative earnings and profits, if any, on the date of the HH&L Domestication.
As discussed more fully under “U.S. Federal Income Tax Considerations — I. U.S. Holders — A. Tax Effects of the HH&L Domestication to U.S. Holders — 5. PFIC Considerations,” HH&L believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of HH&L Class A ordinary shares or warrants for DiaCarta PubCo common stock or warrants pursuant to the HH&L Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the HH&L Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — I. U.S. Holders — A. Tax Effects of the HH&L Domestication to U.S. Holders — 5. PFIC Considerations — d. QEF Election and Mark-to-Market Election” with respect to their HH&L Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to HH&L warrants, and the application of the PFIC rules to HH&L warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations — I. U.S. Holders.”
Each U.S. Holder of HH&L Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of HH&L Class A ordinary shares and warrants for DiaCarta PubCo common stock and warrants pursuant to the HH&L Domestication.
Additionally, the HH&L Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — II. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s DiaCarta PubCo common stock after the Domestication.
The tax consequences of the HH&L Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the HH&L Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the HH&L Domestication, see “U.S. Federal Income Tax Considerations.”
Q.
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement / prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor and certain directors and officers of HH&L has agreed to waive its redemption rights with respect to all of the Founder Shares in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q:
How do I exercise my redemption rights?

A:
If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)
(a) hold public shares, or (b) if you hold public shares through HH&L units, you elect to separate your HH&L units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, HH&L’s transfer agent, that DiaCarta PubCo redeem all or a portion of your public shares for cash; and

(iii)
deliver your certificates for public shares (if any) along with the redemption forms to Continental, HH&L’s transfer agent, physically or electronically through the DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to          , Eastern Time, on               (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, HH&L’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of HH&L units must elect to separate the HH&L units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their HH&L units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the HH&L units into the underlying public shares and public warrants, or if a holder holds HH&L units registered in its own name, the holder must contact Continental, HH&L’s transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.06 per issued public share. However, the proceeds deposited in the trust account could become subject to the claims of HH&L’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

A HH&L shareholder may not withdraw a redemption request once submitted to HH&L unless HH&L Board determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that HH&L permit the withdrawal of the redemption request and instruct Continental, HH&L’s transfer agent, to return the certificate (physically or electronically). The holder can make such request by contacting Continental, HH&L’s transfer agent, at the address or email address listed in this proxy statement / prospectus.
Any corrected or changed written exercise of redemption rights must be received by Continental, HH&L’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s certificates for public shares (if any) along with the redemption forms have been delivered (either physically or electronically) to Continental, HH&L’s agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the certificates for public shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is consummated, DiaCarta PubCo will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of DiaCarta PubCo common stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:
If I am a holder of HH&L units, can I exercise redemption rights with respect to my HH&L units?

A:
No. Holders of issued and outstanding HH&L units must elect to separate the HH&L units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your HH&L units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the HH&L units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, HH&L’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, HH&L’s transfer agent, along with the redemption forms by             , Eastern Time, on             (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:
What redemption rights do holders of HH&L warrants have?

A: Holders of outstanding HH&L warrants will not have redemption rights with respect to such warrants in connection with the Business Combination. We have the ability to redeem outstanding warrants at any time after they become exercisable, (i) at a price of $0.01 per warrant and (ii) upon a minimum of 30 days’ prior written notice of redemption; provided that the closing price of HH&L Class A ordinary shares (or shares of DiaCarta PubCo common stock into which such shares will convert in connection with the domestication) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the trading day prior to the date on which we send the notice of redemption to warrant holders. The closing price of the HH&L Class A ordinary shares as of        ,       was $      , which does not exceed the $18.00 per share threshold at which the warrants would become redeemable by us, but the trading price of our securities may fluctuate following the consummation of our initial business combination, and can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.
If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees. In the event that we elect to redeem all of the outstanding warrants, we would only be required to have the notice of redemption mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the redemption date to the registered holders of the outstanding warrants to be redeemed at their last addresses as they shall appear on the registration books. See “Risk Factors — Risks Relating to the Merger — We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.” for additional information.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of exercising your redemption rights with respect to your HH&L Class A ordinary shares to receive cash from the trust account in exchange for DiaCarta PubCo common stock depend on your particular facts and circumstances. It is possible that you may be treated as selling such DiaCarta PubCo common stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of shares of DiaCarta PubCo common stock qualifies for sale treatment will depend largely on the total number of shares of DiaCarta PubCo stock you are treated as owning before and after the redemption (including any DiaCarta PubCo stock that you constructively own as a result of owning DiaCarta PubCo warrants and any DiaCarta PubCo stock that you directly or indirectly acquire pursuant to the Business Combination) relative to all of the DiaCarta PubCo stock outstanding both before and after the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur prior to the redemption of any shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — I. U.S. Holders”) exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations — I. U.S. Holders.”
All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of HH&L’s initial public offering, an amount equal to $414,000,000 ($10.00 per unit) of the net proceeds from HH&L’s initial public offering and the sale of the private placement warrants was placed in the trust account. As of September 30, 2022, there were $416,517,794 in investments and cash held in the trust account and the Company had approximately $293,000 held outside the trust account. As of September 30, 2022, funds in the trust account totaled $416,517,794 and were comprised entirely of U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations.

These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of HH&L’s obligation to redeem 100% of the public shares if it does not complete a business combination by February 9, 2023 (or, if extended, such other deadline by which we are required to consummate a business combination transaction (the “Extended Deadline”)) and (3) the redemption of all of the public shares if HH&L is unable to complete a business combination by February 9, 2023 (or the Extended Deadline), subject to applicable law.
On January 17, 2023, HH&L filed with the SEC a definitive proxy statement on Schedule 14A (“Extension Proxy”) in relation to a proposed extraordinary general shareholder meeting of HH&L’s shareholder to, among others, approve an amendment of the Cayman Constitutional Documents to extend the date by which HH&L must (i) consummate a business combination, or (ii) cease its operations except for the purpose of winding up if it fails to complete such business combination and redeem or repurchase 100% of HH&L’s public shares included as part of the units sold in the Company’s IPO, from February 9, 2023 to March 9, 2023, and if HH&L does not consummate a business combination by March 9, 2023, the period of time to consummate a business combination may be extended, without the approval of HH&L’s shareholders, by resolutions of the HH&L Board at least three days prior to March 9, 2023, and to April 9, 2023; and may be further extended, by resolutions of the HH&L Board passed at least three days prior to April 9, 2023, to May 9, 2023, for two additional one-month periods, for an aggregate of two months (the “Extension Proposal”). The record date of such extraordinary general meeting is January 9, 2023, and the date of such extraordinary general meeting is February 7, 2023.
In connection with the Extension Proposal, HH&L is expected to (A) for the period from February 9, 2023 until March 9, 2023, deposit into the Trust Account the lesser of US$380,000 and US$0.0475 for each public share that is not redeemed as of February 9, 2023 (the “First Contribution”); (B) if HH&L does not consummate a business combination by March 9, 2023 and the Board elects to extend the period to consummate a business combination from March 9, 2023 to April 9, 2023, for the period from March 9, 2023 to April 9, 2023, deposit into the Trust Account the lesser of US$380,000 and US$0.0475 for each public share that is not redeemed as of March 9, 2023 (the “Second Contribution”); and (C) if HH&L does not consummate a business combination by April 9, 2023 and the Board elects to extend the period to consummate a business combination from April 9, 2023 to May 9, 2023, for the period from April 9, 2023 to May 9, 2023, deposit into the Trust Account the lesser of US$380,000 and US$0.0475 for each public share that is not redeemed as of April 9, 2023 (the “Third Contribution”, and together with the First Contribution and the Second Contribution, the “Contributions”, each, a “Contribution”), provided that the sum of Contributions shall not exceed the lesser of (a) US$1,140,000 and (b) US$0.1425 for each public share that is not redeemed in connection with the Extension Proposal.
In addition, through the Extension proxy, HH&L is seeking its shareholders’ approval of an amendment of the Trust Agreement to (i) reflect the Extension Proposal and (ii) allow HH&L to maintain any remaining amount in its Trust Account in an interest bearing demand deposit account at a bank.
In order to mitigate the risk of being viewed as operating an unregistered investment company, we will, no later than the date that is 24 months following the effective date of the our IPO, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the trust account, to liquidate the U.S. government treasury bills or money market funds held in the trust account and thereafter to hold all funds in the trust account in cash items until the earlier of consummation of an initial business combination and liquidation. Such cash items may include interest bearing demand deposit accounts at banks, if the Extension Proposal and other proposals included in the Extension Proxy are approved.
Approval of the Extension Proposal and other proposals included in the Extension Proxy will entitle HH&L’s public shareholders to require HH&L to redeem their shares with funds in the Trust Account similar to their redemption rights with respect to the extraordinary general meeting described in this proxy statement/prospectus. HH&L expects a substantial number of its public shareholders to request redemption. However, there can be no assurance that Extension Proposal and other proposals included in the Extension Proxy will be approved by HH&L’s shareholders. For more information about the

Extension Proposal, please see HH&L’s Schedule 14A filed with the SEC on January 17, 2023 which are publicly available on the SEC’s website at www.sec.gov.
Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of HH&L public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of DiaCarta PubCo following the Business Combination. See “Summary of the Proxy Statement / Prospectus — Sources and Uses of Funds for the Business Combination.”
Q:
What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and other Condition Precedent Proposals and exercise their redemption rights?

A:
Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of DiaCarta to consummate the Merger are conditioned on customary closing conditions. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, in no event will HH&L redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of HH&L and DiaCarta, (ii) effectiveness of the registration statement on Form S-4 of which this proxy statement / prospectus forms a part to be filed by HH&L in connection with the Business Combination, (iii) expiration or termination of the waiting period required by the antitrust authorities (as contemplated by the Merger Agreement), (iv) receipt of approval for listing on the NYSE or Nasdaq of the shares of DiaCarta PubCo common stock to be issued in connection with the Merger, (v) that after redemption, HH&L’s net tangible assets shall be no less than $5,000,001 upon Closing and (vi) the absence of certain injunctions.

Notwithstanding the foregoing, the following closing conditions may not be waived due to the parties’ governing documents, applicable law, or otherwise: (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of HH&L and DiaCarta; (ii) expiration of any applicable waiting period under any antitrust laws; (iii) the absence of any law or order that would prohibit the consummation of the Business Combination; (iv) upon the Closing, after giving effect to the completion of the redemption, HH&L having at least $5,000,001 of net tangible assets following the exercise of the redemption rights; and (v) the effectiveness of this proxy statement / prospectus. All other closing conditions to the Business Combination may be waived by HH&L, DiaCarta or the other parties to the Merger Agreement.
We cannot assure you that all such conditions will be satisfied or to the extent any such condition can be waived by the parties to the Merger Agreement, it would be so waived.
For more information about conditions to the consummation of the Business Combination, see “BCA Proposal — The Merger Agreement.”

Q:
When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated in the first quarter of 2023. This date depends, among other things, on the approval of the proposals to be put to HH&L shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by HH&L’s shareholders at the extraordinary general meeting and HH&L elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “BCA Proposal — The Merger Agreement.”

Q:
What happens if the Business Combination is not consummated?

A:
HH&L will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If HH&L is not able to complete the Business Combination with DiaCarta by February 9, 2023 (or the Extended Deadline) and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, HH&L will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:
What do I need to do now?

A:
HH&L urges you to read this proxy statement / prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. HH&L’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement / prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement / prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q:
Do I have appraisal rights in connection with the proposed Business Combination and the proposed HH&L Domestication?

A:
Neither HH&L’s shareholders nor HH&L’s warrant holders have appraisal rights in connection with the Business Combination or the HH&L Domestication under Cayman Islands law. HH&L’s shareholders who has voted in favor of the Business Combination and the HH&L Domestication and who is entitled to demand and has exercised appraisal rights of their shares in accordance with Section 262 of the DGCL shall be entitled to such rights as are granted by Section 262 of the DGCL.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held at          , Eastern Time, on            , at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, or virtually via live webcast at https://www.cstproxy.com/hhlacquisition/2023, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
HH&L has fixed          as the record date for the extraordinary general meeting. If you were a shareholder of HH&L at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote its, his or her shares if it, he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:
How many votes do I have?

A:
HH&L shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the most recent practicable date before the date of this proxy statement / prospectus, there were 51,750,000 ordinary shares issued and outstanding (including those ordinary shares underlying the HH&L units), of which 41,400,000 were issued public shares.

Q:
What constitutes a quorum?

A:
A quorum of HH&L shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the most recent practicable date before the date of this proxy statement / prospectus, 25,875,001 public shares would be required to achieve a quorum.

Q:
What vote is required to approve each proposal at the extraordinary general meeting?

•
BCA Proposal:   The approval of the BCA Proposal (including the Merger) requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
Class B Conversion Proposal:   The approval of the Class B Conversion Proposal requires a special resolution under the Cayman Constitutional Documents, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under the Cayman Constitutional Documents, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
Organizational Documents Proposal:   The approval of the Organizational Documents Proposal (including the amendment of the Cayman Constitutional Documents) requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
Advisory Organizational Documents Proposals:   The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under the Cayman Constitutional Documents, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who voted at the quorate extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of HH&L Class B ordinary shares are entitled to vote on the election of directors to the HH&L Board. Therefore, only holders of the HH&L Class B ordinary shares will vote on the election of directors at the quorate extraordinary general meeting. Neither the failure to vote or abstentions by holders of HH&L Class A ordinary shares will have any effect on the outcome of the proposal.

•
Stock Issuance Proposal:   The Stock Issuance Proposal is being proposed for approval by way of ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
Equity Incentive Plan Proposal:   The Equity Incentive Plan Proposal is being proposed for approval by way of ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
Adjournment Proposal:   The Adjournment Proposal is being proposed for approval by way of ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

Q:
What are the recommendations of HH&L Board?

A:
HH&L Board believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of HH&L’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the BCA Proposal, “FOR” the approval of the Class B Conversion Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
What are the potential impacts on the Business Combination resulting from the Credit Suisse Resignation and Goldman Sachs Fee Waiver?

A:
On October 7, 2022, Goldman Sachs (Asia) L.L.C. (“Goldman Sachs”) delivered a letter to HH&L to waive any entitlement to its portions of the $14,490,000 underwriting commission fee (“GS Fee Waiver”) owed to it pursuant to the underwriting agreement, dated February 5, 2021, among Credit Suisse (as defined below), Goldman Sachs and HH&L (the “Underwriting Agreement”). On October 13, 2022, Credit Suisse Securities (USA) LLC (“Credit Suisse”) executed a letter agreement with HH&L whereby Credit Suisse waived any entitlement to its portions of the $14,490,000 underwriting commission fee (“CS Fee Waiver”) owed to it pursuant to the Underwriting Agreement.

On November 14, 2022, Credit Suisse delivered a notice of resignation (the “Credit Suisse Resignation Letter”) to the SEC pursuant to Section 11(b)(1) under the Securities Act indicating that, effective as of October 13, 2022, they had resigned from, or ceased or refused to act in, any capacity and relationship with respect to the Business Combination, and had disclaimed taking part in any preparation and any responsibility for any portion of information disclosed in this proxy statement / prospectus (the “Credit Suisse Resignation”). As of the date of this proxy statement / prospectus, Goldman Sachs has not claimed any role in the Business Combination and has disclaimed any responsibility for the content of this proxy statement / prospectus. Neither HH&L nor DiaCarta will speculate about the reasons for the GS Fee Waiver, the CS Fee Waiver or the Credit Suisse Resignation.
Each of Goldman Sachs and Credit Suisse has performed all its obligations under the Underwriting Agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a resignation and, to the extent enforceable, fee waiver for services already rendered is unusual. HH&L was not made aware of, and did not seek out, the reasons why each of Goldman Sachs and Credit Suisse waived their respective portion of the deferred underwriting commission fee. As a result of the GS Fee Waiver and the CS Fee Waiver, the transaction fees payable by HH&L in connection with the Business Combination will be reduced by an amount equal to the deferred underwriting commission attributable to Goldman Sachs and Credit Suisse as reflected in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Neither HH&L nor DiaCarta believes that the Business Combination is adversely impacted by the GS Fee Waiver, the CS Fee Waiver and the Credit Suisse Resignation. See the sections entitled “Summary of the Proxy Statement / Prospectus — Recent Developments” and “Risk Factors — Risks Relating to the Merger — Each of Goldman Sachs and Credit Suisse is unwilling to be associated with the disclosure in this proxy statement / prospectus or the underlying transactions contemplated by the Business Combination.”
Q:
How does the Sponsor intend to vote its shares?

A:
The Sponsor has agreed to vote all the founder shares and any other public shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement / prospectus, the Sponsor (whose members include HH&L’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing shareholders of DiaCarta or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of HH&L’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing shareholders of DiaCarta or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal, and the Advisory Organizational Documents Proposals, (3) otherwise limiting the number of public shares electing to redeem and (4) HH&L’s net tangible assets being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on our ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares it, he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
What happens if I sell my HH&L ordinary shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits), so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to the extraordinary general meeting.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to HH&L’s Chief Executive Officer and Director at HH&L’s address set forth below so that it is received by HH&L’s Chief Executive Officer and Director prior to the vote at the extraordinary general meeting (which is scheduled to take place on          ) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to HH&L’s Chief Executive Officer and Director, which must be received by HH&L’s Chief Executive Officer and Director prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of DiaCarta PubCo. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of HH&L. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).
Q:
How can I vote my shares without attending the extraordinary general meeting?

A:
If you are a shareholder of record of our HH&L shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the extraordinary general meeting. Please note that if you are a beneficial owner of HH&L shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q:   What happens if I vote against the BCA Proposal?
A:
If you vote against the BCA Proposal, but the BCA Proposal still obtains the requisite shareholder approval described in this proxy statement / prospectus, then the BCA Proposal will be approved and, assuming the approval of the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal and the satisfaction or waiver of the other conditions to the closing of the Merger, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the BCA Proposal and the BCA Proposal does not obtain the requisite vote at the extraordinary general meeting, then the BCA Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination, we may continue to try to complete a business combination with a different target business until February 9, 2023 (or the Extended Deadline). If we fail to complete an initial business combination by February 9, 2023 (or the Extended Deadline), then we will be required to dissolve and liquidate the trust account by returning then-remaining funds in the trust account to the public shareholders.
Q:
What should I do with my share certificates, warrant certificates or unit certificates?

A:
Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to Continental, HH&L’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to              , Eastern Time, on               (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.
Upon the HH&L Domestication and, holders of HH&L units, HH&L Class A ordinary shares, HH&L Class B ordinary shares and warrants will receive shares of DiaCarta PubCo common stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, HH&L Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), HH&L Class B ordinary shares or warrants.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement / prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.
Q:
Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:
HH&L will pay the cost of soliciting proxies for the extraordinary general meeting. HH&L has engaged Morrow Sodali to assist in the solicitation of proxies for the extraordinary general meeting. HH&L has agreed to pay Morrow Sodali a fee of $37,500, plus disbursements. HH&L will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of HH&L Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of HH&L Class A ordinary shares and in obtaining voting instructions from those owners. HH&L’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be expected to be announced at the extraordinary general meeting. HH&L will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement / prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
(Banks and brokers can call: (203) 658-9400
Email: HHIA.info@investor.morrowsodali.com
You also may obtain additional information about HH&L from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver the certificates for your public shares (if any) along with the redemption forms (either physically or electronically) to Continental, HH&L’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            , Eastern Time, on              (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Summary of the Proxy Statement / Prospectus
This summary highlights selected information from this proxy statement / prospectus and does not contain all of the information that is important to you. To better understand the Proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, whether or not you plan to attend such meeting, you should read this entire document carefully, including the Merger Agreement (as amended on January 20, 2023), which is attached as Annex A and Annex B to this proxy statement / prospectus. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Merger Agreement is also described in detail in this proxy statement / prospectus in the section entitled “BCA Proposal — The Merger Agreement.” You should also read the section entitled “Risk Factors” beginning on page 72 of this proxy statement / prospectus and the section entitled “Where You Can Find More Information” beginning on page 402 of this proxy statement / prospectus.
The Parties to the Business Combination
HH&L
HH&L is a blank check company incorporated on September 4, 2020 as a Cayman Islands exempted company incorporated with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
On February 9, 2021, HH&L consummated its initial public offering of 41,400,000 units, including 5,400,000 units issued pursuant to the exercise in full of the underwriters’ over-allotment option, with each unit consisting of one HH&L Class A ordinary share and one-half (1/2) of one HH&L warrant. The units were sold at a price of $10.00 per unit, generating gross proceeds to HH&L of $414,000,000. Each warrant entitles the holder to purchase one HH&L Class A ordinary share at a price of $11.50 per HH&L Class A ordinary share, subject to adjustment. Concurrently with the closing of the initial public offering, the Sponsor purchased an aggregate of 10,280,000 warrants at a price of $1.00 per warrant, generating gross proceeds to HH&L of $10,280,000.
Following the closing of HH&L’s initial public offering, a total of $414 million ($10.00 per unit) of the proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. As of September 30, 2022, there were $416,517,794 in investments and cash held in the trust account and the Company had approximately $293,000 in cash held outside the trust account. As of September 30, 2022, $0 of the funds had been withdrawn from the trust account to fund HH&L’s working capital expenses.
The HH&L units, HH&L Class A ordinary shares and public warrants are currently listed on the NYSE under the symbols “HHLA.U,” “HHLA” and “HHLA WS,” respectively.
HH&L’s principal executive office is located at Suite 2001-2002, 20/F, York House, The Landmark, 15 Queen’s Road Central, Central Hong Kong. Its telephone number is +852 3752 2870. HH&L’s corporate website address is http://www.hopuhl.com. HH&L’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement / prospectus.
Merger Sub
Diamond Merger Sub Inc. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of HH&L. Merger Sub does not own any material assets or operate any business. Merger Sub’s principal executive office is located at Suite 2001-2002, 20/F, York House, The Landmark, 15 Queen’s Road Central, Central Hong Kong. Its telephone number is +852 3752 2870.
DiaCarta
DiaCarta is a translational genomics and personalized diagnostics company working to discover, develop, and commercialize highly sensitive precision medicine and molecular diagnostics technologies to address unmet clinical needs. By its proprietary combining XNA and SuperbDNA technologies with a holistic view of the patient’s disease state, DiaCarta believes that its solutions provide physicians with greater insight and scope for personalized patient care while also meaningfully improving disease detection, evaluation, and treatment. DiaCarta’s unique and scalable technology has delivered revenue-generating products in both cancer and infectious disease testing and a robust product pipeline.
DiaCarta’s principal operations are conducted in the United States with significant additional operations in the PRC. The PRC business is conducted as a separate, stand-alone business from DiaCarta’s non-PRC operations. All PRC manufacturing is done inside the PRC, relying exclusively upon PRC suppliers and all such manufactured products are sold within the PRC. All sales, marketing and administration for PRC operations is performed inside the PRC by employees or subcontractors of DiaCarta’s PRC subsidiaries. Similarly, none of DiaCarta’s operations outside the PRC are involved in serving PRC customers, supporting PRC operations or manufacturing for the PRC market. Further, DiaCarta does not have any variable interest entities structure in place. We believe that this structure benefits DiaCarta by isolating the legal, regulatory and operational risks associated with doing business in the PRC. Nevertheless, DiaCarta derives substantial revenue from PRC operations and the corresponding business risk cannot be eliminated. See DiaCarta’s audited and unaudited condensed consolidated financial statements, including the notes thereto, beginning on page F-43. Similarly, various legal, regulatory and operational risks and uncertainties relating to operations in China remain. See “Risk Factors — Risks Related to DiaCarta’s Operations Outside the United States and in the PRC.”
To date, no cash transfers, dividends or distributions have been made between DiaCarta, its PRC subsidiaries or investors. Such cash transfers, dividends and distributions would be subject to laws and regulations in the PRC which allow dividends to be paid only out of after-tax profits (determined in accordance with PRC regulations and accounting standards) and only after the PRC subsidiary contributes at least 10% of after-tax profit to a statutory reseve fund each year until the fund reaches 50% of the subsidiary’s registered capital. The reserve fund and registered capital must be retained and are not available for distributions. This means that DiaCarta’s PRC subsidiaries cannot make distributions or dividends, including distributions and dividends to DiaCarta or investors, until they become profitable and use those profits to fully fund their registered capital (presently, approximately $18 million in total). At that point, only 90% of profits would be available until the subsidiaries also fully fund their statutory reserve funds (presently, approximately an additional $9 million in total). Any distributions will also be subject to a 10% withholding income tax and need to comply with PRC requirements on foreign exchange transactions. Although dividends from a PRC company to a non-PRC shareholder, including DiaCarta, are not currently restricted, there can be no assurance that the PRC government will not intervene or impose restrictions on DiaCarta’s ability to transfer or distribute cash within its organization in the future. DiaCarta’s PRC subsidiaries are not currently profitable, and, accordingly, no distribution of PRC earnings, or non-PRC earnings, has occurred or is intended for the foreseeable future.
DiaCarta is a Cayman Islands exempted company incorporated with limited liability on 23 October, 2014. Its registered office is situated at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.
Proposals to be Put to the Shareholders of HH&L at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of HH&L and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement / prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
BCA Proposal
As discussed in this proxy statement / prospectus, HH&L is asking its shareholders to approve by special resolution and adopt the Merger Agreement, dated as of October 14, 2022, as amended on January  20, 2023, by and among HH&L, Merger Sub and DiaCarta, a copy of which is attached to this proxy statement / prospectus as Annex A and Annex B. The Merger Agreement provides for, among other things, following the domestication of HH&L to Delaware as described below and the domestication of DiaCarta to Delaware as described below, the merger of Merger Sub with and into Domesticated DiaCarta, with Domesticated DiaCarta surviving the merger as a wholly owned subsidiary of DiaCarta PubCo, and the listing of DiaCarta PubCo common stock and DiaCarta PubCo warrants on NYSE or Nasdaq following the consummation of the Business Combination, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement / prospectus. After consideration of the factors identified and discussed in the section entitled “BCA Proposal — HH&L Board’s Reasons for the Approval of the Business Combination,” HH&L Board concluded that the Business Combination met the requirements disclosed in the prospectus for HH&L’s initial public offering, including that the business of DiaCarta and its subsidiaries had a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of HH&L’s signing the Merger Agreement. For more information about the transactions contemplated by the Merger Agreement, see “BCA Proposal.”
Aggregate Merger Consideration
The Aggregate Merger Consideration means a number of shares of DiaCarta PubCo common stock equal to the quotient obtained by dividing (i) the base purchase price of $460,000,000, by (ii) $10.00 (the “Aggregate Merger Consideration”). HH&L has agreed, pursuant to the Merger Agreement, to seek additional investors through one or more private placements of DiaCarta PubCo common stock at $10 per share. The proceeds of such private placement transactions, if any, together with the amounts remaining in HH&L’s trust account as of immediately following the effective time of the Merger, will be retained by DiaCarta PubCo following the Closing. For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Closing Conditions
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of HH&L and DiaCarta, (ii) effectiveness of the registration statement on Form S-4 of which this proxy statement / prospectus forms a part to be filed by HH&L in connection with the Business Combination, (iii) expiration or termination of the waiting period required by the antitrust authorities (as contemplated by the Merger Agreement), (iv) receipt of approval for listing on the NYSE or Nasdaq of the shares of DiaCarta PubCo common stock to be issued in connection with the Merger, (v) that after redemption, HH&L’s net tangible assets shall be no less than $5,000,001 upon Closing and (vi) the absence of certain injunctions. For further details, see “BCA Proposal — The Merger Agreement.”
Class B Conversion Proposal
If the BCA Proposal is approved, HH&L will ask its shareholders to approve the Class B Conversion Proposal in connection with the HH&L Domestication. As the Cayman Constitutional Documents do not provide for automatic conversion of the HH&L Class B ordinary shares in connection with the HH&L Domestication, the Class B Conversion Proposal, if approved, will authorize all issued and outstanding HH&L Class B ordinary shares to be converted into HH&L Class A ordinary shares immediately prior to the effective time of the HH&L Domestication. Approval of the Class B Conversion Proposal is a condition to the consummation of the Business Combination.
For additional information, see “Class B Conversion Proposal” beginning on page 215 of this proxy statement / prospectus.
Domestication Proposal
If the BCA Proposal and the Class B Conversion Proposal are approved, HH&L will ask its shareholders to approve the Domestication Proposal in connection with the HH&L Domestication. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the HH&L Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of HH&L’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while HH&L is currently governed by the Cayman Islands Companies Act, upon the HH&L Domestication, DiaCarta PubCo will be governed by the DGCL. There are differences between Cayman

Islands Companies Act and DGCL as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, HH&L encourages shareholders to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights” beginning on page 387 of this proxy statement / prospectus.
In connection with the HH&L Domestication, (1) each of the then issued and outstanding 10,350,000 HH&L Class B ordinary shares shall, immediately prior to the HH&L Domestication, convert automatically into a HH&L Class A ordinary share (subject to adjustment of the conversion ratio as provided by the terms of the Cayman Constitutional Documents, as applicable) in accordance with and pursuant to the approval to be granted by the shareholders of HH&L (and subject to the approval of the holders of HH&L Class B ordinary shares); (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 51,750,000 HH&L Class A ordinary shares (including those Class A ordinary shares underlying the HH&L units) will convert automatically, on a one-for-one basis, into a share of DiaCarta PubCo common stock; (3) each of the then issued and outstanding 30,980,000 HH&L warrants (including those warrants underlying the HH&L units) will convert automatically into a DiaCarta PubCo warrant pursuant to the Warrant Agreement; and (4) each HH&L unit will convert into a unit of DiaCarta PubCo (the “DiaCarta PubCo units”), with each DiaCarta PubCo unit representing one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. Upon the closing of the Business Combination, immediately prior to the effective time of the Merger, each issued and outstanding DiaCarta PubCo unit immediately prior to the effective time will be automatically separated and the holder thereof shall be deemed to hold one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. No fractional DiaCarta PubCo warrants will be issued upon separation of the DiaCarta PubCo units.
For further details, see “Domestication Proposal” beginning on page 216 of this proxy statement / prospectus.
Organizational Documents Proposal
If the BCA Proposal, the Class B Conversion Proposal and the Domestication Proposal are approved, HH&L will ask its shareholders to approve the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. HH&L Board has unanimously approved the Organizational Documents Proposal and believes such proposal is necessary to adequately address the needs of DiaCarta PubCo after the Business Combination. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.
For additional information, see “Organization Documents Proposal” beginning on page 223 of this proxy statement / prospectus.
Advisory Organizational Documents Proposals
If the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved, HH&L will ask its shareholders to approve four separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. HH&L Board has unanimously approved the Advisory Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of DiaCarta PubCo after the Business Combination. Approval of the Advisory Organizational Documents Proposals is a condition to the consummation of the Business Combination.
A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
(A)
Advisory Organizational Documents Proposal 5A — to authorize the change in the authorized share capital of HH&L from (i) 500,000,000 HH&L Class A ordinary shares, 50,000,000 HH&L

Class B ordinary shares and 5,000,000 HH&L preference shares to (ii)      shares of DiaCarta PubCo common stock and      shares of DiaCarta PubCo preferred stock;
(B)
Advisory Organizational Documents Proposal 5B — to authorize the HH&L Board to issue any or all shares of DiaCarta PubCo preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by DiaCarta PubCo’s board of directors and as may be permitted by the DGCL;

(C)
Advisory Organizational Documents Proposal 5C — to provide that DiaCarta PubCo’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

(D)
Advisory Organizational Documents Proposal 5D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement / prospectus as Annex I and Annex H, respectively), including (1) changing the company name from “HH&L Acquisition Co.” to “DiaCarta, Inc.,” (2) making DiaCarta PubCo’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, (5) removing certain provisions related to HH&L’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, (6) requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting, (7) removing any provisions relating to the removal of DiaCarta PubCo’s directors, and (8) requiring the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles VII, VIII, IX, X, XI, XII and XIII of the Proposed Certificate of Incorporation, all of which HH&L Board believes is necessary to adequately address the needs of DiaCarta PubCo after the Business Combination.

The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and HH&L encourages shareholders to carefully review the information set out in the section entitled “Advisory Organizational Documents Proposals” beginning on page 225 of this proxy statement / prospectus and the full text of the Proposed Organizational Documents of DiaCarta PubCo.
Director Election Proposal
Assuming the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposal are approved, HH&L’s shareholder are also being asked to approve by ordinary resolution the Director Election Proposal for purposes of the election of directors to serve on the board of directors of DiaCarta PubCo upon the consummation of the Business Combination. For additional information, see “The Director Election Proposal” beginning on page 237 of this proxy statement / prospectus.
Stock Issuance Proposal
Assuming the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposal and the Director Election Proposal are approved, HH&L’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of DiaCarta PubCo common stock in connection with the Business Combination. For additional information, see “Stock Issuance Proposal” beginning on page 239 of this proxy statement / prospectus.
Equity Incentive Plan Proposal
Assuming the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposal, the Director

Election Proposal and the Stock Issuance Proposal are approved, HH&L’s shareholders are also being asked to approve by ordinary resolution the 2022 Plan. For additional information, see “Equity Incentive Plan Proposal” beginning on page 241 of this proxy statement / prospectus.
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize HH&L to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), HH&L Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal” beginning on page 248 of this proxy statement / prospectus.
HH&L Board’s Reasons for the Approval of the Business Combination
In considering the Business Combination, HH&L Board considered multiple positive factors including the following, although not weighted or in any order of significance:
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Target with unique and scalable technologies, which has a large addressable market.   HH&L Board considered that DiaCarta develops its products based on its proprietary technology platforms, including (i) its XNA technology, which provides a high level of sensitivity as it clamps the wild-type sequence and amplifies the mutant target sequence; and (ii) its SuperbDNA technology that provides a high level of sensitivity in detecting target DNA or RNA by amplifying the signal and does not require extraction or amplification of target DNA or RNA. Based on the XNA technology, DiaCarta has developed its ColoScape colorectal cancer blood test. Based on the SuperbDNA technology, DiaCarta developed its revolutionary RadTox® cfDNA tests, which serves to assess tumor response and enhance patient care in connection with chemotherapy. Together with DiaCarta’s FDA EUA approved QuantiVirus™ SARS-CoV-2 Tests, HH&L Board believed that DiaCarta’s current technologies provide meaningful solutions in the sizeable precision oncology and infectious diseases diagnosis markets.

•
Strong R&D capability and product pipeline.   DiaCarta has strong R&D capabilities backed by its knowledgeable leadership team, partnership with healthcare research institutions and an experienced scientific advisory board: (i) DiaCarta is led by experienced scientists with doctoral or medical doctor qualifications and significant expertise, and many of them have significant academic accomplishments in diagnostic or related fields and experience accumulated from their prior roles with other prominent healthcare companies; (ii) DiaCarta has engaged in strategic collaborations with healthcare research institutions in the development and clinical trials of its products; and (iii) DiaCarta has assembled a strong scientific advisory board with accomplished scholars in highly relevant fields, including oncology and immunogenic and molecular diagnostics. Powered by its R&D capabilities, DiaCarta has assembled a strong product pipeline, including monkey pox testing kits, gastric cancer monitoring test, and early screen test for bladder cancer and lung cancer.

•
Financial Performance.   Based on its review of DiaCarta’s historical financial information, the HH&L Board considered that (i) DiaCarta’s management has delivered significant aggregate revenue growth since DiaCarta’s inception, through mixed revenue sources, and has generated net profit in 2021, but also that (ii) a significant portion of DiaCarta’s historical revenue was, and its near-term revenue will likely be, generated from its COVID-19 testing services, the demand for which may be substantially reduced with the production and widely administered use of an efficacious vaccine or treatment for COVID-19.

•
Experienced and Committed Management Team.   The HH&L Board considered that DiaCarta’s management team has extensive experience in business management, healthcare and life science: (i) Mr. Aiguo (Adam) Zhang, the founder, president and chief executive officer of DiaCarta who will be serving as the chairman and chief executive officer of the combined company after closing of the Business Combination, has extensive experience in the life science sector; and (ii) DiaCarta has been led by a strong team of senior management with diversified and complementary skillsets and expertise to support its growth, and such management team will continue to manage the combined company and drive its business growth after closing of the Merger.
•
Continued Support by Existing Shareholders.   The HH&L Board noted that (i) existing DiaCarta’s shareholders would not be receiving any cash consideration in connection with the Merger; (ii) existing DiaCarta’s shareholders will continue to own over 40% of the combined company on a fully-diluted basis immediately after the Closing (assuming no redemptions by HH&L public shareholders); and (iii) major shareholders of DiaCarta agreed to have their ownership subjected to post-closing lock-up arrangements, such that, subject to limited exceptions, as of the date of this proxy statement / prospectus, shareholders representing over two-thirds of DiaCarta’s issued and outstanding shares have agreed to a 12-month lock-up of the shares of DiaCarta PubCo common stock to be acquired by them at closing of the Merger. The HH&L Board considered these to be strong signs of DiaCarta’s existing shareholders confidence in the combined company and the benefits to be realized as a result of the Merger.

•
Terms of the Merger Agreement.   The HH&L Board determined that the terms and conditions of the Merger Agreement were fair, advisable and in the best interests of HH&L and HH&L’s shareholders and were the product of arm’s-length negotiations among the parties.

•
Due Diligence.   The HH&L Board considered the fact that HH&L has conducted extensive due diligence review of, among others, DiaCarta’s business, industry dynamics, financial results, material contracts and regulatory compliance, and held discussions with DiaCarta’s management and financial and legal advisors.

•
Other Alternatives.   The HH&L Board’s belief is that after a thorough review of other business combination opportunities reasonably available to HH&L, the Business Combination represents the best potential business combination for HH&L and its shareholders based upon the process utilized to evaluate and assess other potential acquisition targets, and the HH&L Board believes that such process has not presented a better alternative.

•
Certainty of Closing of the Business Combination.   On the basis that (i) the Closing is not subject to any minimum cash closing condition; and (ii) the shareholders of DiaCarta representing at least two-thirds of the outstanding DiaCarta ordinary shares and DiaCarta preference shares (on an as converted basis as of the date of the Merger Agreement) have entered into the DiaCarta Holders Support Agreements agreeing to vote in favor of the transactions contemplated by the Merger Agreement, the HH&L Board expected that the Business Combination can be consummated pursuant to the terms and conditions of the Merger Agreement.

•
Independent Directors’ Role.   HH&L Board is comprised of a majority of independent directors who are not affiliated with the Sponsor or its affiliates. The independent directors evaluated and approved, as members of HH&L Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

For a more complete description of the HH&L Board’s reasons for approving the Business Combination, including other factors and risks considered by the HH&L Board, see “BCA Proposal — HH&L Board’s Reasons for the Approval of the Business Combination” beginning on page 205 of this proxy statement / prospectus.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “BCA Proposal — Related Agreements” beginning on page 194 of this proxy statement / prospectus.
Merger Agreement Amendment
On January 20, 2023, HH&L, Merger Sub and DiaCarta entered into the First Amendment to Business Combination Agreement (the “Merger Agreement Amendment”), pursuant to which the Merger Agreement was amended to provide that HH&L shall prepare and submit to NYSE or Nasdaq an initial listing application and obtain approval for the listing on NYSE or Nasdaq of such shares DiaCarta

PubCo common stock and DiaCarta PubCo warrant. For additional information, see “BCA Proposal — Related Agreements — Merger Agreement Amendment” beginning on page 194 of this proxy statement / prospectus.
HH&L Holders Support Agreement
In connection with the execution of the Merger Agreement, HH&L, DiaCarta and certain shareholders of HH&L entered into a support agreement, dated as of October 14, 2022, a copy of which is attached to the accompanying proxy statement / prospectus as Annex C (the “HH&L Holders Support Agreement”). Pursuant to the HH&L Holders Support Agreement, such shareholders of HH&L agreed to, among other things, (i) vote in favor of the Merger Agreement and other documents contemplated thereby and the transactions contemplated thereby, including the Business Combination, (ii) for a certain period of time as set out in the HH&L Holders Support Agreement, not transfer any shares or warrants of HH&L, (iii) waive or not otherwise perfect any anti-dilution or similar protection with respect to any Founder Shares, and (iv) not redeem, or submit a request to redeem, any HH&L ordinary shares owned by such HH&L shareholders in connection with the transactions contemplated by the Merger Agreement or otherwise, in each case, subject to the terms and conditions contemplated by the HH&L Holders Support Agreement. For additional information, see “BCA Proposal — Related Agreements — HH&L Holders Support Agreement” beginning on page 194 of this proxy statement / prospectus.
DiaCarta Holders Support Agreement
In connection with the execution of the Merger Agreement, HH&L entered into a support agreement with DiaCarta and certain shareholders of DiaCarta, dated as of October 14, 2022, a copy of which is attached to the accompanying proxy statement / prospectus as Annex D (the “DiaCarta Holders Support Agreement”). Pursuant to the DiaCarta Holders Support Agreement, such shareholders of DiaCarta agreed to, among other things, vote their outstanding ordinary shares and preference shares of DiaCarta in favor of the Merger Agreement and the other documents contemplated thereby and the related transactions contemplated thereby, including the DiaCarta Domestication and the Merger, subject to the terms and conditions contemplated by the DiaCarta Holders Support Agreement and for a certain period of time set forth in the DiaCarta Holders Support Agreement, not transfer any shares of DiaCarta. For additional information, see “BCA Proposal — Related Agreements — DiaCarta Holders Support Agreement” beginning on page 195 of this proxy statement / prospectus.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, DiaCarta PubCo, Domesticated DiaCarta, the Sponsor, certain stockholders of DiaCarta PubCo and certain stockholders of Domesticated DiaCarta will enter into the Registration Rights Agreement, pursuant to which DiaCarta PubCo will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act, and the holders party thereto, subject to certain requirements and customary conditions, will be granted customary demand and piggyback registration rights. For additional information, see “BCA Proposal — Related Agreements — Registration Rights Agreement” beginning on page 195 of this proxy statement / prospectus.
Lock-Up Agreement
Certain shareholders of HH&L and certain shareholders of DiaCarta will enter into the Lock-Up Agreement with DiaCarta PubCo at the Closing, pursuant to which such shareholders will agree, subject to certain customary exceptions, not to transfer any shares of DiaCarta PubCo common stock beginning on the Closing Date and ending on the earlier of (i) twelve (12) months after the Closing Date and (ii) subsequent to the Closing, the date on which (a) the closing trading price of the shares of DiaCarta PubCo common stock equals or exceeds $12.00 per share for any twenty (20) trading days within any thirty-day (30) trading period commencing one hundred and fifty (150) days after the Closing Date, or (b) DiaCarta PubCo completes a transaction that results in public shareholders having the right to exchange their common stock for cash, securities or other property. For additional information, see “BCA Proposal — Related Agreements — Lock-Up Agreement” beginning on page 196 of this proxy statement / prospectus.

Sponsor Shares Forfeiture Agreement
In connection with the execution of the Merger Agreement, HH&L and DiaCarta entered into a sponsor shares forfeiture agreement with the Sponsor, dated as of October 14, 2022, a copy of which is attached to the accompanying proxy statement / prospectus as Annex J (the “Sponsor Shares Forfeiture Agreement”). Pursuant to the Sponsor Shares Forfeiture Agreement, the Sponsor agreed to contribute or forfeit certain HH&L Class B ordinary shares owned by it to facilitate financing after the signing of the Merger Agreement and certain forfeiture arrangement with an agreed cap. For additional information, see “BCA Proposal — Related Agreements — Sponsor Shares Forfeiture Agreement” beginning on page 196 of this proxy statement / prospectus.
Ownership of DiaCarta PubCo following Business Combination
As of the date of this proxy statement / prospectus, there are 51,750,000 ordinary shares issued and outstanding (including those ordinary shares underlying the HH&L units), which includes the 10,350,000 HH&L Class B ordinary shares held by the Sponsor and certain directors of HH&L and the 41,400,000 public shares. As of the date of this proxy statement / prospectus, there is outstanding an aggregate of 30,980,000 warrants, which includes the 10,280,000 private placement warrants held by the Sponsor and 20,700,000 public warrants. Each whole warrant entitles the holder thereof to purchase one HH&L Class A ordinary share and, following the HH&L Domestication, will entitle the holder thereof to purchase one share of DiaCarta PubCo common stock. Therefore, as of the date of this proxy statement / prospectus (without giving effect to the Business Combination), the HH&L fully diluted share capital would be 82,730,000 ordinary shares.
It is anticipated that, following the Business Combination, (1) HH&L’s public shareholders are expected to own approximately 42.3% of the outstanding DiaCarta PubCo common stock, (2) the shareholders of DiaCarta (without taking into account any public shares held by the shareholders of DiaCarta prior to the consummation of the Business Combination) are expected to own approximately 47.1% of the outstanding DiaCarta PubCo common stock, and (3) the Sponsor and relate the Sponsor and certain directors and officers of HH&L who own HH&L Class B ordinary shares are expected to collectively own approximately 10.6% of the outstanding DiaCarta PubCo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting and exercise of all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants for shares of DiaCarta PubCo common stock (assuming that all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants are net-settled), and (b) that DiaCarta PubCo issues shares of DiaCarta PubCo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equal to 46,000,000 shares of DiaCarta PubCo common stock (assuming that all DiaCarta PubCo Options and Converted DiaCarta PubCo Warrants are net-settled). If the actual facts are different from these assumptions, the percentage ownership retained by the HH&L’s existing shareholders in the combined company will be different.

To illustrate all of the potential sources of dilution to our public shareholders who do not elect to have their shares redeemed for cash in the combined company, we have set forth in the table below the potential sources of dilution arising out of the Business Combination based on the assumptions stated below.
	Assuming No Redemptions (Shares)	% Ownership	Assuming Interim Redemptions(1) (Shares)	% Ownership	Assuming Maximum Redemptions(2) (Shares)	% Ownership
DiaCarta Equity Holders holding Ordinary Shares	25,617,380	19.9%	25,617,380	23.7%	25,617,380	28.1%
DiaCarta Equity Holders holding DiaCarta Series A Preference Shares	6,788,217	5.3%	6,788,217	6.3%	6,788,217	7.5%
DiaCarta Equity Holders holding DiaCarta Series B Preference Shares	10,962,622	8.5%	10,962,622	10.1%	10,962,622	12.0%
Holders of DiaCarta PubCo Options(3)	2,312,806	1.8%	2,312,806	2.1%	2,312,806	2.5%
Holders of Converted DiaCarta PubCo Warrants(4)	301,700	0.2%	301,700	0.3%	301,700	0.3%
HH&L Class A ordinary shares	41,400,000	32.2%	20,700,000	19.2%	3,718,903	4.1%
HH&L Class B ordinary shares	10,350,000	8.0%	10,350,000	9.6%	10,350,000	11.4%
Holders of HH&L public warrants(5)	20,700,000	16.1%	20,700,000	19.2%	20,700,000	22.7%
Holders of HH&L private placement warrants(5)	10,280,000	8.0%	10,280,000	9.5%	10,280,000	11.3%
Pro forma common stock outstanding at September 30, 2022	128,730,000	100%	99,750,000	100%	91,031,628	100%

(1)
Reflects redemptions of 20,700,000 shares owned by public shareholders, representing 50% of total outstanding ordinary shares held by public shareholders.

(2)
Reflects maximum redemptions of 37,681,093 shares owned by public shareholders, representing 91.0% of total outstanding ordinary shares held by public shareholders assuming SPAC closing cash will meet the minimal threshold under the Sponsor Shares Forfeiture Agreement without any transaction financing.

(3)
Assumes all awards under DiaCarta’s existing incentive plan are vested and exercised at Closing and 2,312,806 shares of DiaCarta PubCo common stock are issued to the holders of awards under DiaCarta’s existing incentive plan at closing of the Business Combination.

(4)
Assumes that all Converted DiaCarta PubCo Warrants to be issued in exchange for existing warrants of DiaCarta at Closing are exercised at such closing and 301,700 shares of DiaCarta PubCo common stock are issued to holders of Converted DiaCarta PubCo Warrants at closing of the Business Combination.

(5)
Public warrants and private placement warrants of HH&L are exercisable 30 days after the completion of Business Combination. For illustrative purposes of demonstrating the potential dilutive effect of the private placement warrants and public warrants, such securities are presented here as if they were fully exercised at closing of the Business Combination.

Date, Time and Place of Extraordinary General Meeting of HH&L’s Shareholders
The extraordinary general meeting of the shareholders of HH&L will be held at                 , Eastern Time, on                 , at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or virtually via live webcast at https://www.cstproxy.com/hhlacquisition/2023, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
Registering for the Special Meeting
Any shareholder wishing to attend the extraordinary general meeting should register for the extraordinary general meeting by           at           . To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of ordinary shares:
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If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only meeting, go to https://www.cstproxy.com/hhlacquisition/2023, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date
HH&L shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                 , which is the record date for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. HH&L warrants do not have voting rights. As of the close of business on the most recent practicable date before the date of this proxy statement / prospectus, there were 51,750,000 ordinary shares issued and outstanding (including those ordinary shares underlying the HH&L units), of which 41,400,000 were public shares, with the rest being held by the Sponsor and certain HH&L’s directors.
Quorum and Vote of HH&L Shareholders
A quorum of HH&L shareholders is necessary to hold a valid meeting. A quorum will be present at the HH&L general meeting if the holders of a majority of the issued shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
As of the most recent practicable date before the date of this proxy statement / prospectus, 15,525,001 HH&L Class A ordinary shares would be required to achieve a quorum.

The Sponsor and certain directors and officers of HH&L have agreed to vote all of their HH&L Class B ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement / prospectus, the Sponsor and such directors and officers owns approximately 20% of the issued and outstanding HH&L ordinary shares.
The proposals presented at the extraordinary general meeting require the following votes:
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BCA Proposal:   The approval of the BCA Proposal (including the Merger) requires a special resolution, being the affirmative vote for the proposal by the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the BCA Proposal, vote at the quorate extraordinary general meeting.

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Class B Conversion Proposal:   The approval of the Class B Conversion Proposal requires a special resolution under the Cayman Constitutional Documents, being the affirmative vote for the proposal by the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Class B Conversion Proposal, vote at the quorate extraordinary general meeting.

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Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under the Cayman Constitutional Documents, being the affirmative vote for the proposal by the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Domestication Proposal, vote at the quorate extraordinary general meeting.

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Organizational Documents Proposal:   The approval of the Organizational Documents Proposal (including the amendment of the Cayman Constitutional Documents) requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote for the proposal by the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Organizational Documents Proposal, vote at the quorate extraordinary general meeting.

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Advisory Organizational Documents Proposals:   The separate approval of each of the Advisory Organizational Documents Proposals requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote for each of the Advisory Organizational Documents Proposals by the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve each such Advisory Organizational Documents Proposal, vote at the quorate extraordinary general meeting.

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Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under the Cayman Constitutional Documents, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who voted at the quorate extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of HH&L Class B ordinary shares are entitled to vote on the election of directors to the HH&L Board. Therefore, only holders of the HH&L Class B ordinary shares will vote on the election of directors at the quorate extraordinary general meeting. Neither the failure to vote or abstentions of holders of HH&L Class A ordinary shares will have any effect on the outcome of the proposal.

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Stock Issuance Proposal:   The Stock Issuance Proposal is being proposed for approval by way of ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Stock Issuance Proposal, vote at the quorate extraordinary general meeting.

•
Equity Incentive Plan Proposal:   The Equity Incentive Plan Proposal is being proposed for approval by way of ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Equity Incentive Plan Proposal, vote at the quorate extraordinary general meeting.

•
Adjournment Proposal:   The Adjournment Proposal is being proposed for approval by way of ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Adjournment Proposal, vote at the quorate extraordinary general meeting.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of HH&L that DiaCarta PubCo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
•
hold public shares or if you hold public shares through HH&L units, you elect to separate your HH&L units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
submit a written request to Continental, HH&L’s transfer agent, that DiaCarta PubCo redeem all or a portion of your public shares for cash; and

•
deliver the certificates for your public shares (if any) along with the redemption forms to Continental physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of HH&L units must elect to separate the HH&L units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their HH&L units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the HH&L units into the underlying public shares and public warrants, or if a holder holds HH&L units registered in its own name, the holder must contact Continental directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, DiaCarta PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.06 per issued public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the HH&L Domestication and, accordingly, it is shares of DiaCarta PubCo common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of HH&L — Redemption Rights” in this proxy statement / prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how HH&L’s public shareholders vote. The Sponsor and each director and each officer of HH&L have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, subject also to the terms and conditions contemplated by the HH&L Holders Support Agreement. As of the date of this proxy statement / prospectus, the Sponsor owns approximately 20% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither HH&L’s shareholders nor HH&L’s warrant holders have appraisal rights in connection with the Business Combination or the HH&L Domestication under Cayman Islands law. HH&L’s shareholders who has voted in favor of the Business Combination and the HH&L Domestication and who is entitled to demand and has exercised appraisal rights of their shares in accordance with Section 262 of the DGCL shall be entitled to such rights as are granted by Section 262 of the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. HH&L has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of HH&L — Revoking Your Proxy.”
Interests of HH&L Directors and Officers in the Business Combination
When you consider the recommendation of HH&L Board in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and HH&L’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of HH&L shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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Prior to HH&L’s initial public offering, the Sponsor purchased 14,375,000 HH&L Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.002 per Founder Share, on September 7, 2020. On January 20, 2021, the Sponsor returned 5,750,000 HH&L Class B ordinary shares for no consideration, following which, the Sponsor holds 8,625,000 Founder Shares. On February 4, 2021, the Sponsor transferred an aggregate of 66,000 HH&L Class B ordinary shares to three independent directors. On February 4, 2021, HH&L effected a share dividend of 1,725,000 HH&L Class B ordinary shares, resulting in an aggregate of 10,350,000 HH&L Class B ordinary shares outstanding. On May 19, 2021, the Sponsor transferred 22,000 HH&L Class B ordinary shares to Skyview Enterprises Limited, an affiliate of Derek Sulger, an independent director of HH&L, for his board service for no cash consideration. As of the date of this proxy statement / prospectus, the Sponsor held 10,262,000 HH&L Class B ordinary shares. As a result of the significantly lower investment per HH&L Class B ordinary share of the Sponsor as compared with the investment per public share of HH&L’s public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our public shareholders.

•
If HH&L does not consummate a business combination by February 9, 2023 (or the Extended Deadline), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,262,000 HH&L Class B ordinary shares owned by the Sponsor would be worthless because following the redemption of the public shares, HH&L would likely have few, if any, net assets. Additionally, in such event, the 10,280,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of HH&L’s initial public offering for an aggregate purchase price of $10,280,000 will also expire worthless.

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HH&L’s directors and officers, Huanan Yang, Yingjie (Christina) Zhong, Qingjun Jin, Dr. Jingwu Zhang Zang, Professor Frederick Si Hang Ma and Derek Nelsen Sulger, also have a direct or indirect economic interest in the HH&L Class B ordinary shares. The 10,350,000 shares of DiaCarta PubCo common stock into which the 10,350,000 HH&L Class B ordinary shares held by the Sponsor and certain HH&L’s directors and officers will automatically convert in connection with the Merger (including after giving effect to the HH&L Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $      million based upon the closing price of $      per public share on the NYSE on           , the most recent practicable date prior to the date of this proxy statement / prospectus. However, given that such shares of DiaCarta PubCo common stock will be subject to certain restrictions, including those described elsewhere in this proxy statement / prospectus, HH&L believes such shares have less value. The 10,280,000 DiaCarta PubCo warrants into which the 10,280,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the HH&L Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $      million based upon the closing price of $      per public warrant on the NYSE on           , the most recent practicable date prior to the date of this proxy statement / prospectus. However, given that such DiaCarta PubCo warrants will be subject to certain restrictions, including those described elsewhere in this proxy statement / prospectus, HH&L believes such warrants have less value.
•
Accordingly, the Sponsor, officers and directors will lose their entire investment of $10,305,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $10,280,000 private placement warrant purchase price, if HH&L does not complete a business combination by February 9, 2023 (or the Extended Deadline).

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Pursuant to that certain letter agreement, dated as of February 5, 2021, by and among the HH&L, its executive officers, its directors, its advisory board member and the Sponsor, in connection with HH&L’s initial public offering, the Sponsor and other signatories (each of whom is a member of HH&L Board, advisory board member and/or executive officers) is subject to certain restrictions on transfer with respect to: (i) HH&L Class B ordinary shares (as defined in such letter agreement); and (ii) private placement warrants (as defined in such letter agreement). Such restrictions on the HH&L Class B ordinary shares end on the date that is one year after Closing, or are subject to an early price-based release if: (a) the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading period at least 150 days after the Business Combination, or (b) HH&L completes a transaction that results in public shareholders having the right to exchange the HH&L Class A ordinary shares for cash, securities or other property. The restrictions on the private placement warrants end on 30 days after the completion of a business combination.

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The Sponsor and each member of HH&L Board, advisory board member and/or executive officers irrevocably and unconditionally agreed that if HH&L seeks shareholder approval of a proposed Business Combination, then in connection with proposed Business Combination, such Sponsor and insider shall not elect to cause HH&L to redeem any of the 10,350,000 HH&L Class B ordinary shares and 10,280,000 private placement warrants beneficially owned or owned of record by such Sponsor or insider, or submit any of such securities for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.

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The Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their Founder Shares if HH&L fails to complete a business combination by February 9, 2023 (or the Extended Deadline).

•
HH&L’s existing directors and officers will be eligible for continued indemnification and continued coverage under HH&L’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement.

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Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to HH&L and remain outstanding. If HH&L does not complete an initial business combination within the required period, HH&L may use a portion of its working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used for this purpose. As of the date of this proxy statement / prospectus, HH&L has $500,000 amount of borrowings under an unsecured convertible promissory notes issued to the Sponsor, dated September 15, 2022.

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The Sponsor, officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination, including repayment of any other loans and advances made. However, if HH&L fails to consummate a business combination by February 9, 2023 (or the Extended Deadline), they will not have any claim against the trust account for reimbursement. Accordingly, HH&L may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

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Pursuant to the Registration Rights Agreement, the Sponsor, certain of its respective affiliates and certain shareholders of DiaCarta will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of DiaCarta PubCo common stock and warrants held by such parties following the consummation of the Business Combination.

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The Proposed Certificate of Incorporation will contain a provision expressly electing that DiaCarta PubCo will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders.

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Although the Sponsor and its affiliates have committed considerable capital to HH&L, including through its participation in the IPO and its contribution of a portion of the promote for no consideration, if the Business Combination is consummated, taking into account the investments described above, including the promote, it is possible that the Sponsor and its affiliates could realize a positive rate of return on such investments even if other HH&L shareholders experience a negative rate of return following the Business Combination.

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The Sponsor will benefit economically from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. That said, the Sponsor by pursuing a business combination with a less favorable target company or on terms less favorable to shareholders than what it would normally negotiate, may cause irreparable reputational damage to the Sponsor, which far exceeds to the dollar value of the Founder Shares, and this risk similarly serves as a disincentive from pursuing an unattractive business combination.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how HH&L’s public shareholders vote. The Sponsor and each director and each officer of HH&L have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, subject also to the terms and conditions contemplated by the HH&L Holders Support Agreement. As of the date of this proxy statement / prospectus, the Sponsor owns approximately 20% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding HH&L or HH&L’s securities, the Sponsor, DiaCarta our or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of HH&L’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, DiaCarta or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal, and the Advisory Organizational Documents Proposals, (3) otherwise limiting the number of public shares electing to redeem and (4) HH&L’s net tangible assets being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares it, he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “— Interests of HH&L’s Directors and Officers in the Business Combination” for a further discussion of these considerations.
Recommendation to Shareholders of HH&L
HH&L Board believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of HH&L’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the BCA Proposal, “FOR” the approval of the Class B Conversion Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Equity Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent HH&L’s good faith estimate of such amounts assuming a Closing as of      .
	Assuming No Redemption	Assuming Interim Redemption(1)	Assuming Maximum Redemption
(in millions)
Sources
Proceeds from Trust Account	$414,000,000	$207,000,000	$40,000,000
DiaCarta’s Equity(2)	460,000,000	460,000,000	460,000,000
Sponsor Shares	103,500,000	103,500,000	103,500,000
Total Sources	$977,500,000	$770,500,000	$603,500,000

	Assuming No Redemption	Assuming Interim Redemption(1)	Assuming Maximum Redemption
(in millions)
Uses
Cash on Balance Sheet	$394,000,000	$187,000,000	$20,000,000
DiaCarta’s Equity(2)	460,000,000	460,000,000	460,000,000
Sponsor Shares	103,500,000	103,500,000	103,500,000
Transaction costs(3)	20,000,000	20,000,000	20,000,000
Total Uses	$977,500,000	$770,500,000	$603,500,000

(1)
Reflects redemptions of 20,700,000 shares owned by public shareholders, representing 50% of total outstanding ordinary shares held by public shareholders.

(2)
DiaCarta PubCo common stock to be issued at a deemed value of $10.00 per share.

(3)
Reflects estimated transaction expenses, which include (a) the advisor fee (“CCM Advisor Fee”) equal to $4,000,000 to be paid to Cohen & Company Capital Markets (“CCM”) at Closing for its service as financial advisor to HH&L in connection with the Business Combination (an amount up to $2,000,000 of the CCM Advisor Fee (“Deferred CCM Advisor Fee”) may be paid by HH&L, in its discretion, in the form of shares of DiaCarta PubCo common stock at any time between 60 days and 120 days following the closing of the Business Combination); and (b) the placement fee (“CCM Placement Fee”) in an amount equal to 4.0% of the sum of the gross proceeds raised from investors solicited and identified by CCM and actually received by HH&L or DiaCarta prior to the closing of the Business Combination, if any, to be paid to CCM, as the placement agent, by HH&L at the closing of the transaction financing, if any. CCM Advisor Fee (including Deferred CCM Advisor Fee) and CCM Placement Fee are contingent on the closing of the Business Combination. Pursuant to the GS Fee Waiver and the CS Fee Waiver, each of Goldman Sachs and Credit Suisse waived any entitlement to their respective portions of the $14,490,000 underwriting commission fee under the Underwriting Agreement.

U.S. Federal Income Tax Considerations
For a discussion summarizing certain U.S. federal income tax considerations of the Domestication and an exercise of redemption rights in connection with the Business Combination, please see “U.S. Federal Income Tax Considerations” beginning on page 249 of this proxy statement / prospectus.
Expected Accounting Treatment
The HH&L Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of HH&L as a result of the HH&L Domestication. The business, capitalization, assets and liabilities and financial statements of DiaCarta PubCo immediately following the HH&L Domestication will be the same as those of HH&L immediately prior to the HH&L Domestication.
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, HH&L is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of DiaCarta issuing stock for the net assets of HH&L, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On December 17, 2022, HH&L and DiaCarta filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. On December 20, 2022, the Premerger Notification Office of the FTC and the Antitrust Division confirmed receipt of completed Notification and Report Forms from all parties with respect to the Business Combination. The waiting period has expired on January 19, 2023 at 11:59pm.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. HH&L cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, HH&L cannot assure you as to its result.
Neither HH&L nor DiaCarta are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Emerging Growth Company
HH&L is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in HH&L’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. HH&L has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, HH&L, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of HH&L’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
HH&L will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of HH&L’s initial public offering, (b) in which HH&L has total annual gross revenue of at least $1.235 billion or (c) in which HH&L is deemed to be a large accelerated filer, which means the market value of HH&L’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which HH&L has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Additionally, HH&L is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. HH&L will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its common equity held by non-affiliates exceeds $700 million as of the prior June 30th or (2) the market value of its common equity exceeds $250 million and its annual revenues exceeds $100 million during such fiscal year.
Risk Factors
In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement / prospectus and especially consider the factors discussed in the sections titled “Risk Factor Summary” and “Risk Factors” beginning on page 72 of this proxy statement / prospectus. In particular, such risks include, but are not limited to, the following:
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The Sponsor has agreed to vote in favor of the Business Combination, regardless of how HH&L’s public shareholders vote.

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DiaCarta has a history of net losses.

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DiaCarta expects to incur materially higher expenses from being a public company.

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DiaCarta’s current or future products may not achieve or maintain sufficient market acceptance.

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DiaCarta does not yet have effective disclosure controls and procedures, and internal control over financial reporting.

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If DiaCarta fails to retain sales and marketing personnel or fails to increase our marketing and sales prowess, it may not be able to generate revenue growth; DiaCarta’s in-house sales function may reduce flexibility and competitiveness.

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DiaCarta’s current line of diagnostic tests is covered under CLIA and CMS, although its COVID testing program and select partnerships it may enter may cause DiaCarta to be subject to additional FDA requirements.

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Healthcare reform measures could impede or prevent the commercial success of DiaCarta’s products and services.

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New product development and commercialization involve a lengthy and complex process and DiaCarta may be unable to develop or commercialize new products on a timely basis, or at all.

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Clinical development involves lengthy and expensive processes with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

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A pandemic, epidemic or outbreak of an infectious disease could adversely affect DiaCarta’s business and DiaCarta may be unable to develop responsive products and services in a timely manner; there can be no assurance that DiaCarta will continue to successfully offer COVID-19 testing kits and services.

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Failure to comply with U.S. federal, state, and foreign laboratory licensing requirements and the applicable requirements of the FDA or any other regulatory authority, could cause DiaCarta to lose the ability to perform tests, experience disruptions to its business, or become subject to administrative or judicial sanctions.

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Success depends on DiaCarta’s ability to develop, receive regulatory clearance or approval or certification for, and introduce new diagnostic tests or enhancements to existing diagnostic tests that will be accepted by the market in a timely manner. There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of future diagnostic tests.

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Developing new or improved diagnostic tests is an expensive, speculative and risky endeavor which may not be successful.

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If DiaCarta cannot maintain its current relationships, or enter into new relationships, with biopharmaceutical companies, its revenue prospects could be reduced.

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DiaCarta’s business and reputation will suffer if it is unable to establish and comply with stringent quality standards to assure that the highest level of quality is observed

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DiaCarta’s operating results may fluctuate materially, which makes its future operating results difficult to predict and could cause its operating results to fall below expectations or any guidance DiaCarta may provide.

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DiaCarta’s success could be impaired if it is unable to obtain, maintain and protect its intellectual property rights.

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If DiaCarta is unable to protect the confidentiality of its trade secrets, DiaCarta’s business and competitive position could be damaged.

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DiaCarta’s use, disclosure, and other processing of personally identifiable information, including health information, is subject to HIPAA and other U.S. federal, state, and foreign privacy and security regulations, and any failure to comply with those regulations or to adequately secure such information could result in significant liability or reputational harm.

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Significant portions of DiaCarta’s operations are located outside of the United States, which subjects DiaCarta to additional risks, including increased complexity and costs of managing international operations and geopolitical instability.

•
DiaCarta’s PRC subsidiaries, and associated operations and revenues, are subject to PRC risks, including changes in the political and economic policies of the PRC government; reliance on third-party testing institutions for PRC operations; uncertainty whether new and proposed laws and regulations (some of which have been identified for increased enforcement and scrutiny) apply to DiaCarta’s PRC subsidiaries or their operations; DiaCarta’s PRC subsidiaries have not made adequate social insurance and housing fund contributions for all employees; DiaCarta’s PRC subsidiaries collect and handle a large amount of personal data, and the improper handling of or unauthorized access to such data could subject DiaCarta’s PRC subsidiaries to penalties or harm DiaCarta’s reputation

•
The process of taking a company public by means of a merger with a special purpose acquisition company is different from taking a company public through a traditional initial public offering and may create risks for our unaffiliated investors.

•
HH&L and DiaCarta will incur significant transaction and transition costs in connection with the Business Combination.

•
HH&L and DiaCarta may not be able to obtain transaction financing in connection with the Business Combination.

•
We may be forced to close the Merger even if we determined it is no longer in HH&L shareholders’ best interest.

•
HH&L’s current directors and officers and their affiliates have interests that are different than, or in addition to (and which may conflict with), the interests of its shareholders, and therefore potential conflicts of interest exist in recommending that shareholders vote in favor of approval of the Merger. Such conflicts of interests include that the Sponsor, as well as HH&L’s directors, officers and affiliates are expected to lose their entire investment in HH&L if the Merger is not completed.

•
The exercise of HH&L’s directors’ discretion in agreeing to changes or waivers in the terms of the Merger may result in a conflict of interest when determining whether such changes to the terms of the Merger or waivers of conditions are appropriate and in HH&L’s best interest.

Recent Developments
Merger Agreement Amendment
On January 20, 2023, HH&L, Merger Sub and DiaCarta entered into the First Amendment to Business Combination Agreement (the “Merger Agreement Amendment”), pursuant to which the Merger Agreement was amended to provide that HH&L shall prepare and submit to NYSE or Nasdaq an initial listing application and obtain approval for the listing on NYSE or Nasdaq of such shares DiaCarta PubCo common stock and DiaCarta PubCo warrant. For additional information, see “BCA Proposal — Related Agreements — Merger Agreement Amendment” beginning on page 194 of this proxy statement / prospectus.
Extraordinary General Meeting in connection with the Extension Proposal, etc.
On January 17, 2023, HH&L filed with the SEC the Extension Proxy in relation to a proposed extraordinary general shareholder meeting of HH&L’s shareholders to approve, among others, the Extension Proposal. The record date of such extraordinary general meeting is January 9, 2023, and the date of such extraordinary general meeting is February 7, 2023.
In connection with the Extension Proposal, HH&L is expected to (A) for the period from February 9, 2023 until March 9, 2023, deposit into the Trust Account the lesser of US$380,000 and US$0.0475 for each public share that is not redeemed as of February 9, 2023; (B) if HH&L does not consummate a business combination by March 9, 2023 and the Board elects to extend the period to consummate a business combination from March 9, 2023 to April 9, 2023, for the period from March 9, 2023 to April 9, 2023, deposit into the Trust Account the lesser of US$380,000 and US$0.0475 for each public share that is not redeemed as of March 9, 2023; and (C) if HH&L does not consummate a business combination by April 9, 2023 and the Board elects to extend the period to consummate a business combination from April 9, 2023 to May 9, 2023, for the period from April 9, 2023 to May 9, 2023, deposit into the Trust Account the lesser of US$380,000 and US$0.0475 for each public share that is not redeemed as of April 9, 2023, provided that the sum of Contributions shall not exceed the lesser of (a) US$1,140,000 and (b) US$0.1425 for each public share that is not redeemed in connection with the Extension Proposal.
In addition, through the Extension proxy, HH&L is seeking its shareholders’ approval of an amendment of the Trust Agreement to (i) reflect the Extension Proposal and (ii) allow HH&L to maintain any remaining amount in its Trust Account in an interest bearing demand deposit account at a bank.
In order to mitigate the risk of being viewed as operating an unregistered investment company, we will, no later than the date that is 24 months following the effective date of the our IPO, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the trust account, to liquidate the U.S. government treasury bills or money market funds held in the trust account and thereafter to hold all funds in the trust account in cash items until the earlier of consummation of an initial business combination and liquidation. Such cash items may include interest bearing demand deposit accounts at banks, if the Extension Proposal and other proposals included in the Extension Proxy are approved.
Approval of the Extension Proposal and other proposals included in the Extension Proxy will entitle HH&L’s public shareholders to require HH&L to redeem their shares with funds in the Trust Account similar to their redemption rights with respect to the extraordinary general meeting described in this proxy statement/prospectus. HH&L expects a substantial number of its public shareholders to request redemption. However, there can be no assurance that Extension Proposal and other proposals included in the Extension Proxy will be approved by HH&L’s shareholders. For more information about the Extension Proposal, please see HH&L’s Schedule 14A filed with the SEC on January 17, 2023 which are publicly available on the SEC’s website at www.sec.gov.
The Resignation of HH&L’s IPO Underwriters
Each of Goldman Sachs and Credit Suisse was an underwriter for the initial public offering of securities of HH&L, which was consummated on February 9, 2021. In April 2021, through Goldman Sachs, HH&L was made aware that DiaCarta was considering exploring going public via a merger with a SPAC. On December 12, 2021, Goldman Sachs informed HH&L that it would not further participate in assisting HH&L in its search for business combination opportunities. Neither HH&L nor DiaCarta has formally engaged either Goldman Sachs or Credit Suisse to serve as an advisor in any capacity related to the Business Combination. Additionally, neither Goldman Sachs nor Credit Suisse (i) was responsible for the preparation of any disclosure that is included in this proxy statement / prospectus, or any materials underlying such disclosure; (ii) was involved in the preparation of any materials received by the HH&L Board or DiaCarta’s board of directors or management; (iii) produced any work product in relation to the Business Combination for which HH&L relied on their expertise; or (iv) had assisted HH&L with any aspect in connection with the negotiation of the Business Combination. Previously, Credit Suisse had assisted HH&L with diligence and structural analysis relating to two abandoned business combination opportunities. Goldman Sachs had assisted HH&L with diligence and structural analysis relating to an abandoned business combination opportunity.
On October 7, 2022, Goldman Sachs delivered the GS Fee Waiver. On October 13, 2022, HH&L and Credit Suisse executed the CS Fee Waiver. On November 14, 2022, Credit Suisse delivered the Credit Suisse Resignation Letter to the SEC.
Pursuant to the CS Fee Waiver, Credit Suisse has expressly waived all deferred underwriting commissions owed to it pursuant to the Underwriting Agreement. Pursuant to the GS Fee Waiver, Goldman Sachs has expressly waived all deferred underwriting commissions owed to it pursuant to the Underwriting Agreement. Each of Goldman Sachs and Credit Suisse has performed all its obligations under the Underwriting Agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a resignation and, to the extent enforceable, fee waiver for services already rendered is unusual. HH&L was not made aware of, and did not seek out, the reasons why each of Goldman Sachs and Credit Suisse waived their respective portion of the deferred underwriting commission fee. As a result of the Credit Suisse Resignation, the GS Fee Waiver and the CS Fee Waiver, the transaction fees payable by HH&L in connection with the Business Combination will be reduced by an amount equal to the deferred underwriting commission attributable to Goldman Sachs and Credit Suisse as reflected in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Pursuant to the Credit Suisse Resignation Letter, Credit Suisse disclaimed any responsibility for the contents of this proxy statement / prospectus. In addition, Goldman Sachs is not involved in the preparation of this proxy statement / prospectus. As of the date of this proxy statement / prospectus, Goldman Sachs has not claimed any role in the Business Combination and has disclaimed any responsibility for the content of this proxy statement / prospectus.
As of the date of this proxy statement / prospectus, there is no dispute between any of HH&L, DiaCarta, Goldman Sachs or Credit Suisse, or any combination of the foregoing with respect to the Credit Suisse Resignation, the GS Fee Waiver and the CS Fee Waiver discussed above. Neither HH&L nor DiaCarta believes that the Credit Suisse Resignation, the GS Fee Waiver and the CS Fee Waiver will adversely impact the transactions described in this proxy statement / prospectus or the consummation of the Business Combination. See also “Risk Factors — Risks Relating to the Merger — Each of Goldman Sachs and Credit Suisse is unwilling to be associated with the disclosure in this proxy statement / prospectus or the underlying transactions contemplated by the Business Combination.”
HH&L continues to have customary obligations with respect to use of information and indemnification under the Underwriting Agreement. In particular, as is customary, certain provisions of the Underwriting Agreement shall survive Credit Suisse’s resignation. In addition, the GS Fee Waiver stipulates that GS does not forfeit or waive any claim or rights it may otherwise have under the Underwriting Agreement. These provisions include HH&L’s obligation to (i) indemnify and hold harmless each underwriter against any and all losses, claims, damages or liabilities, joint or several, to which such underwriter may become subject under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the registration statement, any preliminary prospectus, the pricing prospectus or the prospectus, or any amendment or supplement thereto, any issuer free writing prospectus, any “roadshow” as defined in Rule 433(h) under the Securities Act, any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any testing-the-waters communication, each used in connection with HH&L’s IPO, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending against any such action or claim; subject in each case to customary exceptions.
In addition, the Underwriting Agreement described above contains a contribution provision in the event that the indemnity obligations are unavailable or insufficient to hold harmless an indemnified party, however, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the offered securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay. There can be no assurance that HH&L would have sufficient funds to satisfy such indemnification claims.
At no time prior to or after the Credit Suisse Resignation did Credit Suisse indicate that it had any concerns specific to the Business Combination and Credit Suisse did not advise HH&L or DiaCarta that it was in disagreement with the contents of this proxy statement / prospectus or the registration statement of which it forms a part. We provided the disclosure in this proxy statement / prospectus pertaining to the Credit Suisse Resignation and CS Fee Waiver (the “Credit Suisse Disclosure”) to Credit Suisse and requested confirmation that it agree with the Credit Suisse Disclosure. There can be no assurances that Credit Suisse agrees with the Credit Suisse Disclosure and no inference can be drawn to this effect. Shareholders should not put any reliance either on the participation of Credit Suisse in the initial public offering of HH&L prior to the Credit Suisse Resignation or on the Credit Suisse Resignation in respect of the transactions described in this proxy statement / prospectus.
At no time prior to or after the GS Fee Waiver did Goldman Sachs indicate that it had any concerns specific to the Business Combination and Goldman Sachs did not advise HH&L or DiaCarta that it was in disagreement with the contents of this proxy statement / prospectus or the registration statement of which it forms a part. We provided the disclosure in this proxy statement / prospectus pertaining to the GS Fee Waiver (the “GS Disclosure”) to Goldman Sachs and requested confirmation that it agree with the GS Disclosure. There can be no assurances that Goldman Sachs agrees with the GS Disclosure and no inference can be drawn to this effect. Shareholders should not put any reliance either on the participation of Goldman Sachs in the initial public offering of HH&L prior to the GS Fee Waiver or on the GS Fee Waiver in respect of the transactions described in this proxy statement / prospectus.
HH&L shareholders may be more likely to elect to redeem their shares as a result of the Credit Suisse Resignation, CS Fee Waiver and GS Fee Waiver. See also “Risk Factors — Risks Relating to the Merger — Each of Goldman Sachs and Credit Suisse has not been involved with the preparation of the disclosure in this proxy statement / prospectus or the underlying transactions contemplated by the Business Combination.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF HH&L
The following table sets forth selected historical financial information derived from HH&L’s unaudited financial statements as of and for the nine months ended September 30, 2022 and HH&L’s audited financial statements as of and for the year ended December 31, 2021 and for the period from September 4, 2020 (inception) through December 31, 2020, each of which is included elsewhere in this proxy statement / prospectus. Such financial information should be read in conjunction with the audited and unaudited financial statements and related notes included elsewhere in this proxy statement / prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following summary financial information in conjunction with the section entitled “HH&L’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and HH&L’s financial statements and the related notes appearing elsewhere in this proxy statement / prospectus.
	For the Nine Months Ended September 30, 2022 (unaudited)	For the Year Ended December 31, 2021	For the Period from September 4, 2020 (inception) through December 31, 2020
Statement of Operations Data:
General and administrative expenses	$2,499,624	$1,640,492	$12,681
Administrative expenses – related party	135,000	165,000	—
Loss from operations	(2,634,624)	(1,805,492)	(12,681)
Other income (expense):
Change in fair value of derivative warrant liabilities	16,419,400	3,923,200	—
Financing cost – derivative warrant liabilities	—	(821,170)	—
Income from investments held in Trust Account	2,493,903	23,891	—
Net income (loss)	16,278,679	1,320,429	(12,681)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	41,400,000	36,976,438	—
Basic and diluted net income (loss) per ordinary share, Class A	$0.31	$0.03	$—
Basic weighted average shares outstanding of Class B ordinary shares	10,350,000	10,205,753	9,000,000
Diluted weighted average shares outstanding of Class B ordinary shares	10,350,000	10,350,000	9,000,000
Basic and diluted net income (loss) per ordinary share, Class B	$0.31	$0.03	$(0.00)
	September 30, 2022 (Unaudited)	December 31,
		2021	2020
Balance Sheet Data:
Assets
Current assets:
Cash	$293,137	$399,935	$6,410
Prepaid expenses	137,676	326,283	17,000
Total current assets	430,813	726,218	23,410
Deferred offering costs	—	—	439,752
Investments held in Trust Account	416,517,794	414,023,891	—
Total Assets	$416,948,607	$414,750,109	$463,162

	September 30, 2022 (Unaudited)	December 31,
		2021	2020
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$135,297	$176,063	$116,374
Accrued expenses	2,733,810	988,825	194,520
Accounts payable – related party	300,000	165,000	—
Working Capital Loan – related party	500,000	—	139,949
Total current liabilities	3,669,107	1,329,888	450,843
Derivative warrant liabilities	929,400	17,348,800	—
Deferred underwriting commissions	14,490,000	14,490,000	—
Total liabilities	19,088,507	33,168,688	450,843
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 41,400,000 and 0 shares at $10.06 and $10.00 per share redemption value as of September 30, 2022 and December 31, 2021, respectively	416,417,794	414,000,000	—
Shareholders’ Equity (Deficit):
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued and outstanding at December 31, 2021 and 2020	—	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,350,000 shares issued and outstanding at December 31, 2021 and 2020(1)	1,035	1,035	1,035
Additional paid-in capital	—	—	23,965
Accumulated deficit	(18,558,729)	(32,419,614)	(12,681)
Total shareholders’ equity (deficit)	(18,557,694)	(32,418,579)	12,319
Total Liabilities, Class A Ordinary shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$416,948,607	$414,750,109	$463,162

The December 31, 2020 amount included up to 1,350,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On February 9, 2021, the full amount of the over-allotment was exercised resulting in no forfeiture of shares.

SELECTED HISTORICAL FINANCIAL INFORMATION OF DIACARTA
The following table sets forth selected historical financial information derived from DiaCarta’s unaudited financial statements as of and for the nine months ended September 30, 2022, and DiaCarta’s audited financial statements as of and for the year ended December 31, 2021 and for the year ended December 31, 2020, each of which is included elsewhere in this proxy statement / prospectus. Such financial information should be read in conjunction with the audited and unaudited financial statements and related notes included elsewhere in this proxy statement / prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following summary financial information in conjunction with the section entitled “DiaCarta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and HH&L’s financial statements and the related notes appearing elsewhere in this proxy statement / prospectus.
	For the Nine months Ended September 30, 2022	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
Statement of Operations Data:
Revenues	$18,332,240	$41,501,568	$14,445,079
Cost of Revenues	10,722,756	13,426,619	8,629,681
Gross Profit	7,609,484	28,074,949	5,815,398
Operating Expenses:
Selling and marketing expenses	1,855,147	1,820,038	1,182,573
General and administrative expenses	3,889,301	3,824,924	2,566,119
Research and development expenses	4,868,430	5,179,766	4,841,818
Total Operating Expenses	10,612,878	10,824,728	8,590,510
Income(Loss) from Operations	(3,003,394)	17,250,221	(2,775,112)
Interest income(expense), net	123,371	(701,630)	(336,222)
Investment loss	(140,787)	(10,370)	88,764
Other income(expense), net	(319,626)	600,405	848,784
Total Other income (expense)	(337,042)	(111,595)	601,326
Income (Loss) before Income Taxes	(3,340,436)	17,138,626	(2,173,786)
Income Taxes	(403,192)	(5,328,468)	(44,195)
Net Income (Loss)	$(2,937,244)	$11,810,158	$(2,217,981)
Less: net income attributable to noncontrolling interests	—	—	34,463
Net Income (Loss) attributable to DiaCarta	(2,937,244)	11,810,158	(2,183,518)
Foreign currency translation adjustments	(622,386)	290,631	472,844
Total Comprehensive Income (Loss)	$(3,559,630)	$12,100,789	$(1,745,137)
Less: comprehensive loss attributable to non-controlling interest	—	—	34,463
Comprehensive Income (Loss) attributable to DiaCarta	(3,559,630)	12,100,789	(1,710,674)
Net Loss Per Common Share
Basic	(0.10)	0.41	(0.08)
Diluted	(0.10)	0.25	(0.08)

	For the Nine months Ended September 30, 2022	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
Weighted Average Number of Common Shares Outstanding:
Basic	28,469,472	28,469,472	28,469,472
Diluted	28,469,472	49,370,099	28,469,472

	As of
	September 30, 2022	December 31, 2021	December 31, 2020
Balance Sheet Data:
Assets
Cash and cash equivalents	$4,243,524	$22,644,119	$9,595,487
Short-term investments	10,916,415	—	—
Accounts receivable, net	4,071,378	6,219,331	3,898,667
Advances to suppliers	20,153	147,642	199,777
Inventories, net	1,451,085	1,198,578	1,069,717
Prepaid income taxes	2,484,630	—	—
VAT recoverables	139,260	244,755	406,467
Prepayments	240,577	248,854	63,187
Loan due from a related party	288,255	223,219	—
Other current assets	239,345	243,635	236,458
Total Current Assets	24,094,622	31,170,133	15,469,760
Property and equipment, net	2,535,658	2,491,126	2,722,681
Intangible assets, net	9,070	10,529	12,261
Operating lease right-of-use asset	7,432,419	8,997,758	2,838,822
Finance lease assets	22,596	53,024	101,807
Deferred tax assets	2,389,240	2,389,240	4,893,834
Loan due from a related party	1,419,836	1,114,145	757,992
Other asset	42,125	42,125	417,727
Total Non-current Assets	13,850,944	15,097,947	11,745,124
Total Assets	$37,945,566	$46,268,080	$27,214,884
Liabilities and Shareholders’ Equity
Accounts payable	$4,588,796	$5,339,633	$3,994,768
Accrued liabilities and other payables	281,277	543,866	483,168
Loan from a shareholder	—	—	1,188,428
Operating lease liabilities, current	1,224,747	1,164,841	678,114
Finance lease liabilities, current	—	14,803	52,363
Income tax payable	—	1,218,562	15,038
Advance from customers	168,366	145,475	1,442,124
Convertible bonds payable	—	2,152,617	—
Total Current Liabilities	6,263,186	10,579,797	7,854,003
Long-term loan	—	—	463,238
Convertible bonds payable	—	—	1,433,485

	As of
	September 30, 2022	December 31, 2021	December 31, 2020
Lease Liabilities, non-current	7,285,463	9,098,024	3,101,691
Finance lease liabilities, non-current	—	—	21,099
Total Non-current Liabilities	7,285,463	9,098,024	5,019,513
Total Liabilities	13,548,649	19,677,821	12,873,516
Shareholders’ Equity
Ordinary shares (USD0.001 par value, 28,469,472 shares authorized; 28,469,472 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively)	28,469	28,469	28,469
Series A non-redeemable preferred shares (USD0.001 par value, 7,543,948 shares authorized; 7,543,948 shares issued and outstanding with liquidation preference of $8,000,000 at September 30, 2022 and December 31, 2021, respectively)	7,544	7,544	7,544
Series B non-redeemable preferred shares (USD0.001 par value, 13,646,217 shares authorized; 12,183,137 shares issued and outstanding with liquidation preference of $36,336,249, at September 30, 2022 and December 31, 2021, respectively)	12,183	12,183	12,183
Additional paid-in capital	55,385,930	54,019,642	53,871,540
Accumulated deficit	(28,688,454)	(25,751,210)	(37,561,368)
Accumulated other comprehensive loss	(2,348,755)	(1,726,369)	(2,017,000)
Total Shareholders’ Equity	24,396,917	26,590,259	14,341,368
Total Liabilities and Shareholders’ Equity	$37,945,566	$46,268,080	$27,214,884

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination included elsewhere in this proxy statement / prospectus. Under each of the no redemptions, the interim redemptions and the maximum redemptions scenario, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, HH&L will be treated as the “acquired” company for accounting and financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of DiaCarta issuing equity for the net assets of HH&L, accompanied by a recapitalization. The net assets of HH&L will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2022 gives effect to the Business Combination as if it had occurred on September 30, 2022. The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2022 gives effect to the Business Combination as if they had occurred on January 1, 2022. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2021 gives effect to the Business Combination as if it had occurred on January 1, 2021.
The summary pro forma data have been derived from and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) of HH&L appearing elsewhere in this proxy statement / prospectus and the accompanying notes to the pro forma financial statements. The pro forma financial statements are based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of HH&L and DiaCarta for the applicable periods included in this proxy statement / prospectus.
The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what DiaCarta’s and HH&L’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of DiaCarta PubCo.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:
•
Assuming No Redemption Scenario:   This presentation assumes that no HH&L’s public stockholders elect to have their HH&L Public Shares redeemed for cash in connection with the Business Combination;

•
Assuming Interim Redemption Scenario:   This presentation assumes that HH&L’s public shareholders holding 20,700,000 shares, representing 50% of total outstanding ordinary shares held by public shareholders, exercise their redemption rights and that such shares are redeemed for their pro rata share of the funds in the Trust Account; and

•
Assuming Maximum Redemption Scenario:   This presentation assumes that HH&L’s public shareholders holding 37,681,093 of HH&L’s public shares, representing 91.0% of total outstanding ordinary shares held by public shareholders, exercise their redemption rights and that such shares are redeemed for their pro rata share of the funds in the Trust Account for aggregate redemption proceeds of $376,810,931. This scenario also assumes that HH&L will have a minimum of $40 million SPAC closing cash which results from approximately 9.0% of HH&L’s Class A public shareholders not being redeemed, such that the Sponsor will not be obligated to forfeit a portion of HH&L’s Class B ordinary shares held by it under the Sponsor Shares Forfeiture Agreement.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Interim Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Nine Months Ended September 30, 2022
Total revenue	$18,332,240	$18,332,240	$18,332,240
Net income	$13,741,171	$13,741,171	$13,741,171
Net income per share – basic and diluted	$0.14	$0.18	$0.23
Weighted-average shares outstanding – basic and diluted	97,750,000	77,050,000	60,068,907
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Year Ended December 31, 2021
Total revenue	$41,501,568	$41,501,568	$41,501,568
Net income	$13,854,369	$13,854,369	$13,854,369
Net income per share – basic and diluted	$0.14	$0.18	$0.23
Weighted-average shares outstanding – basic and diluted	97,750,000	77,050,000	60,068,907
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2022
Cash and cash equivalents	$402,110,627	$195,110,627	$25,299,696
Total current assets	$422,099,401	$215,099,401	$45,288,470
Total assets	$435,950,345	$228,950,345	$59,139,414
Total current liabilities	$6,263,186	$6,263,186	$6,263,186
Total liabilities	$14,478,049	$14,478,049	$14,478,049
Total stockholders’ equity	$421,472,296	$214,472,296	$44,661,365

COMPARATIVE SHARE INFORMATION
The following table sets forth summary historical comparative share information for HH&L and DiaCarta and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemption Scenario:   This presentation assumes that no HH&L’s public stockholders elect to have their HH&L Public Shares redeemed for cash in connection with the Business Combination;

•
Assuming Interim Redemption Scenario:   This presentation assumes that HH&L’s public shareholders holding 20,700,000 shares, representing 50% of total outstanding ordinary shares held by public shareholders, exercise their redemption rights and that such shares are redeemed for their pro rata share of the funds in the Trust Account; and

•
Assuming Maximum Redemption Scenario:   This presentation assumes that HH&L’s public shareholders holding 37,681,093 of HH&L’s public shares, representing 91.0% of total outstanding ordinary shares held by public shareholders, exercise their redemption rights and that such shares are redeemed for their pro rata share of the funds in the Trust Account for aggregate redemption proceeds of $376,810,931. This scenario also assumes that HH&L will have a minimum of $40 million SPAC closing cash which results from approximately 9.0% of HH&L’s Class A public shareholders not being redeemed, such that the Sponsor will not be obligated to forfeit a portion of HH&L’s Class B ordinary shares held by it under the Sponsor Shares Forfeiture Agreement.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2022. The weighted average shares outstanding and net earnings per share information for the period ended September 30, 2022 and the year ended December 31, 2021 reflect the Business Combination as if it had occurred on January 1, 2022 and January 1, 2021, respectively.
This information is only a summary and should be read in conjunction with the historical financial statements of HH&L and DiaCarta and related notes included elsewhere in this proxy statement / prospectus. The unaudited pro forma combined per share information of HH&L and DiaCarta is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement / prospectus.
The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor income or loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of HH&L and DiaCarta would have been had the companies been combined during the periods presented.

	Historical		Pro forma			Unaudited DiaCarta equivalent pro forma per share data(4)
	HH&L	DiaCarta	No redemption scenario	Interim redemption scenario	Maximum redemption scenario	No redemption scenario	Interim redemption scenario	Maximum redemption scenario
	Class A Ordinary Shares	Class B Ordinary Shares
As of and for the nine months ended September 30, 2022
Book value per share – basic and diluted(1)	$10.01	$(0.0001)	$4.31	$2.78	$0.74	$4.43	$2.88	$0.78
Weighted average shares outstanding – basic and diluted	41,400,000	10,350,000	97,750,000	77,050,000	60,068,907	95,136,215	74,436,215	57,455,122
Net income (loss) per share – basic and diluted(2)	$0.31	$0.31	$0.14	$0.18	$0.23	$0.14	$0.18	$0.23
For the year ended December 31, 2021
Weighted average shares outstanding – basic and diluted	36,976,438	10,350,000	97,750,000	77,050,000	60,068,907	95,136,215	74,436,215	57,455,122
Net income (loss) per share – basic and diluted(3)	$0.03	$0.03	$0.14	$0.18	$0.23	$0.15	$0.19	$0.25

(1)
Book value per share as of September 30, 2022 is calculated as total equity divided by:

•
Common shares outstanding as of September 30, 2022 for HH&L Class A ordinary shares (excluding 37,681,093 shares subject to possible redemption in the maximum redemption scenario);

•
Common shares outstanding as of September 30, 2022 for HH&L Class B ordinary shares

•
Common shares outstanding as of September 30, 2022 for DiaCarta;

•
Common shares outstanding as of September 30, 2022 for the combined company, after giving effect to the Business Combination, for the pro forma information.

(2)
Net income (loss) per common share for the nine months ended September 30, 2022 is calculated based on:

•
Weighted average number of common shares outstanding for the nine months ended September 30, 2022 for HH&L;

•
Weighted average number of common shares outstanding for the nine months ended September 30, 2022 for DiaCarta;

•
Weighted average number of common shares outstanding for the nine months ended September 30, 2022 for the combined company, after giving effect to the Business Combination, for the pro forma information.

(3)
Net income (loss) per common share for the year ended December 31, 2021 is calculated based on:

•
Weighted average number of common shares outstanding for the year ended December 31, 2021 for HH&L;

•
Weighted average number of common shares outstanding for the year ended December 31, 2021 for DiaCarta;

•
Weighted average number of common shares outstanding for the year ended December 31, 2021 for the combined company, after giving effect to the Business Combination, for the pro forma information.

(4)
The equivalent pro forma per share data is calculated by multiplying the pro forma combined per share date by the Exchange Ratio as stipulated by the terms of the Merger Agreement.

MARKET PRICE AND DIVIDEND INFORMATION
HH&L units, HH&L Class A ordinary shares and public warrants are currently listed on the NYSE under the symbols “HHLAU” and “HHLA” and “HHLAWS,” respectively.
The most recent closing price of the units, common stock and redeemable warrants as of October 13, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $9.95, $9.96 and $0.03, respectively. As of           , the latest practicable date before the record date for the extraordinary general meeting, the most recent closing price for each unit, common stock and redeemable warrant was           ,           and           , respectively.
Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of HH&L’s securities could vary at any time before the Business Combination.
Holders
As of the date of this proxy statement / prospectus there was one holder of record of HH&L’s Class A ordinary shares, four holders of record of HH&L’s Class B ordinary shares, one holder of record of HH&L units and two holders of HH&L warrants. See “Beneficial Ownership of Securities.”
Dividend Policy
HH&L has not paid any cash dividends on its HH&L Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of DiaCarta PubCo subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of DiaCarta PubCo’s board of directors. HH&L Board is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that DiaCarta PubCo’s board of directors will declare any dividends in the foreseeable future. Further, the ability of DiaCarta PubCo to declare dividends may be limited by the terms of financing or other agreements entered into by DiaCarta PubCo or its subsidiaries from time to time.
Price Range of DiaCarta’s Securities
Historical market price information regarding DiaCarta is not provided because there is no public market for DiaCarta’s securities. For information regarding DiaCarta’s liquidity and capital resources, see “DiaCarta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” beginning on page 364 of this proxy statement / prospectus.

RISK FACTORS
Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement / prospectus, including the financial statements and notes to the financial statements included herein, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement / prospectus. Certain of the following risk factors apply to the business and operations of DiaCarta and will also apply to the business and operations of DiaCarta PubCo following the completion of the Business Combination. If any of the following risks actually occurs, it may have a material adverse effect on the business, results of operations or financial condition of DiaCarta or DiaCarta PubCo and could adversely affect the trading price of its common stock following the business combination. The risks described in this “Risk Factors” section may also be incorrect or may change. If the risks and uncertainties that DiaCarta or DiaCarta PubCo plans for are incorrect or incomplete, or if DiaCarta or DiaCarta PubCo fails to fully understand and manages these risks successfully this failure may have a material adverse effect on the business, financial condition and results of operation of DiaCarta PubCo following the Business Combination. The following risks should be read in conjunction with the financial statements and notes to the financial statements included herein.
Unless the context requires otherwise, references to “DiaCarta,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of DiaCarta prior to the Business Combination and the business and operations of DiaCarta PubCo as directly or indirectly affected by DiaCarta by virtue of DiaCarta PubCo’s ownership of the business of DiaCarta following the Business Combination.
Risks Related to DiaCarta’s Financial Status, Business Model and Growth Plans
Due to DiaCarta’s limited operating history, DiaCarta may have difficulty accurately predicting its future revenue and appropriately budgeting its expenses to fund our operations. We have a history of net loss and there is no assurance we can achieve or maintain profitability in the future.
We have a recent history of net losses, but were profitable in 2021. For the nine months ended September 30, 2022 and the year ended December 31, 2021, we had a net loss of $2,937,244 and a net profit of $11,810,158, respectively. For the year ended December 31, 2020, we had a net loss of $2,183,518. We incur, and expect to continue to incur, significant research and development, regulatory, sales and marketing, and other expenses as we expand our sales and marketing efforts to increase adoption of our products, expand existing relationships with our customers, obtain regulatory approvals or certifications for our product candidates, conduct clinical studies on our existing and planned product candidates and develop new product candidates or add new features to our existing products. In addition, we expect our selling, general and administrative expenses to increase following the Business Combination due to the additional costs associated with being a public company. As a result of these increased expenditures, we will need to generate significant additional revenue in order to offset our operating expenses and sustain profitability. Accordingly, we may not achieve profitability, and we may incur significant losses in the future. Even if we achieve profitability, we cannot be sure that we will remain profitable for any substantial period of time. If we do not sustain profitability, it will be more difficult for us to finance our business and accomplish our strategic objectives, either of which would have a material adverse effect on our business, financial condition, results of operations and prospects and may cause the market price of our common stock to decline. We may need additional capital to execute our business plan.
Although we believe that we have sufficient capital to fund our operations for at least the next twelve months, we may require additional capital to fully fund our current strategic plan, which includes public or private equity offerings, debt financing, collaborations, licensing arrangements or other sources. Additional financing may not be available in amounts or on terms satisfactory to us or at all. Our success in raising additional capital may be significantly affected by general market conditions, the market price of our common stock, our financial condition, uncertainty about the future commercial success of our current products and services, the development and commercial success of future products or services, regulatory developments, the status and scope of our intellectual property, any ongoing litigation, our compliance with applicable laws and regulations and other factors. If we raise additional funds through the sale of equity, convertible debt or other equity-linked securities, our stockholders’ ownership will be diluted, and the market price of our common stock could decline. We may issue securities that have rights, preferences and privileges senior to our common stock. If we raise additional funds through collaborations, licensing arrangements or other structured financing transactions, we may relinquish rights to our technologies or products or services, grant security interests in our assets or grant licenses to third parties on terms that are unfavorable to us.
Our ability to use our net operating loss carryforwards (“NOLs”) to offset future taxable income may be subject to certain limitations.
In general, under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs, to offset future taxable income. If the Internal Revenue Service challenges our analysis that our existing NOLs are not subject to limitations arising from previous ownership changes, our ability to utilize NOLs could be limited by Section 382 of the Internal Revenue Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Internal Revenue Code. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations.
We expect to incur materially higher expenses resulting from being a public company, which may adversely affect our business, financial condition and results of operations.
We expect to higher expenses to comply with corporate governance requirements that are applicable to public companies, including rules and regulations of financial regulators and the stock exchange. These rules and regulations are expected to significantly increase our accounting, legal and financial compliance costs and make some activities more time-consuming. We also expect these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers. Accordingly, increases in costs incurred as a result of becoming a publicly traded company may adversely affect our business, financial condition and results of operations.
We may encounter difficulties in managing our growth, which could disrupt our operations.
Since inception, we have experienced multiple cycles of growth and expect additional growth in our business operations. Growth may cause strains on our organization, operations, and administrative systems, including sales, customer service, laboratory operations, quality control and revenue cycle management. As of December 31, 2021, we had approximately 103 full-time employees. Over the next several years, we plan to expand our headcount operations, especially in the areas of medical affairs, sales and revenue cycle management, product development, regulatory affairs, and other functional areas, including finance, accounting, quality and legal. We also plan to increase our manufacturing and testing capacity. Our ability to manage our growth requires us to continue to implement and improve our operational quality, management and financial systems and controls, including our reporting systems and procedures, expand our facilities, and continue to recruit and train additional qualified personnel in order to manage our planned growth. Further, as we grow, we plan to hire additional specialized personnel. To adequately manage growth, we must continue to hire, train, and manage qualified scientists, laboratory personnel, managerial and administrative staff, client and account services staff, and medical affairs and sales professionals as well as improve and maintain our technology. Our business may be harmed if our new hires perform poorly, if we are unsuccessful in hiring, training, managing, and integrating these new employees or if we are not successful in retaining our existing employees. If financial resources are constrained, we may be unable to implement these changes and improvements, the timing, financial and resource requirements of which are uncertain. Further, if we are required to reduce headcount expenses substantially to sustain our operations, we may not have the human resources to maintain growth in our business operations. Any limitation on growth could delay the execution of our business plan and may have an adverse effect on our future results. In the face of any such constraints or limitations, or any failure to manage our growth, we may be unable to maintain the quality or expected turnaround times of our diagnostics and services or satisfy customer demand or may not be able to expand our testing capacity quickly enough to meet current and anticipated demand. Failure to manage our growth and achieve our business plan in a timely and efficient manner could materially adversely affect our operations.

Our current or future products may not achieve or maintain sufficient commercial market acceptance.
We believe our commercial success is dependent upon our ability to continue to successfully market and sell our current products, including our RadTox, ColoScape, and QuantiVirus products, and our future products, to continue to expand our current relationships and develop new relationships with clinicians and customers and to develop and commercialize new products. Our ability to achieve and maintain sufficient commercial market acceptance of our existing and future products will depend on a number of factors, including:
•
our ability to increase awareness of our tests and their benefits;

•
the rate of adoption and/or endorsement of our tests by clinicians, key opinion leaders (“KOLs”), advocacy groups and biopharmaceutical companies;

•
our ability to obtain any premarket authorizations by regulatory agencies, including the U.S. Food and Drug Administration (“FDA”) for our tests, and the timing and scope of any such authorizations;

•
our ability to comply with regulatory requirements applicable to our business;

•
our ability to obtain positive coverage decisions for our tests from additional commercial payers and to broaden the scope of indications included in such coverage decisions;

•
our ability to obtain reimbursement and expanded coverage from government payers, including Medicare;

•
the impact of our investments in product innovation and commercial growth;

•
negative publicity regarding ours or our competitors’ products resulting from defects or errors; and

•
our ability to further validate our technology through clinical research and accompanying publications.

We cannot assure you that we will be successful in addressing each of these criteria or other criteria that might affect the market acceptance of our products. If we are unsuccessful in achieving and maintaining market acceptance of our products, our business and results of operations will suffer.
We need to enhance our disclosure controls and procedures, and internal control over financial reporting.
We do not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information we are required to disclose in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. We have expended, and will be required to continue expending, time and resources to further improve our internal controls over financial reporting, including by expanding our staff. We cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities. We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.
It may be more difficult to compare DiaCarta PubCo’s performance to that of other public companies and DiaCarta PubCo’s securities may be less attractive to investors if DiaCarta PubCo takes advantage of exemptions from disclosure requirements that are available to an “emerging growth company”
DiaCarta PubCo will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, DiaCarta PubCo will be eligible for certain exemptions available to emerging growth companies from various reporting requirements applicable to other public companies that are not emerging growth companies. DiaCarta PubCo intends to take advantage of those exemptions for as long as it continues to be an emerging growth company. DiaCarta PubCo will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of DiaCarta PubCo common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of HH&L Class A ordinary shares in the IPO.
The exemptions available to emerging growth companies include: (a) exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as DiaCarta PubCo is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. HH&L has elected not to opt out of such extended transition period and, therefore, DiaCarta PubCo may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make it more difficult to compare DiaCarta PubCo's performance to that of other public companies which could make DiaCarta PubCo’s securities less attractive, which may result in a less active and more volatile trading market for DiaCarta PubCo securities.
We do not expect to pay cash dividends in the foreseeable future.
We have never paid cash dividends on our stock and do not anticipate paying any dividends for the foreseeable future. The payment of dividends on our shares, if ever, will depend on our earnings, financial condition and other business and economic factors deemed relevant for consideration by our board of directors. If we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent that our stock price appreciates.

If we fail to retain sales and marketing personnel or fail to increase our marketing and sales prowess, we may not be able to generate revenue growth; our in-house sales function may reduce our flexibility and competitiveness
We believe that developing and maintaining broad awareness through marketing efforts is useful in expanding our customers and achieving wider demand for our diagnostic tests and services. Marketing activities may not generate patient or physician awareness or increase revenue, and even if they do, any increase in revenue may not offset the costs and expenses we incur. Should we be unsuccessful in promoting, maintaining, and defending our brand, we may not attract or retain the clinical acceptance necessary to realize a sufficient return on our efforts, or to achieve the level of brand awareness that we need to support our salespeople or achieve our business plan.
We rely on our field sales force to be the primary point of contact with customers in the clinical setting. Our representatives are our employees, which allows us to train our representatives to cover expansive geographic regions while educating clinicians and other decision makers about our products and services which, we believe, results in increased productivity and sales versus utilizing third-party sales teams employed by distributors, dealers or others. However, our experience in marketing and selling our diagnostic tests and services is limited and exclusive reliance on an in-house sales function could result in higher fixed costs and put us at a competitive disadvantage while also reducing our flexibility to reduce costs in the face of a sudden decline in demand for our diagnostic tests or services.
To generate future growth, we plan to increase the total number of sales representatives and continue to improve our sales, marketing and customer support functions. We believe that a larger sales force, combined with better marketing and customer support, will drive greater returns by reducing the geographic territory that each representative must cover while increasing customer interest and satisfaction. However, identifying and recruiting qualified marketing and salespeople and training them on our diagnostic tests and services, on applicable federal and state laws and regulations and on our internal policies and procedures demands significant time, attention, and expense. A new sales representative often takes several months before becoming fully trained and productive. The members of our U.S. sales force are at-will employees who may leave at any time to go to competitors, or elsewhere. Any failure to hire, develop or retain talented salespeople — or to replace departing salespeople with individuals of comparable skills, qualifications and productivity — or to achieve desired productivity levels in a reasonable time period could negatively affect our business, operating results, and financial condition. Should our efforts to increase and train our sales force fail to generate a corresponding increase in revenue, our business, operating results and financial condition and results would suffer.
A pandemic, epidemic or outbreak of an infectious disease could adversely affect the Company’s business and the Company may be unable to develop responsive products and services in a timely manner.
If a pandemic, epidemic or outbreak of an infectious disease occurs in the U.S., the PRC or worldwide, our business may be adversely affected. COVID-19 has spread throughout the PRC, the U.S. and to most countries globally. The PRC and numerous U.S. state and local jurisdictions have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Disruptions or potential disruptions include the inability of our suppliers to manufacture components and parts and to deliver these to us on a timely basis, or at all; disruptions in our production schedule and ability to assemble diagnostic tests; inventory shortages or obsolescence; delays in our conduct of clinical trials and delays in actions of regulatory bodies; diversion of or limitations on employee resources that would otherwise be focused on the operations of our business; delays in growing or reductions in our sales organization, including through delays in hiring, lay-offs, furloughs or other losses of sales representatives; business adjustments or disruptions of certain third parties, including suppliers, medical institutions and clinical investigators with whom we conduct business; and additional government requirements or other incremental mitigation efforts that may further impact our or our suppliers’ capacity to manufacture our diagnostic tests.
While the potential economic impact brought by, and the duration of, any pandemic, epidemic or outbreak of an infectious disease, including COVID-19, may be difficult to assess or predict, the widespread COVID-19 pandemic has resulted in, and may continue to result in, significant disruption of global financial markets and a reduction in our ability to access capital, which could adversely affect our liquidity. In addition, a recession or market correction resulting from the spread of an infectious disease, including

COVID-19, could materially affect our business. Such economic recession could have a material adverse effect on our long-term business. To the extent that outbreaks of infectious diseases adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
The COVID-19 pandemic also has negatively affected our cancer testing-related revenue. For example, cancer patients may have more limited access to hospitals, healthcare providers and medical resources as they take steps to control the spread of COVID-19. As a result of the COVID-19 pandemic, beginning in the latter half of March 2020, we received fewer samples for cancer testing on a daily average basis from our clinical customers than before the outbreak of the COVID-19 pandemic.
Our QuantiVirusTM SARS-CoV-2 multiplex test and QuantiVirusTM SARS-CoV-2 test contributed approximately $32.1 million and $6.4 million during fiscal years 2021 and 2020, respectively. But, there is no assurance that we will be able to similarly rapidly develop or commercialize products or services that meet the needs of future pandemics, epidemics or outbreaks of infectious disease. Further, we experienced a steady decline in related revenue as COVID-19 vaccinations in the U.S. accelerated and expect the demand for our COVID-19 test kits and diagnostic services to continue to moderate as new variants and infection occur. There is also no assurance that our services for infectious diseases will continue to be accepted by the market or that other diagnostic tests will not become more accepted, produce quicker results or be more accurate than ours. Further, the longevity and extent of outbreaks of infectious diseases is uncertain. If the outbreaks were to dissipate, whether due to a significant decrease in new infections, due to the availability of vaccines, or otherwise, the need for our tests for infectious diseases could decrease significantly and this could have an adverse effect on our results of operations and profitability. As a result, the increase in revenue due to any increase in demand for these diagnostic tests may not be indicative of our future revenue.
The extent to which the outbreaks of infectious diseases impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity and spread of infectious diseases and the actions to contain infectious diseases or treat their impact, among others. Furthermore, there is no assurance that our diagnostic tests will continue to be effective in diagnosing the infectious diseases in the future.
We currently offer COVID-19 testing, but there can be no assurance that we will continue to successfully offer, perform, or generate revenues from the test.
In late March 2020, we began providing COVID-19 testing. For the nine months ended September 30, 2022, we saw an approximately 30% reduction in our COVID-19 testing revenues. The success of our test, our ability to continue to generate revenues from COVID-19 testing, and our ability to generate profits from COVID-19 testing will depend on a variety of factors, including:
•
the level of demand for COVID-19 testing, the price we are able to charge for performing the test, and the length of time for which that demand persists;

•
the availability of COVID-19 testing from other laboratories;

•
the emergence of other forms of COVID-19 testing (including antigen and antibody screening tests) and other sample collection methods, which healthcare providers and patients may prefer to our test;

•
the potential for supply disruptions and our reliance on certain single-source suppliers;

•
the capacity of our laboratories to satisfy both COVID-19 testing demands;

•
our COVID-19 tests in reliance on FDA’s Emergency Use Authorization (“EUA”) authority, including the potential that our EUAs are revoked or deemed to expire due to a declared end of the COVID emergency and we are unable to obtain necessary alternative forms of regulatory approval;

•
the extent to which we choose to allocate limited laboratory capacity, supplies, and other resources to areas of our business other than COVID-19 testing; and

•
the complexity of billing for, and collecting payment for, our test.

COVID-19 testing may divert resources and distract management’s attention from other projects that may be more profitable or strategic. If we are unable to successfully provide COVID-19 testing while continuing to operate our business, our results of operations, financial position, and reputation may suffer.
Natural or man-made disasters and other similar events, including outbreaks of infectious diseases, may significantly disrupt our business, and negatively impact our business, financial condition and results of operations.
A significant portion of our employee base, operating facilities and infrastructure are centralized in Pleasanton, California. Any of our facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, wildfires, heat, floods, drought, nuclear disasters, riots, acts of terrorism or other criminal activities, infectious disease outbreaks or pandemic events, including outbreaks of infectious diseases, power outages or brown outs and other infrastructure failures, which may render it difficult or impossible for us to operate our business for some period of time. Our facilities would likely be costly to repair or replace, and any such efforts would likely require substantial time. Any disruptions in our operations could adversely affect our business, financial condition and results of operations and harm our reputation. We may not carry sufficient business insurance to compensate for losses that may occur. Any such losses or damages could have a material adverse effect on our business, financial condition and results of operations. In addition, the facilities of our suppliers and manufacturers may be harmed or rendered inoperable by such natural or man-made disasters, which may cause disruptions, difficulties or otherwise materially and adversely affect our business.
We may acquire other businesses, which could require material management attention, disrupt our business, dilute stockholder value, and adversely affect our results of operations.
In the future, we may make investments in acquisitions of complementary companies, diagnostic tests, or technologies that we believe fit within our business model and can address the needs of our customers and potential customers. In the future, we may not be able to acquire and integrate other companies, diagnostic tests, or technologies in a successful manner. We may not be able to find suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. In addition, the pursuit of potential acquisitions may divert management attention and cause us to incur additional expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, including increases in revenue, and any acquisitions we complete could be viewed negatively by our customers, industry analysts and investors.
Future acquisitions may reduce our cash available for operations and other uses and could result in amortization expense related to identifiable assets acquired. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, each of which could adversely affect our financial condition or the value of our ordinary shares. The sale or issuance of equity to finance any such acquisitions would result in dilution to our shareholders. The incurrence of indebtedness to finance any such acquisition would result in fixed obligations and could also include covenants or other restrictions that could impede our ability to manage our operations. In addition, our future results of operations may be adversely affected by the dilutive effect of an acquisition, performance earn-outs or contingent bonuses associated with an acquisition. Furthermore, acquisitions may require large, onetime charges and can result in increased debt or contingent liabilities, adverse tax consequences, additional stock-based compensation expenses and the recording and subsequent amortization of amounts related to certain purchased intangible assets, any of which items could negatively affect our future results of operations. We may also incur goodwill impairment charges in the future if we do not realize the expected value of any such acquisitions.
Also, the anticipated benefit of any strategic alliance, joint venture or acquisition may not materialize, or such strategic alliance, joint venture or acquisition may be prohibited. Acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses or write-offs of goodwill, any of which could harm our financial condition. We cannot predict the number, timing or size of future joint ventures or acquisitions, or the effect that any such transactions might have on our operating results.

Risks Related to the Development and Regulation of DiaCarta’s Products and Product Candidates
Our diagnostic tests are subject to regulation under U.S. Food, Drug and Cosmetic Act (“FDCA”) and CLIA, and by the FDA and CMS, and our testing program and products may cause us to be subject to additional regulatory requirements.
The laws and regulations governing the marketing of diagnostic products are evolving, highly complex and, in certain instances, there are no significant regulatory or judicial interpretations of these laws and regulations.
Pursuant to the FDCA and its implementing regulations, the FDA regulates the research, testing, manufacturing, safety, labeling, storage, record-keeping, premarket clearance or approval, marketing and promotion, and sales and distribution of medical devices, including in vitro diagnostics, in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. Since 2014, there have been ongoing discussions and advocacy among stakeholders, including the clinical laboratory industry, the FDA, and Congress, about potential FDA regulation of laboratory-developed tests (“LDTs”). The FDA has asserted that it has authority to regulate the development and use of LDTs as medical devices, and has historically asserted jurisdiction but exercised enforcement discretion over tests that FDA believes to qualify as an LDT, including those developed and performed within a single high complexity laboratory certified under the Clinical Laboratory Improvement Amendments (“CLIA”) to the Patient Health Services Act.
On August 19, 2020, the U.S. Department of Health and Human Services (“HHS”) issued a statement purporting to rescind the FDA’s policies regarding the premarket review of LDTs, absent notice-and-comment rulemaking. In November 2021, however, HHS rescinded its policy statement that the FDA did not have authority over LDTs. The FDA’s policies toward LDT regulation, to date, have generally been articulated through guidance documents, compliance manuals, website statements, and other informal issuances. The FDA could, at any time, engage in notice-and-comment rulemaking, or Congress could take action to amend the law to change the current regulatory framework for in vitro diagnostics and LDTs. For example, in December 2018, Congress issued a draft bill entitled the “Verifying Accurate, Leading-edge IVCT Development Act” (“VALID Act”). The VALID Act proposes a risk-based approach to regulate LDTs and would create a new in vitro clinical test category, which includes LDTs, and a new regulatory structure under the FDA. Other versions of the VALID Act have since been introduced. The most recent version was released in June 2021. As proposed, the bill would create a precertification program for lower risk tests not otherwise required to go through premarket review. It would grandfather existing tests but would allow the FDA to subject otherwise grandfathered tests to premarket review under certain conditions.
We believe that our tests, as utilized in our clinical laboratory, are and would be considered LDTs and that as a result, the FDA does not require that we obtain regulatory clearances or approvals for our LDTs or their components pursuant to the FDA’s current policies and guidance. Although we believe that our tests and test components are either exempt from FDA medical device regulations or are subject to an enforcement discretion policy, it is possible that the FDA would not agree with our determinations that our tests qualify as LDTs. In such case, FDA could require us to obtain premarket clearance in order to continue to offer our tests. Even if FDA agrees that our tests qualify as LDTs, it is possible that Congress will pass legislation to regulate LDTs, or FDA will change its regulations and policies towards LDTs such that our tests become regulated as medical devices. If our tests became become subject to 510(k) premarket clearance or other similar FDA regulations, we would need to comply with the applicable regulations which is time consuming, expensive and not guaranteed. If we fail to comply with premarket requirements, we could face legal actions for noncompliance, including warning letters, fines, penalties, product suspensions, product recalls, injunctions and other civil and criminal sanctions.
In contrast with LDTs, the FDA has, and regularly asserts, regulatory jurisdiction over DiaCarta’s COVID-19 tests which have been granted Emergency Use Authorization (“EUA”) by the FDA. FDA has the authority to revoke an EUA for our tests at any time should it believe that there is no longer a public health need for EUA authorization of our COVID-19 tests, or if a safety, efficacy, manufacturing, or other problem were to arise with respect to one of our tests.

Our operations, therefore, are or may become subject to extensive regulation by the FDA in the United States. Government regulations specific to medical devices, including diagnostic tests, are wide ranging and govern, among other things:
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test design, development, manufacture, and release;

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laboratory and clinical testing, labeling, packaging, storage, and distribution;

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product safety and efficacy;

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premarketing clearance or approval;

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service operations;

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record keeping;

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product marketing, promotion, labeling, and advertising, sales, and distribution;

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post-marketing surveillance, including reporting of deaths or serious injuries and recalls and correction and removals;

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post-market approval studies; and

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product import and export.

The FDA classifies medical devices into one of three classes on the basis of the intended use of the device, the risk associated with the use of the device for that indication, as determined by the FDA, and on the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices, which have the lowest level of risk associated with them, are subject to general controls. Class II devices are subject to general controls and special controls, including performance standards. Class III devices, which have the highest level of risk associated with them, are subject to general controls and premarket approval.
Before a new medical device or service, or a new intended use for an existing product or service, can be marketed in the U.S., a company must generally first submit and receive either 510(k) clearance, de-novo authorization, or premarket approval (“PMA”) from the FDA, unless an exemption applies. Most Class I devices and some Class II devices are exempt from these premarket requirements. In the 510(k)-clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally-marketed predicate device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the United States market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent”, the proposed device must have the same (or highly similar) intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence.
In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices.
The FDA also allows the submission of a direct de novo petition. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA. Prior to the enactment of the Food and Drug Administration Safety and Innovation Act of 2012 (FDASIA), a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination.

We currently are, may in the future decide, or be required by FDA, to pursue FDA marketing authorization through one or more of the regulatory pathways described above. However, the 510(k), de novo or PMA process can be expensive, lengthy, and unpredictable. The FDA can delay, limit, or deny clearance or approval of a device for many reasons, including:
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our inability to demonstrate to the satisfaction of the FDA that the diagnostic tests are safe or effective for their proposed intended uses;

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the disagreement of the FDA with the design or implementation of our clinical trials or the interpretation of data from clinical trials;

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serious and unexpected adverse device effects experienced by participants in our clinical trials;

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the data from our clinical trials may be insufficient to support clearance or approval, where required;

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our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;

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the manufacturing process or facilities we use may not meet applicable requirements; and

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the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for clearance or approval.

The FDA and state inspection authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by any such agency, which may include any of the following sanctions:
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adverse publicity, warning letters, untitled letters, it has come to our attention letters, import alerts, fines, injunctions, consent decrees and civil penalties;

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repair, replacement, refunds, recall or seizure of our diagnostic tests;

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operating restrictions, import holds/refusals, partial suspension, or total shutdown of production;

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denial of our requests for regulatory clearance or premarket approval of new diagnostic tests or services, new intended uses, or modifications to existing diagnostic tests or services;

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withdrawal of regulatory clearance or premarket approvals that have already been granted; or

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criminal prosecution.

As discussed above, we believe that our diagnostic tests and their components are LDTs, subject to state licensing requirements and federal regulation by the Centers for Medicare & Medicaid Services (“CMS”) under CLIA, although our COVID-19 testing program and select partnerships we may enter into involving our diagnostic tests may cause us to be subject to additional FDA regulations.
While we believe that we are currently in material compliance with applicable laws and regulations, it is possible that the FDA, or other regulatory agencies, would not agree with our determinations, including our determination that our tests qualify as LDTs. If our products became become subject to 510(k) premarket clearance or other similar FDA regulations, we would need to comply with the applicable regulations or face legal actions for noncompliance, including warning letters, fines, penalties, product suspensions, product recalls, injunctions and other civil and criminal sanctions. In addition, IVDs and CDx tests are widely considered to be Class III devices, and it is possible that in the future, we may develop tests that fall into this category. CDx tests in particular may require further administrative procedures in the PMA process, which are expensive, time consuming, and FDA approval can be difficult to obtain and is not guaranteed. Exposure to these additional regulatory requirements would also affect our business, financial condition, results of operations, and cash flows.
New product development and commercialization involve a lengthy and complex process and we may be unable to develop or commercialize new products on a timely basis, or at all.
Products that are under development have taken time and considerable resources to develop, and we may not be able to complete the development and commercialization of the such products for clinical use on a timely basis, or at all. For example, there can be no assurance that we will be able to produce commercial products for early detection of cancer. Before we can commercialize any new products, we will need to expend significant funds in order to:
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conduct substantial research and development, including validation studies and clinical trials;

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further develop and scale our laboratory processes to accommodate different products; and

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further develop and scale our infrastructure to be able to analyze increasingly large amounts of data.

Our product development process involves a high degree of risk, and product development efforts may fail for many reasons, including:
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failure of the product to perform as expected, including defects and errors;

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lack of validation data

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safety concerns or other adverse effects; or

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failure to demonstrate the clinical utility of the product.

Our development plan involves using data and analytical insights generated from our current products as a force multiplier of returns on research and development investment in our future products. However, if we are unable to generate additional or compatible data and insights, then we may not be able to advance our products under development as quickly, or at all, or without significant additional investment.
As we develop products, we have made and will have to make significant investments in product development, marketing and selling resources, including investing heavily in clinical studies, which could adversely affect our future cash flows.
Clinical development involves lengthy and expensive processes with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.
Our clinical trial activities and research and development are subject to regulation and review by governmental authorities in the U.S., the PRC and abroad. We are currently conducting pre-and post-market clinical studies of some of our tests. We are conducting, and in the future we may conduct further, clinical trials to support approval of new diagnostic tests and services, or to support new indications for our existing tests and services. Clinical studies may need to be conducted in compliance with FDA regulations, the FDA may not authorize premarket review/approval for future tests, and the FDA may take enforcement action with respect to one or more of our current tests. The data collected from these clinical studies may ultimately be used to support marketing authorization for our diagnostic tests and services. Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims or that the FDA or foreign authorities and conformity assessment bodies will agree with our conclusions regarding the trials and resulting data. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our tests are safe and effective for the proposed indicated uses, which could cause us to abandon development of our tests and may delay development of others. Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, may impact our ability to commercialize our tests and generate revenues.
Many of the factors that may cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to delay or denial of regulatory clearance or approval or certification. The commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the clinical trial. It may also be necessary to obtain FDA investigational device exemption (“IDE”) approval from the FDA before initiating a clinical trial, depending on the nature of our diagnostic tests. Most diagnostic tests, however, are exempt from the majority of IDE regulatory requirements.
We may find it necessary to engage contract research organizations to perform data collection and analysis and other aspects of our clinical trials, which might increase the cost and complexity of our trials.

We may also depend on clinical investigators, medical institutions, Institutional Review Boards (“IRB”), and contract research organizations to oversee and help perform the trials, and would control only certain aspects of their activities. Nevertheless, we would be responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards, and our reliance on these third parties would not relieve us of our regulatory responsibilities. We and our third-party contractors are required to comply with good clinical practices (“GCPs”) which are regulations and guidelines enforced by the FDA, and comparable regulations enforced by foreign regulatory authorities for products in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any third-party contractor fails to comply with applicable GCPs, the clinical data generated in clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities or conformity assessment bodies may require us to perform additional clinical trials before clearing or approving our marketing applications. A failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory clearance or approval or certification process. In addition, if these parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality, completeness, or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or for other reasons, our clinical trials may have to be extended, delayed, or terminated.
Many of these factors could be beyond our control. We may not be able to undertake additional trials, repeat trials or enter into new arrangements with third parties without undue delays or considerable expenditures. If there are delays in testing or clearances or approvals as a result of the failure to perform by third parties, our research and development costs would increase, and we may not be able to obtain regulatory clearance or approval or certification for our tests. In addition, we may not be able to establish or maintain relationships with these parties on favorable terms, if at all. Each of these outcomes would harm our ability to market our tests, or to achieve sustained profitability.
U.S. FDA regulation of our industry generally or our tests specifically could be disruptive to our business.
Our operations are subject to extensive U.S. federal, state, local and foreign laws, and regulations, including U.S. FDA laws and regulations, all of which are subject to change. These laws and regulations are complex and are subject to interpretation by the courts and by government agencies. We believe that we are in material compliance with all statutory and regulatory requirements applicable to us, but there is a risk that one or more government agencies could take a contrary position, or that a private party could file suit under the qui tam provisions of the federal False Claims Act or a similar state law. Such occurrences, regardless of their outcome, could damage our reputation and adversely affect important business relationships with third parties, including managed care organizations, and other private third-party payers. Failure to adhere to any new FDA regulation may result in fines, product suspensions, warning letters, recalls, injunctions and other civil and criminal penalties.
We believe our diagnostic tests are categorized as LDTs and are not currently subject to FDA pre-marketing regulation, although certain components provided by third parties and used to create and/or administer the test may be. LDTs are a subset of IVDs that are intended for clinical use and developed, validated, and offered within a single laboratory for use only in that laboratory. The FDA’s authority to regulate LDTs has been frequently contested. Since 2014, there have been ongoing discussions and advocacy among stakeholders, including the clinical laboratory industry, HHS, the FDA, and Congress, about potential FDA regulation of LDTs. For example, in August 2020, the HHS issued a policy statement on its website that directed FDA not to enforce premarket review requirements for LDTs absent notice and comment rulemaking. In November 2021, however, HHS withdrew its previous statement that the FDA did current not have authority over LDTs.
In December 2018, Congress release draft legislation titled the “Verifying Accurate, Leading-edge IVCT Development Act” (“VALID Act”). The VALID Act proposes a risk-based approach to regulate LDTs and creates a new in vitro clinical test category, which includes LDTs, and a new regulatory structure under the FDA. Other versions of the VALID Act have since been introduced. The most recent version was released in June 2021. As proposed, the bill would create a precertification program for lower risk tests not otherwise required to go through premarket review. It would grandfather existing tests but would allow the FDA to subject otherwise grandfathered tests to premarket review under certain conditions. Similarly, the Verified Innovative Testing in American Laboratories (“VITAL”) Act was introduced in December 2020 and re-introduced in May 2021. In contrast with the VALID Act, the VITAL Act would prevent FDA from regulating LDTs and would instead assign regulatory authority over LDTs entirely to CMS. We cannot predict whether either of these or other draft bills governing LDTs will become legislation and cannot quantify the effect of such draft bills on our business.
The likelihood that Congress will pass legislation and the extent to which such legislation may affect the FDA’s plans to regulate certain LDTs as medical devices is difficult to predict at this time. Unless and until legislation is passed reforming the federal government’s regulation of LDTs, it is unknown how the FDA may regulate our tests in the future and what testing and data may be required to support any required clearance or approval. Even if Congress does not pass legislation on LDTs. FDA could engage in notice and comment rulemaking to regulate LDTs, FDA could also take the position that our products, as currently offered, do not qualify as LDTs and are subject to active regulation as medical devices. FDA regulation of our products could result in increased costs and administrative and legal actions for noncompliance, including warning letters, fines, penalties, product suspensions, product recalls, injunctions and other civil and criminal sanctions, which could have a material adverse effect on our business, financial condition, results of operation and cash flows.
The SARS-CoV-2 tests we perform are currently the subject of EUAs, which permit the use of unapproved medical products or unapproved uses of medical products to be used in an emergency to diagnose, treat, or prevent serious or life-threatening diseases or conditions when there are no adequate, approved, and available alternatives, as provided under section 564 of the FDCA. EUAs are temporary authorizations that are revoked at the end of the public health emergency, when there is an adequate, approved, or available alternative, or when there are performance or safety concerns. These EUAs also set out conditions for laboratories who are authorized to perform the particular test. The August 2020 HHS statement mentioned above did not affect EUAs for COVID-19 laboratory-developed tests that were already in effect at the time the statement was released. The HHS statement did not affect EUAs issued for commercially developed COVID-19 IVD tests, which apply to test developers and authorized laboratories.
The EUA for DiaCarta’s SARS-CoV-2 test provides several conditions for authorized laboratories, including that the test result reports will include Fact Sheets that are authorized as part of the EUA, deviations from the standard authorized procedures, including specimen types, are not permitted, notification of public health authorities of intent to run the test prior to initiating testing, collection and reporting of performance data to the U.S. FDA, including false positives, false negatives, and significant deviations from the established performance characteristics, and appropriate training and protective equipment for laboratory staff. This EUA also states that authorized laboratories must maintain records associated with the EUA which must be made available to the FDA for inspection upon request. Printed materials, advertising, and promotion related to use of the test must be consistent with the authorized labeling and Fact Sheets, as well as other terms set forth in the EUA and any applicable requirements under the FDCA and its implementing regulations, and must conspicuously bear the following statements:
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This test has not been FDA cleared or approved;

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This test has been authorized by the FDA under an EUA for use by authorized laboratories; and

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This test has been authorized only for the detection of nucleic acid from SARS-CoV-2, not for any other viruses or pathogens.

Other statements that appear in advertising and promotional materials must not represent or suggest that this test is safe or effective for the detection of SARS-CoV-2.
Our failure to comply with the regulatory requirements of the EUA for our SARS-CoV-2 test could result in the FDA revoking such EUA, and resulting in additional administrative and legal actions for noncompliance, including warning letters, fines, penalties, product suspensions, product recalls, injunctions and other civil and criminal sanctions, which could have a material adverse effect on our business, financial condition, results of operation, and prospects.
The FDA could also revoke the EUA for our SARS-CoV-2 test should it determine that there is no longer a public health emergency that justifies the EUA. In such case, we would need to obtain premarket authorization to offer our COVID-19 tests, which is expensive, timing consuming, and authorization is not guaranteed. Delays in obtaining required future clearances or approvals would adversely affect our ability to introduce new or enhanced diagnostic tests in a timely manner, which in turn would harm our future growth.
We also offer certain of our IVD as “research use only” (“RUO”) tests. Under FDA regulations, an RUO product is an IVD product that is in the laboratory research phase of development and is being shipped or delivered for an investigation that is not subject to FDA’s investigation device exemption (“IDE”) requirements under 21 CFR Part 812 and may be shipped for limited research purposes absent premarket clearance/approval. During the research phase of development, the focus of manufacturer-initiated studies is typically to evaluate design, limited-scale performance, and issues such as usability of the test. The FDA also recognizes that there are certain products, such as instruments, systems, and reagents that are labeled for research use only and intended for use in the conduct of nonclinical laboratory research with goals other than the development of a commercial IVD product, i.e., these products are used to carry out research and are not themselves the object of the research. These include products intended for use in discovering and developing medical knowledge related to human disease and conditions.
With respect to IVD products that are appropriately marketed and labeled RUO, the RUO labeling is meant to serve as a warning, to prevent such products from being used in clinical diagnosis, patient management, or an investigation that is not exempt from 21 CFR part 812. An IVD product should not be labeled RUO if it is intended for use in a clinical investigation subject to 21 CFR part 812 or for clinical diagnostic use outside an investigation (for example, in clinical diagnosis for standard medical practice). The FDA would consider such an IVD product to be misbranded under section 502(a) of the Act, 21 U.S.C. 352(a), if it were labeled “For Research Use Only” or otherwise labeled solely for research use, because such labeling would be false or misleading.
While we believe our products labeled as RUO are marketed and labeled in material compliance with FDA rules and regulations, it is possible that the FDA could disagree. Our failure to comply with the FDA’s regulatory requirements regarding RUO tests could result in administrative and legal actions for noncompliance, including warning letters, fines, penalties, product suspensions, product recalls, injunctions and other civil and criminal sanctions, which could have a material adverse effect on our business, financial condition, results of operation and prospects.
Failure to comply with U.S. federal, state, and foreign laboratory licensing requirements and the applicable requirements of the FDA or any other regulatory authority, could cause us to lose the ability to perform our tests, experience disruptions to our business, or become subject to administrative or judicial sanctions.
The diagnostic testing industry is subject to extensive laws and regulations, many of which have not been interpreted by the courts, including the application of the FDA’s EUA authority. As noted above, the EUAs for the COVID-19 tests that are part of our testing program set out certain conditions for authorized laboratories using the tests, which have not received premarket clearance, approval, or a de novo classification from the FDA. If we fail to meet these conditions, the FDA may take enforcement action against us, such as issuing a warning letter, seeking an injunction, seizure, fines, or civil or criminal penalties.
We are also subject to CLIA, a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention, or treatment of disease. Our Pleasanton, California laboratory holds a CLIA certification and is accredited by the College of American Pathologists (“CAP”). CLIA requires virtually all laboratories to be certified by the federal government and mandates compliance with various operational, personnel, facilities administration, quality, and proficiency testing requirements intended to ensure that testing services are accurate, reliable, and timely. CLIA certification is also a prerequisite to be eligible to bill state and federal health care programs, as well as many private third-party payers, for laboratory testing services. As a condition of CLIA certification, our testing lab is subject to survey and inspection every other year, in addition to being subject to additional random inspections. The biennial survey is conducted by CMS, a CMS agent (typically a state agency), or, if the laboratory holds a CLIA certificate of accreditation, a CMS-approved accreditation organization. There can be no assurance that our laboratory in California will pass scheduled or unscheduled inspection or otherwise be able to maintain CLIA certification. Sanctions for failure to comply with CLIA requirements, including regular performance testing by HHS-approved third-party laboratories, known as proficiency testing, may include suspension, revocation, or limitation of a laboratory’s CLIA certificate, which is necessary to conduct our business, as well as the imposition of significant fines or criminal penalties.
In addition, we are subject to state laws and regulations governing laboratory licensure. Some states have enacted state licensure laws that are more stringent than CLIA. Although we have obtained licenses from states where we believe we are required to be licensed, we may become aware of other states that require out-of-state laboratories to obtain licensure in order to accept specimens from the state, and it is possible that other states currently have such requirements or will have such requirements in the future. Failure to comply with applicable clinical laboratory licensure requirements may result in a range of enforcement actions, including suspension, limitation, or revocation of our CLIA certificate and/or state licenses, imposition of a directed plan of action, onsite monitoring, civil monetary penalties, criminal sanctions, and revocation of the laboratory’s approval to receive Medicare and Medicaid payment for its services, as well as significant adverse publicity. Any sanction imposed under CLIA, its implementing regulations, or state or foreign laws or regulations governing clinical laboratory licensure or our failure to renew our CLIA certificate, a state or foreign license or accreditation, could have a material adverse effect on our business, financial condition and results of operations. Even if we are able to bring our laboratory back into compliance, we could incur significant expenses and potentially lose revenue in doing so.
We may also be subject to regulation in foreign jurisdictions as we seek to expand international utilization of our tests or such jurisdictions may adopt new licensure requirements, which may require review of our tests in order to offer them or such jurisdictions may have other limitations that limit our ability to make our tests available outside of the United States. Complying with licensure requirements in new jurisdictions may be expensive, time-consuming, and subject us to significant and unanticipated delays. Changes in state or foreign licensure laws that affect our ability to offer and provide diagnostic services across state or foreign country lines could materially and adversely affect our business. In addition, state and foreign requirements for laboratory certification may be costly or difficult to meet and could affect our ability to receive specimens from certain states or foreign countries.
Our business and reputation will suffer if we are unable to establish and comply with stringent quality standards to assure that the highest level of quality is observed in the performance of our tests.
Inherent risks are involved in providing and marketing cancer tests and related services. Patients and healthcare providers rely on us to provide accurate clinical and diagnostic information that may be used to make critical healthcare decisions. As such, users of our tests may have a greater sensitivity to errors than users of some other types of products and services.
We must maintain top service standards and FDA-mandated and other quality controls. Past or future performance or accuracy defects, incomplete or improper process controls, excessively slow turnaround times, unanticipated uses of our tests or mishandling of samples or test results (whether by us, patients, healthcare providers, courier delivery services, or others) can lead to adverse outcomes for patients and interruptions to our services. These events could lead to voluntary or legally mandated safety alerts relating to our tests or our laboratory facilities and could result in the removal of our products and services from the market or the suspension of our laboratories’ operations. Insufficient quality controls and any resulting negative outcomes could result in significant costs and litigation, FDA enforcement action, CLIA revocation, as well as negative publicity that could reduce demand for our tests and payers’ willingness to cover our tests. Even if we maintain adequate controls and procedures, damaging and costly errors may occur.
Changes in the way that the U.S. FDA regulates tests performed by laboratories like ours could result in delay or additional expense in offering our tests and tests that we may develop in the future.
The FDA has historically exercised enforcement discretion with respect to most diagnostics tests that FDA considers to qualify as LDTs and has not required laboratories that furnish LDTs to comply with the FDA’s requirements for medical devices (e.g., establishment registration, device listing, quality systems regulations, premarket clearance or premarket approval, and post-market controls). In the last decade, however, the FDA publicly announced its intention to regulate certain LDTs and, in 2014, issued two draft guidance documents that set forth a proposed phased-in risk-based regulatory framework that would apply varying levels of FDA oversight to LDTs. In January 2017, the FDA issued informal discussion paper reflecting some of the feedback that the FDA had received on LDT regulation and the FDA wanted to share its synthesis of the feedback that it had received in the hope that it might advance public discussion on future LDT oversight. In August 2020, HHS issued a statement on its website purporting to rescind FDA’s policies regarding the need for premarket review of LDTs, stating that FDA must engage in notice and comment rulemaking (as opposed to through guidance documents, compliance manuals, website statements, or other informal issuances) prior to requiring premarket review of LDTs. However, in November 2021, HHS withdrew its policy statement. Also, it is possible that the U.S. Congress may pass legislation to reform the federal government’s regulation of LDTs, or that the FDA will engage in notice-and-comment rulemaking to require premarket review of LDTs. The FDA has recently made informal statements suggesting that it is willing to engage in rulemaking if Congress fails to engage in LDT regulation. FDA or Congressional regulation of LDTs could result in delay or additional expense in offering our tests and tests that we may develop in the future. The FDA could also disagree that our tests are LDTs. In such case, we would be required to obtain premarket approval/clearance of our tests or face legal actions for noncompliance, including warning letters, fines, penalties, product suspensions, product recalls, injunctions and other civil and criminal sanctions, which could have a material adverse effect on our business, financial condition, results of operation and prospects.
Success depends on our ability to develop, receive regulatory clearance or approval or certification for, and introduce new diagnostic tests or enhancements to existing diagnostic tests that will be accepted by the market in a timely manner. There is no guarantee that the FDA will grant 510(k) clearance, de novo authorization, or PMA approval of our future diagnostic tests and failure to obtain necessary clearances or approvals for our future diagnostic tests would adversely affect our ability to grow our business.
We aim to develop a pipeline of diagnostic test offerings that address limitations of current cancer diagnostic tests. Our success will depend in part on our ability to develop and introduce new diagnostic tests. However, we may not be able to successfully develop and obtain regulatory clearance or approval or certification for enhancements to our existing diagnostic tests, or new diagnostic tests for any number of reasons, including due to the cost associated with certain regulatory approval requirements, or these diagnostic tests may not be accepted by physicians or users.
The success of any new diagnostic test or enhancement to an existing diagnostic test will depend on a number of factors, including our ability to, among others:
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identify and anticipate physician and patient needs properly;

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develop and introduce new diagnostic tests or enhancements to our existing diagnostic tests in a timely manner;

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avoid infringing upon, misappropriating, or violating the intellectual property rights of third parties;

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demonstrate, if required, the safety and efficacy of new diagnostic tests with data from clinical studies;

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obtain the necessary regulatory clearances or approvals or certifications for new diagnostic tests or enhancements to existing diagnostic tests;

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comply fully with FDA and foreign regulations on marketing of new diagnostic tests or modified diagnostic tests; and

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provide adequate training to potential users of our diagnostic tests.

If we do not develop new diagnostic tests or enhancements to our existing diagnostic tests in time to meet market demand or if there is insufficient demand for these diagnostic tests or enhancements, or if our competitors introduce new diagnostic tests with functionalities that are superior to ours, our results of operations will suffer.
Some of our future diagnostic tests may require FDA clearance of a 510(k) submission or de novo authorization. Other diagnostic tests may require the approval of a PMA. In addition, some of our future diagnostic tests may require clinical trials to support regulatory approval and we may not successfully complete these clinical trials. The FDA may not approve or clear these diagnostic tests for the indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse our requests for 510(k)

clearance or premarket approval of new diagnostic tests. Failure to receive clearance or approval for our new diagnostic tests would have an adverse effect on our ability to expand our business.
Modifications to our marketed tests may require new 510(k) clearances, de novo authorizations, or PMA approvals or may require us to cease marketing or recall the modified tests until clearances, authorizations, or approvals are obtained.
Modifications to our diagnostic tests may require new U.S. regulatory approvals or clearances, including 510(k) clearances or premarket approvals, or require us to recall or cease marketing the modified systems until these clearances or approvals are obtained. The FDA requires device manufacturers to initially make and document a determination of whether or not a modification to a previously FDA-cleared device requires a new approval, supplement, or clearance. A manufacturer may determine that a modification does not significantly affect safety or efficacy and does not represent a major change in its intended use, so that no new 510(k) clearance is necessary. However, the FDA can review a manufacturer’s decision and may disagree. The FDA may also on its own initiative determine that a new clearance or approval is required. We have made modifications to our diagnostic tests in the past and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees and requires new clearances or approvals for the modifications, we may be required to stop marketing our diagnostic tests as modified, and possibly recall existing devices, which could require us to redesign our diagnostic tests and harm our operating results. In these circumstances, we may be subject to significant FDA enforcement actions.
If a manufacturer determines that a modification to an FDA-cleared device could significantly affect its safety or efficacy or would constitute a major change in its intended use, then the manufacturer must file for a new 510(k) clearance or possibly a premarket approval application. Where we determine that modifications to our diagnostic tests require a new 510(k) clearance or premarket approval application, we may not be able to obtain those additional clearances or approvals for the modifications or additional indications in a timely manner, or at all. Obtaining clearances and approvals can be a time-consuming process, and delays in obtaining required future clearances or approvals would adversely affect our ability to introduce new or enhanced diagnostic tests in a timely manner, which in turn would harm our future growth.
We and our third-party manufacturers and suppliers must comply with environmental, health and safety laws and regulations, which can be expensive and restrict how we do, or interrupt our, business.
Our research and development activities and our third-party manufacturers’ and suppliers’ activities involve the generation, use, storage, and disposal of hazardous materials. We work with materials, including chemicals, biological agents and compounds and samples that could be hazardous to human health and safety or the environment. Our operations also produce hazardous and biological waste products. Accordingly, we and our third-party manufacturers and suppliers are subject to federal, state, local and foreign environmental, health and safety laws and regulations, and permitting and licensing requirements, including those governing the generation, use, manufacture, storage, handling, transportation, release, and disposal of, and exposure to, these materials, and worker health and safety.
We cannot eliminate the risk of contamination or injury resulting from such hazardous materials. We also cannot guarantee that the procedures utilized by our third-party manufacturers for handling and disposing of hazardous materials and wastes comply with all applicable environmental, health and safety laws and regulations. As a result, we may be held liable for any resulting damages, costs, or liabilities, including cleanup costs and liabilities, which could be significant, or our commercialization, research and development efforts and business operations may be restricted or interrupted.
Environmental, health and safety laws and regulations are complex, change frequently and have tended to become more stringent. Compliance with such laws and regulations is expensive, and current or future environmental, health and safety laws and regulations may restrict our operations. If we do not comply with applicable environmental health and safety laws and regulations, and permitting and licensing requirements, we may be subject to fines, penalties, a suspension of our business or other sanctions.

If we or our suppliers fail to comply with ongoing FDA or other domestic and foreign regulatory authority or conformity assessment body requirements, or if we experience unanticipated problems with our diagnostic tests, they could be subject to restrictions or withdrawal from the market.
Any medical device that we manufacture, including those for which we obtain regulatory clearance or approval or certification, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such diagnostic test, will be subject to continued regulatory review, oversight, and periodic inspections by the FDA and other domestic and foreign regulatory bodies or conformity assessment bodies. In particular, we and our suppliers may be required to comply with FDA’s Quality System Regulations (QSR codified at 21 C.F.R. § 820) for medical devices and ISO regulations for the manufacture of our diagnostic tests and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage, and shipping of any diagnostic test for which we obtain clearance or approval. Regulatory bodies, such as the FDA, and conformity assessment bodies enforce the QSR and other regulations through periodic inspections and audits. The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies or conformity assessment bodies, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, one or more of the following enforcement actions:
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untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

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unanticipated expenditures to address or defend such actions;

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customer notifications for repair, replacement, or refunds;

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recall, detention, or seizure of our diagnostic tests;

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operating restrictions or partial suspension or total shutdown of production;

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refusing or delaying our requests for 510(k) clearance, de novo authorization, or premarket approval of new diagnostic tests or modified versions of current diagnostic tests;

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operating restrictions;

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withdrawing 510(k) clearances or PMA approvals that have already been granted;

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revocation of EUAs that have been authorized previously;

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refusal to grant export approval for our diagnostic tests; and

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criminal prosecution.

If any of these actions were to occur, it would harm our reputation and cause our diagnostic test sales and profitability to suffer and may prevent us from generating revenue. Furthermore, our key component suppliers may not currently be or may not continue to be following all applicable regulatory requirements which could result in our failure to produce our diagnostic tests on a timely basis and in the required quantities, if at all.
In addition, we are required to conduct surveillance to monitor the safety and effectiveness of our diagnostic tests, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our diagnostic tests. Later discovery of previously unknown problems with our diagnostic tests, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such diagnostic tests or manufacturing processes, withdrawal of the diagnostic tests from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.
Our diagnostic tests and services may in the future be subject to product recalls, market withdrawals, corrections, or removals that might damage our reputation, business, and financial results.
Medical devices can experience performance problems in the field that require review and possible corrective action, including a product recall, market withdrawal, correction or other removal of the device from the market. The occurrence of component failures, manufacturing errors, software errors, design defects or labeling inadequacies affecting a medical device could lead to a government-mandated or voluntary recall by the device manufacturer, in particular when such deficiencies may endanger health. The U.S. FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our diagnostic tests and services in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. Product recalls may divert management attention and financial resources, expose us to product liability or other claims, harm our reputation with customers and adversely impact our business, financial condition and results of operations. Other jurisdictions have similar recall requirements.
Legislative or regulatory reforms may make it more difficult and costly for us to obtain regulatory clearance, approval or certification of any future diagnostic tests and to manufacture, market and distribute our diagnostic tests after clearance or approval is obtained.
From time to time, legislation is drafted and introduced in the U.S. Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. For example, in December 2018, Congress introduced the Verifying Accurate, Leading-edge IVCT Development (VALID) Act that would codify into law the term “in vitro clinical test” in order to create a new medical product category separate from medical devices that would include products currently regulated as in vitro diagnostics as well as LDTs. The most recent version of the VALID Act was issued in June 2021. As currently proposed, the bill would create a precertification program for lower risk tests not otherwise required to go through premarket review. It would grandfather existing tests but would allow the FDA to subject otherwise grandfathered tests to premarket review under certain conditions. Similarly, the Verified Innovative Testing in American Laboratories (“VITAL”) Act was introduced in December 2020 and re-introduced in May 2021. In contrast with the VALID Act, the VITAL Act would prevent the FDA from regulating LDTs and would instead assign regulatory authority over LDTs entirely to CMS. We cannot predict whether either of these or other draft bills governing LDTs will become legislation and cannot quantify the effect of such draft bills on our business.
The likelihood that Congress will pass legislation and the extent to which such legislation may affect the FDA’s plans to regulate certain LDTs as medical devices is difficult to predict at this time. Unless and until legislation is passed reforming the federal government’s regulation of LDTs, it is unknown how the FDA may regulate our tests in the future and what testing and data may be required to support any required clearance or approval. The FDA could also engage in notice and comment rulemaking to regulate LDTs, absent Congressional legislation.
In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our diagnostic tests. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of planned or future diagnostic tests. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.
Any change in the laws or regulations that govern the clearance and approval processes relating to our current, planned, and future diagnostic tests could make it more difficult and costly to obtain clearance or approval for new diagnostic tests or to produce, market and distribute existing diagnostic tests. Significant delays in receiving clearance or approval or the failure to receive clearance or approval for any new diagnostic tests would have an adverse effect on our ability to expand our business.
Clinical trials may be necessary to support future product submissions to the FDA. These clinical trials are expensive and will require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials will prevent us from commercializing any modified or new diagnostic tests and will adversely affect our business, operating results, and prospects.
Initiating and completing clinical trials necessary to support any future PMA applications, and additional safety and efficacy data beyond that typically required for a 510(k) clearance, for our possible future product candidates, will be time consuming and expensive and the outcome uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials.
Conducting successful clinical studies will require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects, the availability of appropriate clinical trial investigators, support staff, and proximity of patients to clinical sites and ability to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our diagnostic tests or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risks or discomfort.
Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required and we may not adequately develop such protocols to support clearance and approval. Further, depending on the nature of our test, the FDA could, in limited circumstances, require us to obtain IDE approval to conduct any clinical studies. The FDA may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of our diagnostic tests or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in our clinical trials, the FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results, and prospects.
If the third parties on which we rely to conduct our clinical trials and to assist us with pre-clinical development do not perform as contractually required or expected, we may not be able to obtain regulatory clearance, approval, or certification for or commercialize our diagnostic tests and services.
We depend on third parties, such as contract research organizations, IRBs, medical institutions, clinical investigators, and contract laboratories to conduct such trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our diagnostic tests and services on a timely basis, if at all, and our business, operating results and prospects may be adversely affected. Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their control.
The commercial successes of our current and future diagnostic tests and services and our revenue growth depends upon achieving significant market acceptance among payers, providers, clinics, patients, and biopharmaceutical companies.
Our commercial success depends, in part, on the acceptance of our diagnostic tests and services as being safe and relatively simple for medical professionals to understand and use, clinically flexible, operationally versatile and to offer compelling health economics. We cannot predict how rapidly, if at all, providers, clinics, patients, and payers will accept future diagnostic tests and services or, if accepted, how frequently these will be used. Our constituents must determine that our diagnostic tests offer attributes over other available alternatives.
Market acceptance of our diagnostic tests and services depends on many factors, including:
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whether there is adequate utilization of our tests by clinicians and other target groups based on the advantages of our diagnostics compared to competitors;

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the convenience and ease of use of our diagnostics compared to others;

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the effectiveness of our medical affairs and sales efforts;

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our ability to present data demonstrating the clinical benefits and cost effectiveness, and operational benefits, of our diagnostics;

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the insurance coverage and reimbursement of our diagnostics;

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pricing pressure, including from group purchasing organizations (“GPOs”), seeking to obtain discounts on our diagnostics due to their bargaining power;

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negative publicity about our or our competitors’ diagnostics due to accuracy issues, defects, or errors;

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the accuracy of our diagnostics compared to our competitors;

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product insert or product labeling requirements from the FDA or other regulatory authorities or conformity assessment bodies; and

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warnings or limitations in the labeling cleared, authorized, or required by the FDA or other regulatory authorities or conformity assessment bodies.

Additionally, even if our diagnostics obtain market acceptance, they may not maintain market acceptance over time if competing diagnostics or technologies are launched that are more cost effective or are received more favorably. Any failure by us to increase or maintain market share and/or market acceptance would reduce our ability to generate revenue and may have an adverse effect on our business, financial condition, and results of operations.
There is no assurance that our testing for cancers and infectious diseases will continue to be accepted by the market or that other diagnostic tests will not become more accepted, produce quicker results or be more accurate. Further, the longevity and extent of infectious diseases pandemics is uncertain. If the COVID-19 pandemic or other pandemic addressed by our products or services, were to dissipate, whether due to a significant decrease in new infections, due to the availability of vaccines, or otherwise, the demand for tests for infectious diseases could decrease significantly and this could have an adverse effect on our results of operations and profitability.
The insurance coverage and reimbursement status of newly approved diagnostic tests, particularly in a new category of diagnostics and therapeutics, is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for current or future diagnostic tests could limit our ability to fully commercialize our diagnostic tests and to generate revenue.
The availability and extent of reimbursement by governmental and private payers is essential for most patients to be able to afford the clinical diagnostic tests and cellular therapeutics that we and our collaborators currently or in the future plan to develop and sell. In addition, because our clinical diagnostics and diagnostic tests represent new approaches to the research, diagnosis, detection, and treatment of diseases, we cannot accurately estimate whether reimbursement could be obtained, or any potential revenue generated. Sales of our diagnostic tests will depend substantially, both domestically and internationally, on the extent to which the costs of our diagnostic tests are paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payers. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize some of our diagnostic tests or services. Even if coverage is provided, the available reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment in any of our diagnostic tests or services. Changes in the reimbursement landscape may occur, which are outside of our control, and may impact the commercial viability of our diagnostic tests.
There is significant uncertainty related to the insurance coverage and reimbursement of newly launched, cleared, authorized, or approved diagnostic tests. In the United States, many significant decisions about reimbursement for new diagnostics and medicines are typically made by the CMS, an agency within the HHS. CMS decides whether and to what extent a new diagnostic or medicine will be covered and reimbursed under Medicare, although it frequently delegates this authority to local Medicare Administrative Contractors

(MACs). Private payers tend to follow Medicare to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for novel diagnostic tests such as ours. Additionally, reimbursement authorities or bodies in Europe may be more conservative than CMS. For example, a number of cancer drugs have been approved for reimbursement in the United States and have not been approved for reimbursement, or have been approved under restricted conditions, in certain European countries.
Outside the U.S., the reimbursement process and timelines vary significantly. In Europe, pricing and reimbursement of medical devices is the exclusive competence of the EU Member States. However, the European Commission is facilitating a voluntary cooperation between the EU Member States on health technology assessments (HTA) which consists of a network of the EU Member States’ national authorities and bodies responsible for HTA and a joint action to support cooperation at scientific and technical levels between the HTA bodies. We cannot be sure that such price and reimbursement decisions will be acceptable to us or our collaborators. If the regulatory authorities in these foreign jurisdictions set prices or make reimbursement criteria that are not commercially attractive for us or our collaborators, our revenues, and the potential profitability of our products in those countries would be negatively affected. An increasing number of countries are taking initiatives to control the healthcare budget by focusing cost-cutting efforts on medicinal products, and to a lesser extent, medical devices, provided under their state-run healthcare systems. These price control efforts have impacted all regions of the world but have been most prominent in the EU. Additionally, some countries require approval of the sale price of a product before it can be marketed, or mandatory discounts or profit caps may be applied. Further, after the sale price is approved, it remains subject to review during the product lifecycle. In many countries, the pricing review period begins after marketing or product licensing approval is granted or the CE mark is obtained. As a result, we or our collaborators might obtain marketing approval for a product or service in a particular country, but then may experience delays in the reimbursement approval or be subject to price regulations that would delay the commercial launch of our product or service, possibly for lengthy time periods, which could negatively impact the revenues we are able to generate from the sale of that product or service in that particular country.
Moreover, increasing efforts by governmental and third-party payers, in the United States and abroad, to cap or reduce healthcare costs may cause such organizations to limit both coverage and level of reimbursement for newly cleared, authorized, certified or approved devices and medicines and, as a result, they may not cover or provide adequate payment for our clinical diagnostics to be sold by us or our collaborators. For example, in May 2018 the United States government released a “blueprint,” or plan, to reduce the cost of drugs. This blueprint contains certain measures that HHS has been working to implement, although it is possible that HHS’s regulatory priorities may change. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, which are, in some cases, designed to encourage importation from other countries and bulk purchasing.
We expect to experience pricing pressures on clinical diagnostics sold by us and our collaborators due to the trend toward value-based pricing and coverage, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs, surgical procedures, and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new diagnostic tests.
We must ensure strong product performance and reliability to maintain and grow our business.
We must maintain and continuously improve the performance and reliability of our diagnostic tests. Poor product performance and reliability could lead to customer dissatisfaction, adversely affect our reputation and revenues, and increase our service and distribution costs and working capital requirements. Our diagnostic tests may contain errors or defects, and while we have made efforts to test them extensively, we cannot assure that our current diagnostic tests, or those developed in the future, will not have performance problems. Performance issues with our diagnostic tests will increase our costs in the near-term and accordingly adversely affect our business, financial condition and results of operations.
We must continually offer new products and technologies
The molecular diagnostic and biopharmaceutical industries are characterized by rapid technological change. Our future success will depend on our ability to maintain a competitive position with respect to technological advances in terms of product and process quality, stability, safety, productivity, and cost. Rapid technological development by others could cause our products and technologies to become obsolete and could have a material adverse effect on our business, financial condition, and results of operations.
Risks Related to DiaCarta’s Business Operations and Industry
Adherence to complex test protocols is required.
We validate our tests in our lab in the U.S. using blood samples obtained from a variety of sources. Tests results can be affected by a number of variables including: how the blood is extracted, how the blood is handled, the type of test tube used, the number and speed of centrifuge spins, the temperature the blood is exposed to during processing, the concentration of the reagents, and the timing of reagent use. All of these and other variables in the process are set forth in an assay protocol that we provide to our distributor lab partners along with training in proper compliance. If, due to human or equipment failure, there is material deviation from the protocols, the accuracy of our tests can be negatively impacted. If that occurs, the reputation of our products and our revenue could be negatively impacted.
Developing new or improved diagnostic tests is an expensive, speculative and risky endeavor which may not be successful.
We expect to incur significant expenses increasing our ColoScape test’s specificity by substituting new biomarkers and developing a pipeline for future products and services, including multi-cancer early detection, minimal residual disease, recurrence monitoring, and hereditary cancer tests. Developing new or improved tests is speculative and carries significant risks, including:
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Product development is expensive, may take years to complete, and can have uncertain outcomes. Failure can occur at any stage of development.

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Candidate products and services that may initially show promise may fail to achieve the desired results in larger clinical studies or may not achieve acceptable levels of clinical accuracy.

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Results from early studies or trials are not necessarily predictive of future clinical study or trial results, and interim results of a trial are not necessarily indicative of final results.

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Any preliminary data that we may publicly disclose may be subject to change following the final analysis of the data related to the particular study or trial, which could result in changes to our share price.

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Even after final study analysis, one or more clinical outcomes may materially change as patient enrollment and/or follow-up continues and more patient data become available; significant adverse differences between initial or interim data and final data could significantly harm our reputation and business prospects.

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Any screening test we develop will need to demonstrate a high level of accuracy in clinical studies because cancer screening tests seek to identify relatively rare occurrences. If a candidate product or service fails to identify even a small number of cancer cases in a clinical study, the sensitivity rate may be materially and adversely affected and we may have to abandon the candidate product or service.

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Any cancer diagnostic test we develop will need to address an unmet medical need with accurate performance and utility.

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We may need to explore a number of different biomarker combinations, alter our candidate products or platform technologies, and repeat clinical studies before we identify a potentially successful candidate.

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We may need to acquire technologies owned by third parties, whether through purchase, license or otherwise, which may not be available on commercially reasonable terms or at all.

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Depending on the nature of the candidate product or service, we may still need to obtain FDA and other regulatory clearances or approvals even after a candidate product or service appears to be successful.

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The FDA’s clearance or approval pathways are likely to involve significant time, as well as additional research, development, and clinical study expenditures. There can be no guarantee that the FDA would clear or approve any future product or service we may develop.

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Even if the FDA clears or approves a new product or service we develop, we would need to commit substantial resources to commercialize, sell and market it before it could be profitable, and the product or service may never be commercially viable.

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In developing a test, we must make numerous assumptions regarding the commercial viability of a test, including with respect to healthcare providers’ and patients’ interest in a test, payers’ willingness to pay for a test, our costs to perform a test, and availability and attractiveness of competing offerings. Frequently, we must make those assumptions many years before a test is ready for clinical use. If we determine that any of our current or future development programs is unlikely to succeed, we may abandon it without any return on our investment into the program.

Our research and development efforts will be hindered if we are not able to obtain samples, contract with third parties for access to samples, or complete timely enrollment in future clinical studies.
Access to human sample types, such as blood, tissue, stool, or urine is necessary for our research and product development. We generally purchase such samples, which must be from individuals with the specific clinical diagnoses or associated clinical outcomes that we are investigating, from research institutions, hospitals, clinical partners, pharmaceutical companies, or companies developing therapeutics. Lack of available samples can delay development timelines and increase costs of development. Generally, the agreements under which we gain access to human samples are non-exclusive and other companies may compete with us for access. Additionally, the process of negotiating access to samples can be lengthy and it may involve numerous parties and approval levels to resolve complex issues such as usage rights, institutional review board approval, privacy rights, publication rights, intellectual property ownership, and research parameters. If we are not able to negotiate access to clinical samples on a timely basis, or at all, or if other laboratories or our competitors secure access to these samples before us, our ability to research, develop and commercialize future products will be limited or delayed. Finally, we may not be able to conduct or complete clinical studies on a timely basis if we are not able to enroll sufficient numbers of patients in such studies, and our failure to do so could have an adverse effect on our research and development and product commercialization efforts.
We rely on our senior management team and key personnel, and our business could be harmed if we are unable to attract and retain personnel necessary for our success.
Our success will depend on our ability to retain senior management and to attract and retain qualified personnel in the future, including sales and marketing professionals, scientists, clinical specialists, and other highly skilled personnel and to integrate current and additional personnel in all departments. The loss of members of our senior management, sales and marketing professionals, scientists, clinical and regulatory specialists could result in delays in product development and harm our business. If we are not successful in attracting and retaining highly qualified personnel, our business, financial condition and results of operations would suffer.
Our laboratory and research and development activities rely on our ability to attract and retain highly skilled scientists and technicians.
We may have difficulty locating, recruiting, or retaining qualified technicians and scientists due to the competition for qualified personnel among life science businesses, particularly near our headquarters in Pleasanton, California or our facilities in the PRC. We also face competition for such personnel from universities and public and private research institutions. Our U.S. employees are at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Recruiting, retention and training challenges may delay or limit our ability to carry out our research and development efforts, which could materially and adversely affect our business, financial condition and results of operations.

If we cannot maintain our corporate culture, we could lose the innovation, creativity and teamwork fostered by our culture and our business may be harmed.
We foster a corporate culture of innovation, curiosity, creativity and teamwork based on core values of teamwork, knowledge-sharing and execution focus. We think this culture has been and will continue to be a critical contributor to our success, for example in rapidly commercializing our QuantiVirusTM SARS-CoV-2 multiplex test and QuantiVirusTM SARS-CoV-2 test in response to the COVID-19 pandemic. We expect to continue to hire aggressively as we expand, and we believe our corporate culture has been crucial in our success and our ability to attract highly skilled personnel. If we do not continue to develop our corporate culture or maintain and preserve our core values as we grow and evolve, we may be unable to support our growth. Moreover, liquidity available to our employee securityholders could lead to disparities of wealth among our employees, which could adversely impact relations among employees and our culture in general. Our anticipated headcount growth and our transition from a private company to a public company may result in a change to our corporate culture, which could harm our business.
Our operating results may fluctuate materially, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.
Our quarterly and annual revenue and operating results may fluctuate in a material manner, which makes it difficult for us to predict our future operating results. Our quarterly and annual operating results may fluctuate as a result of a variety of factors, many of which are outside our control and, as a result, may not fully reflect the underlying performance of our business, including:
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the level of demand for our diagnostic tests, which may vary materially;

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the timing and cost of manufacturing our diagnostic tests, which may vary depending on the quantity of production needed and the terms of our agreements with third-party suppliers and manufacturers;

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expenditures that we may incur to acquire, develop, or commercialize additional tests and technologies;

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unanticipated pricing pressures;

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the rate at which we grow our sales team and the speed at which newly hired salespeople become effective, and the cost and level of investment therein;

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the degree of competition in our industry and any change in the competitive landscape of our industry, including consolidation among our competitors or future partners;

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coverage and reimbursement policies with respect to cancer treatment equipment, and potential future diagnostic tests that compete with our diagnostic tests;

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the timing and success or failure of clinical trials for our diagnostic tests or any enhancements to such tests we develop or of competing diagnostic tests;

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positive or negative media coverage, or public perception, of our diagnostic tests or those of our competitors or broader industry trends;

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the impact, if any, of the spread of infectious diseases and any newly discovered variants, and the resulting effects on the number of patients treated or the demand for our tests;

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the timing and cost of, and level of investment in, research, development, licenses, regulatory approval, conformity certification or clearances, commercialization activities, acquisitions and other strategic transactions, or other significant events relating to our diagnostic tests or test enhancements, which may change from time to time;

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changes in regulatory requirements or in the status of regulatory approvals or applications or conformity certifications;

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pricing, discounts, and incentives for our diagnostic tests;

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future accounting pronouncements or changes in our accounting policies; and

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general market conditions.

In addition, we can provide no assurances that the demand for our cancer and infectious diseases testing programs will be sustained or, if sustained, the period of time for which it would be sustained. In first nine months of 2022, we saw an approximately 30% reduction in our COVID-19 testing revenues due to a variety of factors, including: the level of demand for COVID-19 testing, the price we are able to charge for performing COVID-19 tests, and the length of time for which demand for such products and services exist.
The cumulative result of these factors could be unpredictability and fluctuations in our quarterly and annual financial results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Further, our historical results are not necessarily indicative of results expected for any future period, and quarterly results are not necessarily indicative of the results to be expected for the full year or any other period, and accordingly should not be relied upon as indicative of future performance.
Our billing, collections and claims processing activities are complex and time-consuming; mistakes or delays in transmitting and collecting claims or failure to comply with applicable billing requirements, could have an adverse effect on our revenue.
Billing for our tests is time-consuming. Depending on the billing arrangement and applicable law, we bill various payers, such as government payers, insurance companies and patients, all of which may have different billing requirements. We may face increased risk in our collection efforts, including long collection cycles and the risk that we may never collect at all, either of which could adversely affect our business, financial condition and results of operations. Several factors make the billing process complex, including:
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differences between the list price for our tests and the reimbursement rates of payers;

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compliance with complex federal and state regulations related to billing government healthcare programs, including Medicare and Medicaid, to the extent our tests are covered by such programs;

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differences in coverage among payers and the effect of patient co-payments or co-insurance;

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differences in information and billing requirements among payers;

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changes to codes and coding instructions governing our tests;

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incorrect or missing billing information; and

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the resources required to manage the billing and claims appeals process.

These billing complexities and the related uncertainty in obtaining payment for our tests could negatively affect our revenue and cash flow, our ability to achieve profitability and the consistency of our results of operations and comparability across periods or with industry peers. In addition, if claims for our tests are not submitted to payers on a timely basis, or if we fail to comply with applicable billing requirements, payment could be denied or delayed which could have an adverse effect on our revenue and our business.
Third-party payers require us to identify the test for which we are seeking reimbursement using a Current Procedural Terminology (“CPT”) code. The CPT code set is maintained by the American Medical Association (“AMA”). In cases where there is not a specific CPT code to describe a test, such as our OptiSeq 65 gene NGS panel, the test may be billed under an unlisted molecular pathology procedure code or through the use of a combination of single gene CPT codes, depending on the payer. The Protecting Access to Medicare Act of 2014 (“PAMA”) authorized the adoption of new, temporary billing codes and unique test identifiers for FDA-cleared or approved tests as well as advanced diagnostic laboratory tests. The AMA has created a new section of CPT codes, Proprietary Laboratory Analyses codes to facilitate implementation of this section of PAMA. In addition, CMS may assign unique level II Healthcare Common Procedure Coding System codes to tests that are not already described by a unique CPT code. RadTox has test specific CPT codes, but our ColoScape and Oncuria tests are currently using general CPT codes and we currently expect to receive the specific codes in 2023.
In the instance where a code used does not describe a specific test, the insurance claim must be examined to determine what test was provided, whether the test was appropriate and medically necessary,

and whether payment should be rendered, which may require a letter of medical necessity from the ordering physician. This process can result in a delay in processing the claim, a lower reimbursement amount or denial of the claim. As a result, obtaining approvals from third-party payers to cover our tests and establishing adequate reimbursement levels is an unpredictable, challenging, time-consuming and costly process and we may never be successful.
We may not be able to sufficiently reduce costs in manufacturing and producing of our diagnostic tests to achieve sustainable gross margins.
We partner with contract manufacturers in the development and production of supplies for some of our diagnostic tests. There may be unforeseen occurrences that increase our costs, such as increased prices of the components of our diagnostic tests, changes to labor costs or less favorable terms with third-party suppliers or contract manufacturing partners. If we are unable to reduce our costs, or if cost reductions are less significant or less timely than projected, we will not be able to achieve sustainable gross margins, which would adversely affect our ability to invest in and grow our business and adversely impact our business, financial condition and results of operations.
Our results of operations may be materially harmed if we are unable to accurately forecast customer demand for, and utilization of, our diagnostic tests and manage our inventory.
To ensure adequate inventory supply, we must forecast inventory needs and manufacture our diagnostic tests based on our estimates of future demand for our diagnostic tests. Our ability to accurately forecast demand could be negatively affected by many factors, including product introductions by competitors, an increase or decrease in customer demand for our diagnostic tests or for those of our competitors, our failure to accurately forecast customer acceptance of new diagnostic tests, unanticipated changes in general market conditions or regulatory matters and weakening of economic conditions or consumer confidence in future economic conditions. Inventory levels in excess of customer demand may result in inventory write-downs or write-offs, which would cause our gross margin to be adversely affected and could impair the strength of our brand. Conversely, if we underestimate customer demand for our diagnostic tests, our supply chain, manufacturing partners and/or internal manufacturing team may not be able to deliver components and diagnostic tests to meet our requirements, and this could result in damage to our reputation, sales growth, and customer relationships. In addition, if we experience a significant increase in demand, such as we experienced with respect to our COVID-19 testing, additional supplies of raw materials or additional manufacturing capacity may not be available when required or on terms that are acceptable to us, or at all, or suppliers may not be able to allocate sufficient capacity in order to meet our increased requirements, which will adversely affect our business, financial condition and results of operations.
The sizes of the markets for our diagnostic tests and services and any future diagnostic tests and services may be smaller than we estimate and/or may decline.
Our estimates of the annual total addressable market for our diagnostic tests and services are based on a number of internal and third-party estimates and assumptions, including, without limitation, the assumed prices at which we can be paid for our diagnostic tests and services in the market. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors.
As a result, our estimates of the annual total addressable market for our diagnostic tests and services in different market segments, and the corresponding amount of revenue that we are able to generate, may prove to be incorrect. If the actual number of patients who would benefit from our diagnostic tests, the price at which we can sell them or the annual total addressable market for them is smaller than we have estimated, our business plan may be jeopardized and it may impair our sales growth and negatively affect our business, financial condition and results of operations.
Recommendations, guidelines, and quality metrics issued by various organizations may significantly affect payers’ willingness to cover and healthcare providers’ willingness to prescribe our products.
Securing influential recommendations, inclusion in healthcare guidelines, and inclusion in quality measures are keys to our healthcare provider and payer engagement strategies. These guidelines,

recommendations, and quality metrics may shape payers’ coverage decisions and healthcare providers’ cancer screening procedures.
The USPSTF, a panel of primary care providers and epidemiologists and other national experts funded by the U.S. Department of Health and Human Services’ Agency for Healthcare Research and Quality, makes influential recommendations on clinical preventive services. USPSTF updates its screening recommendations periodically, approximately every five to eight years. The USPSTF’s most recent recommendation statement for colorectal cancer screening gave an “A” grade to colorectal cancer screening starting at age 50 and continuing until age 75 and gave a “B” grade to colorectal cancer screening for ages 45 to 49. Any update to the USPSTF recommendations that may have the effect of reducing screening, that does not include FIT-DNA in a favorable manner, or that adds new technologies could have a material adverse effect on our business.
The healthcare industry in the United States has experienced a trend toward cost containment and value-based purchasing of healthcare services. Some government and private payers are adopting pay-for-performance programs that differentiate payments for healthcare services based on the achievement of documented quality metrics, cost efficiencies, or patient outcomes. Payers may look to quality measures such as the NCQA, HEDIS, and the CMS Medicare Advantage Star Ratings to assess quality of care. These measures are intended to provide incentives to service providers to deliver the same or better results while consuming fewer resources.
If any of our facilities or our laboratory equipment were damaged or destroyed, or if we experience a significant disruption in our operations for any reason, our ability to continue to operate our business could be materially harmed.
We currently perform our cancer and infectious diseases tests in a laboratory facility in Pleasanton, California. We manufacture the ColoScape and RadTox tests in two facilities in Pleasanton, California and Nanjing, China. Our headquarters is also located in Pleasanton, California. If our present, or any future facilities, were to be damaged, destroyed or otherwise unable to operate, whether due to fire, floods, storms, tornadoes, earthquakes, other inclement weather events or natural disasters, employee malfeasance, terrorist acts, power outages, or otherwise, it may render it difficult or impossible for us to perform our tests for some period of time and our business could be severely disrupted. Our facilities and the equipment we use to manufacture and perform our tests would be costly to replace and could require substantial lead time to repair or replace. The inability to manufacture and perform our tests or the backlog of tests that could develop if any of our facilities become inoperable for even a short period of time may result in the loss of customers or harm our reputation, and we may be unable to regain those customers in the future. Although we possess insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.
In order to rely on a third party to perform certain of our tests, we could only use another facility with established state licensure and CLIA accreditation under the scope of which ColoScape and RadTox tests could be performed following validation and other required procedures. We cannot assure you that we would be able to find another CLIA certified facility willing to comply with the required procedures, that this laboratory would be willing to perform the tests for us on commercially reasonable terms, or that it would be able to meet our quality or regulatory standards. In order to establish a redundant clinical reference laboratory outside of our Pleasanton, California facilities, we would have to spend considerable time and money securing adequate space, constructing the facility, recruiting and training employees, and establishing the additional operational and administrative infrastructure necessary to support a second facility. We may not be able, or it may take considerable time, to replicate our testing processes or results in a new facility. Additionally, any new clinical reference laboratory facility opened by us would be subject to certification under CLIA and licensing by several states, including California and New York, which could take a significant amount of time and result in delays in our ability to resume operations.
Our industry is subject to rapid change, which could make our solutions and the diagnostic tests we develop and services we offer, obsolete. If we are unable to continue to innovate and improve our diagnostic tests and services we offer, we could lose customers or market share.
Our industry is characterized by rapid changes, including scientific and technological advances, frequent new product introductions and enhancements and evolving industry standards, all of which could make our current diagnostic tests and others we are developing obsolete. Our future success will depend on our ability to keep pace with the evolving needs of our customers on a timely and cost-effective basis and to pursue new market opportunities that develop as a result of scientific and technological advances. In recent years, there have been numerous advances in technologies relating to the diagnosis and treatment of cancer. There have also been advances in methods used to analyze very large amounts of molecular information. We must enhance our offerings and develop new and improved diagnostic tests to keep pace with evolving standards of care. Failure to improve our diagnostic tests to keep ahead of those of our competitors could result in the loss of customers or market share that would adversely affect our business, financial condition and results of operations.
Measures to reduce healthcare costs could hurt our business.
The majority of our U.S. customers are healthcare providers who depend upon reimbursement by government and commercial insurance payers for lung cancer diagnostic solutions services. As a majority of U.S. cancer patients are covered by Medicare, the Medicare reimbursement rate is an important factor in a customer’s decision to use our diagnostic tests and limits the prices we may charge for them. Commercial insurance payers may also exert downward pressure on payment rates for lung cancer treatment services. A reduction in reimbursement rates for lung cancer treatments may adversely affect our customers’ businesses and cause them to enact cost reduction measures that may include reducing the scope of their programs, thereby potentially reducing demand for our diagnostic tests.
Healthcare reform measures could impede or prevent the commercial success of our diagnostic tests.
In the U.S., there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system in ways that may harm our future revenues and profitability and the demand for our diagnostic tests. Federal and state lawmakers regularly propose and, at times, enact legislation that would result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for the procedures associated with the use of our diagnostic tests. The effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our diagnostic tests. For example, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs and will result in the development of new programs.
There have been judicial challenges to certain aspects of the ACA, as well as efforts by the Trump administration and Congress to repeal, replace or alter the implementation of certain aspects of the ACA. For example, as part of the Tax Cuts and Jobs Act of 2017 (TCJA), Congress eliminated the tax penalty, starting January 1, 2019, for not complying with the ACA’s individual mandate to carry health insurance. The Further Consolidated Appropriations Act of 2020, Pub. L. No. 116-94, signed into law December 20, 2019, fully repealed the ACA’s “Cadillac Tax” on certain high-cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share and the medical device excise tax on non-exempt medical devices. On December 14, 2018, a Texas District Court Judge invalidated the ACA in its entirety because he concluded that the individual mandate, which was repealed by Congress as noted above, is unconstitutional and cannot be severed from the remainder of the ACA. The Fifth Circuit Court of Appeals affirmed the district court’s ruling that the individual mandate was unconstitutional, but it remanded the case back to the district court for further analysis of whether the mandate could be severed from the ACA; that is, whether the entire ACA was therefore also invalid.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. For example, the Budget Control Act of 2011, among other things, included reductions to CMS payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030 unless additional Congressional action is taken, with the exception of a temporary suspension of the 2% cut in Medicare payments from May 1, 2020 through March 31, 2021. Additionally, the American Taxpayer Relief Act of 2012, among other things, reduced CMS payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover Medicare overpayments to providers from three to five years.
The Biden administration and Congress may continue to pursue significant changes to the current healthcare laws, and the Biden administration has indicated its intent to strengthen the ACA and focus on reducing the cost of healthcare. We face uncertainties that might result from modifications or repeal of any of the provisions of the ACA, including as a result of current and future executive orders and legislative actions. The impact of those changes on us and potential effect on the medical device industry as a whole is currently unknown. Any changes to the ACA are likely to have an impact on our results of operations, and may negatively affect our business, financial condition and results of operations. We cannot predict what other healthcare programs and regulations will ultimately be implemented at the federal or state level or the effect of any future legislation or regulation in the United States on our business, financial condition and results of operations.
The continuing efforts of the government, insurance companies, managed care organizations and other payers of healthcare services to contain or reduce costs of healthcare may harm:
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our ability to set a price that we believe is fair for our diagnostic tests;

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our ability to generate revenue and achieve or maintain profitability; and

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the availability of capital.

The ACA substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts our industry. Future changes in healthcare policy could increase our costs and subject us to additional regulatory requirements that may interrupt commercialization of our current and future solutions. Future changes in healthcare policy could also decrease our revenue and impact sales of and reimbursement for our current and future diagnostic tests.
We must comply with healthcare fraud and abuse laws.
Various U.S. federal and state laws, as well as the laws of foreign countries, prohibit payments to induce the referral, purchase, order or use of healthcare products or services and require medical device companies to limit prevent, and/or monitor, and report certain payments to third-party payers, health care professionals, and other individuals. These healthcare fraud and abuse, anti-kickback, public reporting, and aggregate spend laws affect our sales, marketing, and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may have with lung cancer treatment providers, hospitals, physicians or other potential purchasers or users, including patients, of medical devices and services. They also impose additional administrative and compliance burdens on us. In particular, these laws influence, among other things, how we structure our sales offerings, including discount practices, customer support, education and training programs and physician consulting and other service arrangements. These laws prohibit certain marketing initiatives that are commonplace in other industries. If we were to offer or pay inappropriate inducements for the purchase, order or use of our diagnostic tests or our services, or our arrangements are perceived as inappropriate inducements, we could be subject to claims under various healthcare fraud and abuse laws.
Restrictions under applicable U.S. federal and state healthcare laws and regulations include the following:
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the federal Anti-Kickback Statute, a criminal law, prohibits, among other things, persons, and entities from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, in cash or in kind, to induce or reward purchasing, leasing, ordering, or arranging for, referring, or recommending the purchase, lease, order of any good or service for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid;

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the Eliminating Kickbacks in Recovery Act, which prohibits knowingly and willfully soliciting, receiving, offering, or paying remuneration, directly or indirectly, in return for the referral of a patient to, or in exchange for an individual using the services of certain entities, including laboratories, if the services are covered by a health care benefit program;

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the Beneficiary Inducement Statute, which prohibits any person, organization, or entity from giving anything of value to a federal health care program beneficiary that is likely to induce or influence the beneficiary’s choice of provider, practitioner, or supplier for covered services;

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the federal civil False Claims Act, which may be enforced through civil whistleblower or qui tam actions and is often used to enforce the federal Anti-Kickback Statute and other healthcare laws and regulations, imposes civil penalties and potential exclusion from federal healthcare programs, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or for making a false record or statement material to an obligation to pay the federal government or for knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government;

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federal criminal statutes created by HIPAA impose criminal liability for, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program, including private insurance plans, or, in any matter involving a healthcare benefit program, for knowingly and willfully making materially false, fictitious, or fraudulent statements in connection with the delivery of or payment for health care benefits; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payers, including private insurers.

Other federal and state laws, as well as the laws of foreign countries, generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payments to government or commercial payers that are false or fraudulent, or for items or services that were not provided as claimed. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of product candidates and medical devices from government-funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations. Moreover, any investigation into our practices could cause adverse publicity and require a costly and time-consuming response. If any physicians or other healthcare providers or entities with whom we expect to do business are found not to be following applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.
Manufacturers can also be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by providing inaccurate billing or coding information to customers, by providing improper financial inducements, or through certain other activities. We attempt to ensure that any billing and coding information we provide for our diagnostic tests emphasizes the need for physicians and other providers to make independent judgments, use accurate and appropriate billing and coding that complies with all applicable payer policies, and document the medical need for their patients as appropriate. Nevertheless, the government may not regard any billing errors that may be made by our customers as inadvertent and may examine our role in providing information to our customers, physicians and patients concerning the benefits and potential coverage of more frequent therapy.
Our use, disclosure, and other processing of personally identifiable information, including health information, is subject to HIPAA and other U.S. federal, state, and foreign privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our business, operating results and prospects.
We maintain and process, and our third-party vendors, collaborators, contractors and consultants maintain and process on our behalf, a sensitive information, including confidential business, personal and patient health information in connection with our clinical studies and our employees, and are subject to data privacy and protection laws and regulations that apply to the collection, transmission, storage and use of personally identifying information, which among other things, impose certain requirements relating to the privacy, security and transmission of personal information. Failure by us or our third-party vendors, collaborators, contractors and consultants to comply with any of these laws and regulations could result in notification obligations or enforcement actions against us, which could result in fines, imprisonment of company officials and public censure, claims for damages by affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business, financial condition, results of operations or prospects. These laws, rules and regulations evolve frequently, and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement, and may be inconsistent from one jurisdiction to another. The interpretation and application of consumer, health-related and data protection laws, especially with respect to genetic samples and data, in the United States, the European Union (EU) and elsewhere, are often uncertain, contradictory and in flux. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future.
In the U.S., numerous federal and state laws, and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our collaborators.
Domestic laws in this area are complex and developing rapidly. Many state legislatures have adopted legislation relating to privacy, data security and data breaches. Laws in all 50 states require businesses to provide notice to customers whose personally identifiable information has been disclosed as a result of a data breach. The laws are not consistent, and compliance in the event of a widespread data breach is costly. States are also frequently amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California recently enacted the CCPA, which became effective on January 1, 2020. The CCPA, among other things, requires new disclosures to California consumers and affords such consumers new abilities to access and delete their personal information, opt-out of certain sales of personal information and receive detailed information about how their personal information is used. The CCPA provides for fines of up to $7,500 per violation, as well as a private right of action for data breaches that is expected to increase the frequency of data breach litigation. While the CCPA has already been amended multiple times, it is unclear how this legislation will be further modified or how it will be interpreted. Interpretations of the CCPA may continue to evolve with regulatory guidance and the CCPA continue to be amended, including through a ballot initiative, the CPRA. That passed in November 2020. The CPRA will impose additional data protection obligations on companies doing business in California, including additional consumer rights, including regarding certain uses of sensitive data. It also creates a new California data protection agency specifically tasked to enforce the law, which may likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. The effects of this legislation potentially are far-reaching, however, and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses. The CCPA and other changes in state and federal laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, could increase the cost of providing our offerings, require significant changes to our operations or even prevent us from providing certain offerings in jurisdictions in which we currently operate and in which we may operate in the future.
Because of the breadth of these data protection laws and the narrowness of their exceptions and safe harbors, it is possible that our business or data protection policies could be subject to challenge under one or more of such laws. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of heightened regulatory focus on data privacy and security issues. Although we endeavor to comply with our published policies and documentation and ensure their compliance with current laws, rules, and regulations, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policy and other documentation that provide promises and assurances about privacy and security can subject us to potential state and federal action in the United States if they are found to be deceptive, unfair, or misrepresentative of our actual practices. Any failure by us or other parties with whom we do business to comply with this documentation or with federal, state, local or international regulations could result in proceedings against us by governmental entities, private parties, or others. In many jurisdictions, enforcement actions and consequences for noncompliance are rising.
If our operations are found to be in violation of any of the data protection laws described above or any other laws that apply to us, we may be subject to penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, individual imprisonment, possible exclusion from participation in government healthcare programs, injunctions, private qui tam actions brought by individual whistleblowers in the name of the government, class action litigation and the curtailment or restructuring of our operations, as well as additional reporting obligations and oversight if we become subject to a corrective action plan or other agreement to resolve allegations of non-compliance with these laws, any of which could adversely affect our ability to operate our business and our results of operations.
In addition, numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of PHI and PII. These laws and regulations include HIPAA. HIPAA establishes a set of national privacy and security standards for the protection of protected health information (as defined in HIPAA, PHI) by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. We are a covered entity under HIPAA when we are conducting our clinical trials. We are a covered entity with regard to our observational studies and clinical trials, and also a business associate under HIPAA for certain other business activities, and we execute business associate agreements with our clients.
HIPAA requires covered entities and business associates, such as us, to develop and maintain policies with respect to the protection of, use and disclosure of electronic PHI, including the adoption of administrative, physical, and technical safeguards to protect such information, and certain notification requirements in the event of a data breach.
HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $119 per violation and are subject to a cap of $1,785,651 for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.
In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities and business associates. With regard to business associates, those audits assess the business associate’s compliance with the HIPAA Privacy and Security Standards. Such audits are conducted randomly and after an entity experiences a breach affecting more than 500 individuals’ data. Undergoing an audit can be costly, can result in fines or onerous obligations, and can damage a business associate’s reputation.
In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of PII. Some of these laws and regulations may be preempted by HIPAA with respect to PHI or may exclude PHI from their scope but impose obligations with regard to PII that is not PHI, and in some cases, can impose additional obligations with regard to PHI. These laws and regulations are often uncertain, contradictory, and subject to changing or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. HHS is also proposing amendments to the HIPPA Privacy Rule to modernize certain data sharing provisions and enhance patient access to their information. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and our clients and potentially exposes us to additional expense, adverse publicity, and liability. While we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, but it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit PHI and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules, or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business.
Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems, and compliance procedures in a manner adverse to our business.
We may eventually operate in a number of countries outside of the United States whose laws, including data privacy laws, may in some cases be more stringent than the requirements in the United States. For example, EU and UK data privacy laws have specific requirements relating to cross-border transfers of personal data to certain jurisdictions, including to the United States, have strict requirements relating to personal data collection, use or sharing, and have more stringent requirements relating to organizations’ privacy programs and provide stronger individual rights. Moreover, we may also be subject to evolving international privacy and data security regulations which could result in greater compliance costs and in turn lead to penalties, where such compliance programs are not implemented correctly.
Certain of our processing activities are subject to the EU General Data Protection Regulation and the UK General Data Protection Regulation (collectively, the “GDPR”) — including, those involving pseudonymised / key-coded data — as the GDPR applies extra-territorially. The GDPR imposes strict requirements on controllers and processors processing personal data, including, for example, requirements to: (i) identify a legal basis for the processing of personal data, (ii) provide robust disclosures to individuals, (iii) respond to requests from individuals to exercise their data subject rights, (iv) provide personal data breach notifications within 72 hours after discovering the breach, (v) limit the collection and retention of personal data, (vi) impose specific contractual obligations on processors engaged to process personal data on the instructions of the controller, and (vii) apply enhanced protections to health data and other special categories of personal data.
The EU GDPR also provides that EU Member States may make their own further laws and regulations limiting the processing of personal data, including genetic, biometric or health data, which could limit our ability to use and share such personal data and cause our costs to increase and harm our financial condition.
Failure to comply with the requirements of the GDPR may result in fines of up to €20 million (£17.5 million in the case of the UK GDPR) or up to 4% of the total worldwide annual turnover of our preceding fiscal year, whichever is higher, and other administrative penalties. GDPR compliance may require us to put in place additional mechanisms, which may result in compliance costs and other substantial expenditures. This may be onerous and adversely affect our business, financial condition, results of operations and the profitability of our platform of diagnostic tests. Failure to comply with the GDPR and other countries’ privacy or data security-related laws, rules or regulations could result in material penalties imposed by regulators, affect our compliance with contracts entered into with our collaborators and other third-party payers, and have an adverse effect on our business and financial condition. Currently, the GDPR is only applicable to us as a processor, but as we continue to expand into the European market, the GDPR will have direct applicability to us as a controller.
The GDPR also prohibits the transfer of personal data from the EEA/UK to a country outside of the EEA/UK (e.g., the United States) unless made to a country deemed to have adequate data privacy laws by the European Commission (or UK Government in case of the UK GDPR) or a data transfer mechanism has been put in place. Until recently, one such data transfer mechanism was the EU-U.S. Privacy Shield. However, in July 2020 the Court of Justice of the European Union (CJEU) declared the Privacy Shield to be invalid. The CJEU upheld the validity of standard contractual clauses (SCCs) as a legal mechanism to transfer personal data but companies relying on SCCs will need to carry out a transfer privacy impact assessment, which among other things, assesses laws governing access to personal data in the recipient country and considers whether supplementary measures that provide privacy protections additional to those provided under SCCs will need to be implemented to ensure an essentially equivalent level of data protection to that afforded in the EEA. In turn, the findings of the CJEU will have significant implications for cross-border data flows and may lead to increased transaction, compliance, and technological costs to support international data transfers.

Certain of our activities are subject to the Cayman Islands Data Protection Act (as revised) (“DPA”). As data controller, we are subject to additional obligations including, amongst others, processing personal data in accordance with lawful purposes, bearing responsibility for data processors who process personal data on their behalf, and providing data subjects with more detailed information regarding the processing of their personal data. Other obligations imposed on data controllers include personal data retention limitations and the obligation to report any personal data breach to affected data subjects and the Cayman Islands Ombudsman without undue delay. Under the DPA, data subjects are afforded additional rights, including the right to access personal data, the right to have inaccurate personal information rectified, the right to have personal data held by a data controller erased in certain circumstances, and the right to restrict or object to processing in a number of circumstances. The implementation of the DPA may result in increased operational and compliance costs being borne directly or indirectly by DiaCarta. Further, there is a risk that the measures will not be implemented correctly by DiaCarta. If there are breaches of these measures, we could face significant administrative fines, imprisonment, and/or be required to compensate any data subject who has suffered damage as a result as well as DiaCarta suffering reputational damage which may have a material adverse effect on its operations and financial conditions.
Organizations operating in Canada and covered by the Personal Information Protection and Electronic Documents Act (PIPEDA), or equivalent Canadian provincial laws, must obtain an individual’s consent when they collect, use, or disclose that individual’s personal information. Individuals have the right to access and challenge the accuracy of their personal information held by an organization, and personal information may only be used for the purposes for which it was collected. If an organization intends to use personal information for another purpose, it must again obtain that individual’s consent.
We regularly monitor, defend against, and respond to attacks to our networks and other information security incidents. Despite our information security efforts, our facilities, systems, and data, as well as those of our third-party service providers, may be vulnerable to privacy and information security incidents such as data breaches, viruses, or other malicious code, coordinated attacks, data loss, phishing attacks, ransomware, denial of service attacks, or other security or IT incidents caused by threat actors, technological vulnerabilities, or human error. If we, or any of our vendors that support our IT or have access to our data, including any third-party vendors that collect, process and store personal data on our behalf, fail to comply with laws requiring the protection of personal information, or fail to safeguard and defend personal information or other critical data assets or IT systems, we may be subject to regulatory enforcement and fines as well as private civil actions. We may be required to expend significant resources in the response, containment, mitigation of cybersecurity incidents as well as in defense against claims that our information security was unreasonable or otherwise violated applicable laws or contractual obligations.
Our employees, collaborators, independent contractors, and consultants may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
We are exposed to the risk that our employees, collaborators, independent contractors, and consultants may engage in fraudulent or other illegal activity with respect to our business. Misconduct by these employees could include intentional, reckless and/or negligent conduct or unauthorized activity that violates:
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FDA regulations, including those laws requiring the reporting of true, complete, and accurate information to the FDA authorities;

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federal and state healthcare fraud and abuse laws and regulations; or

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laws that require the true, complete and accurate reporting of financial information or data.

In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve individually identifiable information, including, without limitation, the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. Any incidents or any other conduct that leads to an employee, contractor, or other agent, or our company, receiving an FDA debarment or exclusion by the HHS Office of Inspector General (OIG) could result in penalties, a loss of business from third parties, and severe reputational harm.
It is not always possible to identify and deter misconduct by our employees and other agents, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be following such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, treble damages, monetary fines, disgorgement, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of our operations.
If our existing laboratory facility becomes damaged or inoperable or we are required to vacate our existing facility, our ability to perform our tests and pursue our research and development efforts may be jeopardized.
We currently derive the majority of our revenue from product sales and tests performed at a single laboratory facility located in Pleasanton, California. Our facility and equipment could be harmed or rendered inoperable by natural or man-made disasters, including war, fire, earthquake, power loss, communications failure or terrorism, which may render it difficult or impossible for us to operate our business for some period of time. The inability to perform our tests or to reduce the backlog that could develop if our facility is inoperable, for even a short period of time, may result in the loss of customers or harm to our reputation, and we may be unable to regain those customers or repair our reputation. Furthermore, our facility and the equipment we use to perform our research and development work could be unavailable or costly and time-consuming to repair or replace. It would be difficult, time-consuming and expensive to rebuild our facility, to locate and qualify a new facility or enable a third party to practice our proprietary technology, particularly in light of licensure and accreditation requirements. Even if we are able to find a third party with such qualifications to perform our tests, the parties may be unable to agree on commercially reasonable terms.
We carry insurance for damage to our property and disruption of our business, but this insurance may not cover all of the risks associated with damage or disruption to our facility and business, may not provide coverage in amounts sufficient to cover our potential losses and may not continue to be available to us on acceptable terms, if at all.
We may face additional costs, loss of revenue, significant liabilities, harm to our brand, decreased use of our products or services and business disruption if there are any security or data privacy breaches or other unauthorized or improper access.
We have access to and utilize personal data, such as names, mailing addresses, email addresses, mobile phone numbers, location information, prescription information and other medical information. Any failure to prevent or mitigate security breaches or improper access to, use, disclosure or other misappropriation of our data or consumers’ personal data could result in significant liability under state, (e.g., state breach notification and privacy laws such as the CCPA) federal (e.g., HIPAA), and the HITECH Act and laws in other jurisdictions (e.g., the GDPR). Such an incident may also cause a material loss of revenue from the potential adverse impact to our reputation and brand, affect our ability to retain or attract new users of our diagnostic tests and services and potentially disrupt our business.
Unauthorized disclosure of sensitive or confidential patient or employee data, including personally identifiable information, whether through a breach of computer systems, systems failure, employee negligence, fraud, or misappropriation, or otherwise, or unauthorized access to or through our information systems and networks, whether by our employees or third parties, could result in negative publicity, legal liability, and damage to our reputation. Unauthorized disclosure of personally identifiable information could also expose us to sanctions for violations of data privacy laws and regulations around the world. To the extent that any disruption or security breach resulted in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed. For example, the loss of or damage to clinical trial data, such as from completed or ongoing clinical trials, for any of our product candidates would likely result in delays in our marketing approval efforts and significantly increased costs in an effort to recover or reproduce the data.
As we become more dependent on information technologies to conduct our operations, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, may increase in frequency and sophistication. These threats pose a risk to the security of our systems and networks, the confidentiality and the availability and integrity of our data and these risks apply both to us, and to third parties on whose systems we rely for the conduct of our business. Because the techniques used to obtain unauthorized access, disable, or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, we and our partners may be unable to anticipate these techniques or to implement adequate preventative measures. We have in the past experienced, and may in the future, experience security incidents. While no security incidents in the past have had a material adverse effect on our business, financial condition and results of operations, we cannot predict the impact of any such future events. Further, we do not have any control over the operations of the facilities or technology of our cloud and service providers, including any third-party vendors that collect, process and store personal data on our behalf. Our systems, servers, and platforms and those of our service providers may be vulnerable to computer viruses or physical or electronic break-ins that our or their security measures may not detect. Individuals able to circumvent such security measures may misappropriate our confidential or proprietary information, disrupt our operations, damage our computers, or otherwise impair our reputation and business. We may need to expend significant resources and make significant capital investments to protect against security breaches or to mitigate the impact of any such breaches. In addition, to the extent that our cloud and other service providers, experience security breaches that result in the unauthorized or improper use of confidential data, employee data or personal data, we may not be indemnified for any losses resulting from such breaches. There can be no assurance that we or our third-party providers will be successful in preventing cyber-attacks or successfully mitigating their effects. Recent cyber-attacks purportedly originated by Russian controlled entities have exacerbated in the wake of Russia’s invasion of Ukraine and our systems may be infiltrated by foreign actors. If we are unable to prevent or mitigate the impact of such security breaches, our ability to attract and retain new customers, patients and other partners could be harmed as they may be reluctant to entrust their data to us, and we could be exposed to litigation and governmental investigations, which could lead to a potential disruption to our business or other adverse consequences.
If we experience material disruptions in our information technology systems, our business may be adversely affected.
We depend on our information technology systems for the efficient functioning of our business, including the performance, distribution and maintenance of our diagnostic tests and services, as well as for accounting, data storage, compliance, purchasing and inventory management. We do not have redundant information technology in all aspects of our systems at this time. Our information technology systems may be subject to computer viruses, ransomware or other malware, attacks by computer hackers, failures during the process of upgrading or replacing software, databases, or components thereof, power outages, damage or interruption from fires or other natural disasters, hardware failures, telecommunication failures and user errors, among other malfunctions. We could be subject to an unintentional event that involves a third party gaining unauthorized access to our systems, which could disrupt our operations, corrupt our data, or result in release of our confidential information. Technological interruptions would disrupt our operations, including our ability to timely ship and track diagnostic test orders and results, project inventory requirements, manage our supply chain and otherwise adequately service our customers or disrupt our customers’ ability to use our diagnostic tests. In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our business, financial condition and results of operations.
Currently, we carry business interruption coverage to mitigate certain potential losses, but this insurance is limited in amount, and we cannot be certain that such potential losses will not exceed our policy limits.

The successful assertion of one or more large claims against us that exceed or are not covered by our insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition and results of operations. We are increasingly dependent on complex information technology to manage our infrastructure. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance our existing systems. Failure to maintain or protect our information systems and data integrity effectively could have a material adverse effect on our business, financial condition and results of operations.
We face competition from many sources, including larger companies, and we may be unable to compete successfully.
There are a many cancer diagnostic solutions companies in the U.S., the PRC, elsewhere in Asia and Europe. Notable competitors in the United States include Exact Sciences, Guardant Health, and Roche. These competitors all provide cancer-focused diagnostic tests to hospitals, researchers, clinicians, laboratories, and other medical facilities. Many of these organizations are significantly larger with greater financial and personnel resources than us and enjoy significantly greater market share and have greater resources than we do. As a consequence, they may be able to spend more on product development, marketing, sales, and other product initiatives than we can. Some of our competitors have:
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substantially greater name recognition;

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broader, deeper, or longer-term relations with healthcare professionals, customers, and third-party payers;

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more established distribution networks;

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additional lines of diagnostic tests and the ability to offer rebates or bundle them to offer greater discounts or other incentives to gain a competitive advantage;

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greater experience in conducting research and development, manufacturing, clinical trials, marketing and obtaining regulatory clearance or approval or certification for diagnostic tests; and

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greater financial and human resources for product development, sales and marketing and patent litigation.

Our continued success depends on our ability to:
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further penetrate the lung disease diagnostic solutions market and increase utilization of our diagnostic tests;

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maintain and widen our technology lead over competitors by continuing to innovate and deliver new product enhancements on a continuous basis; and

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cost-effectively manufacture our diagnostic tests and their component parts as well as drive down the cost of service.

In addition, competitors with greater financial resources than ours could acquire other companies to gain enhanced name recognition and market share, as well as new technologies or diagnostic tests that could effectively compete with our existing diagnostic tests, which may cause our revenue to decline and would harm our business.
Our competitors also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, as well as in acquiring technologies complementary to, or necessary for, development of our diagnostic tests. Because of the complex and technical nature of diagnostic testing and the dynamic market in which we compete, any failure to attract and retain a sufficient number of qualified employees could materially harm our ability to develop and commercialize our diagnostic tests, which would have a material adverse effect on our business, financial condition, and results of operations.
As we attain greater commercial success, our competitors are likely to develop diagnostic tests that offer features and functionality similar to our diagnostic tests that are currently on the market. Improvements in existing competitive diagnostic tests or the introduction of new competitive diagnostic tests may make it more difficult for us to compete for sales, particularly if those competitive diagnostic tests demonstrate better reliability, convenience or effectiveness or are offered at lower prices.
Cost reduction efforts of our customers, purchasing groups and governmental purchasing organizations could have a material adverse effect on our sales and profitability.
In an effort to manage costs, many hospitals in the United States have become members of GPOs and Integrated Delivery Networks (IDNs). GPOs and IDNs negotiate pricing arrangements with medical device companies and distributors on behalf of their members, which may include hospitals and other providers. GPOs and IDNs typically award contracts on a category-by-category basis through a competitive bidding process. Bids are generally solicited from multiple providers with the intention of driving down pricing or reducing the number of vendors. Due to the highly competitive nature of the GPO and IDN contracting processes, we may not be able to obtain new, or maintain existing, contract positions with major GPOs and IDNs. Furthermore, the increasing leverage of organized buying groups may reduce market prices for our diagnostic tests, thereby reducing our revenue and margins.
While having a contract with a GPO or IDN for a given product category can facilitate sales to members of that GPO or IDN, such contract positions can offer no assurance that any level of sales will be achieved, as sales are typically made pursuant to individual purchase orders. Even when a provider is the sole contracted supplier of a GPO or IDN for a certain product category, members of the GPO or IDN are generally free to purchase from other suppliers. Furthermore, GPO and IDN contracts typically are terminable without cause by the GPO or IDN upon 60 to 90 days’ notice. Accordingly, the members of such groups may choose to purchase alternative diagnostic tests due to the price or quality offered by other companies, which could result in a decline in our revenue.
In PRC, product approvals are not only dependent on successful clinical trials, but also the policy of PRC. In PRC, pricing and reimbursement decisions are generally made by state and national levels. In recent years, the PRC government has taken measure such as centralized procurement to reduce the cost of medicine and medical devices. In addition, the pricing and level of reimbursement of certain medicine and medical devices will also be subject to funding available from local government. There is no assurance that that we can price our products and obtain reimbursement at a level that covers our costs or return a profit. Pricing and reimbursement of medical devices is not harmonized at European level but is subject to exclusive jurisdiction of each EU Member State. In Europe, pricing and reimbursement decisions are generally made by regional or centralized bodies based on an assessment of the efficacy and clinical effectiveness of the devices or broad device types or procedures. There is a general trend for EU Member States to adopt cost containment measures to control public spend on medical devices. Due to the competitive nature of product offers and prices, we may not be able to obtain new, or maintain existing, contract positions with the EU Member States.
If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit or halt the marketing and sale of our diagnostic tests and services. The expense and potential unavailability of insurance coverage for liabilities resulting from issues with our diagnostic tests and services could harm us and negatively impact sales.
We face an inherent risk of product liability as a result of the marketing and sale of our diagnostic tests and services. We may be sued if our diagnostic tests or services cause or are perceived to cause injury or are found to be otherwise unsuitable during manufacturing, marketing, or sale. Any such product liability claim may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, or a breach of warranties. In addition, we may be subject to claims against us even if the apparent injury is due to the actions of others or the pre-existing health of the patient. For example, medical personnel, care partners and patients collect samples for our diagnostic tests. If these medical personnel, care partners or patients are not properly trained, are negligent or use our diagnostic tests incorrectly, the capabilities of such tests may be diminished, or the patient may suffer critical injury. We may also be subject to claims that are caused by the activities of our suppliers, such as those who provide us with components and sub-assemblies for our diagnostic tests.
If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit or halt the marketing and sale of our diagnostic tests and services. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:
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decreased demand for our diagnostic tests and services;

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harm to our reputation;

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initiation of investigations by regulators;

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costs to defend the related litigation;

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a diversion of management’s time and our resources;

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substantial monetary awards to trial participants or patients;

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product recalls, withdrawals, or labeling, marketing, or promotional restrictions;

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loss of revenue;

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adverse impact on the market price of our common stock; and

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exhaustion of any available insurance and our capital resources.

We believe we have adequate product liability insurance, but it may not prove to be adequate to cover all liabilities that we may incur. Insurance coverage is increasingly expensive. We may not be able to maintain or obtain insurance at a reasonable cost or in an amount adequate to satisfy any liability that may arise. Our insurance policy contains various exclusions, and we may be subject to a product liability claim for which we have no coverage. The potential inability to obtain sufficient product liability insurance at an acceptable cost to protect against product liability claims could prevent or inhibit the marketing and sale of our diagnostic tests and services. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts, which would have a material adverse effect on our business, financial condition and results of operations. In addition, any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, harm our reputation in the industry, significantly increase our expenses and reduce product sales.
Foreign currency fluctuations could adversely affect our results.
In the conduct of our business, in certain instances, we are required to receive payments or pay our obligations in currencies other than U.S. dollars. As a result, we are exposed to changes in currency exchange rates with respect to our business transactions denominated in non-U.S. dollars. Fluctuations in currency exchange rates have in the past and may in the future negatively affect our revenue, expenses and our financial position and results of operations as expressed in U.S. dollars.
Risks Related to DiaCarta’s Strategic Agreements and Relationships with Third Parties
If we cannot maintain our current relationships, or enter into new relationships, with biopharmaceutical companies, our revenue prospects could be reduced.
Our future success depends in part on our ability to maintain relationships and to enter into new relationships with customers. This can be difficult due to many factors, including the type of biomarker support required and our ability to deliver it and our biopharmaceutical customers’ satisfaction with our products or services, internal and external constraints placed on these organizations and other factors that may be beyond our control. Furthermore, our biopharmaceutical customers may decide to decrease or discontinue their use of our current products and tests, or our future products due to changes in their research and product development plans, failures in their clinical trials, financial constraints, or utilization of internal testing resources or tests performed by other parties, or other circumstances outside of our control. Continued usage of our tests by particular biopharmaceutical customers may also depend on whether the partner obtains positive data in its clinical trials, is able to successfully obtain regulatory approval and subsequently commercializes a therapy for which we have partnered with them to develop a companion diagnostic, or other administrative factors that are outside our control. Furthermore, biopharmaceutical companies may decline to do business with us or decrease or discontinue their use of our tests due to their broad strategic collaboration with any of our competitors. In addition to reducing our revenue, the loss of one or more of these relationships may reduce our exposure to research and clinical trials that facilitate the collection and incorporation of new information into our platform and tests. We engage in conversations with biopharmaceutical companies regarding potential commercial opportunities on an ongoing basis. There is no assurance that any of these conversations will result in a commercial agreement, that the resulting relationship will be successful, or that clinical trials conducted as part of the engagement will produce successful outcomes. If we cannot maintain our current relationships, or enter into new relationships, with biopharmaceutical companies, our product development could be delayed and revenue and results of operations could be adversely affected.
We purchase from third-party suppliers making us vulnerable to supply problems and price fluctuations.
We rely on approximately ten-third-party suppliers worldwide to provide us with raw materials and components of our diagnostic tests. Five of these, located in the U.S., the PRC and Europe, represent our only source of supply for non-critical product components. All the key components in our test kits are produced in house with our proprietary technologies, such as XNA and SuperbDNA chemistry and related components. In addition, we may purchase supplies through purchase orders and may not have long-term supply agreements with, or guaranteed commitments from, many of our suppliers, including single source suppliers. Additionally, at present, we rely on contract manufacturers for the production of supplies for some of our diagnostic tests. Many of our suppliers and contract manufacturers are not obligated to perform services or supply diagnostic testing materials for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. We depend on our suppliers and contract manufacturers to provide us and our customers with materials in a timely manner that meet our and their quality, quantity, and cost requirements. These suppliers and contract manufacturers may encounter problems during manufacturing for a variety of reasons, any of which could delay or impede their ability to meet our demand. These suppliers and contract manufacturers may cease producing the components we purchase from them or otherwise decide to cease doing business with us.
Further, we maintain limited volumes of inventory from most of our suppliers and contract manufacturers. If we inaccurately forecast demand for finished goods, we may be unable to meet customer demand which could harm our competitive position and reputation. In addition, if we fail to effectively manage our relationships with our suppliers and contract manufacturers, we may be required to change suppliers or contract manufacturers. While we believe replacement suppliers exist for all materials, components, and services necessary to manufacture our diagnostic tests, establishing additional or replacement suppliers for any of these materials, components, or services, if required, could be time-consuming and expensive, may result in interruptions in our operations and product delivery, may affect the performance of our diagnostic tests or could require that we modify their processes. Even if we are able to find replacement suppliers, we will be required to verify that the new supplier maintains facilities, procedures and operations that comply with our quality expectations and applicable regulatory requirements. Any of these events could require that we obtain a new regulatory authority approval before we implement the change, which we may not obtain on a timely basis or at all.
If our third-party suppliers fail to deliver the required commercial quantities of materials on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement suppliers capable of production at a substantially equivalent cost in substantially equivalent volumes and quality on a timely basis, the continued commercialization of our diagnostic tests, the supply of our diagnostic tests to customers and the development of any future diagnostic tests will be delayed, limited or prevented, which could have material adverse effect on our business, financial condition and results of operations.
We have significant payer concentration, with a limited number of customers accounting for a substantial portion of our revenues.
For the nine months ended September 30, 2022 and years ended December 31, 2021 and December 31, 2020, U.S. Medicare reimbursed to us 31%, 8% and 0% of our revenue, respectively. There are risks whenever a large percentage of total revenues are concentrated with a limited number of payers and regions. It is not possible for us to predict the level of demand for our diagnostic tests and services that will be generated by any of these payers or regions in the future. In addition, revenues from larger payers may fluctuate from time to time based on their business budgetary or other needs, the timing of which may be affected by market conditions or other factors outside of our control. These payers could also potentially pressure us to reduce the prices we charge for our diagnostic tests and services, which could have an adverse effect on our margins and financial position and could negatively affect our revenues and results of operations. If any of our large payers terminates its relationship with us or our tests are no longer reimbursable by such payer, such termination could negatively affect our revenues and results of operations.
The healthcare providers in the markets we operate may be slow in paying for diagnostic tests we perform.
In PRC, healthcare providers may be slow in paying us for services performed. We have similar experience with to private payers in the United States. Receiving payment or reimbursement slowly may cause working capital problems in our business.
Any failure to offer high-quality support for our diagnostic tests and services may adversely affect our relationships with providers and negatively impact our reputation among patients, providers, and payers, which may adversely affect our business, financial condition and results of operations.
In implementing and using our diagnostic tests and services, providers depend on our support to resolve issues in a timely manner. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. Increased customer demand for support could increase costs and adversely affect our business, financial condition and results of operations. Our sales are highly dependent on our reputation and on positive recommendations from patients, care partners, providers, clinics, and payers. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our reputation, our ability to sell our diagnostic tests and services, and in turn our business, financial condition and results of operations.
Performance issues, service interruptions or price increases by our shipping carriers and warehousing providers could adversely affect our business and harm our reputation and ability to provide our services on a timely basis.
Expedited, reliable shipping and delivery services and secure warehousing are essential to our operations. We rely heavily on providers of transport services for reliable and secure point-to-point transport of our diagnostic tests to our customers and for tracking of these shipments, and from time to time require warehousing for our diagnostic tests, sample collection kits and supplies. Should a carrier encounter delivery performance issues such as loss, damage, or destruction of any systems, it would be costly to replace such systems in a timely manner and such occurrences may damage our reputation and lead to decreased demand for our diagnostic tests and increased cost and expense to our business. In addition, any significant increase in shipping or warehousing rates could adversely affect our operating margins and results of operations. Similarly, strikes, severe weather, natural disasters, civil unrest and disturbances or other service interruptions affecting delivery or warehousing services we use would adversely affect our ability to process orders for our diagnostic tests on a timely basis.
We rely on commercial courier delivery services to transport samples to our laboratory facility in a timely and cost-efficient manner and if these delivery services are disrupted, our business will be harmed. Our business depends on our ability to deliver test results quickly and reliably to our customers. Disruptions in delivery service, whether due to labor disruptions, bad weather, natural disaster, civil unrest or disturbances, terrorist acts or threats or for other reasons could adversely affect specimen integrity and our ability to process samples in a timely manner and to service our customers, and ultimately our reputation and our business. In addition, if we are unable to continue to obtain expedited delivery services on commercially reasonable terms, our operating results may be adversely affected.
Risks Related to DiaCarta’s Intellectual Property
Our success could be impaired if we are unable to obtain, maintain and protect our intellectual property rights.
Our commercial success may be based in part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our diagnostic tests, products and services and technology. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, to protect our proprietary technology and prevent others from duplicating our suite of diagnostic tests and products. However, these may afford only limited protection and may not:
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prevent our competitors from duplicating our diagnostic tests and services;

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prevent our competitors from gaining access to our proprietary information and technology; or

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allow us to gain or maintain a competitive advantage.

Any of our patents, including those we may license, may be challenged, invalidated, rendered unenforceable or circumvented. Consequently, we do not know whether any of our diagnostic tests, products and services will be protectable or remain protected by valid and enforceable patents. We may not prevail if our patents are challenged by competitors or other third parties. The U.S. federal courts or equivalent national courts or patent office’s elsewhere may invalidate our patents, find them unenforceable, or narrow their scope. Furthermore, competitors may be able to design around our patents by developing similar or alternative technologies or products in a non-infringing manner, or obtain patent protection for more effective technologies, designs, or methods, including for treating lung cancer. If these developments were to occur, our diagnostic tests and products may become less competitive, and sales may decline.
We have filed numerous patent applications seeking protection of diagnostic tests and other inventions originating from our research and development. Our patent applications may not result in issued patents, and any patents that are issued may not provide meaningful protection against competitors or competitive technologies. Further, the examination process may require us to narrow the claims for our pending patent applications, which may limit the scope of patent protection that may be obtained if these applications issue. The scope of a patent may also be reinterpreted and significantly reduced after issuance. Even if patent applications we license or own currently or in the future issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with the protection or competitive advantages we are seeking.
Moreover, some of our owned and in-licensed patents and patent applications are, and may in the future be, co-owned with third parties. If we are unable to obtain or maintain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition, results of operations, and prospects.
If we are unable to obtain and maintain patent protection for our technology, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize diagnostic tests, products, and services similar or superior to ours, and our competitive position may be adversely affected. It is also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. In addition, the patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.
Additionally, while software and other of our proprietary works may be protected under copyright law, we have chosen not to register any copyrights in these works, and instead, primarily rely on protecting our software as a trade secret. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to us for unauthorized use of our copyrights may be limited. Our licensed Oncuria test for bladder cancer is licensed from Nonagen which is exclusive until the test receives FDA approval, which could affect our revenue if we cannot secure exclusivity at that time.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be damaged.
We depend on unpatented trade secrets, know-how and continuing technological innovation to develop and maintain a competitive position. Trade secrets and know-how can be difficult to protect. We seek to protect such proprietary information, in part, through confidentiality agreements with our employees, collaborators, contractors, advisors, consultants and other third parties and invention assignment agreements with our employees. We also have agreements with some of our consultants that require them to assign to us any inventions created as a result of their working with us. The confidentiality agreements are designed to protect our proprietary information and, in the case of agreements or clauses containing invention assignment, to grant us ownership of technologies that are developed through a relationship with employees or third parties.
We cannot guarantee that we have entered into such agreements with each party that has or may have had access to our trade secrets or proprietary information. Additionally, despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to, or independently developed by, a competitor or other third party, our competitive position would be materially and adversely harmed. Furthermore, we expect these trade secrets, know-how and proprietary information to over time be disseminated within the industry through independent development, the publication of journal articles describing the methodology and the movement of personnel from academic to industry scientific positions. Consequently, we may be unable to prevent our proprietary technology from being exploited in the United States and abroad, which could affect our ability to expand in domestic and international markets or require costly efforts to protect our technology.
We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known, or be independently discovered by, competitors. To the extent that our employees, consultants, contractors, or collaborators use intellectual property rights owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions, which could have a material adverse effect on our business, financial condition and results of operations.
We may be subject to claims that we or our employees have misappropriated the intellectual property rights of a third party, including trade secrets or know-how, or are in breach of non-competition or non-solicitation agreements with our competitors, and third parties may claim an ownership interest in intellectual property we regard as our own.
Many of our employees and consultants were previously employed at or engaged by universities or other medical device, diagnostic, biotechnology, or pharmaceutical companies, including our competitors or potential competitors. Some of these employees, consultants, and contractors, may have executed proprietary rights, non-disclosure, and non-competition agreements in connection with such previous employment. We may be subject to claims that we or these individuals have, inadvertently or otherwise, used, infringed, misappropriated, or otherwise violated the intellectual property rights or disclosed the alleged trade secrets or other proprietary information, of these former employers, competitors or other third parties, or to claims that we have improperly used or obtained such trade secrets. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Any litigation or the threat of litigation may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize potential diagnostic tests, products, and services, which could harm our business.

Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.
Additionally, we may be subject to claims from third parties challenging our ownership interest in intellectual property rights we regard as our own, based on claims that our employees or consultants have breached an obligation to assign inventions to another employer, to a former employer, or to another person or entity. Litigation may be necessary to defend against any other claims, and it may be necessary, or we may desire to enter into a license to settle any such claim; however, there can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all. If our defense to those claims fails, in addition to paying monetary damages, a court could prohibit us from using technologies or features that are essential to our diagnostic tests or products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers.
An inability to incorporate technologies or features that are important or essential to our diagnostic tests or products could have a material adverse effect on our business, financial condition, and results of operations, and may prevent us from selling our rights to our tests.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property rights to execute agreements assigning such intellectual property rights to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property rights that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property rights. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Changes in patent law could diminish the protections provided generally by patents, thereby impairing our ability to protect our existing and future diagnostic tests, products, and services.
Patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement and defense of our patents and applications. Furthermore, the United States Supreme Court and the United States Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how the patent laws of the United States are interpreted. Recent United States Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Similarly, foreign courts have made, and will likely continue to make, changes in how the patent laws in their respective jurisdictions are interpreted. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by United States and foreign legislative bodies. Those changes may materially affect our patents or patent applications and our ability to obtain additional patent protection in the future.
If our trademarks and tradenames are not adequately protected, then we may be unable to develop name recognition in our markets and our business may be adversely affected.
Our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be violating or infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these trademarks or trade names, which aid in developing name recognition among potential partners and customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement, or dilution claims brought by owners of other trademarks. Should we be unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected.
We have not yet registered certain of our trademarks in all of our potential markets, although we have registered several connected to our diagnostic tests, products, and services in the United States and the PRC. If we apply to register these and trademarks in the United States and other countries, our applications may not be allowed for registration in a timely fashion or at all, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademark applications and registrations, and our trademarks may not survive such proceedings. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.
Our efforts to enforce or protect our rights related to trademarks, trade secrets, domain names or other intellectual property rights may be ineffective, could result in substantial costs and diversion of resources and could adversely affect our business, financial condition and results of operations.
We may become involved in lawsuits to protect or enforce our patents, the patents of our licensors or other intellectual property rights, which could be expensive, time consuming and unsuccessful.
Competitors or other third parties may infringe, misappropriate, or otherwise violate our patents, the patents of our licensors or other intellectual property rights, or we may be required to defend against claims of infringement, misappropriation, or other violations. In addition, our patents also may become involved in inventorship, priority or validity disputes. To counter or defend against such claims can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke those parties to assert counterclaims against us alleging that we infringe on their patents or other intellectual property. In any such proceeding, a court or other administrative body may decide that a patent or other intellectual property right owned by us is invalid or unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover such technology. Grounds for a validity challenge could include an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description, non-enablement, or failure to claim patent-eligible subject matter. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties also may raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include reexamination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions, including opposition proceedings. Such proceedings could result in the revocation or cancellation of or amendment to our patents in such a way that they no longer cover our diagnostic tests, products and services or prevent third parties from competing with our diagnostic tests, products, and services. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which the patent examiner and we or our licensing partners were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection on our diagnostic tests, products, and services. An adverse result in any litigation or other proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation.
Even if resolved in our favor, litigation or other proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our management and other personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on our common stock price. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.
Third parties may initiate legal actions alleging that we are infringing, misappropriating, or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.
The intellectual property landscape in the field of precision oncology is in flux, and it may remain uncertain for the foreseeable future. There may be significant intellectual property related litigation and proceedings relating to our owned and in-licensed, and other third party, intellectual property, and proprietary rights in the future. As we move into new markets and applications for our diagnostic tests, products or services, incumbent participants in such markets may assert their patents and other intellectual property rights against us as a means of slowing our entry into such markets or as a means to extract substantial license and royalty payments from us. Our competitors and others may now and, in the future, have significantly larger and more mature patent portfolios than we currently have. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product or service revenue and against whom our own patents may provide little or no deterrence or protection. Therefore, our commercial success depends in part on our non-infringement of the patents or other intellectual property rights of third parties.
However, we may in the future be subject to claims that we, or other parties we have agreed to indemnify, infringe, misappropriate, or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Because patent applications are published sometime after filing, and because applications can take several years to issue, there may be additional currently pending third-party patent applications that are unknown to us, which may later result in issued patents. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. We may not have sufficient resources to bring these actions to a successful conclusion.
We could incur substantial costs and divert the attention of our management and technical personnel in defending against any of these claims. Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.
Because of the inevitable uncertainty in intellectual property litigation, we could lose a patent infringement or other action asserted against us regardless of our perception of the merits of the case. There is no assurance that a court would find in our favor on questions of infringement, validity, enforceability, or priority. A court of competent jurisdiction could hold that these third-party patents are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any product candidates we may develop, and any other product candidates or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such United States patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such United States patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such United States patent.
Parties making claims against us may be able to obtain injunctive or other relief, which could block our ability to develop, commercialize and sell diagnostic tests, products, or services, and could result in the award of substantial damages against us, including treble damages, attorney’s fees, costs, and expenses if we are found to have willfully infringed. In the event of a successful claim of infringement against us, we may be required to pay damages and ongoing royalties, which could be significant, and obtain one or more licenses from third parties, or be prohibited from selling certain diagnostic tests, products, or services. We may not be able to obtain these licenses on acceptable or commercially reasonable terms, if at all, or these licenses may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. In addition, we could encounter delays in diagnostic test introductions while we attempt to develop alternative diagnostic tests, products, or services to avoid infringing third-party patents or intellectual property rights. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing diagnostic tests, products or services, and the prohibition of sale of any of our diagnostic tests, products or services could materially affect our business and our ability to gain market acceptance for our diagnostic tests, products, and services.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.
In addition, our agreements with some of our customers, suppliers, or other entities with whom we do business require us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be important to our business relationships. If we are required or agree to defend or indemnify third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, operating results, or financial condition.
We may be subject to claims challenging our patents and other intellectual property.
We may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patents, trade secrets or other intellectual property rights as an inventor or co-inventor. We may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property rights. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property rights that are important to our product candidates.
If we or our licensors are unsuccessful in any interference proceeding or other priority or inventorship dispute, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority or inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of our diagnostic tests, products, or services. The loss of exclusivity or the narrowing of our owned and licensed patent claims could limit our ability to stop others from using or commercializing similar or identical technology and products. Any of the foregoing could result in a material adverse effect on our business, financial condition, results of operations, or prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Obtaining and maintaining patent and trademark protection is based on compliance with various required procedures, document submissions, fee payments and other requirements imposed by governmental patent and trademark agencies, and our patent/trademark protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents, trademarks and/or such applications will be due to be paid to the USPTO and various governmental patent/trademark agencies outside of the United States at several stages over the lifetime of the patents, trademarks and/or such applications. The USPTO and various non-U.S. governmental patent/trademark agencies require compliance with procedural, documentary, fee payment and other similar provisions during the patent/trademark application process. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent, trademark or such application, resulting in partial or complete loss of patent/trademark rights in the relevant jurisdiction. In such an event, our competitors may be able to enter the market without infringing our patents/trademarks and this circumstance would have a material adverse effect on our business.

Issued patents covering our diagnostic tests and any other or future diagnostic tests, products or services could be found invalid or unenforceable.
The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability and some of our patents or patent applications, including licensed patents, may be challenged, in courts or patent offices in the U.S., the PRC and abroad, in opposition, derivation, reexamination, inter partes review, post-grant review or interference. Should we initiate or become involved in legal proceedings against a third party to enforce a patent covering one of our diagnostic tests, products, services or technologies, the defendant could counterclaim that the patent covering our diagnostic tests, products or services is invalid or unenforceable. In patent litigation in the United States, counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including patent eligible subject matter, lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. The U.S. now awards patent priority to the first party to file a patent application, and others may submit patent claims covering our inventions prior to us. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our diagnostic tests or any diagnostic tests, products, and services that we may develop.
A successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights, which could have a material adverse impact on our business. Furthermore, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future diagnostic tests, products, or services.
We may not be aware of all third-party intellectual property rights potentially relating to our current or future diagnostic tests, products, or services.
Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until approximately 18 months after filing or, in some cases, not until such patent applications issue as patents. We, or our current or future license partners or collaborators, might not have been the first to make the inventions covered by each of our pending patent applications and we might not have been the first to file patent applications for these inventions. To determine the priority of these inventions, we may have to participate in interference proceedings, derivation proceedings or other post-grant proceedings declared by the USPTO. The outcome of such proceedings is uncertain, and other patent applications may have priority over our patent applications. Such proceedings could also result in substantial costs to us and divert our management’s attention and resources.
Length of patent protection may be inadequate to preserve our competitive position on our diagnostic tests, products, and services for an adequate amount of time.
Patents have a limited lifespan. In the U.S., if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited.
Even if patents covering our diagnostic tests, products and services are obtained, once the patent life has expired, we may be open to competition from competitive diagnostic tests, products, and services. Given the amount of time required for the development, testing and regulatory review of potential new diagnostic tests, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing diagnostic tests, products, or services similar or identical to ours.

We may not be able to protect our intellectual property rights globally.
Third parties may attempt to commercialize competitive diagnostic tests, products, or services in foreign countries where we do not have any patents or patent applications and/or where legal recourse may be limited. This may have a significant commercial impact on our foreign business operations.
Filing, prosecuting, and defending patents on our diagnostic tests, products, and services in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing diagnostic tests or products made using our inventions in and into the United States or other jurisdictions. Competitors may use our diagnostic tests, products, services, and technologies in jurisdictions where we have not obtained patent protection to develop their own diagnostic tests and, further, may export otherwise infringing diagnostic tests or products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These diagnostic tests and products may compete with our diagnostic tests, products or services and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions, including China. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing diagnostic tests, products, and services in violation of our intellectual property rights generally. Proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Many countries, including India, China, and certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our current or future licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition and results of operations may be adversely affected.
Intellectual property rights may not address all potential threats.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:
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others may be able to make diagnostic tests or products that are similar to our tests or utilize similar technology that is not covered by the claims of our patents or that incorporates certain technology in our tests that is in the public domain;

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we, or our current or future licensors or collaborators, might not have been the first to make the inventions covered by the applicable issued patent or pending patent application that we own or license now or may own or license in the future;

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we, or our current or future licensors or collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

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others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

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it is possible that our current or future pending patent applications will not lead to issued patents;

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issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors or other third parties;

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our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive diagnostic tests, products, and services for sale in our major commercial markets;

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we may not develop additional proprietary technologies that are patentable;

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the patents of others may harm our business; and

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we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property rights.

Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to obtain and maintain sufficient intellectual property protection for our technology, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products may be impaired.
We rely on patent protection as well as trademark, copyright, trade secret and other intellectual property rights protection and contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If we fail to protect our intellectual property, third parties may be able to compete more effectively against us. In addition, we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property.
To the extent our intellectual property offers inadequate protection, or is found to be invalid or unenforceable, we would be exposed to a greater risk of direct competition. If our intellectual property does not provide adequate coverage of our competitors’ products, our competitive position could be adversely affected, as could our business. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive.
As is the case with other biotechnology and diagnostic companies, our success depends in large part on our ability to obtain and maintain protection of the intellectual property we may own solely and jointly with others, particularly patents, in the United States and other countries with respect to our products and technologies. We apply for patents covering our products and technologies and uses thereof, as we deem appropriate. However, obtaining and enforcing biotechnology and diagnostic patents is costly, time-consuming and complex, and we may fail to apply for patents on important products, services and technologies in a timely fashion or at all, or we may fail to apply for patents in potentially relevant jurisdictions. We may not be able to file and prosecute all necessary or desirable patent applications, or maintain, enforce and license any patents that may issue from such patent applications, at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. We may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents licensed to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.
As of October 2022, we had 6 U.S. patents and 12 pending U.S. patent applications. It is possible that none of our pending patent applications will result in issued patents in a timely fashion or at all, and even if patents are granted, they may not provide a basis for intellectual property protection of commercially viable products or services, may not provide us with any competitive advantages, or may be challenged and invalidated by third parties. It is possible that others will design around our current or future patented technologies. We may not be successful in defending challenges made against our patents or patent applications. Any successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents and increased competition to our business.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. Courts frequently render opinions in the biotechnology and diagnostic testing fields that may affect the patentability of certain inventions or discoveries, including opinions that may affect the patentability of methods for analyzing or comparing DNA sequences.
In particular, the patent positions of companies engaged in the development and commercialization of genomic diagnostic tests, are particularly uncertain. Various courts, including the U.S. Supreme Court, have rendered decisions that affect the scope of patentability of certain inventions or discoveries relating to certain diagnostic tests and related methods. These decisions state, among other things, that a patent claim that recites an abstract idea, natural phenomenon or law of nature (for example, the relationship between particular genetic variants and cancer) are not themselves patentable. Precisely what constitutes a law of nature is uncertain, and it is possible that certain aspects of genetic diagnostics tests would be considered natural laws. Accordingly, the evolving case law in the United States may adversely affect our ability to obtain patents and may facilitate third-party challenges to any owned or licensed patents. The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and we may encounter difficulties in protecting and defending such rights in foreign jurisdictions. The legal systems of many other countries do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and diagnostics, which could make it difficult for us to stop the infringement of our patents in such countries. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.
We rely on licenses from third parties, and if we lose these licenses then we may be subjected to future litigation.
We are party to various royalty-bearing license agreements that grant us rights to use certain intellectual property, including patents and patent applications, typically in certain specified fields of use. We may need to obtain additional licenses from others to advance our research, development and commercialization activities. Our license agreements impose, and we expect that future license agreements will impose, various development, diligence, commercialization and other obligations on us.
In spite of our efforts, our licensors might conclude that we have materially breached our obligations under such license agreements and might therefore terminate the license agreements, thereby removing or limiting our ability to develop and commercialize products and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties might have the freedom to seek regulatory approval of, and to market, products identical to ours and we may be required to cease our development and commercialization activities. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.
Moreover, disputes may arise with respect to any one of our licensing agreements, including:
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the scope of rights granted under the license agreement and other interpretation-related issues;

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the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

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the sublicensing of patent and other rights under our collaborative development relationships;

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our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

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the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

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the priority of invention of patented technology.

If we do not prevail in such disputes, we may lose any of such license agreements.
In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.
Our failure to maintain such licenses could have a material adverse effect on our business, financial condition and results of operations. Any of these licenses could be terminated, such as if either party fails to abide by the terms of the license, or if the licensor fails to prevent infringement by third parties or if the licensed patents or other rights are found to be invalid or unenforceable. Absent the license agreements, we may infringe patents subject to those agreements, and if the license agreements are terminated, we may be subject to litigation by the licensor. Litigation could result in substantial costs and be a distraction to management. If we do not prevail, we may be required to pay damages, including treble damages, attorneys’ fees, costs and expenses, royalties or, be enjoined from selling our products or services, which could adversely affect our ability to offer products or services, our ability to continue operations and our financial condition.
If we cannot license rights to use technologies on reasonable terms, we may not be able to commercialize new products in the future.
In the future, we may identify third-party technology we may need, including to develop or commercialize new products or services. In return for the use of a third party’s technology, we may agree to pay the licensor royalties based on sales of our solutions. Royalties are a component of cost of products or services and affect the margins on our solutions. We may also need to negotiate licenses to patents or patent applications before or after introducing a commercial product. We may not be able to obtain necessary licenses to patents or patent applications, and our business may suffer if we are unable to enter into the necessary licenses on acceptable terms or at all, if any necessary licenses are subsequently terminated, if the licensors fail to abide by the terms of the licenses or fail to prevent infringement by third parties, or if the licensed patents or other rights are found to be invalid or unenforceable.
If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected and our business could be harmed.
In addition to pursuing patents on our technology, we take steps to protect our intellectual property and proprietary technology by entering into agreements, including confidentiality agreements, non-disclosure agreements and intellectual property assignment agreements, with our employees, consultants, academic institutions, corporate partners and, when needed, our advisers. However, we cannot be certain that such agreements have been entered into with all relevant parties, and we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. For example, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. If we are required to assert our rights against such party, it could result in significant cost and distraction.
Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time-consuming, and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets.
We also seek to preserve the integrity and confidentiality of our confidential proprietary information by maintaining physical security of our premises and physical and electronic security of our information technology systems, but it is possible that these security measures could be breached. If any of our confidential proprietary information were to be lawfully obtained or independently developed by a competitor, absent patent protection, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position.
We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
We have employed and expect to employ individuals who were previously employed at universities or other companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or other third parties, or to claims that we have improperly used or obtained such trade secrets. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights and face increased competition to our business. A loss of key research personnel work product could hamper or prevent our ability to commercialize potential products, which could harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
We may be involved in litigation related to intellectual property, which could be time-intensive and costly and may adversely affect our business, operating results or financial condition.
We may in the future be, involved with litigation or actions at the USPTO with various third parties. We expect that the likelihood and number of such claims may increase as the number of products or services, and the level of competition in our industry segments, grow. Any infringement claim, regardless of its validity, could harm our business by, among other things, resulting in time-consuming and costly litigation, diverting management’s time and attention from the development of the business, requiring the payment of monetary damages (including treble damages, attorneys’ fees, costs and expenses) or royalty payments.
Litigation may be necessary for us to enforce our patent and proprietary rights or to determine the scope, coverage and validity of the proprietary rights of others. We could encounter delays in product introductions, or interruptions in sale of products or services, as we develop alternative products or services. In addition, if we resort to legal proceedings to enforce our intellectual property or to determine the validity, scope and coverage of the intellectual property or other proprietary rights of others, the proceedings could be burdensome and expensive, even if we were to prevail. If we do not prevail in such legal proceedings, we may be required to pay damages and we may lose significant intellectual property protection for our products or services, such that competitors could copy our products or services. Any litigation that may be necessary in the future could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results or financial condition.
As we move into new markets and applications for our products or services, incumbent participants in such markets may assert their patents and other proprietary rights against us as a means of slowing our entry into such markets or as a means to extract substantial license and royalty payments from us. Our competitors and others may now and, in the future, have significantly larger and more mature patent portfolios than we currently have. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product or service revenue and against whom our own patents may provide little or no deterrence or protection. Therefore, our commercial success may depend in part on our non-infringement of the patents or proprietary rights of third parties.
However, our research, development and commercialization activities are currently and may in the future be subject to claims that we infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. There is a substantial amount of litigation and other patent challenges, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and diagnostic testing industries, including patent infringement lawsuits, interferences, oppositions and inter partes review proceedings before the USPTO, and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing products. As the precision oncology industry expands and more patents are issued, the risk increases that our products may be subject to claims of infringement of the patent rights of third parties. Numerous significant intellectual property issues have been litigated, are being litigated and will likely continue to be litigated, between existing and new participants in our existing and targeted markets, and competitors have and may assert that our products or services infringe their intellectual property rights as part of a business strategy to impede our successful entry into or growth in those markets.
Third parties may assert that we are employing their proprietary technology without authorization. We are also aware of issued U.S. patents and patent applications with claims related to our products and services, and there may be other related third-party patents or patent applications of which we are not aware. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our current or future products and services may infringe. In addition, similar to what other companies in our industry have experienced, we expect our competitors and others may have patents or may in the future obtain patents and claim that making, having made, using, selling, offering to sell or importing our products or services infringes these patents.
We could incur substantial costs and divert the attention of our management and technical personnel in defending against any of these claims. Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.
Parties making claims against us may be able to obtain injunctive or other relief, which could block our ability to develop, commercialize and sell products or services, and could result in the award of substantial damages against us, including treble damages, attorney’s fees, costs, and expenses if we are found to have willfully infringed. In the event of a successful claim of infringement against us, we may be required to pay damages and ongoing royalties, and obtain one or more licenses from third parties, or be prohibited from selling certain products or services. We may not be able to obtain these licenses on acceptable or commercially reasonable terms, if at all, or these licenses may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. In addition, we could encounter delays in product or service introductions while we attempt to develop alternative products or services to avoid infringing third-party patents or proprietary rights. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing products or services, and the prohibition of sale of any of our products or services could materially affect our business and our ability to gain market acceptance for our products or services.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.
In addition, our agreements with some of our customers, suppliers or other entities with whom we do business require us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be important to our business relationships. If we are required or agree to defend or indemnify third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, operating results or financial condition.
Litigation and other legal action may adversely affect our business.
Legal action relating to patent and other intellectual property matters, product liability claims, employee claims, tort or contract claims, federal regulatory investigations and other legal proceedings or investigations may be brought against us. These could have an adverse impact on our reputation, business and financial condition and divert the attention of our management from the operation of our business. Litigation is inherently unpredictable and can result in excessive or unanticipated verdicts and/or injunctive relief that affect how we operate our business. We could incur judgments or enter into settlements of claims for monetary damages or for agreements to change the way we operate our business, or both. There may be an increase in the scope of these matters or there may be additional lawsuits, claims, proceedings, or investigations in the future, which could have a material adverse effect on our business, financial condition and results of operations. Adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine our customers’ confidence, and reduce long-term demand for our diagnostic tests and services, even if the regulatory or legal action is unfounded or not material to our operations.
We maintain product and professional liability insurance, but this insurance may not fully protect us from the financial impact of defending against product liability or professional liability claims. Any product liability or professional liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future.
Risks Related to DiaCarta’s Operations Outside the United States and in the PRC
Significant portions of our operations are located outside of the United States, which subjects us to additional risks, including increased complexity and costs of managing international operations and geopolitical instability.
Our principal operations are conducted in the U.S. with significant additional operations in the PRC. Further, we market our products and services and conduct clinical trials with third parties located in Europe, and other parts of the world and expect to do so increasingly in the future. Economic weakness or constrained consumer and business spending internationally has resulted in periods of decreased revenue in the past, and could in the future result in decreased revenue, delays in conducting clinical trials, problems with our ability to manage inventory levels, and difficulty in collecting payments. As a result of our international focus, we face numerous challenges and risks, including:
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complexity and costs of managing international operations, including manufacturing, assembly, and testing of our products and associated costs;

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geopolitical and economic instability and trade and military conflicts;

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limited protection for, and vulnerability to theft of, our intellectual property rights, including our trade secrets;

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compliance with local laws and regulations and unanticipated changes in local laws and regulations;

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trade and foreign exchange restrictions and tariffs;

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timing and availability of import and export licenses and other governmental approvals, permits, and licenses, including export classification requirements;

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foreign currency fluctuations and exchange losses relating to our international operating activities;

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restrictions imposed by the U.S. government or foreign governments on our ability to do business with certain companies or in certain countries as a result of international political conflicts and the complexity of complying with those restrictions;

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transportation delays and other consequences of limited local infrastructure, and disruptions, such as large-scale outages or interruptions of service from utilities or telecommunications providers;

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difficulties in staffing international operations;

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changes in immigration policies or in any labor laws or regulations, which may impact our ability to hire personnel;

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local business and cultural factors that differ from our normal standards and practices;

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differing employment practices and labor relations;

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heightened risk of terrorist acts;

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regional health issues, travel restrictions, power outages, and natural disasters; and

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work stoppages.

These risks could harm our international operations, delay new product releases, increase our operating costs, and hinder our ability to grow our operations and business and, consequently, our business, financial condition, and results of operations could suffer.
We have significant operations in the PRC which subjects us to risks associated with the PRC
We have significant operations in the PRC, consisting of test kit manufacturing and sales and sample testing services (all of which are subcontracted to third party testing labs) as well as managing clinical trials and holding various patents and intellectual property related solely to operations inside the PRC and in connection with PRC regulatory approvals for our product candidates. Our PRC business is conducted as a separate, stand-alone business from our non-PRC operations. All PRC manufacturing is done inside the PRC, relying exclusively upon PRC suppliers and all such manufactured products are sold within the PRC. All sales, marketing and administration for PRC operations is performed inside the PRC by our PRC employees or subcontractors. Similarly, none of our operations outside the PRC are involved in serving PRC customers, supporting PRC operations or manufacturing for the PRC market. We believe that this structure benefits DiaCarta by isolating the legal, regulatory and operational risks associated with doing business in the PRC. Nevertheless, we derive substantial revenue from our PRC operations, amounting to $9 million in 2021 and $6.5 million for the nine months ended September 30, 2022, and the corresponding business risk cannot be eliminated. See DiaCarta’s audited and unaudited condensed consolidated financial statements, including the notes thereto, beginning on page F-43. We cannot provide assurance that the performance of our operations in the PRC will not be subject to disruption by political, regulatory and business risks relating to the PRC, including the additional risks discussed in this section.
Our PRC Subsidiaries, and associated operations and revenues, are subject to PRC risks which may materially and adversely affect our PRC business, financial condition and results of operations.
Our subsidiaries in the PRC are subject to various risks arising from the PRC which are different from the risks that our U.S. and other overseas operations face. In addition, such PRC risk may also affect us outside of the PRC if the PRC government asserts jurisdiction over us. These risks include the following:
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Although the PRC government has implemented measures emphasizing the utilization of market forces and reduced state ownership and control, the PRC government continues to play a significant role in regulating the PRC economy, foreign exchange and allocation of resources, to a higher degree than in most developed economies and such regulation and allocation may change through laws, regulations or policies in ways that are materially adverse to us, such as changes relating to capital investment, tax or foreign exchange policies, general rates of interest and economic activity or other factors.

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There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to regulatory compliance, taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

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The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties. Further, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of policies or rules until some time after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

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Changes in laws and regulations by the central or local governments, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could harm our ability to operate in the PRC or require us to divest ourselves of any interest we then hold in Chinese properties.

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Our PRC business is subject to regulation by various governmental agencies in China, including agencies responsible for monitoring and enforcing compliance with various legal obligations, such as privacy and data protection-related laws and regulations, intellectual property laws, employment and labor laws, workplace safety, environmental laws, consumer protection laws, governmental trade laws, import and export controls, anti-corruption and anti-bribery laws, and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in China. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to various penalties, administrative actions or requirements, including investigations, enforcement actions, sanctions, disgorgement of profits, fines, and damages, civil and criminal penalties or injunctions, loss of intellectual property rights, revocation of approvals, permits, registrations or filings that our PRC subsidiaries need in order to operate, and contract termination or legal claims from customers and contract counterparties. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition, particularly relating to PRC operations, could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, results of operations, and financial condition. Additionally, companies in the technology industry have recently experienced increased regulatory scrutiny. Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations. Moreover, we are exposed to the risk of misconduct, errors and failure to functions by our management, employees and parties that we collaborate with, who may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and penalties in relation to noncompliance with applicable laws and regulations, which could harm our reputation and business.

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Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China due to jurisdictional constraints and China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us, who we provide services to or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

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It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China. Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. A substantial portion of our business operation is conducted in the PRC. In the event that U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under PRC laws. The U.S. regulators may consider cross-border cooperation with the securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

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Restrictions on currency exchange may limit our ability to utilize our PRC revenue effectively. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, Shanghai Diji, which is a wholly-foreign owned enterprise, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to its parent in Hong Kong, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate its ability to purchase foreign currencies in the future for current account transactions. Since all of our future revenue from China will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including New DiaCarta. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our PRC subsidiaries.
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Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of our PRC revenue and subsidiaries. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government.

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The recent spate of government interference by the PRC government into business activities of U.S. listed Chinese companies may negatively impact our operations, value of our securities and/or significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless. Furthermore, given the Chinese government’s significant oversight and discretion over the conduct of our business operations in Hong Kong and China, the Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and consequently, the value of our capital stock. The Chinese government could also significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless.

Our PRC subsidiary, namely Nanjing Diji Biotechnology Co., Ltd. (“Nanjing Diji”) relies on third party testing institutions to conduct testing services. Uncertainties existed that such business is compliant with relevant laws and regulations and relevant business contracts.
According to the Administration of Clinical Gene Amplification Test Laboratories, the medical institutions shall obtain practice license for medical institutions and other laboratory related qualifications to carry out certain testing service. Nanjing Diji entered into contracts with its clients for testing services but outsourced testing service to other testing institutions which conducted testing activities for Nanjing Diji. Though Nanjing Diji does not conduct testing activities itself, we cannot assure you that such business model and the entering-into and performance of the contracts with clients for testing services are compliant with relevant PRC laws and regulations and that Nanjing Diji fully complies with the contracts entered into with its clients. Furthermore, we also cannot assure you that these testing institutions engaged by Nanjing Diji will be able to maintain and renew all licenses, permits and approvals necessary for their operations or comply with all applicable laws and regulations.
As the date of this proxy statement / prospectus, Nanjing Diji and the engaged testing institutions have not been subject to any notice, fines or other penalties from competent government authorities or claims or allegations of its clients related to the above-mentioned business. If Nanjing Diji’s business is considered as non-compliance by any government authorities, Nanjing Diji will terminate such business timely and might be subject to administrative penalties and contractual liabilities owed to its clients, which may affect our business and operations.
Uncertainties exist with respect to our future R&D or business regarding IVD medical products involving genetic diagnosis and treatment technology would be prohibited under the Negative List and how it may impact the viability of our current corporate structure and business operations.
On December 27, 2021, the NDRC and MOFCOM, jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version), or the Negative List, which became effective and replaced the previous version on January 1, 2022. Pursuant to the Negative List, overseas investors are prohibited from engaging in the development and application of technologies for diagnosis and treatment of human stem cells and genes.

Our PRC subsidiary, namely Nanjing Dizhun, is engaging in the R&D of two IVD medical products involving genetic diagnosis and treatment technology and is in the process of obtaining registrations of Class III Medical Device for such two IVD medical products. Should the R&D, manufacture and sales of the above-mentioned IVD medical products become subject to foreign investment restrictions or prohibitions set forth in the Negative List, the viability of our current corporate structure, corporate governance and business operations would be materially impacted. To comply with PRC laws and regulations, we may change, as required by the PRC government authorities, our corporate structure and conduct our business in China through Variable Interest Entity (“VIE”), which the PRC government may not agree that these arrangements comply with PRC license, registration or other regulatory requirements, with existing policies, or with requirements or policies that may be adopted in the future.
If we fail to obtain applicable licenses or registrations for our IVD medical products, we will be unable to commercially manufacture, distribute and market out our products, our business of commercialization of IVD medical products might be substantially harmed.
According to the Regulations on the Supervision and Administration of Medical Devices (regulations on Medical Devices), which were promulgated by the State Council on January 1, 2000 and amended on February 9, 2021 and came into effect on June 1, 2021, the pharmaceutical supervisory and administrative department under the State Council is responsible for the supervision and administration of medical devices throughout the country; the relevant departments under the State Council are responsible for the supervision and administration of medical devices within their respective functions and duties. Class I medical devices shall be subject to the management of product filing, and Class II and Class III medical devices shall be subject to the administration of product registration.
As to medical devices, our IVD medical products are subject to extensive regulations in China. To produce and sell our IVD medical products, we need to obtain licenses and registrations with the National Medical Products Administration (“NMPA”) or their respective provincial counterparts. The sale of unregistered IVD medical products would result in administrative punishments including but not limited to monetary penalties. Nanjing Dizhun Biotechnology Co., Ltd. (“Nanjing Dizhun”), one of our PRC subsidiaries, currently has completed filing of Class I Medical Device for one IVD medical product with the effective term from April 8, 2022 to April 7, 2023, and two of its IVD medical products are still in the process of obtaining registrations of Class III Medical Device. The NMPA registration process is costly, lengthy and uncertain. In particular, we are required to conduct, at our own expenses, adequate and well- controlled clinical trials, and provide the NMPA with clinical data that demonstrates the efficacy and safety of our IVD medical products. The time required to obtain registrations from the NMPA is unpredictable but typically takes years following the commencement of pre-clinical studies and clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, registration policies, regulations or the type and amount of clinical data necessary to gain registration may change during the course of clinical-development and may vary among regions. If we cannot obtain the registration for our IVD medical products or fails to renew regulatory filing records of our IVD medical products in a timely manner, we cannot commercialize such IVD medical products and there will be a material adverse effect on our business of IVD medical products commercialization, financial condition and results of operations.
There is no guarantee that the NMPA will permit us to conduct clinical trials and accept our proposed clinical programs, our clinical protocols for our pre-clinical product candidates. We cannot control whether planned clinical trials will begin on time or whether any of our clinical trials will be completed on schedule, or at all. As a result, our product development costs would likely increase if our PRC subsidiaries encountered delays in testing or obtaining approvals or if we need to perform more or a larger scale of clinical trials than planned. If the delays are significant, the commercial prospects for some of our IVD medical products will be harmed, which will adversely affect the results of operations in our business. Further, if the government promulgates new requirement for IVD medical products, we intend to take necessary actions to meet such requirements. Any failure to meet existing and future requirements may adversely affect our business and results of operations as a result of those existing non-compliances or any non-compliance with any new laws or regulations.

We are currently not required to obtain approval from Chinese authorities to complete the Business Combination, however, if our PRC subsidiaries or DiaCarta were required to obtain approval in the future and were denied permission from Chinese authorities to complete the Business Combination, we will not be able to continue such combination.
On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) and the Management Rules Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments), or the “New Overseas Listing Rules”. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as, a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) an issuer offering securities on an overseas market to purchase assets after having been listed overseas; and d) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. On April 2, 2022, the CSRC released the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), which provides that a domestic company that seeks to offer and list its securities in a overseas market shall strictly abide by applicable PRC laws and regulations, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations.
Because neither DiaCarta nor HH&L are, nor will New DiaCarta be, based or located in or conducts its principal business operations in the PRC, we believe that there is no requirement to obtain pre-approval or permission from PRC government authorities, including the China Securities Regulatory Commission, to consummate the Business Combination or issue securities to investors outside of the PRC. However, in the event that the above proposed provisions and rules are enacted, the relevant filing procedures of the CSRC and other governmental authorities may be required in connection with this Business Combination. Given the current PRC regulatory environment, it is uncertain when and whether we, our PRC subsidiaries, will be required to obtain permission from the PRC government to complete the Business Combination in the future, and even when such permission is obtained, whether it will be denied or rescinded. If we or any of our subsidiaries do not receive or maintain such permissions or approvals, inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and we or our subsidiaries are required to obtain such permissions or approvals in the future, it could significantly limit or completely hinder our ability to continue the Business Combination.
We have been closely monitoring the development in the regulatory landscape in China, particularly regarding the requirement of approvals, including on a retrospective basis, from the CSRC, the CAC or other PRC authorities with respect to this Business Combination, as well as regarding any approval requirements or other procedures that may be imposed on us. If any approval, review or other procedure is in fact required, we are not able to guarantee that we will obtain such approval or complete such review or other procedure timely or at all. For any approval that we may be able to obtain, it could nevertheless be revoked and the terms of its issuance may impose restrictions on our operations and Business Combination. Any uncertainties and/or negative publicity regarding such an approval requirement could result in a material change in our operations and/or completely hinder our ability to complete the Business Combination.
We face risks associated with uncertainties relating to Regulation for the Administration of Human Genetic Resources.
The collection, preservation, usage and outbound provision of human genetic resources, including human genetic resource materials and human genetic resource information, in the PRC are governed by Regulation for the Administrative Regulations of Human Genetic Resources, or HGR Regulation, except for activities relating to human genetic resources conducted for some specific purposes including clinical diagnosis and treatment. At present, two IVD medical products are still in the clinical trials and pre-clinical study separately in order to obtain registrations of Class III Medical Device. Since the hospitals will transfer certain human genetic resource information related to the clinical trials to us after such trials completed, we shall be subject to HGR Regulation.

Pursuant to the HGR Regulation, there are some limitations for foreign entities, individuals and such entities established or actually controlled thereby (“Restricted Entities”, and each, a “Restricted Entity”) to engage in activities relating to human genetic resources. For example, the Restricted Entity is not allowed to collect or preserve human genetic resources of China unless that such Restricted Entity have obtained an approval from relevant government authority or have filed with relevant government authority for international cooperation with a domestic entity. Our PRC subsidiaries might be deemed as “Restricted Entities” under HGR Regulation. As a result, our PRC subsidiaries have to obtain an approval from relevant government authority or have filed with relevant government authority for international cooperation with a domestic entity in order to engage in business that involves human genetic resources. However, we cannot assure you that our PRC subsidiaries will obtain such approval or complete such filing in the future, as a result, our PRC subsidiaries may no longer be able to collect, preserve or use human genetic resources in our business activities, and our business would be adversely affected.
As the date of this proxy statement / prospectus, our PRC subsidiaries have not been subject to any notice, material fines or other penalties related to human genetic resources by relevant government authorities. However, regulatory authorities in China may periodically, and sometimes abruptly, change their enforcement practices. Therefore, prior enforcement activity, or lack of enforcement activity, is not necessarily predictive of future actions. The regulatory framework for the administration of human genetic resources is also evolving and may remain uncertain for the foreseeable future.
If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25% and PRC withholding tax at the rate of 10.0% is normally applicable to dividends from PRC sources payable to investors that are non-PRC resident enterprises, which do not have an establishment or place of business in China, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.
We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes.
However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” Though all of the Company’s management members are not based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that we or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then we or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations.

Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the Business Combination may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.
We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or other assets attributable to a PRC establishment of a non-PRC company. Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.
The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing Notice of Ministry of Finance and State Administration of Taxation (“SAT”) on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (“Circular 59”) and the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises (“Circular 698”), which became effective in January 2008.On February 3, 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax and Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, which replaced Circular 698 and became effective in February 2015. Pursuant to this Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax.
According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, factors to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.
Bulletin 7 may be determined by the tax authorities to be applicable to some of our offshore restructuring transactions or sale of the shares of our offshore subsidiaries or investments where PRC taxable assets are involved. The transferors and transferees may be subject to the tax filing and withholding or tax payment obligation, while our PRC subsidiaries may be requested to assist in the filing. Furthermore, we, our non- resident enterprises and PRC subsidiaries may be required to spend valuable resources to comply with

Bulletin 7 or to establish that we and our non-resident enterprises should not be taxed under Bulletin 7, for our previous and future restructuring or disposal of shares of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations. The PRC tax authorities have the discretion under Bulletin 7 to adjust the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. If the PRC tax authorities adjust the taxable income of the transactions under Bulletin 7, our income tax costs associated with such potential acquisitions or disposals will increase, which may have an adverse effect on our financial condition and results of operations.
On October 17, 2017, the SAT promulgated the Bulletin of SAT on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source (“Bulletin 37”), which became effective on December 1, 2017. Bulletin 37, among other things, simplified procedures of withholding and payment of income tax levied on non-resident enterprises.
We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our Company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Bulletin 7 and Bulletin 37, and may be required to expend valuable resources to comply with Circular 59, Bulletin 7 and Bulletin 37 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.
The PRC tax authorities have the discretion under SAT Circular 59, Bulletin 7 and Bulletin 37 to adjust the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities adjust the taxable income of the transactions under SAT Circular 59 or Bulletin 7 and Bulletin 37, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.
In addition, in accordance with the Individual Income Tax Law promulgated by the Standing Committee of National People’s Congress, later amended on August 31, 2018 and effective January 1, 2019, where an individual carries out other arrangements without reasonable business purpose and obtains improper tax gains, the tax authorities shall have the right to make tax adjustments based on a reasonable method, and levy additional tax and collect interest if there is a need to levy additional tax after making tax adjustments. As a result, our beneficial owners, who are PRC residents, may be deemed to have carried out other arrangements without reasonable business purpose and obtained improper tax gains for such indirect transfer, and thus be levied tax.
PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.
SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose. Vehicles, or SAFE Circular 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE

Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for overseas investment or financing. If our shareholders who are PRC residents or entities do not complete their registration as required, our PRC subsidiary may be prohibited from distributing its profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiary.
We have noted that certain beneficial owners of our ordinary shares who we know are PRC residents have not completed the initial registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. Besides, we may not be informed of the identities of all the PRC residents or entities holding a direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with and will in the future make or obtain any applicable registrations or approvals required by SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make capital distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects. Furthermore, since it is unclear how those new SAFE regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, we cannot predict how these regulations will affect our business operations or future strategy. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC law for circumventing applicable foreign exchange restrictions. As a result, our business operations and our ability to distribute profits to you could be materially and adversely affected.
Any failure to comply with PRC regulations regarding our employee equity incentive plans, should we have one, may subject the PRC plan participants or us to fines and other legal or administrative sanctions.
Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions, and who have been granted restricted shares, RSUs or options may follow SAFE Circular 37 and the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, to apply for the foreign exchange registration. According to those regulations, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to limited exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our equity incentive plans (should we have one) or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprises in China and limit our wholly-foreign owned enterprises’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional equity incentive plans for our directors and employees under PRC law.
In addition, the State Administration for Taxation has issued circulars concerning employee share options, restricted shares or RSUs. Under these circulars, employees working in the PRC who exercise share options, or whose restricted shares or RSUs vest, will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees related to their share options, restricted shares or RSUs. Although we currently withhold income tax from our PRC employees in connection with their exercise of options and the vesting of their restricted shares and RSUs, if the employees fail to pay, or the PRC subsidiaries fail to withhold, their income taxes according to relevant laws, rules and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities.
Our PRC subsidiaries have not made adequate social insurance and housing fund contributions for all employees as required by the PRC laws regulations, which may subject us to penalties.
According to the PRC Social Insurance Law and the Administrative Regulations on the Housing Funds, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance (collectively known as “social insurance”), and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees. The requirement of social insurance and housing fund has not been implemented consistently by the local governments in China given the different levels of economic development in different locations.
Our PRC subsidiaries have not made adequate social insurance and housing fund contributions for all employees. We may be required to make up the social insurance contributions as well as to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date. If we fail to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities will impose a fine of one (1) to three (3) times the outstanding amount upon us. With respect to housing fund plans, we may be required to pay and deposit housing funds in full and on time within the prescribed time limit. If we fail to do so, relevant authorities could file applications to competent courts for compulsory enforcement of payment and deposit. Accordingly, if the relevant PRC authorities determine that we shall make supplemental social insurance and housing fund contributions or that we are subject to fines and legal sanctions in relation to our failure to make social insurance and housing fund contributions in full for our employees, our business, financial condition, and results of operations may be adversely affected. However, as of June 30, 2022, the relevant local authorities confirmed in writing that no records of violation were found on our PRC subsidiaries, namely Nanjing Diji and Nanjing Dizhun, for social insurance and/or housing fund contribution obligations. Further, these PRC subsidiaries have never received any demand or order from the competent authorities.
If we are unable to effectively protect our intellectual property, our business and competitive position would be harmed.
We rely on patents, software copyrights, trademarks, trade secrets and other intellectual property rights protection and contractual restrictions to protect our products, services and technologies. We have registered a number of patents and trademarks in China, the U.S., and the European Union. However, such protection is limited and may not adequately protect our rights. We may still be subject to intellectual infringement claims by third parties. We may be subject to fines and other legal or administrative sanctions and may be prohibited from using such trademarks if such claims are resolved against us, and it may also be costly to defend such claims. In addition, competitors could purchase our products and attempt to replicate and/or improve some or all of the competitive advantages we derive from our development efforts, will fully infringe our intellectual property rights, and design their devices and tests around our protected technologies or develop their own competitive technologies that fall outside of our intellectual property rights.
Monitoring unauthorized disclosure and uses of our trade secrets is difficult, and we do not know whether the steps we have taken to prevent such disclosure and uses are, or will be, adequate. If we resort to litigation to enforce or protect our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources, while the outcome would be unpredictable and any remedy may be inadequate. Our contractual agreements may be breached by our counterparties, and there may not be adequate remedies available to us for any such breach. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors, and we would have no right to prevent others from using them. Moreover, if a party having an agreement with us has an overlapping or conflicting obligation to a third party, our rights in and to certain intellectual property could be undermined. If we fail to effectively protect our intellectual property, our competitive position and prospects could be adversely affected.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.
We are subject to numerous environmental, health, and safety laws and regulations, including those governing manufacturing factory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.
We do not maintain insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological or hazardous materials. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development, or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties, or other sanctions.
We depend on data processing to operate our business. If we experience data security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, we may face costs, significant liabilities, harm to our brand, and business disruption.
We rely on data processing that we or our customers operate to collect, process, transmit and store electronic information in our day-to-day operations, including a variety of personal data, such as name, phone number and potentially clinical trial information. Additionally, we, and our service providers, customers, do or will share personal information, health information, and other information to host or otherwise process some of our anticipated future clinical data to develop our products, to operate our business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes. Our internal computer systems and data processing and those of our third-party vendors, or customers may be vulnerable to a cyber-attack (including supply chain cyber-attacks), malicious intrusion, breakdown, destruction, loss of data privacy, actions or inactions by our employees or contractors that expose security vulnerabilities, theft, or destruction of intellectual property or other confidential or proprietary information, business interruption or other significant security incidents. As the cyber-threat landscape evolves, these attacks are growing in frequency, level of persistence, sophistication, and intensity, and are becoming increasingly difficult to detect.
In addition to traditional computer “hackers,” threat actors, software bugs, malicious code (such as viruses and worms), employee theft or misuse, denial-of-service attacks (such as credential stuffing), phishing and ransomware attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period.
There can be no assurance that we, our service providers, or customers will be successful in efforts to detect, prevent or fully recover systems or data from all breakdowns, service interruptions, attacks or breaches of systems that could adversely affect our business and operations and/or result in the loss of critical or sensitive data. Any failure by us or our service providers, customers to detect, prevent, respond to or mitigate security breaches or improper access to, use of, or inappropriate disclosure of any of this information or other confidential or sensitive information, including patients’ personal data, or the perception that any such failure has occurred, could result in claims, litigation, regulatory investigations and other proceedings, significant liability under relevant laws and regulations, and other financial, legal or reputational harm to

us. Further, such failures or perceived failures could result in liability and a material disruption of our development programs and our business operations, which could lead to significant delays or setbacks in our research, delays to commercialization of our product candidates, lost revenues, or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cashflow. For example, the loss or alteration of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. And, there can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages if we fail to comply with applicable data protection laws, privacy policies or other data protection obligations related to information security or security breaches.
Failure of personal information security and privacy concerns could subject us to penalties, damage our reputation and brand, and harm our business and results of operations.
According to the PRC Personal Information Protection Law, which took effect in November 2021, (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court. Our outsourcing testing service involves collecting and processing the personal data of individuals from our customers, including individuals’ names, ages and telephone numbers. If such information we obtained is deemed as sensitive information by the government authorities, we shall strictly comply with the PRC Personal Information Protection Law during our business operation. If we are unable to comply with the PRC Personal Information Protection Law, we could become subject to penalties, fines and suspension of business, which could materially and adversely affect our business and impede our ability to continue our operations.
Our business generates and processes a large quantity of data, and improper handling of or unauthorized access to such data may adversely affect our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business.
The PRC regulatory and enforcement regime with regard to data security and data protection has continued to evolve. PRC regulators have been increasingly focused on regulating data security and data protection, especially as to private or sensitive information. We expect that these areas will receive greater attention from regulators, as well as attract public scrutiny and attention going forward. This greater attention, scrutiny, and enforcement, including more frequent inspections, could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, our reputation and results of operations could be materially and adversely affected.
Besides, we face risks inherent in handling and protecting such data, including protecting the data hosted in our system, detecting and prohibiting unauthorized data share and transfer, preventing attacks on our system by outside parties or fraudulent behavior or improper use by our employees, and maintaining and updating our database. Any system failure, security breach or third parties attacks or attempts to illegally obtain the data that results in any actual or perceived release of user data could damage our reputation and brand, deter current and potential customers from using our services, damage our business, and expose us to potential legal liability.
The Cybersecurity Law, which was adopted by the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, and the Cybersecurity Review Measures which were promulgated on December 28, 2021, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC.

We are subject to local laws and regulations relating to the collection, use, storage, transfer, disclosure and security of personally identifiable information with respect to our customers and employees including any requests from regulatory and government authorities relating to the data we collected. On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law which took effect in September 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and it also provides that a data classification and hierarchical protection system. The data classification and hierarchical protection system protects data according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations if the data is falsified, damaged, disclosed, illegally obtained or illegally used, which protection system is expected to be built by the state for data security in the near future.
Further, PRC regulators have been increasingly focused on regulation in the areas of data security and data protection. On December 28, 2021, the Cybersecurity Review Measures was promulgated by Cyberspace Administration of China, National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Public Security, Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, China Securities Regulatory Commission, State Secrecy Administration and State Cryptography Administration issued the Cybersecurity Review Measures, which took effect on February 15, 2022. According to Article 2 of the Cybersecurity Review Measures, critical information infrastructure operators that purchase online products and services and online platform operators conducting any data processing activities that may impact national security as well as any online platform operators controlling the personal information of more than one million users which seek to list on a foreign stock exchange shall file a cybersecurity review with the Office of Cybersecurity Review. On July 7, 2022, CAC promulgated the Measures for the Security Assessment of Data Cross-border Transfer, effective on September 1, 2022, which requires the data processors to apply for data cross-border security assessment coordinated by the CAC under the following circumstances: (i) any data processor transfers important data to overseas; (ii) any critical information infrastructure operator or data processor who processes personal information of over 1 million people provides personal information to overseas; (iii) any data processor who provides personal information to overseas and has already provided personal information of more than 100,000 people or sensitive personal information of more than 10,000 people to overseas since January 1st of the previous year and ; and (iv) other circumstances under which the data cross-border transfer security assessment is required as prescribed by the CAC.
We are currently not subject to cybersecurity review and we do not believe that the Cybersecurity Review Measures apply to the transactions contemplated by the Merger Agreement, given that: (i) our PRC subsidiaries presently maintain far less personal information than that of one (1) million individuals in our business operations as of the date hereof; (ii) as of the date hereof, we have not been informed by any PRC governmental authority of any requirement that we shall apply for a cybersecurity review; and (iii) data processed in our business is less likely to have a bearing on national security, thus it may not be classified as core or important data by the authorities. Besides, we have not received any investigation, notice, warning, or sanctions from applicable government authorities in relation to national security.
However, there remains uncertainty as to how the Cybersecurity Review Measures will be interpreted or implemented and how the PRC regulatory agencies, including the CAC or the CSRC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures. After the Cybersecurity Review Measures come into effect, we expect to take all reasonable measures and actions to comply. Nevertheless, the aforementioned measures and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. For instance, if the number of individual clients in our business operations increases to or even exceeds one (1) million, we may be still required to undertake a cybersecurity review by CAC or the CSRC. If we are subject to the cybersecurity review, we might not be able to obtain the permit from CAC in a timely manner or at all, which will significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our securities to significantly decline or become worthless. Since the interpretation and application of the cybersecurity review standards remain unclear, if we are unable to manage these risks and complete the review. If we are unable to manage these risks, we could become subject to penalties, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business and impede our ability to continue our operations.
We may be subject to litigation and other claims and legal proceedings, and may not always be successful in defending ourselves against these claims or proceedings.
We may be subject to lawsuits and other claims in the ordinary course of our business. We may from time to time be subject to lawsuits and other legal proceedings brought by our customers, competitors, employees, business partners, investors, other shareholders of the companies we invest, or other entities against us in the ordinary course of our business. We may also be subject to regulatory proceedings in the ordinary course of our business. We may not be successful in defending ourselves, and the outcomes of these lawsuits and proceedings may be unfavorable to us. Lawsuits and regulatory proceedings against us may also generate negative publicity that significantly harms our reputation, which may adversely affect our customer base, market position and our relationships with our research partners and other business partners. In addition to the related costs, managing and defending litigation and other legal proceedings and related indemnity obligations can significantly divert our management’s attention from operating our business. We may also need to pay damages or settle lawsuits or other claims with a substantial amount of cash, negatively affecting our liquidity. As a result, our business, financial condition and results of operations could be adversely affected.
Risks Relating to Owning New DiaCarta Common Stock and Other Securities
We expect that the price of our common stock will fluctuate substantially, and you may not be able to sell your shares at or above the price you paid for them.
The market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:
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volume and customer mix for our testing;

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the introduction of new diagnostic tests or enhancements to such tests by us or others in our industry;

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disputes or other developments with respect to our or others’ intellectual property rights;

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our ability to develop, obtain regulatory clearance or approval or certification for, and market new and enhanced diagnostic tests on a timely basis;

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product liability claims or other litigation;

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quarterly variations in our results of operations or those of others in our industry;

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media exposure of our diagnostic tests or of those of others in our industry;

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changes in governmental regulations or in the status of our regulatory approvals or applications;

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changes in earnings estimates or recommendations by securities analysts; and

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general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our common stock, regardless of our actual operating performance, and you may not realize any return on your investment in us and may lose some or all of your investment.
In addition, in the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our stock price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources from our business.

Securities analysts may not publish research or reports about our business or may publish negative research or reports, which could cause our stock price or trading volume to decline.
If a trading market for our common stock develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. We may be slow to attract research coverage and the analysts who publish information about our common stock will have had relatively little experience with us, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.
If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.
Preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue, and expenses that are not readily apparent from other sources. Interpretation, industry practice and guidance may evolve over time. If our assumptions change or if actual circumstances differ from our assumptions, our operating results may be adversely affected and could fall below the expectations of securities analysts and investors, resulting in a decline in the stock price and/or trading volume.
Concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.
Our executive officers, directors, and principal stockholders (5% stockholders) together are expected to control approximately      % of our common stock following the Business Combination, assuming no redemptions,       %, assuming interim redemptions, or      %, assuming maximum redemptions. Our Founder and Chief Executive Officer Aiguo Zhang and Co-founder Paul Okunieff together are expected to own owned approximately      % of our common stock following the Business Combination, assuming no redemptions,       %, assuming interim redemptions, or      %, assuming maximum redemptions. Further, the following entities will hold an aggregate of 19,727,115 common shares. After conversion, these entities will own approximately      % of our common stock following the Business Combination, assuming no redemptions,       %, assuming interim redemptions, or      %, assuming maximum redemptions
If our existing officers, directors, and principal stockholders act together, they will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control and might affect the market price of our shares, even when a change may be in the best interests of all stockholders. Certain of our principal stockholders may elect to increase their holdings of our common stock, which may have the impact of delaying or preventing a change of control. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and, accordingly, they could cause us to enter into transactions or agreements, which we would not otherwise consider.
Increasing scrutiny and changing expectations from customers, regulators, investors, and other stakeholders with respect to our environmental, social and governance practices may impose additional costs on us or expose us to new or additional risks.
Companies are facing increasing scrutiny from customers, regulators, investors, and other stakeholders related to their environmental, social and governance practices. Investor advocacy groups, investment funds and influential investors are also increasingly focused on these practices, especially as they relate to the environment, health and safety, supply chain management, diversity, and human rights. Failure to adapt to or comply with regulatory requirements or investor or stakeholder expectations and standards could negatively impact our reputation and the price of our common stock.
In addition, our customers may adopt policies that include social and environmental requirements or may seek to include such provisions in their contract terms and conditions. These social and environmental responsibility provisions and initiatives are subject to change and vary from jurisdiction to jurisdiction, and certain elements may be difficult and/or cost prohibitive for us to comply with given the inherent complexity and the global scope of our operations. In certain circumstances, in order to meet the requirements or standards of our customers, we may be obligated to modify our sourcing practices or make other operational choices which may require additional investments and increase our costs or result in inefficiencies.
Any of the factors mentioned above, or the perception that we or those with whom we conduct business have not responded appropriately to the growing concern for such issues, regardless of whether we are legally required to do so, may damage our reputation, and have a material adverse effect on our business, financial condition, results of operations cash flows and/or the price of our common stock.
We must comply with anti-corruption, anti-bribery, anti-money laundering and similar laws.
We are subject to the FCPA, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business and requires companies to maintain accurate books and records and internal controls. We are also subject to requirements under the United States Treasury Department’s Office of Foreign Assets Control, United States domestic bribery laws and other anti-corruption, anti-bribery, and anti-money laundering laws. While we have policies and procedures in place designed to promote compliance with such laws, our employees or other agents may nonetheless engage in prohibited conduct under these laws for which we or our executives might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have an adverse effect on our business, financial condition and results of operations.
Furthermore, international customers may currently order our diagnostic tests, either directly from us or through a potential joint venture, and we are subject to the FCPA, which prohibits companies and their intermediaries from making payments in violation of law to non-United States government officials for the purpose of obtaining or retaining business or securing any other improper advantage. Our reliance on independent distributors to sell our diagnostic tests internationally demands a high degree of vigilance in maintaining our policy against participation in corrupt activity, because these distributors could be deemed to be our agents and we could be held responsible for their actions. Other United States companies in the medical device and biopharmaceutical field have faced criminal penalties under the FCPA for allowing their agents to deviate from appropriate practices in doing business with these individuals. We are also subject to similar anti-bribery laws in the jurisdictions in which we operate, including laws promulgated by OECD countries in which we operate, such as Israel. These laws are complex and far-reaching in nature, and, as a result, we cannot assure you that we would not be required in the future to alter one or more of our practices to be following these laws or any changes in these laws or the interpretation thereof. Any violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction, involve significant costs and expenses, including legal fees and could result in a material adverse effect on our business, prospects, financial condition and results of operations. We could also suffer severe penalties, including criminal and civil penalties, disgorgement, and other remedial measures.
General economic and financial market conditions may worsen our business risks.
Global macroeconomic conditions and the world’s financial markets remain susceptible to significant stresses, resulting in reductions in available credit and government spending, economic downturn or stagnation, foreign currency fluctuations and volatility in the valuations of securities generally. As a result of uncertainties with respect to financial institutions and the global credit markets and other macroeconomic challenges such as inflationary pressures currently or potentially affecting the economy of the U.S., the PRC and other parts of the world, customers and distributors may experience serious cash flow problems and other financial difficulties, decreasing demand for our products. Our customers and distributors may respond to such economic pressures by reducing or deferring their capital spending or reducing staff.
In addition, events in the U.S., the PRC or foreign markets, the worldwide effects from the spread of infectious diseases and political and social unrest in various countries around the world, can impact the global economy and capital markets. Additionally, if our customers and distributors are not successful in generating sufficient revenue or are precluded from securing financing, their businesses will suffer, which may materially and adversely affect our business, financial condition, and results of operations.
DiaCarta PubCo will be an “emerging growth company,” and DiaCarta PubCo cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make shares of DiaCarta PubCo common stock less attractive to investors.
DiaCarta PubCo will be an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.
The post-combination company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the consummation of the IPO, (b) in which the post-combination company has total annual gross revenue of at least $1.235 billion, or (c) in which the post-combination company is deemed to be a large accelerated filer, which means the market value of the post-combination company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the post-combination company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
We cannot predict if investors will find shares of DiaCarta PubCo common stock less attractive if DiaCarta PubCo chooses to rely on these exemptions. If some investors find shares of DiaCarta PubCo common stock less attractive as a result, there may be a less active trading market for shares of DiaCarta PubCo common stock, and the price of shares of DiaCarta PubCo common stock may be more volatile.
Risks Relating to the Merger
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” “our” or “HH&L” refer to HH&L Acquisition Co. prior to the consummation of the Business Combination.
The process of taking a company public by means of a merger with a special purpose acquisition company is different from taking a company public through a traditional initial public offering and may create risks for our unaffiliated investors.
A traditional initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the business, financial condition and results of operations of the issuer and its subsidiaries. In a traditional initial public offering, investors may be able to recover damages from the underwriters in the event of misstatements and omission in the registration statement and unavailability of the due diligence defense. Going public via a business combination with a special purpose acquisition company

(“SPAC”) does not involve any underwriters and may therefore result in less careful vetting of the operating company’s information that is presented to the public. In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in a traditional initial public offering. In a traditional initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a SPAC, the value of the target company is established by means of negotiations between the target company and the SPAC. The process of establishing the value of a target company in a SPAC business combination may be less effective than a traditional initial public offering book-building process and also does not reflect events that may have occurred between the date of the Merger Agreement and the Closing.
In addition, while traditional initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the after market following the initial public offering, there is no comparable process of generating investor demand in connection with a business combination between a target company and a SPAC, which may result in lower demand for DiaCarta’s securities after the Closing, which could in turn, decrease liquidity and trading prices as well as increase the trading volatility of DiaCarta’s securities.
The Business Combination may be delayed or ultimately prohibited since such business combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”).
Certain investments that involve, directly or indirectly, the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by CFIUS. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, expanded the scope of CFIUS’ jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” certain “critical infrastructure” and/or “sensitive personal data.”
If a potential initial business combination falls within CFIUS’ jurisdiction, the parties may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. The Sponsor, HH&L Investment Co., is a Cayman Islands exempted company. Fenglei Fang, Kenneth W. Hitchner and Richard Qi Li are major shareholders of the Sponsor, with a minority of the equity securities of the Sponsor being held by certain other individuals. Certain actions of the Sponsor, including the voting and disposition of any equity interest in the Sponsor, require the approval of two or more the shareholders. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the Sponsor. Based upon the foregoing analysis, no individual shareholder of the Sponsor exercises voting or dispositive control over any of the Company’s securities held by the Sponsor.
Kenneth W. Hitchner is a U.S. citizen, and each of Fenglei Fang, Richard Qi Li and the minority shareholders of the Sponsor is a foreign person under the CFIUS regulations. Except as disclosed herein, the Sponsor has no other substantial ties with a non-U.S. person. While DiaCarta and HH&L do not believe that the Business Combination would be subject to the jurisdiction of CFIUS because, post-closing, neither HH&L nor its investors will have any rights that trigger CFIUS’ jurisdiction (under 31 C.F.R. §§ 800.208, 211), except that Kenneth W. Hitchner, who is a U.S. citizen, will join the board of director of DiaCarta PubCo.
If CFIUS decides to make an inquiry regarding the Business Combination and determines that it has jurisdiction over the Business Combination, CFIUS may decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to such business combination or order it to divest all or a portion of a U.S. business of the combined company if it had proceeded without first obtaining CFIUS clearance. The likelihood of a CFIUS inquiry concerning a potential business combination transaction generally tends to be higher if one or more “control” persons of a sponsor is from Hong Kong or mainland China, as is the case with HH&L; each of Mr. Fang and Mr. Li is a citizen of Hong Kong SAR, PRC.
The process of government review, whether by CFIUS or otherwise, could be lengthy. Because HH&L has only a limited time to complete its initial business combination, its failure to obtain any required approvals within the requisite time period may require it to liquidate. If HH&L liquidates, its public shareholders may only receive the redemption value per share, and its warrants will expire worthless. This will also cause investors to lose any potential investment opportunity in a target company and the chance of realizing future gains on HH&L shareholders’ investment through any price appreciation in the combined company.
We will incur significant transaction and transition costs in connection with the Proposed Transactions.
We have incurred and expect to incur significant, non-recurring costs in connection with consummating the Proposed Transactions. All expenses incurred in connection with the Proposed Transactions, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.
Total transaction fees and expenses of DiaCarta and HH&L as a result of the Proposed Transactions are currently estimated at approximately $20 million.
Pursuant to the Credit Suisse Resignation Letter, Credit Suisse disclaimed any responsibility for the contents of this proxy statement / prospectus. In addition, Goldman Sachs is not involved in the preparation of this proxy statement / prospectus. As of the date of this proxy statement / prospectus, Goldman Sachs has not claimed any role in the Business Combination and has disclaimed any responsibility for the content of this proxy statement / prospectus.
While Credit Suisse did not provide any additional detail relating to the Credit Suisse Resignation in the Credit Suisse Resignation Letter to the SEC, such resignation may be an indication by Credit Suisse that it does not want to be associated with the disclosure in this proxy statement / prospectus or the underlying transactions contemplated by the Business Combination. However, neither HH&L nor DiaCarta will speculate about the reasons for the Credit Suisse Resignation.
In addition, pursuant to the CS Fee Waiver and the GS Fee Waiver, each of Goldman Sachs and Credit Suisse has expressly waived all deferred underwriting commissions owed to it pursuant to the Underwriting Agreement. Each of Goldman Sachs and Credit Suisse has performed all its obligations under the Underwriting Agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a resignation and, to the extent enforceable, fee waiver for services already rendered is unusual. HH&L was not made aware of, and did not seek out, the reasons why each of Goldman Sachs and Credit Suisse waived their respective portion of the deferred underwriting commission fee. As a result of the Credit Suisse Resignation, the GS Fee Waiver and the CS Fee Waiver, the transaction fees payable by HH&L in connection with the Business Combination will be reduced by an amount equal to the deferred underwriting commission attributable to Goldman Sachs and Credit Suisse as reflected in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Shareholders should not place any reliance either on the participation of Goldman Sachs and Credit Suisse in the initial public offering of HH&L or on the Credit Suisse Resignation, the GS Fee Waiver or the CS Fee Waiver in respect of the transactions contemplated by this proxy statement / prospectus.
HH&L and DiaCarta may not be able to obtain transaction financing in connection with the Business Combination.
HH&L and DiaCarta may not be able to obtain transaction financing on terms acceptable to HH&L and DiaCarta, or at all. If HH&L and DiaCarta do not obtain transaction financing, the parties may not be able to consummate the Business Combination or certain other transactions contemplated by the Merger Agreement. The terms of any transaction financing may be onerous to DiaCarta, and DiaCarta may not be able to obtain alternative financing on terms that are acceptable to it, or at all. The failure to secure transaction financing could impede the ability to consummate the Business Combination and/or harm the continued development or growth of DiaCarta PubCo following the Closing. None of DiaCarta’s officers, directors or shareholders is required to provide any financing to DiaCarta in connection with or after the consummation of the Business Combination.
HH&L’s current directors and officers and their affiliates have interests that are different than, or in addition to (and which may conflict with), the interests of its shareholders, and therefore potential conflicts of interest exist in recommending that shareholders vote in favor of approval of the Merger. Such conflicts of interests include that the Sponsor, as well as HH&L’s directors, officers and affiliates are expected to lose their entire investment in HH&L if the Merger is not completed.
When considering the HH&L Board’s recommendation to vote in favor of approving the Proposed Transactions, HH&L’s shareholders should keep in mind that the Sponsor, HH&L’s directors and officer and their affiliates have interests in such proposal that are different from, or in addition to (and which may conflict with), those of HH&L shareholders and warrant holders generally.
These interests include, among other things, the interests listed as follows:
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prior to HH&L’s initial public offering, the Sponsor purchased 14,375,000 HH&L Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.002 per Founder Share, on September 7, 2020. On January 20, 2021, the Sponsor returned 5,750,000 HH&L Class B ordinary shares for no consideration, following which, the Sponsor holds 8,625,000 Founder Shares. On February 4, 2021, the Sponsor transferred an aggregate of 66,000 HH&L Class B ordinary shares to three independent directors. On February 4, 2021, HH&L effected a share dividend of 1,725,000 HH&L Class B ordinary shares, resulting in an aggregate of 10,350,000 HH&L Class B ordinary shares outstanding. On May 19, 2021, the Sponsor transferred 22,000 HH&L Class B ordinary shares to Skyview Enterprises Limited, an affiliate of Derek Sulger, an independent director of HH&L, for his board service for no cash consideration. As of the date of this proxy statement / prospectus, the Sponsor held 10,262,000 HH&L Class B ordinary shares. As a result of the significantly lower investment per HH&L Class B ordinary share of the Sponsor as compared with the investment per public share of HH&L’s public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our public shareholders;

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if HH&L does not consummate a business combination by February 9, 2023 (or the Extended Deadline), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,262,000 HH&L Class B ordinary shares owned by the Sponsor would be worthless because following the redemption of the public shares, HH&L would likely have few, if any, net assets. Additionally, in such event, the 10,280,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of HH&L’s initial public offering for an aggregate purchase price of $10,280,000 will also expire worthless;

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HH&L’s directors and officers, Huanan Yang, Yingjie (Christina) Zhong, Qingjun Jin, Dr. Jingwu Zhang Zang, Professor Frederick Si Hang Ma and Derek Nelsen Sulger, also have a direct or indirect economic interest in the HH&L Class B ordinary shares. The 10,350,000 shares of DiaCarta PubCo common stock into which the 10,350,000 HH&L Class B ordinary shares held by the Sponsor and certain HH&L’s directors and officers will automatically convert in connection with the Merger (including after giving effect to the HH&L Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $     million based upon the closing price of $     per public share on the NYSE on, 2022, the most recent practicable date prior to the date of this proxy statement / prospectus. However, given that such shares of DiaCarta PubCo common stock will be subject to certain restrictions, including those described elsewhere in this proxy statement / prospectus, HH&L believes such shares have less value. The 10,280,000 DiaCarta PubCo warrants into which the 10,280,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the HH&L Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $ million based upon the closing price of $ per public warrant on the NYSE on, 2022, the most recent practicable date prior to the date of this proxy statement / prospectus. However, given that such DiaCarta PubCo warrants will be subject to certain restrictions, including those described elsewhere in this proxy statement / prospectus, HH&L believes such warrants have less value;
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accordingly, the Sponsor, officers and directors will lose their entire investment of $10,305,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $10,280,000 private placement warrant purchase price, if HH&L does not complete a business combination by February 9, 2023 (or the Extended Deadline);

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pursuant to that certain letter agreement, dated as of February 5, 2021, by and among the HH&L, its executive officers, its directors, its advisory board member and the Sponsor, in connection with HH&L’s initial public offering, the Sponsor and other signatories (each of whom is a member of HH&L Board, advisory board member and/or executive officers) is subject to certain restrictions on transfer with respect to: (i) HH&L Class B ordinary shares (as defined in such letter agreement); and (ii) private placement warrants (as defined in such letter agreement). Such restrictions on the HH&L Class B ordinary shares end on the date that is one year after Closing, or are subject to an early price-based release if: (a) the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading period at least 150 days after the Business Combination, or (b) HH&L completes a transaction that results in public shareholders having the right to exchange the HH&L Class A ordinary shares for cash, securities or other property. The restrictions on the private placement warrants end on 30 days after the completion of a business combination;

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the Sponsor and each member of HH&L Board, advisory board member and/or executive officers irrevocably and unconditionally agreed that if HH&L seeks shareholder approval of a proposed Business Combination, then in connection with proposed Business Combination, such Sponsor and insider shall not elect to cause HH&L to redeem any of the 10,350,000 HH&L Class B ordinary shares and 10,280,000 private placement warrants beneficially owned or owned of record by such Sponsor or insider, or submit any of such securities for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise;

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the Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if HH&L fails to complete a business combination by February 9, 2023 (or the Extended Deadline);

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HH&L’s existing directors and officers will be eligible for continued indemnification and continued coverage under HH&L’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement;

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following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to HH&L and remain outstanding. If HH&L does not complete an initial business combination within the required period, HH&L may use a portion of its working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used for this purpose. As of the date of this proxy statement / prospectus, HH&L has $500,000 amount of borrowings under an unsecured convertible promissory notes issued to the Sponsor, dated September 15, 2022. As of the date of this proxy statement / prospectus, there are no out-of-pocket expenses for which the Sponsor and HH&L’s officers and directors and their affiliates are awaiting reimbursement by HH&L.

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the Sponsor, officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination, including repayment of any other loans and advances made. However, if HH&L fails to consummate a business combination by February 9, 2023 (or the Extended Deadline), they will not have any claim against the trust account for reimbursement. Accordingly, HH&L may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date;

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pursuant to the Registration Rights Agreement, the Sponsor, certain of its respective affiliates and certain shareholders of DiaCarta will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of DiaCarta PubCo common stock and warrants held by such parties following the consummation of the Business Combination;

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the Proposed Certificate of Incorporation will contain a provision expressly electing that DiaCarta PubCo will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders;

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although the Sponsor and its affiliates have committed considerable capital to HH&L, including through its participation in the IPO and its contribution of a portion of the promote for no consideration, if the Business Combination is consummated, taking into account the investments described above, including the promote, it is possible that the Sponsor and its affiliates could realize a positive rate of return on such investments even if other HH&L shareholders experience a negative rate of return following the Business Combination; and

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the Sponsor will benefit economically from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. That said, the Sponsor by pursuing a business combination with a less favorable target company or on terms less favorable to shareholders than what it would normally negotiate, may cause irreparable reputational damage to the Sponsor, which far exceeds to the dollar value of the Founder Shares, and this risk similarly serves as a disincentive from pursuing an unattractive business combination.

See “Proposal No.1 —  BCA Proposal — Interests of HH&L’s Directors and Officer in the Merger” for additional information.
The personal and financial interests of HH&L’s directors and officer may have influenced their motivation in identifying and selecting DiaCarta as a business combination target, completing an initial business combination with DiaCarta and influencing the operation of the business following the initial business combination. In considering the recommendations of the HH&L Board to vote for the Merger and other proposals, you should consider these interests.
The exercise of HH&L’s directors’ discretion in agreeing to changes or waivers in the terms of the Merger may result in a conflict of interest when determining whether such changes to the terms of the Merger or waivers of conditions are appropriate and in HH&L’s best interest.
HH&L may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by the Cayman Constitutional Documents and applicable laws. For example, it is a condition to our obligations to close the Business Combination that certain of DiaCarta’s representations and warranties are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect.
Notwithstanding the foregoing, the following closing conditions may not be waived due to the parties’ governing documents, applicable law, or otherwise: (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of HH&L and DiaCarta; (ii) expiration of any applicable waiting period under any antitrust laws; (iii) the absence of any law or order that would prohibit the consummation of the Business Combination; (iv) upon the Closing, after giving effect to the completion of the redemption, HH&L having at least $5,000,001 of net tangible assets following the exercise of the redemption rights; and (v) the effectiveness of this proxy statement / prospectus. All other closing conditions to the Business Combination may be waived by HH&L, DiaCarta or the other parties to the Merger Agreement.
In the period leading up to the Closing of the Merger, events may occur that, pursuant to the Merger Agreement, would require HH&L to agree to amend the Merger Agreement, to consent to certain actions taken by HH&L or DiaCarta or to waive rights that HH&L is entitled to under the Merger Agreement. Such events could arise because of changes in the course of DiaCarta’s business, a request by DiaCarta to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on DiaCarta’s business or could entitle HH&L to terminate the Merger Agreement. In any of such circumstances, it would be at HH&L’s discretion, acting through the HH&L Board, to grant its consent or waive those rights; provided that under the terms of the Merger Agreement, such consent or waiver in certain cases is not to be unreasonably withheld. The existence of financial and personal interests of one or more of the directors may result in conflicts of interest on the part of such director(s) between what he, she or they may believe is best for HH&L and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement / prospectus, HH&L does not believe there will be any changes or waivers that HH&L’s directors and officer would be likely to make after shareholder approval of the BCA Proposal have been obtained. While certain changes could be made without further shareholder approval, HH&L will circulate a new or amended proxy statement/prospectus and resolicit HH&L shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal. As a matter of Cayman Islands law, the directors of HH&L are under a fiduciary duty to act in the best interests of HH&L.
We may be forced to close the Merger even if we determine it is no longer in HH&L shareholders’ best interests.
HH&L shareholders are protected from a material adverse event of DiaCarta arising between the date of the Merger Agreement and the date of the Meeting, primarily by the right to redeem their HH&L Class A ordinary shares for a pro rata portion of the funds held in the trust account. If a material adverse event were to occur after approval of the BCA Proposal at the Meeting, HH&L may be forced to close the Merger even if it determines it is no longer in its shareholders’ best interests to do so (as a result of such material adverse event), which could have a significant negative impact on HH&L’s business, financial condition or results of operations.
Neither the HH&L Board nor any committee thereof obtained a fairness opinion or a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the HH&L Board nor any committee thereof obtained an opinion from an independent investment banking or accounting firm that the price that HH&L is paying for DiaCarta is fair to HH&L from a financial point of view. Nor did the HH&L Board or any committee thereof obtain a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the HH&L Board and management conducted due diligence on DiaCarta. The HH&L Board reviewed, among other things, financial due diligence materials prepared by professional advisors, financial and market data and information on selected comparable companies, valuation of DiaCarta in its prior financings and the financial terms set forth in the Merger Agreement, and concluded that the Merger was in the best interests of HH&L shareholders. Accordingly, shareholders of HH&L will be relying solely on the judgment of the HH&L Board and management in valuing DiaCarta, and the HH&L Board and management may not have properly valued DiaCarta’s business. The lack of a fairness opinion or third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially adversely impact HH&L’s ability to consummate the Business Combination.
The Sponsor agreed to vote in favor of the Merger, regardless of how HH&L’s public shareholders vote.
The Sponsor has agreed to vote all of HH&L Class B ordinary shares it owns in favor of all the proposals being presented at the Meeting, including the BCA Proposal and the transactions contemplated thereby. In addition, the Sponsor and each HH&L director and officer also may from time to time purchase HH&L Class A ordinary shares before the Merger. The Cayman Constitutional Documents provide that HH&L will complete the Merger only if it obtains the requisite votes as described under “Extraordinary General Meeting of HH&L Shareholders.” As a result, in addition to the Founder Shares, HH&L would need 15,525,001, or 37.5% (assuming all issued and outstanding HH&L Class A ordinary shares are voted), of the 41,400,000 HH&L Class A ordinary shares to be voted in favor of the BCA Proposal in order to have the BCA Proposal approved. Accordingly, the agreement by the Sponsor to vote in favor of the BCA Proposal will increase the likelihood that HH&L will receive the requisite shareholder approval for such proposals.
HH&L’s directors and officer will allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to HH&L’s affairs. This conflict of interest could have a negative impact on HH&L’s ability to complete the Merger.
HH&L’s directors and officer are not required to, and do not and will not, commit their full time to its affairs, which may result in a conflict of interest in allocating their time between HH&L’s operations and the closing of the Merger, on the one hand, and their other business endeavors. Each of HH&L’s directors and officer is engaged in other businesses for which he or she may be entitled to significant compensation. For example, Mr. Richard Qi Li, the chief executive officer and director of HH&L, serves as the chairman of the board of Chenghe Acquisition Co., and Mr. Kenneth W. Hitchner, the chairman of the HH&L Board, serves as the chairman of advisory board of Chenghe Acquisition Co. Furthermore, HH&L’s directors and officer are not obligated to contribute any specific number of hours per week to HH&L’s affairs and may also serve as officers or board members for other entities. If its officer’s and directors’ other business affairs require them to devote time to such other affairs, this may have a negative impact on HH&L’s ability to complete the Merger.
Sponsor, HH&L’s directors, officer and their affiliates may elect to purchase shares or warrants from HH&L public shareholders, which may influence a vote on the Merger and reduce DiaCarta’s public “float.”
Sponsor, HH&L’s directors, officer or any of their affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares from HH&L shares, vote their shares in favor of the Proposed Transactions or not redeem such shares. The purpose of any such transaction could be to vote such shares in favor of the Merger and thereby increase the likelihood of obtaining shareholder approval of the Merger and/or decrease the number of redemptions. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement / prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of HH&L shares or rights owned by the initial shareholders for nominal value. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to pay for such transactions.
Entering into any such arrangements may have a depressive effect on HH&L Class A ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase HH&L Class A ordinary shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Meeting.
HH&L does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for HH&L to complete an initial business combination with which a substantial majority of HH&L shareholders do not agree.
Cayman Constitutional Documents do not provide a specified maximum redemption threshold, except that Cayman Constitutional Documents provide that in no event will HH&L redeem its HH&L Class A ordinary shares in an amount that would cause its net tangible assets, or total shareholders’ equity, to fall below $5,000,001. The Merger Agreement provides that DiaCarta’s obligation to consummate the Merger is conditioned on customary closing conditions. As a result, HH&L may be able to complete the Merger even though a substantial portion of HH&L shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or HH&L’s directors, officers, or any of their respective affiliates. As of the date of this proxy statement / prospectus, no agreements with respect to the private purchase of public shares by HH&L or the persons described above have been entered into with any such investor or holder.
In the event any closing condition set forth in the Merger Agreement is not satisfied or waived, HH&L may not complete the Merger or redeem any shares, all shares of HH&L Class A ordinary shares submitted for redemption will be returned to the holders thereof, and HH&L instead may search for an alternative business combination.
The ability of HH&L’s shareholders to exercise redemption rights with respect to the HH&L Class A ordinary shares may jeopardize the Merger or optimizing its capital structure.
HH&L does not know how many shareholders will ultimately exercise their redemption rights in connection with the Merger. As such, the Merger is structured based on HH&L’s expectations (and those of the other parties to the Merger Agreement) as to the number of shares that will be submitted for redemption. In addition, if a larger number of shares are submitted for redemption than HH&L initially expected, HH&L may need to seek to arrange for additional third-party financing.
Although HH&L has agreed to seek additional investors through one or more private placements of shares of DiaCarta PubCo common stock at $10.00 per share, if too many public shareholders elect to redeem their shares, such private placement, if any, alone may be insufficient to complete the Merger, and additional third-party financing may not be available to HH&L. Even if such third-party financing is available, HH&L’s ability to obtain such financing is subject to restrictions set forth in the Merger Agreement, including the consent of DiaCarta. For information regarding the parameters of such restrictions, please see “BCA Proposal — The Merger Agreement.”
Shareholder litigation could prevent or delay the closing of the Merger or otherwise negatively impact business, operating results and financial condition.
HH&L may incur additional costs in connection with the defense or settlement of any shareholder litigation in connection with the Merger. Litigation may adversely affect HH&L’s ability to complete the Merger. HH&L could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to HH&L’s directors. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting HH&L’s ability to complete the proposed Merger, then such injunctive or other relief may prevent the proposed Merger from becoming effective within the expected time frame or at all.
The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Merger.
The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Merger. In December 2019, a coronavirus (COVID-19) outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, educational institutions and governmental entities. Given the ongoing and dynamic nature of the COVID-19 pandemic, it is difficult to predict the impact on the business of HH&L and DiaCarta, and there is no guarantee that efforts by HH&L and DiaCarta to address the adverse impact of the COVID-19 pandemic will be effective. If HH&L and DiaCarta are unable to recover from a business disruption on a timely basis, the Merger and DiaCarta’s business and financial conditions and results of operations following the completion of the Merger would be adversely affected. The Merger may also be delayed and adversely affected by the coronavirus pandemic and become more costly. Each of HH&L and DiaCarta may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.
HH&L may not have sufficient funds to operate until the consummation of the Merger.
As of September 30, 2022, HH&L had approximately $293,000 in cash held outside the trust account. If HH&L is required to seek additional capital, it may need to borrow funds from the Sponsor, directors, officer, their affiliates or other third parties to operate or may be forced to liquidate. HH&L believes that the funds available to it outside of the trust account, together with funds available from loans from the Sponsor, its affiliates or members of HH&L’s management team will be sufficient to allow it to operate for at least the period ending on February 9, 2023 (or the Extended Deadline); however, HH&L cannot assure you that its estimate is accurate, and the Sponsor, directors, officer and their affiliates are under no obligation to advance funds to HH&L in such circumstances.
If HH&L is unable to complete this Merger, or another business combination, within the prescribed time frame, HH&L would cease all operations except for the purpose of winding up and redeem all the HH&L Class A ordinary shares and liquidate.
HH&L must complete its initial business combination by February 9, 2023 (or the Extended Deadline). If HH&L has not completed this Merger, or another business combination, within such time period, HH&L will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the HH&L Class A ordinary shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to HH&L to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding HH&L Class A ordinary shares, which redemption will completely extinguish HH&L public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HH&L’s remaining shareholders and the HH&L Board, liquidate and dissolve, subject in each case to HH&L’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Cayman Constitutional Documents provide that, if HH&L voluntarily winds up for any other reason prior to the consummation of its initial business combination, it will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, HH&L Class A ordinary shares may receive only $10.00 per share, or less than $10.00 per share, on the redemption of their shares, and HH&L warrants will expire worthless.
If the benefits of the Merger do not meet the expectations of investors or securities analysts, the market price of our securities may decline.
As with most special purpose acquisition company (“SPAC”) initial public offerings in recent years, HH&L issued shares for $10.00 per share upon the closing of the IPO. As with other SPACs, the $10.00 per share price of HH&L reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the trust account equal to approximately $10.00 per share prior to the closing of the Merger. Following Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, and if the benefits of the Merger do not meet the expectations of investors or securities analysts, the market price of DiaCarta PubCo’s securities subsequent to the Closing may decline which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share. The market values of HH&L’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement / prospectus, or the date on which HH&L shareholders vote on the Proposed Transactions. Because the number of shares to be issued pursuant to the Merger Agreement is based on the per share value of the amount in the trust account and will not be adjusted to reflect any changes in the market price of HH&L Class A ordinary shares, the market value of DiaCarta PubCo common stock issued in the Merger may be higher or lower than the values of these shares on earlier dates.
In addition, following the Merger, fluctuations in the price of DiaCarta PubCo’s securities could contribute to the loss of all or part of your investment. Prior to the Merger, there has not been a public market for the shares of DiaCarta and trading in HH&L’s Class A ordinary shares has not been active. Accordingly, the valuation ascribed to DiaCarta in the Merger may not be indicative of the price that will prevail in the trading market following the Merger. If an active market for our securities develops and continues, the trading price of DiaCarta PubCo securities following the Merger could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the risk factors discussed in this proxy statement / prospectus could have a material adverse effect on your investment in our securities and DiaCarta PubCo securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies like HH&L. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, HH&L securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the trust account. If there are a significant amount of redemptions by public shareholders of HH&L, there may be a reduced public float of DiaCarta PubCo’s securities, which may exacerbate volatility in the price DiaCarta PubCo’s securities and adversely impact our ability to secure financing following the consummation of the Merger. The stock market in general, and price of securities trading on the NYSE and Nasdaq specifically, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to DiaCarta PubCo could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement / prospectus.
The unaudited pro forma condensed combined financial information included in this proxy statement / prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Merger been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
If, before distributing the proceeds in the trust account to HH&L public shareholders, HH&L files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders, even for funds in the trust account and the per-share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.
If, before distributing the proceeds in the trust account to HH&L public shareholders, HH&L files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in HH&L’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, the per-share amount that would otherwise be received by shareholders in connection with HH&L’s liquidation may be reduced.
If third parties bring claims against HH&L, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.
HH&L’s placing of funds in the trust account may not protect those funds from third-party claims against it. Although it will seek to have all vendors, service providers, and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of HH&L shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against HH&L’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, HH&L’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where HH&L may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon the exercise of a redemption right in connection with the Merger, HH&L will be required to provide for payment of claims of creditors that were not waived that may be brought against HH&L within the ten years following redemption. Accordingly, the per-share redemption amount received by HH&L shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. Pursuant to a letter agreement between HH&L, the Sponsor, and its directors and officer, the Sponsor has agreed that it will be liable to HH&L if and to the extent any claims by a third party (other than its independent auditors) for services rendered or products sold to it, reduce the amounts in the trust account to below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay its tax obligations; provided, that, such liability will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under HH&L’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
However, HH&L has not asked the Sponsor to reserve for such indemnification obligations, nor has HH&L independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and HH&L believes that the Sponsor’s only assets are securities of HH&L. Therefore, HH&L cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Merger and redemptions could be reduced to less than $10.00 per share. In such event, HH&L may not be able to complete the Merger, and you would receive such lesser amount per share in connection with any redemption of your HH&L public shares. None of HH&L’s officer or directors will indemnify HH&L for claims by third parties including claims by vendors and prospective target businesses.
If, after HH&L distributes the proceeds in the trust account to HH&L shareholders, HH&L files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the HH&L Board may be viewed as having breached their fiduciary duties to its creditors, thereby exposing the members of its board of directors and HH&L to claims of punitive damages.
If HH&L files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by HH&L shareholders. In addition, the HH&L Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and HH&L to claims of punitive damages, by paying HH&L shareholders from the trust account prior to addressing the claims of creditors.
If a shareholder fails to receive notice of HH&L’s offer to redeem HH&L Class A ordinary shares in connection with the Merger, or fails to comply with the procedures for submitting or tendering its shares, such shares may not be redeemed.
HH&L will comply with the proxy rules or tender offer rules, as applicable, when conducting redemptions in connection with the Merger. Despite HH&L’s compliance with these rules, if a HH&L shareholder fails to receive this proxy statement / prospectus, such shareholder may not become aware of the opportunity to redeem its shares. In addition, this proxy statement / prospectus describes the various procedures that must be complied with in order to validly tender or submit public shares for redemption. For example, HH&L requires HH&L shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to, at the holder’s option, either deliver their share certificates to HH&L’s transfer agent, or to deliver their shares to HH&L’s transfer agent electronically prior to      , being two business days prior to the date of the Meeting. In addition, HH&L requires a HH&L shareholder seeking redemption of its HH&L Class A ordinary shares to also submit a written request for redemption to HH&L’s transfer agent two business days prior to the date of the Meeting in which the name of the beneficial owner of such shares is included. In the event that a HH&L shareholder fails to comply with these or any other procedures disclosed in this proxy statement / prospectus, its shares may not be redeemed.

HH&L shareholders will not have any rights or interests in funds from the trust account, except under certain limited circumstances. Therefore, to liquidate their investment, HH&L shareholders may be forced to sell their public shares or warrants, potentially at a loss.
HH&L public shareholders are entitled to receive funds from the trust account only upon the earliest to occur of: (i) the completion of an initial business combination by HH&L, and then only in connection with HH&L public shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein, (ii) the redemption of any HH&L public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of its obligation to allow redemption in connection with the initial business combination or to redeem 100% of HH&L public shares if HH&L does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, and (iii) the redemption of HH&L public shares if HH&L is unable to complete an initial business combination within 24 months from the closing of the IPO, subject to applicable law and as further described herein. In no other circumstances will a HH&L public shareholder have any right or interest of any kind in the trust account. Holders of HH&L warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate HH&L public shareholders’ investment, they may be forced to sell their HH&L Class A ordinary shares or HH&L warrants, potentially at a loss.
NYSE or Nasdaq may delist HH&L Securities from trading on its exchange, which could limit investors’ ability to make transactions in HH&L Securities and subject us to additional trading restrictions.
The units are listed on NYSE, and HH&L Class A ordinary shares and HH&L public warrants are separately listed on NYSE. HH&L Class B ordinary shares are not listed on any exchange. HH&L cannot assure you that its securities will continue to be, listed on NYSE in the future or prior to the Closing. Further, we anticipate that DiaCarta Pubco common stock and warrants will be listed on Nasdaq following the Business Combination. In order to continue listing HH&L Securities on NYSE prior to the Closing, and to continue listing DiaCarta Pubco common stock and warrants after the Closing, HH&L or DiaCarta Pubco must maintain certain financial, distribution and share price levels. Generally, a listed company must maintain a minimum number of holders of its securities (generally 300 public shareholders) and a minimum amount in shareholders’ equity (generally $5.0 million). Additionally, in connection with the Merger, DiaCarta will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of the securities on Nasdaq. For instance, in order for shares of DiaCarta PubCo common stock to be listed upon the consummation of the Merger, at such time, the share price would generally be required to be at least $4.00 per share and our shareholders’ equity would generally be required to be at least $5.0 million. HH&L cannot assure that it will be able to meet those initial listing requirements at that time.
If NYSE delists HH&L Securities from trading on its exchange and HH&L are not able to list its securities on another national securities exchange, HH&L expects its securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
•
a limited availability of market quotations for its securities;

•
reduced liquidity for its securities;

•
a determination that HH&L Class A ordinary shares are a “penny stock” which will require brokers trading in HH&L Class A ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•
a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the units, HH&L Class A ordinary shares and HH&L public warrants are listed on NYSE, the units, HH&L Class A ordinary shares and HH&L public warrants qualifies as covered securities under the statute. Although the states are preempted from regulating the sale of HH&L Securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While HH&L is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if HH&L was no longer listed on NYSE or Nasdaq, its securities would not qualify as covered securities under the statute and it would be subject to regulation in each state in which it offer its securities.
There has been no prior public market for DiaCarta PubCo common stock or DiaCarta Pubco warrant and their liquidity and market price may be volatile.
We have applied for the listing of, and permission to deal in, DiaCarta PubCo common stock and DiaCarta PubCo warrant on the Nasdaq. We cannot assure that DiaCarta PubCo common stock and DiaCarta PubCo warrant will be approved to be listed and traded on the Nasdaq.
We cannot assure you that a public market for DiaCarta PubCo common stock and DiaCarta PubCo warrant with adequate liquidity and trading volume will develop and be sustained, or that the market price of DiaCarta PubCo common stock and DiaCarta PubCo warrant will not decline following completion of the Business Combination.
Furthermore, the price and trading volume of DiaCarta PubCo common stock and DiaCarta PubCo warrant may be volatile. The following factors, among others, may affect the trading volume and price of DiaCarta PubCo common stock and DiaCarta PubCo warrant:

•
actual or anticipated fluctuations in DiaCarta PubCo’s revenue and results of operations;

•
loss of significant customers or material defaults by DiaCarta PubCo’s customers;

•
major changes in DiaCarta PubCo’s key personnel or senior management;

•
announcements of competitive developments, acquisitions or strategic alliances in DiaCarta PubCo’s industry;

•
changes in earnings estimates or recommendations by financial analysts;

•
involvement in litigation or regulatory investigations;

•
general market conditions or other developments affecting DiaCarta PubCo or its industry;

•
fluctuations in stock market price and volume and other events or factors beyond DiaCarta PubCo’s control;

•
the release of lockup or other transfer restrictions on DiaCarta PubCo common stock and DiaCarta PubCo warrant, or sales or perceived sales of DiaCarta PubCo common stock and DiaCarta PubCo warrant by DiaCarta PubCo or other stockholders; and

•
DiaCarta PubCo’s inability to obtain or maintain regulatory approval for its business operations.

These broad market and industry fluctuations may adversely affect the market price of DiaCarta PubCo common stock and DiaCarta PubCo warrant, and it is possible that DiaCarta PubCo common stock and DiaCarta PubCo warrant may be subject to changes in price not directly related to DiaCarta PubCo’s performance.
If a HH&L public shareholder or a “group” of HH&L public shareholders are deemed to hold in excess of 20% of HH&L public shares, the HH&L public shareholder will lose the ability to redeem all such shares in excess of 20% of HH&L public shares.
The Cayman Constitutional Documents provides that a HH&L public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in the IPO without the prior consent of

HH&L, which HH&L refers to as the “Excess Shares.” However, HH&L would not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Proposed Transactions. The inability of any HH&L public shareholder to redeem the Excess Shares will reduce his, her or its influence over the ability of HH&L to complete the Proposed Transaction and the HH&L public shareholder could suffer a material loss on his, her or its investment in HH&L if the HH&L public shareholder sells Excess Shares in open market transactions. Additionally, the HH&L public shareholder will not receive redemption distributions with respect to the Excess Shares if the Proposed Transaction is consummated. As a result, the HH&L public shareholder will continue to hold that number of shares exceeding 20% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.
The Merger may be completed even though material adverse effects may result from the announcement of the Merger, industry-wide changes and other causes.
In general, either HH&L or DiaCarta can refuse to complete the Merger if there is a material adverse effect affecting the other party between the signing date of the Merger Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on DiaCarta, including, among others, the following events (except, in some cases, where the change has a disproportionate effect on a party):
(a)
any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(b)
any change in interest rates or economic, political, business or financial market conditions generally;

(c)
the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under the Merger Agreement;

(d)
any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Merger Agreement), acts of nature or change in climate;

(e)
any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections (including the Russian invasion of Ukraine);

(f)
any event, state of facts, development, change, circumstance, occurrence or effect generally applicable to the industries or markets in which DiaCarta or any of its subsidiaries operate;

(g)
action taken by, or at the written request of HH&L;

(h)
the announcement of the Merger Agreement and the Merger and each of the other transactions contemplated by the Merger Agreement and related agreements, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on DiaCarta’s and its subsidiaries’ relationships, contractual or otherwise, with any governmental authority, third parties or other person;

(i)
any event, state of facts, development, change, circumstance, occurrence or effect that is cured by DiaCarta prior to the Closing; or

(j)
any worsening of the event, state of facts, development, change, circumstance, occurrence or effect referred to in (a), (b), (d), (e) or (g) above to the extent existing as of the date of the Merger Agreement.

Furthermore, HH&L or DiaCarta may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Merger, DiaCarta’s share price may suffer.

Subsequent to the completion of the Merger, DiaCarta may be required to subsequently take write-downs or write-offs, restructure its operations, or incur unanticipated losses, impairment or other charges or liabilities that could have a significant negative effect on its financial condition, results of operations and the price of DiaCarta’ securities, which could cause HH&L shareholders to lose some or all of their investment.
Although HH&L has conducted due diligence on DiaCarta, HH&L cannot assure you that this diligence identified all material issues that may be present with the business of DiaCarta. HH&L cannot rule out that factors outside of the target business and outside of its control will not later arise. As a result of these factors, DiaCarta may be forced to later write down or write off assets, restructure its operations, or incur unanticipated losses impairment or other charges or liabilities that could result in it reporting losses. Even if HH&L’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with HH&L’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on DiaCarta’s liquidity, the fact that DiaCarta reports charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause DiaCarta to be unable to obtain future financing on favorable terms or at all.
During the interim period, HH&L is prohibited from entering into certain transactions that might otherwise be beneficial to HH&L or its shareholders.
Until the earlier of consummation of the Merger or termination of the Merger Agreement, HH&L is subject to certain limitations on the operations of its business, including restrictions on its ability to merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any entity other than DiaCarta, as summarized under the “Proposal No.1 — BCA Proposal — The Merger Agreement.” The limitations on HH&L’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.
The Merger remains subject to conditions that HH&L cannot control and if such conditions are not satisfied or waived, the Merger may not be consummated.
The Merger is subject to a number of conditions. There are no assurances that all conditions to the Merger will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the Merger are not met (and are not waived, to the extent waivable), then either HH&L or DiaCarta may, subject to the terms and conditions of the Merger Agreement, terminate the Merger Agreement or amend the termination date. See “BCA Proposal.”
Because HH&L is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
Because HH&L is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the HH&L Domestication. HH&L is currently an exempted company incorporated with limited liability under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon HH&L’s directors or officers, or enforce judgments obtained in the United States courts against HH&L’s directors or officers.
Until the HH&L Domestication is effected, HH&L’s corporate affairs are governed by the Cayman Constitutional Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to HH&L under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of HH&L’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.
HH&L has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (a) to recognize or enforce against HH&L judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (b) in original actions brought in the Cayman Islands, to impose liabilities against HH&L predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
The public shareholders of HH&L may have more difficulty in protecting their interests in the face of actions taken by management, members of the HH&L Board or controlling shareholders than they would as public shareholders of a U.S. company.
HH&L Warrants are accounted for as liabilities and the changes in value of HH&L Warrants could have a material effect on HH&L’s financial results.
HH&L accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. As a result of the recurring fair value measurement, HH&L’s financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of its control. Due to the recurring fair value measurement, HH&L expects that it will recognize non-cash gains or losses on HH&L Warrants each reporting period and that the amount of such gains or losses could be material.
HH&L’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”
As of September 30, 2022, HH&L had approximately $293,000 in our operating bank account, and working capital deficit of approximately $3.2 million. Further, HH&L has been using the funds not held in the trust account for identifying and evaluating prospective acquisition candidates and consummating the Proposed Transaction.
If HH&L is unable to complete a business combination by February 9, 2023 (or the Extended Deadline), it shall cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about its ability to continue as a going concern. No adjustments have been made to carrying amounts of assets or liabilities should HH&L be required to liquidate after February 9, 2023 (or the Extended Deadline). The accompanying audited financial statements do not include any adjustments that might be necessary if HH&L is unable to continue as a going concern.

HH&L identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.
HH&L’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Its management also evaluates the effectiveness of its internal controls and HH&L will disclose any changes and material weakness identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
HH&L identified a material weakness in its internal control over financial reporting related to the interpretation and accounting of HH&L public shares that were issued in connection with the IPO in February 2021 and previously identified a material weakness in its internal control over financial reporting.
To respond to these material weaknesses, HH&L has devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of its internal control over financial reporting. While HH&L has processes to identify and appropriately apply applicable accounting requirements, HH&L plans to continue to enhance its system of evaluating and implementing the accounting standards that apply to its financial statements, including through enhanced analyses by its personnel and third-party professionals with whom HH&L consults regarding complex accounting applications. The elements of its remediation efforts can only be accomplished over time, and HH&L can offer no assurance that these initiatives will ultimately have the intended effects.
Any failure to maintain such internal control could adversely impact HH&L’s ability to report its financial position and results from operations on a timely and accurate basis. If HH&L’s financial statements are not accurate, investors may not have a complete understanding of its operations. Likewise, if HH&L’s financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which its securities are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on its business. Ineffective internal controls could also cause investors to lose confidence in HH&L’s reported financial information, which could have a negative effect on the trading price of its securities.
HH&L can give no assurance that the measures it has taken and plans to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if HH&L is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.
We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in the event of a liquidation or in connection with redemptions of our common stock after December 31, 2022.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IR Act”), which, among other things, imposes a 1% excise tax on any publicly traded domestic corporation that repurchases its stock after December 31, 2022 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. Because we will be a Delaware corporation as a result of the HH&L Domestication, and because our securities will trade on NYSE or Nasdaq following the date of this prospectus, we will be a “covered corporation” within the meaning of the IR Act following this offering. While not free from doubt, absent any further guidance from the U.S. Department of the Treasury (the “Treasury”), who has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax, the Excise Tax may apply to any redemptions of our common stock after December 31, 2022, including redemptions in connection with an initial business combination, extension vote or otherwise, unless an exemption is available. Issuances of securities in connection with our initial business combination transaction (including any PIPE transaction at the time of our initial business combination) are expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued.
Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination. In addition, because the Excise tax would be payable by us, and not by the redeeming holder, the mechanics of any required payment of the Excise tax have not been determined. Further, the application of the Excise tax in the event of a liquidation is uncertain. Consequently, the Excise Tax may make a transaction with us less appealing to potential business combination targets. Further, the application of the Excise Tax in the event of a liquidation is uncertain.
Each of Goldman Sachs and Credit Suisse has not been involved with the preparation of the disclosure in this proxy statement / prospectus or the underlying transactions contemplated by the Business Combination.
On October 7, 2022, Goldman Sachs delivered the GS Fee Waiver. On October 13, 2022, HH&L and Credit Suisse executed a letter relating to the CS Fee Waiver.
On November 14, 2022, Credit Suisse delivered the Credit Suisse Resignation Letter to the SEC pursuant to Section 11(b)(1) under the Securities Act indicating that, effective as of October 13, 2022, they had resigned from, or ceased or refused to act in, any capacity and relationship with respect to the Business Combination, and had disclaimed taking part in any preparation and any responsibility for any portion of information disclosed in this proxy statement / prospectus.
In April 2021, through Goldman Sachs, HH&L was made aware that DiaCarta was considering exploring going public via a merger with a SPAC. On December 12, 2021, Goldman Sachs informed HH&L that it would not further participate in assisting HH&L in its search for business combination opportunities. Neither Goldman Sachs or Credit Suisse had assisted HH&L with any aspect in connection with the negotiation of the Business Combination. Previously, Credit Suisse had assisted HH&L with diligence and structural analysis relating to two abandoned business combination opportunities. Goldman Sachs had assisted HH&L with diligence and structural analysis relating to an abandoned business combination opportunity.
We provided the Credit Suisse Disclosure to be included in this proxy statement / prospectus to Credit Suisse and requested confirmation that they agree with the Credit Suisse Disclosure. Following delivery of the Credit Suisse Disclosure to Credit Suisse, representative of Credit Suisse have stated that they do not intend to review the Credit Suisse Disclosure. There can be no assurances that Credit Suisse agrees with the Credit Suisse Disclosure and no inference can be drawn to this effect.
We provided the GS Disclosure to be included in this proxy statement / prospectus to Goldman Sachs and requested confirmation that they agree with the GS Disclosure. Following delivery of the GS Disclosure to Goldman Sachs, representative of Goldman Sachs have stated that they do not intend to review the GS Disclosure. There can be no assurances that Goldman Sachs agrees with the GS Disclosure and no inference can be drawn to this effect.
Neither HH&L nor DiaCarta has formally engaged either Goldman Sachs or Credit Suisse to serve as an advisor in any capacity related to the Business Combination. Therefore, neither HH&L nor DiaCarta relied on either Goldman Sachs or Credit Suisse in the preparation and analysis of the materials provided to the HH&L Board for use as a component of its overall evaluation of DiaCarta. Pursuant to the Credit Suisse Resignation Letter, Credit Suisse disclaimed any responsibility for the contents of this proxy statement

/ prospectus. In addition, Goldman Sachs is not involved in the preparation of this proxy statement / prospectus. As of the date of this proxy statement / prospectus, Goldman Sachs has not claimed any role in the Business Combination and has disclaimed any responsibility for the content of this proxy statement / prospectus.
While Credit Suisse did not provide any additional detail relating to the Credit Suisse Resignation in the Credit Suisse Resignation Letter to the SEC, such resignation may be an indication by Credit Suisse that it does not want to be associated with the disclosure in this proxy statement / prospectus or the underlying transactions contemplated by the Business Combination. However, neither HH&L nor DiaCarta will speculate about the reasons for the Credit Suisse Resignation. In addition, pursuant to the CS Fee Waiver and the GS Fee Waiver, each of Goldman Sachs and Credit Suisse has expressly waived all deferred underwriting commissions owed to them pursuant to the Underwriting Agreement. Each of Goldman Sachs and Credit Suisse has performed all its obligations under the Underwriting Agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a resignation and, to the extent enforceable, fee waiver for services already rendered is unusual. HH&L was not made aware of, and did not seek out, the reasons why each of Goldman Sachs and Credit Suisse waived their respective portion of the deferred underwriting commission fee. As a result of the Credit Suisse Resignation, the GS Fee Waiver and the CS Fee Waiver, the transaction fees payable by HH&L in connection with the Business Combination will be reduced by an amount equal to the deferred underwriting commission attributable to Goldman Sachs and Credit Suisse as reflected in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Shareholders should not place any reliance on the participation of Goldman Sachs and Credit Suisse in the initial public offering of HH&L in respect of the transactions contemplated by this proxy statement / prospectus.
We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable, (i) at a price of $0.01 per warrant and (ii) upon a minimum of 30 days’ prior written notice of redemption; provided that the closing price of HH&L Class A ordinary shares (or shares of DiaCarta PubCo common stock into which such shares will convert in connection with the domestication) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the trading day prior to the date on which we send the notice of redemption to warrant holders. The closing price of the HH&L Class A ordinary shares as of        ,          was $      , which does not exceed the $18.00 per share threshold at which the warrants would become redeemable by us, but the trading price of our securities may fluctuate following the consummation of our initial business combination, and can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.
If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees. In the event that we elect to redeem all of the outstanding warrants, we would only be required to have the notice of redemption mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the redemption date to the registered holders of the outstanding warrants to be redeemed at their last addresses as they shall appear on the registration books.
Prior to the Business Combination, the public warrants and private warrants will have substantially the same risk described above. The private placement warrants, which are not redeemable by us so long as they are held by the Sponsor or its permitted transferees, will in connection with the Business Combination, be exchanged for private placement warrants in respect of shares of DiaCarta PubCo common stock in connection with the HH&L Domestication.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination
If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•
restrictions on the nature of our investments; and

•
restrictions on the issuance of securities,

each of which may make it difficult for us to complete our initial business combination. In addition, we may have imposed upon us burdensome requirements, including:

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registration as an investment company;

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adoption of a specific form of corporate structure; and

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reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets on an unconsolidated basis. Our business will be to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.
On March 30, 2022, the SEC issued proposed rules relating to, among other items, the extent to which SPACs like us could become subject to regulation under the Investment Company Act of 1940. The SEC’s proposed rules would provide a safe harbor for companies like us from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that they satisfy certain conditions that limit a company’s duration, asset composition, business purpose and activities. The duration component of the proposed safe harbor rule would require the company to file a Current Report on Form 8-K with the SEC announcing that it has entered into an agreement with the target company (or companies) to engage in an initial business combination no later than 18 months after the effective date of the company’s registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of its registration statement for its initial public offering.
The SEC has indicated that it believes that there are serious questions concerning the applicability of the Investment Company Act to special purpose acquisition companies, including a company like ours, that does not complete its initial business combination within the proposed time frame set forth in the proposed safe harbor rule. As a result, it is possible that a claim could be made in the future that we have been operating as an unregistered investment company. If we were deemed to be an investment company for purposes of the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to additional burdensome regulatory requirements and expenses for which we have not allotted funds. As a result, unless the Company is able to modify its activities so that we would not be deemed an investment company under the Investment Company Act, we may abandon our efforts to consummate a business combination and instead liquidate the Company. If we are required to liquidate the Company, our investors would not be able to realize the benefits of owning shares or investing in a successor operating business, including the potential appreciation in the value of our shares and warrants following such a transaction, and our warrants would expire worthless. Furthermore, following the consummation of the Business Combination, if HH&L had been deemed to be an investment company for purposes of the Investment Company Act prior to the Business Combination, it may result in negative consequences for DiaCarta PubCo, which may adversely affect its business, results of operation, financial condition and prospects.
In order to mitigate the risk of being viewed as operating an unregistered investment company, we will, no later than the date that is 24 months following the effective date of the our IPO, instruct Continental

Stock Transfer & Trust Company, the trustee with respect to the trust account, to liquidate the U.S. government treasury bills or money market funds held in the trust account and thereafter to hold all funds in the trust account in cash items until the earlier of consummation of an initial business combination and liquidation. Such cash items may include interest bearing demand deposit accounts at banks, if the Extension Proposal and other proposals included in the Extension Proxy are approved.
Risks Relating to the HH&L Domestication
The HH&L Domestication may result in adverse tax consequences for holders of HH&L Class A ordinary shares and warrants, including holders exercising their redemption rights with respect to the HH&L Class A ordinary shares.
As discussed more fully under “U.S. Federal Income Tax Considerations,” HH&L intends for the HH&L Domestication to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). If the HH&L Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — I. U.S. Holders”) of HH&L Class A ordinary shares or warrants generally would recognize gain or loss with respect to its HH&L Class A ordinary shares or warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of DiaCarta PubCo received in the HH&L Domestication and the U.S. Holder’s adjusted tax basis in its HH&L Class A ordinary shares or warrants surrendered. Because the HH&L Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to HH&L Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — II. Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on DiaCarta PubCo common stock after the HH&L Domestication.
Based on the expected treatment of the HH&L Domestication as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code, and, as a result:
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A U.S. Holder who is a 10% U.S. Shareholder on the date of the HH&L Domestication must include in income as a dividend deemed paid by HH&L the “all earnings and profits amount” attributable to the HH&L Class A ordinary shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code;

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A U.S. Holder whose HH&L Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the HH&L Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its HH&L Class A ordinary shares in the HH&L Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s HH&L Class A ordinary shares; and

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A U.S. Holder whose HH&L Class A ordinary shares have a fair market value of less than $50,000 on the date of the HH&L Domestication and who, on the date of the HH&L Domestication, is not a 10% U.S. Shareholder, should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the HH&L Domestication.

Additionally, even if the HH&L Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which may have a retroactive effective date) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging HH&L warrants for newly issued DiaCarta PubCo warrants in the HH&L Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. HH&L believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of HH&L Class A ordinary shares to recognize gain under the PFIC rules on the exchange of HH&L Class A ordinary shares for DiaCarta PubCo common stock pursuant to the HH&L Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S.

Holder’s HH&L Class A ordinary shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges HH&L warrants for newly issued DiaCarta PubCo warrants; currently, however, the elections mentioned above do not apply to HH&L warrants (for discussion regarding the unclear application of the PFIC rules to HH&L warrants, see “U.S. Federal Income Tax Considerations — I. U.S. Holders — A. Tax Effects of the HH&L Domestication to U.S. Holders — 5. PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of HH&L. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
Upon consummation of the Business Combination, the rights of holders of DiaCarta PubCo common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of HH&L Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current second amended and restated memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of DiaCarta PubCo common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current second amended and restated memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of DiaCarta PubCo common stock could differ from the rights that holders of HH&L Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that DiaCarta PubCo becomes involved in costly litigation, which could have a material adverse effect on DiaCarta PubCo.
In addition, there are differences between the new organizational documents of DiaCarta PubCo and the current constitutional documents of HH&L. For a more detailed description of the rights of holders of DiaCarta PubCo common stock and how they may differ from the rights of holders of HH&L Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of DiaCarta PubCo are attached as Annex I and Annex H, respectively, to this proxy statement / prospectus and we urge you to read them.
Delaware law and DiaCarta PubCo’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of DiaCarta PubCo’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of DiaCarta PubCo’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:
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providing for a classified board of directors with staggered, three-year terms which could delay the ability of stockholders to change the membership of a majority of the DiaCarta PubCo’s board of directors;

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the ability of DiaCarta PubCo’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
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the DiaCarta PubCo Proposed Certificate of Incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the limitation of the liability of, and the indemnification of, DiaCarta PubCo’s directors and officers;

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the right of the DiaCarta PubCo’s board of directors to elect a director to fill a vacancy created by the expansion of the DiaCarta PubCo’s board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the DiaCarta PubCo’s board of directors;

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the ability of DiaCarta PubCo’s board of directors to amend the bylaws, which may allow DiaCarta PubCo’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to DiaCarta PubCo’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in DiaCarta PubCo’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of DiaCarta PubCo.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in DiaCarta PubCo’s board of directors or management.
DiaCarta PubCo’s Proposed Organizational Documents provide that the Court of Chancery in the State of Delaware is the sole and exclusive forum for substantially all disputes between DiaCarta PubCo and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with DiaCarta PubCo or its directors, officers or employees.
DiaCarta PubCo’s Proposed Bylaws provide that, unless DiaCarta PubCo consents to an alternative forum, the Court of Chancery in the State of Delaware (or, if and only if the Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof will be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action or proceeding brought by or on behalf of DiaCarta PubCo; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of DiaCarta PubCo to DiaCarta PubCo or to its’s stockholders; (iii) any action, suit or proceeding against DiaCarta PubCo or any current or former director, officer or other employee of DiaCarta PubCo arising pursuant to any provision of the DGCL or the Proposed Bylaws or the Proposed Certificate of Incorporation (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court; or (vi) any action, suit or proceeding asserting a claim against DiaCarta PubCo or any current or former director, officer or other employee governed by the internal affairs doctrine or otherwise related to DiaCarta PubCo’s internal affairs. This provision does not apply to (a) actions in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of Delaware courts, or (b) actions in which a federal court has assumed exclusive jurisdiction to a proceeding, such as suits brought to enforce any duty or liability created by the Securities Act, or the Securities Exchange Act of 1934, as amended. The Proposed Bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of DiaCarta PubCo common stock will be deemed to have notice of and consented to this choice of forum provision. However, the Proposed Bylaws do not relieve DiaCarta PubCo of its duties to comply with federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.
This choice of forum provision in the Proposed Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with DiaCarta PubCo or its directors, officers or other employees, which may discourage such lawsuits against DiaCarta PubCo or its directors, officers and other employees. In addition, stockholders who do bring a claim in the Court of Chancery in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. Furthermore, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the choice of forum provision in the Proposed Bylaws to be inapplicable or unenforceable in an action, DiaCarta PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect DiaCarta PubCo’s business and financial condition.
Risks if HH&L Domestication and the Merger are not Consummated
If we are not able to complete the Merger with DiaCarta by February 9, 2023 (or Extended Deadline) nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per public share and our warrants will expire worthless.
Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the COVID-19 pandemics continues to impact the global markets and, while the extent of the impact of the outbreak on HH&L will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all.
If HH&L is not able to complete the Business Combination with DiaCarta by February 9, 2023 (or Extended Deadline), nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, HH&L will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HH&L’s remaining shareholders and its board of directors, liquidate and dissolve, subject, in each case, to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by February 9, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if we have not completed an initial business combination by February 9,

2023, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
If we have not completed our initial business combination, our public shareholders may be forced to wait until after February 9, 2023 (or Extended Deadline) before redemption from the trust account.
If we have not completed our initial business combination by February 9, 2023 (or Extended Deadline), we will distribute the aggregate amount then on deposit in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement / prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond February 9, 2023 (or Extended Deadline), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.
Because HH&L is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
Because HH&L is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the Domestication. HH&L is currently an exempted company incorporated with limited liability under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon HH&L’s directors or officers, or enforce judgments obtained in the United States courts against HH&L’s directors or officers.
Until the HH&L Domestication is effected, HH&L’s corporate affairs are governed by the Cayman Constitutional Documents, the Companies Act of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to HH&L under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of HH&L’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.
HH&L has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (a) to recognize or enforce against HH&L judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (b) in original actions brought in the Cayman Islands, to impose liabilities against HH&L predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
The public shareholders of HH&L may have more difficulty in protecting their interests in the face of actions taken by management, members of the HH&L Board or controlling shareholders than they would as public shareholders of a U.S. company.

EXTRAORDINARY GENERAL MEETING OF HH&L
General
HH&L is furnishing this proxy statement / prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of HH&L to be held on      , and at any adjournment thereof. This proxy statement / prospectus is first being furnished to HH&L’s shareholders on or about       in connection with the vote on the proposals described in this proxy statement / prospectus. This proxy statement / prospectus provides HH&L’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held on    , at      , Eastern Time, at the offices of White & Case LLP, at 1221 Avenue of the Americas, New York, New York, 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/hhlacquisition/2023 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement.
Purpose of the HH&L General Meeting
At the extraordinary general meeting, HH&L is asking holders of its ordinary shares to consider and vote upon:
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the BCA Proposal;

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the Class B Conversion Proposal;

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the Domestication Proposal;

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the Organizational Documents Proposal;

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the Advisory Organizational Documents Proposals;

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the Director Election Proposal

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the Stock Issuance Proposal;

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the Equity Incentive Plan Proposal (together with the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal, the “Condition Precedent Proposals”); and

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the Adjournment Proposal.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement / prospectus.
Recommendation of the HH&L Board
HH&L Board believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of HH&L’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the BCA Proposal, “FOR” the approval of the Class B Conversion Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Equity Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
HH&L shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on            , 2022, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. HH&L warrants do not have voting rights. As of the close of business on the record date, there were 51,750,00 ordinary shares issued and outstanding (including those ordinary shares underlying the HH&L units), of which 41,400,000 were issued and outstanding public shares.
The Sponsor and each director and each officer of HH&L have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, subject also to the terms and conditions contemplated by the HH&L Holders Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The holders of Founder Shares, our officers and other current directors have agreed to comply with the waiver of their redemption rights, with respect to the HH&L Class A ordinary shares and HH&L Class B ordinary shares they may hold in connection with the consummation of the Business Combination, pursuant to a letter agreement dated February 5, 2021 entered in connection with HH&L IPO in order to induce HH&L and IPO underwriters to enter into the IPO underwriting agreement and to proceed with the IPO. No additional consideration was provided to such holders of Founder Shares, officers and other current directors in exchange for their entry into such agreement. The Founder Shares held by the Sponsor and such officers and directors will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement /prospectus, the Sponsor owns approximately 20% of the issued and outstanding ordinary shares.
Quorum
A quorum of HH&L shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the most recent practicable date before the date of this proxy statement / prospectus, 25,875,001 public shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to HH&L but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. HH&L believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Vote Required for Approval
The approval of the BCA Proposal (including the Merger) requires a special resolution under the Cayman Constitutional Documents, being the affirmative vote of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.
The approval of the Class B Conversion Proposal requires a special resolution under the Cayman Constitutional Documents, being the affirmative vote of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The Class B Conversion Proposal is conditioned on the approval of the BCA Proposal. Therefore, if the BCA Proposal is not approved, the Class B Conversion Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Domestication Proposal requires a special resolution under the Cayman Constitutional Documents, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the BCA Proposal and the Class B Conversion Proposal. Therefore, if either the BCA Proposal or the Class B Conversion Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Organizational Documents Proposal (including the amendment of the Cayman Constitutional Documents) requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the BCA Proposal, the Class B Conversion Proposal and the Domestication Proposal. Therefore, if any of the BCA Proposal, the Class B Conversion Proposal or the Domestication Proposal is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ordinary shares.
Each of the Advisory Organizational Documents Proposals is being proposed for approval by way of special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Each of the Advisory Organizational Documents Proposals is conditioned on the approval of the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if any of the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal or the Organizational Documents Proposal is not approved, none of the Advisory Organization Documents Proposals will have effect.
The approval of the Director Election Proposal requires an ordinary resolution under the Cayman Constitutional Documents, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who voted at the quorate extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of HH&L Class B ordinary shares are entitled to vote on the election of directors to the HH&L Board. Therefore, only holders of the HH&L Class B ordinary shares will vote on the election of directors at the quorate extraordinary general meeting. Neither the failure to vote or abstentions of holders of HH&L Class A ordinary shares will have any effect on the outcome of the proposal. The Director Election Proposal is conditioned on the approval of the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal and each of the Advisory Organizational Documents Proposal. Therefore, if any of the BCA Proposal, Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal or the Advisory Organizational Documents Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of HH&L Class B ordinary shares.
The Stock Issuance Proposal is being proposed for approval by way of ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal, each of the Advisory Organizational Documents Proposals and the Director Election Proposal. Therefore, if any the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational

Documents Proposals or the Director Election Proposal is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
The Equity Incentive Plan Proposal is being proposed for approval by way of ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The Equity Incentive Plan Proposal is conditioned on the approval of the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal, each of the Advisory Organizational Documents Proposal, the Director Election Proposal and the Stock Issuance Proposal. Therefore, if any of the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Director Election Proposal or the Stock Issuance Proposal is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.
Voting Your Shares
Each HH&L ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
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You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by HH&L Board “FOR” the approval of the BCA Proposal, “FOR” the approval of the Class B Conversion Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Equity Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

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You Can Attend the General Meeting and Vote in Person.

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If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the extraordinary general meeting, go to https://www.cstproxy.com/hhlacquisition/2023, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the extraordinary general meeting date in order to ensure access.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way HH&L can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a HH&L shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify Richard Qi Li, Chief Executive Officer of HH&L, in writing before the extraordinary general meeting that you have revoked your proxy; or

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you may attend the extraordinary general meeting, revoke your proxy, and vote, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may contact Morrow Sodali, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call at (203) 658-9400 or by emailing HHIA.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of HH&L that DiaCarta PubCo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
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(a) hold public shares, or (b) if you hold public shares through HH&L units, you elect to separate your HH&L units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

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submit a written request to Continental, HH&L’s transfer agent, that DiaCarta PubCo redeem all or a portion of your public shares for cash; and

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deliver the certificates for your public shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to,       Eastern Time, on,        (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Therefore, the election to exercise redemption rights occurs prior to the HH&L Domestication and the redemption is with respect to the DiaCarta PubCo public shares that an electing public shareholder holds after the HH&L Domestication. For the purposes of the Cayman Constitutional Documents, the exercise of redemption rights shall be treated as an election to have such public shares redeemed for cash and references in this proxy statement / prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, DiaCarta PubCo shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.
Holders of HH&L units must elect to separate the HH&L units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their

HH&L units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the HH&L units into the underlying public shares and public warrants, or if a holder holds HH&L units registered in its own name, the holder must contact Continental, HH&L’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, DiaCarta PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.06 per issued public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the HH&L Domestication and, accordingly, it is shares of DiaCarta PubCo common stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. DiaCarta PubCo public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
A HH&L shareholder may not withdraw a redemption request once submitted to HH&L unless HH&L Board determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that HH&L permit the withdrawal of the redemption request and instruct Continental to return the certificate (physically or electronically). The holder can make such request by contacting Continental at the address or email address listed in this proxy statement / prospectus.
Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor and certain directors and officers of HH&L have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and subject also to the terms and conditions contemplated by the HH&L Holders Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The holders of Founder Shares, our officers and other current directors have agreed to comply with the waiver of their redemption rights, with respect to the HH&L Class A ordinary shares and HH&L Class B ordinary shares they may hold in connection with the consummation of the Business Combination, pursuant to a letter agreement dated February 5, 2021 entered in connection with HH&L IPO in order to induce HH&L and IPO underwriters to enter into the IPO underwriting agreement and to proceed with the IPO. No additional consideration was provided to such holders of Founder Shares, officers and other current directors in exchange for their entry into such agreement. The Founder Shares held by the Sponsor and such directors and officers will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement / prospectus, the Sponsor and such directors and officers of HH&L owns approximately 20% of the issued and outstanding ordinary shares. Pursuant to the Sponsor Shares Forfeiture Agreement, the Sponsor has also agreed to contribute or forfeit certain HH&L Class B ordinary shares owned by itself to facilitate financing after signing of the Merger Agreement and if the total cash available to HH&L at Closing is less than $40 million.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of public shares on      , 2022, the most recent practicable date prior to the date of this proxy statement / prospectus, was $      . As of September 30, 2022, there were $416,517,794 in investments and cash held in the trust account and approximately $293,000 in cash held outside the trust account. As of September 30, 2022, funds in the trust account were comprised U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per public share is higher than the redemption price. HH&L cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per public share is higher than the redemption price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their public shares.
Appraisal Rights
Neither HH&L’s shareholders nor HH&L’s warrant holders have appraisal rights in connection with the Business Combination or the HH&L Domestication under Cayman Islands law. HH&L’s shareholders who have voted in favor of the Business Combination and the HH&L Domestication and who are entitled to demand and have exercised appraisal rights of their shares in accordance with Section 262 of the DGCL shall be entitled to such rights as are granted by Section 262 of the DGCL.
Proxy Solicitation
HH&L is soliciting proxies on behalf of the HH&L Board. This solicitation is being made by mail but also may be made by telephone or in person. HH&L and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. HH&L will file with the SEC all scripts and other electronic communications as proxy soliciting materials. HH&L will bear the cost of the solicitation.
HH&L has engaged Morrow Sodali to assist in the solicitation process and will pay Morrow Sodali a fee of $37,500, plus disbursements.
HH&L will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HH&L will reimburse them for their reasonable expenses.
HH&L Initial Shareholders
As of the date of this proxy statement / prospectus, there are 51,750,000 ordinary shares issued and outstanding (including those ordinary shares underlying the HH&L units), which includes the 10,350,000 founder shares held by the Sponsor, and HH&L’s directors and officers and the 41,400,000 public shares. As of the date of this proxy statement / prospectus, there is outstanding an aggregate of 30,980,000 warrants, which includes the 10,280,000 private placement warrants held by the Sponsor and the 20,700,000 public warrants.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing shareholders of DiaCarta or HH&L or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition

Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of HH&L’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing shareholders of DiaCarta or HH&L or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposal, (3) otherwise limiting the number of public shares electing to redeem and (4) HH&L’s net tangible assets being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

BCA PROPOSAL
HH&L is asking its shareholders to approve by special resolution and adopt the Merger Agreement. HH&L shareholders should read carefully this proxy statement / prospectus in its entirety for more detailed information concerning the Merger Agreement, as amended on January 20, 2023, a copy of which is attached as Annex A and Annex B to this proxy statement / prospectus. Please see “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because HH&L is holding a shareholder vote on the Merger, HH&L may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of at least two-thirds of ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.
The Merger Agreement
This subsection of the proxy statement / prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, as amended on January 20, 2023, a copy of which is attached as Annex A and Annex B to this proxy statement / prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement / prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement / prospectus as characterizations of the actual state of facts about HH&L, DiaCarta or any other matter.
Structure of the Merger
On October 14, 2022, HH&L entered into the Merger Agreement (as amended on January 20, 2023) with Merger Sub and DiaCarta, pursuant to which, among other things, following the HH&L Domestication and the DiaCarta Domestication, (i) Merger Sub will merge with and into Domesticated DiaCarta, the separate corporate existence of Merger Sub will cease and Domesticated DiaCarta will be the surviving corporation and a wholly owned subsidiary of HH&L and (ii) HH&L will change its name to “DiaCarta, Inc.”
Prior to the effective time of the Merger (the “Effective Time”), pursuant to the HH&L Domestication, HH&L will change its jurisdiction of incorporation by effecting a deregistration under section 206 of the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which HH&L’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware.
In connection with the HH&L Domestication, (i) each of the then issued and outstanding 10,350,000 HH&L Class B ordinary shares shall, immediately prior to the HH&L Domestication, convert automatically into a HH&L Class A ordinary share (subject to adjustment of the conversion ratio as provided by the terms of the Cayman Constitutional Documents, as applicable) in accordance with and pursuant to the approval to be granted by the shareholders of HH&L (and subject to the approval of the holders of HH&L Class B ordinary shares); (ii) immediately following the conversion described in clause (i), each of the then issued and outstanding 51,750,000 HH&L Class A ordinary shares (including those Class A ordinary shares underlying the HH&L units) shall convert automatically, on a one-for-one basis, into a share DiaCarta PubCo common stock; (iii) each of the HH&L warrants will convert automatically into a warrant to acquire one share of DiaCarta PubCo common stock pursuant to the Warrant Agreement; and (iv) each of the HH&L units that have not been previously separated into the underlying HH&L Class A ordinary shares and underlying HH&L warrants upon the request of the holder thereof, will convert into a unit of DiaCarta PubCo (the “DiaCarta PubCo units”), with each DiaCarta PubCo unit representing one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. Upon the closing of the Business Combination, immediately prior to the Effective Time, each issued and outstanding DiaCarta PubCo unit immediately prior to the Effective Time will be automatically separated and the holder thereof shall be deemed to hold one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. No fractional DiaCarta PubCo warrants will be issued upon separation of the DiaCarta PubCo units.
At the Effective Time, all DiaCarta shares, including, for the avoidance of doubt, any DiaCarta share issued pursuant to exercise or conversion of any DiaCarta warrants and DiaCarta Options, as applicable, will be converted into the right to receive (subject to their respective terms) the Aggregate Merger Consideration (as defined below).
Consideration
Aggregate Merger Consideration
The Aggregate Merger Consideration means a number of shares DiaCarta PubCo common stock equal to the quotient obtained by dividing (i) the base purchase price of $460,000,000, by (ii) $10.00 (the “Aggregate Merger Consideration”). HH&L has agreed, pursuant to the Merger Agreement, to seek additional investors through one or more private placements of DiaCarta PubCo common stock at $10.00 per share. The proceeds of such private placement transactions, if any, together with the amounts remaining in HH&L’s trust account as of immediately following the Effective Time, will be retained by DiaCarta PubCo following the Closing.
Exchange Ratio
The Exchange Ratio means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the aggregate number of Domesticated DiaCarta common stock that are (i) issued and outstanding immediately prior to the Effective Time or (ii) issuable upon, or subject to, the exercise of DiaCarta Options or DiaCarta warrants (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Effective Time.
Treatment of DiaCarta Shares
At the effective time of the DiaCarta Domestication, by virtue of the DiaCarta Domestication, and without any action on the part of any shareholder of DiaCarta, (i) each of the then issued and outstanding DiaCarta ordinary shares will be converted, on a one-for-one basis, into a share of Domesticated DiaCarta common stock; (ii) each of the then issued and outstanding DiaCarta Series A Preference Shares will be converted, on a one-for-one basis, a share of Domesticated DiaCarta common stock; and (iii) each of the then issued and outstanding DiaCarta Series B Preference Shares will be converted, on a one-for-one basis, a share of Domesticated DiaCarta common stock.
Immediately prior to the Effective Time, each DiaCarta ordinary share, if any, that is owned by HH&L or Merger Sub or held by DiaCarta as treasury stock shall be automatically cancelled and extinguished.
As a result of and upon the closing of the Business Combination, without any action on the part of any stockholder of DiaCarta, each share of Domesticated DiaCarta common stock (after giving effect to the DiaCarta Domestication) that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Domesticated DiaCarta common stock cancelled pursuant to the preceding paragraph and (ii) any shares of Domesticated DiaCarta common stock held by stockholders of DiaCarta who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the

DGCL), will be converted into the right to receive the number of shares of DiaCarta PubCo common stock equal to the Exchange Ratio.
Treatment of DiaCarta Options
At the effective time of the DiaCarta Domestication, by virtue of the DiaCarta Domestication, and without any action on the part of any shareholder of DiaCarta, each then outstanding DiaCarta Option will be converted into an option to acquire, on a one-for-one basis, and subject to substantially the same terms and conditions as were applicable under such DiaCarta Options immediately before the DiaCarta Domestication, (including expiration date and exercise provisions), shares of Domesticated DiaCarta common stock (“Domesticated DiaCarta options”).
At the Effective Time, each Domesticated DiaCarta option outstanding immediately prior to the Effective Time will be converted into an option (each, a “DiaCarta PubCo Option”) to acquire, upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, shares of DiaCarta PubCo common stock (rounded up to the nearest whole share) determined by multiplying (a) the number of shares of Domesticated DiaCarta common stock subject to such Domesticated DiaCarta option as of immediately prior to the Effective Time by (b) the Exchange Ratio, at an exercise price per share of DiaCarta PubCo common stock (rounded down to the nearest whole cent) equal to (x) the exercise price per share of Domesticated DiaCarta common stock of such Domesticated DiaCarta option in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio. At the Effective Time, DiaCarta PubCo will assume all obligations of Domesticated DiaCarta with respect to the Domesticated DiaCarta options, as converted.
Treatment of DiaCarta Warrants
At the effective time of the DiaCarta Domestication, by virtue of the DiaCarta Domestication, and without any action on the part of any shareholder of DiaCarta, each then issued and outstanding DiaCarta warrant will be converted into a warrant to acquire, on a one-for-one basis, and subject to substantially the same terms and conditions as were applicable under such DiaCarta warrant immediately before the DiaCarta Domestication, (including expiration date and exercise provisions), shares of Domesticated DiaCarta common stock (“Domesticated DiaCarta warrant”).
At the Effective Time, each Domesticated DiaCarta warrant that is issued and outstanding immediately prior to the Effective Time, shall be converted into a warrant (each, a “Converted DiaCarta PubCo Warrant”) to acquire, subject to substantially the same terms and conditions as were applicable under such DiaCarta warrant, the number of shares of DiaCarta PubCo common stock determined by multiplying (a) the number of shares of Domesticated DiaCarta common stock subject to such Domesticated DiaCarta warrant immediately prior to the Effective Time, by (b) the Exchange Ratio, at an exercise price per share of DiaCarta PubCo common stock (rounded down to the nearest whole cent) equal to (x) the exercise price per share of Domesticated DiaCarta common stock of such Domesticated DiaCarta warrant divided by (y) the Exchange Ratio. At the Effective Time, DiaCarta PubCo will assume all obligations of Domesticated DiaCarta with respect to the Domesticated DiaCarta warrants, as converted.
Closing
In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger (the “Closing”) will take place by conference call and electronically through the exchange of documents via e-mail or facsimile, at a time and date specified by HH&L and DiaCarta, which shall be no later than two (2) business days after the first date on which all conditions set forth in Article VII of the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as HH&L and DiaCarta may mutually agree in writing.
Representations and Warranties
The Merger Agreement contains representations and warranties of HH&L, Merger Sub and DiaCarta, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “Material Adverse Effect” below. The representations and warranties of HH&L are also qualified by information included in HH&L’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and Warranties of DiaCarta
DiaCarta has made representations and warranties relating to, among other things, DiaCarta organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of DiaCarta and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, DiaCarta benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, licenses and permits, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, customers and suppliers, financial assistance, government contracts and related party transactions.
The representations and warranties of DiaCarta identified as fundamental under the terms of the Merger Agreement are the representations and warranties made pursuant to the first and second sentences of Section 4.1 (DiaCarta Organization), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.4 (No Conflict), Section 4.5 (Governmental Authorities; Approvals); Section 4.6 (Capitalization of DiaCarta), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees) of the Merger Agreement.
Representations and Warranties of HH&L and Merger Sub
HH&L and Merger Sub have made representations and warranties relating to, among other things, HH&L organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization of HH&L, taxes, brokers’ fees, business activities, the NYSE stock market quotation, registration statement and proxy statement/prospectus, affiliate transactions, information supplied, issuance of shares, anti-money laundering laws compliance and litigation.
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s willful misconduct or actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of DiaCarta are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of HH&L and Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a material adverse effect with respect to DiaCarta (“DiaCarta Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition of DiaCarta and its subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of DiaCarta to consummate the Merger.
However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “DiaCarta Material Adverse Effect”:
(i)   any change in applicable laws or accounting rules (including GAAP) or any interpretation thereof following the date of the Merger Agreement,

(ii)   any change in interest rates or economic, political, business or financial market conditions generally,
(iii)   any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19),
(iv)   any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions,
(v)   the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but, in each case, only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers or employees of DiaCarta and its subsidiaries,
(vi)   any failure of DiaCarta or any of its subsidiaries to meet any internal or published projections, forecasts, or revenue or earning predictions (it is being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from “DiaCarta Material Adverse Effect” may be taken into account in determining whether there has been a DiaCarta Material Adverse Effect),
(vii)   the taking of any action by DiaCarta that is expressly required by the Merger Agreement, and
(viii)   any action taken by, or at the written request, of HH&L or Merger Sub.
Any Event referred to in clauses (i), (ii), (iii) or (iv) above may be taken into account in determining if a DiaCarta Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of DiaCarta and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which DiaCarta and its subsidiaries conduct their respective operations.
Pursuant to the Merger Agreement, a material adverse effect with respect to HH&L (“HH&L Material Adverse Effect”) means any Event that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition of HH&L or Merger Sub, or (b) does or would reasonably be expected to, individually or in the aggregate, prevent HH&L or Merger Sub to consummate the Merger by the end date of the Merger Agreement.
However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “HH&L Material Adverse Effect”:
(i)   any change in applicable laws or accounting rules (including GAAP) or any interpretation thereof following the date of the Merger Agreement,
(ii)   any change in interest rates or economic, political, business or financial market conditions generally,
(iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19),
(iv)   any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions,
(v)   the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but, in each case, only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers or employees of DiaCarta and its subsidiaries,
(vi)   the taking of any action by DiaCarta that is expressly required by the Merger Agreement, and

(vii)   any action taken by, or at the written request of DiaCarta.
Any Event referred to in clauses (i), (ii), (iii) or (iv) above may be taken into account in determining if an HH&L Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of DiaCarta and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which DiaCarta and its subsidiaries conduct their respective operations.
Covenants and Agreements
DiaCarta has made covenants relating to, among other things, DiaCarta’s conduct of business, access, preparation and delivery of additional DiaCarta financial statements, exclusivity, and DiaCarta’s shareholder approval.
HH&L has made covenants relating to, among other things, HH&L’s conduct of business, no solicitation by HH&L, preparation of proxy statement/prospectus, HH&L’s shareholder approval, post-closing directors and officers, indemnification and insurance, trust account proceeds and related available equity, the NYSE or Nasdaq listing, HH&L public filings, transaction financing, extension of time to consummate a business combination, blank check company status, and compliance with HH&L’s IPO agreements.
Conduct of Business by DiaCarta
DiaCarta has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), DiaCarta will, and will cause its subsidiaries to, except as explicitly contemplated by the Merger Agreement or the Ancillary Agreements, including in connection with the DiaCarta Domestication, as required by law or as disclosed to or consented to by HH&L in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use reasonable efforts to operate the business of the DiaCarta in the ordinary course of business consistent with past practice. DiaCarta has also agreed to comply with all laws applicable to it and its subsidiaries and their respective businesses, assets and employees.
During the Interim Period, except as disclosed to and consented to by HH&L in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), DiaCarta will not, and DiaCarta will cause its subsidiaries not to, except as otherwise explicitly contemplated by the Merger Agreement (including in connection with the DiaCarta Domestication) or the Ancillary Agreements or as required by law:
(i)   change or amend the governing documents of DiaCarta or any of DiaCarta’s subsidiaries or form or cause to be formed any new subsidiary of DiaCarta;
(ii)   make, declare, set a record date for or pay any dividend or distribution to the shareholders of DiaCarta or make, declare, set a record date for or pay any other distributions in respect of any of DiaCarta’s or any of its subsidiaries’ capital share or equity interests, except dividends and distributions by a wholly owned subsidiary of DiaCarta to DiaCarta or another wholly owned subsidiary of DiaCarta;
(iii)   split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of DiaCarta’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned subsidiary of DiaCarta that remains a wholly-owned subsidiary of DiaCarta after consummation of such transaction;
(iv)   except in connection with the exercise of any outstanding DiaCarta Options or Domesticated DiaCarta options, purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital share, membership interests or other equity interests of DiaCarta or its subsidiaries, except for (a) the acquisition by DiaCarta or any of its subsidiaries of any shares of capital share, membership interests or other equity interests of DiaCarta or its subsidiaries in connection with the forfeiture or cancellation of such interests, or (b) transactions between DiaCarta and any wholly owned subsidiary of DiaCarta or between wholly owned subsidiaries of DiaCarta;

(v)   enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) certain material contracts of DiaCarta or its subsidiaries, or any lease of real property of DiaCarta or its subsidiaries, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;
(vi)   sell, assign, transfer, convey, lease or otherwise dispose of or subject to a lien (except as permitted under the Merger Agreement) any material tangible assets or properties of DiaCarta or its subsidiaries, including the leased real property, except for (a) dispositions of obsolete or worthless equipment in the ordinary course of business and (b) transactions among DiaCarta and its wholly owned subsidiaries or among its wholly owned subsidiaries;
(vii)   acquire any ownership interest in any real property;
(viii)   except as otherwise required by existing DiaCarta benefit plans or applicable law or the certain material contracts of DiaCarta or its subsidiaries, (a) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (b) make any change in the key management structure of DiaCarta or any of DiaCarta’s subsidiaries, or hire or terminate the employment of employees with an annual base salary of US$500,000 or more, other than terminations for cause or due to death or disability, (c) terminate, adopt, enter into, materially amend or modify any actuarial or other assumptions used in respect of, any DiaCarta benefit plan, (d) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except to any such individuals who are not directors or officers of DiaCarta or any of DiaCarta’s subsidiaries in the ordinary course of business consistent with past practice not to exceed 5% in the aggregate and 15% individually, (e) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by DiaCarta or any of DiaCarta’s subsidiaries, except in the ordinary course of business consistent with past practice, or (f) grant any equity or equity-based compensation awards;
(ix)   acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(x)   make any material loans or material advances to any person, except for (a) advances to employees, officers or independent contractors of DiaCarta or any of DiaCarta’s subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (b) loans or advances among DiaCarta and its wholly owned subsidiaries or among the wholly owned subsidiaries, and (c) extended payment terms for customers in the ordinary course of business;
(xi)   (a) make, change or revoke any tax election, (b) amend, modify or otherwise change any filed tax return, (c) adopt or request permission of any taxing authority to change any accounting method for tax purposes, (d) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with any governmental authority, (e) settle any claim or assessment in respect of any taxes, (f) knowingly surrender or allow to expire any right to claim a refund of any taxes, (g) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any taxes or in respect to any tax attribute that would give rise to any claim or assessment of taxes, or (h) incur any material tax liabilities outside of the ordinary course of business consistent with past practice;
(xii)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations or prevent the transactions from qualifying for the intended tax treatment;
(xiii)   incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of DiaCarta or any subsidiary of DiaCarta or guaranty any debt securities of another person, other than any indebtedness or guarantee (a) incurred in the ordinary course of business, or (b) incurred between DiaCarta and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries;
(xiv)   (a) issue any DiaCarta shares or securities exercisable for or convertible into DiaCarta shares or (b) grant any additional equity or equity-based compensation outside the ordinary course of business;
(xv)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of DiaCarta or its subsidiaries (other than the Merger);
(xvi)   waive, release, settle, compromise or otherwise resolve any legal actions, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than US$500,000 in the aggregate;
(xvii)   (a) grant to, or agree to grant to, any person any right to or interest in any intellectual property that is material to DiaCarta and its subsidiaries, (b) sell, dispose of, abandon or permit to lapse any rights to any intellectual property (other than incidental non-exclusive licenses entered into in the ordinary course of business consistent with past practice) except for the expiration of intellectual property registered or applied-for and is owned or purported to be owned by DiaCarta or its subsidiaries that cannot be further maintained or renewed by applicable statute, or (c) permit any material intellectual property to become subject to a lien (other than a lien permitted under the Merger Agreement);
(xviii)   disclose or agree to disclose to any person (other than HH&L or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of DiaCarta or any of its subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;
(xix)   make or commit to make capital expenditures other than in an amount not in excess of the amount disclosed to HH&L, in the aggregate;
(xx)   change or amend the privacy policies except as required by applicable law;
(xxi)   recognize or certify any labor union, works council, labor organization, or group of employees of DiaCarta or its subsidiaries as the bargaining representative for any employees of DiaCarta or its subsidiaries;
(xxii)   waive the restrictive covenant obligations of any current or former employee, director or other service provider of DiaCarta or any of its subsidiaries;
(xxiii)   (a) limit the right of DiaCarta or any of its subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (b) grant any exclusive or similar rights to any person;
(xxiv)   amend in a manner materially detrimental to DiaCarta or any of its subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material governmental approval or material permit required for the conduct of the business of DiaCarta or any of its subsidiaries;
(xxv)   terminate or amend in a manner materially detrimental to DiaCarta or any of its subsidiaries any material insurance policy insuring the business of DiaCarta or any of its subsidiaries, unless simultaneously with the termination or lapse of any insurance policy, a replacement policy underwritten by an insurance company of nationally recognized standing with comparable deductions, coverage and premiums is in full force and effect; or
(xxvi)   enter into any agreement to do any action prohibited under the Merger Agreement.
Conduct of Business of HH&L
HH&L has agreed that during the Interim Period, HH&L will, and will cause Merger Sub to, except as contemplated by the Merger Agreement or the Ancillary Agreements, including, in connection with the

HH&L Domestication, as required by law, or as disclosed to or consented to by DiaCarta in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use reasonable efforts to operate its business in the ordinary course and consistent with past practice.
During the Interim Period, except as consented to by DiaCarta in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), HH&L will not, and HH&L will cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including in connection with the HH&L Domestication) or the Ancillary Agreements or as required by law:
(i)   seek any approval from the HH&L shareholders, to change, modify or amend the Trust Agreement or the governing documents of HH&L or Merger Sub, except as contemplated in the shareholder proposals contained in this proxy statement / prospectus;
(ii)   except as contemplated in the shareholder proposals contained this proxy statement / prospectus, (a) make, declare, set a record date for or pay any dividend or distribution to the HH&L shareholders or make, declare, set a record date for or declare any other distributions in respect of any of HH&L’s or Merger Sub’s capital share, share capital or equity interests, (b) split, combine, reclassify or otherwise amend any terms of any shares or series of HH&L’s or Merger Sub’s capital share or equity interests, or (c) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital share, share capital or membership interests, warrants or other equity interests of HH&L or Merger Sub, other than a redemption of HH&L ordinary shares made in connection with the shareholder proposals contained in this proxy statement / prospectus;
(iii)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations or to prevent the Proposed Transactions from qualifying for the intended tax treatment;
(iv)   enter into, renew or amend in any material respect, any transaction or contract with an affiliate of HH&L or Merger Sub (including, for the avoidance of doubt, (a) the Sponsor and (b) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(v)   incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of DiaCarta or its subsidiaries or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee (a) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed US$100,000, (b) in respect of any Working Capital Loan, (c) in connection with Extension Proposals (as defined below), (d) in respect of any transaction expense by HH&L, or (e) incurred between HH&L and Merger Sub;
(vi)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements or in support of the ordinary course operations of HH&L (which the parties agree shall include any indebtedness in respect of any Working Capital Loan and in connection with Extension Proposals);
(vii)   (a) issue any ordinary shares or preference shares of HH&L or securities exercisable for or convertible into such securities, (b) grant any options, warrants or other equity-based awards with respect to such securities not outstanding on the date hereof, or (c) amend, modify or waive any of the material terms or rights set forth in any HH&L warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or
(viii)   enter into any agreement to do any action prohibited under the Merger Agreement.
Covenants of HH&L
Pursuant to the Merger Agreement, HH&L has agreed, among other things, to:

(i)   from the date of the Merger Agreement until the Closing Date, not to, and cause Merger Sub not to, and instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a business combination proposal, (b) initiate any discussions or negotiations with any person with respect to a business combination proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a business combination proposal or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing, in each case, other than to or with DiaCarta and its representatives. HH&L also agrees that from and after the execution of the Merger Agreement, it shall, and shall instruct and cause its officers and directors to, and shall instruct and cause its representatives acting on its behalf, its subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to a business combination proposal (other than with DiaCarta and its representatives);
(ii)   as promptly as practicable after the registration statement on Form S-4 is declared effective under the Securities Act, (a) cause this proxy statement / prospectus to be disseminated to HH&L shareholders in compliance with applicable law, (b) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of its shareholders (the “HH&L Shareholders’ Meeting”) in accordance with the HH&L’s governing documents and the NYSE or Nasdaq rules and regulations for a date no later than thirty-five (35) business days following the date the registration statement on Form S-4 is declared effective, and (iii) solicit proxies from the holders of HH&L ordinary shares to vote in favor of each of the HH&L transaction proposals, and provide its shareholders with the opportunity to elect to effect an HH&L shareholder redemption;
(iii)   approve and adopt the 2022 Plan in substantially the form attached in Annex F to this proxy statement / prospectus;
(iv)   take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time the board of directors of DiaCarta PubCo shall initially consist of such number of directors as determined by DiaCarta in consultation with HH&L, at least a majority of whom shall be “independent” directors for the purposes of NYSE or Nasdaq rules, to initially consist of (assuming the number of directors is five (5)): (a) one (1) independent director to be nominated by the Sponsor or by DiaCarta in consultation with the Sponsor if the Sponsor waives its nomination right; and (b) four (4) directors to be nominated by DiaCarta, at least two (2) of whom shall be independent directors, in consultation with the Sponsor;
(v)   from and after the Effective Time, indemnify and hold harmless each present and former director and officer of HH&L and each of its subsidiaries (the “HH&L Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that HH&L and Merger Sub would have been permitted under applicable law and their respective governing documents in effect on the date of the Merger Agreement to indemnify such HH&L Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable law);
(vi)   prior to or at the Closing, obtain and maintain in effect a “tail” insurance policy for a period of six (6) years from the Effective Time covering those persons who are currently covered by HH&L’s or its subsidiaries’ directors’ and officers’ liability insurance policies that provides coverage for up to a six (6)-year period from and after the Closing for events occurring prior to the Closing on terms not materially less favorable to the terms of the current insurance coverage maintained by HH&L or, if substantially equivalent insurance coverage is unavailable, the best available coverage;
(vii)   on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of DiaCarta and HH&L with the post-Closing directors and officers of DiaCarta PubCo, which indemnification agreements will continue to be effective following the Closing;

(viii)   (a) cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, and (b) use its reasonable best efforts to cause Continental to, and Continental will thereupon be obligated to (A) pay as and when due all amounts payable to HH&L shareholders pursuant to the redemptions of HH&L Class A ordinary shares, (B) pay the unpaid transaction expenses in accordance with the Merger Agreement as instructed by HH&L in accordance with the Trust Agreement and (C) pay all remaining amounts then available in the trust account to HH&L for immediate use, subject to the Merger Agreement and the Trust Agreement;
(ix)   (a) from the date of the Merger Agreement through the Effective Time, ensure HH&L remains listed as a public company on the NYSE, and for HH&L Class A ordinary shares and HH&L warrants to be traded over NYSE; and (b) prior to the Closing Date, prepare and submit to NYSE or Nasdaq a listing application, if required under NYSE or Nasdaq rules, in connection with the transactions contemplated by the Merger Agreement and covering the shares of DiaCarta PubCo common stock issuable in the Merger and the HH&L Domestication, and obtain approval for the listing on NYSE or Nasdaq of such shares of DiaCarta PubCo common stock;
(x)   from the date of the Merger Agreement through the Effective Time, keep current and timely file all reports, statements and schedules required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws;
(xi)   use reasonable best efforts to enter into subscription agreements with investors in form and substance reasonably acceptable to HH&L and DiaCarta pursuant to which such investors shall purchase shares of DiaCarta PubCo common stock at $10 per share in a private placement or placements to be consummated prior to or at the Closing;
(xii)   (a) in the event that by December 1, 2022 it becomes reasonably apparent that the registration statement on Form S-4 will not be declared effective under the Securities Act by the SEC by December 24, 2022, promptly prepare (with DiaCarta’s reasonable cooperation) and as soon as practicable, file with the SEC (with a target filing date of December 15, 2022), a mutually acceptable proxy statement (the “Extension Proxy Statement”) to amend the Cayman Constitutional Documents to extend the period of time HH&L is afforded thereunder to consummate an initial business combination for an additional period time as is reasonably determined by HH&L and DiaCarta, each in good faith, to be necessary or advisable such that the Closing will occur prior to the date at which HH&L must complete a business combination (the “Extension Proposal”); and (b) use its reasonable efforts to cause the Extension Proxy Statement, when filed with the SEC, to comply in all material aspects with the rules and regulations promulgated by the SEC, and to respond to any comments or other communications, whether written or oral, that HH&L or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement;
(xiii)   comply with each of the applicable agreements entered into in connection with HH&L’s initial public offering;
(xiv)   from the date of the Merger Agreement through the Effective Time, remain a “blank check company” as defined under the Securities Act and not conduct any business operations other than in connection with the Merger Agreement and ordinary course operations to maintain its status as an NYSE-listed special purpose acquisition company pending the completion of the transaction contemplated under the Merger Agreement; and
(xv)   take all action necessary to cause Merger Sub to perform its obligations under the Merger Agreement and to consummate the transactions contemplated under the Merger Agreement;
Covenants of DiaCarta
Pursuant to the Merger Agreement, DiaCarta has agreed, among other things, to:
(i)   during the period from the date of the Merger Agreement through the earlier of the Effective Time and the valid termination of the Merger Agreement and subject to applicable laws, provide HH&L and its representatives with reasonable access to the management, officers, properties, businesses and operations of DiaCarta and its subsidiaries and the opportunity to examine (including the right to make copies) the contracts, work papers, tax returns and books and records of DiaCarta and its subsidiaries as HH&L may reasonably request, and shall, and shall cause its subsidiaries to, use commercially reasonable efforts to cause the officers, employees, attorneys, accountants, consultants, agents and other representatives of DiaCarta and its subsidiaries to reasonably cooperate with HH&L and its representatives in connection with such access and examination;
(ii)   as promptly as reasonably practicable following the date of the Merger Agreement, deliver to HH&L (a) audited financial statements for the years ended December 31, 2021 and December 31, 2020 consisting of audited consolidated balance sheets as of December 31, 2021 and 2020 and statements of operations, cash flows and changes in shareholders’ equity of DiaCarta and its subsidiaries for the year ended December 31, 2021 and December 31, 2020, audited in accordance with the standards of the Public Company Accounting Oversight Board and containing an unqualified report of DiaCarta’s auditors and (b) an unaudited consolidated balance sheet of DiaCarta and its subsidiaries and consolidated statements of operations, cash flows and changes in shareholders’ equity of DiaCarta and its subsidiaries as of and for a year-to-date period ended as of the end of each quarterly period thereafter that is required to be included in the registration statement on Form S-4 or this proxy statement / prospectus and any other filings to be made by DiaCarta or HH&L with the SEC in connection with the transactions;
(iii)   from the date of the Merger Agreement until the Closing Date or, if earlier, the termination of the Merger Agreement, not, and instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to, (a) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning DiaCarta or any of DiaCarta’s subsidiaries to any person relating to, an acquisition proposal or afford to any person access to the business, properties, assets or personnel of DiaCarta or any of DiaCarta’s subsidiaries in connection with an acquisition proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal, (c) grant any waiver, amendment or release under the anti-takeover laws of any state, (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal, (e) prepare or take any steps in connection with a public offering of any equity securities of DiaCarta, any of its subsidiaries, or a newly formed holding company of DiaCarta or such subsidiaries, or (f) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing; and
(iv)   not purchase or sell any securities of HH&L in violation of U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic laws on a person possessing material nonpublic information about a publicly traded company.
Joint Covenants of HH&L and DiaCarta
In addition, each of HH&L and DiaCarta has agreed, among other things, to take certain actions set forth below:
(i)   as promptly as practicable after the execution of the Merger Agreement, jointly prepare and HH&L shall file with the SEC the registration statement on Form S-4, in connection with the registration under the Securities Act of DiaCarta PubCo common stock that constitute the Aggregate Merger Consideration;
(ii)   use its reasonable best efforts to (a) cause this proxy statement / prospectus to comply with the rules and regulations promulgated by the SEC, (b) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning this proxy statement / prospectus, and (c) have the registration statement on Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement on Form S-4 effective as long as is necessary to consummate the transactions contemplated hereby;
(iii)   use reasonable best efforts to cooperate in good faith with any antitrust authority or governmental authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, actions, non-actions or waivers in connection with the Proposed Transactions, and use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable regulatory approval with respect to the Proposed Transactions as promptly as possible after the execution of the Merger Agreement;
(iv)   diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or governmental approval under laws prescribed or enforceable by any governmental authority for the transactions contemplated by the Merger Agreement and to resolve any objections as may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement and cooperate fully with each other in the defense of such matters;
(v)   to the extent not prohibited by law, keep the other party reasonably informed regard the status and any material developments regarding any governmental approval process;
(vi)   each and each will cause its subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties that any of HH&L, or DiaCarta or their respective affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the closing conditions or otherwise to comply with the Merger Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable law;
(vii)   reasonably cooperate in a timely manner in connection with any financing arrangement the parties seek in connection with the Proposed Transactions;
(viii)   prior to the Effective Time, take all such steps as may be reasonably required (to the extent permitted under applicable law) to cause any acquisition of shares of DiaCarta PubCo common stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act following the Closing to be an exempt transaction under Rule 16b-3 promulgated under the Exchange Act;
(ix)   use respective commercially reasonable efforts to cause the Proposed Transactions to qualify, and agree not to take any action which to its knowledge could reasonably be expected to prevent, impair or impede the Proposed Transactions from qualifying for the intended tax treatment; and
(x)   during the period between the date of the Merger Agreement and the earlier of the date of Closing or the date of termination of the Merger Agreement, reasonably promptly notify the other party of the occurrence of certain events.
Closing Conditions
The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.
Conditions to obligations of HH&L, Merger Sub and DiaCarta:
(a)   the requisite approval of HH&L shareholders will have been obtained;
(b)   the requisite approval of DiaCarta shareholders will have been obtained;
(c)   the waiting period or periods required by any antitrust authorities, and any other governmental approval applicable to the Proposed Transactions will be have been obtained, expired or been terminated, as applicable;

(d)   there will not be in force any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger;
(e)   HH&L will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);
(f)   the HH&L Domestication will have been effected;
(g)   the DiaCarta Domestication will have been effected;
(h)   the shares of DiaCarta PubCo common stock to be issued in connection with the Merger will have been approved for listing on the NYSE or Nasdaq and such approval will be ongoing, and not revoked or withdrawn, as of the Closing Date; and
(i)   the registration statement on Form S-4 will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn.
Conditions to the Obligations of HH&L and Merger Sub
The obligations of HH&L and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by HH&L and Merger Sub:
(a)   (i) certain fundamental representations and warranties of DiaCarta will be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements; (ii) each of the other the representations and warranties of DiaCarta contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and DiaCarta Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that is not a DiaCarta Material Adverse Effect;
(b)   each of the covenants of DiaCarta to be performed as of or prior to the Closing will have been performed in all material respects;
(c)   there will not have occurred and be continuing a DiaCarta Material Adverse Effect after the date of the Merger Agreement;
(d)   the PRC counsel of DiaCarta will have delivered an opinion to HH&L to the effect that no pending approval is required by any PRC governmental authorities for the Merger, the issuance of equity securities in connection with the Merger and the listing of DiaCarta on NYSE or Nasdaq; and
(e)   DiaCarta will have delivered each of the closing deliverables set forth in the Merger Agreement.
Conditions to the Obligations of DiaCarta
The obligation of DiaCarta to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by DiaCarta:
(a)   (i) the representations and warranties of HH&L in relation to its capitalization will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement and (ii) each of the other representations and warranties of HH&L contained in the Merger

Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for, in each case, inaccuracies or omissions that is not a HH&L Material Adverse Effect;
(b)   each of the covenants of HH&L or Merger Sub to be performed as of or prior to the Closing will have been performed in all material respects;
(c)   HH&L will have delivered each of the closing deliverables set forth in the Merger Agreement;
(d)   the size and composition of the post-Closing HH&L Board will have been appointed as set forth in the Merger Agreement; and
(e)   there will not have occurred and be continuing a HH&L Material Adverse Effect after the date of the Merger Agreement.
Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ governing documents, applicable law, or otherwise. The following closing conditions may not be waived: approval of the Business Combination and related agreements and transactions by the respective shareholders of HH&L and DiaCarta; expiration of any applicable waiting period under any antitrust laws; the absence of any law or order that would prohibit the consummation of the Business Combination; upon the Closing, after giving effect to the completion of the redemption, HH&L having at least $5,000,001 of net tangible assets following the exercise of the redemption rights; and the effectiveness of this proxy statement / prospectus. All other closing conditions to the Business Combination may be waived by HH&L, DiaCarta or the other parties to the Merger Agreement.
Termination; Effectiveness
The Merger Agreement may be terminated and the Proposed Transactions abandoned at any time prior to the Closing:
(a)   by mutual written consent of HH&L and DiaCarta;
(b)   by DiaCarta or HH&L, on or after ten (10) months of the date of the Merger Agreement (or such later time mutually agreed upon by DiaCarta and HH&L) (the “Agreement End Date”), if the Closing shall not have occurred on the Agreement End Date. If this proxy statement / prospectus has not been cleared by the SEC on or prior to the Agreement End Date, the Agreement End Date shall be automatically extended for sixty (60) days. If this proxy statement / prospectus has been cleared by the SEC on or prior to the Agreement End Date, the Agreement End Date shall be automatically extended for thirty (30) days after such clearance;
(c)   by DiaCarta or HH&L if any governmental authority will have enacted, issued, promulgated, enforced or entered any governmental order or enacted a law which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
(d)   by DiaCarta if HH&L has not obtained the requisite approval of HH&L shareholders at the extraordinary general meeting duly convened or at any adjournment or postponement thereof;
(e)   by HH&L if DiaCarta has not obtained the requisite approval of DiaCarta shareholders within two (2) business days after the registration statement on Form S-4 has been declared effective by the SEC and delivered or otherwise made available to HH&L shareholders;
(f)   by HH&L if DiaCarta has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a closing condition of HH&L and Merger Sub, and (ii) is not cured by DiaCarta or by its nature is incapable of being cured by DiaCarta by the earlier of the Agreement End Date and sixty (60) days following receipt by DiaCarta of a written notice from HH&L describing in reasonable detail the nature of such breach; and

(g)   by DiaCarta if HH&L has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a closing condition of DiaCarta, and (ii) is not cured by HH&L or by its nature is incapable of being cured by HH&L by the earlier of the Agreement End Date and sixty (60) days following receipt by HH&L of a written notice from DiaCarta describing in reasonable detail the nature of such breach.
In the event of the Merger Agreement is validly terminated, the Merger Agreement will become void and have no effect, except for customary confidentiality obligations, without any liability on the part of any party hereto or its respective affiliates, officers, directors or stockholders, other than liability of DiaCarta, HH&L or Merger Sub, as the case may be, for any willful breach of the Merger Agreement, willful misconduct or fraud.
Waiver; Amendments
Each provision in the Merger Agreement may only be waived by written instrument making specific reference to the Merger Agreement and the relevant provision signed by the party against whom enforcement of any such provision so waived is sought.
In general, the Merger Agreement may not be amended or modified, except only by written agreement executed and delivered by duly authorized officers of each respective parties.
Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. If the Closing will occur, HH&L and the surviving company will pay or cause to be paid the unpaid transaction expenses as provided in the Merger Agreement. DiaCarta and HH&L shall be responsible for and shall pay one-half (1/2) of any and all transfer taxes incurred in connection with the transactions contemplated by the Merger Agreement.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the related agreements, or forms thereof, are filed as annexes to this proxy statement / prospectus or as exhibits to the registration statement of which this proxy statement / prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Merger Agreement Amendment
On January 20, 2023, HH&L, Merger Sub and DiaCarta entered into the Merger Agreement Amendment, pursuant to which the Merger Agreement was amended to provide that HH&L shall prepare and submit to NYSE or Nasdaq an initial listing application and obtain approval for the listing on NYSE or Nasdaq of such shares DiaCarta PubCo common stock and DiaCarta PubCo warrant.
HH&L Holders Support Agreement
In connection with the execution of the Merger Agreement, HH&L, DiaCarta and certain shareholders of HH&L entered into the HH&L Holders Support Agreement, dated as of October 14, 2022, a copy of which is attached to the accompanying proxy statement / prospectus as Annex C. Pursuant to the HH&L Holders Support Agreement, such shareholders of HH&L agreed to, among other things, (i) vote in favor of the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the HH&L Holders Support Agreement, (ii) for a certain period of time as set out in the HH&L Holders Support Agreement, not transfer any shares or warrants of HH&L,

(iii) waive or not otherwise perfect any anti-dilution or similar protection with respect to any Founder Shares, and (iv) not redeem, or submit a request to redeem, any HH&L ordinary shares owned by such HH&L shareholders in connection with the transactions contemplated by the Merger Agreement or otherwise. Such shareholders of HH&L have entered into a letter agreement with HH&L, dated as of February 5, 2021, in connection with HH&L’s initial public offering, pursuant to which such shareholders and other signatories (each of whom is a member of HH&L Board and/or management team) is subject to certain restrictions on transfer with respect to the Founder Shares and Private Placement Warrants. No additional consideration was provided to such holders of Founder Shares, officers and other current directors in exchange for their entry into such agreement. Such restrictions on the Founder Shares end on the date that is one year after Closing, or are subject to an early price-based release if: (a) the closing price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading period at least 150 days after the Business Combination, or (b) HH&L completes a transaction that results in public shareholders having the right to exchange the HH&L Class A ordinary shares for cash, securities or other property. The restrictions on the Private Placement Warrants end on 30 days after the completion of a business combination.
The HH&L Holders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof, (c) the written agreement of HH&L, DiaCarta and the applicable HH&L shareholder.
DiaCarta Holders Support Agreement
In connection with the execution of the Merger Agreement, HH&L entered into a support agreement with DiaCarta and certain shareholders of DiaCarta, dated as of October 14, 2022, a copy of which is attached to the accompanying proxy statement / prospectus as Annex D (the “DiaCarta Holders Support Agreement”). Pursuant to the DiaCarta Holders Support Agreement, such shareholders of DiaCarta agreed to, among other things, vote their outstanding ordinary shares and preference shares of DiaCarta in favor of the Merger Agreement and the other documents contemplated thereby and the related transactions contemplated thereby, including the DiaCarta Domestication and the Merger, subject to the terms and conditions contemplated by the DiaCarta Holders Support Agreement. During the period commencing on the date of the DiaCarta Holders Support Agreement and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof, such DiaCarta shareholders agreed not transfer any shares of DiaCarta.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, DiaCarta PubCo, Domesticated DiaCarta, the Sponsor, certain stockholders of DiaCarta PubCo and certain stockholders of Domesticated DiaCarta, will enter into the Registration Rights Agreement, pursuant to which DiaCarta PubCo will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act, and the holders party thereto, subject to certain requirements and customary conditions, will be granted customary demand and piggyback registration rights.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by HH&L, the Sponsor and the other parties thereto in connection with HH&L’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the tenth anniversary of the date of the Registration Rights Agreement or (b) the date as of which (i) all of the Registrable Securities (as defined therein) have been sold, pursuant to a registration statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (ii) the holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided, further, that with respect to any Holder (as defined therein), such Holder will have no rights under the Registration Rights Agreement and all obligations of DiaCarta PubCo to such Holder under the Registration Rights Agreement shall terminate upon the earliest date (x) such Holder ceases to hold at least $200,000 Registrable Securities and (y) such Holder is permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.

Lock-Up Agreement
Certain shareholders of HH&L and certain shareholders of DiaCarta will enter into the Lock-Up Agreement with DiaCarta PubCo at the Closing, pursuant to which such shareholders will agree, subject to certain customary exceptions, not to transfer any shares of DiaCarta PubCo common stock beginning on the Closing Date and ending on the earlier of (i) twelve (12) months after the Closing Date and (ii) subsequent to the Closing, the date on which (a) the closing trading price of the shares of DiaCarta PubCo common stock equals or exceeds $12.00 per share for any twenty (20) trading days within any thirty-day (30) trading period commencing one hundred and fifty (150) days after the Closing Date, or (b) DiaCarta PubCo completes a transaction that results in public shareholders having the right to exchange their common stock for cash, securities or other property.
Sponsor Shares Forfeiture Agreement
In connection with the execution of the Merger Agreement, HH&L and DiaCarta entered into a sponsor shares forfeiture agreement with the Sponsor, dated as of October 14, 2022, a copy of which is attached to the accompanying proxy statement / prospectus as Annex K (the “Sponsor Shares Forfeiture Agreement”). Pursuant to the Sponsor Shares Forfeiture Agreement, the Sponsor HH&L Class B ordinary shares (the “Forfeited Shares”), provided that if the Sponsor transfers, contributes or forfeits Financing Contribution Shares and the aggregate number of Forfeited Shares (without reduction) and the Sponsor shares forfeited in connection with the transaction financing (the “Financing Contribution Shares”) exceed 2,052,400 HH&L Class B ordinary shares, then the number of Forfeited Shares will be reduced to an amount equal to (i) 2,052,400 HH&L Class B ordinary shares minus (ii) the Financing Contribution Shares actually transferred, contributed or forfeited by the Sponsor. If the SPAC closing cash is equal to or more than $40,000,000, there will be no Forfeited Shares. The Sponsor Shares Forfeiture Agreement will automatically terminate upon the earlier of (i) the termination of the Merger Agreement pursuant to the terms thereto or (ii) the Closing.
Background of the Business Combination
HH&L is the Sponsor’s first, and currently only, SPAC. As of the date of this proxy statement / prospectus, the Sponsor does not have a track record with other special purpose acquisition companies. Additionally, the Sponsor does not have other special purpose acquisition companies in the process of searching for a target company nor has the Sponsor considered more than one active special purpose acquisition company to be the potential acquirer. Among HH&L’s management and advisory team, Mr. Richard Qi Li and Mr. Kenneth W. Hitchner have experience with other special purpose acquisition companies. Mr. Li is the founder and chairman of the board of Chenghe Acquisition Co., a special purpose acquisition company incorporated for the purposes of effecting a business combination. As of the date of this prospectus, Chenghe Acquisition Co. is in search of business combination targets. Mr. Hitchner served as an independent director of Provident Acquisition Corp., a special purpose acquisition company which recently completed its business combination with Perfect Corp..
The terms of the Merger Agreement and related ancillary documents are the result of extensive negotiations between HH&L, DiaCarta and their respective representatives. The following is a brief description of HH&L’s formation, the background of HH&L’s previous attempts at a business combination, its negotiations with and evaluation of DiaCarta, the Merger Agreement, the Business Combination and the related transactions. The following is not intended to be a list of all opportunities initially evaluated or explored or discussions held by HH&L, but rather to summarize the key meetings and events that led to the signing of the Merger Agreement with DiaCarta. It includes all information that HH&L and DiaCarta consider material regarding the negotiation of the Business Combination. All dates and times referred to in the following chronology are Hong Kong time unless otherwise indicated.
Prior to the consummation of the IPO, HH&L had not selected any business combination target and it had not, nor had anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.
After the consummation of the IPO, HH&L’s officers and directors commenced an active search for prospective businesses and assets to acquire. During this search process, HH&L reviewed and entered into discussions with a number of potential counterparties to acquisition business combination transaction.

Description of discovery and negotiation process with potential targets
After the closing of the IPO on February 9, 2021, HH&L began the process of searching for a target. HH&L sought to leverage its management team’s and directors’ professional and personal relationships to source potential targets, including (i) Mr. Fang (the chairman of the advisory board of HH&L and the founder and chairman of HOPU Investments), (ii) Mr. Hitchner (the chairman of the HH&L Board, who has a wealth of financial services experience through a 28-year career at Goldman Sachs), (iii) Mr. Li (the chief executive officer and director of HH&L, who has more than two decades of experience in investments, capital markets, corporate finance and risk management), and (iv) the extensive investment experience and connection with healthcare industry of HH&L’s other directors.
In performing their roles at HH&L and for other positions they hold, the HH&L management team attended healthcare industry conferences and performed industry research. The foregoing efforts led to the identification of a number of potential targets. Representatives of HH&L contacted and communicated with these third parties for initial informational purposes. During this search process, HH&L identified and conducted preliminary evaluations of more than ten potential targets.
HH&L’s initial evaluations consisted of a review of each potential target’s business, including but not limited to business due diligence, commercial due diligence, financial due diligence and legal due diligence, and such potential targets are from a variety of the healthcare industry sectors, with the majority operating in the biotechnology and diagnostics subsectors. HH&L also took into consideration the principal geographic regions that each potential target operated in and their readiness to become a U.S. public listed company at the onset of the initial evaluations.
HH&L entered into non-disclosure agreements (“NDAs”) with eleven potential targets that evidenced some or all of the following characteristics: the creation of a novel technology or technologies, the development of a robust go-to-market strategy, the access to sizeable addressable market, the establishment of thorough and long-lasting intellectual property protections, and the implementation of necessary operational requirements.
Among the companies with which HH&L entered into an NDA, three companies in particular met and exceeded the criteria that HH&L sought in seeking to identify a potential business combination target. These companies’ product line-up, research capabilities, targeted addressable market and progress in product development, in HH&L’s view, were sufficient to support their continuous expansion in global healthcare market. One of these companies is DiaCarta, and additional descriptions of HH&L’s discussions with the other two companies are set forth below, followed by a detailed description of HH&L’s discussions with DiaCarta.
Discussions with Company A
Company A is a biotechnology company manufacturing COVID-19 diagnostic kits and developing precision oncology diagnostic tools headquartered in Singapore. On November 1, 2021, HH&L and Company A entered into a letter of intent.
On November 1, 2021, HH&L engaged Haiwen & Partners (“Haiwen”), HH&L’s PRC counsel, and Maples and Calder (Hong Kong) LLP (“Maples”), HH&L’s Cayman Islands counsel.
From November 1, 2021 to December 15, 2021, representatives of HH&L and Company A and their respective advisors engaged in multiple exchanges via emails and teleconference regarding due diligence, merger structure and key transaction terms, as well as other auditing and legal work streams.
On December 20, 2021, HH&L and Company A agreed to extend the exclusivity period set forth in the letter of intent to January 29, 2022, and entered into an exclusivity extension letter to that effect.
From December 15, 2021 to January 29, 2022, representatives of HH&L and Company A and their respective advisors engaged in multiple exchanges via emails and teleconferences to further advance the work streams of the proposed transaction, including matters related to legal due diligence, tax structuring, potential private placement of equity or other alternative financings, and preparation of the audited financial statement for 2021 of Company A.

On January 29, 2022, representatives of Company A informed representatives of HH&L that it had planned to move forward with pursuing an initial public offering through listing on a securities exchange outside of the U.S. in lieu of the potential business combination transaction with HH&L. After considering the parties’ divergent preferences, progress of negotiation of definitive document and readiness of Company A to become a U.S. public listed company, the parties thereby terminated negotiation.
Discussions with Company B
Company B is an artificial intelligence powered pharmaceutical company, headquartered in Shenzhen, China. On June 10, 2022, HH&L and Company B entered into a letter of intent.
From June 16, 2022 to July 23, 2022, representatives of HH&L and Company B and their respective advisors engaged in multiple exchanges via emails and teleconference to further advance the work streams of the proposed transaction, including, among others, matters related to deal structure, transaction financing and due diligence.
On July 18, 2022, HH&L received from the legal advisor of Company B a preliminary tax structuring proposal for the proposed business combination.
On August 18, 2022, HH&L engaged Deloitte Advisory (Hong Kong) Limited (“Deloitte”), as tax advisor to HH&L, to perform tax diligence and advise on tax structuring of the potential business combination.
In the following two weeks, HH&L, together with White & Case, international legal advisor to HH&L, and Deloitte, reviewed the proposed business combination structure. White & Case sent several document and information requests to Company B, its legal advisor and financial advisor to analyze the tax implication of the proposed structure.
As a result of lack of progress on reaching a consensus on the tax structuring due to parties’ divergent preferences, HH&L’s evaluation of Company B’s readiness to become a U.S. public listed company and HH&L’s desire to explore additional business combination opportunities, on August 29, 2022, HH&L informed Company B that it planned to move forward with a difference target for its business combination.
Discussions with DiaCarta
DiaCarta is a biotechnology company focusing on transnational genomics and personalized diagnostics headquartered in California. On April 9, 2021, through representatives of Goldman Sachs, representatives of HH&L were made aware that DiaCarta was considering exploring going public via a merger with a SPAC. On May 5, 2021, representatives of HH&L participated in a teleconference with DiaCarta’s management team to discuss the potential business combination transaction. Following this meeting, HH&L and DiaCarta executed an NDA on May 11, 2021.
In May and June of 2021, representatives of HH&L received access to DiaCarta’s virtual data room and a series of emails, calls and materials were exchanged between HH&L and DiaCarta. These exchanges included discussions of strategic, commercial and capital-raising plans and the prospects for a business combination between DiaCarta and HH&L.
Discussion with DiaCarta was paused in July 2021 because HH&L started to engage in discussions with Company A. In reaching its decision to pause discussion with DiaCarta, HH&L compared and considered the following material factors: (i) the regions in which Company A and DiaCarta conduct their substantive operations; (ii) the potential post-money valuation of Company A and DiaCarta; (iii) the potential impact of COVID-19 to the negotiation of business combination and to the operations of Company A and DiaCarta; (iv) the assessment of product portfolio and product pipeline at Company A and DiaCarta; (v) the progress of negotiation with Company A and DiaCarta; (vi) the readiness of Company A and DiaCarta to become a U.S. public listed company; and (vii) the managerial resources available to HH&L to further progress the negotiation with Company A and DiaCarta. HH&L’s management concluded that the potential benefits to focus their managerial attention and resources on negotiation with Company A starting from July 2021 outweigh the potential negative factors of pursuing both Company A and DiaCarta at the same time.

Following the termination of negotiations with Company A in January 2022, taking into account of the above factors, HH&L resumed its discussion with DiaCarta.
From April 8, 2022 to May 9, 2022, representatives of HH&L, White & Case, DiaCarta and Loeb & Loeb, LLP (“Loeb & Loeb”), the legal advisor to DiaCarta discussed and negotiated a draft letter of intent, including key issues, such as treatment of DiaCarta’s existing options, HH&L’s right to nominate a board member to the combined company, the minimum cash condition, allocation of expenses, and incentive mechanisms to increase deal certainties. On May 9, 2022, HH&L and DiaCarta entered into the letter of intent (the “DiaCarta LOI”). On April 19, 2022, Richard Li, CEO of HH&L, visited DiaCarta’s Pleasanton offices to meet, through in-person meeting and teleconferences, with DiaCarta’s management team, including Founder and CEO Aiguo (Adam) Zhang and co-Founder Paul Okunieff.
The DiaCarta LOI provided a 60-day period of mutual exclusivity. The management of DiaCarta agreed to deposit US$5 million (the “DiaCarta Investment Amount”) into an escrow, with such funds to be used for subscriptions in the agreed PIPE (as defined below) to be entered into in connection with the business combination between HH&L and DiaCarta. In the event the DiaCarta LOI was terminated by HH&L, or if the parties entered into definitive agreements which were later terminated with no breach by DiaCarta, the DiaCarta Investment Amount was to be refunded to DiaCarta. The DiaCarta LOI also provided for, among other things, (i) a pre-money equity valuation of DiaCarta at US$450 million to US$600 million on a fully diluted basis; (ii) a covenant that the parties jointly work together to obtain subscriptions from third-party investors for a private placement of equity or other alternative financing (the “PIPE”) in an amount mutually agreed to by HH&L and DiaCarta; (iii) that the total cash available at the Closing be no less than US$100 million (“DiaCarta Minimum Cash Condition”); and (iv) that if the transaction was consummated, the transaction expenses were to be paid from the capital of the combined company and release of HH&L’s trust account, except to the extent otherwise agreed in the definitive agreements.
Concurrently with negotiating and signing the letter of intent with Company B on June 10, 2022, HH&L paused discussions of a potential business combination with DiaCarta from June 1, 2022 to August 14, 2022. In reaching its decision to pause discussion with DiaCarta in June 2022, HH&L compared and considered the following material factors: (i) the regions in which Company B and DiaCarta conduct their operations; (ii) the potential post-money valuation of Company B and DiaCarta; (iii) the potential impact of COVID-19 to the negotiation of business combination and to the operations of Company B and DiaCarta; (iv) the assessment of product portfolio and product pipeline at Company B and DiaCarta; (v) the progress of negotiation with each of Company B and DiaCarta; (vi) the readiness of Company B and DiaCarta to become a U.S. public listed company; and (vii) the managerial resources available to HH&L to further progress the negotiation with each of Company B and DiaCarta. HH&L concluded that the potential benefits to focus their managerial attention and resources on negotiation with Company B starting from June 2022 outweigh the potential negative factors of pursuing both Company B and DiaCarta at the same time.
In August 2022, taking account of the above factors , HH&L resumed its discussion with DiaCarta.
On August 14, 2022, representatives of HH&L and representatives of DiaCarta discussed via teleconference the plan to resume the potential business combination with DiaCarta. Representatives of DiaCarta also gave HH&L an update on DiaCarta’s business and financial performance in the first half of 2022.
On August 17, 2022, representatives of HH&L, DiaCarta, White & Case and Loeb & Loeb and other parties had a teleconference to review the status of various work streams and develop a work plan to move forward with the potential business combination with DiaCarta. Representatives of DiaCarta also gave an update of its business and financial performance in the first half of 2022.
From August 17, 2022 to the execution of the Merger Agreement, representatives of HH&L, White & Case, Haiwen and Maples continued legal due diligence on DiaCarta and its subsidiaries, including, but not limited to, corporate structure, historical financing activities, data and privacy, intellectual property, material contracts, employee matters, antitrust and compliance. During this process, White & Case and

Haiwen circulated more than five rounds of supplemental legal due diligence request list to DiaCarta and Loeb & Loeb and reviewed all responses relating thereto and highlighted key legal issues with HH&L management.
From August 17 to August 19, 2022, members of DiaCarta’s senior management and its shareholders inquired about documentation and mechanisms to deposit a portion of the DiaCarta Investment Amount. From August 30 to September 10, 2022, certain DiaCarta’s senior management and its shareholders deposited a portion of the DiaCarta Investment Amount into an escrow account with an escrow agent.
On August 22, 2022, representatives of White & Case and Loeb & Loeb had a teleconference discussing the preliminary merger structure, and Loeb & Loeb proposed a SPAC-on-top merger between HH&L and DiaCarta.
From August 27 to August 28, 2022, representatives of White & Case and Loeb & Loeb, together with Deloitte, further discussed the proposed merger structure, as the parties desired the combined company to be treated as a U.S. corporation for tax purposes.
On September 2, 2022, HH&L signed a non-disclosure letter with Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), to allow CCM to assess its potential to act as financial advisor or placement agent to HH&L in connection with the business transaction with DiaCarta.
On September 3, 2022, HH&L received preliminary merger structure proposal from Loeb & Loeb. The proposal contemplates that both HH&L and DiaCarta will domesticate as Delaware companies prior to the merger, and HH&L will set up a merger sub to acquire the DiaCarta PubCo.
From September 3 to September 7, 2022, HH&L, White & Case and Deloitte reviewed the structure proposal from U.S. federal income tax and PRC tax perspectives. On September 7, 2022, representatives of HH&L, DiaCarta, White & Case and Loeb & Loeb had a teleconference reviewing and confirming the de-SPAC transaction structure.
On September 15, 2022, representatives of White & Case shared an initial draft of the Merger Agreement with representatives of DiaCarta and Loeb & Loeb, which reflected, among other items, (i) a pre-money equity valuation of DiaCarta on a fully diluted basis including the amount of any DiaCarta options and DiaCarta warrants that are outstanding immediately prior to the effective time of the Merger; (ii) joint efforts of HH&L and DiaCarta to raise transaction financing without a minimum transaction financing threshold; (iii) the DiaCarta Minimum Cash Condition of between US$50 million to US$100 million; (iv) that the transaction expenses be paid from the release of proceeds from HH&L’s trust account, and (v) the SEC filing, printer and related fees be jointly paid by HH&L and DiaCarta. Subsequently and until the execution of the Merger Agreement and related ancillary documents, representatives of White & Case and representatives of Loeb & Loeb exchanged multiple drafts of the Merger Agreement and related ancillary documents. They also (i) held a number of teleconference discussions regarding the transaction documents, and (ii) had regular contact with their respective clients during this period to keep them apprised of the status of the transaction documents and solicit their feedback in connection with such documents.
On September 25, 2022, representatives of White & Case shared with representatives of DiaCarta and Loeb & Loeb initial drafts of certain ancillary documents to the Merger Agreement, namely the HH&L Holders Support Agreement, the DiaCarta Holders Support Agreement and the Lock-Up Agreement which, among other items, reflected (i) that the Sponsor and certain holders of HH&L and DiaCarta will vote to adopt and approve the Merger Agreement and the other documents contemplated thereby and the transactions contemplated thereby and not transfer their equity securities of HH&L and DiaCarta, as applicable, and (ii) that subject to certain exceptions, the DiaCarta PubCo common stock held by the Sponsor and certain holders of HH&L and DiaCarta, including any shares of DiaCarta PubCo common stock issued to the directors and officers of DiaCarta PubCo upon the settlement and exercise of restricted stock units, stock options or other equity awards (the “DiaCarta Management Shares”) that are outstanding immediately following the Closing, will be subject to a lock-up period of one-year and the locked-up shares would be released from the lock-up restrictions prior to the expiration of the one-year period if the closing price of DiaCarta PubCo common stock equals or exceeds US$12.00 per share for any 20 trading days within any 30-trading day period after 150 days following the Closing (the “Lock-Up Restrictions”); (iii) the Sponsor and certain directors and officers of HH&L will waive their redemption rights with respect to their HH&L ordinary shares in connection with the completion of the Business Combination pursuant to a letter agreement dated February 5, 2021 entered in connection with HH&L IPO in order to induce HH&L and IPO underwriters to enter into the IPO underwriting agreement and to proceed with the IPO; and (iv) a pro rata release provision pursuant to which if any holder of DiaCarta PubCo common stock party to the Lock-Up Agreement were to be granted a release or waiver to the Lock-Up Restrictions, then the other holders party thereto would be granted a release on the same terms on a pro-rata basis (the “Lock-Up Matching Release”).
On September 27, 2022, representatives of HH&L, DiaCarta, CCM, White & Case and Loeb & Loeb had a teleconference discussing the status of various work streams. The parties assessed the difficulties in the PIPE market and the possibility of starting transaction financing after a definitive agreement is signed.
On September 27, 2022, representatives of Loeb & Loeb shared with representatives of White & Case revised drafts of the Merger Agreement and the Lock-Up Agreement, which, among others, reflected (i) a pre-money equity valuation of DiaCarta not including the amount of any DiaCarta options and DiaCarta warrants that are outstanding immediately prior to the effective time of the Merger; (ii) that HH&L will use commercially reasonable efforts to raise transaction financing with a minimum cash threshold; (iii) that the transaction expenses will be jointly paid by HH&L and the combined company; (iv) that the SEC filing, printer and related fees will be borne by HH&L; (v) a covenant that HH&L will file a proxy statement with the SEC (the “Extension Proxy Statement”) no later than October 30, 2022 to extend the period of time to consummate the Business Combination for an additional three months; (vi) the removal of DiaCarta Management Shares being subject to the lock-up restrictions under the Lock-Up Agreement; and (vii) that the Lock-Up Matching Release would only be triggered to the extent an early release is granted to a director, officer or holder of DiaCarta PubCo common stock representing 5% or more of the total outstanding common stock of DiaCarta PubCo.
Since September 27, 2022, CCM and its legal advisor, Morgan, Lewis & Bockius LLP (“Morgan Lewis”) have conducted customary diligence exercises in reviewing information that was publicly available, provided or otherwise made available to them by DiaCarta in connection with the negotiation of the Merger Agreement, and approved by HH&L and DiaCarta. Additionally, CCM and Morgan Lewis were furnished with drafts of this proxy statement / prospectus, reviewed this proxy statement / prospectus, conducted related due diligence exercises with respect to the statements contained in this proxy statement / prospectus and provided comments to this proxy statement / prospectus.
On September 29, 2022, representatives of White & Case shared initial drafts of the certificate of incorporation and bylaws of the combined company and the Registration Rights Agreements with representatives of DiaCarta and Loeb & Loeb.
On the same day, representatives of Loeb & Loeb shared revised drafts of the HH&L Holders Support Agreement and the DiaCarta Holders Support Agreement with representatives of White & Case, which reflected various changes including, among others, the removal of the carve-out for permitted transfers by the Sponsor and certain shareholders of HH&L.
On October 3, 2022, following discussions with HH&L management, representatives of White & Case shared revised draft of the Merger Agreement with representatives of DiaCarta and Loeb & Loeb. The Merger Agreement reflected, among other items, (i) reinstating a pre-money equity valuation of DiaCarta on a fully diluted basis including the amount of any outstanding DiaCarta options and DiaCarta warrants immediately prior to the effective time of the Merger; (ii) joint efforts by HH&L and DiaCarta to raise transaction financing and the removal of the minimum threshold; (iii) that the SEC filing, printer and related fees will be jointly paid by HH&L and DiaCarta; and (iv) that HH&L will file the Extension Proxy Statement only if the Merger is not consummated by January 9, 2023 and it is reasonably likely that the Merger will not be consummated by February 9, 2023, with the period of extension to be agreed upon by HH&L and DiaCarta in good faith.
On October 4, 2022, representatives of Loeb & Loeb shared with representatives of White & Case a revised draft of the Registration Rights Agreement and an initial draft of the 2022 Plan. On the same day, representatives of White & Case shared with representatives of Loeb & Loeb revised drafts of the Lock-Up Agreement, the HH&L Holders Support Agreement and DiaCarta Holders Support Agreement which, among other items, reflected (i) the re-insertion of DiaCarta Management Shares being subject to lock-up restrictions; (ii) the Lock-Up Matching Release to be triggered to the extent an early release is granted to a holder representing 0.5% or more of the outstanding DiaCarta PubCo common stock; (iii) the inclusion of certain carve-outs to shares subject to lock-up restrictions under the Lock-Up Agreement; and (iv) the re-instatement of permitted transfer carve-outs in the HH&L Holders Support Agreement.
From October 4 to October 7, 2022, representatives of HH&L and DiaCarta and their respective advisors conducted various teleconferences to discuss unresolved issues in the Merger Agreement, including, among others, (i) the removal of the DiaCarta Minimum Cash Condition; (ii) the pre-money equity valuation of DiaCarta on a fully diluted basis; (iii) the treatment of the outstanding DiaCarta options and DiaCarta warrants; (iv) the obligations for HH&L to file the Extension Proxy Statement; (v) the contribution of a certain percentage of the Sponsor’s HH&L Class B ordinary shares if the cash of HH&L at Closing is less than US$50 million; and (vi) the refund of the DiaCarta Investment Amount.
From October 5 to October 9, 2022, representatives of White & Case and representatives of Loeb & Loeb exchanged multiple drafts of the Lock-Up Agreement and the Registration Rights Agreement which, among others, reflected the agreed positions (i) that the Lock-Up Matching Release to be triggered to the extent an early release is granted to a holder representing 1% or more of the outstanding DiaCarta PubCo common stock; (ii) with respect to the threshold for block trade and the obligations of registrable security holders; and (iii) that the DiaCarta Management Shares that are issued immediately prior to or at the Closing will be subject to lock-up restrictions.
On October 7, 2022, HH&L and DiaCarta executed an amendment letter to the DiaCarta LOI to extend the exclusivity period to 160 days after the date of the DiaCarta LOI. On the same day, HH&L received a letter from Goldman Sachs (Asia) LLC, which, among others, waived any entitlement to its portion of the deferred underwriting fees that has accrued from its participation as the underwriters of HH&L’s IPO.
On October 8, 2022, representatives of Loeb & Loeb shared with representatives of White & Case a revised draft of the Merger Agreement, which reflected various changes, including, among other items, (i) the pre-money valuation of DiaCarta to not include the outstanding DiaCarta options and DiaCarta warrants; (ii) HH&L and DiaCarta to jointly share fees of filings under the HSR Act and transfer taxes; (iii) HH&L to bear 100% fees of SEC filing and the Extension Proxy Statement; and (iv) obligations of HH&L to file the Extension Proxy Statement by November 21, 2022. Additionally, representatives of Loeb & Loeb shared an initial draft of the Sponsor Shares Forfeiture Agreement which, among other items, provided that 15% of Sponsor’s HH&L Class B ordinary shares will be subject to forfeiture if the cash of HH&L at Closing is less than US$50 million.
On October 9, 2022, representatives of White & Case and Haiwen had a teleconference with HH&L and provided summaries of their legal due diligence process to date and interim key findings. The legal due diligence process included, but was not limited to, (i) a comprehensive review of materials provided by DiaCarta, including materials from DiaCarta in response to requests of HH&L’s advisors for follow-up data and information, as well as DiaCarta’s responses to due diligence questions, (ii) calls with PRC legal advisor of DiaCarta regarding certain factual matters of DiaCarta, and (iii) summaries of key findings with respect to regulatory compliance with respect DiaCarta’s operations in the PRC, anti-money laundering and sanctions compliances, and material contracts, which included summaries of the legal due diligence findings by White & Case and Haiwen.
On the same day, representatives of HH&L and representatives of DiaCarta had a teleconference to discuss certain commercial points, including, among others, split of transaction expenses and treatment of DiaCarta options and DiaCarta warrants. Later that same day, representatives of White & Case shared with representatives of Loeb & Loeb revised drafts of the Merger Agreement and the Sponsor Shares Forfeiture Agreement, which reflected various changes, including, among others, (i) the pre-money valuation of US$450 million on a fully diluted basis, including DiaCarta options and DiaCarta warrants; (ii) HH&L and DiaCarta to split all transactions expenses; (iii) the obligation of HH&L to file the Extension Proxy Statement if it is unlikely that the Merger will be consummated by February 9, 2023; and (iv) the Sponsor shares subject to forfeiture will be pro rata to the amount of cash received by HH&L.

From October 9 to October 14, 2022, representatives of Haiwen and representatives of AllBright Law Offices exchanged legal due diligence questionnaires, questions and responses relating to PRC legal issues, including, among others, the qualifications required by DiaCarta’s PRC subsidiaries to conduct genetic testing services.
In the afternoon of October 10, 2022, HH&L Board held a meeting via video conference to discuss transaction terms and evaluate the Business Combination. All of the directors, except for Mr. Derek Nelsen Sulger, attended the board meeting. Representatives of White & Case, Maples, Haiwen, CCM and members of HH&L’s management team were in attendance by invitation of the board of directors of HH&L. Representatives of HH&L’s management team provided an overview of the transaction process. A representative of Maples provided a review of the directors’ fiduciary duties under the Cayman Islands corporate law. A representative of CCM provided a review of the key economic terms of the Business Combination. A representative of White & Case provided a review of the key transaction terms of the Business Combination, including the Merger Agreement, and key findings from its legal due diligence. A representative of Haiwen provided a summary of key findings from its legal due diligence in the PRC. Following discussion and consideration, and after given due consideration of status of legal due diligence and various transaction documents, HH&L Board agreed to adopt unanimous written resolutions approving the Merger Agreement, each of the related agreements and the transactions contemplated thereby in the coming days after the transaction documents are in the agreed form. Immediately after the meeting, the management of HH&L orally reviewed with Mr. Derek Nelsen Sulger all of the material and information presented at the meeting.
From October 11 to October 12, 2022, representatives of HH&L and DiaCarta and their respective advisors had various teleconferences to discuss certain outstanding commercial issues in the Merger Agreement and other ancillary agreements, including, among others, (i) HH&L’s estimated transaction expenses before Closing; (ii) the dollar amount threshold of the cash of HH&L at Closing which would trigger the Sponsor’s obligation to forfeit certain number of its Class B ordinary shares; (iii) the filing trigger and timing of the Extension Proxy Statement; and (iv) whether the pre-money equity valuation of DiaCarta included DiaCarta’s outstanding options and warrants.
From October 11 to October 13, 2022, representatives of White & Case and representatives of Loeb & Loeb exchanged revised drafts of the Merger Agreement and ancillary agreements, reflecting drafting comments and clean-up changes.
On October 12, 2022, representatives of Loeb & Loeb and representatives of White & Case had a teleconference to review certain outstanding issues in the Merger Agreement and the Sponsor Shares Forfeiture Agreement, including, among others, (i) the obligations of parties to determine the filing of the Extension Proxy Statement with a targeted filing date of December 15, 2022; (ii) the number of shares the Sponsor will forfeit or contribute under the Sponsor Shares Forfeiture Agreement if the total cash available to HH&L at Closing is less than US$40 million; and (iii) certain representations and warranties of HH&L and DiaCarta.
On October 13, 2022, representatives of HH&L and DiaCarta and their respective advisors had various teleconferences to discuss the outstanding commercial issues and agreed on the following, among others, (i) a pre-money valuation of US$460 million on a fully diluted basis, (ii) split of transaction expenses relating to registration, filing and extension, (iii) filing an extension (with targeted filing date of December 15, 2022), if by December 1, 2022, it is reasonably apparent that the registration statement will not be cleared by December 24, 2022, and (iv) 15% of Sponsor shares subject to forfeiture if the cash of HH&L at Closing is less than US$40 million (subject to an aggregate cap of 20% of Sponsor shares inclusive of shares contributed, transferred, forfeited in the transaction financing).
Later that same day, HH&L’s management updated the agreement on the outstanding commercial issues with HH&L Board and representatives of White & Case shared with representatives of Loeb & Loeb a revised draft of the Merger Agreement and the Sponsor Shares Forfeiture Agreement reflecting the above agreed positions.
From October 13 to October 14, 2022, representatives of Loeb & Loeb and representatives of White & Case exchanged revised drafts of the DiaCarta disclosure letter and HH&L disclosure letter and agreed on the outstanding issues relating to, among others, HH&L’s estimated transaction expenses and DiaCarta’s intellectual properties disclosure list.
On October 13, 2022, HH&L and Credit Suisse executed a letter which, among others, waived Credit Suisse’s entitlement to its portion of the deferred underwriting fee that has accrued from its participation as the underwriters of HH&L’s IPO, subject to the terms and conditions therein.
On the same day, the board of directors of DiaCarta held a board meeting and voted upon and approved, among other things, the entry by DiaCarta into the transactions and the execution of the Merger Agreement and the ancillary agreements in compliance with its constitutional documents and applicable laws.
On October 14, 2022, HH&L executed an engagement letter with CCM to appoint CCM as (i) HH&L’s financial advisor in connection with the Business Combination, and (ii) HH&L’s capital markets advisor and placement agent in connect with a private placement of HH&L’s securities to fund the Business Combination. The services CCM agreed to provide HH&L in connection with its appointment include, among others:
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reviewing and analyzing the business, operations and financial condition of HH&L and DiaCarta and the deal structure;

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working with HH&L to determine the optimal go forward model to present to investors;

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identifying potential investors, organizing investor outreach and scheduling of investor meetings;

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producing, reviewing and / or providing feedback on marketing materials for potential investors;

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soliciting and receiving offers to purchase securities in a private placement and negotiating financial aspects in the transaction financing; and

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assisting in coordinating diligence and closing process.

CCM has not provided any service to DiaCarta or any affiliate of DiaCarta or the Sponsor.
On October 14, 2022, HH&L Board passed unanimous written resolutions approving entry by HH&L into the transactions and the execution of the Merger Agreement and the ancillary agreements. Also on October 14, 2022, the director of Merger Sub and the sole shareholder of Merger Sub adopted written resolutions approving Merger Sub’s entry into the Merger Agreement and the transaction documents to which Merger Sub is or will be a party, as applicable.
Later on the same day, HH&L and DiaCarta executed the Merger Agreement and ancillary agreements and documents related thereto. See “The Merger Agreement” beginning on page 179 of this proxy statement /prospectus for a discussion of the terms of the Merger Agreement. See “Related Agreements” beginning on page 194 of this proxy statement / prospectus for additional information about the ancillary agreements and documents entered into or to be entered into in connection with the Business Combination.
After the Merger Agreement was signed on October 14, 2022, HH&L filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement. DiaCarta also issued a press release announcing the execution of the Merger Agreement and the Business Combination and HH&L filed such press release with the SEC on a Current Report on Form 8-K.
Following the signing of the Merger Agreement, HH&L and DiaCarta, each through their respective placement agents, namely CCM and Revere Securities, have reached out to potential investors to arrange investor meetings to evaluate interest of transaction financing in connection with the Business Combination. The potential investors so contacted include existing non-affiliated public shareholders of HH&L, existing shareholders of DiaCarta and other third party institutional investors that HH&L, DiaCarta and their respective placement agents may consider to be interested in the transaction financing. None of the Sponsor, the directors and officers of HH&L and DiaCarta, or any of HH&L or DiaCarta’s affiliates has expressed an interest in participating in the transaction financing. Although there has not been any discussion of the concrete term of transaction financing with any potential investor, HH&L currently expects the terms of transaction financing to reflect a price per share based on an assumed valuation of DiaCarta PubCo.

The Sponsor expects that if it decides to forfeit any Founder Shares to facilitate the transaction financing, such forfeiture will be offered as consideration to all investors.
HH&L Board’s Reasons for the Approval of the Business Combination
Before reaching its decision on October 13, 2022, the HH&L Board consulted with its management team, legal counsel and other advisors. The HH&L Board considered a number and wide variety of factors in connection with its evaluation of the Business Combination in reaching its determination and supporting its decision. Among those factors, the HH&L Board reviewed the results of due diligence conducted by HH&L’s management, which included:
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Public research on the precision oncology and diagnostic industry and its prospects, a review of DiaCarta’s historical financial performance, industry trends and competitive landscape;

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Extensive conference call meetings with DiaCarta’s management team and representatives regarding operations, company products and services, intellectual property, key customers, suppliers, strategic partners, total available market for each industry and growth prospects, among other customary due diligence matters;

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Review of DiaCarta’s material business contracts, corporate books and records, government regulations and filings, intellectual property and information technology and certain other legal and environmental due diligence;

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Financial and accounting due diligence; and

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Discussions with external advisors and review of reports related to legal due diligence prepared by external advisors.

The HH&L Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the HH&L Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the HH&L Board may have given different weight to different factors in their evaluation of the Business Combination. HH&L Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the following reasons. This explanation of HH&L Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
In the prospectus for HH&L’s initial public offering, HH&L identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses, although HH&L also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The HH&L Board considered these factors in its evaluation of DiaCarta.
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Target with unique and scalable technologies, which has a large addressable market.   HH&L Board considered that DiaCarta develops its products based on its proprietary technology platforms, including (i) its XNA technology, which provides a high level of sensitivity as it clamps the wild-type sequence and amplifies the mutant target sequence; and (ii) its SuperbDNA technology that provides a high level of sensitivity in detecting target DNA or RNA by amplifying the signal and does not require extraction or amplification of target DNA or RNA. Based on the XNA technology, DiaCarta has developed its ColoScape colorectal cancer blood test. Based on the SuperbDNA technology, DiaCarta developed its revolutionary RadTox® cfDNA tests, which serves to assess tumor response and enhance patient care in connection with chemotherapy. Together with DiaCarta’s FDA EUA approved QuantiVirusTM SARS-CoV-2 Tests, HH&L Board believed that DiaCarta’s current technologies provide meaningful solutions in the sizeable precision oncology and infectious diseases diagnosis markets.

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Strong R&D capability and product pipeline.   DiaCarta has strong R&D capabilities backed by its knowledgeable leadership team, partnership with healthcare research institutions and an experienced scientific advisory board: (i) DiaCarta is led by experienced scientists with doctoral or medical doctor qualifications and significant expertise, and many of them have significant academic accomplishments in diagnostic or related fields and experience accumulated from their prior roles with other prominent healthcare companies; (ii) DiaCarta has engaged in strategic collaborations with healthcare research institutions in the development and clinical trials of its products; and (iii) DiaCarta has assembled a strong scientific advisory board with accomplished scholars in highly relevant fields, including oncology and immunogenic and molecular diagnostics. Powered by its R&D capabilities, DiaCarta has assembled a strong product pipeline, including monkey pox testing kits, gastric cancer monitoring test, and early screen test for bladder cancer and lung cancer.
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Financial Performance.   Based on its review of DiaCarta’s historical financial information, the HH&L Board considered that (i) DiaCarta’s management has delivered significant aggregate revenue growth since DiaCarta’s inception, through mixed revenue sources, and has generated net profit in 2021, but also that (ii) a significant portion of DiaCarta’s historical revenue was, and its near-term revenue will likely be, generated from its COVID-19 testing services, the demand for which may be substantially reduced with the production and widely administered use of an efficacious vaccine or treatment for COVID-19.

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Experienced and Committed Management Team.   The HH&L Board considered that DiaCarta’s management team has extensive experience in business management, healthcare and life science: (i) Mr. Aiguo (Adam) Zhang, the founder, president and chief executive officer of DiaCarta who will be serving as the chairman and chief executive officer of the combined company after closing of the Business Combination, has extensive experience in the life science sector; and (ii) DiaCarta has been led by a strong team of senior management with diversified and complementary skillsets and expertise to support its growth, and such management team will continue to manage the combined company and drive its business growth after closing of the Merger.

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Continued Support by Existing Shareholders.   The HH&L Board noted that (i) existing DiaCarta’s shareholders would not be receiving any cash consideration in connection with the Merger; (ii) existing DiaCarta’s shareholders will continue to own over 40% of the combined company on a fully-diluted basis immediately after the Closing (assuming no redemptions by HH&L public shareholders); and (iii) major shareholders of DiaCarta agreed to have their ownership subjected to post-closing lock-up arrangements, such that, subject to limited exceptions, as of the date of this proxy statement / prospectus, shareholders representing over two-thirds of DiaCarta’s issued and outstanding shares have agreed to a 12-month lock-up of the shares of DiaCarta PubCo common stock to be acquired by them at closing of the Merger. The HH&L Board considered these to be strong signs of DiaCarta’s existing shareholders confidence in the combined company and the benefits to be realized as a result of the Merger.

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Terms of the Merger Agreement.   The HH&L Board determined that the terms and conditions of the Merger Agreement were fair, advisable and in the best interests of HH&L and HH&L’s shareholders and were the product of arm’s-length negotiations among the parties.

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Due Diligence.   The HH&L Board considered the fact that HH&L has conducted extensive due diligence review of, among others, DiaCarta’s business, industry dynamics, financial results, material contracts and regulatory compliance, and held discussions with DiaCarta’s management and financial and legal advisors.

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Other Alternatives.   The HH&L Board’s belief is that after a thorough review of other business combination opportunities reasonably available to HH&L, the Business Combination represents the best potential business combination for HH&L and its shareholders based upon the process utilized to evaluate and assess other potential acquisition targets, and the HH&L Board believes that such process has not presented a better alternative.

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Certainty of Closing of the Business Combination.   On the basis that (i) the Closing is not subject to any minimum cash closing condition; and (ii) the shareholders of DiaCarta representing at least two-thirds of the outstanding DiaCarta ordinary shares and DiaCarta preference shares (on an as converted basis as of the date of the Merger Agreement) have entered into the DiaCarta Holders Support Agreements agreeing to vote in favor of the transactions contemplated by the Merger Agreement, the HH&L Board expected that the Business Combination can be consummated pursuant to the terms and conditions of the Merger Agreement.

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Independent Directors’ Role.   HH&L Board is comprised of a majority of independent directors who are not affiliated with the Sponsor or its affiliates. The independent directors evaluated and approved, as members of HH&L Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

Without assigning weight or ranking in any order of significance, the HH&L Board also gave consideration to certain negative factors including, but not limited, to the following:
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Business and Industry Risks.   DiaCarta operates in a competitive industry and many of the elements of DiaCarta’s business are innovative and evolving. It may fail to successfully develop some of its pipeline products. DiaCarta may not be able to position, market and price its products competitively against its more established competitors. The business of DiaCarta may also be adversely and materially affected by certain legislative changes relating to healthcare industry.

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Benefits Not Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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Termination Date.   The risk that the Business Combination may not be consummated by the date that is ten months of October 14, 2022 (Hong Kong Time), upon the occurrence of which the Merger Agreement may be terminated; provided that the right to terminate is not available to a party where the failure of the Closing to occur on or before such date is caused by a failure of such party to perform and comply in all material respects with its covenants and agreements that are required to be performed or complied with at or prior to the Closing.

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Liquidation of HH&L.   The risks and costs to HH&L if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in HH&L being unable to effect a business combination by February 9, 2023 (or the Extended Deadline), and force it to liquidate and the HH&L Warrants to expire worthless; provided that HH&L plans to seek an extension of its liquidation date to the extent, by December 1, 2022, it becomes reasonably apparent that this proxy statement / prospectus has not been declared effective by December 24, 2022.

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No Survival of Remedies for Breach of Representations, Warranties or Covenants of DiaCarta.   The risk that HH&L will not have any surviving remedies against DiaCarta after the Closing to recover for losses as a result of any inaccuracies or breaches of representations, warranties or covenants of DiaCarta set forth in the Merger Agreement. As a result, following the Closing, HH&L’s shareholders will not have the ability to recover for the amount of any damages resulting from a breach of DiaCarta’s representations, warranties or covenants set forth in the Merger Agreement. HH&L Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms.

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Shareholder Vote.   The risk that HH&L’s shareholders may fail to provide the respective votes necessary to complete the Business Combination.

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Redemptions.   The risk that HH&L’s public shareholders may redeem their public shares for cash in connection with the Business Combination, thereby reducing the amount of cash available to HH&L at the Closing.

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Closing Conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within HH&L’s control.

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Transaction Financing.   The fact that no transaction financing has been committed as of the date hereof.

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Transaction Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Listing Risks.   The challenges associated with preparing DiaCarta, a privately held company, for the applicable disclosure, controls and listing requirements to which it will be subject as a publicly traded company on NYSE or Nasdaq.

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Fairness Opinion.   HH&L Board did not obtain a fairness opinion from a financial advisor stating that the consideration to be paid in the Business Combination was fair to HH&L from a financial point of view.

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Post-Business Combination Corporate Governance.   The amount of equity to be held by DiaCarta’s existing shareholders, the fact that existing HH&L shareholders will likely hold a minority position in DiaCarta PubCo following consummation of the Business Combination, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

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Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

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COVID-19.   Uncertainties regarding the potential impact of the COVID-19 pandemic and related economic disruption on DiaCarta’ business and operations.

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Other Risks:   Various other risks associated with the Business Combination, the business of DiaCarta and the business of HH&L described under “Risk Factors” of this proxy statement / prospectus.

The HH&L Board concluded that the potential benefits that it expected HH&L and the HH&L shareholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. The HH&L Board also noted that the HH&L shareholders would have a substantial economic interest in the combined company (depending on the level of HH&L shareholders that seek redemption of HH&L Class A ordinary shares into cash). Accordingly, the HH&L Board unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement, were advisable and in the best interests of HH&L and its shareholders.
Summary of Financial and Valuation Analyses of DiaCarta
The following highlights the material analyses prepared by HH&L management and reviewed by HH&L Board in connection with the valuation of DiaCarta. Where relevant, the numbers and ratios set out in this section reflects the information contained in DiaCarta’s audited consolidated financial statements as of and for the years ended December 31, 2020 and December 31, 2021. The summary sets forth below does not purport to be a complete description of the financial and valuation analyses performed or factors considered by HH&L nor does the order of the financial and valuation analyses described represent the relative importance or weight given to those financial and valuation analyses by HH&L Board. HH&L may have deemed various assumptions more or less probable than other assumptions, so the valuations implied by the analysis highlighted below should not be taken to be HH&L’s view of the actual value of DiaCarta. Considering the data specified below without considering all financial and valuation analyses or factors or the full narrative description of such analyses of factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying HH&L’s financial and valuation analyses and the recommendation of HH&L Board.
While presented with numerical specificity, the financial and valuation analyses prepared by HH&L management are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial condition and matters specific to the business of DiaCarta, all of which are inherently uncertain and difficult to predict and many of which are beyond the control of HH&L or DiaCarta.
None of DiaCarta, HH&L, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of DiaCarta do not purport to be appraisals or reflect the prices at which DiaCarta shares may actually be valued upon closing of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the financial and valuation analyses are inherently subject to substantial uncertainty. The following information, to the extent that is based on market data, is not necessarily indicative of current market conditions.

Valuation Analysis
In determining DiaCarta’s valuation, HH&L Board considered the valuation analysis conducted by HH&L’s management with the assistance of its financial advisor, which was based on the management’s analysis of the operational, financial and valuation data of comparable companies, trading levels of comparable companies, publicly disclosed information regarding comparable transactions and the materials, including financial information, provided by DiaCarta. HH&L Board concluded that such valuation analysis supported the pre-money fully diluted equity valuation of DiaCarta.
As part of this assessment, HH&L’s management conducted, a comprehensive due diligence examination of DiaCarta and discussed the financial, technical, operational and legal outlook of DiaCarta with DiaCarta’s management. It also discussed and reviewed its valuation analysis with its financial advisor and the financial advisor to DiaCarta. On the basis of such due diligence, discussions and analysis, and taking into account the total addressable market (“TAM”) of each subsector and expected future milestone events, HH&L’s management concluded the pre-money fully-diluted equity valuation of DiaCarta to be US$460 million.
Specifically, in terms of TAMs, DiaCarta, as a precision life sciences platform, is well positioned to penetrate: (A) an approximately US$80 billion TAM in cancer treatment, and (B) an approximately US$50 billion TAM in molecular diagnostics solutions, including: (i) an approximately US$6 billion TAM in RadTox cfDNA test tumor response and prognosis, (ii) an approximately US$18 billion TAM in ColoScape colorectal cancer early detection blood test, and (iii) an approximately US$35 billion TAM in COVID-19 total solution and any new infectious disease, such as Monkeypox.
In the process of analyzing the proper valuation of DiaCarta, the management of HH&L also considered, based on its expertise, the current status, the momentum, the estimated timeline and the probability of DiaCarta accomplishing certain milestone events in connection with the development of certain of its products. In terms of expected future milestone events, DiaCarta has commercialized five diagnostic tests which are currently available for use by physicians, i.e., RadTox, ColoScape, Oncuria™, Quantivirus, and OPtiSeq NGS and currently expects (i) RadTox to receive FDA full approval and Class III approval from NMPA in 2024 to the extent their applications are successful, and have a positive impact on revenue in the United States starting 2023, (ii) ColoScape to complete the trial in Italy in early 2023, the trial in China at the end of 2023, and the 12000-patient PMA cancer screening trial in 2025, and (iii) Oncuria™ to start being available as a testing service in the U.S. in late 2022, with its volume of the test expected to increase in 2023.
Selected Comparable Public Company Analysis
For the purpose of the valuation assessment, HH&L management team reviewed certain financial information of DiaCarta and took into account certain financial information of Comparable Public Companies in Sequencing and Molecular Diagnostics.
HH&L management team identified certain companies listed on a U.S. national stock exchange that met (1) the following qualitative criteria: (i) whose primary products or services are cancer diagnostics products, DNA sequencing or array-based technologies; (ii) whose main customers are healthcare institutions; and (iii) whose operation covers multiple countries or regions or which has a plan to expand into multiple countries or region; and (2) the following quantitative criteria: (i) historical revenue growth rate; (ii) ratio of total enterprise value / revenue multiple (“TEV/ Revenue”), and (iii) ratio of growth adjusted enterprise value / revenues (which is equal to the quotient of TEV/ Revenue divided by revenue growth rate) (“Growth Adjusted TEV/Revenue”).
Set forth below are all of the comparable companies that met the qualitative and quantitative criteria summarized in the preceding paragraph and HH&L used as part of its valuation analyses of DiaCarta.
1)
Illumina, Inc. — a global company focusing on DNA sequencing and array-based technologies.

2)
QIAGEN N.V. — a global company focusing on sampling and array-based technologies.

3)
Exact Sciences Corporation — a global advanced cancer diagnostics company.

4)
DiaSorin S.p.A — a global laboratory diagnostics company, specializing in immunodiagnostics and molecular diagnostics.

5)
Guardant Health, Inc. — a global precision oncology company.

6)
Natera, Inc. — a cell-free DNA testing company focusing on women’s health, oncology and organ health.

7)
10X Genomics, Inc. — a life science technology company focusing on developing solutions for analyzing biological systems.

8)
Myriad Genetics, Inc. — a genetic testing and precision medicine company.

9)
NeoGenomics, Inc. — a cancer diagnostic, pharmaceutical services and information services company.

10)
CareDx, Inc. — a precision medicine company focused on diagnostic solutions for transplant patients and caregivers.

11)
NanoString Technologies, Inc. — a life science technology company focusing on spatial biology.

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Adaptive Biotechnologies Corporation — a biotechnology company focusing on adaptive immune systems.

13)
ANGLE plc — a liquid biopsy company.

None of the above comparable companies has characteristics identical to DiaCarta. Some of the selected companies have different product portfolios and some operate in different countries/regions with DiaCarta. An analysis of selected comparable companies is not purely quantitative, rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies and other factors that could affect the public trading values of the companies reviewed.
In conducting comparable companies valuation analysis, HH&L Board compared DiaCarta against the selected comparable companies in the following areas: (A) operational benchmarking: historical revenue growth rate; and (B) valuation benchmarking: (i) TEV/Revenue, and (ii) Growth Adjusted TEV/Revenue. The total enterprise value of DiaCarta is calculated based on the pre-money equity value of $460 million on a fully diluted basis.
HH&L believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company valuation analysis. Accordingly, HH&L also made qualitative judgments, based on its experience and the professional judgment of its management team, concerning differences between the operations, business and/or financial characteristics of DiaCarta and the selected comparable companies to provide a context in which to consider the results of the quantitative analysis.
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Operational Benchmarking

HH&L management team compared the historical revenue growth rate of DiaCarta against each of the selected comparable companies.
With reference to the selected comparable companies, DiaCarta had the highest revenue growth rate of approximately 193.5% in 2021, compared with a median revenue growth rate of 40% of the selected comparable companies.
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Valuation Benchmarking

DiaCarta’s Growth Adjusted TEV/Revenue was approximately 0.07 in 2021, which represented an attractive valuation relative to those of the selected comparable companies.
Have considered the foregoing, HH&L management team concluded that DiaCarta was an attractive business combination target, as it compared favorably against the selected comparable companies in terms of the historical revenue growth rate, particularly in the most recent fiscal year of 2021, with a Growth Adjusted TEV/R comparable to that of the selected comparable companies in Sequencing and Molecular Diagnostics.
The results of the above-referenced analyses supported HH&L management’s determination that it was fair and in the best interests of HH&L and its shareholders, and that it was advisable, to enter into the Merger Agreement and the Ancillary Agreements to which HH&L is, or will be, a party and to consummate the transactions contemplated thereby, including the Business Combination.
Certain Benefits of HH&L’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of HH&L Board in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and HH&L’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of HH&L shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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Prior to HH&L’s initial public offering, the Sponsor purchased 14,375,000 HH&L Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.002 per Founder Share, on September 7, 2020. On January 20, 2021, the Sponsor returned 5,750,000 HH&L Class B ordinary shares for no consideration, following which, the Sponsor holds 8,625,000 Founder Shares. On February 4, 2021, the Sponsor transferred an aggregate of 66,000 HH&L Class B ordinary shares to three independent directors. On February 4, 2021, HH&L effected a share dividend of 1,725,000 HH&L Class B ordinary shares, resulting in an aggregate of 10,350,000 HH&L Class B ordinary shares outstanding. On May 19, 2021, the Sponsor transferred 22,000 HH&L Class B ordinary shares to Skyview Enterprises Limited, an affiliate of Derek Sulger, an independent director of HH&L, for his board service for no cash consideration. As of the date of this proxy statement / prospectus, the Sponsor held 10,262,000 HH&L Class B ordinary shares. As a result of the significantly lower investment per HH&L Class B ordinary share of the Sponsor as compared with the investment per public share of HH&L’s public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our public shareholders.

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If HH&L does not consummate a business combination by February 9, 2023 (or the Extended Deadline), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,262,000 HH&L Class B ordinary shares owned by the Sponsor would be worthless because following the redemption of the public shares, HH&L would likely have few, if any, net assets. Additionally, in such event, the 10,280,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of HH&L’s initial public offering for an aggregate purchase price of $10,280,000 will also expire worthless.

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HH&L’s directors and officers, Huanan Yang, Yingjie (Christina) Zhong, Qingjun Jin, Dr. Jingwu Zhang Zang, Professor Frederick Si Hang Ma and Derek Nelsen Sulger, also have a direct or indirect economic interest in the HH&L Class B ordinary shares. The 10,350,000 shares of DiaCarta PubCo common stock into which the 10,350,000 HH&L Class B ordinary shares held by the Sponsor and certain HH&L’s directors and officers will automatically convert in connection with the Merger (including after giving effect to the HH&L Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $      million based upon the closing price of $      per public share on the NYSE on      , 2022, the most recent practicable date prior to the date of this proxy statement / prospectus. However, given that such shares of DiaCarta PubCo common stock will be subject to certain restrictions, including those described elsewhere in this proxy statement / prospectus, HH&L believes such shares have less value. The 10,280,000 DiaCarta PubCo warrants into which the 10,280,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the HH&L Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $        million based upon the closing price of $      per public warrant on the NYSE on            , 2022, the most recent

practicable date prior to the date of this proxy statement / prospectus. However, given that such DiaCarta PubCo warrants will be subject to certain restrictions, including those described elsewhere in this proxy statement / prospectus, HH&L believes such warrants have less value.
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Accordingly, the Sponsor, officers and directors will lose their entire investment of $10,305,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $10,280,000 private placement warrant purchase price, if HH&L does not complete a business combination by February 9, 2023 (or the Extended Deadline).

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Pursuant to that certain letter agreement, dated as of February 5, 2021, by and among the HH&L, its executive officers, its directors, its advisory board member and the Sponsor, in connection with HH&L’s initial public offering, the Sponsor and other signatories (each of whom is a member of HH&L Board, advisory board member and/or executive officers) is subject to certain restrictions on transfer with respect to: (i) HH&L Class B ordinary shares (as defined in such letter agreement); and (ii) private placement warrants (as defined in such letter agreement). Such restrictions on the HH&L Class B ordinary shares end on the date that is one year after Closing, or are subject to an early price-based release if: (a) the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading period at least 150 days after the Business Combination, or (b) HH&L completes a transaction that results in public shareholders having the right to exchange the HH&L Class A ordinary shares for cash, securities or other property. The restrictions on the private placement warrants end on 30 days after the completion of a business combination.

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The Sponsor and each member of HH&L Board, advisory board member and/or executive officers irrevocably and unconditionally agreed that if HH&L seeks shareholder approval of a proposed Business Combination, then in connection with proposed Business Combination, such Sponsor and insider shall not elect to cause HH&L to redeem any of the 10,350,000 HH&L Class B ordinary shares and 10,280,000 private placement warrants beneficially owned or owned of record by such Sponsor or insider, or submit any of such securities for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.

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The Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if HH&L fails to complete a business combination by February 9, 2023 (or the Extended Deadline).

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HH&L’s existing directors and officers will be eligible for continued indemnification and continued coverage under HH&L’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement.

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Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to HH&L and remain outstanding. If HH&L does not complete an initial business combination within the required period, HH&L may use a portion of its working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used for this purpose.

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The Sponsor, officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination, including repayment of any other loans and advances made. However, if HH&L fails to consummate a business combination by February 9, 2023 (or the Extended Deadline), they will not have any claim against the trust account for reimbursement. Accordingly, HH&L may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

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Pursuant to the Registration Rights Agreement, the Sponsor, certain of its respective affiliates and certain shareholders of DiaCarta will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of DiaCarta PubCo common stock and warrants held by such parties following the consummation of the Business Combination.

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The Proposed Certificate of Incorporation will contain a provision expressly electing that DiaCarta PubCo will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders.

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Although the Sponsor and its affiliates have committed considerable capital to HH&L, including through its participation in the IPO and its contribution of a portion of the promote for no consideration, if the Business Combination is consummated, taking into account the investments described above, including the promote, it is possible that the Sponsor and its affiliates could realize a positive rate of return on such investments even if other HH&L shareholders experience a negative rate of return following the Business Combination.

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The Sponsor will benefit economically from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. That said, the Sponsor by pursuing a business combination with a less favorable target company or on terms less favorable to shareholders than what it would normally negotiate, may cause irreparable reputational damage to the Sponsor, which far exceeds to the dollar value of the Founder Shares, and this risk similarly serves as a disincentive from pursuing an unattractive business combination.

Satisfaction of 80% Test
NYSE rules require that HH&L must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of HH&L’s signing a definitive agreement in connection with its initial business combination. Based on the fully-diluted pre-money equity valuation of $460 million for DiaCarta compared to the approximately $414 million in the trust account, the fact that the purchase price for DiaCarta was the result of an arm’s length negotiation and all of the factors described in this section and the section of this proxy statement / prospectus entitled “BCA Proposal — The Merger Agreement”, the HH&L Board determined that this requirement was met.
Expected Accounting Treatment of the Business Combination
The HH&L Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the HH&L Domestication. The business, capitalization, assets and liabilities and financial statements of DiaCarta PubCo immediately following the HH&L Domestication will be the same as those of HH&L immediately prior to the HH&L Domestication.
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, HH&L is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of DiaCarta issuing stock for the net assets of HH&L, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On December 17, 2022, HH&L and DiaCarta filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. On December 20, 2022, the Premerger Notification Office of the FTC and the Antitrust Division confirmed receipt of completed Notification and Report Forms from all parties with respect to the Business Combination. The waiting period has expired on January 19, 2023 at 11:59pm.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. HH&L cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, HH&L cannot assure you as to its result.
Neither HH&L nor DiaCarta are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The approval of the BCA Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that (i) the Business Combination Agreement, dated as of October 14, 2022, as amended on January 20, 2023, (the “Merger Agreement”), by and among the Company, Diamond Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of the Company, and DiaCarta, Ltd. (“DiaCarta”), a Cayman Islands exempted company incorporated with limited liability, which will domesticate as a Delaware corporation prior to the Merger (as defined below), (a copy of which is attached to the proxy statement / prospectus as Annex A and Annex B), and the execution thereof by the Company, be approved, ratified and confirmed in all respects, (ii) each of the transactions and obligations contemplated by or referred to in the Merger Agreement, including without limitation the merger of Merger Sub with and into Domesticated DiaCarta (the “Merger”), with Domesticated DiaCarta surviving the Merger as a wholly owned subsidiary of the Company, and (iii) the listing of DiaCarta PubCo common stock and DiaCarta PubCo warrants on NYSE or Nasdaq following the consummation of the Business Combination, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, authorized and confirmed in all respects.”
Recommendation of the HH&L Board
THE HH&L BOARD UNANIMOUSLY RECOMMENDS THAT THE HH&L SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “— Interests of HH&L’s Directors and Officers in the Business Combination” for a further discussion.

CLASS B CONVERSION PROPOSAL
Overview
Pursuant to the Merger Agreement and in connection with the HH&L Domestication, each of the then issued and outstanding HH&L Class B ordinary share shall, immediately prior to the HH&L Domestication, convert automatically into a HH&L Class A ordinary share in accordance with and pursuant to the approval to be granted by the shareholders of HH&L (and subject to the approval of the holders of HH&L Class B ordinary shares).
The Cayman Constitutional Documents do not provide for automatic conversion of HH&L Class B ordinary shares immediately prior to the effective time of the HH&L Domestication. Therefore, the conversion of each then issued and outstanding HH&L Class B ordinary share to a HH&L Class A ordinary share immediately prior to the HH&L Domestication shall be authorized by (i) a special resolution of the HH&L shareholders voting as a single class, and (ii) a consent in writing of holders of not less than two-thirds of the issued HH&L Class B ordinary shares or the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of HH&L Class B ordinary shares. As of the date of this proxy statement / prospectus, we have obtained the written consent of the Sponsor, and certain directors and officers of HH&L, who collectively owns 100% of HH&L Class B ordinary shares issued approving the conversion of each issued and outstanding HH&L Class B ordinary share into a HH&L Class A ordinary share immediately prior to the HH&L Domestication.
Vote Required for Approval
The approval of Class B Conversion Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.
The Class B Conversion Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved at the Meeting, the Class B Conversion Proposal will have no effect, even if approved by the HH&L shareholders.
Resolution to Be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the automatic conversion, immediately prior to the HH&L Domestication, of each of the then issued and outstanding Class B ordinary share, par value $0.0001 per share, of the Company into a Class A ordinary share, par value $0.0001 per share, of the Company (subject to adjustment of the conversion ratio as provided by the terms of the second amended and restated memorandum and articles of association of the Company) be approved and authorised.”
Recommendation of the HH&L Board
THE HH&L BOARD UNANIMOUSLY RECOMMENDS THAT HH&L SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CLASS B CONVERSION PROPOSAL.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement / prospectus, if the BCA Proposal is approved, then HH&L is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the HH&L Domestication nor the Merger will be consummated.
As a condition to the consummation of the Merger, the HH&L Board has unanimously approved a change of HH&L’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and registering by way of continuation and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the HH&L Domestication, HH&L will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which HH&L will be domesticated and continue as a Delaware corporation. In connection with the HH&L Domestication and simultaneously with the Business Combination, the corporate name of HH&L will change to “DiaCarta, Inc.”
In connection with the HH&L Domestication, (i) each of the then issued and outstanding 10,350,000 HH&L Class B ordinary shares shall, immediately prior to the HH&L Domestication, convert automatically into a HH&L Class A ordinary share (subject to adjustment of the conversion ratio as provided by the terms of the Cayman Constitutional Documents, as applicable) in accordance with and pursuant to the approval to be granted by the shareholders of HH&L (and subject to the approval of the holders of HH&L Class B ordinary shares); (ii) immediately following the conversion described in clause (i), each of the then issued and outstanding 51,750,000 HH&L Class A ordinary shares (including those Class A ordinary shares underlying the HH&L units) shall convert automatically, on a one-for-one basis, into a share DiaCarta PubCo common stock; (iii) each then issued and outstanding warrant of HH&L will convert automatically into a warrant to acquire one share of DiaCarta PubCo common stock pursuant to the Warrant Agreement; and (iv) each of the then issued and outstanding units of HH&L that have not been previously separated into the underlying HH&L Class A ordinary shares and underlying HH&L warrants upon the request of the holder thereof, will convert into a unit of DiaCarta PubCo (the “DiaCarta PubCo units”), with each DiaCarta PubCo unit representing one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. Upon the closing of the Business Combination, immediately prior to the Effective Time, each issued and outstanding DiaCarta PubCo unit immediately prior to the Effective Time will be automatically separated and the holder thereof shall be deemed to hold one share of DiaCarta PubCo common stock and one-half (1/2) of one DiaCarta PubCo warrant. No fractional DiaCarta PubCo warrants will be issued upon separation of the DiaCarta PubCo units.
The Domestication Proposal, if approved, will approve a change of HH&L’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while HH&L is currently governed by the Cayman Islands Companies Act, upon the HH&L Domestication, DiaCarta PubCo will be governed by the DGCL. HH&L encourages shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, HH&L notes that if the Domestication Proposal is approved, then HH&L will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace HH&L’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of DiaCarta PubCo under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and HH&L encourages shareholders to carefully consult the information set out below under “Organizational Documents Proposal,” the Cayman Constitutional Documents of HH&L, attached hereto as Annex G and the Proposed Organizational Documents of DiaCarta PubCo, attached hereto as Annex H and Annex I.
Reasons for the HH&L Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the

DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The primary reason for the HH&L Domestication is to enable DiaCarta PubCo to avoid certain taxes that would be imposed on DiaCarta PubCo if DiaCarta PubCo were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, because DiaCarta PubCo will have substantial operations in the United States following the Business Combination, it was the view of the HH&L Board that DiaCarta PubCo should be structured as a corporation organized in the United States.
The HH&L Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of HH&L and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
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Prominence, Predictability, and Flexibility of Delaware Law.   For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to DiaCarta PubCo, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for DiaCarta PubCo’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. DiaCarta PubCo’s incorporation in Delaware may make DiaCarta PubCo more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws, especially those relating to director indemnification (as discussed below), draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable DiaCarta PubCo to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, HH&L believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, HH&L believes that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Reasons for the Name Change
The HH&L Board believes it would be in the best interests of HH&L to, in connection with the HH&L Domestication and simultaneously with the Business Combination, change the corporate name to “DiaCarta, Inc.” in order to more accurately reflect the business purpose and activities of DiaCarta PubCo.
Proposed Certificate of Incorporation and Proposed Bylaws
Commencing with the effective time of the HH&L Domestication which will be the effective time of the Business Combination, the Proposed Certificate of Incorporation and the Proposed Bylaws will govern the rights of stockholders in DiaCarta PubCo.
A chart comparing your rights as a holder of HH&L shares as a Cayman Islands exempted company with your rights as a holder of the HH&L Class A ordinary shares can be found in the section entitled “Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the HH&L Domestication.”
Comparison of Shareholder Rights under Applicable Corporate Law Before and After the HH&L Domestication
When the HH&L Domestication is completed, the rights of stockholders of DiaCarta PubCo will be governed by Delaware law, including the DGCL, rather than by the Cayman Islands Companies Act. Certain differences exist between the DGCL and Cayman Islands Companies Act that will alter certain of the rights of shareholders of HH&L and affect the powers of the DiaCarta PubCo board of directors and management following the HH&L Domestication.
Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and Cayman Islands Companies Act.
The owners of a Delaware corporation’s shares of common stock are referred to as “stockholders”. For purposes of language consistency, in certain sections of this proxy statement / prospectus, we may continue to refer to the owners of DiaCarta PubCo’s common stock as “shareholders.”
Provisions	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware	The Cayman Islands Companies Act
General Vote Required for Combinations with Interested Stockholders/Shareholders	Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.	No similar provision
Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally	Under Cayman Islands Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately

Provisions	Delaware	Cayman Islands
	have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.	be determined by the courts of the Cayman Islands.
Requirements for Stockholder/ Shareholder Approval	Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements, the Cayman Islands Companies Act, applicable law and the relevant articles of association) by ordinary resolution, being the approval of the holders of a majority of the shares, who, being present in person or proxy and entitled to vote, vote at the quorate meeting of shareholders or by special resolution (such as the amendment of the company’s constitutional documents), being the approval of the holders of a majority of not less than two-thirds of the shares, who, being present in person or by proxy and entitled to vote, vote at the quorate meeting of shareholders.
Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.

Provisions	Delaware	Cayman Islands
Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Advisory Organizational Documents Proposal 5D).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.
Removal of Directors;	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. However, because the board of directors of DiaCarta PubCo will be classified after the Closing, pursuant to the Proposed Certificate of Incorporation, a director may be removed from office only for cause and only by the affirmative vote of at least 66 2∕3% of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote in any annual	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Provisions	Delaware	Cayman Islands
election of directors or class of directors, voting together as a single class.
Number of Directors	The number of directors is fixed by the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The by-laws may provide that the board may increase the size of the board and fill any vacancies.	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.
Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.

Provisions	Delaware	Cayman Islands
and reasonably entitled to indemnity for expenses the court deems proper.
Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.
Expected Accounting Treatment of the HH&L Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of HH&L as a result of the HH&L Domestication. The business, capitalization, assets and liabilities and financial statements of DiaCarta PubCo immediately following the HH&L Domestication will be the same as those of HH&L immediately prior to the HH&L Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under the Cayman Constitutional Documents, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that (a) the Company be de-registered in the Cayman Islands pursuant to Article 49 of the current Second Amended and Restated Memorandum and Articles of Association of the Company and in accordance with Section 206 of the Cayman Islands Companies Act, and be registered by way of continuation as a corporation in the state of Delaware in accordance with Section 388 of the Delaware General Corporation Law (the “HH&L Domestication”); (b) conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation under the laws of the State of Delaware, the registered office of the Company be changed to       ; (c) Corporation Trust Company be instructed to undertake all necessary steps in order to continue the legal existence of the Company in the State of Delaware as a corporation incorporated under the laws of the State of Delaware; and (d) Maples Corporate Services Limited be instructed to file notice of the resolutions relating to the de-registration with the Registrar of Companies in and for the Cayman Islands.”
Recommendation of the HH&L Board
THE HH&L BOARD UNANIMOUSLY RECOMMENDS THAT HH&L SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Officers in the Business Combination” for a further discussion.

ORGANIZATIONAL DOCUMENTS PROPOSAL
Overview
If the BCA Proposal, the Class B Conversion Proposal and the Domestication Proposal are approved and the Business Combination is to be consummated, HH&L will replace the current second amended and restated memorandum of association of HH&L (the “Existing Memorandum”) and the current second amended and restated articles of association of HH&L (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, adopted pursuant to the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”), with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of DiaCarta, Inc., in each case, under the DGCL.
HH&L’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents (collectively, the “Organizational Documents Proposal”) in connection with the replacement of the Cayman Constitutional Documents. The Organizational Documents Proposal is conditioned on the approval of the BCA Proposal, the Class B Conversion Proposal and the Domestication Proposal. Therefore, if any of the BCA Proposal, the Class B Conversion Proposal or the Domestication Proposal is not approved, the Organizational Documents Proposal will have no effect, even if approved by the requisite number of HH&L shareholders.
Reasons for the Amendments
HH&L Board’s reasons for proposing the Proposed Organizational Documents are set forth below. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex I, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex H:
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change the corporate name from “HH&L Acquisition Co.” to “DiaCarta, Inc.”;

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authorize the change in the authorized share capital of HH&L from (i) 500,000,000 HH&L Class A ordinary shares, 50,000,000 HH&L Class B ordinary shares and 5,000,000 preference shares, par value $0.0001 per preference share, of HH&L (the “HH&L Preference Shares”) to (ii)        shares of DiaCarta PubCo common stock and        shares of DiaCarta PubCo preferred stock; and

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to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement / prospectus as Annex I and Annex H, respectively).

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that conditional upon, and with effect from, the registration of the Company in Delaware as a Delaware corporation under the laws of Delaware:
a)
the name of the Company be changed to “DiaCarta, Inc.”; and

b)
the Second Amended and Restated Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement / prospectus as Annex I and Annex H, respectively), with such principal changes as described in Advisory Organizational Documents Proposals 5A-D set out in the resolutions below.”

Vote Required for Approval
The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the quorate extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by the requisite number of HH&L shareholders.
Recommendation of the HH&L Board
HH&L BOARD UNANIMOUSLY RECOMMENDS THAT HH&L SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal  —  Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS
If the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved and the Business Combination is to be consummated, HH&L will replace the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents of DiaCarta PubCo, under the DGCL.
HH&L’s shareholders are asked to consider and vote upon and to approve on a non-binding advisory basis by special resolution four separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Advisory Organizational Documents Proposals are conditioned on the approval of the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if any of the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal or the Organizational Documents Proposal is not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by the requisite number of HH&L shareholders.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of HH&L, attached to this proxy statement / prospectus as Annex G, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement / prospectus as Annex I and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement / prospectus as Annex H. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Act and the Proposed Organizational Documents will be governed by the DGCL, HH&L encourages shareholders to carefully consult the information set out under the section entitled “Comparison of Corporate Governance and Shareholder Rights” of this proxy statement / prospectus.
	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Advisory Organizational Documents Proposal 5A)	The Cayman Constitutional Documents authorize 555,000,000 shares, divided into 500,000,000 HH&L Class A ordinary shares, 50,000,000 HH&L Class B ordinary shares and 5,000,000 HH&L Preference Shares.	The Proposed Organizational Documents authorize shares, consisting of DiaCarta PubCo shares of common stock and shares of DiaCarta PubCo preferred stock.
	See paragraph 5 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Shares Without Shareholder Consent (Advisory Organizational Documents Proposal 5B)	The Cayman Constitutional Documents authorize the issuance of 5,000,000 HH&L Preference Shares with such designation, rights and preferences as may be determined from time to time by HH&L Board. Accordingly, HH&L Board is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other	The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption

	Cayman Constitutional Documents	Proposed Organizational Documents
	rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of HH&L to carry out a conversion of HH&L Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).	privileges and liquidation preferences, and to increase or decrease (the number of shares of any series as the Board may determine.
	See paragraph 5 of the Existing Memorandum and Article 3 of the Existing Articles.	See Article V, subsection B of the Proposed Certificate of Incorporation.
Classified Board (Advisory Organizational Documents Proposal 5C)	The Cayman Constitutional Documents provide that the HH&L Board shall be composed of one class.	The Proposed Organizational Documents provide that the Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
	See Article 28 of the Existing Articles.	See Article VII of the Proposed Certificate of Incorporation.
Removal of Directors (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents provide that before a Business Combination, holders of HH&L Class B ordinary shares may remove any director, and that after a Business Combination, shareholders may by an Ordinary Resolution remove any director.	The Proposed Organizational Documents do not include any provisions relating to the removal of DiaCarta PubCo’s directors. The default under the DGCL is that, so long as the board is classified, the stockholders may affect the removal of directors only for cause and such removal will require the vote by the holders of a majority of the shares then entitled to vote at an election of directors.
	See Article 31 of the Cayman Constitutional Documents.	Default rule under the DGCL.
Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents provide that amendments to change HH&L’s name, alter or add to the Existing Articles or certain sections of the Existing Memorandum with respect to any objects, powers or other matters specified therein or to reduce its share capital or any capital redemption reserve fund may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least	The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles VII, VIII, IX, X, XI, XII and XIII of the Proposed Certificate of Incorporation.”

	Cayman Constitutional Documents	Proposed Organizational Documents
two-thirds of the HH&L shares represented in person or by proxy and entitled to vote thereon and who vote at a quorate general meeting.
	See Article 18.3 of the Cayman Constitutional Documents.	See Article XIII of the Proposed Certificate of Incorporation and Article X of the Proposed Bylaws.
Company Name (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents provide that the name of the company is “HH&L Acquisition Co.”	The Proposed Organizational Documents provide that the name of the corporation will be “DiaCarta, Inc.”
	See paragraph 1 of the Existing Memorandum.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents provide that if HH&L does not consummate a Business Combination (as defined in the Cayman Constitutional Documents) by 24 months from the consummation of the IPO, or such later time as the shareholders may approve in accordance with the Existing Articles, HH&L will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate HH&L’s trust account.	The Proposed Organizational Documents do not include any provisions relating to DiaCarta PubCo’s ongoing existence; the default under the DGCL will make DiaCarta PubCo’s existence perpetual.
	See Article 51.7 of the Cayman Constitutional Documents.	Default rule under the DGCL.
Action by Written Consent of Shareholders (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents permit shareholders to approve amendments to Article 31.1 by unanimous written resolution.	The Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.
	See Article 31.4 of the Cayman Constitutional Documents.	See Article VIII of the Proposed Certificate of Incorporation.
Exclusive Forum (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the US for causes of action arising under the Securities Act.

	Cayman Constitutional Documents	Proposed Organizational Documents
See Article XII of the Proposed Certificate of Incorporation.
Takeovers by Interested Stockholders (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of HH&L by a related shareholder following a business combination.	The Proposed Organizational Documents will have DiaCarta PubCo elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other similar restrictions regarding takeovers by interested stockholders.
	See Article 51 of the Cayman Constitutional Documents.	See Article X of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Advisory Organizational Documents Proposal 5D)	The Cayman Constitutional Documents include various provisions related to HH&L’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to HH&L’s status as a blank check company, which no longer will apply upon consummation of the Merger, as HH&L will cease to be a blank check company at such time.
ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 5A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Advisory Organizational Documents Proposal 5A — to authorize the change in the authorized share capital of HH&L from (i) 500,000,000 HH&L Class A ordinary shares, 50,000,000 HH&L Class B ordinary shares and 5,000,000 HH&L Preference Shares to (ii)        shares of DiaCarta PubCo common stock and        shares of DiaCarta PubCo preferred stock.
As of the date of this proxy statement / prospectus, there are (i) 41,400,000 HH&L Class A ordinary shares issued and outstanding, (ii) 10,350,000 HH&L Class B ordinary shares issued and outstanding and (iii) no HH&L Preference Shares issued and outstanding. In connection with the HH&L Domestication, (1) each of the then issued and outstanding 10,350,000 Class B ordinary shares will, immediately prior to the HH&L Domestication, convert automatically into a HH&L Class A ordinary share, and (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 51,750,000 Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of DiaCarta PubCo common stock.
In addition, as of the date of this proxy statement / prospectus, there is an aggregate of 20,700,000 public warrants and 10,280,000 private placement warrants of HH&L, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, each whole HH&L warrant will be exercisable, after giving effect to the HH&L Domestication, for one share of DiaCarta PubCo common stock at an exercise price of $11.50 per share. No HH&L warrants are exercisable until 30 days after the Closing.
Pursuant to the Merger Agreement, DiaCarta PubCo will issue or, as applicable, reserve for issuance in respect of DiaCarta Options outstanding as of immediately prior to the Closing that will be converted into awards based on DiaCarta PubCo common stock, an aggregate of 46,000,000 shares of DiaCarta PubCo common stock to the stockholders of DiaCarta.

In order to ensure that DiaCarta PubCo has sufficient authorized capital for future share issuances, HH&L Board has approved, subject to HH&L shareholder approval, that the Proposed Organizational Documents of DiaCarta PubCo change the authorized share capital of HH&L from (i) 500,000,000 HH&L Class A ordinary shares, 50,000,000 HH&L Class B ordinary shares and 5,000,000 HH&L preference shares to (ii)        shares of DiaCarta PubCo common stock and        shares of DiaCarta PubCo preferred stock.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of DiaCarta PubCo, copies of which are attached to this proxy statement / prospectus as Annex I and Annex H. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of DiaCarta PubCo that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for DiaCarta PubCo to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.
Vote Required for Approval
The approval of Advisory Organizational Documents Proposal 5A requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the issued HH&L ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Advisory Organizational Documents Proposal 5A is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Approvals is not approved, the Advisory Organizational Documents Proposal 5A will have no effect, even if approved by holders of ordinary shares.
Recommendation of the HH&L Board
HH&L BOARD UNANIMOUSLY RECOMMENDS THAT HH&L SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 5A.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 5B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF DIACARTA PUBCO AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Advisory Organizational Documents Proposal 5B — to authorize the board of directors of DiaCarta PubCo to issue any or all shares of DiaCarta PubCo preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by DiaCarta PubCo’s board of directors and as may be permitted by the DGCL.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Advisory Organizational Documents Proposal 5B, which is, in the judgment of our board of directors, necessary to adequately address the needs of DiaCarta PubCo after the Business Combination.
If Advisory Organizational Documents Proposal 5A is approved, the number of authorized shares of preferred stock of DiaCarta PubCo will be        shares. Approval of this Advisory Organizational Documents Proposal 5B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an antitakeover defense.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of DiaCarta PubCo, copies of which are attached to this proxy statement / prospectus as Annex I and Annex H. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of DiaCarta PubCo and thereby protect continuity of or entrench its management, which may adversely affect the market price of DiaCarta PubCo and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of DiaCarta PubCo, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing DiaCarta PubCo’s board of directors to issue the authorized preferred stock on its own volition will enable DiaCarta PubCo to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. DiaCarta PubCo currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Vote Required for Approval
The approval of Advisory Organizational Documents Proposal 5B requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the HH&L ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Advisory Organizational Documents Proposal 5B is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Advisory Organizational Documents Proposal 5B will have no effect, even if approved by holders of ordinary shares.
Recommendation of the HH&L Board
HH&L BOARD UNANIMOUSLY RECOMMENDS THAT HH&L SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 5B.

The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 5C — APPROVAL OF PROPOSAL REGARDING ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS
Overview
Advisory Organizational Documents Proposal 5C — to provide that DiaCarta PubCo’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Advisory Organizational Documents Proposal 5C, which is, in the judgment of our board of directors, necessary to adequately address the needs of DiaCarta PubCo after the Business Combination.
If Advisory Organizational Documents Proposal 5C is approved, DiaCarta PubCo’s board of directors would reclassify. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in DiaCarta PubCo for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) DiaCarta PubCo’s board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of DiaCarta PubCo, copies of which are attached to this proxy statement / prospectus as Annex I and Annex H. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that a classified board of directors in the best interests of DiaCarta PubCo because it is designed to assure the continuity and stability of DiaCarta PubCo’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with DiaCarta PubCo and, therefore, will be familiar with our business and operations. Our board of directors also believes that this classification will assist DiaCarta PubCo in protecting the interests of our shareholders in the event of an unsolicited offer for DiaCarta PubCo by encouraging any potential acquirer to negotiate directly with DiaCarta PubCo’s board of directors.
This proposal may increase the amount of time required for a takeover bidder to obtain control of DiaCarta PubCo without the cooperation of DiaCarta PubCo’s board of directors, even if the takeover bidder were to acquire a majority of the voting power of DiaCarta PubCo’s outstanding voting stock.

Without the ability to obtain immediate control of DiaCarta PubCo’s board of directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of DiaCarta PubCo. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of DiaCarta PubCo’s board of directors, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of DiaCarta PubCo’s board of directors, this amendment could be viewed as tending to perpetuate present management.
Although this proposal could make it more difficult for a hostile bidder to acquire control over DiaCarta PubCo, our board of directors believes that by forcing potential bidders to negotiate with DiaCarta PubCo’s board of directors for a change of control transaction, DiaCarta PubCo’s board of directors will be better able to maximize stockholder value in any change of control transaction.
Our board of directors is not aware of any present or threatened third-party plans to gain control of DiaCarta PubCo, and this proposal is not being recommended in response to any such plan or threat. Rather, our board of directors is recommending this proposal as part of its review of DiaCarta PubCo’s key governance mechanisms in connection with the Business Combination and to assist in assuring fair and equitable treatment for all of DiaCarta PubCo’s stockholders in hostile takeover situations. The HH&L Board has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover of DiaCarta PubCo.
Vote Required for Approval
The approval of Advisory Organizational Documents Proposal 5C requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the HH&L ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Advisory Organizational Documents Proposal 5C is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Advisory Organizational Documents Proposal 5C will have no effect, even if approved by holders of ordinary shares.
Recommendation of the HH&L Board
HH&L BOARD UNANIMOUSLY RECOMMENDS THAT HH&L SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 5C.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 5D — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Advisory Organizational Documents Proposal 5D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement / prospectus as Annex I and Annex H, respectively), including (1) changing the company name from “HH&L Acquisition Co.” to “DiaCarta, Inc.,” (2) making DiaCarta PubCo’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, (5) removing certain provisions related to HH&L’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, (6) requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting, and (7) requiring the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles VII, VIII, IX, X, XI, XII and XIII of the Proposed Certificate of Incorporation, all of which HH&L Board believes is necessary to adequately address the needs of DiaCarta PubCo after the Business Combination.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Advisory Organizational Documents Proposal 5D, which is, in the judgment of our board of directors, necessary to adequately address the needs of DiaCarta PubCo after the Business Combination.
The Proposed Organizational Documents provide that the name of DiaCarta PubCo will be “DiaCarta, Inc.”
The Proposed Organizational Documents stipulate that, unless DiaCarta PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof will be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of DiaCarta PubCo, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of DiaCarta PubCo to DiaCarta PubCo or to DiaCarta PubCo’s stockholders, (iii) any action, suit or proceeding against DiaCarta PubCo or any current or former director, officer or other employee of DiaCarta PubCo arising pursuant to any provision of the DGCL or the Bylaws or Certificate of Incorporation of DiaCarta PubCo (as each may be amended from time to time), (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of DiaCarta PubCo (as each may be amended from time to time, including any right, obligation, or remedy thereunder), (v) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (vi) any action, suit or proceeding asserting a claim against DiaCarta PubCo or any current or former director, officer or other employee governed by the internal affairs doctrine or otherwise related to DiaCarta PubCo’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
The Proposed Organizational Documents will cause DiaCarta PubCo to not to be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of HH&L’s operations should HH&L not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, DiaCarta PubCo will not be a blank check company.
Approval of each of the Advisory Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the HH&L Domestication, in the wholesale replacement of the Cayman Constitutional Documents with DiaCarta PubCo’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Advisory Organizational Documents Proposal 5D, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Advisory Organizational Documents Proposal 5D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of DiaCarta PubCo, attached hereto as Annex I and Annex H as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement / prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination company name from “HH&L Acquisition Co.” to “DiaCarta, Inc.” is desirable to reflect the Business Combination with DiaCarta and to clearly identify DiaCarta PubCo as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making DiaCarta PubCo’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for DiaCarta PubCo following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist DiaCarta PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, DiaCarta PubCo will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
DGCL 203 Opt Out and Replacement
Our board of directors intends to shield shareholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.

DiaCarta PubCo will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.
Our board of directors has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of shareholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of DiaCarta PubCo. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving DiaCarta PubCo that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of DiaCarta PubCo without paying a fair premium to all stockholders.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to HH&L’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve DiaCarta PubCo and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and HH&L Board believes it is the most appropriate period for DiaCarta PubCo following the Business Combination. In addition, certain other provisions in HH&L’s current certificate require that proceeds from HH&L’s initial public offering be held in the trust account until a business combination or liquidation of HH&L has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.
Vote Required for Approval
The approval of Advisory Organizational Documents Proposal 5D requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the HH&L ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Advisory Organizational Documents Proposal 5D is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Advisory Organizational Documents Proposal 5D will have no effect, even if approved by holders of ordinary shares.

Resolution
The full text of the resolutions to be passed are as follows:
“RESOLVED, as a special resolution, conditional upon, and with effect from, the registration of the Company in Delaware as a Delaware corporation under the laws of Delaware, that the authorized share capital of HH&L be changed from (i) 500,000,000 HH&L Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 HH&L Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 HH&L Preference Shares of a par value of US$0.0001 each to (ii)        shares of DiaCarta PubCo common stock and        shares of DiaCarta PubCo preferred stock;
RESOLVED, as a special resolution, conditional upon, and with effect from, the registration of the Company in Delaware as a Delaware corporation under the laws of Delaware, that the board of directors of DiaCarta PubCo be authorized to issue any or all shares of DiaCarta PubCo preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by DiaCarta PubCo’s board of directors and as may be permitted by the DGCL;
RESOLVED, as a special resolution, conditional upon, and with effect from, the registration of the Company in Delaware as a Delaware corporation under the laws of Delaware, that DiaCarta PubCo’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and
RESOLVED, as a special resolution, conditional upon, and with effect from, the registration of the Company in Delaware as a Delaware corporation under the laws of Delaware, that all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement / prospectus as Annex I and Annex H, respectively) be authorized, including (1) changing the company name from “HH&L Acquisition Co.” to “DiaCarta, Inc.,” (2) making DiaCarta PubCo’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, (5) removing certain provisions related to HH&L’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, (6) requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting, and (7) requiring the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles VII, VIII, IX, X, XI, XII and XIII of the Proposed Certificate of Incorporation, all of which HH&L Board believes is necessary to adequately address the needs of DiaCarta PubCo after the Business Combination.”
Recommendation of the HH&L Board
HH&L BOARD UNANIMOUSLY RECOMMENDS THAT HH&L SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 5D.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE DIRECTOR ELECTION PROPOSAL
Overview
The HH&L Board is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to HH&L’s first annual meeting of shareholders) serving a three-year term.
Following the adoption of the Proposed Organizational Documents in connection with the Business Combination, the DiaCarta PubCo board of directors will also be divided into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination. At each succeeding annual meeting of the stockholders of DiaCarta PubCo, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. If the Condition Precedent Proposals are approved, HH&L Board will nominate Aiguo Zhang, Paul Okunieff, Jack Kaye and Kenneth W. Hitchner to serve on the DiaCarta PubCo board of directors, effective upon Closing.
Director Nominees
If the Condition Precedent Proposals are approved, HH&L shareholders are being asked to consider and vote upon a proposal to elect five directors to serve, effective at the Closing, on the DiaCarta PubCo board of directors, for a term as set forth under the Proposed Organizational Documents or until such director’s earlier death, resignation, retirement, or removal. The directors of DiaCarta PubCo shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III. The initial term of office of the Class I directors shall expire at the first annual meeting of stockholders following the Business Combination, the initial term of office of the Class II directors shall expire at the second annual meeting of stockholders following the Business Combination, and the initial term of office of the Class III directors shall expire at the third annual meeting of stockholders following the Business Combination. At each annual meeting of stockholders following the Business Combination, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.
Upon completion of the Business Combination, the board of directors of DiaCarta PubCo shall be designated to classes as follows: Dr. Aiguo (Adam) Zhang and Jack Kaye will serve as Class III directors, their term expiring at the annual meeting to be held in 2025; Paul Okunieff and Kenneth W. Hitchner will serve as Class II directors, their term expiring at the annual meeting to be held in 2024; and        will serve as a Class I director with a term expiring at the annual meeting to be held in 2023, in each case, in accordance with the Proposed Organizational Documents. The foregoing nominees will only be elected if the Condition Precedent Proposals are approved by the shareholders at the Meeting.
For more information on the experience of each of these director nominees, please see “Management of DiaCarta PubCo after the Business Combination” of this proxy statement / prospectus.
Vote Required for Approval
The Director Election Proposal is being proposed for approval by way of ordinary resolution, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the HH&L Class B ordinary shares are entitled to vote on the election of directors to HH&L Board. Therefore, only holders of the HH&L Class B ordinary shares will vote on the election of directors at the Meeting. Neither the failure to vote nor abstentions of the holders of HH&L Class A ordinary shares will have any effect on the outcome of the proposal.

The Director Election Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved at the Meeting, the Director Election Proposal will have no effect, even if approved by the HH&L shareholders.
Resolution to Be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on DiaCarta PubCo’s board of directors following the Closing:
Names of Directors
Dr. Aiguo (Adam) Zhang and Jack Kaye (Class III, term expiring at the annual meeting to be held in 2025); Paul Okunieff and Kenneth W. Hitchner (Class II, term expiring at the annual meeting to be held in 2024); and        (Class I, term expiring at the annual meeting to be held in 2023).”
Recommendation of the HH&L Board
THE HH&L BOARD UNANIMOUSLY RECOMMENDS THAT HH&L SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL
Overview
Assuming the BCA Proposal, the Class B Conversion Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposal and the Equity Incentive Plan Proposal are approved, HH&L’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.
Reasons for the Approval for Purposes of NYSE Listing Rule 312.03
Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Merger, HH&L expects to issue an estimated 46,000,000 shares of DiaCarta PubCo common stock in connection with the Business Combination. For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Accordingly, the aggregate number of shares of DiaCarta PubCo common stock that HH&L will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of DiaCarta PubCo common stock outstanding before such issuance and may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, HH&L is seeking the approval of HH&L shareholders for the issuance of shares of DiaCarta PubCo common stock pursuant in connection with the Business Combination.
Additionally, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (i) a director, officer or substantial security holder of the company (each a “Related Party”), (ii) a subsidiary, affiliate or other closely related person of a Related Party or (iii) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance.
Effect of the Proposal on Current Shareholders
In the event that this proposal is not approved by HH&L shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by HH&L shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of DiaCarta PubCo common stock pursuant to the Merger Agreement, such shares of DiaCarta PubCo common stock will not be issued.
Vote Required for Approval
The Stock Issuance Proposal is being proposed for approval by way of ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Approvals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of DiaCarta PubCo common stock pursuant to the Merger Agreement, including to the stockholders of DiaCarta, be approved in all respects.”
Recommendation of the HH&L Board
THE HH&L BOARD UNANIMOUSLY RECOMMENDS THAT HH&L SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EQUITY INCENTIVE PLAN PROPOSAL
Overview
In this proposal, we are asking our shareholders to approve the 2022 Plan. HH&L Board approved the 2022 Plan on October 13, 2022, subject to shareholder approval at the extraordinary general meeting of shareholders. If shareholders approve this proposal, the 2022 Plan will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other Condition Precedent Proposals. If the 2022 Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder. If the 2022 Plan is adopted, awards will be granted under the 2022 Plan following the Closing. The 2022 Plan is described in more detail below.
The 2022 Plan is intended to replace the 2021 Plan. The 2021 Plan will terminate as of immediately prior to the Effective Time. Following the Closing, no additional awards will be granted under the 2021 Plan, although all outstanding options granted under the 2021 Plan prior to the Closing will be assumed by us and continue to be subject the terms and conditions set forth in the agreements evidencing such awards and the terms of the 2021 Plan (and subject to adjustment for Exchange Ratio set forth in the Merger Agreement), except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement.
General Information
The purpose of the 2022 Plan is to provide a means whereby DiaCarta PubCo can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of DiaCarta PubCo and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards under the 2022 Plan.
Approval of the 2022 Plan by our shareholders is required, among other things, in order to comply with stock exchange rules requiring shareholder approval of equity compensation plans and allow the grant of incentive stock options and restricted stock units under the 2022 Plan. If this Equity Incentive Plan Proposal is approved by our shareholders, the 2022 Plan will become effective as of the Closing. In the event that our shareholders do not approve this proposal, the 2022 Plan will not become effective.
DiaCarta PubCo’s equity compensation program, as implemented under the 2022 Plan, will allow DiaCarta PubCo to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to DiaCarta PubCo’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. Approval of the 2022 Plan will allow DiaCarta PubCo to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for DiaCarta PubCo’s success and ultimately increase stockholder value. The 2022 Plan allows DiaCarta PubCo to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for DiaCarta PubCo.
If the request to approve the 2022 Plan is approved by our shareholders, there will be a number of shares of DiaCarta PubCo common stock equal to fifteen percent (15%) of the fully-diluted DiaCarta PubCo common stock immediately following consummation of the Business Combination, subject to adjustment for specified changes in DiaCarta PubCo’s capitalization, available for grant under the 2022 Plan as of the effective time of the Business Combination. In addition, as further described below under the section entitled “— Description of the 2022 Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to three percent (3%) of the fully-diluted DiaCarta PubCo common stock (or a lesser number determined by the DiaCarta PubCo board of directors). HH&L Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the 2022 Plan
A summary description of the material features of the 2022 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2022 Plan and is qualified by reference to the 2022 Plan, the form of which is attached to this proxy statement / prospectus as Annex F and incorporated by reference in its entirety. HH&L’s shareholders should refer to the 2022 Plan for more complete and detailed information about the terms and conditions of the 2022 Plan.
Eligibility.   Any individual who is an employee of DiaCarta PubCo or any of its affiliates, or any person who provides services to DiaCarta PubCo or its affiliates, including consultants and members of the Board, is eligible to receive awards under the 2022 Plan at the discretion of the plan administrator (defined below). If this proposal is approved by the shareholders, all of DiaCarta PubCo’s employees, directors and consultants will be eligible to receive awards following the closing of the Business Combination.
Awards.   The 2022 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, unrestricted stock awards, restricted stock unit awards, distribution equivalent rights, performance awards and performance unit awards to employees, directors and consultants, including employees and consultants of DiaCarta PubCo’s affiliates.
Authorized Shares.   Initially, the maximum number of shares of DiaCarta PubCo common stock that may be issued under the 2022 Plan after it becomes effective will not exceed a number of shares of DiaCarta PubCo common stock equal to fifteen percent (15%) of the fully-diluted DiaCarta PubCo common stock immediately following consummation of the Business Combination. In addition, the number of shares of DiaCarta PubCo common stock reserved for issuance under the 2022 Plan will automatically increase on January 1 of each year, starting on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (1) three percent (3%) of the fully-diluted shares of DiaCarta PubCo common stock on December 31 of the preceding year, or (2) a lesser number of shares of DiaCarta PubCo common stock determined by the Board prior to the date of the increase.
The unused shares subject to stock awards granted under the 2022 Plan that expire, lapse or are terminated, exchanged for or settled in cash, shall be again be available for stock award grants under the 2022 Plan.
Plan Administration.   A duly authorized committee of the Board (the “Committee”) will administer the 2022 Plan and is referred to as the “plan administrator” herein. The Committee shall consist solely of two or more directors, each of whom is a non-employee director within the meaning of Rule 16b-3 and an independent director for purposes of any applicable list requirements. Under the 2022 Plan, the Committee has the authority to determine, among others, award recipients, grant dates, the numbers and types of stock awards to be granted, the terms and conditions of stock awards, the restrictions under a restricted stock award, the number of shares of common stock under each stock award and performance goals applicable to each award.
Stock Options.   ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2022 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of DiaCarta PubCo common stock on the date of grant.
The plan administrator determines the term of stock options granted under the 2022 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with DiaCarta PubCo or any of DiaCarta PubCo’s affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of 90 day following the termination of service. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with DiaCarta PubCo or any of DiaCarta PubCo’s affiliates ceases due to death or disability, the optionholder or a beneficiary may generally exercise any vested options for a period of one year following the date of death or termination of service, in case of disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of DiaCarta PubCo common stock issued upon the exercise of a stock option will be determined by the plan administrator at the time of grant.
The awards under the 2022 Plan are not transferable except by will or the laws of descent and distribution or where permitted under applicable tax rules, by gift to family members of optionholders.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of DiaCarta PubCo common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of DiaCarta PubCo’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of DiaCarta PubCo’s total combined voting power or that of any of DiaCarta PubCo’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Awards.   Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms and any restrictions on the transferability of the restricted stock. If provided for under the restricted stock award agreement, the recipient shall have the right to vote the restricted stock and enjoy all other stockholder rights, including the entitlement to receive dividends on the restricted stock during the period when the restricted stock is subject to restrictions.
Unrestricted Stock Awards.   Unrestricted stock awards are granted under unrestricted stock agreements adopted by the plan administrator. The plan administrator shall determine the amount and form of payment from a recipient, provided that absent of such a determination, a recipient shall not be required to make any payment for unrestricted stock, except to the extent otherwise required by law.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. The plan administrator may determine the service-based vesting requirement and any other restrictions appropriate for each restricted stock unit. A restricted stock unit award may be settled by cash or delivery of shares of DiaCarta PubCo common stock as determined by the plan administrator and set forth in the restricted stock unit award agreement. A restricted stock unit award shall not constitute an equity interest in the DiaCarta PubCo and shall not entitle the recipient to voting rights, dividends or any other rights associated with ownership of DiaCarta PubCo common stock prior to the time the recipient receives the shares underlying the restricted stock unit.
Stock Appreciation Rights.   Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator shall determine the base value for stock appreciation rights, which cannot be less than 100% of the fair market value of DiaCarta PubCo common stock on the date of grant (except that if the stock appreciation rights is granted in tandem with an option, the base value of the stock appreciate rights shall not be less than the exercise price of such option). Stock appreciation rights may be settled in cash or shares of DiaCarta PubCo common stock or in any other form of payment, in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the grant price by the number of shares with respect to which the stock appreciation right is exercised. The term of each stock appreciation right shall not exceed 10 years from the date of grant. In determining the vesting schedule for an award of stock appreciate rights, the plan administrator may impose whatever vesting conditions it determines to be appropriate.
Performance Awards and Performance Unit Awards.   Performance awards and performance unit awards are granted under relevant performance award agreements adopted by the plan administrator. The plan administrator shall determine the performance goals and performance periods for vesting the performance awards or the performance unit awards. The performance awards may be settled in stock or cash and the performance unit awards shall be settled in cash.
Distribution Equivalent Rights.   Distribution equivalent rights are granted under distribution equivalent rights agreements adopted by the plan administrator. The distribution equivalent rights shall entitle their recipients to receive bookkeeping credits, cash payments and/or DiaCarta PubCo common stock that would have been made to such recipients had the recipients held shares of DiaCarta PubCo common stock. The distribution equivalent rights may be settled in stock or cash, as provided in the distribution equivalent rights agreements.
Changes to Capital Structure.   In the event there is a specified type of change in the capital structure of DiaCarta PubCo, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to the purchase price per share, in case of subdivision or consolidation of shares or a payment of share dividend, or the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards, in case of recapitalization or other changes to its capital structure.
Corporate Transactions.   In the event of (i) any person, other than DiaCarta PubCo or an affiliate of DiaCarta PubCo or an employee benefit plan of DiaCarta PubCo or its affiliate, becomes the beneficial owner of securities of representing 50% or more of the combined voting power of the DiaCarta PubCo’s then outstanding securities; (ii) a merger, consolidation or other business combination, except any such transaction in which stockholders of DiaCarta PubCo immediately prior to such transaction have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after such transaction as before; (iii) the sale or disposition of all or substantially all of DiaCarta PubCo’s assets to any entity that is not an affiliate of DiaCarta PubCo; (iv) the approval of the stockholder of DiaCarta PubCo of a plan of complete liquidation of DiaCarta PubCo, except for a merger of DiaCarta PubCo into any subsidiary or a liquidation as a result of which stockholders of DiaCarta PubCo immediately prior to such transaction have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after such transaction as before; and (v) within any 24-month period, the incumbent directors at the beginning of such period, together with any director elected by a majority of such incumbent directors, cease to constitute a majority of the DiaCarta PubCo board of directors, any stock awards outstanding under the 2022 Plan may be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation. If such assumption or substitution does not occur, the plan administrator may in its sole discretion to cause any stock award outstanding under the 2022 Plan to (i) be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price per share in such corporate transaction over per share exercise price of such stock awards, (ii) accelerate the vesting schedule or waive any condition of any stock award for any holder whose employment has been terminated due to such corporate transaction so that the stock award may be vested, exercised, paid or distributed in full on or before a date fixed by the plan administrator; (iii) upon request, to purchase from holders of stock awards whose employment has been terminated due to such corporate transaction for an amount of cash equal to the amount would have been received had the stock awards been currently exercisable or payable; or (iv) terminate or make other adjustment to the stock award then outstanding as the plan administrator deemed necessary or appropriate.
Plan Amendment or Termination.   Unless earlier terminated, the term of the 2022 Plan is ten years. The Board has the authority to amend, suspend, or terminate the 2022 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and DiaCarta PubCo with respect to participation in the 2022 Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the 2022 Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2022 Plan. The 2022 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

DiaCarta PubCo’s ability to realize the benefit of any tax deductions described below depends on DiaCarta PubCo’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of DiaCarta PubCo’s tax reporting obligations.
Nonstatutory Stock Options.   Generally, there is no taxation upon the grant of an NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by DiaCarta PubCo or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, DiaCarta PubCo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options.   The 2022 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. DiaCarta PubCo is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, DiaCarta PubCo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or DiaCarta PubCo timely satisfies its reporting requirements with respect to that amount.
Restricted Stock Awards.   Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, DiaCarta PubCo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards.   Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, DiaCarta PubCo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights.   Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, DiaCarta PubCo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Tax Consequences to DiaCarta PubCo
Compensation of Covered Employees.   The ability of DiaCarta PubCo to obtain a deduction for amounts paid under the 2022 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits DiaCarta PubCo’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.
Golden Parachute Payments.   The ability of DiaCarta PubCo (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2022 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
Following the Closing, DiaCarta PubCo is expected to have approximately        employees,        non-employee directors and        consultants who may be eligible to receive awards under the 2022 Plan. However, the awards, if any, that will be made to eligible persons under the 2022 Plan are subject to the discretion of the plan administrator. Therefore, HH&L cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.
Vote Required for Approval
The Equity Incentive Plan Proposal is being proposed for approval by way of ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the DiaCarta, Inc. 2022 Equity Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Recommendation of the HH&L Board
HH&L BOARD UNANIMOUSLY RECOMMENDS THAT THE HH&L SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “The BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows HH&L Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and DiaCarta PubCo and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, HH&L Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal is being proposed for approval by way of ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the HH&L Board
HH&L BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of HH&L’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HH&L and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HH&L’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of HH&L’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of HH&L Class A ordinary shares and HH&L warrants (each, a “HH&L Security”) of the HH&L Domestication, (ii) for Holders of HH&L Class A ordinary shares that elect to have the DiaCarta PubCo common stock they receive in connection with the HH&L Domestication redeemed for cash if the Business Combination is completed and (iii) for Holders of the ownership and disposition of DiaCarta PubCo common stock and DiaCarta PubCo warrants (each, a “DiaCarta PubCo Security”). With respect to the ownership and disposition of DiaCarta PubCo Securities, this discussion is limited to (x) DiaCarta PubCo Securities received in connection with the Domestication and (y) DiaCarta PubCo common stock received upon the exercise of the DiaCarta PubCo warrants. This section applies only to Holders that hold their HH&L Securities and DiaCarta PubCo Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a HH&L unit are generally separable at the option of the Holder, the Holder of a HH&L unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying HH&L Class A ordinary share and HH&L warrant components of the HH&L unit. Accordingly, the separation of a HH&L unit into the HH&L Class A ordinary share and the one-half (1/2) of one HH&L warrant underlying the HH&L unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of HH&L Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the DiaCarta PubCo common stock) with respect to any HH&L Class A ordinary shares and HH&L warrants held through HH&L units (including alternative characterizations of HH&L units).
This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:
•
financial institutions or financial services entities;

•
broker-dealers;

•
taxpayers that are subject to the mark-to-market accounting rules with respect to the HH&L Securities and DiaCarta PubCo Securities;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies or real estate investment trusts;

•
partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that will hold the HH&L Securities or DiaCarta PubCo Securities through such an entity;

•
U.S. expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more (by vote or value) of HH&L Class A ordinary shares (except as specifically provided below);

•
the Sponsor or its affiliates, officers or directors, or holders of private placement warrants;

•
persons that acquired their HH&L Securities or DiaCarta PubCo Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold their HH&L Securities or DiaCarta PubCo Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•
“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds HH&L Securities or DiaCarta PubCo Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any HH&L Securities or DiaCarta PubCo Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the HH&L Domestication, the exercise of redemption rights with respect to their HH&L Class A ordinary shares and the ownership and disposition of DiaCarta PubCo Securities.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.
We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE HH&L CLASS A ORDINARY SHARES AND THE OWNERSHIP AND DISPOSITION OF DIACARTA PUBCO SECURITIES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF DIACARTA PUBCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.
I.   U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of a HH&L Security or a DiaCarta PubCo Security who or that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

A.   Tax Effects of the HH&L Domestication to U.S. Holders
1.
Generally

The U.S. federal income tax consequences of the HH&L Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the HH&L Domestication, HH&L will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will change its name to “DiaCarta Inc.”

HH&L intends for the HH&L Domestication to qualify as an F Reorganization. HH&L has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the HH&L Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of HH&L Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.
Assuming the HH&L Domestication qualifies as an F Reorganization, U.S. Holders of HH&L Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the HH&L Domestication, except as provided below under the sections entitled “— 3. Effects of Section 367 to U.S. Holders of HH&L Class A Ordinary Shares” and “— 5. PFIC Considerations,” and the HH&L Domestication should be treated for U.S. federal income tax purposes as if HH&L (i) transferred all of its assets and liabilities to DiaCarta PubCo in exchange for all of the outstanding common stock and warrants of DiaCarta PubCo; and (ii) then distributed the common stock and warrants of DiaCarta PubCo to the holders of securities of HH&L in liquidation of HH&L. The taxable year of HH&L will be deemed to end on the date of the Domestication.
Subject to the discussion below under the section entitled “— 5. PFIC Considerations,” if the HH&L Domestication fails to qualify as an F Reorganization, a U.S. Holder of HH&L Securities generally would recognize gain or loss with respect to its HH&L Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of DiaCarta PubCo received in the HH&L Domestication and the U.S. Holder’s adjusted tax basis in its HH&L Securities surrendered.
Because the HH&L Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to HH&L Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the HH&L Domestication. All U.S. Holders considering exercising redemption rights with respect to HH&L Class A ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
2.   Basis and Holding Period Considerations
Assuming the HH&L Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “— 5. PFIC Considerations”: (i) the tax basis of a share of DiaCarta PubCo common stock or DiaCarta PubCo warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the HH&L Class A ordinary share or HH&L warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of DiaCarta PubCo common stock or a DiaCarta PubCo warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the HH&L Class A ordinary share or HH&L warrant surrendered in exchange therefor.
If the HH&L Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the common stock and warrants of DiaCarta PubCo would be equal to the fair market value of such common stock and warrants of DiaCarta PubCo on the date of the HH&L Domestication, and such U.S. Holder’s holding period for the such common stock and warrants of DiaCarta PubCo would begin on the day following the date of the Domestication. Shareholders who hold different blocks of HH&L Securities (generally, shares of HH&L Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of HH&L Securities.
3.   Effects of Section 367 to U.S. Holders of HH&L Class A Ordinary Shares
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “— E. PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the HH&L Domestication. Because the HH&L Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their HH&L Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “— 5. PFIC Considerations,” as a result of the Domestication.
a.
U.S. Holders Who Own 10 Percent or More (By Vote or Value) of HH&L Ordinary Shares

Subject to the discussion below under the section entitled “— 5. PFIC Considerations,” a U.S. Holder who is a 10% U.S. Shareholder must include in income as a dividend deemed paid by HH&L the “all earnings and profits amount” attributable to the HH&L Class A ordinary shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of HH&L warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its HH&L Class A ordinary shares is the net positive earnings and profits of HH&L (as determined under Treasury Regulations under Section 367 of the Code) attributable to such HH&L Class A ordinary shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such HH&L Class A ordinary shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
HH&L does not expect to have significant, if any, cumulative net earnings and profits on the date of the HH&L Domestication. If HH&L’s cumulative net earnings and profits through the date of the HH&L Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its HH&L Class A ordinary shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of HH&L’s cumulative net earnings and profits could be positive through the date of the HH&L Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by HH&L under Treasury Regulations under Section 367 of the Code as a result of the HH&L Domestication.
b.
U.S. Holders Whose HH&L Class A Ordinary Shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10% (By Vote or Value) of HH&L Ordinary Shares

Subject to the discussion below under the section entitled “— 5. PFIC Considerations,” a U.S. Holder whose HH&L Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the HH&L Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its HH&L Class A ordinary shares in the HH&L Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s HH&L Class A ordinary shares as described below.
Subject to the discussion below under the section entitled “— 5. PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to DiaCarta PubCo common stock received in the HH&L Domestication in an amount equal to the excess of the fair market value of such DiaCarta PubCo common stock over the U.S. Holder’s adjusted tax basis in the HH&L Class A ordinary shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of HH&L Class A ordinary shares (generally, HH&L Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by HH&L the “all earnings and profits amount” attributable to its HH&L Class A ordinary shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the HH&L Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)
a complete description of the HH&L Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the HH&L Domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from HH&L establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s HH&L Class A ordinary shares and (B) a representation that the U.S. Holder has notified HH&L (or DiaCarta PubCo) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the HH&L Domestication, and the U.S. Holder must send notice of making the election to HH&L or DiaCarta PubCo no later than the date such tax return is filed. In connection with this election, HH&L may in its discretion provide each U.S. Holder eligible to make such an election with information regarding HH&L’s earnings and profits upon written request.
HH&L does not expect to have significant, if any, cumulative earnings and profits through the date of the HH&L Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that HH&L had positive earnings and profits through the date of the HH&L Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its HH&L Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by HH&L under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS HH&L CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.
c.
U.S. Holders that Own HH&L Class A Ordinary Shares with a Fair Market Value of Less Than $50,000 and Who Own Less Than 10% (By Vote or Value) of HH&L Ordinary Shares

A U.S. Holder who is not a 10% U.S. Shareholder and whose HH&L Class A ordinary shares have a fair market value of less than $50,000 on the date of the HH&L Domestication should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the HH&L Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “— 5. PFIC Considerations.”

4.
Tax Consequences for U.S. Holders of HH&L Warrants

Assuming the HH&L Domestication qualifies as an F Reorganization, subject to the considerations described under the section entitled “— 3. Effects of Section 367 to U.S. Holders of HH&L Class A Ordinary Shares — a. U.S. Holders Who Own 10 Percent or More (By Vote or Value) of HH&L Ordinary Shares” above relating to a U.S. Holder’s ownership of HH&L warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section entitled “— 5. PFIC Considerations” relating to the PFIC rules, a U.S. Holder of HH&L warrants should not be subject to U.S. federal income tax with respect to the exchange of their HH&L warrants for DiaCarta PubCo warrants in the HH&L Domestication.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
5.
PFIC Considerations

Regardless of whether the HH&L Domestication qualifies as an F Reorganization (and, if the HH&L Domestication qualifies as an F Reorganization, in addition to the discussion under the section entitled “— 3. Effects of Section 367 to U.S. Holders of HH&L Class A Ordinary Shares” above), the HH&L Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if HH&L is considered a PFIC.
a.
Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.
b.
PFIC Status of HH&L

Based upon the composition of its income and assets, and upon a review of its financial statements, HH&L believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the HH&L Domestication.
c.
Effects of PFIC Rules on the HH&L Domestication

Even if the HH&L Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of HH&L Class A ordinary shares and HH&L warrants as a result of the HH&L Domestication if:

(i)
HH&L were classified as a PFIC at any time during such U.S. Holder’s holding period in such HH&L Class A ordinary shares or HH&L warrants; and

(ii)
the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such HH&L Class A ordinary shares or in which HH&L was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such HH&L Class A ordinary shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of HH&L. Under these rules:
•
the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s HH&L Class A ordinary shares or HH&L warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which HH&L was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by HH&L, the gain realized on the transfer is taxable as an excess distribution under these rules, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under these rules is taxable as provided under Section 367(b). See the discussion above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of HH&L Class A Ordinary Shares.”
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of HH&L Class A ordinary shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the HH&L Domestication with respect to their HH&L Class A ordinary shares and HH&L warrants under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its HH&L Class A ordinary shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”
The application of the PFIC rules to U.S. Holders of HH&L warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treats an “option” (which would include a HH&L warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of HH&L warrants for DiaCarta PubCo warrants pursuant to the HH&L Domestication.
Any gain recognized by a Non-Electing Shareholder of HH&L Class A ordinary shares or a U.S. Holder of HH&L warrants as a result of the HH&L Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder and taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, the HH&L Domestication could be a taxable event under the PFIC rules regardless of whether the HH&L Domestication qualifies as an F Reorganization if HH&L is considered a PFIC. If the HH&L Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE HH&L DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
d.
QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of HH&L Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat HH&L as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of HH&L Class A ordinary shares during which HH&L qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s HH&L Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its HH&L Class A ordinary shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its HH&L Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to HH&L is contingent upon, among other things, the provision by HH&L of a “PFIC Annual Information Statement” to such U.S. Holder. HH&L will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of HH&L Class A ordinary shares with respect to each taxable year for which HH&L determines it is a PFIC. There is no assurance, however, that HH&L will timely provide such information. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to HH&L warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their HH&L Class A ordinary shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the HH&L Domestication except to the extent described under “— C. Effects of Section 367 to U.S. Holders of HH&L Class A Ordinary shares — 1. Generally” and subject to the discussion above under “— A. Tax Effects of the HH&L Domestication to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of HH&L, whether or not such amounts are actually distributed.
The impact of the PFIC rules on a U.S. Holder of HH&L Class A ordinary shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE (an “MTM Election”). No assurance can be given that the HH&L Class A ordinary shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the adverse PFIC rules discussed herein with respect their HH&L Class A ordinary shares in connection with the HH&L Domestication. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its HH&L Class A ordinary shares at the end of its taxable year over its adjusted basis in its HH&L Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its HH&L Class A ordinary shares over the fair market value of its HH&L Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its

HH&L Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its HH&L Class A ordinary shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to HH&L Class A ordinary shares, including in connection with the HH&L Domestication. An MTM Election is not available with respect to warrants, including the HH&L warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
B.   Tax Effects to U.S. Holders of Exercising Redemption Rights
1.
Generally

The U.S. federal income tax consequences to a U.S. Holder of HH&L Class A ordinary shares (which will be exchanged for DiaCarta PubCo common stock in the HH&L Domestication) that exercises its redemption rights with respect to its HH&L Class A ordinary shares to receive cash in exchange for all or a portion of its DiaCarta PubCo common stock received in the HH&L Domestication will depend on whether the redemption qualifies as a sale of shares of DiaCarta PubCo common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of DiaCarta PubCo common stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “— 3. Taxation of Redemption Treated as a Sale of DiaCarta PubCo Common Stock.” If the redemption does not qualify as a sale of shares of DiaCarta PubCo common stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— 2. Taxation of Redemption Treated as a Distribution.”
Whether a redemption of shares of DiaCarta PubCo common stock qualifies for sale treatment will depend largely on the total number of shares of DiaCarta PubCo stock treated as held by the redeemed U.S. Holder before and after the redemption (including any DiaCarta PubCo stock constructively owned by the U.S. Holder as a result of owning DiaCarta PubCo warrants and any DiaCarta PubCo stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the DiaCarta PubCo stock outstanding both before and after the redemption. The redemption of DiaCarta PubCo common stock generally will be treated as a sale of DiaCarta PubCo common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in DiaCarta PubCo or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of DiaCarta PubCo stock actually owned by the U.S. Holder, but also shares of DiaCarta PubCo stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include DiaCarta PubCo common stock which could be acquired pursuant to the exercise of DiaCarta PubCo warrants. Moreover, any DiaCarta PubCo stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of DiaCarta PubCo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of DiaCarta PubCo common stock must, among other requirements, be less than eighty percent (80%) of the percentage of DiaCarta PubCo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of DiaCarta PubCo common stock and the DiaCarta PubCo common stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of DiaCarta PubCo stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of DiaCarta PubCo stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of DiaCarta PubCo stock (including any stock constructively owned by the U.S. Holder as a result of owning DiaCarta PubCo warrants). The redemption of DiaCarta PubCo common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in DiaCarta PubCo. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in DiaCarta PubCo will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of DiaCarta PubCo common stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “— 2. Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed DiaCarta PubCo common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining DiaCarta PubCo stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its DiaCarta PubCo warrants or possibly in other DiaCarta PubCo stock constructively owned by it.
2.
Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares of DiaCarta PubCo common stock is treated as a corporate distribution, as discussed above under the section entitled “— 1. Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from DiaCarta PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of DiaCarta PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of DiaCarta PubCo common stock. Any remaining excess will be treated as gain realized on the sale of DiaCarta PubCo common stock and will be treated as described below under the section entitled “— 3. Taxation of Redemption Treated as a Sale of DiaCarta PubCo Common Stock.”
3.
Taxation of Redemption Treated as a Sale of DiaCarta PubCo Common Stock

If the redemption of a U.S. Holder’s shares of DiaCarta PubCo common stock is treated as a sale, as discussed above under the section entitled “— 1. Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of DiaCarta PubCo common stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the DiaCarta PubCo common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. Holders who hold different blocks of DiaCarta PubCo common stock (including as a result of holding different blocks of HH&L Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Because the HH&L Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the HH&L Domestication (discussed further above).

U.S. Holders who actually or constructively own at least five percent (5%) (or, if DiaCarta PubCo common stock is not then publicly traded, at least one percent (1%)) or more of DiaCarta PubCo common stock may be subject to special reporting requirements with respect to a redemption of DiaCarta PubCo common stock, and such holders should consult with their tax advisors with respect to their reporting requirements.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR DIACARTA PUBCO COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
4.
Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder as a result of the redemption of DiaCarta PubCo common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
C.   Tax Consequences of Ownership and Disposition of DiaCarta PubCo Securities
1.   Taxation of Distributions
In general, distributions of cash or other property to U.S. Holders of DiaCarta PubCo common stock (other than certain distributions of DiaCarta PubCo stock or rights to acquire DiaCarta PubCo stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from DiaCarta PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its DiaCarta PubCo common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the DiaCarta PubCo common stock and will be treated as described below under the section entitled “— 2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of DiaCarta PubCo Securities”.
Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at reduced rates accorded to long-term capital gains.
2.   Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of DiaCarta PubCo Securities
Upon a sale or other taxable disposition of DiaCarta PubCo Securities (which, in general, would include a redemption of DiaCarta PubCo warrants that is treated as a sale of such warrants as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the DiaCarta PubCo Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the DiaCarta PubCo Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its DiaCarta PubCo Securities so disposed of. See “— A. Tax Effects of the HH&L Domestication to U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its DiaCarta PubCo Securities following the Domestication. See “— 3. Exercise, Lapse or Redemption of DiaCarta PubCo Warrants” below for a discussion regarding a U.S. Holder’s tax basis in DiaCarta PubCo common stock acquired pursuant to the exercise of a DiaCarta PubCo warrant.
3.   Exercise, Lapse or Redemption of DiaCarta PubCo Warrants
Except as discussed below with respect to the cashless exercise of DiaCarta PubCo warrants, a U.S. Holder generally will not recognize taxable gain or loss on the acquisition of DiaCarta PubCo common stock upon exercise of DiaCarta PubCo warrants for cash. The U.S. Holder’s tax basis in the shares of DiaCarta PubCo common stock received upon exercise of the DiaCarta PubCo warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the DiaCarta PubCo warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the DiaCarta PubCo common stock received upon exercise of the DiaCarta PubCo warrants will begin on the date following the date of exercise or on the date of exercise of the DiaCarta PubCo warrants; in either case, the holding period will not include the period during which the U.S. Holder held the DiaCarta PubCo warrants. If any DiaCarta PubCo warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed DiaCarta PubCo warrants.
The tax consequences of a cashless exercise of DiaCarta PubCo warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the DiaCarta PubCo common stock received would equal the U.S. Holder’s basis in the DiaCarta PubCo warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the DiaCarta PubCo common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the DiaCarta PubCo warrants; in either case, the holding period would not include the period during which the U.S. Holder held the DiaCarta PubCo warrants. If the cashless exercise were treated as a recapitalization, the holding period of the DiaCarta PubCo common stock would include the holding period of the DiaCarta PubCo warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of DiaCarta PubCo warrants equal to the number of shares of DiaCarta PubCo common stock having a value equal to the exercise price for the total number of DiaCarta PubCo warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to the DiaCarta PubCo warrants deemed surrendered in an amount equal to the difference between the fair market value of the DiaCarta PubCo common stock that would have been received in a regular exercise of the DiaCarta PubCo warrants deemed surrendered and the U.S. Holder’s tax basis in the DiaCarta PubCo warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the DiaCarta PubCo common stock received would equal the sum of the U.S. Holder’s tax basis in the DiaCarta PubCo warrants deemed exercised and the aggregate exercise price of such DiaCarta PubCo warrants. It is unclear whether a U.S. Holder’s holding period for the DiaCarta PubCo common stock would commence on the date following the date of exercise or on the date of exercise of the DiaCarta PubCo warrants; in either case, the holding period would not include the period during which the U.S. Holder held the DiaCarta PubCo warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the DiaCarta PubCo common stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If DiaCarta PubCo redeems DiaCarta PubCo warrants for cash or if it purchases DiaCarta PubCo warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— 2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of DiaCarta PubCo Securities.”

4.   Possible Constructive Distributions
Consistent with the HH&L warrants, the terms of each DiaCarta PubCo warrant provide for an adjustment to the number of shares of DiaCarta PubCo common stock for which the DiaCarta PubCo warrant may be exercised or to the exercise price of the DiaCarta PubCo warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of the DiaCarta PubCo warrants would, however, be treated as receiving a constructive distribution from DiaCarta PubCo if, for example, the adjustment increases the U.S. Holder’s proportionate interest in DiaCarta PubCo’s assets or earnings and profits (for example, through an increase in the number of shares of DiaCarta PubCo common stock that would be obtained upon exercise or through a decrease in the exercise price of the DiaCarta PubCo warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of DiaCarta PubCo common stock, or as a result of the issuance of a stock dividend to holders of shares of DiaCarta PubCo common stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described above under the section entitled “— 1. Taxation of Distributions” in the same manner as if the U.S. Holders of the DiaCarta PubCo warrants received a cash distribution from DiaCarta PubCo equal to the fair market value of such increased interest.
D.   Information Reporting and Backup Withholding
Payments of distribution on and the proceeds from a sale or other disposition of DiaCarta PubCo Securities will be subject to information reporting to the IRS and U.S. backup withholding on such payments may be possible. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.
II.
NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of a HH&L Security who or that is, for U.S. federal income tax purposes:
•
a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•
a foreign corporation; or

•
an estate or trust that is not a U.S. Holder.

A.
Effects of the HH&L Domestication to Non-U.S. Holders

The HH&L Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of HH&L Securities unless the HH&L Domestication fails to qualify as an F Reorganization and such Non-U.S. Holder holds its HH&L Securities in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). Because the HH&L Domestication will occur prior to the redemption of Non-U.S. Holders that exercise redemption rights with respect to HH&L Class A ordinary shares, non-U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the HH&L Domestication. All non-U.S. Holders considering exercising redemption rights with respect to HH&L Class A ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

B.
Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of HH&L Class A ordinary shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its DiaCarta PubCo common stock received in the HH&L Domestication will depend on whether the redemption qualifies as a sale of the DiaCarta PubCo common stock redeemed, as described above under “I. U.S. Holders — B. Tax Effects to U.S. Holders of Exercising Redemption Rights — 1. Generally.” If such a redemption qualifies as a sale of DiaCarta PubCo common stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described below under “— C. Tax Consequences of Ownership and Disposition of DiaCarta PubCo Securities — 2. Sale, Taxable Exchange or Other Taxable Disposition of DiaCarta PubCo Common Stock and Warrants.” If such a redemption does not qualify as a sale of DiaCarta PubCo common stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described below under “— Tax Consequences of Ownership and Disposition of DiaCarta PubCo Securities — 1. Distributions.”
Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a non-U.S. Holder in redemption of such Non-U.S. Holder’s DiaCarta PubCo common stock, unless (i) the applicable withholding agent has established special procedures allowing non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “I. U.S. Holders — B. Tax Effects to U.S. Holders of Exercising Redemption Rights — 1. Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a non-U.S. Holder, such non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
C.
Tax Consequences of Ownership and Disposition of DiaCarta PubCo Securities

1.   Distributions
In general, any distributions (including constructive distributions, but not including certain distributions of DiaCarta PubCo stock or rights to acquire DiaCarta PubCo stock) made to a Non-U.S. Holder of shares of DiaCarta PubCo common stock, to the extent paid out of DiaCarta PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, DiaCarta PubCo will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of DiaCarta PubCo common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the DiaCarta PubCo common stock, which will be treated as described under “— 2. Sale, Taxable Exchange or Other Taxable Disposition of DiaCarta PubCo Common Stock and Warrants” below.
The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
2.
Sale, Taxable Exchange or Other Taxable Disposition of DiaCarta PubCo Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its DiaCarta PubCo common stock or DiaCarta PubCo warrants (including an expiration or redemption of the DiaCarta PubCo warrants as described under “— 3. Exercise, Lapse or Redemption of a DiaCarta PubCo Warrant”, or a redemption of DiaCarta PubCo common stock that is treated as a sale or exchange as described under “— E. Effects to Non-U.S. Holders of Exercising Redemption Rights”), unless:
(i)
the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

(ii)
such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

(iii)
DiaCarta PubCo is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held DiaCarta PubCo common stock and, in the case where shares of DiaCarta PubCo common stock are “regularly traded” on an “established securities market,” as such terms are defined under applicable Treasury Regulations, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of DiaCarta PubCo common stock or more than five percent (5%) of the total fair market value of DiaCarta PubCo warrants (provided such warrants are considered to be “regularly traded”) at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. Holder’s holding period for the shares of DiaCarta PubCo common stock. There can be no assurance that DiaCarta PubCo common stock or DiaCarta PubCo warrants are or have been treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to DiaCarta PubCo common stock or DiaCarta PubCo warrants, including how a Non-U.S. Holder’s ownership of DiaCarta PubCo warrants impacts the 5% threshold determination with respect to DiaCarta PubCo common stock and whether the 5% threshold determination with respect to DiaCarta PubCo warrants must be made with or without reference to the private placement warrants. In addition, special rules may apply in the case of a disposition of DiaCarta PubCo warrants if DiaCarta PubCo common stock is considered to be regularly traded, but DiaCarta PubCo warrants are not considered to be regularly traded. While we do not believe that DiaCarta is a United States real property holding corporation, and we do not expect DiaCarta PubCo to become a United States real property holding corporation for the foreseeable future, there can be no assurance regarding DiaCarta PubCo’s future status as a United States real property holding corporation.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).
If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, DiaCarta PubCo may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. It is not expected that DiaCarta PubCo would be a United States real property holding corporation after the HH&L Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether DiaCarta PubCo would be treated as a United States real property holding corporation in any future year.
3.   Exercise, Lapse or Redemption of a DiaCarta PubCo Warrant
Except as discussed below with respect to the cashless exercise of DiaCarta PubCo warrants, a Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of DiaCarta PubCo common stock upon exercise of a DiaCarta PubCo warrant for cash. The Non-U.S. Holder’s tax basis in the share of DiaCarta PubCo common stock received upon exercise of the DiaCarta PubCo warrant generally will be an amount equal to the sum of the Non-U.S. Holder’s initial investment in the DiaCarta PubCo warrant and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the DiaCarta PubCo common stock received upon exercise of the DiaCarta PubCo warrants will begin on the date following the date of exercise or on the date of exercise of the DiaCarta PubCo warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the DiaCarta PubCo warrants. If a DiaCarta PubCo warrant is allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the DiaCarta PubCo warrant and generally will be taxed as described above under “— C. Sale, Taxable Exchange or Other Taxable Disposition of DiaCarta PubCo Common Stock and Warrants.”
The tax consequences of a cashless exercise of a DiaCarta PubCo warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a Non-U.S. Holder’s basis in the DiaCarta PubCo common stock received would equal the holder’s basis in the DiaCarta PubCo warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the DiaCarta PubCo common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the DiaCarta PubCo warrant; in either case, the holding period would not include the period during which the Non-U.S. Holder held the DiaCarta PubCo warrants. If the cashless exercise were treated as a recapitalization, the holding period of the DiaCarta PubCo common stock would include the holding period of the DiaCarta PubCo warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of warrants equal to the number of shares of DiaCarta PubCo common stock having a value equal to the exercise price for the total number of warrants to be exercised. In such case, the consequences would be similar to those described above in “— C. Sale, Taxable Exchange or Other Taxable Disposition of DiaCarta PubCo Common Stock and Warrants.” It is unclear whether a Non-U.S. Holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the Non-U.S. Holder held the warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the DiaCarta PubCo common stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If we redeem DiaCarta PubCo warrants for cash or if we purchase DiaCarta PubCo warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “— C. Sale, Taxable Exchange or Other Taxable Disposition of DiaCarta PubCo Common Stock and Warrants.”
Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of a DiaCarta PubCo warrant.

4.
Possible Constructive Distributions

The terms of each DiaCarta PubCo warrant provide for an adjustment to the number of shares of DiaCarta PubCo common stock for which the DiaCarta PubCo warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A Non-U.S. Holder of the DiaCarta PubCo warrants would, however, be treated as receiving a constructive distribution from DiaCarta PubCo if, for example, the adjustment increases the warrant holders’ proportionate interest in DiaCarta PubCo’s assets or earnings and profits (for example, through an increase in the number of shares of DiaCarta PubCo common stock that would be obtained upon exercise or through a decrease in the exercise price of the DiaCarta PubCo warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of DiaCarta PubCo common stock, or as a result of the issuance of a stock dividend to holders of shares of DiaCarta PubCo common stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “1. Distributions” in the same manner as if the Non-U.S. Holders of the warrants received a cash distribution from DiaCarta PubCo equal to the fair market value of such increased interest.
5.   Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of DiaCarta PubCo common stock and DiaCarta PubCo warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.
H.
Foreign Account Tax Compliance Act

Section 1471 through 1474 of the Code and Treasury Regulations and administrative guidance promulgated thereunder (provisions commonly referred to as “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% on payments of dividends (including constructive dividends) on DiaCarta PubCo common stock and DiaCarta PubCo warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of DiaCarta PubCo common stock and warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement / prospectus.
The following unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical unaudited balance sheet of HH&L as of September 30, 2022 with the historical unaudited consolidated balance sheet of DiaCarta as of September 30, 2022 on a pro forma basis, gives effect to the Business Combination as if it had occurred on September 30, 2022.
The following unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2022 combines the historical statement of operations of HH&L and the historical consolidated statement of operations of DiaCarta for such period on a pro forma basis, giving effect to the Business Combination and related transactions as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.
The following unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2021 combines the historical statement of operations of HH&L and the historical consolidated statement of operations of DiaCarta for such period on a pro forma basis, giving effect to the Business Combination and related transactions as if they had been consummated on January 1, 2021, the beginning of the earliest period presented.
The summary pro forma data have been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of HH&L and DiaCarta for the applicable periods included in this proxy statement / prospectus.
Description of the Business Combination
On October 14, 2022, HH&L Acquisition Co., a Cayman Islands exempted company limited by shares (the “SPAC” or “HH&L”), entered into a Business Combination Agreement, as amended on January 20, 2023 (the “Business Combination Agreement”) by and among SPAC, Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SPAC (“Merger Sub”), and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (“DiaCarta” or the “Company”). Pursuant to the terms of the Business Combination Agreement, a business combination between the SPAC and the Company (the “Business Combination”) will be effected in two steps. First, before the closing of the Business Combination (the “Closing”), both the SPAC and the Company will deregister in the Cayman Islands and domesticate as Delaware corporations in accordance with Section 388 of the Delaware General Corporation Law and the Cayman Islands Companies Act (As Revised), with DiaCarta changing its name to DiaCarta Holdings, Inc. (the “Domestication”). Second, at the Closing, Merger Sub will merge with and into DiaCarta Holdings, Inc., with DiaCarta Holdings, Inc. surviving such merger as the surviving entity (the “Merger”). Upon consummation of the Business Combination, DiaCarta Holdings, Inc. will become a wholly owned subsidiary of the SPAC. The SPAC will then change its name to “DiaCarta, Inc.” We refer to the SPAC and DiaCarta after the Domestication but before the Merger as “Domesticated SPAC” and “Domesticated Company,” respectively. We refer to the SPAC, after giving effect to the Business Combination, as “New DiaCarta.” The aggregate merger consideration paid to DiaCarta equity holders in connection with the Business Combination consists of 46 million shares of Domesticated SPAC Common Stock, which is calculated based on a pre-money equity valuation of DiaCarta at $460,000,000 on a fully diluted basis (the “Aggregate Merger Consideration”).
Pursuant to the Business Combination Agreement, immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement:
•
The merger of Merger Sub, the wholly owned subsidiary of HH&L, with and into DiaCarta, with New DiaCarta Inc. as the surviving company;

•
All outstanding DiaCarta shares of Series A and Series B preference shares will be cancelled and converted into shares of common stock of New DiaCarta.

•
All outstanding shares of DiaCarta ordinary shares will be cancelled and converted into shares of New DiaCarta.

•
The conversion of DiaCarta’s outstanding Stock Options, Restricted Stock (“RSAs”) and Warrants, into stock Options, Restricted Stock, and Warrants of New DiaCarta;

•
All outstanding HH&L Class A and Class B ordinary shares will be cancelled and converted into shares of common stock of New DiaCarta.

Anticipated Accounting for the Business Combination
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”)”. Under this method of accounting, DiaCarta was treated as the accounting acquirer and HH&L was treated as the accounting acquiree for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of DiaCarta issuing shares at the Closing for the net assets of HH&L as of the Closing Date, accompanied by a recapitalization. The net assets of HH&L were stated at historical cost, with no goodwill or other intangible assets recorded.
DiaCarta was determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:
•
The former owners of DiaCarta hold the largest portion of voting rights in the Combined Company;

•
DiaCarta has the right to appoint a majority of the directors in the Combined Company;

•
DiaCarta’s existing senior management team comprises a majority of management of the Combined Company;

•
The operations of DiaCarta represent the ongoing operations of the Combined Company; and

•
DiaCarta is the larger of the combining entities based on fair value, assets, revenues and profits.

Basis of Pro Forma Presentation
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 requires pro forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and allows optional pro forma adjustments that present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). HH&L and DiaCarta are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination are referred to herein as “New DiaCarta.”
As noted above, the unaudited pro forma condensed combined financial information contained herein assumes that HH&L’s stockholders approve the proposed Business Combination. HH&L cannot predict how many of the HH&L public stockholders will exercise their right to have their HH&L Common Stock redeemed for cash. As a result, HH&L has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total HH&L equity between holders of HH&L common stock.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below. The actual results will likely be within the parameters described by the three scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results:
•
Assuming No Redemption Scenario:   This presentation assumes that no HH&L’s public stockholders elect to have their HH&L Public Shares redeemed for cash in connection with the Business Combination;

•
Assuming Interim Redemption Scenario:   This presentation assumes that HH&L’s public shareholders holding 20,700,000 shares, representing 50% of total outstanding ordinary shares held by public shareholders, exercise their redemption rights and that such shares are redeemed for their pro rata share of the funds in the Trust Account;

•
Assuming Maximum Redemption Scenario:   This presentation assumes that HH&L’s public shareholders holding 37,681,093 of HH&L’s public shares, representing 91.0% of total outstanding ordinary shares held by public shareholders exercise their redemption rights and that such shares are redeemed for their pro rata share of the funds in the Trust Account for aggregate redemption proceeds of $376,810,931. This scenario also assumes that HH&L will have a minimum of $40 million SPAC closing cash which results from approximately 9.0% of HH&L’s Class A public shareholders not being redeemed, to avoid forfeiting a portion of HH&L’s Class B ordinary shares.

Pursuant to the Sponsor Share Forfeiture Agreement, at the Closing, the Sponsor has also agreed to contribute or forfeit certain HH&L Class B ordinary shares owned by itself to facilitate financing after signing of the Business Combination Agreement and if the cash proceeds from the Trust Account established for the purpose of holding the net proceeds of the HH&L IPO, plus the proceeds of any equity investments (including any private investments in public equity) or debt financing facilities that are or will be actually received by DiaCarta prior to or substantially concurrently with the Closing, prior to the payment of the unpaid transaction expenses, in the aggregate amount equal less than $40,000,000. As the HH&L Initial Stockholders waived their redemption rights, only redemptions by HH&L public stockholders are reflected in this presentation. Each of the “interim redemptions” scenario and the “maximum redemptions” scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the interim redemptions and the maximum redemptions, respectively.
Included below is the expected number of shares to be issued, and the related ownership interests, at the completion of the transaction under the three scenarios:
	Scenario 1 Assuming No Redemption		Scenario 2 Assuming Interim 50% Redemption		Scenario 3 Assuming Maximum Redemption
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
HH&L public stockholders	41,400,000	42.4%	20,700,000	26.9%	3,718,907	6.2%
HH&L independent directors	88,000	0.1%	88,000	0.1%	88,000	0.1%
Sponsor	10,262,000	10.5%	10,262,000	13.3%	10,262,000	17.1%
DiaCarta stockholders	46,000,000	47.1%	46,000,000	59.7%	46,000,000	76.6%
Total Common Stock	97,750,000	100.0%	77,050,000	100.0%	60,068,907	100.0%
The historical financial information of HH&L was derived from the audited financial statements of HH&L as of and for the year ended December 31, 2021 and from the unaudited financial statements of HH&L as of and for the nine months ended September 30, 2022, included elsewhere in this proxy statement / prospectus. The historical financial information of DiaCarta was derived from the audited financial statements of DiaCarta as of and for the year ended December 31, 2021 and from the unaudited financial statements of DiaCarta as of and for the nine months ended September 30, 2022, included elsewhere in this proxy statement / prospectus. This information should be read together with HH&L’s and DiaCarta’s unaudited and audited financial statements and related notes, the sections titled “HH&L’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “DiaCarta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement / prospectus.
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what DiaCarta’s and HH&L’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of DiaCarta after the Business Combination is completed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
We anticipate that the actual results will be within the parameters described by the three scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

DiaCarta and HH&L
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of September 30, 2022
	Historical 9.30.2022	Historical 9.30.2022	Scenario 1 Assuming no redemption of shares			Scenario 2 Assuming Interim 50% Redemptions				Scenario 3 Assuming Maximum Redemptions with no forfeiture of HH&L Series B shares
	DiaCarta	HH&L	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments			Pro Forma Combined	Additional Transaction Accounting Adjustments			Pro Forma Combined
ASSETS
Current assets:
Cash	$4,243,524	$293,137	$416,517,794	A	$402,110,627		$(207,000,000)	G	$195,110,627		$(169,810,931)	G	$25,299,696
			(3,669,107)	B
			(15,274,721)	F
Short-term investments	10,916,415	—			10,916,415				10,916,415				10,916,415
Accounts receivable, net	4,071,378	—			4,071,378				4,071,378				4,071,378
Advances to suppliers	20,153	—			20,153				20,153				20,153
Inventories, net	1,451,085	—			1,451,085				1,451,085				1,451,085
Loan due from a related party, current	288,255	—			288,255				288,255				288,255
Prepayments and other current assets, net	3,103,812	137,676			3,241,488				3,241,488				3,241,488
Total current assets	24,094,622	430,813	397,573,966		422,099,401		(207,000,000)		215,099,401		(169,810,931)		45,288,470
Property and equipment, net	2,535,658	—			2,535,658				2,535,658				2,535,658
Intangible assets, net	9,070	—			9,070				9,070				9,070
Operating lease right-of-use asset	7,432,419	—			7,432,419				7,432,419				7,432,419
Finance lease assets	22,596	—			22,596				22,596				22,596
Deferred tax assets	2,389,240	—			2,389,240				2,389,240				2,389,240
Loan due from a related party	1,419,836	—			1,419,836				1,419,836				1,419,836
Other asset	42,125	—			42,125				42,125				42,125
Investments held in Trust Account	—	416,517,794	(416,517,794)	A	—				—				—
Total assets	$37,945,566	$416,948,607	$(18,943,828)		$435,950,345		$(207,000,000)		$228,950,345		$(169,810,931)		$59,139,414
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,588,796	$135,297	$(135,297)	B	$4,588,796	$			$4,588,796	$			$4,588,796
Accounts payable – related party	—	300,000	(300,000)	B	—				—				—
Working Capital Loan – related party		500,000	(500,000)	B	—				—				—
Accrued liabilities and other payables	281,277	2,733,810	(2,733,810)	B	281,277				281,277				281,277
Operating lease liabilities, current	1,224,747	—			1,224,747				1,224,747				1,224,747
Finance lease liabilities, current	—	—			—				—				—
Income tax payable	—	—			—				—				—
Advance from customers	168,366				168,366				168,366				168,366
Convertible bonds payable	—	—			—				—				—
Total current liabilities	6,263,186	3,669,107	(3,669,107)		6,263,186		—		6,263,186		—		6,263,186
Lease Liabilities, non-current	7,285,463	—			7,285,463				7,285,463				7,285,463
Derivative warrant liabilities	—	929,400			929,400				929,400				929,400
Deferred underwriting commissions	—	14,490,000	(14,490,000)	H	—				—				—
Total liabilities	13,548,649	19,088,507	(18,159,107)		14,478,049		—		14,478,049		—		14,478,049
Commitments and contingencies

	Historical 9.30.2022	Historical 9.30.2022	Scenario 1 Assuming no redemption of shares			Scenario 2 Assuming Interim 50% Redemptions			Scenario 3 Assuming Maximum Redemptions with no forfeiture of HH&L Series B shares
	DiaCarta	HH&L	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Class A ordinary shares subject to possible redemption, $0.0001 par value; 41,400,000 shares at approximately $10.06 and $10.00 per share as of September 30, 2022 and December 31, 2021, respectively	—	416,417,794	(416,417,794)	D	—			—			—
Stockholders’ equity (deficit):
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—		—			—			—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no non- redeemable shares issued or outstanding	—	—	9,775	E	9,775.00	(2,070)	G	7,705	(1,698)	G	6,007
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,350,000 shares issued and outstanding at September 30, 2022 and December 31, 2021	—	1,035	(1,035)	E	—			—			—
Ordinary shares (USD0.001 par value, 28,469,472 shares authorized; 28,469,472 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively)	28,469	—	(28,469)	E	—			—			—
Series A non-redeemable preferred shares (USD0.001 par value, 7,543,948 shares authorized; 7,543,948 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively)	7,544	—	(7,544)	E	—			—			—
Series B non-redeemable preferred shares (USD0.001 par value, 13,646,217 shares authorized; 12,183,137 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively)	12,183	—	(12,183)	E	—			—			—
Additional paid-in capital	55,385,930	—	(18,558,729)	C	452,499,730	(206,997,930)	G	245,501,800	(169,809,233)	G	75,692,567
			416,417,794	D
			39,456	E
			(15,274,721)	F
			14,490,000	H
Accumulated deficit	(28,688,454)	(18,558,729)	18,558,729	C	(28,688,454)			(28,688,454)			(28,688,454)
Accumulated other comprehensive loss	(2,348,755)	—			(2,348,755)			(2,348,755)			(2,348,755)
Total stockholders’ equity	24,396,917	(18,557,694)	415,633,073		421,472,296	(207,000,000)		214,472,296	(169,810,931)		44,661,365
Total liabilities and stockholders’ equity	$37,945,566	$416,948,607	$(18,943,828)		$435,950,345	$(207,000,000)		$228,950,345	$(169,810,931)		$59,139,414

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
A.
Reflects the liquidation and reclassification of $416.5 million of funds held in the Trust Account to cash and cash equivalents.

B.
Reflects the settlement of HH&L’s account payables and accrued liabilities upon the closing of the Business Combination.

C.
Reflects the reclassification of HH&L’s historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

D.
Reflects the reclassification of HH&L Common Stock subject to possible redemption to permanent equity.

E.
Reflects the issuance of 97,750,000 shares of Common Stock to the new DiaCarta equity holders as consideration for the reverse recapitalization. Total Common Stock includes 10,350,000 Class B ordinary shares issued to HH&L’s founders. A portion of these shares are subject to reduction or forfeiture in accordance with the terms of the Merger Agreement.

F.
Represents the total transaction costs expected to be accrued by HH&L and DiaCarta of approximately $15.3 million is reflected as an adjustment to accumulated deficit.

For HH&L and DiaCarta transaction costs, $2.7 million of these fees have been recorded as of the pro forma balance sheet date and these costs have been eliminated from the unaudited pro forma condensed combined statement of profit or loss (Adjustment CC below). The total transaction costs expected to be amount of $18.0 million for legal, accounting, advisory services, filing fees and printing fees expected to be incurred as part of the Business Combination. HH&L estimated transaction costs excludes the deferred underwriting commissions included in (H) below.
G.
Reflects the changes of HH&L Class A ordinary shares for two different scenarios. For interim 50% redemption scenario, redemption of 20,700,000 HH&L Class A ordinary shares for an aggregate redemption payment of $207,000,000 at a redemption price of $10.00 per share. For maximum redemption scenario, redemption of 37,681,093 HH&L Class A ordinary shares for an aggregate redemption payment of $376,810,931 at a redemption price of $10.00 per share. This adjustment is after consideration of the $40,000,000 minimum cash requirement for SPAC Closing Cash as required by the Business Combination Agreement.

H.
Deferred underwriting fees incurred during HH&L’s IPO otherwise due upon completion of the Business Combination have been waived by HH&L’s underwriters.

DiaCarta and HH&L
Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations
For the Nine Months Ended September 30, 2022
			Scenario 1 Assuming no redemption of shares				Scenario 2 Assuming Interim 50% Redemptions			Scenario 3 Assuming Maximum Redemptions with no forfeiture of HH&L Series B shares
	DiaCarta	HH&L	Transaction Accounting Adjustments			Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Revenue, net	$18,332,240	$—	$			$18,332,240	$		$18,332,240	$		$18,332,240
Cost of goods sold	10,722,756	—				10,722,756			10,722,756			10,722,756
Gross profit	7,609,484	—		—		7,609,484		—	7,609,484		—	7,609,484
Operating expenses
Selling and marketing expenses	1,855,147	—				1,855,147			1,855,147			1,855,147
General and administrative expenses	3,889,301	2,634,624		(135,000)	BB	3,630,286			3,630,286			3,630,286
				(2,758,639)	CC
Research and development expenses	4,868,430	—				4,868,430			4,868,430			4,868,430
Total operating expenses	10,612,878	2,634,624		(2,893,639)		10,353,863		—	10,353,863		—	10,353,863
Income (loss) from operations	(3,003,394)	(2,634,624)		2,893,639		(2,744,379)		—	(2,744,379)		—	(2,744,379)
OTHER INCOME (EXPENSE):
Change in fair value of derivative warrant liabilities	—	16,419,400				16,419,400			16,419,400			16,419,400
Financing cost – derivative warrant liabilities	—	—				—			—			—
Income from investments held in Trust Account	—	2,493,903		(2,493,903)	AA	—			—			—
Interest income (expense), net	123,371	—				123,371			123,371			123,371
Investment income/(loss)	(140,787)	—				(140,787)			(140,787)			(140,787)
Other (expense) income, net	(319,626)	—				(319,626)			(319,626)			(319,626)
Total other expense, net	(337,042)	18,913,303		(2,493,903)		16,082,358		—	16,082,358		—	16,082,358
Income (loss) before income tax	(3,340,436)	16,278,679		399,736		13,337,979		—	13,337,979		—	13,337,979
Income tax benefit	(403,192)	—		—		(403,192)			(403,192)			(403,192)
Net income (loss)	$(2,937,244)	$16,278,679		$399,736		$13,741,171		$—	$13,741,171		$—	$13,741,171
Net income (loss) attributable to noncontrolling interest	—	—		—		—			—			—
Net income (loss) attributable to common stockholders	$(2,937,244)	$16,278,679		$399,736		$13,741,171		$—	$13,741,171		$—	$13,741,171
COMPREHENSIVE INCOME (LOSS):
NET INCOME (LOSS)	(2,937,244)	16,278,679		399,736		13,741,171		—	13,741,171		—	13,741,171
OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustments	(622,386)	—		—		(622,386)		—	(622,386)		—	(622,386)
TOTAL COMPREHENSIVE INCOME (LOSS)	$(3,559,630)	16,278,679		$399,736		$13,118,785		$—	$13,118,785		$—	$13,118,785
Net loss per share – basic	$(0.10)
Net loss per share – diluted	$(0.10)
Basic and diluted net income per ordinary share, Class A		$0.31
Basic and diluted net income per ordinary share, Class B		$0.31
Pro forma weighted average number of common shares outstanding – basic and diluted						97,750,000			77,050,000			60,068,907
Pro forma net income per share – basic and diluted						$0.14			$0.18			$0.23

DiaCarta and HH&L
Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations
For the Year Ended December 31, 2021
			Scenario 1 Assuming no redemption of shares				Scenario 2 Assuming Interim 50% Redemptions			Scenario 3 Assuming Maximum Redemptions with no forfeiture of HH&L Series B shares
	DiaCarta	HH&L	Transaction Accounting Adjustments			Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Revenue, net	$41,501,568	$—	$			$41,501,568	$		$41,501,568	$		$41,501,568
Cost of goods sold	13,426,619	—				13,426,619			13,426,619			13,426,619
Gross profit	28,074,949	—		—		28,074,949		—	28,074,949		—	28,074,949
Operating expenses
Selling and marketing expenses	1,820,038	—				1,820,038			1,820,038			1,820,038
General and administrative expenses	3,824,924	1,805,492		(165,000)	BB	4,882,743			4,882,743			4,882,743
				(582,673)	CC
Research and development expenses	5,179,766	—				5,179,766			5,179,766			5,179,766
Total operating expenses	10,824,728	1,805,492		(747,673)		11,882,547		—	11,882,547		—	11,882,547
Income (loss) from operations	17,250,221	(1,805,492)		747,673		16,192,402		—	16,192,402		—	16,192,402
OTHER INCOME (EXPENSE):
Change in fair value of derivative warrant liabilities	—	3,923,200				3,923,200			3,923,200			3,923,200
Financing cost – derivative warrant liabilities	—	(821,170)				(821,170)			(821,170)			(821,170)
Income from investments held in Trust Account	—	23,891		(23,891)	AA	—			—			—
Interest income (expense), net	(701,630)	—				(701,630)			(701,630)			(701,630)
Investment income/(loss)	(10,370)	—				(10,370)			(10,370)			(10,370)
Other (expense) income, net	600,405	—				600,405			600,405			600,405
Total other expense, net	(111,595)	3,125,921		(23,891)		2,990,435		—	2,990,435		—	2,990,435
Income (loss) before income tax	17,138,626	1,320,429		723,782		19,182,837		—	19,182,837		—	19,182,837
Income tax expense	5,328,468	—				5,328,468		5,328,468	5,328,468
Net income (loss)	$11,810,158	$1,320,429		$723,782		$13,854,369		$—	$13,854,369		$—	$13,854,369
Net income (loss) attributable to noncontrolling interest	—	—				—			—			—
Net income (loss) attributable to common stockholders	$11,810,158	$1,320,429		$723,782		$13,854,369		$—	$13,854,369		$—	$13,854,369
COMPREHENSIVE LOSS:
NET LOSS	11,810,158	1,320,429		723,782		13,854,369		—	13,854,369		—	13,854,369
OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustments	290,631	—		—		290,631		—	290,631		—	290,631
TOTAL COMPREHENSIVE LOSS	$12,100,789	1,320,429		$723,782		$14,145,000		$—	$14,145,000		$—	$14,145,000
Net income per share – basic	$0.41
Net income per share – diluted	$0.25
Basic and diluted net income (loss) per ordinary share, Class A		$0.03
Basic and diluted net income (loss) per ordinary share, Class B		$0.03
Pro forma weighted average number of common shares outstanding – basic and diluted						97,750,000			77,050,000			60,068,907
Pro forma net loss per share – basic and diluted						$0.14			$0.18			$0.23

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021:
AA.
To eliminate interest income earned on funds in the Trust Account which will be released upon closing of the Business Combination.

BB.
To eliminate administrative service fees that will be end upon closing of the Business Combination.

CC.
To eliminate merger related transaction expenses during the periods presented which should be charged to Paid-in Capital in connection with the Business Combination.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1. Basis of Presentation
The unaudited pro forma condensed combined balance sheet as of September 30, 2022 assumes that the Business Combination occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 present the pro forma effect of the Business Combination as if it had been completed on January 1, 2022. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 present the pro forma effect of the Business Combination as if it had been completed on January 1, 2021. These periods are presented on a reasonable expectation that DiaCarta is the accounting acquirer.
The historical financial information of DiaCarta was derived from DiaCarta’s audited consolidated financial statements as of and for the year ended December 31, 2021 and unaudited consolidated financial statements as of and for the nine months ended September 30, 2022, included elsewhere in this prospectus. The historical financial information of HH&L was derived from HH&L’s audited financial statements as of and for the year ended December 31, 2021 and unaudited condensed financial statements as of and for the nine months ended September 30, 2022, included elsewhere in this prospectus. This information should be read together with DiaCarta’s and HH&L’s financial statements and related notes, as applicable, and the sections titled “DiaCarta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “HH&L’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement / prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. As noted in the section entitled “Summary of the Proxy Statement / Prospectus — Recent Developments”, pursuant to the GS Fee Waiver and the CS Fee Waiver, each of Goldman Sachs and Credit Suisse has expressly waived all deferred underwriting commissions owed to it pursuant to the Underwriting Agreement. Each of Goldman Sachs and Credit Suisse has performed all its obligations under the Underwriting Agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a resignation and, to the extent enforceable, fee waivers for services already rendered are unusual. As a result of the GS Fee Waiver and the CS Fee Waiver, the transaction fees payable by HH&L in connection with the Business Combination will be reduced by an amount equal to the deferred underwriting commission attributable to Goldman Sachs and Credit Suisse as reflected in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Management considers this basis of presentation to be reasonable under the circumstances.
The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that HH&L management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. HH&L management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company.

Note 2. Accounting Policies
Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and an option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). HH&L has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined and consolidated financial information. HH&L and DiaCarta have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the combined company will record a valuation allowance against the total U.S. and state deferred tax assets as recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.
The unaudited pro forma condensed combined financial information assumes that the HH&L warrants will be accounted for as liabilities in accordance with ASC 480 following consummation of the Business Combination and, accordingly, would be subject to ongoing mark-to-market adjustments through the statement of profit or loss.
The exchange of HH&L warrants to DiaCarta warrants is not adjusted because the DiaCarta warrants to be converted from the HH&L warrants have the same terms and conditions set forth in the HH&L warrants.
Note 4. Net Income per Share
The net income per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022 and January 1, 2021 in the nine month and full year Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations, respectively. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented. When assuming the redemption scenarios described above, this calculation is adjusted to eliminate such shares for the entire periods. The unaudited pro forma condensed combined financial information has been prepared assuming no redemption, interim redemption and maximum redemption scenario with no forfeiture of HH&L Class B shares for the nine months ended September 30, 2022 and the year ended December 31, 2021.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Interim 50% Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Nine Months Ended September 30, 2022
Total revenue	$18,332,240	$18,332,240	$18,332,240
Net income	$13,741,171	$13,741,171	$13,741,171
Net income per share – basic and diluted	$0.14	$0.18	$0.23
Weighted-average shares outstanding – basic and diluted	97,750,000	77,050,000	60,068,907
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Year Ended December 31, 2021
Total revenue	$41,501,568	$41,501,568	$41,501,568
Net income	$13,854,369	$13,854,369	$13,854,369
Net income per share – basic and diluted	$0.14	$0.18	$0.23
Weighted-average shares outstanding – basic and diluted	97,750,000	77,050,000	60,068,907
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2022
Cash and cash equivalents	$402,110,627	$195,110,627	$25,299,696
Total current assets	$422,099,401	$215,099,401	$45,288,470
Total assets	$435,950,345	$228,950,345	$59,139,414
Total current liabilities	$6,263,186	$6,263,186	$6,263,186
Total liabilities	$14,478,049	$14,478,049	$14,478,049
Total stockholders’ equity	$421,472,296	$214,472,296	$44,661,365

INFORMATION ABOUT HH&L
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to HH&L prior to the consummation of the Business Combination.
Introduction
On September 4, 2020, HH&L was incorporated as a blank check Cayman Islands exempted company with limited liability and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. HH&L has neither engaged in any operations nor generated any revenue to date. Based on its business activities, HH&L is a “shell company” as defined under the Exchange Act because HH&L has no operations and nominal assets consisting almost entirely of cash. Prior to executing the Merger Agreement with DiaCarta, HH&L’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.
IPO
On February 9, 2021, HH&L closed its IPO of 41,400,000 units, with each unit consisting of one ordinary share and one-half of one redeemable public warrant, with each whole public warrant exercisable for one ordinary share of HH&L at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $414,000,000. Goldman Sachs (Asia) L.L.C. and Credit Suisse Securities (USA) LLC acted as the representatives of the underwriters for the IPO. The ordinary shares and HH&L public warrants comprising the units commenced separate trading on March 29, 2021.
Prior to the consummation of the IPO, on September 7, 2020, the Sponsor purchased an aggregate of 14,375,000 Class B ordinary shares (the “Founder Shares”) for $25,000, or $0.002 per share. On January 20, 2021, the Sponsor returned 5,750,000 Founder Shares for no consideration, following which, our sponsor holds 8,625,000 Founder Shares. On February 4, 2021, the Sponsor transferred an aggregate of 66,000 of Founder shares to three independent directors. On February 4, 2021, HH&L effected a share dividend of 1,725,000 founder shares, resulting in an aggregate of 10,350,000 founder shares outstanding. Prior to the initial investment in HH&L of $25,000 by the Sponsor, HH&L had no assets, tangible or intangible. The number of Founder Shares outstanding was determined based on HH&L’s expectation that the total size of the IPO would be a maximum of 41,400,000 units if the underwriters’ over-allotment option was exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the IPO.
Simultaneously with the closing of the IPO, HH&L completed the private sale of an aggregate of 10,280,000 warrants (the “Private Placement Warrants”) to its Sponsor, generating gross proceeds to HH&L of $10,280,000. The Private Placement Warrants are identical to the HH&L public warrants, except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by HH&L, (ii) may not (including the Class A ordinary shares issuable upon exercise of such Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of HH&L’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. No underwriting discounts or commissions were paid with respect to such sale. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by HH&L and exercisable by the holders on the same basis as the HH&L public warrants. If HH&L does not consummate its initial business combination within 24 months from the closing of the IPO, the Private Placement Warrants will expire worthless. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Offering Proceeds Held in Trust
Upon the closing of the IPO and the Private Placement, $414,000,000 was placed in a trust account with Continental acting as trustee (the “Trust Account”).
Except for the withdrawal of interest to pay taxes, if any, the Cayman Constitutional Documents provide that none of the funds held in trust will be released from the Trust Account until the earliest of

(i) the completion of its initial business combination; (ii) the redemption of its HH&L public shares if HH&L is unable to complete its initial business combination by February 9, 2023 (or the Extended Deadline), subject to applicable law; or (iii) the redemption of HH&L public shares properly submitted in connection with a shareholder vote to amend its amended and restated memorandum and articles of association (A) to modify the substance or timing of HH&L’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of the HH&L public shares if HH&L has not consummated an initial business combination by February 9, 2023 (or the Extended Deadline) or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of HH&L’s creditors, if any, which could have priority over the claims of its public shareholders. The proceeds held in the Trust Account are currently invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations. In order to mitigate the risk of being viewed as operating an unregistered investment company, we will, no later than the date that is 24 months following the effective date of the our IPO, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the trust account, to liquidate the U.S. government treasury bills or money market funds held in the trust account and thereafter to hold all funds in the trust account in cash items until the earlier of consummation of an initial business combination and liquidation. Such cash items may include interest bearing demand deposit accounts at banks, if the Extension Proposal and other proposals included in the Extension Proxy are approved.
Except as described in the prospectus for HH&L’s IPO and in the section entitled “HH&L’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this proxy statement / prospectus these proceeds will not be released until the earlier of the completion of an initial business combination and HH&L’s redemption of 100% of the outstanding HH&L public shares upon its failure to consummate a business combination within the required time period.
Effecting HH&L’s Initial Business Combination
HH&L is not presently engaged in and HH&L will not engage in, any substantive commercial business until it completes the Business Combination with DiaCarta or another target business.
Fair Market Value of Target Business
The target business or businesses that HH&L acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its initial business combination, although HH&L may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. HH&L Board determined that this test was met in connection with the proposed Merger with DiaCarta.
Shareholder Approval of Merger
Under HH&L’s Articles, in connection with any proposed business combination, HH&L must seek shareholder approval of an initial business combination at a general meeting of shareholders called for such purpose at which public shareholders may seek to redeem their HH&L public shares for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for HH&L’s IPO. Accordingly, in connection with the Merger with DiaCarta, the public shareholders may seek to redeem their HH&L public shares in accordance with the procedures set forth in this proxy statement / prospectus.
Permitted Purchases of Our Securities
The Sponsor, directors and officers have agreed to vote their HH&L ordinary shares, as well as any HH&L Ordinary Shares purchased during or after HH&L’s IPO, in favor of the BCA Proposal.
The Sponsor, directors, officers, advisors or any of their respective affiliates may purchase shares in the open market either prior to or following the completion of the Proposed Transactions. There is no limit on the number of shares such persons may purchase. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares or warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.
The purpose of any such transaction could be to (i) vote in favor of the business combination and thereby increase the likelihood of obtaining shareholder approval of the business combination, (ii) reduce the number of public warrants outstanding or vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination or (iii) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. This may result in the completion of the Proposed Transactions that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of HH&L ordinary shares or HH&L public warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Sponsor, officers, directors and/or their respective affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. We expect any such purchases would be reported by such person pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
Voting Restrictions in Connection with the Meeting
In connection with any vote for a proposed business combination, including the vote with respect to the BCA Proposal and the BCA Proposal, all of HH&L’s Initial Shareholders, as well as all of its officers and directors, have agreed to vote the Founder Shares as well as any HH&L Ordinary Shares acquired in the aftermarket in favor of such proposed business combination.
Sponsor Loan
On September 7, 2020, the Sponsor agreed to loan HH&L up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the IPO. As of February 9, 2021, HH&L borrowed approximately $185,000 under the Note. HH&L fully repaid this balance as of the date of this proxy statement / prospectus.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of HH&L’s officers and directors, may, but are not obligated to, loan HH&L funds as may be required (“Working Capital Loans”). If HH&L completes a business combination, HH&L will repay the Working Capital Loans. In the event that a business combination does not close, HH&L may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.00 per warrant. As of the date of this proxy statement / prospectus, HH&L has $500,000 amount of borrowings under an unsecured convertible promissory notes issued to the Sponsor, dated September 15, 2022.
Service Fee
HH&L has agreed, commencing on the date of the securities of HH&L are first listed on the NYSE (the “Listing Date”), to pay the Sponsor up to $15,000 per month for office space, utilities, and secretarial and administrative services provided to members of HH&L’s management team. Upon completion of the initial Merger or HH&L’s liquidation, HH&L will cease paying these monthly fees. For the period from February 5, 2021 (“Effective Date”) to December 31, 2021, HH&L incurred $165,000 in expenses in connection with such services for the period from Effective Date through December 31, 2021, as reflected in the accompanying statements of operations. As of December 31, 2021 and September 30, 2022, respectively, there is $165,000 and $300,000 service fee payable due to the Sponsor.
Redemption Rights for Public Shareholders
We will provide our public shareholders with the opportunity to redeem all or a portion of their HH&L Ordinary Shares upon the completion of the Proposed Transactions at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Proposed Transactions, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of then outstanding HH&L public shares, subject to the limitations described herein.
Based on funds in the Trust Account of approximately $416,517,794 on September 30, 2022, the estimated per share redemption price would have been approximately $10.06 (excluding interest earned and dissolution expenses). The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares, and the Sponsor and our officers and directors have agreed to waive their redemption rights with respect to any HH&L public shares they may acquire in connection with the completion of the Proposed Transactions. The holders of Founder Shares, our officers and other current directors have agreed to waive their redemption rights, with respect to the HH&L Class A ordinary shares and HH&L Class B ordinary shares they may hold in connection with the consummation of the Business Combination, pursuant to a letter agreement dated February 5, 2021 entered in connection with HH&L IPO in order to induce HH&L and IPO underwriters to enter into the IPO underwriting agreement and to proceed with the IPO. No additional consideration was provided to such holders of Founder Shares, officers and other current directors in exchange for their entry into such agreement.
Limitation on Redemption Rights
Notwithstanding the foregoing, HH&L’s Articles provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its HH&L Ordinary Shares with respect to more than an aggregate of 20% of the shares sold in our IPO, which we refer to as the “Excess Shares,” without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Proposed Transactions as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public shareholder holding more than an aggregate of 20% of the shares sold in our IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 20% of the shares sold in our IPO without our consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with the Proposed Transactions, which require as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Proposed Transactions.
Liquidation if No Merger
Under HH&L’s Articles, if HH&L does not complete the Merger with DiaCarta or another initial business combination by February 9, 2023 (or the Extended Deadline), HH&L will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the outstanding HH&L public shares for a pro rata portion of the funds held in the Trust Account (currently anticipated to be approximately $10.00 per share based on funds in the Trust Account of approximately $414,000,000 but excluding interest earned and dissolution expenses) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HH&L’s remaining shareholders and its Board, dissolve and liquidate, subject in the case of (ii) and (iii) above to HH&L’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. At such time, the Warrants will expire. Holders of Warrants will receive nothing upon a liquidation with respect to such securities and they will be worthless.
Each of HH&L’s Initial Shareholders has agreed to waive its rights to participate in any distribution from HH&L’s Trust Account or other assets with respect to the Founder Shares and shares underlying the Private Placement Warrants. There will be no distribution from the Trust Account with respect to HH&L’s Warrants, which will expire worthless if HH&L is liquidated.
The proceeds deposited in the Trust Account could, however, become subject to the claims of HH&L’s creditors which would be prior to the claims of the public shareholders. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to HH&L if and to the extent any claims by a vendor for services rendered or products sold to HH&L, or a prospective target business with which HH&L has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under HH&L’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. HH&L will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for HH&L’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business execute agreements with HH&L waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Accordingly, the actual per-share redemption price could be less than $10.00, plus interest, due to claims of creditors. Additionally, if HH&L is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in HH&L’s bankruptcy estate and subject to the claims of third parties with priority over the claims of HH&L’s shareholders.
To the extent any bankruptcy claims deplete the Trust Account, HH&L cannot assure you it will be able to return to the public shareholders at least $10.00 per share. HH&L’s public shareholders are entitled to receive funds from the Trust Account only in the event of its failure to complete a business combination within the required time periods or if the shareholders properly seek to have HH&L redeem their respective shares for cash upon a business combination which is actually completed by HH&L. In no other circumstances does a shareholder have any right or interest of any kind to or in the Trust Account.
Competition
If HH&L succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from DiaCarta’s competitors. HH&L cannot assure you that, subsequent to the Business Combination, DiaCarta PubCo will have the resources or ability to compete effectively. Information regarding DiaCarta PubCo’s competition is set forth in the sections entitled “Information about DiaCarta — Competition.”
Facilities
HH&L currently maintains its principal executive offices at Suite 2001-2002, 20/F, York House, The Landmark, 15 Queen’s Road Central, Central Hong Kong. The cost for this space is included in the up to $15,000 per-month fee HH&L’s sponsor, HH&L Investment Co., is entitled to charge HH&L for services pursuant to a services agreement between us and the Sponsor. HH&L believes, based on rents and fees for similar services in Hong Kong, that the fee charged by Sponsor is at least as favorable as HH&L could have obtained from an unaffiliated person. HH&L considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations. Upon consummation of the Merger, the principal executive offices of DiaCarta will be located at 2600 Hilltop Drive, Richmond, California 94086, United States of America, and its telephone number will be (800) 246-8878, at which time nothing more will be paid to Sponsor.
Employees
HH&L has three executive officers. These individuals are not obligated to devote any specific number of hours to HH&L’s matters and intend to devote only as much time as necessary to assist HH&L to identify, negotiate and complete its initial business combination and perform fiduciary duties to HH&L’s shareholders and other obligations of such officers pursuant to applicable legal requirements and HH&L’s Articles. The amount of time they will devote in any time period will vary based on whether a target business has been selected for HH&L’s initial business combination and the stage of the business combination process we are in. HH&L does not intend to have any full-time employees prior to the consummation of a business combination.
Directors and Executive Officers
HH&L’s directors and officers are as follows:
Name	Age	Position
Kenneth W. Hitchner	62	chairman of the board
Richard Qi Li	52	chief executive officer & director
Huanan Yang	38	chief operating officer & director
Yingjie (Christina) Zhong	53	chief financial officer
Qingjun Jin	65	independent director
Dr. Jingwu Zhang Zang	66	independent director
Professor Frederick Si Hang Ma	69	independent director
Derek Nelsen Sulger	50	independent director
Kenneth W. Hitchner has been our chairman of our board since our inception. He brings a wealth of financial services experience through a 28-year career at Goldman Sachs. Mr. Hitchner began his career at Goldman Sachs in New York City, United States in 1991 in the investment banking division and became a partner in 2002. Over the course of his career at Goldman Sachs from 1991 to 2019, Mr. Hitchner held various leadership positions in creating and growing several key business units spanning industry verticals and multiple geographies. Prior to his retirement from Goldman Sachs, Mr. Hitchner served as the chairman and chief executive officer of Goldman Sachs in Asia Pacific Ex-Japan and a member of Goldman Sachs’ Global Management Committee. Mr. Hitchner was a founding member of Goldman Sachs’ healthcare banking group, which he joined in 1995. He later on served as global head of the healthcare banking group and global co-head of the technology, media and telecom Group. Following his relocation to Hong Kong in 2013, Mr. Hitchner, in his capacity as the chairman and chief executive officer of Goldman Sachs in Asia Pacific Ex-Japan, provided oversight to a number of significant transactions leveraging his extensive knowledge and experience in leading healthcare transactions, particular in the biotech sector, as well as technology related transactions. As part of his leadership role at Goldman Sachs Asia, Mr. Hitchner drove business initiatives to capitalize on new economy trends with a focus on the healthcare sector and further developed and grew Goldman Sachs’ Asia business overall. Mr. Hitchner currently serves as a board member of Shanghai-based Wuxi Biologics (Cayman) Inc. and a senior advisor to Wuxi AppTec Co., Ltd., two of China’s leading healthcare companies. Additionally, Mr. Hitchner has served as a senior advisor to Valliance Asset Management Limited, a multi-strategy fund, since 2020, and a member of the advisory board of Antler, a global early-stage venture capital firm, since 2021. Mr. Hitchner also served as a non-executive director of CStone Pharmaceuticals Co., Ltd. since December 2021. Although Mr. Hitchner has retired from Goldman Sachs and no longer holds any management or employment position at Goldman Sachs, he has an honorary title of senior director of Goldman Sachs.
Richard Qi Li, has been our chief executive officer and director since our inception. He has more than two decades of experience in investments, capital markets, corporate finance, and risk management.

Mr. Richard Qi Li is the Founder and Chairman of the Board of Chenghe Acquisition Co.(“CHEA”), a special purpose acquisition company incorporated for the purposes of effecting a business combination. CHEA completed its initial public offering in April 2022. As of the date of this prospectus, CHEA is in search of business combination targets. He is Chairman of Chenghe Group Limited, a BVI registered investment holding company, the Founder and a director of the board of Chenghe Capital Management Limited, an asset management company based in Hong Kong, the Founder and a director of the board of Chenghe Investment Private Ltd, asset management company based in Singapore and limited partner of Chenghe Capital Limited Partnership. Mr. Li currently serves as the chairman of the board of Chenghe Acquisition Co., a special purpose acquisition company listed on Nasdaq (Nasdaq: CHEAU), since April 2022. Mr. Li had been, from 2017 to 2020, the chief investment officer and, from 2019 to 2020, the chief operating officer of China Great Wall AMC (International) Holdings Ltd. and, from 2018 to 2020, the chief executive officer of Great Wall Pan Asia Asset Management Ltd., both subsidiaries of China Great Wall Asset Management Co. Ltd., a leading asset management company based in China. Mr. Li was previously a managing director and the head of China securities at Goldman Sachs Asia from 2013 to 2017, and worked at Deutsche Bank Hong Kong from 2003 to 2013, including as a managing director and the head of north Asia capital markets and treasury solutions. Mr. Li has also worked at Merrill Lynch, the World Bank, and the Ministry of Finance of the PRC. Mr. Li’s experience in the healthcare sector includes investments in two top-tier European healthcare businesses and WeDoctor, which is one of China’s top-tier online healthcare companies. He has also been involved in investments in the e-commerce, consumer, energy and real estate sectors in Asia and globally. Mr. Li also has experience leading several significant capital raising transactions. Mr. Li obtained a bachelor’s degree in mathematics and a master’s degree in economics from Nankai University in China and a master of business administration from Columbia Business School. He was also a visiting scholar at Harvard University in 2019.
Huanan Yang has been our chief operating officer and director since February 2020. He currently serves as an executive director of HOPU Investments, where he is primarily responsible for sourcing, structuring and executing late stage growth as well as buyout investment opportunities. He also shares broad portfolio management responsibilities including strategy, executive recruiting, financing, restructuring, business development and other corporate matters. Mr. Yang acts as board member and observer of several of portfolio companies of HOPU Investments. Prior to joining HOPU Investments in 2014, Mr. Yang worked in the Asia Growth Fund of The Carlyle Group in 2013, and previously served in a corporate development role at the MAERSK Group from 2009 to 2012. Mr. Yang obtained a bachelor’s degree in electrical engineering from Fudan University in China, a master’s degree of engineering from Dartmouth College and a MBA degree from Harvard Business School.
Yingjie (Christina) Zhong has been our chief financial officer since February 2020. She has significant experience in investment banking and finance. Ms. Zhong was an independent non-executive director and chairman of the audit committee of China Shenhua Energy Company Limited from May 2017 to May 2020. From 2008 to 2017, Ms. Zhong served as the head of China Financial Institution Group and was a managing director in the Investment Banking Department at Morgan Stanley Asia Ltd. She previously worked as an executive director in the investment Banking Department at Goldman Sachs based in Beijing from 2005 to 2008. From 2000 to 2005, Ms. Zhong was a vice president in the Investment Banking Department at China International Capital Corporation Limited. She formerly worked at the National Audit Office of The People’s Republic of China from 1990 to 1998. Ms. Zhong holds a bachelor’s degree of economics in auditing from Wuhan University in China and a master’s degree of business administration from China Europe International Business School. She is a Certified Public Accountant of China and a holder of certificates of accounting and finance from the Association of Chartered Certified Accountants. She was a visiting professor of China Capital University of Economics and Business in 2012. Ms. Zhong was also a deputy director of the 10th Beijing Economics Committee of China Democratic National Construction Association.
Qingjun Jin has served as our independent director since February 2020. He is currently and has been a senior partner at King & Wood Mallesons since 2002, where his practice focuses on corporate finance, capital market and bankruptcy. Mr. Jin currently serves and has served as a director of Goldstream Investment Limited since 2019, a director of Shenzhen Cheng Chung Design Co., Ltd. since 2018, a director of Shenzhen Kingkey Smart Agriculture Times Co., Ltd. since 2018, a director of Bank of Tianjin Co., Ltd. since 2017, a director of Hengqin Life Insurance Co., Ltd. since 2017, a director of Central Development Holdings

Limited since 2017, a director of Sino-Ocean Group Holding Limited Since 2016, a director of Times China Holdings Limited since 2015, a director of Guotai Junan Securities Co., Ltd. from 2013 to 2021 and a director of Invesco Great Wall Fund Management Co., Ltd. since 2003. Previously, Mr. Jin had served as a director of CSG Holding Co., Ltd. from 2016 to 2019, a director of Konka Group Co., Ltd. from 2015 To 2018, a director of Gemdale Corporation from 2014 to 2017, a director of Dagang Holding Group Co., Ltd. from 2015 to 2016, a director of Materwork Group Co., Ltd. from 2013 to 2016 and a director of New China Assets Management Co., Ltd. from 2010 to 2016. Mr. Jin obtained a bachelor’s degree from Anhui University in 1982 and an LL.M. degree from the Graduate School of China University of Political Science and Law in 1987. He was a research fellow at Harvard Kennedy School of Government in 2009. Before joining King & Wood Mallesons in 2002, Mr. Jin served as a lawyer in JSM Hong Kong, Clyde & Co., London and Beijing C&C law firm from 1987 to 1993, and was the founding partner of Shenzhen Shu Jin Law Firm from 1993 to 2002.
Dr. Jingwu Zhang Zang has served as our independent director since February 2020. He is the founder of I-Mab and has served as its chairman and chief executive officer since March 2021. Prior to such appointment, Dr. Zang served as its chairman and chief executive officer from 2016 to October 2019, its honorary chairman from October 2019 to March 2021, and acting chief executive officer from December 2021 to September 2022. Prior to founding I-Mab, Dr. Zang served as the chief scientific officer and president of Simcere Pharmaceutical Group and BioScikin Co., Ltd. from 2013 to 2016. Dr. Zang held senior management positions at GlaxoSmithKline (GSK), as the global senior vice president and head of GSK’s Research and Development in China, from 2007 to 2013. The academic career of Dr. Zang started at Dr. Willems Institute and University of Limburg in Belgium in 1990. Dr. Zang was a professor at Baylor College of Medicine in Houston from 1996 to 2002 and later joined the Chinese Academy of Sciences as the founding director of the Institute of Health Sciences and as a co-director of Institute Pasteur Shanghai, an independent nonprofit life science institute to address public health problems in China, where he served as its director from 2004 to 2006. Dr. Zang also served as a director of Shanghai Institute of Immunology from 2002 to 2007. Dr. Zang received his M.D. from Shanghai Second Medical University (now part of Shanghai Jiaotong University in China) in 1984, and his Ph.D. in neuroimmunology from the University of Brussels in Belgium in 1990. Dr. Zang conducted his post-doctoral work at Harvard Medical School in 1992, and obtained his U.S. medical license from the Texas Medical Board through a clinical residency at Baylor College of Medicine in Houston in 1999.
Professor Frederick Si Hang Ma has served as our independent director since February 2020. He has significant experience in banking and financial sectors. He has served as a member of the International Advisory Council of China Investment Corporation since 2009, a member of the International Advisory Council of Investcorp since 2019, and a member of the Global Advisory Council of Bank of America since 2013. Professor Ma currently also serves on the board of various companies, including as Chairman of FWD Group Holdings Limited, an independent non-executive director of COSCO Shipping Holdings Co., Ltd., and Guangshen Railway Company Limited, and as a director of Unicorn II Holdings Limited. He previously worked at Chase Manhattan Bank from 1973 to 1980, Royal Bank of Canada Dominion Securities from 1980 to 1990, Kumagai Gumi (HK) Limited from 1990 to 1998, JP Morgan Chase from 1998 to 2001 and Pacific Century Cyberworks Limited from 2001 to 2002. From 2002 to 2007, he was the Secretary for Financial Services and the Treasury of Hong Kong Government. He held the post of Secretary for Commerce and Economic Development of Hong Kong Government from 2007 to 2008. Besides his corporate and government positions, Professor Ma has also taken various roles in multiple universities or educational institutions in Asia. Professor Ma has served as an Honorary Professor of the School of Economics and Finance at the University of Hong Kong since 2008, a Permanent Honourable President of Hong Kong Special Schools Council since 2011, and an Honorary Professor of the Faculty of Business Administration at the Chinese University of Hong Kong since 2013. In 2014, he was conferred the Honorary Doctor of Social Sciences by Lingnan University. In 2016, he was conferred the Honorary Doctor of Social Sciences by City University of Hong Kong. From 2017 to 2020, he was appointed as the Council Chairman of The Education University of Hong Kong. Additionally, Professor Ma has served as a Justice of the Peace since 2010 and was awarded the Gold Bauhinia Star medal in 2009. He holds a bachelor’s degree in economics and history with honors from the University of Hong Kong.
Derek Nelsen Sulger has served as our independent director since May 2021. Mr. Sulger is the chairman and partner of Lunar, a buyout firm that invests, owns and controls numerous businesses focused on delivering premium offerings to Chinese consumers in food, apparel, wellness and technology since 2000. He currently serves as chairman or director of several companies owned or controlled by Lunar. Mr. Sulger founded Lunar in 1999 in Shanghai alongside several startups, including Linktone (NASDAQ: LTON), a NASDAQ-listed mobile internet businesses, Intrinsic, a telecommunications software business, and SmartPay Jieyin, a mobile payments business. He is recognized as one of the earliest successful Chinese “new wave” entrepreneurs, and his company, Linktone, is recognized in the Chinese Internet Museum as the “leader of the second wave” of Chinese publicly listed businesses. Mr. Sulger began his career with Goldman Sachs in New York and London in 1993 and served as an executive director in the Fixed Income and J Aron divisions from 1993 to 2000. Mr. Sulger received his bachelor’s degree from Harvard University in 1993. He also serves as a member of the board of overseers of Harvard and Radcliffe Rowing and an executive director of Hong Kong Venture Capital Association. In addition, he serves as co-chairman of the board of trustees of the UCCA Center for Contemporary Art, China’s leading independent contemporary arts institution.
Advisory Board
Mr. Fenglei Fang is currently the chairman and sole member of the advisory board.
Fenglei Fang has been the chairman of our advisory board since February 2020. Mr. Fang is a highly regarded investor with a long and distinguished track record of delivering shareholder value. Mr. Fang is the founder and chairman of HOPU Investments, director of Goldman Sachs Gao Hua Securities Company Limited and chairman of Beijing Gaohua Securities Company Limited. Previously, he served as deputy chief executive of China International Capital Corporation (CICC) from 1995 to 2000, Chief Executive Officer of BOC International Holdings Ltd from 2000 to 2001 and Chief Executive Officer of ICEA Finance Holdings Limited from 2002 to 2003. In addition to the transactions he has led at HOPU Investments, Mr. Fang was involved in a number of high-profile transactions as part of his positions at Goldman Sachs Gao Hua Securities Company Limited and China International Capital Corporation (CICC) such as China Telecom’s acquisition of equity stakes in Hong Kong Telecom, the initial public listings of China Mobile, China Telecom, China Unicom, China Netcom, PetroChina and Sinopec, and Pacific Century Cyber Works’ acquisition of Hong Kong Telecom and China National Offshore Oil Corporation’s acquisition of a major oilfield in Nigeria. Mr. Fang was recognized as one of the “Top Ten Influential Leaders of China’s Capital Market” in 2003 by Financial Asia and was awarded “Asian Financial Service Development Outstanding Achievement” in 2008 by Euromoney. He is also the Vice-Chairman of the Board of Teach for China, China Advisory Board Member for the Lincoln Center for the Performing Arts, and International Committee Member for the Kennedy Center for the Arts. Mr. Fang is also founder of the Duancun School in Hebei and the Fuxi School in Gansu. Mr. Fang graduated from Zhongshan (Sun Yat-sen) University with a B.A. in Chinese and Economics. He also received an Executive Education certificate from Harvard Business School’s Advanced Management Program.
Number and Terms of Office of Officers and Directors
Our board of directors consists of five members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NYSE. The term of office of the first class of directors, consisting of Professor Frederick Si Hang Ma and Derek Nelsen Sulger, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Mr. Richard Qi Li, Dr. Jingwu Zhang Zang and Mr. Qingjun Jin, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Mr. Kenneth W. Hitchner and Mr. Huanan Yang, will expire at the third annual general meeting.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.
Director Independence
The rules of the NYSE require that a majority of our board of directors be independent within one year of our IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Upon the effectiveness of the registration statement of which this proxy statement / prospectus forms a part, we have four “independent directors” as defined in the NYSE rules and applicable SEC rules. Our board of directors has determined that each of Mr. Qingjun Jin, Dr. Jingwu Zhang Zang, Professor Frederick Si Hang Ma and Derek Nelsen Sulger is an “independent director” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Board Committees
HH&L Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The rules of the NYSE and Rule 10A-3 under the Exchange Act generally require that these committees be comprised solely of independent directors.
Audit Committee
We have an audit committee comprised of Professor Frederick Si Hang Ma, Mr. Qingjun Jin and Mr. Derek Nelsen Sulger, each of whom is independent under the NYSE listing standards and applicable SEC rules.
Professor Frederick Si Hang Ma serves as the chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Professor Frederick Si Hang Ma qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the auditor committee, including:
•
assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•
pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.
Compensation Committee
We have a compensation committee comprised of Professor Frederick Si Hang Ma and Mr. Qingjun Jin. Mr. Qingjun Jin serves as the chairman of the compensation committee, each of whom is independent under the NYSE listing standards and applicable SEC rules.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•
reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•
producing a report on executive compensation to be included in our annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.
Nominating and Corporate Governance Committee
We have a nominating and corporate governance committee comprised of Professor Frederick Si Hang Ma and Mr. Qingjun Jin, each of whom is independent under the NYSE listing standards and applicable SEC rules. Mr. Qingjun Jin serves as the chairman of the nominating and corporate governance committee.
We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;

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developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•
reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees and have filed a copy of our Code of Business Conduct and Ethics as an exhibit to our registration statement. You will be able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. See “Where You Can Find Additional Information.” If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this prospectus or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10 percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that, during the year ended December 31, 2021, there were no delinquent filers.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
(i)
duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)
duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)
directors should not improperly fetter the exercise of future discretion;

(iv)
duty to exercise powers fairly as between different sections of shareholders;

(v)
duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)
duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.
Mr. Fang, currently the chairman and sole member of the advisory board, and any future members of the advisory board, if any, are not subject to any of the fiduciary duties described above. Mr. Fang has no contractual or other obligations to perform specific duties or avoid conflicts of interest in his capacity as a member of the advisory board.
Each of our officers and directors and advisory board members presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer, director or advisory board member is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers, directors or advisory board members becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers, directors or advisory board members will materially affect our ability to complete our initial business combination.
Below is a table summarizing the entities to which our officers and directors and advisory board members currently have fiduciary duties or contractual obligations:
Individual	Position	Entity	Entity’s Business	Affiliation
Kenneth W. Hitchner	chairman of the board	Elements Advisors SPV	Investment Advisor	Director
		Wuxi Biologics (Cayman) Inc.	Healthcare	Director
		CStone Pharmaceuticals Co., Ltd.	Biotech & Pharmaceutical	Director
Richard Qi Li	chief executive officer and director of the board	Chenghe Group Ltd.	Financial Services	Director
		Chenghe Capital Asset Management Ltd.	Financial Services	Director and Designated Representative
		Chenghe Acquisition Co.	Special Purpose Acquisition Company	Director
		Chenghe Capital Limited Partnership	Financial Services	Limited Partner
		Chenghe Investment Private Ltd	Asset Management	Director
		Chenghe Investment Co.	Financial Services	Director
Fenglei Fang	chairman of the advisory board	HOPU Investments	Assets Management	Chairman(1)
		Goldman Sachs Gao Hua Securities Company Limited	Financial Services	Director
		Beijing Gaohua Securities Company	Financial Services	Chairman

Individual	Position	Entity	Entity’s Business	Affiliation
Limited
		Phoenix Media Investment (Holdings) Limited	Media	Director
Huanan Yang	chief operating officer and director	HOPU Investments	PE Investments	Executive Director
		China Tea Co., Ltd.	Tea Products	Director
		COFCO Fortune Co., Ltd.	Food Products	Director
Qingjun Jin	independent director	King & Wood Mallesons	Legal Services	Senior Partner
		Goldstream Investment Limited	Technology Services	Director
		Shenzhen Cheng Chung Design Co., Ltd.	Engineering & Construction	Director
		Shenzhen Kingkey Smart Agriculture Times Co., Ltd.	Real Estate Owners & Developers	Director
		Bank of Tianjin Co., Ltd.	Banking	Director
		Hengqin Life Insurance Co., Ltd.	Life Insurance	Director
		Central Development Holdings Limited	Renewable Energy	Director
		Sino-Ocean Group Holding Limited	Real Estate Owners & Developers	Director
		Times China Holdings Limited	Real Estate Owners & Developers	Director
		Invesco Great Wall Fund Management Co., Ltd.	Asset Management	Director
Dr. Jingwu Zhang Zang	independent director	I-Mab	Biotech & Pharmaceutical	Chief Executive Officer & Director
Professor Frederick Si Hang Ma	independent director	Unicorn II Holdings Limited	Healthcare	Director
		Guangshen Railway Company Limited	Railway Transport	Director
		COSCO Shipping Holdings Co., Ltd.	Shipping	Director
		FWD Group Holdings Limited	Insurance	Director and Chairman

(1)
Mr. Fang also assumes directorship positions at certain funds, affiliates and other related entities (including certain portfolio companies in which the funds or other related entities invest) of HOPU Investments.

Potential investors should also be aware of the following other potential conflicts of interest:
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Our officers and directors and advisory board members are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs.

•
Our initial shareholders purchased founder shares and private placement warrants in a transaction prior to the date of this prospectus. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination. Additionally, our sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Furthermore, our sponsor, officers and directors have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of our initial business combination or (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub- divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the founder shares will be released from the lockup. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) will not be transferable until 30 days following the completion of our initial business combination. Because each of our officers, directors and advisory board members will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.
•
Our officers and directors and advisory board members may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors or advisory board members, as the case may be, was included by a target business as a condition to any agreement with respect to our initial business combination.

•
Mr. Fang, currently the chairman and sole member of the advisory board who also owns a majority of the voting securities of our sponsor, currently invests and is expected to continue to invest in a variety of investment opportunities in Asia and globally, including in the healthcare sector. For instance, Mr. Fang is the founder and chairman of HOPU Investments. There may be overlap of investment opportunities with HOPU Investments, investment vehicles of, or managed or advised by HOPU Investments, and other entities Mr. Fang currently owns, invests in or is otherwise affiliated with and similar overlap with future entities which Mr. Fang may own, invest in or be otherwise affiliated with. Such overlap could create conflicts of interest. In addition, as Mr. Fang serves solely in an advisory capacity as the chairman of the advisory board, he has no duty to allocate time to our business and will have conflicts of interest in allocating his time to other business activities where he has duties to serve in a management or other official capacity. Further, Mr. Fang is restricted from serving as our director or officer without seeking approval from one or more of the other entities at which he holds a position.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our sponsor, officers or directors or advisory board members or completing the business combination through a joint venture or other form of shared ownership with our sponsor, officers or directors or advisory board members. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our sponsor, officers or directors or Mr. Fang, we, or a committee of independent directors, would obtain an opinion from an independent investment banking which is a member of FINRA or a valuation or appraisal firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our sponsor, any of our existing officers or directors, or advisory board members or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date on which our securities are first listed on NYSE, we also started to pay our sponsor $15,000 per month for office space, utilities, and secretarial and administrative services provided to us pursuant to a services agreement. To facilitate the performance of its obligation under such services agreement, our sponsor entered into similar arrangements with HOPU Investments. In addition, our sponsor entered into arrangements with HOPU Investments pursuant to which HOPU Investments will provide certain support in the sourcing of business combination opportunities and the execution of the initial business combination.
We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
In the event that we submit our initial business combination to our public shareholders for a vote, our sponsor, officers and directors have agreed to vote their founder shares, and they and the other members of our management team have agreed to vote their founder shares and any shares purchased during or after the offering in favor of our initial business combination.
Limitation on Liability and Indemnification of Officers, Directors and Advisory Board Members
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers, directors and advisory board members, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers, directors and advisory board members to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’, officers’ and advisory board members’ liability insurance that insures our officers, directors and advisory board members against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers, directors and advisory board members.
Our officers and directors and advisory board member have agreed, and we will require any future member of our advisory board to agree, to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers, directors and advisory board members, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers, directors and advisory board members pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers, directors and advisory board members.
Executive Compensation
Compensation Discussion and Analysis
None of our executive officers or directors has received any cash compensation for services rendered. Commencing on the date on which our securities are first listed on NYSE, we also started to pay our sponsor $15,000 per month for office space, utilities, and secretarial and administrative services provided to us pursuant to a services agreement. To facilitate the performance of its obligation under such services agreement, our sponsor entered into similar arrangements with HOPU Investments. Upon completion of our initial business combination or our liquidation, we will cease making these payments. In addition, the Sponsor, our executive officers and our directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, our officers or our directors, or our or their respective affiliates. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, our executive officers and our directors, or any of their respective affiliates, prior to completion of our initial business combination.
It is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements with the post-transaction company after our initial business combination. Any such arrangements will be disclosed in the proxy solicitation or tender offer materials, as applicable, furnished to our shareholders in connection with a proposed business combination, to the extent they are known at such time.
The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, but we do not believe that such arrangements will be a determining factor in our decision to proceed with any potential business combination.
Legal Proceedings
As of the date of this proxy statement / prospectus, to the knowledge of our management, there was no material litigation, arbitration or governmental proceeding pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding.
Periodic Reporting and Audited Financial Statements
HH&L has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, HH&L’s annual reports contain financial statements audited and reported on by HH&L’s independent registered public accounting firm. HH&L has filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 2021 (as amended), and its Quarterly Reports on Form 10-Q covering the quarters ended September 30, 2022, June 30, 2022, March 31, 2022, March 31, 2021, June 30, 2021 and September 30, 2021.

HH&L’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
References to the “Company,” “HH&L Acquisition Co.,” “HH&L,” “our,” “us” or “we” refer to HH&L Acquisition Co. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement / prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
This proxy statement / prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other SEC filings.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company on September 4, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Merger with one or more businesses (the “Merger”). We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.
Our sponsor is HH&L Investment Co., a Cayman Islands exempted company (the “Sponsor”). The registration statement for our IPO was declared effective on February 4, 2021. On February 9, 2021, we consummated our IPO of 41,400,000Units, including 5,400,000 additional units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per unit, generating gross proceeds of $414.0 million, and incurring offering costs of approximately $23.7 million, of which approximately $14.5 million was for deferred underwriting commissions.
Simultaneously with the closing of the IPO, we consummated the private placement (“Private Placement”) of 10,280,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.3 million.
Upon the closing of the IPO and the Private Placement, a total of $414.0 million ($10.00 per unit) of the net proceeds of the IPO and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”), located in the United States with Continental Share Transfer & Trust Company acting as trustee, and are invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations In order to mitigate the risk of being viewed as operating an unregistered investment company, we will, no later than the date that is 24 months following the effective date of the our IPO, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the trust account, to liquidate the U.S. government treasury bills or money market funds held in the trust account and thereafter to hold all funds in the trust account in cash items until the earlier of consummation of an initial business combination and liquidation. Such cash items may include interest bearing demand deposit accounts at banks, if the Extension Proposal and other proposals included in the Extension Proxy are approved.
Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Merger.
If we are unable to complete a merger within 24 months from the closing of the IPO, or February 9, 2023 (or the Extended Deadline), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the HH&L public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding HH&L public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
For the Nine Months Ended September 30, 2022
Liquidity and Going Concern Consideration
As of September 30, 2022, we had approximately $293,000 in our operating bank account and a working capital deficit of approximately $2.9 million exclusive of working capital loan — related party.
Our liquidity needs to date have been satisfied through a contribution of $25,000 from our Sponsor to cover for certain expenses on behalf of us in exchange for the issuance of the Founder Shares, a loan of approximately $185,000 from our Sponsor pursuant to the Note, and the proceeds from the consummation of the Private Placement not held in the Trust Account. We repaid the Note in full in February 2021. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us the Company Working Capital Loans. As of September 30, 2022 and December 31, 2021, there were $500,000 and $0 outstanding under Working Capital Loan, respectively.
In connection with our assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation — Going Concern,” our management has determined that the working capital deficit and mandatory liquidation and subsequent dissolution raise substantial doubt about our ability to continue as a going concern. As such, our management plans to consummate a Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after February 9, 2023 (or the Extended Deadline). Our management plans to complete a Business Combination prior to the mandatory liquidation date and expects to receive financing from our Sponsor or an affiliate of our Sponsor certain of our officers and directors to meet our obligations through the time of liquidation; however no financing is currently committed. The unaudited condensed financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The impact of this action and related sanctions on the world economy are not determinable as of the date of this Report and the specific impact on our financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.
Results of Operations
Our entire activity from inception to September 30, 2022 was in preparation for our formation and the IPO, and since the IPO, a search for a target company for a business combination. We will not be generating any operating revenues until the closing and completion of our initial business combination. We generate non-operating income from our investments held in the Trust Account funded by the proceeds of the IPO.
For the three months ended September 30, 2022, we had a net income of approximately $4.8 million, which consisted of approximately $4.3 million of non-operating income resulting from the change in fair value of derivative warrant liabilities and approximately $1.9 million in income from investments held in Trust Account, offset by approximately $1.4 million of general and administrative expenses and $45,000 of general and administrative expenses — related party.
For the three months ended September 30, 2021, we had an income of approximately $12.5 million, which consisted of approximately $12.8 million of non-operating gain resulting from the change in fair value of derivative warrant liabilities and approximately $6,000 of income from investments held in Trust Account, offset by approximately $223,000 of general and administrative expenses, and $45,000 of general and administrative expenses — related party.
For the nine months ended September 30, 2022, we had a net income of approximately $16.3 million, which consisted of approximately $16.4 million of non-operating income resulting from the change in fair value of derivative warrant liabilities and approximately $2.5 million of income from investments held in Trust Account, offset by approximately $2.5 million of general and administrative expenses and $135,000 of general and administrative expenses — related party.
For the nine months ended September 30, 2021, we had an income of approximately $5.4 million, which consisted of approximately $7.0 million of non-operating gain resulting from the change in fair value of derivative warrant liabilities and approximately $16,000 of income from investments held in Trust Account, offset by approximately $693,000 of general and administrative expenses, $120,000 of general and administrative expenses — related party and approximately $821,000 of financing costs — derivative warrant liabilities.
Contractual Obligations
Administrative Support Agreement
We agreed to pay the Sponsor a total of $15,000 per month, commencing on the effective date of the IPO, for office space, utilities, secretarial and administrative support services provided to members of the management team. Upon completion of the initial Business Combination or our liquidation, we will cease paying these monthly fees. For the three months ended September 30, 2022 and 2021, we incurred $45,000 of expenses in connection with such services in each period, which were recognized in the accompanying condensed statements of operations as administrative expenses — related party. For the nine months ended September 30, 2022 and 2021, we incurred $135,000 and $120,000 of expenses in connection with such services, respectively, which were recognized in the accompanying condensed statements of operations as administrative expenses — related party. As of September 30, 2022 and December 31, 2021, we recorded unpaid balance in connection with such services of $300,000 and $165,000 in accounts payable — related party outstanding, respectively, as reflected in the accompanying unaudited condensed balance sheets.
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
We granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 5,400,000 additional units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On February 9, 2021, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $8.9 million in the aggregate, paid upon the closing of the IPO. In addition, $0.35 per unit, or approximately $14.5 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement. On October 7, 2022, we received a letter relating to the GS Fee Waiver from Goldman Sachs, and on October 13, 2022, we executed a letter relating to the CS Fee Waiver with Credit Suisse.
Pursuant to the GS Fee Waiver and the CS Fee Waiver, each of Goldman Sachs and Credit Suisse has expressly waived all deferred underwriting commissions owed to it pursuant to the Underwriting Agreement. Each of Goldman Sachs and Credit Suisse has performed all its obligations under the Underwriting Agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a resignation and, to the extent enforceable, fee waivers for services already rendered are unusual. As a result of the CS Fee Waiver and the GS Fee Waiver, the transaction fees payable by HH&L in connection with the Business Combination will be reduced by an amount equal to the deferred underwriting commission attributable to Goldman Sachs and Credit Suisse as has been reflected in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Critical Accounting Policies
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The public warrants and Private Placement Warrants are recognized as derivative warrant liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period until they are exercised. The fair value of warrants issued by the Company in connection with the public offering and Private Placement have initially been estimated using Monte-Carlo simulations at each measurement date. The Private Placement Warrants continue to be estimated using Monte Carlo simulations. As of September 30, 2022 and December 31, 2021, the fair value of the public warrants was estimated at their listed public trading price. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
We account for our Class A ordinary share subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary share subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary share (including Class A ordinary share that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary share is classified as shareholders’ equity. Our Class A ordinary share feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2022 and December 31, 2021, 41,400,000 shares of Class A ordinary share subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheets.
Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.

Effective with the closing of the IPO, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Net Income (Loss) per Ordinary Share
We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Class A ordinary share and Class B ordinary share. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income (loss) per share is calculated by dividing the net income (loss) by the weighted average shares of ordinary share outstanding for the respective period.
The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the IPO and the Private Placement to purchase an aggregate of 30,980,000 shares of ordinary share in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events. Accretion associated with the redeemable Class A ordinary share is excluded from earnings per share as the redemption value approximates fair value.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Off-Balance Sheet Arrangements
As of September 30, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.
For the Year Ended December 31, 2021
Results of Operations
Our entire activity from inception to December 31, 2021 was in preparation for our formation and the IPO, and since the IPO, a search for a target company for a Merger. We do not expect to generate any operating revenues until the closing and completion of our initial Merger. We generate non-operating income from our investments held in the Trust Account funded by the proceeds of the IPO. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a Merger.
For the year ended December 31, 2021, we had an income of approximately $1.3 million, which consisted of approximately $3.9 million of non-operating gain resulting from the change in fair value of derivative warrant liabilities and approximately $24,000 of income from investments held in Trust Account, offset by approximately $1.6 million of general and administrative expenses, $165,000 of general and administrative expenses — related party and approximately $821,000 of financing costs — derivative warrant liabilities.
For the period from September 4, 2020 (inception) through December 31, 2020, we had a net loss of approximately $13,000 consisting solely of general and administrative expenses.
Liquidity and Capital Resources
As of December 31, 2021, we had approximately $400,000 in our operating bank account, and working capital deficit of approximately $604,000. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target business or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Merger.
Our liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses on our behalf in exchange for the issuance of the Class B ordinary shares, a loan of approximately $185,000 from the Sponsor pursuant to a promissory note, and the proceeds from the consummation of the Private Placement not held in the Trust Account. We repaid approximately $6,000 on February 9, 2021. On February 11, 2021, we paid the remaining balance of the promissory note. In addition, in order to finance transaction costs in connection with a Merger, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide us working capital loans (“Working Capital Loans”). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loan. The Working Capital Loans will not have any claim on the proceeds held in the Trust Account unless such proceeds are released to us upon completion of our Merger. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants, at a price of $1.00 per warrant, at the option of the lender.
If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiate a Merger is less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Merger. Moreover, we may need to obtain additional financing either to complete our Merger or because we become obligated to redeem a significant number of our HH&L public shares upon completion of our Merger, in which case we may issue additional securities or incur debt in connection with such Merger.
In connection with our assessment of going concern considerations in accordance with FASB ASC 205 40, “Basis of Presentation — Going Concern,” we have determined that the working capital deficit and mandatory liquidation and subsequent dissolution raise substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after February 9, 2023 (or the Extended Deadline). The financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern. As such, we plan to consummate an initial business combination prior to the mandatory liquidation date.
We continue to evaluate the impact of the COVID 19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, a military conflict started between Ukraine, the Russian Federation and Belarus. As a result of this, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The impact of this action and related sanctions on the world economy are not determinable as of the date of this proxy statement / prospectus. Further, the specific impact of this situation on our financial condition, results of operations, and cash flows is also not determinable as of the date of this proxy statement / prospectus.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an administrative support agreement pursuant to which, we agreed to pay our Sponsor a monthly fee of $15,000, commencing on the effective date of the IPO, for office space, utilities, secretarial and administrative support services provided to members of the management team. Upon completion of the initial Merger or our liquidation, we will cease paying these monthly fees.
For the year ended December 31, 2021 and for the period from September 4, 2020 (inception) through December 31, 2020, we incurred approximately $165,000 and $0 in general and administrative expenses —  related party, respectively.
The underwriters are entitled to a deferred underwriting fee of $0.35 per unit, or approximately $14.5 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Merger, subject to the terms of the underwriting agreement.
Off-Balance Sheet Financing Arrangements
As of December 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
Critical Accounting Policies
Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our audited financial information. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. HH&L has identified the following as its critical accounting policies:
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The HH&L public warrants and Private Placement Warrants are recognized as derivative warrant liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period until they are exercised. The fair value of warrants issued by the Company in connection with the public offering and Private Placement have initially been estimated using Monte-Carlo simulations at each measurement date. The Private Placement Warrants continue to be estimated using Monte Carlo simulations. As of December 31, 2021, the fair value of the HH&L public warrants was estimated at their listed public trading price. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
We account for our Class A ordinary share subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary share subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary share (including Class A ordinary share that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary share is classified as shareholders’ equity. Our Class A ordinary share feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2021, 41,400,000 shares of Class A ordinary share subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheets. There was no Class A ordinary shares issued or outstanding on December 31, 2020.
Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.
Effective with the closing of the IPO, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Net Income (Loss) per Ordinary Share
We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Class A ordinary share and Class B ordinary share. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income (loss) per share is calculated by dividing the net income (loss) by the weighted average shares of ordinary share outstanding for the respective period.
The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the IPO and the Private Placement to purchase an aggregate of 30,980,000 shares of ordinary share in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2021 and the period ended December 31, 2020. Accretion associated with the redeemable Class A ordinary share is excluded from earnings per share as the redemption value approximates fair value.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021. Adoption of ASU 2020-06 did not impact our financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements

JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT DIACARTA
We are a translational genomics and personalized diagnostics company working to discover, develop, and commercialize highly sensitive precision medicine and molecular diagnostics technologies to address unmet clinical needs. By our proprietary approach of combining XNA and SuperbDNA technologies with a holistic view of the patient’s disease state, we believe that our solutions have the potential to provide physicians with greater insight and scope for personalized patient care while also meaningfully improving disease detection, evaluation, and treatment. Our unique and scalable technology has delivered revenue-generating products in both cancer and infectious disease testing and a strong product pipeline.
Our goal is to remove bottlenecks and drive down the costs of precision medicine so that more patients can receive the benefits of timely and actionable clinical information. This, in turn, we believe, will help improve overall patient outcomes and lower costs by reducing the use of ineffective and/or unnecessary treatments and procedures. In addition to our diagnostic tests for both In Vitro Diagnostic (“IVD”) kits and clinical testing services, we provide global biopharmaceutical companies with products and services powered by our proprietary technologies that include diagnostic research, clinical trial testing, and the discovery, development, and commercialization of companion diagnostics.
Since our inception, we have performed over 200,000 RadTox tests and continue to generate a growing body of clinical evidence and clinical and scientific peer-reviewed publications, presentations, and abstracts. Through the ongoing study of each of our tests, we continue to grow our depth of understanding of disease biology and the broad utility of each of our tests and products. We believe we are poised for rapid growth by leveraging our scientific development and laboratory operations expertise along with our commercial infrastructure, which includes sales, marketing, reimbursement, and regulatory affairs.
In the United States, we market our products and tests to clinical customers through our targeted sales organization, which includes sales representatives that are engaged in sales efforts and promotional activities primarily to hospitals, other testing labs, pulmonologists, oncologists, cancer centers, and nodule clinics. In addition to hospitals and health institutions, we also market our products and services to biopharmaceutical companies globally through our targeted business development team, which promotes the broad utility of our tests and testing capabilities throughout drug development and commercialization which is of value to pharmaceutical companies and their drug-development process.
DiaCarta’s principal operations are conducted in the United States with significant additional operations in the PRC. The PRC business is conducted as a separate, stand-alone business from DiaCarta’s non-PRC operations. All PRC manufacturing is done inside the PRC, relying exclusively upon PRC suppliers and all such manufactured products are sold within the PRC. All sales, marketing and administration for PRC operations is performed inside the PRC by employees or subcontractors of DiaCarta’s PRC subsidiaries. Similarly, none of DiaCarta’s operations outside the PRC are involved in serving PRC customers, supporting PRC operations or manufacturing for the PRC market. Further, DiaCarta does not have any variable interest entities structure in place. We believe that this structure benefits DiaCarta by isolating the legal, regulatory and operational risks associated with doing business in the PRC. Nevertheless, DiaCarta derives substantial revenue from PRC operations and the corresponding business risk cannot be eliminated. See DiaCarta’s audited and unaudited condensed consolidated financial statements, including the notes thereto, beginning on page F-43. Similarly, various legal, regulatory and operational risks and uncertainties relating to operations in China remain. See “Risk Factors — Risks Related to DiaCarta’s Operations Outside the United States and in the PRC.”
To date, no cash transfers, dividends or distributions have been made between DiaCarta, its PRC subsidiaries or investors. Such cash transfers, dividends and distributions would be subject to laws and regulations in the PRC which allow dividends to be paid only out of after-tax profits (determined in accordance with PRC regulations and accounting standards) and only after the PRC subsidiary contributes at least 10% of after-tax profit to a statutory reseve fund each year until the fund reaches 50% of the subsidiary’s registered capital. The reserve fund and registered capital must be retained and are not available for distributions. This means that DiaCarta’s PRC subsidiaries cannot make distributions or dividends, including distributions and dividends to DiaCarta or investors, until they become profitable and use those profits to fully fund their registered capital (presently, approximately $18 million in total). At that point, only 90% of profits would be available until the subsidiaries also fully fund their statutory reserve funds

(presently, approximately an additional $9 million in total). Any distributions will also be subject to a 10% withholding income tax and need to comply with PRC requirements on foreign exchange transactions. Although dividends from a PRC company to a non-PRC shareholder, including DiaCarta, are not currently restricted, there can be no assurance that the PRC government will not intervene or impose restrictions on DiaCarta’s ability to transfer or distribute cash within its organization in the future. DiaCarta’s PRC subsidiaries are not currently profitable, and, accordingly, no distribution of PRC earnings, or non-PRC earnings, has occurred or is intended for the foreseeable future.
DiaCarta is a Cayman Islands exempted company incorporated with limited liability on 23 October, 2014. Its registered office is situated at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.
The COVID-19 pandemic
The COVID-19 pandemic significantly disrupted our operations. Employees who can perform their duties remotely are asked to work from home and those on site are asked to follow our social distance guidelines. Our sales, marketing and business development efforts have also been constrained by our operational response to the COVID-19 pandemic due to travel restrictions. To protect the health and well-being of our workforce, partners, vendors and customers, we provided voluntary COVID-19 testing for employees working on-site, implemented social distancing and building entry policies at work, restricted travel and facility visits, and followed public health orders and the guidance from the U.S. Centers for Disease Control and Prevention (“CDC”). We expect to continue to adjust our operational norms to help slow the spread of COVID-19, including complying with government directives and guidelines as they are modified and supplemented. The COVID-19 pandemic has also negatively affected our cancer diagnostic testing-related revenue as cancer patients may have more limited access to hospitals, healthcare providers and medical resources as they take steps to control the spread of COVID-19 and may also be delaying care.
On the other hand, we experienced a significant increase in revenues related to an increase in the demand for our COVID-19 testing products and services, resulting in an overall increase in revenue. Our highest COVID-19 testing revenue was in the first half of 2021. We experienced a steady decline in subsequent quarters. We do not anticipate the need for COVID-19 testing to be commensurate with the peak demand experienced during the first half 2021. Rather, we expect lower demand. The reduction in demand for COVID-19 diagnostic testing will be a key indicator of continued recovery from the pandemic and we believe, it may give rise to a further opportunity for our cancer diagnostic services. Further, the longevity and extent of the COVID-19 pandemic is uncertain. If the pandemic were to dissipate, whether due to a significant decrease in new infections, due to herd immunity based on previous natural infection and the availability and rapid distribution of vaccines, the evolution of variant strains that impact diagnostic test performance, or otherwise, the need for COVID-19 testing could decrease significantly and this could have an adverse effect on our revenue from COVID-19 testing products and services. As a result, the increase in revenue due to any increase in demand for these diagnostic tests may not be indicative of our future revenue.
In addition to increased revenue, the COVID-19 pandemic provided an opportunity for us to validate the technical efficacy and operational efficiency of our business. We believe that our technology, quality system and regulatory team all proved to be versatile and well-suited to meeting emergent market needs on compressed timelines. We also successfully ramped up our manufacturing capacity to meet the increased testing demand. Our current manufacturing capacity is up to 2 million tests per monthly. Our CLIA lab currently can process as many as 20,000 tests per day. Since our COVID-19 tests and most of our cancer tests share a foundation in qPCR technologies and techniques, we expect that the new infrastructure and capacity built during the pandemic can be readily transitioned to support our core cancer test business.
Strengths
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Unique and scalable technologies, which has a large addressable market.   DiaCarta develops its products based on its proprietary technology platforms, including (i) its XNA technology, which effectively reduces “background noise” and thereby permits higher sensitivity testing; and (ii) its SuperbDNA technology which directly detects the DNA or RNA target from samples without DNA or RNA purification needed and provides a high level of sensitivity in detecting target DNA or RNA by amplifying the signal. DiaCarta has used XNA technology to develop its ColoScape colorectal cancer blood test and used SuperbDNA technology to develop its RadTox cfDNA tests, which serve to assess tumor response and enhance patient care in connection with chemotherapy. Together with DiaCarta’s FDA, EUA approved QuantiVirusSARS-CoV-2 Tests, DiaCarta’s current technologies provide meaningful solutions in the sizeable precision oncology and infectious diseases diagnosis markets.
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Strong R&D capability and product pipeline.   DiaCarta has proven R&D capabilities backed by its knowledgeable leadership team, partnerships with healthcare research institutions and an experienced scientific advisory board: (i) DiaCarta is led by experienced scientists with doctoral or medical doctor qualifications and significant expertise; many have significant academic accomplishments in diagnostic or related fields and experience accumulated from their prior roles with other prominent healthcare companies; (ii) DiaCarta has engaged in strategic collaborations with healthcare research institutions in the development and clinical trials of its products; and (iii) DiaCarta has assembled a strong scientific advisory board with accomplished scholars in highly relevant fields, including oncology and immunogenic and molecular diagnostics. Powered by its R&D capabilities, DiaCarta has assembled a robust product pipeline, including monkey pox testing kits, gastric cancer monitoring test, and early screen test for bladder cancer and minimum residue disease (MRD).

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Financial Performance.   DiaCarta’s historical financial performance, we believe, demonstrates that: (i) DiaCarta’s management has delivered significant aggregate revenue growth since DiaCarta’s inception, through mixed revenue sources, and has generated net profit in 2021, but also that (ii) DiaCarta’s success and performance is not solely dependent on the COVID-19 pandemic — revenue from DiaCarta’s core value cancer tests has grown steadily, even during the COVID-19 pandemic, and (iii) DiaCarta is not a service company, but a technology platform company mainly focusing on IVD products, which will have significant growth potential if its IVD products receive FDA or NMPA approvals.

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Experienced and Committed Management Team.   DiaCarta’s management team has extensive experience in business management, healthcare and life science: (i) Dr. Aiguo (Adam) Zhang, the founder, president and chief executive officer of DiaCarta who will be serving as the chairman and chief executive officer of the combined company after closing of the Business Combination, has extensive experience in the life science sector; and (ii) DiaCarta has been led by a strong team of senior management with diversified and complementary skillsets and expertise to support its growth, and such management team will continue to manage the combined company and drive its business growth after closing of the Merger.

Strategies:
We aim to fuel our growth by strategically developing, manufacturing, marketing and selling our proprietary IVD products and services through the following principal strategies:
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Leverage proprietary technology platforms:   We plan to develop IVD products and services for both cancer and infectious diseases. In addition to our current leading product candidates, we plan to develop new products and services such as a gastric cancer monitoring test, early screen test for bladder cancer, minimum residue disease (MRD) testing and a monkeypox test kit.

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High-quality manufacturing:   We plan to leverage our proven ISO-compliant manufacturing facilities to efficiently produce compelling, proven products in quantity to a growing clinical user base across major markets in North America and Asia which, we believe, will drive both greater product awareness and higher interest from diagnostic clinics and users.

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Market positioning:    We plan to increase receptiveness to our products by expanding market awareness of genomics and precision oncology medicine through education aimed at hospitals, clinics, physicians, patients, diagnostic labs and key opinion leaders (“KOLs”) while building an industry presence through collaborations with biopharmaceutical companies on clinical trials and companion diagnostics development.

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Sales team and channel expansion:   We continue to add headcount in our sales team and plan to establish business relationships with hospitals and diagnostic labs to use our tests and testing services which will both increase sales and should significantly increase the awareness and recognition of DiaCarta and our products.
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Expansion into new geographies:   DiaCarta currently derives most of its business from select markets in North America and Asia. We believe our solutions will have global appeal and will seek opportunities to expand in international markets around the world.

The Diagnostic Testing Market
Colon cancer is a deadly cancer in both men and women in our primary markets in the U.S. and the PRC, as well as globally. Colonoscopies are an effective early detection method, but due to suboptimal compliance rate, we believe there is a substantial unmet need for novel, advanced testing for early detection of CRC. We believe that there is substantial demand for colon cancer testing in the U.S. Although there are two National Medical Products Administration (NMPA) approved colon cancer stool-based DNA tests in China, no dominant provider has yet emerged. Based on publicly available information, we believe our ColoScape blood-based product has significant performance and cost advantages over the current U.S. market leader, a stool-based FDA approved product, which should help us move ahead in the Asian and European markets, if we can obtain required regulatory approvals, in addition to the U.S. market.
Based on the number of annual new cancer patients, we estimate the market for cancer treatment monitoring, especially monitoring tumor response for pan cancer is over $10 billion globally. RadTox, with a simple blood test, efficiently monitors tumor responses during radiation and chemotherapy treatment from the very first dose. Although RadTox is currently CE-IVD marked in Europe and Research Use Only in the U.S. and has not generated revenue to date, we believe that, with over 200,000 RadTox tests done in the past three years, we have established a strong position in this field based on the number of tests performed. Our RadTox cfDNA test addresses this unmet need and is available as both a kit manufactured in both US and China and as a testing service performed in both US and China.
According to American Cancer Society 2021 report, there are approximately 81,180 new cases of bladder cancer each year in the U.S. and bladder cancer is estimated to cause approximately 17,100 deaths in 2022. Based on public available sources, we estimate that 1 out of every 27 Caucasian men will develop bladder cancer during their lifetime. Bladder cancer is one of the most expensive cancers in term of treatment cost. Globally, 2.7 million people will have a history of bladder cancer at any single point in time according to Cancer Journal for Clinicians in 2018. Our Oncuria product seeks to help address this threat with a non-invasive urine-based diagnostic test. Although we have not conducted head-to-head studies, Oncuria has consistently exceeded 93% sensitivity and specificity in preliminary in-house clinical testing performed by DiaCarta — outperforming urinary cytology testing and existing urine test results published by the FDA.
The COVID-19 pandemic also presented an opportunity where DiaCarta was one of the earliest companies to receive FDA EUA approval for two COVID-19 testing kits — QuantiVirus SARS-CoV-2 Test Kit and QuantiVirus SARS-CoV-2 multiplex Test Kit in 2020. We also see a promising opportunity for our QuantiVirus SARS-CoV-2 plus Flu A and B test product candidate for which we are seeking an FDA 510k approval.
As Monkeypox continues to spread in the U.S. and globally, we believe that Monkeypox testing could contribute to a significant part of revenue in the near future. We have developed both a high throughput qPCR test kit and an antigen home test kit, for which we have already received an invitation to seek EUA approvals from the FDA. The new policy from FDA on Monkeypox is only to select those high quality and experienced vendors to be invited to submit FDA EUA.
Technologies
Our products and services rely upon two main technologies: XNA, and SuperbDNA.
XNA technology
Xenonucleic acids (XNAs) are proprietary artificial genetic polymers that retain an ability to pair like human DNA, originally developed at DiaCarta for various clinical applications. For practical applications in disease diagnosis and treatment, XNAs can also function as a source of nuclease-resistant affinity reagents

(aptamers) and catalysts (xenozymes) and, more notably, they can be employed as molecular clamps in quantitative real-time polymerase chain reactions (RT-qPCR) or as highly specific molecular probes for detection of nucleic acid target sequences, due to their characteristic and stronger hybridization in XNA/DNA than DNA/DNA. Furthermore, even a single base-pair mismatch between an XNA/DNA duplex can result in a drop of 10-18°C in melting temperature, allowing the highly specific clamping of XNA molecule onto the targeted sequence, usually, in our products, the so-called wildtype, WT, form of a molecule that is not being tested for, but which serves to hinder detection of harmful molecules, such as genes found in cancer. The clamp then blocks the WT DNA from multiplying, thus minimizing the WT DNA background in RT-qPCR or sequencing. By reducing this “background noise,” the XNAs effectively enhance the signal of harmful mutant DNA or methylation related to cancers. Robust XNAs have been extensively used in producing in vitro diagnostic assays for detecting cancer-associated gene mutations or DNA methylations at DiaCarta.
We have used XNA technology in developing our ColoScape blood based test kit for colon cancer early detections, QClamp lung cancer test, QClamp brain cancer test and OptiSeq panels on NGS for cancer minimum residue disease (“MRD”) test. We also see promise of XNA in other clinical applications, and have filed a provisional patent application in US to use XNA in the gene editing to guide the Case9 enzyme to edit single nucleic acid in cells for potentially clinical use. In addition, we also filed a provisional patent application in the U.S. to use XNA as novel nucleic acid for small molecular drug development, in which XNA blocks expression of harmful RNA in cells.
SuperbDNA technology
While PCR/qPCR techniques identify DNA and RNA by inference, SuperbDNA technology is designed to directly detect the DNA or RNA target from samples without DNA or RNA purification needed. The target DNA or RNA for analysis is first captured using a modified branched DNA (“bDNA”) technique and then excited electrically or chemically to emit light that is then used to directly quantify the DNA or RNA. The potential advantage of this technology lies in its direct, highly sensitive and accurate detection of target DNA or RNA, even with a very small sample size. Unlike PCR/qPCR techniques, SuperbDNA technique does not extract or amplify DNA or RNA, which may reduce the risk of underestimating the amount of target DNA or RNA present.
SuperbDNA technology is designed to leverage multiple instrument platforms: for singleplex target assays on luminometer and multiplex target assays on beads based platforms such as Luminex machine. We have used SuperbDNA technology in developing our RadTox assay, various QuantiDNA tests and our QuantiVirus test for cervical and head and neck cancer.
Our Products and Services
Our Oncology Tests
With our portfolio of products for tumor responses and earlier cancer detections, we provide patients with earlier, affordable and precision solutions. Our current products and services focus on cancer treatments monitoring, cancer screening, precision oncology tests and infectious diseases.

RadTox®
Blood-based test for personalizing radiation and chemo response

We estimate that there are 18 million new cancer patients each year globally and at least 50% of them need radiation or chemotherapy. Current treatment protocols for each patient are based on historical results derived from a larger pool of patients — implicitly assuming that individuals will respond the same as the statistical sample. Moreover, dosing for individual patients is generally based on the radiation tolerances of the most sensitive 5% of the statistical sample, which, in our opinion, could result in suboptimal treatment where patients with higher dosage tolerance are under-dosed, and patients with high sensitivity and likely tissue damage might be better off with even lower doses or avoiding radiation and chemotherapy entirely. The RadTox® assay uses blood sample from an individual patient to measure the level of cfDNA in the blood stream due to the apoptosis and necrosis following radiation or chemotherapy. The level of cfDNA correlates with the tissue damage from radiation or chemotherapy and is a valid assay for gauging individual response to radiation/chemotherapy.
The RadTox cfDNA assay uses the patient’s blood to measure cfDNA levels using our patented SuperbDNA technology and then estimate the level of cell deaths from tumor responses to, and toxicity of, radiation and chemotherapy for any type of cancers. The test can be performed with a standard luminometer or Luminex platform, both of which are widely available in clinical labs, and with samples as little as 0.05ml of blood plasma. Our tests do not require other imaging instrument or specialized expertise and results are typically generated within approximately two days. RadTox is designed so that physicians are able to see tumor response after the administration of the first radiation or chemotherapy dose without waiting for 30 days for image data following current treatment procedures. Due to the large addressable market of patients going through radiation or chemotherapy we believe that RadTox could generate significant revenue for us in the event that it receives FDA approval.
In addition, we envision that the application of the RadTox assay is broader than estimating individual response to radiation/chemotherapy, and can also be used for generic therapy monitoring for different types of cancers being treated with different therapeutic tools such as immunotherapy, cell therapy, targeted therapy, and combinations of therapies. Using RadTox to monitor cfDNA changes or the cfDNA ratio with special algorithm before and after the very first treatment can reveal statistically significant correlations between the cfDNA or the cfDNA ratio biomarker and the treatment response. We plan to apply for a separate FDA approval for these hoped-for expanded uses of RadTox assay.
RadTox is a blood test powered by DiaCarta’s proprietary SuperbDNA technology for pan-cancer tumor response monitoring and personalizing radiation or chemo therapy. RadTox is available as both a test kit and a testing service. The test kit is manufactured at our GMP facilities in the U.S. and China. Currently the product is CE-IVD marked in Europe and Research Use Only (“RUO”) in the U.S. This RUO product can be sold to other testing labs in the U.S., which may be struggling under the financial impact of the COVID-19 pandemic. We have submitted pre-submissions with FDA for 510k de novo approval and, although there can be no guarantee that approval will be granted, we expect that the FDA could act on this application in 2024. In addition, RadTox has received Class I approval in Nanjing, China. We are also doing Class III clinical trial for this product in China and believe that we can receive Chinese Class III approval in 2024. According to the Regulations on the Supervision and Administration of Medical Devices (regulations on Medical Devices), which were promulgated by the State Council on January 1, 2000 and amended on February 9, 2021 and came into effect on June 1, 2021, the pharmaceutical supervisory and administrative department under the State Council is responsible for the supervision and administration of medical devices throughout the country; the relevant departments under the State Council are responsible for the supervision and administration of medical devices within their respective functions and duties. Class I medical devices shall be subject to the management of product filing at local city level, and Class II and Class III medical devices shall be subject to the administration of product registration, at provincial and national offices.
In the U.S., RadTox is currently available as a testing service, regulated as a laboratory developed test (“LDT”), at our CLIA lab in California and is reimbursable under a CPA code 0285U. We expect revenue from RadTox to begin in 2023. In the past three years, we have performed over 200,000 RadTox tests globally for the top 10 cancers including lung cancer, colon cancer, and breast cancer and have published many peer reviewed papers including one in Nature.
Clinical Studies
Completed Study
Supported by a Phase I Small Business Innovation Research Contract from the National Cancer Institute at the U.S. National Institutes of Health (DiaCarta, Contract Phase I Award # HHSN26201600063C), we conducted a proof of concept study (the “Validation Study”) with 70 patients to evaluate toxicity biomarkers in patients undergoing radiation treatment for stage I to III prostate cancer using protons or X-rays, either as primary treatment or consolidation after removal of the prostate, in whole or part. We first validated the process in our lab and prepared the RadTox tests for the study using industry Good Manufacturing Practice (“GMP”). The Validation Study was conducted following Good Clinical Practices (GCP) standards at multiple U.S. hospitals under the supervision of the principal investigators. The primary objective of the Validation Study was to determine if the level of tissue damage measured using circulating cell-free deoxyribonucleic acid (cfDNA) during treatment correlates with RadTox toxicity scoring and the secondary objective was to determine if cfDNA release is lower with proton therapy compared to conventional X-rays or higher with larger prostate cancer fields than smaller fields. The preliminary results, from 54 subjects, show both sensitivity and specificity at over 60%.
Ongoing Study (NCT04580667)
With support from a Phase II Small Business Innovation Research Contract from the National Cancer Institute at the U.S. National Institutes of Health (DiaCarta, Contract Phase II Award #75N91019C00004), a follow-on pre-pivotal, multi-center observational study (NCT04580667) with the title of “Prospective Observational Exploratory Clinical Study to Determine the Assay Cut-Off for the RadTox Test in Prostate Cancer Patients to Predict Gastrointestinal Radiation Toxicity Using Circulating Cell Free DNA Directly from Plasma”. This is a quantitative molecular IVD test with indication to detect of tissue damage using circulating cfDNA in plasma. It is being evaluated as a predictive assay to identify individuals with prostate cancer at high risk of acute GI radiation toxicity from radiation therapy. The trial has total 250 subjects (targeting for at least 100 subjects with either IMRT or proton therapy) of all races and ethnicity (targeting for at least 10% non-white). The primary objective of the current study is to perform prospective observational exploratory analysis to determine the cut-off values from the RadTox test performed during early radiation treatment to differentiate high toxicity score from average or low toxicity score. The Receiver Operating Characteristic (ROC) analysis will be used to optimize detection of true high-risk patients with ≥60% sensitivity and ≥60% specificity allowing for an acceptable number of high-risk classified but normal-risk patients.
The secondary objectives are to (a) compare the cut-off values from the Radtox test assayed at different times during radiation treatment, and (b) determine the cut-off values from the RadTox test based on demographics and treatment options. This exploratory clinical study is currently ongoing to confirm a cut-off value of 25 ng/mL for use in our planned pivotal study for the RadTox test. This study is currently expected to be completed in the first quarter of 2023.
Future Pivotal Study
We currently plan to conduct our pivotal clinical study beginning in the second half of 2023 to demonstrate the safety and efficacy of RadTox, especially for predicting early radiation toxicity in abdominopelvic cancer subjects undergoing radiation therapy as well as monitoring tumor response during the treatment. The study is planned to be a multi-center, prospective, rater-blinded, longitudinal pivotal clinical study, with the intent to enroll 480 subjects. Similar toe our pre-pivotal RadTox study, the pivotal study will be conducted by principal investigators. The primary objective is to determine the sensitivity, specificity, positive predictive value (PPV) and negative predictive value (NPV) of high scores from the RadTox test in abdominopelvic cancer patients with acute Gastrointestinal (GI) radiation toxicity. Acute GI radiation toxicities are those occurring at any time during the first three months post-radiotherapy. High scores are defined as cfDNA level above 25 ng/mL, derived from the ongoing pre-pivotal RadTox study, based on the differences in plasma cfDNA values from the early phase of radiation treatment — after the second radiotherapy dose in week one, but before the fourth dose — compared to a pre-treatment baseline. A significant PPV or NPV from this study would indicate that high scores from the RadTox test performed during the early phase of radiation treatment can predict whether patients will demonstrate acute GI radiation toxicity and would form the basis for a possible FDA approval. The secondary objective is to determine the PPV and NPV of high scores from the RadTox test in abdominopelvic cancer patients with acute GI radiation toxicity and with various demographic characteristics. The study will also seek, as an exploratory objective, to determine the PPV and NPV of high scores from the RadTox test in abdominopelvic cancer patients with GI toxicity assessed one year after radiotherapy, for possible expansion of efficacy claims for the RadTox test. Additional objectives of the study include evaluation of the sensitivity and specificity of plasma cfDNA concentrations during the course of the treatment, combined with traditional tumor marker detection, to monitor changes in tumor burden in advanced abdominopelvic cancer to determine a clinically effective method for monitoring the treatment response and disease progression of abdominopelvic cancer patients. Results from these analyses may provide a theoretical basis for the correlation between cfDNA, tumor burden and prognosis of the disease, and lead to a real time, non-invasive molecular method to assess and monitor cancer progression in abdominopelvic cancer patients.
Competition
There is currently no liquid biopsy product that would directly compete with RadTox. Since the test is also being developed for use to detect tumor responses, it falls into the minimal residue diseases (“MRD”) area and would, if authorized by FDA, face competition from next generation sequencing providers, such as GuardantHealth, Grail, and Roche. We believe that the RadTox test will compete primarily on the basis of the value of the quantitative information obtained directly from blood samples, substantial clinical validation, our ability to expand our sales efforts into new areas of medical practice as we launch new products, our collaborations with clinical study groups and the level of customer service we provide.
Although RadTox is a potential first-in-class test, we will face substantial competition in the more general field of liquid biopsy tests. Companies such as Bioprognos, Bluestar Genomics, Burning Rock, Caris Life Sciences, CellMax, Inc., Clinical Genomics, EarlyDx, Epigenomics AG, Foundation Medicine, Freenome Inc., Glycotest, GRAIL, Inc., Guardant Health, Inc., Helio Health, Immunovia AB, Inivata, Invitae, JBS Science, Natera Inc., Nucleix Ltd., Singlera Genomics, and Sysmex Ignostics have developed, or are developing, liquid biopsy tests for the detection of cancer, based on the detection of proteins, tumor cells, nucleic acids, epigenetic markers, or other biomarkers. These tests could represent significant competition for RadTox, as well as other tests that we are currently developing or in the future may develop.

ColoScape®
Blood-based test for colon cancer early detection

Colorectal cancer (“CRC”) is the third most common cancer according to the American Cancer Society 2021 report. The American Cancer Society estimates that in 2021, there were an estimated 106,180 new cases of CRC in the U.S. alone. While there has been a decrease in new cases in the older age groups since the mid-1990s, an increase has been observed among younger people since mid-1980, as a result of both increasing numbers of CRC cases overall and a greater number of tests being conducted partly due to a change in guidelines toward earlier testing, from 50 years old to 45 years old.
Early CRC testing is one of the most effective method to reduce CRC treatment costs and increase patient’s general welfare. Existing CRC testing methods are generally classified as visual tests or stool tests. The visual tests, such as colonoscopy, CT colonography (also called virtual colonoscopy), and flexible sigmoidoscopy (known as FSIG), are in-office procedures that allow medical professionals to visually examine the colon and rectum. Guidelines from National Comprehensive Cancer Network (NCCN) recommend these tests every 5 to 10 years. However, the existing CRC test generally suffers from suboptimal compliance rate due to high cost and time commitment. This presents an opportunity for additional increases in testing.
The stool tests, fecal immunochemical test (FIT) and guaiac-based fecal occult blood test (gFOBT) analyze patient stool or blood to look for signs that the body may be fighting CRC. However, these tests also suffer drawbacks. The FIT test, sometimes called the immunochemical FOBT, or iFOBT, uses human hemoglobin to test for blood in the stool. The test is both unpleasant for patients, who typically perform the test at home by manually applying fecal matter to the testing surface, and has a sensitivity of only 23% for pre-cancer and fails to identify a majority of the population with CRC as well. After a positive FIT test, the patient will typically need to undergo colonoscopy to confirm diagnosis. The gFOBT detects blood present in stool. Dietary constraints before sampling add inconvenience to the test while the accuracy is similar to the FIT test.

The current stool and blood based CRC screen tests generally achieve a lower accuracy in pre-cancer diagnosis than in CRC diagnosis. We believe pre-cancer diagnosis is beneficial to the patient’s welfare, as accurate pre-cancer diagnosis can allow patient to take preemptive measures.
We believe that the market still needs a good blood based CRC screening test with better sensitivity in terms of pre-cancer diagnosis of AA. Our ColoScape is a blood-based test powered by our proprietary XNA technology developed in-house with a lower cost base and higher sensitivity than stool based DNA tests. ColoScape uses blood sample to screen for CRC and, if approved, would directly compete with other blood-based colorectal cancer tests. In preliminary trials, ColoScape has shown a significantly higher sensitivity than current stool DNA test in the market, 66.6% compared to 42%, for pre-cancer diagnosis. We plan to use ColoScape as a general screening tool for early cancer detection for advanced adenoma and CRC diagnostics from stage I to IV. In addition, we also plan to use ColoScape as a triage test for FIT-positive patients before they get colonoscopy. Using a triage should reduce the burden of false-positive FIT tests and make the screening process more efficient and cost-effective while helping to identify the pre-cancer population earlier. Although ColoScape is not the first blood test on the market, we believe that the potentially superior sensitivity for early cancer detection, especially for pre-cancer diagnosis, would have advantages that could position it well for market adoption. In addition, ColoScape can be performed on most of the common qPCR instruments available in existing laboratories, which we also expect to aid market adoption. ColoScape is currently available as both a sample testing service at our CLIA lab and as a Research Use Only kit for other testing labs and hospitals. We believe that ColoScape kits will reduce our operating costs and be highly attractive to other testing labs as an addition to their service offerings and revenue sources. Moreover, we aim to market ColoScape globally, assuming that we can obtain regulatory approvals, as compared to some of our competitors, which limit products to specific geographic regions. We believe the lower cost base of ColoScape would enable us to be highly competitive in pricing, as compared to higher-cost competitors that use a service-only model. We believe that we are currently the only company aiming to market the product to the global market and pursuing regulatory approvals across major jurisdictions, including the U.S., China and Europe. We are currently conducting clinical trials for ColoScape in the U.S. China and Italy, and are also applying for the breakthrough device designation from the FDA. Although there can be no guarantee that FDA approval will be granted, ColoScape has obtained CE-IVD mark in Europe, which we are aiming to convert to IVDR under the new European regulatory framework in due course, largely on the back of our ongoing clinical trial in Italy.
Clinical Studies
Concluded Studies
We have concluded two clinical studies to support two indications for ColoScape: (i) use as a screening test for colorectal cancer in adults of either sex, 45-85 years of age, and (ii) use as a triage test for CRC in subjects with positive Fecal Immunochemical Test (“FIT”) and Fecal Occult Blood Test (“FOBT”) results in primary screening, as opposed to immediate referral of these subjects to colonoscopy. The first indication was the subject of a retrospective, multi-center study across two hospitals in China. This study is described in a paper authored by Qing Sun et al. published in PLoS ONE 16(10): e0244332 in December 23, 2021. The results showed that the assay analytical sensitivity was 0.5% Variant Allele Frequency, corresponding to ~7-8 copies of mutant DNA with 5 ng total DNA input per test. This test was highly reproducible with intra-assay CV of <3% and inter-assay CV of <5%. Furthermore, 380 clinical samples, including plasma cfDNA and FFPE samples from patients with precancerous and different stages of CRC were analyzed. Results showed that, for CRC cfDNA, specificity was 100% (95% CI, 80.3 – 97.5%), sensitivity was 92.2% (95% CI, 94.7 – 100%), and Area Under the Curve (AUC) was 0.96. For CRC FFPE, specificity was 96% (95% CI, 77.6 – 99.7%), sensitivity was 92% (95% CI, 86.1 – 95.6%), and AUC was 0.94. Finally, for precancerous lesions cfDNA, specificity was 95% (95% CI, 82.5% – 99.1%), sensitivity was 62.5% (95% CI, 35.8% – 83.7%), and AUC was 0.79.
The second indication was studied in a population of 52 CRC patients conducted in Italy. This study is described in a paper authored by Mauro Scimia et al. published in J Clin Pathol in September 18, 2018. In this clinical study, the ColoScape™ test was used to detect gene mutations related to CRC in plasma extracted from blood samples. Colonoscopy was used for confirmation. The results from this study showed that, for advanced adenomas, ColoScape had a sensitivity of 53.8%, specificity 92.3%, Positive Predictive Value (PPV)

70.0%, and Negative Predictive Value (NPV) 85.7%. Four of the six positive cases missed by ColoScape™ had a less than suboptimal DNA input. Had they been ruled out as inadequate, sensitivity would have increased from 53.8% to 69%.
Ongoing Studies
We have three ongoing clinical studies of ColoScape. The first seeks to evaluate ColoScape for the second indication, as a triage for patients who test positive for CRC using the FIT test. The study is being conducted in Naples, Italy, by principal investigators at the Gastroenterology and Digestive Endoscopy Department at the clinical site; samples will be analyzed by the Study Director on site. Training and technology transfer from DiaCarta to the laboratory are being performed, and validation and qualification of the laboratory to perform ColoScape test are being also being conducted. As of September 30, 2022, we had enrolled approximately 1,200 patients and plan to close patient enrollment by the end of 2022. We currently expect the study to be completed by early 2023. We expect to use the results from this study to support our application for European and U.S. regulatory approvals.
The second ongoing study seeks to evaluate ColoScape for the first indication, as a screening test for CRC conducted in Shengyang, China in collaboration with the Liaoning Cancer Hospital. The primary objective is to determine the sensitivity, specificity, Positive Predictive Value (“PPV”) and Negative Predictive Values (“NPV”) of ColoScape in reference to colonoscopy for CRC. The secondary objective is to determine the sensitivity, specificity, PPV and NPV of ColoScape in reference to colonoscopy for advanced adenoma combined. The study aims to enroll up to 2,000 subjects, depending on prevalence and number of valid subjects. This study is currently projected to be completed by 2024.
The third ongoing study seeks Class III IVD approval from the NMPA of China. The trial is intended to establish the consistency of ColoScape in detecting human gene mutations related to CRC by comparing results to other tests previously approved in China. The secondary goal is to provide clinical validation for companion diagnostics to guide CRC treatments to test ColoScape’s performance in the presence of concomitant drugs used by approximately 30 patients in the subject pool. The study is currently conducted at three hospitals in China using at least 1,050 subject This study is mainly for the purpose of meeting Chinese requirements for drug registration and so the subjects will not receive any test reports. This study is currently projected to be completed by end of 2023.
Future Studies
We plan to conduct an additional two studies in relation to safety and efficacy of ColoScape. The first will seek to evaluate ColoScape as the primary tool of CRC screening in support of our FDA premarket application (“PMA”) and is currently projected to start in the second quarter of 2023 . We have made two pre-submissions to the FDA to review our clinical trial designs and protocols. The FDA agreed to our ColoScape screening protocol to target 12,000 enrollments from multiple centers. We believe that this study will be the first study to enroll subjects in this field globally and we plan to enroll approximately 60% of the target subjects in the U.S. and approximately 40% of the target subjects outside the U.S., including Italy and China. We plan to submit the screening test permissions from Europe and China substantially concurrently with the submission of our application for PMA approval in the U.S. We plan to conduct the study in the U.S., Italy and China with Principal Investigators from each clinical site. The primary objective is to determine the sensitivity, specificity, PPV and NPV of ColoScape in reference to colonoscopy for CRC (adenocarcinoma). A secondary objective is to determine the sensitivity, specificity, PPV and NPV of ColoScape in reference to colonoscopy for CRC (adenocarcinoma) and advanced adenoma combined. For both studies, sensitivity of 74% or more and specificity of 90% or more are regarded as acceptable criteria because these match the latest recommendations from the U.S. Centers for Medicare and Medicaid Services (CMS) published in 2020. Although there is no guarantee that the results from the clinical trial will be satisfactory, based on the currently available preclinical data, we expect that ColoScape will be able to meet the targets. The study further aims to compare the sensitivity, specificity, PPV and NPV of ColoScape with those from FIT in patients with CRC (adenocarcinoma) and advanced adenoma combined. The sample size is currently set at 60 positive CRC cases but after 12,000 subjects are enrolled, we plan to focus the enrollment on patients older than 65 until 60 positive cases are found. Each of the three testing sites must contribute no more than one third of the total subjects. This is to ensure that the study represents the current practice of medicine in a demographically diverse group of patients.

The second study seeks to evaluate ColoScape as a triage for patients who have tested positive for CRC using a FIT test, prior to referral for colonoscopy. The study is expected to be conducted in Seattle, Washington by Principal Investigator at the Fred Hutchinson Cancer Research Center using a sample size of 566 subjects. The primary objective is to determine the sensitivity, specificity, PPV and NPV of ColoScape when used as a triage test performed in patients who tested positive with FIT but before colonoscopy, in reference to CRC (adenocarcinoma) and, as a secondary objective, in reference to Colorectal Neoplasia (Advanced Adenomas and plus).
Competition
ColoScape faces competition from procedure-based detection technologies such as colonoscopy, flexible sigmoidoscopy and “virtual” colonoscopy — a radiological imaging approach that visualizes the inside of the bowel by CT scan (spiral computerized axial tomography) — as well as other common screening tests, such as the fecal occult blood test (“FOBT”) and the fecal immunochemical test (“FIT”), and blood based screening tests.
Newer screening technologies include liquid biopsy tests, such as Epi proColon, from Epigenomics AG, which received FDA approval in April 2016, and pill-based imaging solutions like Pill Cam COLON, from Medtronic, which was cleared by the FDA in February 2014, and C-Scan, from Check-Cap Ltd., which obtained a CE Mark in early 2019. A number of companies are also developing liquid biopsy tests for colorectal cancer screening and other applications. We believe that Cologuard and proColon will be the primary competition for ColoScape, as they are also blood based liquid biopsy tests. In addition, several products approved for research use only (“RUO”) are also expected to compete with ColoScape when they received FDA approval, including Guardant Shield, a blood test that Guardant Health is reportedly expected to launch in 2022, Freenome CRC, and forthcoming candidates from Singlera Genomics Inc. and Geneoscopy, Inc.
Similar to RadTox and Oncuria, ColoScape is subject to competition in the more general field of liquid biopsy tests. Companies such as Bioprognos, Bluestar Genomics, Burning Rock, Caris Life Sciences, CellMax, Inc., Clinical Genomics, EarlyDx, Epigenomics AG, Foundation Medicine, Freenome Inc., Glycotest, GRAIL, Inc., Guardant Health, Inc., Helio Health, Immunovia AB, Inivata, Invitae, JBS Science, Natera Inc., Nucleix Ltd., Singlera Genomics, Sysmex Ignostics, and Tempus have developed, or are developing, liquid biopsy tests for the detection of cancer, based on the detection of proteins, tumor cells, nucleic acids, epigenetic markers, or other biomarkers. These tests could represent significant competition for ColoScape and RadTox, as well as other tests that we currently are developing or in the future may develop. Guardant Health, Inc. and Freenome Inc. are reported to be conducting prospective colorectal cancer screening clinical trials intended to support FDA approval for their liquid biopsy tests, and other companies may do so in the future. Geneoscopy is also reportedly conducting a prospective colorectal cancer screening clinical trial intended to support FDA approval for its stool-based colorectal cancer screening test.
Although the market for colorectal cancer screening is highly competitive, we believe that our ColoScape test compares favorably to other available products and services. We believe that the other colorectal cancer detection methods in use today are constrained by one or a combination of the following factors: limited sensitivity, limited adherence rate, or high price. For example, colonoscopy requires sedation, advanced dietary restrictions and bowel cleansing and can be uncomfortable, time-consuming, hazardous, and expensive. Fecal blood testing, including FIT testing, suffers from limited sensitivity, with only an approximately 75% detection rate for cancer and approximately 25% detection rate for pre-cancer on average according to American Cancer Society. Additionally, we believe that FIT testing suffers from low adherence over time. There are several new comers which are using NGS or AI-Omics based technology in this CRC early detection field. They are still in early development stages and may face to the high cost of the test to compete in the market place.

Oncuria
Urine-based test, for bladder cancer early detection

Bladder cancer (BCa) is among the five most commonly diagnosed cancers worldwide. The U.S. sees on average nearly 81,100 new cases annually and, in 2022, 17,100 deaths, at a cost to the U.S. healthcare system of upward $6 billion in 2020 according to an American Cancer Society 2021 report. The American Cancer Society estimates that 2.7 million people globally will have a history of bladder cancer at any single point of time. Linked to cigarette smoking, worldwide tobacco use, and increased rates of tobacco use in China suggests the potential for even higher rates of BCa in the future, according to World Health Organization (WHO). Although not usually life-threatening if detected early, more than 70% of patients see recurrence within two years of diagnosis and face a lifetime of continual surveillance for recurrence by painful, invasive cystoscopy. It is estimated that approximately 1.5 million urinary cytologies and cystoscopy are performed each year in the U.S. alone. Frequent recurrence makes BCa one of the most prevalent cancers worldwide and one of the most expensive by the amount of treatment expenses during the lifetime of a patient according to American Cancer Society.
Oncuria is an immunoassay designed to detect proteins in urine samples to be used as an aid for the initial diagnosis of bladder cancer in patients with hematuria, and for the subsequent monitoring for tumor recurrence in patients previously diagnosed with bladder cancer. Through high-throughput profiling techniques, Oncuria is designed to rapidly, quantitatively monitor for the presence of BCa, using established, routine clinical laboratory technology, which is more sensitive than urine cytology in identifying both the extent and aggressiveness of cancer. Oncuria is intended for use, in conjunction with, and not in lieu of, current standard diagnostic procedures.
Oncuria was developed and patented in the U.S. and China by our partner, Nonagen Bioscience Corporation (“Nonagen”), and has received Breakthrough Device Designation from the FDA. We have licensed the exclusive right to offer Oncuria as a LDT testing service in the U.S. and plan to work with Nonagen to pursue the regulatory approvals in the U.S. and China. It is a multiplex protein immunoassay designed to detect 10 proteins in naturally-voided urine samples. Oncuria has consistently outperformed urinary cytology and existing urine tests in validation studies with over 93% sensitivity and specificity. The assay is being developed as an aid for the initial diagnosis of bladder cancer in patients with blood in the urine, or hematuria, and for subsequently monitoring for tumor recurrence in patients previously diagnosed with bladder cancer. As an FDA-designated breakthrough device, Oncuria is eligible for reimbursement as an LDT testing service at our CLIA lab with a CPT code in place (81599). We have validated the test at our clinical lab and expect to begin providing testing services in the U.S. in December 2022. We expect to see test volume to increase significantly in 2023 as a result of marketing activities and good feedbacks from the field.
In contrast to Oncuria, current urine tests in the BCa diagnostics market is generally less than satisfactory in overall diagnostic performance, so none has yet been approved by the regulatory authorities to replace cytology or cystoscopy. Although we have not conducted head-to-head studies, the table below shows the corresponding performance for Oncuria, as shown in preliminary in-house testing performed by DiaCarta, and competing diagnostic methods for hematuria and bladder cancer based on publicly available information on the FDA website.
Urine Test	Sensitivity (%)	Specificity (%)	Assay Platform	Quantitative	Regulatory Pathway
Oncuria	93	93 – 95	Multi ELISA	Yes	Pending
Cytology	13 – 48	85 – 100	Microscopy	No	FDA
UroVysion	70 – 86	66 – 93	Complex FISH	No / Yes	FDA
BTA stat	29 – 74	56 – 86	Point of Care	No	FDA
BladderChek	47 – 100	55 – 98	Point of Care	No	FDA
Cxbladder ™	82 – 95	85 – 94	Multi RT-PCR	Yes	LDT
We are working with Nonagen to support clinical trials in the U.S. and China in pursuit of FDA and NMPA approvals. We initiated three registered clinical trials which currently enroll patients with gross hematuria (NCT03193528), patients with microscopic hematuria (NCT03193541) and patients with a history of bladder cancer on tumor surveillance (NCT03193515).
It is estimated that there are approximately 1.5 million urine cytology tests on average performed annually in the U.S., which represents a significant addressable market. Significant opportunities also exist to apply Oncuria in overseas markets where the incidence and high cost of bladder cancer management is similar to that in the U.S.
Competition
Oncuria competes against a number of other products or services in this field, including Cytology, UroVysion, BTA Stat, BladderChek and Cxbladder. Oncuria has achieved over 90% sensitivity in preliminary studies, which, we believe, out-performs the currently commercially available alternatives. In addition, Oncuria faces competition from existing diagnostic methods used by pathologists and oncologists and from commercial laboratories with strong distribution networks for competitor diagnostic tests, such as Laboratory Corporation of America Holdings and Quest Diagnostics Incorporated. Other potential competitors include companies that develop diagnostic tests such as Roche Diagnostics, a division of Roche Holding, Ltd, and Siemens AG, as well as other companies and academic and research institutions.
Similar to RadTox and ColoScape, Oncuria is subject to competition in the more general field of liquid biopsy tests. Companies such as Bioprognos, Bluestar Genomics, Burning Rock, Caris Life Sciences, CellMax, Inc., Clinical Genomics, EarlyDx, Epigenomics AG, Foundation Medicine, Freenome Inc., Glycotest, GRAIL, Inc., Guardant Health, Inc., Helio Health, Immunovia AB, Inivata, Invitae, JBS Science, Natera Inc., Nucleix Ltd., Singlera Genomics, Sysmex Ignostics, and Tempus have developed, or are developing, liquid biopsy tests for the detection of cancer, based on the detection of proteins, tumor cells, nucleic acids, epigenetic markers, or other biomarkers. These tests could represent significant competition for RadTox, ColoScape and Oncuria, as well as other tests that we currently are developing or in the future may develop.

Our Infectious Disease Tests
QuantiVirusTM SARS-CoV-2 Test; Monkeypox Test

The Secretary of the U.S. Department of Health and Human Services declared COVID-19 a public health emergency in January 2020. This declaration allowed the FDA to grant emergency use authorizations (“EUA”) for diagnostic tests for the detection and/or diagnosis of COVID-19. Responding to the COVID-19 pandemic, we developed two COVID-19 tests using DiaCarta’s patented technologies and filed for new intellectual property protections. Our QuantiVirus SARS CoV-2 Test was one of the very first tests granted an EUA on April 8, 2020. Our second PCR test received an EUA on July 21, 2020. Additionally, both the “QuantiVirus SARS-CoV-2 Multiplex Test” and the “QuantiVirus SARS-CoV-2 Test Kit” are part of the FDA-sponsored Reference Panel Study, which sets a baseline for comparing analytical performance of COVID-19 tests.
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Our Covid-19 tests are marketed in five varieties:

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QuantiVirus SARS-CoV-2 Test Kit;

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QuantiVirus SARS-CoV-2 Multiplex Test;

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QuantiVirus SARS-CoV-2 Variant Test;

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Anti-SARS-CoV-2 IgG Test based on xMap technology developed by Luminex; and

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QuantiVirus SARS-CoV-2 plus Flu A and B Test.

Our proprietary technologies are not only used for COVID-19 early diagnostics, but also to efficiently identify the new variants including Delta, Delta plus and Omicron. We also developed COVID-19 plus Flu A and B tests and intend to file an FDA 510k premarket notification to make it a long-term product in the infectious disease field.
Our scientific diagnostic expertise, technologies, manufacturing quality and existing commercial infrastructure enabled us to rapidly commercialize our QuantiVirus SARS-CoV-2 multiplex test and QuantiVirus SARS-CoV-2 test in response to the COVID-19 pandemic. As described above, both are owned and were developed in-house at DiaCarta and have been granted FDA EUA approvals. Our CLIA lab uses our own FDA EUA test kits to provide COVID-19 sample services and gets reimbursements from government and medical insurance. In addition, we have developed and commercialized a QuantiVirus SARS-CoV-2 Variant test to detect Delta, DeltaPlus, and Omicron variants. We are working to develop additional tests using the QuantiVirus technology platform, such as monkey pox. For the Monkeypox tests, the FDA is not open to all commercial vendors and requires pre-approval and applications in order to seek an invitation for consideration of an EUA. We have received invitations to apply for EUAs for both our QuantiVirus MonkeyPox qPCR high through-put test and QuantiVirus MonkeyPox Antigen Home test. However, under an EUA, medical products must comply with the terms and conditions specified in the EUA, which may be revoked when the underlying health emergency no longer exists or the EUA is no longer warranted. Accordingly, we cannot predict how long the EUAs for the SARS-CoV-2 tests will remain in place.
Our QuantiVirus tests are marketed as in vitro diagnostic tests. We also offer our COVID-19 services to businesses and educational systems to assist in their back-to-work or back-to-school strategies, as well as senior care centers. We have announced multiple partnerships for COVID-19 testing and maintain agreements with national healthcare providers to support widespread COVID-19 testing. Developing our COVID-19 tests demonstrated the capabilities of our technologies. Our quality system and regulatory team responded rapidly and we also increased our manufacturing capacity to up to 2 million tests per month. Our CLIA lab can now handle much larger volumes of tests, up to 20,000 test per day. Since our COVID-19 tests and our cancer tests are both based on qPCR, our expanded infrastructure and capacity developed during the COVID-19 pandemic can be seamlessly repurposed for our core cancer tests. We believe that our proprietary technologies and highly efficient team enable us to address the current and future pandemics.
Competition
Competition in the COVID-19 testing market is intensifying as the pandemic recedes. We believe that our competitors include university and state laboratories, national reference laboratories such as Lab Corporation and Quest Diagnostics, in-hospital laboratories, and many other diagnostic providers. We believe that our main advantage is that we provide both test kits and services at relatively low cost and with a fast turnaround time.

QuantiVirus™ MonkeyPox qPCR Test
QuantiVirus™ Monkey Antigen Home Test

Monkeypox has spread globally at an alarming rate. On August 9, 2022, the Secretary of the U.S. Department of Health and Human Services declared a public health emergency, or a significant potential for a public health emergency, that affects, or has a significant potential to affect, national security or the health and security of United States citizens living abroad that involves the monkeypox virus. On the basis of this determination, on September 7, 2022, the Secretary declared that circumstances exist justifying the authorization of emergency use of in vitro diagnostics for the detection and/or diagnosis of infection with the monkeypox virus, including in vitro diagnostics that detect and/or diagnose infection with non-variola Orthopoxvirus. Governments around the world are preparing to use widespread testing to address the threat of monkeypox, creating an opportunity for DiaCarta which has already developed two key tests for which we applied for FDA and EUA approvals to fight the new outbreak. DiaCarta has obtained FDA invitations to pursue EUAs for both of the tests below. We believe these invitations to be a strong indication of the quality of DiaCarta’s technologies, research and development, manufacturing capabilities and quality system. On January 10, 2023, we received FDA and EUA authorization for our QuantiVirus MPXV qPCR test (EUA 220458).

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Quantivirus MPXV Test (EUA220458), a high throughput qPCR Test.

The Quantivirus MPXV Test is a real-time PCR test intended for the qualitative detection of DNA from the monkeypox virus (West African clade and clade II) and non-variola Orthopoxvirus in lesion swab specimens — swabs of acute pustular or vesicular rash. A 200 μL specimen is used for DNA isolation, amplification and detection, all using commonly-available laboratory equipment.

To date only six vendors have received FDA and EUA approvals for MonkeyPox tests and, according to data compiled by DiaCarta from the FDA’s website and shown in the table below, DiaCarta’s test has better sensitivity
	Gene Target	Sensitivity (LOD)	Instruments	FDA EUA
DiaCarta QuantiVirus MPXV Test Kit	MPXV J2L and B6R	50 copies/mL or 100 TCID50/mL	BioRad CFX384, ABI QS5, ABI 7500Dx and Roche LC480II	1/10/2023
Quest Diagnostics Quest Diagnostics Monkeypox Virus Qualitative Real-Time PCR	Orthopoxvirus DNA polymerase gene (E9L), monkeypox virus (clade II) TNF (Tumor Necrosis Factor receptor) gene.	100 copies/mL for MPXV; 250 copies/mL for OPXV	ABI 7500 Real-Time PCR or ABI 7500 Fast Real- Time PCR instruments	9/7/2022
Abbott Alinity m MPXV	Dual target assay	200 copies/mL	Alinity m System	10/7/2022
ThermoFisher TaqPath Monkeypox/Orthopox Virus DNA Kit	monkeypox virus (MPXV), non- variola Orthopoxvirus (OPXV) targets	100 GCE/mL for MPXV and 250 GCE/mL for OPXV	ABI QS5 Dx Real-Time PCR System, 96- well; ABI QS 7 Flex Real-Time PCR System, 384- well	12/13/2022
Roche cobas MPXV for use on the cobas 6800/8800 Systems (cobas MPXV)	MPXV F3L gene, the MPXVB21R/B22R gene	57 copies/mL	cobas® 6800/8800 Systems	12/14/2022
BD VIASURE Monkeypox virus Real Time PCR Reagents for BD MAX System	tumor-necrosis factor gene (G2R) and an open reading frame (F3L) of the monkeypox genome	90 TCID50/mL	BD MAX™ System	12/23/2022

Source: https://www.fda.gov/medical-devices/emergency-use-authorizations-medical-devices/monkeypox-mpox-emergency-use-authorizations-medical-devices
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Quantivirus MPXV Antigen Test (PEUA220206), an OTC home test.

The monkeypox virus antigen test kit is a rapid and convenient lateral flow immunoassay for qualitative detection of the monkeypox virus antigen in human lesion swabs collected at home. This assay only provides preliminary results, which is subject to confirmation by a physician.
Our Services
We established our CLIA lab in Pleasanton, California, in 2019 to perform CLIA service using DiaCarta’s cancer diagnostics products. During the COVID-19 pandemic, our lab, with a working area of 20,000 square feet, has mainly focused on COVID testing using our FDA EUA products (Quantivirus SARS-CoV-2 test and Quantivirus™ SARS-CoV-2 Multiplex test). The lab also performs CE IVD QuantiVirus anti-SARS-CoV-2 IgG and IgM tests as a service. Our QuantiVirus SARS-CoV-2 variant detection test is also validated for LDT use and can be performed at our lab. The facility can process up to

20,000 samples a day in three shifts per day. COVID-19 testing is automated, from sample registration/entry to sample processing and data reporting and online review. The increased testing capacity and infrastructure added to handle COVID-19 testing is well suited to also perform our main cancer testing services as the COVID-19 pandemic recedes.
Our testing lab in California can perform our RadTox, ColoScape and Oncuria tests, which have been validated for CLIA testing. We also provide LDT testing services for our QClamp Gene mutation kits, OptiSeq Pan-cancer 65 gene mutation test, OptiSeq 43-gene Colorectal cancer mutation test, and female urinary tract infection tests in California lab.
Research and Development
We conduct research and development primarily in our laboratory in Pleasanton, California. In China, our subsidiary Nanjing Dizhun Biotech Co. Ltd. also conducts research and development of our products in order to meet the NMPA requirements and comply with Chinese market needs and requirements.
We focus our research and development efforts on developing new products and enhancing existing products, using our XNA and SuperbDNA proprietary technologies, to address unmet needs in cancer and infectious diseases and to expand the clinical utility and addressable patient populations for our existing tests. We are focused on blood and other liquid-based (“liquid biopsy”) tests in addition to our flagship RadTox and ColoScape blood tests. Our efforts are aimed at developing a variety of new products, including risk assessment, screening and prevention, early disease diagnosis, adjuvant and/or neoadjuvant disease treatment, metastatic disease treatment selection, and patient monitoring. Our XNA and SuperbDNA technologies, in particular, have been effective in helping us discover and validate biomarkers in tissue, blood, or other fluids. Research and development, including associated clinical studies and trials, accounts for a significant portion of our operating expenses, amounting to approximately 30% of our operating expenses in 2021. As we seek to enhance our product portfolio and expand our product pipeline, we expect our research and development expenditures to continue to increase in the next few years.
Our new products in development are in early stage of development and have not been clinically proven. There is no assurance that any of our products in development will be clinically effective, receive regulatory approval and generate any revenue.
We are developing product candidates in the following areas:
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Colorectal Cancer Screening.   We continue working on our new generations of ColoScape test powered by our proprietary XNA technology for colorectal cancer early detection. Based on previously published clinical data and a recent clinical study, we have observed an overall sensitivity of 95% at a specificity of 95%. Subgroup analyses showed 53% for all advanced pre-cancerous lesions (69% sensitivity after excluding unqualified samples) for the current ColoScape version. Although the experimental performance observed to date is superior to existing, main competitors in the market, we believe that there remains room for further improvement. We are expanding ColoScape’s biomarker panel to include a greater number of CRC-related mutant or methylated DNA. In addition, we are working to apply artificial intelligence to multiple analytical methods, i.e. the so-called “AI-omics,” to add protein biomarkers and gut microbiomes to future generations of ColoScape.

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Cancer treatment monitoring with QuantiDNA cfDNA — Rapid growth in liquid biopsy analysis, especially analysis of circulating cell-free DNA (“cfDNA”) has great potential to provide valuable information in disease diagnosis and therapeutics, such as early diagnosis and risk assessment for metastatic relapse or metastatic progression, patient stratification, real-time disease monitoring during therapies, identification of somatic mutations for different therapeutic targets, drug sensitivity and resistance understanding, and disease progression such as metastasis development, among others. Our QuantiDNA cfDNA test is powered by SuperbDNA. It uses a series of hybridizations to capture cfDNA molecules in the sample and amplify the chemical signal labeled on specific probes rather than amplifying the targets themselves.

In 2019, we concluded a study at the Jiangsu Cancer Hospital and Jiangsu Institute of Cancer Research, in Nanjing, China, to investigate the clinical value of plasma cfDNA concentration, assayed by our QuantiDNA Test, as a potential tumor biomarker for advanced gastric cancer (“GC”). This study is described in a paper authored by Yuejiao Zhong et al. published in Cancer Management and Research in December 2020. This study involved 106 patients with advanced GC receiving chemotherapy and 40 healthy volunteers as control. Changes in cfDNA concentration during chemotherapy were analyzed according to tumor response, categorized per Response Evaluation Criteria in Solid Tumors (RECIST). The relationship between the cfDNA level and efficacy of chemotherapy and clinical characteristics were also examined. In addition, cfDNA and other tumor markers were subject to specificity and sensitivity analyses using Receiver Operating Characteristic (“ROC”). The results showed that baseline plasma cfDNA concentration in advanced GC patients was significantly higher than that in healthy controls (12.28±7.72 vs. 9.52± 21.64 ng/mL, P<0.05). The plasma cfDNA concentration in patients with PD showed an increasing trend over time, where those with PR was decreased over time, and those with SD showed a stable trend over time. There was no significant correlation between cfDNA concentration and gender, age, pathology type, CEA, CA724, CA125, CA199, and alpha-fetoprotein (AFP). ROC results showed that the area under the curve of cfDNA was larger than other tumor markers, indicating the potentially greater usefulness of cfDNA compared to other tumor markers. In conclusion, plasma cfDNA was significantly increased in patients with gastric cancer. Its diagnostic potential was superior to that of traditional tumor markers. Therefore, the study indicated that cfDNA holds promise to be used as a tumor biomarker to monitor the status of chemotherapy efficacy for GC. By extension, by detecting cfDNA, we believe our QuantiDNA tests could provide useful information to clinicians.
We plan to launch more products to meet unmet market needs. Our most advanced product candidates include the following:
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QuantiDNA Direct cfDNA test, intended for generic cfDNA measurement in different diseases;

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QuantiDNA Human Residual Host Cell DNA, a test for residual host DNA from lentivirus or adeno-associated virus production for gene therapies; and

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QuantiDNA Tissue Residual DNA Test, a test for residual DNA in an extracellular matrix for human tissue engineering and tissue regeneration).

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Multi-Cancer Early Detection Test Development.   Our XNA technology is able to detect both ctDNA and DNA methylations in blood samples, both of which are associated with cancer risk. We believe that the combination of ctDNA and methylation will enable early cancer detection through pan-cancer markers — markers present in multiple forms of cancer. Our preliminary in house clinical date demonstrated that XNA can detect EGFR and other mutations that we believe current available comparable assays are not able to utilize.

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Minimal Residual Disease and Recurrence Monitoring Test Development.   Minimal Residual Disease (“MRD”) monitoring seeks to measure extremely small amounts of cancer that remain after treatment. MRD is being studied for use in assessing treatment and the prospects that the cancer will return. Almost all vendors currently rely heavily on deep sequencing to conduct MRD monitoring. Depth of sequencing generally refers to how much DNA is tested. In general, deeper sequencing allows predictions to be made farther into the future. Preliminary results to date indicate that our cfDNA test, named QuantiDNA, may be able to predict tumor responses almost 6 months after testing. The test is developed based on our proprietary XNA and signal amplification technology with less than 0.5ml of blood. It does not need any DNA sequencing or other complicated procedures and can provide a report to the physician within 24 hours at, we believe, very lost cost when compared to most other tests on the market. Together with our QClamp gene mutation tests, we believe that we can develop cancer specific MRD products and services. We plan to conduct a clinical trial to investigate the correlation of plasma cfDNA concentration, as assayed by the QuantiDNA Test, with the Response Evaluation Criteria in Solid Tumors (RECIST) Version 1.1 (Eisenhauer et al. 2009), the gold standard used in clinical trials for monitoring tumor response during anti-cancer treatment. We intend to pursue FDA 510(k) clearance for QuantiDNA if the study results are sufficiently supportive.

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OptiSeq Dual (Lung and CRC) Panel Test Development.   We are developing OPtiSeq NGS as a dual-panel test for lung and colon cancer testing. It is intended to be used after a lung or colon cancer diagnosis to measure the presence of mutations and methylations in the tumor and the state of the patient’s immune system. This could help establish the patient’s prognosis and guide treatment decisions. It can also potentially be used to predict recurrence by measuring the minimum residual diseases after a course of treatment is completed.
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QuantiVirus SARS-CoV-2 plus Flu A and B.   DiaCarta has developed several COVID-19 test kits and received two FDA EUA approvals for its two qPCR-based test kits. We are developing a COVID-19 plus Flu A and B combo test kit with the aim of achieving stable long-term revenue, even when the COVID-19 pandemic becomes less intense. We are pursuing FDA EUA and also 510k approval for this new product, which we may also market as a service.

Customers
Our non-COVID test products are not currently cleared or approved by the U.S. FDA, and are undergoing steps to seek regulatory authorizations for broader commercialization. However, some of our non-COVID tests have received a CE Mark in the EU and are commercially available in Europe and other markets. Moreover, our non-COVID tests are available to certain U.S. customers under certain conditions, specifically, as Research Use Only (RUO) products, and/or as Laboratory Developed Tests (LDTs). Under current U.S. FDA policies, RUO and LDT tests may be marketed under the following limited circumstances.
Under FDA regulations, an RUO product is an IVD product that is in the laboratory research phase of development and is being shipped or delivered for an investigation that is not subject to FDA’s investigation device exemption (“IDE”) requirements under 21 CFR Part 812 and may be shipped for limited research purposes absent premarket clearance/approval. During the research phase of development, the focus of manufacturer-initiated studies is typically to evaluate design, limited-scale performance, and issues such as usability of the test. The FDA also recognizes that there are certain products, such as instruments, systems, and reagents that are labeled for research use only and intended for use in the conduct of nonclinical laboratory research with goals other than the development of a commercial IVD product, i.e., these products are used to carry out research and are not themselves the object of the research. These include products intended for use in discovering and developing medical knowledge related to human disease and conditions.
With respect to IVD products that are appropriately marketed and labeled RUO, the RUO labeling is meant to serve as a warning, to prevent such products from being used in clinical diagnosis, patient management, or an investigation that is not exempt from 21 CFR part 812. An IVD product should not be labeled RUO if it is intended for use in a clinical investigation subject to 21 CFR part 812 or for clinical diagnostic use outside an investigation (for example, in clinical diagnosis for standard medical practice).
In LDT test, on the other hand, is a type of in vitro diagnostic test that is designed, validated, manufactured and used within a single laboratory. LDTs can be used to measure or detect a wide variety of analytes (substances such as proteins, chemical compounds like glucose or cholesterol, or DNA), in a sample taken from a human body. The FDA does not consider diagnostic devices to be LDTs if they are designed or manufactured completely, or partly, outside of the laboratory that offers and uses them. The FDA has generally not enforced premarket review and other applicable FDA requirements because LDTs were relatively simple lab tests and generally available on a limited basis. There have, however, been ongoing discussions over the last decade between stakeholders, including the clinical laboratory industry, HHS, the FDA, and Congress, about potential FDA regulation of LDTs.
As such, our customers either buy our test kits or use our testing services at our CLIA lab in California or through our subsidiary in China, which outsources testing. We sell our test kits for research use only or as LDTs to research institutions, hospitals, and testing labs in the U.S. and globally through either direct sales by our own sales team or through distributors, especially for overseas customers.
Customers for our COVID-19 tests and testing services are exclusively U.S. customers, including schools, senior care centers, industrials and family offices. Customers for our cancer-related sample services are oncologists in the U.S. and overseas, including all of our PRC customers. The tests are ordered by individual doctor from different health institutions. When we receive the order, we send blood collection tubes with a return shipping box and instructions. The blood collection tubes can keep blood at room temperature for up to 7 days.

Coverage and Reimbursement
Reimbursement strategies
We intend to obtain reimbursement from Medicare, major national and regional managed care organizations and insurance carriers. Currently the COVID-19 tests performed in our CLIA laboratory are reimbursed by Medicare/Medicaid, Workers Compensation and other third-party payers. We have obtained PLA and Z-codes for our proprietary RadTox cfDNA, Oncuria and ColoScape tests, and expect to receive CPT codes from the AMA in early 2023. For our future test offerings, Medicare and other third-party payors will independently evaluate our technologies by reviewing the published literature with respect to the results obtained from our clinical studies. We intend to assist them in evaluating our technologies by developing and providing scientific and clinical data to support our claims regarding our technologies. In addition, we intend to develop and present analyses showing the benefits of early disease detection and the resulting cost-effectiveness of our technologies. We also intend to apply for a CPT code which facilitates Medicare reimbursement.
The Federal Balanced Budget Act of 1997 required Medicare to reimburse for colorectal cancer screening for average-risk patients beginning on January 1, 1998 and mandated Medicare coverage for FOBT and flexible sigmoidoscopy. Based on evidence provided by the Black Caucus and the Black Caucus Health Brain Trust, Congress amended the Budget Act of 1997 to include coverage for double contrast barium enema, a radiographic imaging test used to detect colorectal cancer in areas beyond the reach of flexible sigmoidoscopy. We believe these actions provide evidence of the public interest in new colorectal cancer screening methods and the federal government’s willingness to fund these methods. Most importantly, the Budget Act of 1997 allows new technologies to be included as colorectal cancer screening tests by action of the Secretary of Health and Human Services without the need for additional Congressional action.
On January 19, 2021, the CMS determined that there is sufficient evidence to provide reimbursement coverage for a blood-based biomarker test as an appropriate colorectal cancer screening test once every 3 years for Medicare beneficiaries when performed in a CLIA-certified laboratory, when ordered by a treating physician and when all the requirements and test performance characteristics are met.
Our clinical labs have validated our own clinical RUO products and are evaluating other products from collaborations for validation. Once these tests are validated, they are listed in our test panel serving health care providers. These services will be paid by private parties and organizations or patients themselves before we obtain CPT codes for the tests. We believe that, if approved, our proprietary ColoScape test will save more lives, more cost-effectively, than any other colorectal cancer screening method available today.
Coverage and Reimbursement Regulation
The primary source of reimbursement for our tests in the U.S. is third-party payers including government payers, such as Medicare, and commercial payers, such as insurance companies. Reimbursement for laboratory tests in the U.S. is determined by various payers, including private third-party payers, managed care organizations, and state and federal health care programs, such as Medicare and Medicaid. Under Medicare, coverage depends on whether the item or service is “reasonable and necessary” under section 1862(a)(1)(A) of the Social Security Act (“SSA”). For laboratory tests with only a single source provider, this determination is typically made by the Medicare Administrative Contractor (“MAC”) with jurisdiction over the laboratory where the test is performed.
Medicare pays for clinical diagnostic laboratory tests (“CDLTs”), on the Clinical Laboratory Fee Schedule (CLFS). Section 216(a) of the Protecting Access to Medicare Act of 2014 (PAMA), added section 1834A to the SSA, which established the current CLFS rate setting processes and coding provisions for CDLTs, and created a new subcategory of CDLTs called Advanced Diagnostic Laboratory Tests (ADLTs), with separate reporting and payment requirements.
Under section 1834A and its implementing regulations, clinical laboratories that receive the majority of their Medicare revenues from payments made under the CLFS and the Physician Fee Schedule report on a triennial basis (or annually for ADLTs), private payer rates and volumes for their tests with specific billing codes based on final payments made during a set data collection period. The payment rate for a test for the ensuing three-year period (or one year for ADLTs) is set at the weighted median of the rates reported under the specific billing code for that test. Newly established codes for CDLTs are priced until the next private payer rate reporting cycle either based on the payment rate of a comparable code on the CLFS, as determined by CMS (“crosswalking”) or at the median of rates submitted by the individual MACs based on statutory and regulatory factors (“gapfilling”). New ADLTs are initially priced at “actual list charge” for a nine-month period, after which they are priced based on private payer rates, with a recoupment provision if actual list charge is more than 130% of the weighted median of private payer rates reported.
The various payers in the United States also determine their own billing rules. In December 2020, Medicare revised its billing rules for clinical laboratory tests to require cancer-related protein-based Multianalyte Assays with Algorithmic Analyses to be billed directly to Medicare by the performing laboratory in most cases when performed on a specimen collected from a hospital outpatient. Molecular pathology tests and most ADLTs are also generally required to be billed directly to Medicare by the laboratory under these circumstances.
For our COVID-19 tests, the primary source of reimbursement is through contracts with hospitals, companies providing wellness testing for their employees, or direct pay from patients. Achieving broad coverage and adequate reimbursement for each of our tests is a key component of our financial success and will continue to be important over time.
Under the Families First Coronavirus Response Act (FFCRA) and Coronavirus Aid, Relief, and Economic Security Act (CARES), Congress has imposed a broad requirement that Medicare fee-for-service, Medicare Advantage, Medicaid, and commercial payers generally cover clinical diagnostic laboratory tests administered during the Public Health Emergency for the detection of SARS-CoV-2 or the diagnosis of the virus that causes COVID-19. Where applicable, the FFCRA and CARES require payers to cover COVID-19 tests without cost sharing or medical management techniques like prior authorization. Medicare fee-for-service does not require cost sharing or prior authorization for any clinical diagnostic laboratory tests.
The Department of Health & Human Services (HHS) has indicated in guidance that the coverage requirements of the FFCRA and CARES can apply both to infection and serological testing, but that they are only applicable to testing that is “diagnostic,” which “may include testing of individuals with signs or symptoms compatible with COVID-19, as well as asymptomatic individuals with known or suspected recent exposure to SARS-CoV-2.” Testing that is “not primarily intended for individualized diagnosis or treatment of COVID-19 or another health condition,” including “testing conducted to screen for general workplace health and safety,” is beyond the scope of the statutory coverage requirements.
Compliance with applicable laws and regulations, as well as internal compliance policies and procedures adds complexity to the billing process. The Centers for Medicare & Medicaid Services (CMS) is responsible for overseeing the establishment of new Healthcare Common Procedure Coding System (HCPCS) codes for billing the Medicare program and other payers. CMS continuously evaluates and implements changes to the Medicare billing, coding, and reimbursement processes. To receive reimbursement from third-party payers, we bill our tests using a variety of HCPCS codes or Current Procedural Terminology (CPT) codes, as defined by the American Medical Association. For some of the tests we conduct, there may not be a specific CPT or HCPCS code, in which case the test may be billed under a miscellaneous code for an unlisted molecular pathology procedure or unlisted multiple analyte test with algorithmic analysis (MAAA) procedure. Because these miscellaneous codes do not describe a specific service, the third-party payer claim may be examined to determine the service provided, whether the service was appropriate and medically necessary and whether payment should be rendered. This process can result in a delay in processing the claim, a lower reimbursement amount, and/or denial of the claim.
Sales and Marketing
Sales
We sell through our U.S. direct sales team, plus an inside sale team with support from our two outbound product managers for training and support under the direction of our targeted business development team. The sales team has been actively selling both oncology products and, in the past two years, COVID-19 products and services. Direct-sale customers receive technical and customer support from dedicated internal teams. We believe that a direct sales team allows us to train our representatives to cover expansive geographic regions while educating clinicians and other decision makers about our products and services, which, we believe, results in increased productivity and sales versus utilizing third-party sales teams employed by distributors, dealers or others. To generate future growth, we plan to increase the total number of U.S. sales representatives and continue to improve our sales, marketing and customer support functions. We believe that a larger sales force, combined with better marketing and customer support, will drive greater returns by reducing the geographic territory that each representative must cover while increasing customer interest and satisfaction. In China, Nanjing Diji markets products and services through third party distributors. Outside the U.S. and China, we use international distributors to cover international territories including more than 15 countries. Distributor sales teams receive product training mainly through video presentations that we prepare. As of September 2022, our direct sales team consisted of six direct sales personnel, while we engaged five third-party distributors to sell our products in China and five third-party distributors to sell our products in Europe. We sell our ColoScape, RadTox and Oncuria tests internationally through employees and distributors in the U.S., China, Taiwan and Europe, as well as through non-exclusive distribution agreements.
Go To Market Strategy
Our products are categorized as in vitro diagnostic, or IVD products, which are comprised of tests to be performed in the laboratory on samples taken from the human body, and non-IVD products. The table below set forth our current portfolio of our IVD and non-IVD products:
IVD Products	Non-IVD Products
RadTox (Blood-based test for personalizing radiation and chemo response)	cfDNA extraction kit
ColoScape (Blood-based test for colon cancer early detection)	DiaCarta Luminometer instrument
Oncuria (Blood-based test for bladder cancer early detection)	DiaCarta cfDNA blood collection tubes
QClamp EGFR mutations test QuantiVirus HPV E6/E7 test	QFusion ALK test
IVD product market generally have high barriers to entry, because they generally require considerable amount of research and development and are generally more technical sophisticated. Non-IVD product markets generally have lower barriers to entry.
For non-IVD products, we depend primarily on our internal sale force and international distributors as well as general marketing strategies, with awards and quantity discount programs to encourage sales through contractors.
We plan to price our IVD products at a premium in order to recover our investment in the products and clinical trials, but we generally offer discounts to early customers to encourage market adoption.
In addition, we promote our RadTox and Oncuria cancer tests through our precision oncology sales force. Our commercial infrastructure, including our sales force, managed care groups, and patient care support network, is critical to the success of our cancer products. In our domestic sales, marketing and reimbursement efforts, we interact directly with medical, radiation, and surgical oncologists, urologists, pathologists, and payers. We employ a direct sales approach that targets oncologists, cancer surgeons and urologists, and utilizes medical education and scientific liaisons who provide advanced educational support. We also plan to continue conducting clinical studies with the objective of having results published in peer-reviewed journals. We believe the combination of these approaches is our best means to increase patient and healthcare provider awareness of our cancer products and services and the number of favorable reimbursement coverage decisions by third-party payers.

General Marketing
Our general marketing strategies support all products, and consist of a number of marketing channels that help our sales teams reach customers and penetrate new markets. These consist primarily of:
Website and product literature.   Our website includes all product literature, which is searchable by keyword and menu navigation. Product literature includes product brochures for all product lines and product information sheets. A dedicated lab service website, directed to customers who use our test kits in their own service offerings, provides lab-focused guidance for both oncology and COVID-19 testing.
Digital marketing.   We continue to expand and segment our marketing database in order to reach target customers through digital marketing via google ads, social media and emails. We have proactively launched multiple email campaigns to reach out to potential customers. We also use company social media to promote our products and services and increase our brand awareness.
National and local tradeshows.   We have participated in national oncology tradeshows, including AMP, AACR, ASCO, AACC, and Tri-Con, and local vendor shows at universities such as UC Davis and UCSF. We typically sponsor a booth at these trade shows to promote our products and services. We intend to increase our tradeshow presence as products are launched.
Operations
We conduct our primary research and development, and manufacturing activities from our headquarters in Pleasanton, California where our sales, administrative and management teams are also based. In addition, our testing services are conducted primarily in Pleasanton, California, where we lease laboratory space. We maintain additional administrative offices and a research laboratory in Nanjing, China. Certain countries have restrictions that impede reimbursement for tests performed abroad and that impede exporting tissue samples or patient health data. These restrictions limit our ability to offer our tests in those countries. In response, we are exploring opportunities to establish additional testing laboratories in locations outside of the U.S. and methods of testing that would not require samples to be transported to our U.S. laboratory.
We have significant operations in the PRC, consisting of test kit manufacturing and sales and sample testing services (all of which are subcontracted to third party testing labs) as well as managing clinical trials and holding various patents and intellectual property related solely to operations inside the PRC and in connection with PRC regulatory approvals for our product candidates. Our PRC business is conducted as a separate, stand-alone business from our non-PRC operations. All PRC manufacturing is done inside the PRC, relying exclusively upon PRC suppliers and all such manufactured products are sold within the PRC. All sales, marketing and administration for PRC operations is performed inside the PRC by our PRC employees or subcontractors. Similarly, none of our operations outside the PRC are involved in serving PRC customers, supporting PRC operations or manufacturing for the PRC market. We believe that this structure benefits DiaCarta by isolating the legal, regulatory and operational risks associated with doing business in the PRC. Nevertheless, we derive substantial revenue from our PRC operations, amounting to $9 million in 2021 and $6.5 million for the nine months ended September 30, 2022, and the corresponding business risk cannot be eliminated. All revenue from PRC operations is derived from our cancer-related sample services. We cannot give assurance that the performance of our operations in the PRC will not be subject to disruption by political, regulatory and business risks relating to the PRC.
See DiaCarta’s audited and unaudited condensed consolidated financial statements, including the notes thereto, beginning on page F-43. See “Risk Factors — Risks Related to DiaCarta’s Operations Outside the United States and in the PRC” for discussions of the risks associated with our operations in the PRC.
Properties
As of September 30, 2022, we leased the following properties:
Location	Type of Facility	Capacity / Utilization	Leased or owned
Pleasanton, California	Headquarters administration, research and development, CLIA	37,000 sf Capacity of 0.5 to 1 million	Leased

Location	Type of Facility	Capacity / Utilization	Leased or owned

labs, Manufacture, U.S. sales and marketing, distribution
Equipped with all necessary instruments and tools for manufacturing any DiaCarta molecular diagnostic IVD test kit or protein immunoassay and other IVD or RUO test kits molecular diagnostic IVD test kits per month, depending on the configurations. Average output was 150,000test kits per month in 2021
Nanjing, China
Administration, R&D labs, Manufacture, sales and marketing
Equipped with all necessary instruments and tools for manufacturing any DiaCarta molecular diagnostic IVD test kit or protein immunoassay and other IVD or RUO test kits
		70,000 sf Capacity of 1 – 2 million molecular diagnostic IVD test kits per month, depending on the configurations. Average output was 50,000 test kits per month in 2021	Leased
We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.
Supply Chain
All our products are manufactured at GMP facilities in our Pleasanton California headquarters and in Nanjing, China. We rely on over ten third-party suppliers worldwide to provide us with raw materials and components of our diagnostic tests. Five of our suppliers, located in the U.S., the PRC and Europe, are our only sources of supply for certain non-critical product components. We produce all the key components in our test kits in house, such as XNA and SuperbDNA related chemicals and related components. However, all raw materials and components for our tests have alternative suppliers and are readily available at prices set by the marketplace, and we do not believe that a disruption in any single supplier, including those supplying critical product components, would materially impact our ability to manufacture tests.
The COVID-19 pandemic has allowed us to pressure-test our supply chain and logistics processes as we increased our manufacturing capacity above our normal run rates to ensure that sufficient supply was available in-stock and in-house to execute on tests for the foreseeable future. Our suppliers have been able to allocate sufficient capacity to meet this increased demand with reasonable lead times.
Intellectual Property
We rely on a combination of patents, patent applications, copyrights and trademarks, as well as contracts, such as confidentiality, material data transfer, and license and invention assignment agreements to protect our intellectual property rights. We also rely upon trade secret laws to protect unpatented know-how and continuing technological innovation.
We have intellectual property rights pertaining to sample type, sample preparation, sample preservation, biomarkers, gene expression and sequencing technology, and related methods and formulations.
Our success depends, in part, on our ability to obtain and maintain intellectual property and proprietary protection for our products and other know-how, to operate our business without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of others, and to defend and enforce our intellectual property and proprietary rights. We take efforts to protect our proprietary position using a variety of methods, which include pursuit of the United States and foreign patent applications related to our proprietary technology, inventions and improvements that we determine are important to our business. We also rely on trade secrets, trademarks, know-how, continuing technological innovation and potential in-licensing and acquisition opportunities to develop and maintain our proprietary position. For more information regarding risks relating to intellectual property, please see “Risk Factors — Risks Related to Our Intellectual Property.”

We invested in the protection of our products and tests. Our patent portfolio encompasses over multiple different patent families with various forms of patent protection sought per family in at least one of Australia, Canada, China, United States, Japan and Europe. Depending on the jurisdiction and the type of patent protections available, we have sought to obtain “invention patents,” and “utility model patents.” In all instances, the issued patent may lapse or expire prematurely, if renewal/maintenance fees are not timely paid.
Although the patentability requirements vary among different jurisdictions, invention patents (or utility patents as referred to in the U.S.) generally protect something new, useful and non-obvious and undergo an extensive examination prior to issuance. The base term of a U.S. utility patent is 20 years from the filing date of the earliest-filed non-provisional patent application from which the patent claims priority. Similarly, other jurisdictions recognize a patent term of 20 years from the priority date for invention patents.
As of October 2022, we, or our subsidiaries, owned 13 utility patents in the following jurisdictions: Australia (1), U.S. (6), Canada (1), Europe (1) and China (4). These patents expire between August 2030 and September 2041.
Additionally, we have 28 utility patents pending in Canada (1), China (12), U.S. (12), Europe (1) and Japan (2).

Issued Utility Patents
Patent / Jurisdiction	Product	Expiration
U.S. Patent No. 9,745,633	XNA,
QClamp® KRAS Mutation Detection Test
QClamp® NRAS Mutation Detection Test
QClamp® EGFR Mutation Detection Test
QClamp® BRAF Mutation Detection Test
QClamp® JAK2 Mutation Detection Test
QClamp® PIK3CA Mutation Detection Test
PNA Clamp mutation Detection Tests
	ColoScape™ Colorectal Cancer Detection Test	August 16, 2035*
U.S. Patent No. 10,400,277
XNA,
QClamp® KRAS Mutation Detection Test QClamp® NRAS Mutation Detection Test QClamp® EGFR Mutation Detection TestQClamp® BRAF Mutation Detection TestQClamp® JAK2 Mutation Detection TestQClamp® PIK3CA Mutation Detection Test
August 10, 2035
U.S. Patent No. 11,208,689	XNA,
	QClamp® KRAS Mutation Detection Test QClamp® NRAS Mutation Detection Test QClamp® EGFR Mutation Detection TestQClamp® BRAF Mutation Detection TestQClamp® JAK2 Mutation Detection TestQClamp® PIK3CA Mutation Detection Test ColoScape™ Colorectal Cancer Detection Test	August 10, 2035
U.S. Patent No. 11,274,302	XNA, CRISPR-Quest Gene Editing Test	April 8, 2040*
Chinese Patent No. 109996891	XNA, ColoScape™ Colorectal Cancer Detection Test	January 5, 2038
E.U .Patent No. 3494236	XNA, ColoScape™ Colorectal Cancer Detection Test	March 6, 2039
U.S. Patent No. 8,404,444	SuperbDNA, Radiation Therapy Toxicity Measurement (RadTox)	March 17, 2031*
U.S. Patent No. 9,512,471	SuperbDNA, QuantiVirus™ HPV E6/E7 mRNA Test	August 4, 2030*
Australian Patent No. 2010356288	SuperbDNA, QuantiVirus™ HPV E6/E7 mRNA Test	June 30, 2030
Canadian Patent No. 2803753	SuperbDNA, QuantiVirus™ HPV E6/E7 mRNA Test	June 30, 2030
Chinese Patent No. 110404606	Antigen Detection Kit	June 18, 2039
Chinese Patent No. 110394200	Syphilis detection kit convenient to use	June 17, 2039
Chinese Patent No. 110386329	Portable gene detection kit
Pending Utility Patents
Pending US Serial No. 16/510,870 Also published as US No. 20190330621	CRISPR-Quest Gene Editing Test	July 12, 2039

Issued Utility Patents
Patent / Jurisdiction	Product	Expiration
Pending US Serial No. 17/233,423 Also published as US No. 20210332444	QuantiVirus™ SARS-CoV-2 Test Kit (RT-PCR Test – Detects 3 genes)QuantiVirus™ SARS-CoV-2 Multiplex Test Kit (RT-PCR Test – Detects 1 gene)	April 16, 2041
Pending US Serial No. 17/184,501 Also published as US No. 20220275450	ColoScape™ Colorectal Cancer Detection Test	January 4, 2038
Pending US Serial No. 17/933,081	QClamp® KRAS Mutation Detection Test QClamp® NRAS Mutation Detection Test QClamp® EGFR Mutation Detection TestQClamp® BRAF Mutation Detection TestQClamp® JAK2 Mutation Detection TestQClamp® PIK3CA Mutation Detection Test	September 16, 2042
Pending US Serial No. 17/902,517	QuantiVirus™ Anti-SARS-CoV-2 IgG Test Kit (Antibody Test) – Research Use Only	September 2, 2042
Pending US Serial No. 17/703,874	XNA, QClamp® KRAS Mutation Detection Test QClamp® NRAS Mutation Detection Test QClamp® EGFR Mutation Detection TestQClamp® BRAF Mutation Detection TestQClamp® JAK2 Mutation Detection TestQClamp® PIK3CA Mutation Detection Test	August 10, 2035
Pending US Serial No. US 17/694,608	XNA, CRISPR-Quest Gene Editing Test	October 17, 2037
Pending US Serial No.18/057,215	Antisense Gene Therapy Employing Xenonucleic Acids	July 23, 2041
Pending US Serial No.17/384,635	XNA, Lung Cancer Mutation Detection	July 23, 2041
Pending US Serial No.17/981,467	Detection Of Polynucleotides And Mutant Polynucleotide Sequences In Tissue Samples	July 26, 2041
Pending US Serial No.17/386,451	Molecular Clamping And Allele Specific Qpcr Technology For Kras G12c Mutation Detection	July 27, 2041
Pending US Serial No. 17/933,081 filed
XNA,
QClamp® KRAS Mutation Detection Test QClamp® NRAS Mutation Detection Test QClamp® EGFR Mutation Detection TestQClamp® BRAF Mutation Detection TestQClamp® JAK2 Mutation Detection TestQClamp® PIK3CA Mutation Detection Test ColoScape™ Colorectal Cancer Detection Test
January 26, 2042
Provisional Application No. 63/415,669	SARS-COV-2 TEST	October 13, 2043
Provisional Application No. 63/415,325	XNAs’ – All tests using XNA	October 12, 2043
Provisional Application No. 63/415,572	Xna-Based Methylation And Mutant Detection Methods For Cancer Diagnostic	October 12, 2043
Provisional Application No. 63/415,592	CRISPR Gene-Editing’s Cell Screening	October 12, 2043
Chinese Patent No. 106636323 (A)	SuperbDNA,	February 23, 2030

Radiation Therapy Toxicity Measurement (RadTox)
Chinese Patent No. 215365796 (U)	Cell culture kit for gene sequencing	February 23, 2041
Chinese Patent No. 215156920 (U)	Cancer gene detection kit	February 25, 2041
Chinese Patent No. 215156919 (U)	T cell CAR molecular expression analysis	February 25, 2041
Chinese Patent No. 215162676 (U)	Nucleic acid detector for isothermal amplification and gene editing	February 23, 2041
Chinese Patent No. 215157413 (U)	Cancer early-stage gene detection kit	February 23, 2041
Chinese Patent No. 113897276 (A)	Rapid detection kit for multiple respiratory viruses, and preparation method and system thereof	September 23, 2041
Chinese Patent No. 113879682 (A)	Kit for genetic colorectal cancer gene detection ColoScape™ Colorectal Cancer Detection Test	September 19, 2041
Chinese Patent No. 214496323 (U)	Multi-gene detection kit for cancer prognosis	February 25, 2041
Chinese Patent No. 113025479 (A)	Kit for detecting cell activation antigen	February 28, 2041
Chinese Patent No. 113018568 (A)	Cell reinfusion device for cell biotherapy	February 28, 2041
Chinese Patent No. 210506346 (U)	Gun arranging device for nucleic acid extractor	June 11, 2039
Chinese Patent No. 210481351 (U)	Biosafety cabinet suitable for small-scale biological test	June 19, 2039
Chinese Patent No. 210410785 (U)	Small-dose disposable pipettor for separating serum	June 19, 2039
Chinese Patent No. 210410784 (U)	Medical examination pipette	June 19, 2039
Chinese Patent No. 210419913 (U)	Medical biological gene component analyzer	June 19, 2039
Chinese Patent No. 210410764 (U)	Biosafety cabinet with gloves convenient to replace	June 11, 2039
Chinese Patent No. 210411178 (U)	Convenient-to-maintain high-speed centrifuge for biomedical test	June 11, 2039
Chinese Patent No. 210385691 (U)	Temperature control oscillator for biomedical treatment	June 19, 2039
Chinese Patent No. 210181290 (U)	Inverted microscope for biomedical treatment	June 19, 2039
PCT/US2021/027844 into Chinese national phase	QuantiVirus™ SARS-CoV-2 Test Kit (RT-PCR Test – Detects 3 genes)QuantiVirus™ SARS-CoV-2 Multiplex Test Kit (RT-PCR Test – Detects 1 gene)	April 16, 2041
Japanese Patent Application No. 2022-563171	QuantiVirus™ SARS-CoV-2 Test Kit (RT-PCR Test – Detects 3 genes)QuantiVirus™ SARS-CoV-2 Multiplex Test Kit (RT-PCR Test – Detects 1 gene)	April 16, 2041

European Application No. 21 788 834.6	QuantiVirus™ SARS-CoV-2 Test Kit (RT-PCR Test – Detects 3 genes)QuantiVirus™ SARS-CoV-2 Multiplex Test Kit (RT-PCR Test – Detects 1 gene)	April 16, 2041
Canadian Patent Application No. 3175815	QuantiVirus™ SARS-CoV-2 Test Kit (RT-PCR Test – Detects 3 genes)QuantiVirus™ SARS-CoV-2 Multiplex Test Kit (RT-PCR Test – Detects 1 gene)	April 16, 2041

*
Later expiration for certain U.S. patents pursuant to patent term adjustment (35 U.S.C. §154(b)).

Utility model patents are somewhat similar to an invention patent, but are generally cheaper to obtain and maintain, have a shorter term (10 years), shorter grant lag, and less stringent patentability requirements. The U.S. does not offer this form of patent protection. Our portfolio includes 19 granted utility model patents in China. These patents will expire between June 2029 and February 2031.
The life of a patent, and the protection it affords, is therefore limited and once the patent lives of our issued patents have expired, we may face competition, including from other competing technologies. In the United States, the term of a patent may also be eligible for patent term adjustment for delays within the USPTO. The term of a patent that covers articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in human or other animals may also be eligible for patent term extension, when FDA approval is granted, for a portion of the term effectively lost as a result of the FDA regulatory review period, subject to certain limitations and provided statutory and regulatory requirements are met. Any such patent term extension can be for no more than five years, only one patent per approved product can be extended, the extension cannot extend the total patent term beyond 14 years from approval, and only those claims covering the approved article may be extended. We may not be eligible for any such extension or we may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. There can be no assurance that we will benefit from any patent term extension or favorable adjustment to the term of any of our patents. As a result, our owned and licensed patent portfolios may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
Our ability to maintain and solidify our proprietary and intellectual property position will depend on our success in obtaining effective patent claims and maintaining and enforcing claims that are granted. However, our owned and licensed patents could be invalidated or narrowed or otherwise fail to adequately protect our proprietary and intellectual property position and our pending owned and licensed patent applications, and any patent applications that we may in the future file or license from third parties, may not result in the issuance of patents.
Because branding is as much a part of any intellectual property strategy as patent or trade secret protection, we have a number of registered trademarks relating to our company and products. As of October, 2022, we had registered the following trademarks in the United States.
U.S. Serial Number	U.S. Reg. Number	U.S. Trademark
90778994	6773921	QUANTIDNA
88875493	6237078	QUANTIVIRUS
88349952	6020305	VZNHEALTH
88088936	5900382	OPTISEQ
87324974	5590987	RADTOX
87384165	5315719	QFUSION
86912861	5346929	QEX
86658078	5096404	COLOSCAPE

U.S. Serial Number	U.S. Reg. Number	U.S. Trademark
86658907	5078947	DIMERATOR
85956880	4653725	QCLAMP
85813427	4507227	CYTOPLEX
In addition, our Chinese subsidiary, Nanjing Dizhun Biotech Co. Ltd., has registered 43 trademarks in China.
We also rely on trade secrets, including know how, confidential information, unpatented technologies and other proprietary information, to strengthen or enhance our competitive position, protect and maintain aspects of our business that are not amenable to, or that we do not presently consider appropriate for, patent protection, and prevent competitors from reverse engineering or copying our technologies. Trade secrets and confidential know-how are difficult to protect. To avoid inadvertent and improper disclosure of trade secrets, and to avoid the risks of former employees using these trade secrets to future employment, it is our policy to require employees, consultants and independent contractors to assign all rights to intellectual property they develop in connection with their employment with or services for the Company to the Company. We also protect our existing and developing intellectual property expressly through confidentiality provisions in agreements with third parties. There can be no assurance, however, that these agreements will be self-executing or otherwise provide meaningful protection for our trade secrets or other intellectual property or proprietary information, or adequate remedies in the event of unauthorized use or disclosure of such trade secrets or other intellectual property or proprietary information.
We also seek to preserve the integrity and confidentiality of our trade secrets and other confidential information by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in the measures we take to protect and preserve our trade secrets, such measures can be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors.
We intend to pursue additional intellectual property protection to the extent we believe it would advance our business objectives, which may include objectives within and outside the United States. Despite our efforts to protect our intellectual property rights, and despite the breadth of protection that has issued around our key assets, these rights may not be respected in the future or may be circumvented or challenged (and potentially invalidated) in a legal proceeding in any jurisdiction where we have intellectual property rights. In addition, the laws of various foreign countries where we have received intellectual property protection and where we may eventually distribute our products may not afford the same protections or assurances to the same extent as the laws in the United States. See “Risk Factors — Risks Related to Our Intellectual Property” for additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us.
Collaboration / Licensing
Clinical Testing and Distribution Agreement by and between Nonagen Bioscience Corporation (“Nonagen”) and DiaCarta Inc. (“DiaCarta”)
On April 27, 2022, DiaCarta entered into an agreement with Nonagen whereby the Company was granted the ability to use Nonagen’s bladder cancer diagnostic kit, Oncuria®, to test, perform, market, offer for sale, sell and otherwise commercialize any laboratory testing services or part thereof sold or performed by Company using any Oncuria® test for one of the 3 indications: bladder cancer surveillance, evaluating hematuria and predicting response to Bacillus Calmette-Guerin (BCG) (the “Services”) within the field of bladder cancer identification, screening, staging, predisposition, diagnosis, prognosis, monitoring, prevention, or treatment selection thereof in humans for clinical decision making (the “Field”) during the term of the agreement as a laboratory developed test. The Company has the exclusive and non-transferable rights to perform the Service in the Field in the United States and Canada until FDA approval or clearance for one of the three indications noted above unless terminated sooner. Thereafter, the grant becomes non-exclusive. Nonagen reserved rights to permit use Oncuria® for the purposes of conducting clinical trials and academic research. The term of the agreement is 3 years, which may be renewed by written amendment.

The Company shall use commercially reasonable efforts to commercialize the Services and may not offer other human bladder cancer diagnostics tests as laboratory developed tests or in vitro diagnostics during the term of the agreement. The Company will retain 66 percent of the net sales, while Nonagen will be paid 33 percent of the net sales. To date, no payments have been paid or become due. These payment obligations do not expire while the agreement is in effect. The Company is required to perform certain obligations, including achieve sales of at least 2,500 Oncuria tests within the first year of commercial launch; 7,500 within 2 years; 15,000 within 3 years; and maintain 20,000 annually thereafter. Nonagen has the right to terminate the agreement after notice and providing 120 days to cure in the event that the Company fails to meet the aforementioned threshold. Nonagen may also terminate immediately without cause upon written notice after one year, and the Company may terminate without cause upon 90 days written notice. In addition, either party my terminate upon breach by the other party with 30 days written notice, unless the breach is cured with that 30 days or if the other party ceases business operations.
Development and Supply Agreement by and between Luminex Corporation (“Luminex”) and DiaCarta Inc.
On June 30, 2018 the Company entered into a Development and Supply Agreement with Luminex Corporation (the “Luminex Agreement”) wherein Luminex granted to DiaCarta a non-transferable license with respect to the re-sale of certain Luminex Products in the U.S., EU, United Kingdom, Switzerland, China, Taiwan, Hong Kong and Macau and related testing services, using DiaCarta’s Xena-Nucleic Acid probe mediated PCR clamping technology, SuperbDNA technology or QClamp XNA-PCR CRISPR-Quest technology for certain types of cancer detection, detection of cancer-related diseases and radiation dosages, research into genome editing events and for services utilizing assay products manufactured by Bio-Techne, under an agreement between Nonagen and Bio-Techne, for the detection and quantification of the presence of protein biomarkers derived from human urine samples for use in determining bladder cancer risk and diagnosis. As part of the Luminex Agreement, DiaCarta granted to Luminex a nonexclusive, perpetual, worldwide license under any modifications, extensions or enhancements of the licensed Luminex products that may be patented by DiaCarta. No such patents have been filed or are currently anticipated. In addition, the Company may purchase and resell certain Luminex Products at pre-agreed prices. Further the Company must pay Luminex royalties based on a percentage of net sales of the resulting testing services and assay products, but in any case not less than $250,000 per year. The Luminex Agreement continues until December 31, 2024, but may be terminated early on breach by either party or if DiaCarta fails to secure the required regulatory approvals or breaches its obligations under the agreement regarding minimum sales and marketing.
Government Regulations
Clinical laboratory tests like our diagnostic tests are regulated in the US by CLIA and State law. The FDA has historically exercised enforcement discretion over laboratory developed tests (LDTs), which are subset of IVDs that are intended for clinical use and developed, manufactured, validated, and offered within a single laboratory for use only in that laboratory. We believe that our diagnostic tests meet the definition of an LDT. However, FDA’s authority to regulate LDTs has been contested for many years, and there have been several legislative and administrative proposals regarding LDT regulation seeking to end or limit enforcement discretion and to bring LDTs under new or existing FDA regulatory frameworks:
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On July 19 2010, the FDA announced its intent to reconsider its policy of enforcement discretion for LDTs and held a public meeting to obtain input from stakeholders on such policy.

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On July 9, 2012, the US Congress passed legislation in the Food and Drug Administration Safety and Innovation Act of 2012 (FDASIA) requiring the agency to notify the Committee on Health, Education, Labor, and Pensions and the House Committee on Energy and Commerce of its intent to regulate LDTs. This law, though enacted, had a 5-year sunset provision, meaning that FDA is no longer subject to this notification requirement.

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In October 2014, the US FDA issued two draft guidance documents: Framework for Regulatory Oversight of Laboratory Developed Tests, which provided an overview of how the FDA would regulate LDTs through a risk-based approach, and FDA Notification and Medical Device Reporting for Laboratory Developed Tests, which provided guidance on how the FDA intended to collect information on existing LDTs, including adverse event reports. In the Framework for Regulatory

Oversight draft guidance, the FDA asserted that LDT manufacturers would be subject to medical device premarket submission, registration, listing, and adverse event reporting requirements phased in over several years based on which tests posed the highest risk to public health.
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On November 18, 2016, however, the FDA announced that it would not release the final guidance and would instead continue to work with stakeholders, the new administration, and Congress to determine the right approach.

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On January 13, 2017, the FDA released a discussion paper on possible approaches to regulate LDTs in which it described a policy wherein previously marketed LDTs would not be expected to comply with most or all FDA oversight requirements, except for adverse event and malfunction reporting. In addition, certain new and significantly modified LDTs would not be expected to comply with pre-market review unless the agency determined certain tests could lead to patient harm.

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In March 2017, Congress issued a draft bill entitled the Diagnostic Accuracy and Innovation Act (DAIA) that outlined a risk-based regulatory approach for in vitro clinical tests (IVCT), i.e., all IVDs regardless of whether they are commercially distributed diagnostic kits or LDTs.

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In April 2017, the FDA issued a document describing 20 case studies of LDTs that raised concerns about the safety and efficacy of this category of tests.

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In August 2018, the FDA responded to Congress’s DAIA draft bill with its own proposal for IVCTs, including PMA, provisional approval, and precertification, in addition to authority to revoke approval, request raw data, and take corrective action against test developers to protect public health.

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On October 31, 2018, the FDA issued its Safety Communication entitled “The FDA Warns Against the Use of Many Genetic Tests with Unapproved Claims to Predict Patient Response to Specific Medications” alleging that the agency was “aware” of healthcare providers making “inappropriate changes to a patient’s antidepressant medication based on the results from genetic tests.” Following this Safety Alert, the FDA contacted several laboratories that offered tests as purported LDTs that made claims regarding drug responses for specific medications. While most laboratories addressed the FDA’s concerns by removing specific medication names from their labeling, the FDA issued an enforcement letter against a laboratory for making such claims without first undergoing the FDA premarket review.

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In December 2018, Congress issued new draft bill which revised the DAIA and incorporated feedback from the FDA was released. The Verifying Accurate, Leading-edge, IVCT Development (VALID) Act would create a risk-based regulatory framework for IVCT regulation. Under the VALID Act framework, premarket review would be required for certain higher risk IV tests, while lower risk tests would be subject to a precertification pathway.

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On April 4, 2019, the FDA issued a warning letter to Inova Genomics Laboratory for its pharmacogenomics tests, i.e., tests that predict medication response, among other things. In this letter, the FDA rebutted Inova’s argument that it believed it was operating within the scope of FDA’s LDT exemption and not subject to the FDA’s premarket review or labeling requirements by noting that the FDA has not created a legal “carve-out” or exemption for LDTs and that it ultimately retains discretion to act when appropriate.

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On March 5, 2020, identical versions of the VALID Act were introduced in both chambers of Congress. The same day, the House bill was referred to the House Committee on Energy and Commerce.

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On March 17, 2020, the Verified Innovative Testing in American Laboratories Act (VITAL Act) was introduced by the Senate and would expressly shift the regulation of LDTs from FDA to CMS.

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On August 19, 2020, HHS announced a new policy determining that FDA must engage in notice-and-comment rulemaking before requiring premarket review of LDTs.

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On November 16, 2020, HHS directed FDA to review voluntarily submitted EUAs for LDTs; if FDA’s review time exceeds 14 days, the submission would be referred to the National Institute of Health National Cancer Institute and also to other scientific government agencies, or to outside technical contractors if FDA remains unable to conduct the reviews.

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On May 18, 2021, the VITAL Act was re-introduced by the Senate and would expressly shift the regulation of LDTs from FDA to CMS. At this time, Senator Rand Paul is the bill’s only sponsor.

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On June 24, 2021, an updated version of the VALID Act was reintroduced in both chambers of Congress, and reflects the current draft bill.

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On November 15, 2021, HHS formally rescinded its August 19, 2020 policy statement regarding FDA’s ability to require premarket review of LDTs absent notice-and-comment rulemaking. That same day, FDA revised its policy with respect to COVID-19 diagnostic tests, announcing that developers of LDTs for SARS-CoV-2 were expected to either submit an EUA request or cease marketing and offering their tests within 60 calendar days.

Although our main business is our test kits to be used by other labs, we also market our tests in the US as LDTs. Consequently, we believe our diagnostic services are likely subject to FDA enforcement discretion and not likely to be actively regulated by FDA as medical devices. If the FDA disagrees with the LDT status of any of our tests, the FDA may consider the test to be an unapproved medical device and may subject us to FDA enforcement action, including, without limitation, requiring us to seek clearance, authorization or approval for the laboratory test. If the FDA were to begin enforcement with respect to our LDTs, we could incur substantial costs and delays associated with trying to obtain pre-market clearance or approval and costs associated with complying with post-market requirements.
To date, the US FDA has not engaged in notice-and-comment rulemaking or released broad-sweeping guidance over LDTs, but it could choose to do so in the future. Congress could also issue legislation authorizing FDA to regulate LDTs. If FDA began actively regulating LDTs, include through pre-market review requirements, our business could be negatively impacted as a result of commercial delay that may be caused by the new requirements. The cost of conducting clinical trials and otherwise developing data and information to support pre-market applications may be significant. If we are required to submit applications to FDA for our currently marketed tests, we may be required to conduct additional studies, which may be time-consuming, costly and could result in our currently marketed tests being withdrawn from the market. Even if we successfully submit applications, FDA pre-market authorization is not guaranteed. Continued compliance with the FDA’s regulations would increase the cost of conducting our business, and subject us to heightened regulation by the FDA including penalties for failure to comply with these requirements. Failure to comply with applicable regulatory requirements could result in an enforcement action by the FDA, such as fines, product suspensions, warning letters, recalls, injunctions and other civil and criminal sanctions. There are other regulatory and legislative proposals that would increase general FDA oversight of clinical laboratories and LDTs. Until the FDA finalizes its regulatory position regarding LDTs, or the VALID Act or other legislation is passed reforming the federal government’s regulation of LDTs, it is unknown how the FDA may regulate our tests in the future and what testing and data may be required to support any required clearance or approval. The outcome and ultimate impact of such proposals on the business is difficult to predict at this time and we are monitoring developments. In the meantime, we maintain our CLIA accreditation, which permits the use of LDTs for diagnostics purposes.
We also offer certain of our IVD as “research use only” (“RUO”) tests. Under FDA regulations, an RUO product is an IVD product that is in the laboratory research phase of development and is being shipped or delivered for an investigation that is not subject to FDA’s investigation device exemption (“IDE”) requirements under 21 CFR Part 812 and may be shipped for limited research purposes absent premarket clearance/approval. During the research phase of development, the focus of manufacturer-initiated studies is typically to evaluate design, limited-scale performance, and issues such as usability of the test. The FDA also recognizes that there are certain products, such as instruments, systems, and reagents that are labeled for research use only and intended for use in the conduct of nonclinical laboratory research with goals other than the development of a commercial IVD product, i.e., these products are used to carry out research and are not themselves the object of the research. These include products intended for use in discovering and developing medical knowledge related to human disease and conditions.
With respect to IVD products that are appropriately marketed and labeled RUO, the RUO labeling is meant to serve as a warning, to prevent such products from being used in clinical diagnosis, patient management, or an investigation that is not exempt from 21 CFR part 812. An IVD product should not be labeled RUO if it is intended for use in a clinical investigation subject to 21 CFR part 812 or for clinical diagnostic use outside an investigation (for example, in clinical diagnosis for standard medical practice). The FDA would consider such an IVD product to be misbranded under section 502(a) of the Act, 21 U.S.C. 352(a), if it were labeled “For Research Use Only” or otherwise labeled solely for research use, because such labeling would be false or misleading.
While we believe our products labeled as RUO are marketed and labeled in material compliance with FDA rules and regulations, it is possible that FDA could disagree. Our failure to comply with the FDA’s regulatory requirements regarding RUO tests could result in administrative and legal actions for noncompliance, including warning letters, fines, penalties, product suspensions, product recalls, injunctions and other civil and criminal sanctions, which could have a material adverse effect on our business, financial condition, results of operation and cash flows.
FDA Emergency Use Authorization
Section 564 of the FDCA allows the FDA to authorize the shipment of drugs, biological products, or medical devices that either lack required approval, licensure, or clearance (unapproved products), or are approved but are to be used for unapproved ways to diagnose, treat, or prevent serious diseases or conditions in the event of an emergency declaration by the HHS Secretary. 21 U.S.C. § 360bbb-3(a)(1)-(2).
On January 31, 2020, HHS Secretary Alex M. Azar II declared a public health emergency for COVID-19, under 21 U.S.C. § 360bbb-3(b)(1), justifying the authorization of emergency use of IVDs for detection and/or diagnosis of COVID-19. This determination was published in the Federal Register on February 7, 2020. 85 Fed. Reg. 7316 (Feb. 7, 2020). The public health emergency has been extended several times and remains in effect.
While this emergency declaration is effective, the FDA may authorize the use of an unapproved product or an unapproved use of an approved product if it concludes that:
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an agent referred to in the emergency declaration could cause a serious or life-threatening disease or condition;

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it is reasonable to believe that the authorized product may be effective in diagnosing, treating, or preventing that disease or condition or a serious or life-threatening disease or condition caused by an approved product or a product marketed under an EUA;

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the known and potential benefits of the authorized product, when used for that disease or condition, outweigh known and potential risks, taking into consideration the material threat of agents identified in the emergency declaration;

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there is no adequate, approved, and available alternative to the authorized product for diagnosing, preventing, or treating the relevant disease or condition; and

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any other criteria prescribed by the FDA is satisfied. Id. § 360bbb-3(c).

Medical products that are granted an EUA are only permitted to commercialize their products under the terms and conditions provided in the authorization. The FDA may revoke an EUA where it is determined that the underlying health emergency no longer exists or warrants such authorization, if the conditions for the issuance of the EUA are no longer met, or if other circumstances make revocation appropriate to protect the public health or safety. Given these factors, we cannot predict how long the EUAs for the SARS-CoV-2 tests will remain in place.
Our QuantiVirus SARS-CoV-2 test kit and QuantiVirus SARS-CoV-2 Multiplex Test kit were granted US FDA EUA pursuant to the current emergency declaration. This declaration justified the FDA to grant EUAs for diagnostic tests for the detection and/or diagnosis of COVID-19. Responding to the COVID-19 pandemic, we developed two COVID-19 tests using DiaCarta IP-protected technologies and filed for new IP protections. Our QuantiVirus SARS CoV-2 Test was one of the very first tests granted an EUA on April 8, 2020. Our second PCR test received U.S. FDA EUA authorization on July 21, 2020. Additionally, both the “QuantiVirus SARS-CoV-2 Multiplex Test” and the “QuantiVirus SARS-CoV-2 Test Kit” are part of the FDA-sponsored Reference Panel Study which sets a baseline for comparing analytical performance of COVID-19 tests.

In addition, we have completed all required performance verification studies to validate the use of the tests in our laboratories in accordance with the FDA Policy for Coronavirus Disease-2019 Tests During the Public Health Emergency, CAP and New York State Clinical Laboratory Standards of Practice (NYS CLEP) requirements. The FDA Policy for COVID-19 tests is a guidance document that explains the FDA’s current thinking on the topic, is subject to change, and does not establish any legally enforceable responsibilities. The FDA does not expect a separate notification or EUA request from high complexity CLIA laboratories that are performing testing for SARS-CoV-2 using only EUA-authorized test kits. According to previous versions of the FDA’s Policy for COVID-19 tests, a laboratory may make certain modifications to an EUA-authorized test if the modified test is validated using a bridging study without submitting an EUA amendment or formal notification. According the FDA Policy for COVID-19 tests (Nov. 15, 2021), a laboratory that modified an EUA authorized test pursuant to the previous policy for use of a new specimen through a bridging study when the new specimen type had been previously authorized for another test of the same technology may continue to offer the modified test without submitting an EUA amendment or formal notification. Our CLIA lab have been providing the testing services using our EUA approved testing kits.
Should FDA revoke the EUAs for our SARS-CoV-2 tests based on the agency’s view that the EUA is no longer warranted, this could have a material effect on our business. Further, if we fail to comply with the regulatory obligations set for in the EUAs for our SARS-CoV-2 tests, we could face enforcement action by the FDA, such as fines, product suspensions, warning letters, recalls, injunctions and other civil and criminal sanctions.
US Federal and State Laboratory Licensing Requirements
DiaCarta’s Pleasanton, California clinical laboratory is a CAP-accredited clinical laboratory regulated by CMS pursuant to CLIA. In addition to holding a CLIA Certificate and CAP laboratory accreditation, DiaCarta’s Quality Management System (QMS) holds an ISO 13485:2016 certificate and recently passed recertification audit in September 2022.
CLIA regulations establish standards for proficiency testing; facility administration; general laboratory systems; pre-analytic, analytic systems, post- analytic systems; personnel qualifications and responsibilities; quality control, quality assessment; and specific provisions for laboratories performing moderate to high complexity tests. Our Pleasanton, California clinical laboratory is inspected biennially as part of its ongoing certification under CLIA certificate of accreditation by CAP. We expect our Pleasanton, California clinical laboratory to pass its CAP inspection at the end of 2022.
Under CLIA, a laboratory is any facility that performs laboratory testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease, or the impairment of or assessment of health. CLIA requires that a laboratory hold a certificate applicable to the type of laboratory examinations it performs and that it complies with, among other things, standards covering operations, personnel, facilities administration, quality systems and proficiency testing, which are intended to ensure, among other things, that clinical laboratory testing services are accurate, reliable and timely.
To renew our CLIA certificate, we are subject to survey and inspection every two years to assess compliance with program standards. Laboratories such as ours, which are performing high complexity testing, are required to meet more stringent CLIA requirements than laboratories performing fewer complex tests, and therefore our laboratories are also subject to random, unannounced survey and inspection at any time. In addition, a laboratory that is certified as “high complexity” under CLIA may develop, manufacture, validate and use proprietary LDTs. CLIA requires analytical validation including accuracy, precision, specificity, sensitivity and establishment of a reference range for any LDT used in clinical testing. The regulatory and compliance standards applicable to the testing we perform may change over time and any such changes could have a material effect on our business.
CLIA provides that a state may adopt laboratory regulations that are more stringent than those under federal law, and a number of states have implemented their own more stringent laboratory regulatory requirements. State laws may require that out-of-state laboratories maintain an in-state laboratory license to perform tests on samples from patients who reside in that state. As a condition of licensure, certain states may require that laboratory personnel meet qualifications, quality control procedures, facility requirements, record maintenance requirements or other state-specific requirements.
Because our Pleasanton, CA, USA clinical laboratory is located in the State of California, we have a specific State of California laboratory license. We maintain licenses to conduct testing in other states where nonresident laboratories are required to obtain state laboratory licenses. Other states may currently have or adopt similar licensure requirements in the future, which may require us to modify, delay or stop its operations in those states until such requirements are met.
Failure to comply with CLIA certification and state clinical laboratory licensure requirements may result in a range of enforcement actions, including certificate or license suspension, limitation, or revocation, directed plan of action, onsite monitoring, civil monetary penalties, criminal sanctions, and revocation of the laboratory’s approval to receive Medicare and Medicaid payment for its services, as well as significant adverse publicity.
CLIA and state laws and regulations, operating together, sometimes limit the ability of laboratories to offer consumer-initiated testing, also known as direct access testing. We do not offer direct access testing and instead require that our tests be ordered by licensed healthcare providers.
The International Organization for Standardization (ISO) is an independent, non-governmental international organization that defines world-class specifications for products, services and systems, to ensure quality, safety and efficiency. ISO 13485:2016 is a harmonized, international regulatory benchmark for quality management systems that addresses most or all of the QMS requirements in markets including the United States, European Union, Australia, Japan and Canada. The ISO 13485:2016 certificate confirms that an organization operates a QMS that conforms to the standards established by ISO. The FDA has proposed a rule to harmonize and modernize its QSR, which would supplant the existing requirements with ISO 13485:2016. Although this rule has been delayed several times since spring 2018, the Office of Management and Budget (OMB) updated its website (January 2022) to indicate that the FDA’s proposed rule to harmonize the agency’s medical device Quality System Regulation with the ISO 13485 standard has been finished and is now under review by OMB.
Regulatory framework for medical devices in the US
All our IVD products are defined as medical devices under the FDCA. Pursuant to its authority under the FDCA, the US FDA has jurisdiction over medical devices, which are defined to include, among other things, IVDs. The FDA regulates the research, design, development, pre-clinical and clinical testing, manufacturing, safety, effectiveness, packaging, labeling, storage, recordkeeping, pre-market clearance or approval, adverse event reporting, marketing, promotion, sales, distribution and import and export of medical devices. In addition, it is possible that one of our current, or future, LDT tests will be subject to FDA authority and oversight as either an IVD or a CDx pursuant to the FDA’s authority to regulate medical devices under the FDCA.
Medical devices are subject to extensive regulation in the US and elsewhere, including by the FDA and its foreign counterparts. Government regulations specific to medical devices are wide ranging and govern, among other things:
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product design, development, manufacture, and release;

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laboratory and clinical testing, labeling, packaging, storage and distribution;

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product safety and efficacy;

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premarketing clearance or approval;

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service operations;

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record keeping;

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product marketing, promotion, labeling, and advertising, sales and distribution;

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post-marketing surveillance, including reporting of deaths or serious injuries and recalls and correction and removals;

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post-market approval studies; and

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product import and export

Market access, sales and marketing of medical devices for countries outside the US are subject to foreign regulatory requirements that vary widely from country to country. For example, in the European Economic Area (EEA), a medical device must meet the Medical Devices Directive’s (MDD)/In Vitro Medical Devices Directive’s (IVDD) Essential Requirements or, applicable on May 26, 2021, the Medical Devices Regulation’s (MDR) / applicable on May 26, 2022, In Vitro Medical Devices Regulation’s (IVDR) General Safety and Performance Requirements which apply to it, taking into account its intended purpose as defined by the data supplied by the manufacturer on the label, in the instructions for use or in promotional or sales materials or statements and as specified by the manufacturer in the clinical evaluation. Before placing a medical device on the EEA market, the manufacturer must draw up a declaration of conformity, certifying that the device complies with the MDD/IVDD/MDR/IVDR, and must then affix the CE mark. For medium and high-risk devices as well as low risk devices that are placed on the market in sterile condition, have a measuring function, or are reusable surgical instruments, the manufacturer must obtain a CE Certificate from a notified body. The notified body typically audits and examines the device’s technical documentation, including the clinical evaluation, and the quality system for the manufacture, design and final inspection of the relevant device before issuing a CE Certificate. Following the issuance of this CE Certificate, manufacturers may draw up the declaration of conformity and affix the CE mark to the devices covered by this CE Certificate. Almost all of products have obtained CE Certificates.
Manufacturers of medical devices must document in a clinical evaluation report (CER) the evaluation of the clinical data related to the device. The CER is part of the device’s technical file. The evaluation shall document that the applicable Essential Requirements/General Safety and Performance Requirements are met and document the evaluation of the undesirable side-effects and the acceptability of the benefit-risk- ratio. The CER must be updated based on information from the post-market surveillance and vigilance activities related to the device. The CER shall consist, inter alia, of analyzed clinical data collected from a clinical investigation of the device, or the results of other studies on substantially equivalent devices. Reliance on “substantially equivalent” devices is very restrictive and requires, inter alia, that the manufacturer has full access to the technical documentation of the equivalent device on an ongoing basis and, if the “equivalent device” is not its own, that the manufacture has in place a contract with the manufacturer of the “equivalent device.”
Similar requirements apply in the UK. For access to the UK market, manufacturers must obtain a UKCA Certificate and affix a UKCA mark to their medical devices. However, the CE mark will be accepted in the UK until July 1, 2023.
Device classification
Under the FDCA, medical devices are classified into one of three classes: Class I, Class II or Class III, depending on the degree of risk to patients that is associated with each medical device and the amount of oversight needed to provide reasonable assurances with respect to safety and effectiveness of the medical device.
Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be reasonably assured by adherence to a set of FDA regulations, referred to as the General Controls for Medical Devices, which require compliance with the applicable portions of the FDA’s Quality System Regulation (QSR) at 21 C.F.R. Part 820, facility registration and product listing, reporting of adverse events and malfunctions, and appropriate, truthful and non-misleading labeling and promotional materials. Some Class I devices also require premarket clearance by the FDA through the 510(k) premarket notification process described below. Most Class I products are exempt from the premarket notification requirements.
Class II devices are subject to the General Controls as well as any Special Controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These Special Controls can include performance standards, patient registries, FDA guidance documents and post-market surveillance. Most Class II devices are subject to premarket review and clearance by the FDA. Premarket review and clearance by the FDA for Class II devices is accomplished through the 510(k) premarket notification process, although some Class II devices are exempt from the 510(k) requirements. The FDA also allows the submission of a direct de novo petition. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. After several pre-submissions to the FDA, RadTox has been defined as a Class II medical device that requires a de novo authorization. We are conducting clinical trials to pursue de novo authorization for the RadTox IVD kit.
Class III devices include devices deemed by the FDA to pose the greatest risk: such as life-supporting or life-sustaining devices, implantable devices, or those deemed novel and not substantially equivalent to a predicate device following the 510(k) process. CDx tests are regularly considered Class III devices.
Premarket submission process
Unless a statutory or regulatory exemption or enforcement discretion policy applies, before a new medical device, or a new intended use of, claim for, or significant modification to an existing device, can be marketed in the United States, the manufacturer must obtain the FDA’s: (1) permission for commercial distribution under section 510(k) of the FDCA (510(k) clearance); or (2) approval of a PMA; or (3) de novo classification and authorization. These processes can be resource intensive, expensive, and lengthy, and require payment of significant user fees.
Under the 510(k)-clearance process, the manufacturer must submit to the FDA a premarket notification, demonstrating that the device is “substantially equivalent” to a legally marketed predicate device. A predicate device is a legally marketed device that is not subject to a PMA, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and therefore a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was previously found substantially equivalent through the 510(k) process. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Premarket notifications typically include bench, analytical, and preclinical data. Clinical data is sometimes required to support substantial equivalence. If a manufacturer obtains a 510(k) clearance for its device and then makes a modification that could significantly affect the device’s safety or effectiveness or constitutes a major change or modification in the intended use of the device, a new clearance, authorization or approval may be required.
By statute, the US FDA is required to complete its review of a 510(k) notification within 90 days of receiving the 510(k) notification. As a practical matter, clearance often takes longer, and clearance is never assured. Although many 510(k) premarket notifications are cleared without clinical data, the FDA may require further information, including clinical data, to make a determination regarding substantial equivalence, which may significantly prolong the review process. If the FDA agrees that the device is “substantially equivalent,” it will grant clearance to commercially market the device. If the FDA determines that the device is not “substantially equivalent” to a predicate device, or if the device is automatically classified into Class III, the device sponsor must then fulfill the much more rigorous, costly, and time-consuming PMA approval process or seek reclassification of the device through the de novo process.
To obtain a PMA, the applicant must submit data and information demonstrating reasonable assurance of the safety and effectiveness of the device for its intended use to the FDA’s satisfaction. Accordingly, a PMA typically includes, but is not limited to, extensive technical information regarding device design and development, pre-clinical and clinical trial data, manufacturing information, labeling, and financial disclosure information for the clinical investigators in device studies. The PMA application must provide valid scientific evidence that demonstrates to the FDA’s satisfaction a reasonable assurance of the safety and effectiveness of the device for its intended use.
Once filed as a PMA, the FDA has 180 days to review the filed PMA application, although the review of an application more often occurs over a significantly longer period of time. During this review period, the FDA may request additional information or clarification of information already provided, and the FDA may issue a major deficiency letter to the applicant, requesting the applicant’s response to deficiencies communicated by the FDA.

Prior to approval of a PMA, the FDA may conduct inspections of any clinical trial data and clinical trial sites, as well as inspections of any manufacturing facility and processes. The FDA can delay, limit or deny approval of a PMA application for many reasons, including (1) the device may not be shown safe or effective to the FDA’s satisfaction; (2) the data from pre-clinical studies and/or clinical trials may be found unreliable or insufficient to support approval; (3) the manufacturing process or facilities may not meet applicable requirements; and (4) changes in FDA approval policies or adoption of new regulations may require additional data.
If the FDA evaluation of a PMA is favorable, the FDA will issue either an approval letter, or an approvable letter, the latter of which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of the device, subject to the conditions of approval and the limitations established in the approval letter. The FDA also may determine that additional tests or clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and data is submitted in an amendment to the PMA, or the PMA is withdrawn and resubmitted when data is available. The PMA process can be expensive, uncertain and lengthy. A number of devices for which the FDA approval has been sought by other companies have never been approved by the FDA for marketing. New PMA applications or PMA supplements are required for any modifications to the manufacturing process, equipment or facility, quality control procedures, sterilization, packaging, expiration date, labeling, device specifications, ingredients, materials or design of a device that has been approved through the PMA process.
As a condition of PMA application approval, the US FDA may also require some form of post-approval study or post-market surveillance, whereby the applicant conducts a follow-up study or follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional or longer-term safety and effectiveness data for the device. The FDA may also approve a PMA application with other post-approval conditions intended to ensure the safety and effectiveness of the device, such as, among other things, restrictions on labeling, promotion, sale, distribution and use.
Alternatively, the US FDA also allows the submission of a direct de novo petition. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of FDASIA, a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination.
The 510(k), de novo or PMA processes can be expensive, lengthy and unpredictable. The US FDA’s 510(k) clearance process usually takes from three to twelve months, but can last longer. The process of obtaining a PMA is much more costly and uncertain than the 510(k)-clearance process and generally takes from one to three years, or even longer, from the time the application is filed with the FDA. In addition, a PMA generally requires the performance of one or more clinical trials. Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory clearances or approvals could harm our business. Furthermore, even if we are granted regulatory clearances or approvals, they may include significant limitations on the indicated uses for the device, which may limit the market for the device. We have been communicating with the FDA regarding our ColoScape CRC screening test. After several pre-submissions to the FDA, ColoScape will need PMA approval through a large prospective clinical trial.
Companion Diagnostics and the Premarket Process
We believe that one of our future product candidates may include a companion diagnostic or complementary diagnostic (collectively CDx). CDx’s can identify patients who are most likely to benefit from a particular therapeutic product; identify patients likely to be at increased risk for serious side effects as a result of treatment with a particular therapeutic product; or monitor response to treatment with a particular therapeutic product for the purpose of adjusting treatment to achieve improved safety or effectiveness. The use of the CDx will be stipulated in the labeling of both the CDx and the therapeutic product. The FDA may require a premarket application for the CDx to be separate from the drug approval process, and this could potentially delay the approval of any new drug application or the CDx, or complicate the review process. CDx’s are generally regulated as Class III medical devices by the FDA and are therefore most often subject to the more rigorous PMA approval process.
The FDA issued guidance in July 2016 for the co-development of CDx tests with a therapeutic product and issued another draft guidance in December 2018 specific to oncology CDx tests. The FDA finalized this draft guidance in April 2020 in “Developing and Labeling In vitro Companion Diagnostic Devices for a Specific Group of Oncology Therapeutic Products.” The guidance is meant to guide the development of CDx products, which are defined as IVDs that provide information that is essential for the safe and effective use of the therapeutic product. A CDx is often developed and approved or cleared contemporaneously with the therapeutic, and the use of the CDx is stipulated in the labeling of both the CDx and the corresponding therapeutic product. While it supports contemporaneous marketing authorizations, if there are any deficiencies in the submissions, the FDA may place a PMA review of a CDx on hold or request additional testing, which could potentially delay the approval of the corresponding new drug application or the marketing authorization of the CDx, or otherwise complicate the review process. Some oncology CDx tests can be developed in a way that results in labeling for a specific group of oncology therapeutic products, rather than a single therapeutic product.
Breakthrough Devices Program
The Breakthrough Devices Program is a voluntary program offered to manufacturers of certain medical devices and device-led combination products that may provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions. The goal of the program is to provide patients and healthcare providers with more timely access to qualifying devices by expediting their development, assessment and review, while preserving the statutory standards for PMA approval, 510(k) clearance and de novo classification. The program is available to medical devices that meet certain eligibility criteria, including that the device provides more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions, and that the device meets one of the following criteria: (i) the device represents a breakthrough technology, (ii) no approved or cleared alternatives exist, (iii) the device offers significant advantages over existing approved or cleared alternatives, or (iv) the availability of the device is in the best interest of patients. Breakthrough Device designation provides certain benefits to device developers, including more interactive and timely communications with FDA staff, use of post-market data collection, when scientifically appropriate, to facilitate expedited and efficient development and review of the device, opportunities for efficient and flexible clinical study design, and prioritized review of premarket submissions.
Post-Market US FDA Regulation
Even if regulatory clearance, authorization or approval of a device is granted, the FDA may impose limitations on the uses and indications for which the device may be labeled and promoted, and the device remains subject to significant regulatory requirements. Medical devices may be marketed only for the uses and indications for which they are cleared, authorized or approved. After a device, including a device exempt from FDA premarket review, is placed on the market, numerous post-market regulatory requirements apply, and the FDA has broad authority to enforce these requirements. Medical device manufacturers are subject to unannounced inspections by the FDA and other state, local and foreign regulatory authorities to assess compliance with the QSR and other applicable regulations, and these inspections may include the manufacturing facilities of any suppliers (including foreign contract manufacturers). Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include sanctions such as: warning letters, fines, injunctions, consent decrees and civil penalties; unanticipated expenditures, including requirements to repair, replace, and/or refund the cost of the devices, recall or seizure of our products; operating restrictions, partial suspension or total shutdown of production; the FDA’s refusal of our requests for 510(k) clearance, de novo classification, or PMA of new products, new intended uses or modifications to existing products; the FDA’s refusal to issue certificates to foreign governments needed to export products for sale in other countries; and withdrawing 510(k) clearance or PMAs that have already been granted and criminal prosecution. If a supplier fails to maintain compliance with the FDA’s or our quality requirements, we may have to qualify a new supplier and could experience manufacturing delays as a result.
US Federal and State Fraud and Abuse Laws
We are subject to federal fraud and abuse laws such as the federal Anti-Kickback Statute (AKS), the federal prohibition against physician self- referral (Stark Law), the Eliminating Kickbacks in Recovery Act (EKRA), and the federal False Claims Act (FCA). We are also subject to similar state and foreign fraud and abuse laws.
The AKS (Social Security Act § 1128B(b)) prohibits knowingly and willfully offering, paying, soliciting, or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind, in return for or to induce such person to refer an individual, or to purchase, lease, order, arrange for, or recommend purchasing, leasing or ordering, any item or service that may be reimbursable, in whole or in part, under a federal healthcare program, such as US Medicare or Medicaid. There are many statutory exceptions and regulatory safe harbors to the AKS that provide protection from AKS liability to arrangements that fully satisfy the applicable requirements.
EKRA (18 USC § 220) prohibits knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in return for the referral of a patient to, or in exchange for an individual using the services of certain entities, including laboratories, if the services are covered by a health care benefit program. The term “health care benefit program” is broadly defined such that EKRA extends to referrals reimbursed by both governmental and commercial third-party payers. EKRA includes many statutory exceptions that provide protection from EKRA liability if the applicable requirements are met.
The Stark Law (Social Security Act § 1877) generally prohibits, among other things, clinical laboratories and other so-called “designated health services” entities from billing US Medicare for any designated health services when the physician ordering the service, or any member of such physician’s immediate family, has a financial relationship, such as a direct or indirect investment interest in or compensation arrangement with the billing entity, unless the arrangement meets an exception to the prohibition. The Stark Law also prohibits physicians from making such referrals to a designated health services entity. There are also similar state laws that apply where Medicaid and/or commercial payers are billed.
The FCA (31 USC § 3729) imposes civil penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment to the government that are false or fraudulent, or knowingly making, using or causing to be made or used a false record or statement material to such a false or fraudulent claim, or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government. This statute also permits a private individual acting as a “qui tam” whistleblower to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery. FCA liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of $11,803 to $23,607 per false claim or statement for penalties assessed after December 13, 2021, with respect to violations occurring after November 2, 2015.
Other federal statutes pertaining to healthcare fraud and abuse include the civil monetary penalties statute, which prohibits, among other things, the offer or payment of remuneration to a Medicaid or Medicare beneficiary that the offeror or payer knows or should know is likely to influence the beneficiary to order or receive a reimbursable item or service from a particular provider, practitioner, or supplier, and contracting with an individual or entity that the person knows or should know is excluded from participation in a federal health care program. In addition, federal criminal statutes created by HIPAA prohibit, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or obtain by means of false or fraudulent pretenses, representations or promises any money or property owned by or under the control of any healthcare benefit program in connection with the delivery of or payment for healthcare benefits, items or services.
In addition to these US federal laws, there are often similar state anti-kickback and false claims laws that typically apply to arrangements involving reimbursement by a state-funded Medicaid or other health care program. Often, these laws closely follow the language of their federal law counterparts, although they do not always have the same exceptions or safe harbors. In some states, these anti-kickback laws apply with respect to all payers, including commercial payers.
Many states in the US have enacted laws that require pharmaceutical and medical device companies to monitor and report payments, gifts and other remuneration made to physicians and other healthcare providers, and, in some states, marketing expenditures. In addition, some state statutes impose outright bans on certain manufacturer gifts to physicians or other health care professionals. Some of these laws, referred to as “aggregate spend” or “gift” laws, carry substantial fines if they are violated.
Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs and extensive annual trainings for all of our employees and contractors. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, additional reporting or oversight obligations if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with the law, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. If any of the physicians or other healthcare providers or entities with whom we do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.
Anti-Corruption
The US’s Foreign Corrupt Practices Act of 1977 (FCPA) and similar international bribery laws make it unlawful for persons or entities to make payments to foreign government officials to assist in obtaining and maintaining business. Specifically, the anti-bribery provisions of the FCPA prohibit any offer, payment, promise to pay, or authorizing the payment of money or anything of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to do or omit to do an act in violation of his or her duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business, to any person. In addition to the anti-bribery provisions of the FCPA, the statute also contains accounting requirements designed to operate in tandem with the anti-bribery provisions. Covered companies are required to make and keep books and records that accurately and fairly reflect the transactions of the company and devise and maintain an adequate system of internal accounting controls. With our international operations through our third-party partnerships, we could incur significant fines and penalties, as well as criminal liability, if we fail to comply with either the anti-bribery or accounting requirements of the FCPA, or similar international bribery laws. Even an unsuccessful challenge of our compliance with these laws could cause us to incur adverse publicity and significant legal and related costs. We successfully passed our first FCPA compliance review in 2021 with no findings.
Privacy and Data Protection Laws
Numerous US federal and state laws and regulations, including HIPAA, as amended by the HITECH Act, govern the collection, dissemination, security, use and confidentiality of protected health information (PHI) and personal information. In the course of performing our business we obtain personal information, including PHI. Laws and regulations relating to privacy, data protection, and consumer protection are evolving and, in some cases, particularly with regard to newer laws, may be subject to potentially differing interpretations. Under HIPAA and HITECH, the HHS issues regulations that establish uniform standards governing the conduct of certain electronic healthcare transactions and requirements for protecting the privacy and security of PHI, used or disclosed by covered entities (CEs) and their authorized business associates (BAs). Because we are a health care provider that electronically transmits health care information, and we also provide certain services to CEs and receive PHI from them, we are at times either a CE or a BA, as defined by HIPAA. Our subcontractors that create, receive, maintain, transmit or otherwise process PHI on our behalf are HIPAA BAs and must also comply with HIPAA, as applicable.

HIPAA and HITECH include the privacy and security rules, breach notification requirements and electronic transaction standards. The privacy rule governs the use and disclosure of PHI, generally prohibits the use or disclosure of PHI except as permitted under the rule, and mandates certain safeguards to protect the privacy of PHI. The privacy rule also sets forth individual rights, such as the right to access or amend certain records containing such individual’s PHI, or to request restrictions on the use or disclosure of such individual’s PHI. The security rule requires CEs and BAs to safeguard the confidentiality, integrity, and availability of electronically transmitted or stored PHI (also referred to as ePHI) by implementing administrative, physical and technical safeguards. Under HIPAA’s breach notification rule, a CE must notify individuals, the Secretary of HHS, and in some circumstances, the media of certain breaches of unsecured PHI or ePHI, and similar breach notification provisions apply to certain BAs under the HITECH Act.
Penalties for failure to comply with a requirement of HIPAA and HITECH vary depending on the number and nature of the violations and any history of prior violations, but can be significant and include civil monetary or criminal penalties. HIPAA is enforced by the Department of Health and Human Services, Office for Civil Rights, and HIPAA also authorizes state attorneys general to file suit on behalf of their residents for violations. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to file suit in civil court for violations of HIPAA, its standards have been used as the basis for duty of care cases in state civil suits such as those for negligence or recklessness in improper use, access to or disclosure of PHI. In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA CEs, such as us, and their BAs for compliance with the HIPAA privacy and security standards and breach notification rules. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty paid by the violator.
We may be subject to US state privacy, cybersecurity, and data breach notification laws, which may govern the collection, use, disclosure and protection of health-related and other personal information. California, for example, has enacted the Confidentiality of Medical Information Act, which, in addition to HIPAA and HITECH, sets forth standards with which all California health care providers must abide. Colorado has enacted the Colorado Privacy Act, and Virginia has enacted the Consumer Data Protection Act, both of which also have standards that must be complied with that supplement Federal data protection requirements, State laws may be more stringent, broader in scope or offer greater individual rights with respect to PHI than HIPAA, and state laws may differ from each other in regard to personal information treatment, which may complicate compliance efforts. For instance, the California Consumer Privacy Act (CCPA) became effective on January 1, 2020 and was amended by the passage of the California Privacy Rights Act (CPRA) in November of 2020. The CCPA, among other things, gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA has been amended from time to time, and it remains unclear what, if any, further modifications will be made to this legislation or how it will be interpreted. Although there are certain exemptions for PHI, covered entities, and clinical trial data, these CCPA exemptions may be limited to protected health information collected by a covered entity or business associate governed by HIPAA, a covered entity governed by HIPAA to the extent the patient information is maintained consistent with HIPAA, or personal information that is collected as part of a clinical trial or biomedical research that is subject to or conducted in accordance with the Common Rule under Federal policy. In addition, the CCPA’s implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future and the CCPA may increase our compliance costs and potential liability. Additionally, the CPRA will impose additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. It would also create a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. Similar laws have been proposed in other states and at the federal level, and if passed, such laws may have potentially conflicting requirements that could continue to make compliance challenging and costly.

The US Federal Trade Commission (FTC) and state attorneys general enforce consumer protection laws that prohibit unfair and deceptive acts and practices, including Section 5 of the FTC Act, which creates standards for the collection, use, dissemination and security of health-related and other personal information. Claims of unfair or deceptive trade practices regarding privacy and security can lead to significant liabilities and consequences, including regulatory investigations, penalties, fines and orders as well as civil claims, which could impact our data practices and operations or cause reputational damage.
We may also be subject to laws and regulations in foreign countries covering data privacy and other protection of health and employee information that may add additional compliance burden and complexity. For example, in the EEA, the collection and use of personal data is governed by the European Union’s General Data Protection Regulation (GDPR). In the United Kingdom, the GDPR has been adopted in substantially the same form, however the UK may potentially make revisions in the coming years. The GDPR, together with national legislation, regulations and guidelines of the EU member states and the United Kingdom governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, analyze, store, transfer and otherwise process personal data. European and United Kingdom data protection authorities may interpret the GDPR and national laws differently and impose additional requirements, which adds to the complexity of processing personal data in or from the EEA or United Kingdom. Guidance on implementation and compliance practices are often updated or otherwise revised. GDPR applies extra-territorially under certain circumstances and imposes stringent requirements on controllers and processors of personal data, including, for example, requirements to ensure a legal bases to process personal information, provide robust disclosures to individuals, facilitate data subject rights, provide data security breach notifications within 72 hours after discovering a breach in certain circumstances, limit retention of personal information and apply enhanced protections to health data and other categories of sensitive personal information. The GDPR also has requirements around international transfers of personal data. Requirements around transfers to the United States and other jurisdictions have increased since a July 2020 decision by the Court of Justice of the European Union invalidated the Privacy Shield as a basis to transfer personal data from Europe to the US, and added requirements for reliance on Standard Contractual Clauses. Regulatory guidance on requirements for international transfers, and other GDPR compliance matters, continues to evolve. Failure to comply with the requirements of the GDPR may result in fines of up to €20 million or up to 4% of the total worldwide annual turnover of our preceding fiscal year, whichever is higher, and other administrative penalties. To comply with the GDPR and other applicable international data protection laws and regulations, we may be required to put in place additional mechanisms ensuring compliance, which may result in other substantial expenditures.
Cybersecurity
Our business relies on secure and continuous processing of information and the availability of our IT networks and IT resources, as well as critical IT vendors that support our technology, research and other data processing operations. While we take steps to protect our systems and data, security incidents, data breaches, computer malware and computer hacking attacks have become more prevalent across industries, including the life sciences sector, and may occur on our systems or those of our third-party service providers. Unauthorized persons may in the future be able to exploit weaknesses in the security systems of our (or our third-party service providers) IT networks and gain access to PHI and other personal information, or sensitive trade secrets or other proprietary information. Any wrongful use or disclosure of PHI, other personal information, trade secrets or other proprietary information by us or our third-party service providers could subject us to regulatory fines or penalties, third-party claims or otherwise could adversely affect our business and results of operations. Although HIPAA and the regulations promulgated thereunder do not provide for a private right of action, failures to adequately protect PHI or our IT systems could be viewed as violations of the HIPAA security rule or violations of other applicable information security laws, regulations, contractual obligations or industry standards, and could further result in costly data breach notification obligations that negatively impact our reputation.
Moreover, data security incidents or data breaches, as well as attacks on our IT systems, could result in operational disruptions or data loss or corruption that could adversely impact our business and operations, result in substantial investment of resources to investigate, recover and remediate and subject us to heightened regulatory scrutiny.

International Regulations
Many countries in which we may offer any of our diagnostic tests in the future have anti-kickback regulations prohibiting providers from offering, paying, soliciting or receiving remuneration, directly or indirectly, in order to induce business that is reimbursable under any national health care program. In situations involving physicians employed by state-funded institutions or national health care agencies, violation of the local anti-kickback law may also constitute a violation of the FCPA.
The FCPA prohibits any US individual, business entity or employee of a US business entity to offer or provide, directly or through a third party, including any potential distributors we may rely on in certain markets, anything of value to a foreign government official with corrupt intent to influence an award or continuation of business or to gain an unfair advantage, whether or not such conduct violates local laws. In addition, it is illegal for a company that reports to the SEC to have false or inaccurate books or records or to fail to maintain a system of internal accounting controls. We will also be required to maintain accurate information and control over sales and distributors’ activities that may fall within the purview of the FCPA, its books and records provisions and its anti-bribery provisions.
The standard of intent and knowledge in anti-bribery cases is minimal. Intent and knowledge are usually inferred from that fact that bribery took place. The accounting provisions do not require intent. Violations of the FCPA’s anti-bribery provisions for corporations and other business entities are subject to a fine of up to $2 million and officers, directors, stockholders, employees, and agents are subject to a fine of up to $100,000 and imprisonment for up to five years. Other countries, including the United Kingdom and other OECD Anti-Bribery Convention members, have similar anti-corruption regulations, such as the United Kingdom Anti-Bribery Act.
When marketing our diagnostic tests outside of the US, we may be subject to foreign regulatory requirements governing human clinical testing, prohibitions on the import of tissue necessary for us to perform our diagnostic tests or restrictions on the export of tissue imposed by countries outside of the United States or the import of tissue into the United States, and marketing approval. These requirements vary by jurisdiction, differ from those in the United States and may in some cases require us to perform additional pre-clinical or clinical testing. In many countries outside of the United States, coverage, pricing and reimbursement approvals are also required.
Market access, sales and marketing of medical devices in countries outside the US are subject to foreign regulatory requirements that vary widely from country to country. In the EEA, a medical device must meet MDDs/IVDD Essential Requirements or, applicable on May 26, 2021, the MDR applicable on May 26, 2022, IVDR General Safety and Performance Requirements which apply to it, considering its intended purpose as defined by the data supplied by the manufacturer on the label, in the instructions for use or in promotional or sales materials or statements and as specified by the manufacturer in the clinical evaluation. Before placing a medical device on the EEA market, the manufacturer must draw up a declaration of conformity, certifying that the device complies with the MDD/IVDD/MDR/IVDR, and must then affix the CE mark. For medium and high-risk devices as well as low risk devices that are placed on the market in sterile condition, have a measuring function, or are reusable surgical instruments, the manufacturer must obtain a CE Certificate from a notified body. The notified body typically audits and examines the device’s technical documentation, including the clinical evaluation, and the quality system for the manufacture, design and final inspection of the relevant device before issuing a CE Certificate. Following the issuance of this CE Certificate, manufacturers may draw up the declaration of conformity and affix the CE mark to the devices covered by this CE Certificate.
Manufacturers of medical devices must document in a CER the evaluation of the clinical data related to the device. The CER is part of the device’s technical file. The evaluation shall document that the applicable Essential Requirements/General Safety and Performance Requirements are met and document the evaluation of the undesirable side-effects and the acceptability of the benefit-risk- ratio. The CER must be updated based on information from the post-market surveillance and vigilance activities related to the device. The CER shall consist, inter alia, of analyzed clinical data collected from a clinical investigation of the device, or the results of other studies on substantially equivalent devices. Reliance on “substantially equivalent” devices is very restrictive and requires, inter alia, that the manufacturer has full access to the technical documentation of the equivalent device on an ongoing basis and, if the “equivalent device” is not its own, that the manufacture has in place a contract with the manufacturer of the “equivalent device.”
Similar requirements apply in the UK. For access to the UK market, manufacturers must obtain a UKCA Certificate and affix a UKCA mark to their medical devices. However, the CE mark will be accepted in the UK until July 1, 2023.
Healthcare Reform
In March 2010, the Patient Protection and Affordable Care Act (ACA) was enacted in the US. The ACA made a number of substantial changes to the way healthcare is financed both by governmental and private insurers. For example, the ACA requires each medical device manufacturer to pay a sales tax equal to 2.3% of the price for which such manufacturer sells its medical devices. The medical device tax was permanently repealed at the end of 2019. The ACA also contains a number of other provisions, including provisions governing enrollment in federal and state healthcare programs, reimbursement matters, and fraud and abuse, which we expect will impact our industry and our operations in ways that we cannot currently predict.
Beginning in 2017, the Trump administration sought to modify, repeal, or otherwise invalidate all, or certain provisions of, the ACA. The Trump administration issued three executive orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. For example, on December 20, 2019, President Trump signed appropriations legislation for fiscal year 2020 that repealed certain ACA-mandated fees, including the so-called “Cadillac” tax on certain high-cost employer-sponsored insurance plans, for tax years beginning after December 31, 2019; the annual fee imposed on certain health insurance providers based on market share, for calendar years beginning December 31, 2020; and the medical device excise tax on non-exempt medical devices, for sales after December 31, 2019. While Congress did not pass comprehensive legislation that would repeal all or part of the ACA, two bills affecting the implementation of certain taxes under the ACA have been signed into law. Specifically, the Tax Cuts and Jobs Act of 2017 (TCJA), among other things, included a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment, or penalty, imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Beginning in 2021, the Biden administration has signaled its intent to pursue policies strengthening the ACA.
Other legislative changes have been proposed and adopted in the United States since the ACA was enacted to reduce healthcare expenditures. These changes include the Budget Control Act of 2011, which, among other things, led to aggregate reductions of Medicare payments to providers of up to 2% per fiscal year that started in 2013 and, due to subsequent statutory amendments, will remain in effect through 2030 unless additional Congressional action is taken. In 2020, the CARES Act temporarily suspended the 2% cut in Medicare payments from May 1, 2020 through December 31, 2020, and it extended the sequestration reductions through 2030 to offset the cost of such temporary suspension. The Consolidated Appropriations Act of 2021 further extended the temporary suspension through March 31, 2021. During 2021, Congress further extended the suspension of 2% annual cut in Medicare payment twice to March 31, 2022.
The American Taxpayer Relief Act of 2012 made other changes, including reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. If federal spending is reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the National Institutes of Health to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve R&D, manufacturing, and marketing activities, which may delay our ability to develop, market and sell our products. However, the Biden administration has already indicated a shift in direction from Trump administration policies by issuing orders and other documents rolling back regulations and Executive Orders from the Trump administration, and as noted, indicating that it will pursue policies strengthening the ACA. These changes in policy preferences could materially impact our business in ways that are difficult to predict.

In December 2020, concurrently with its enactment of the Consolidated Appropriations Act, Congress also enacted the No Surprises Act (“NSA”). The NSA, which took effect January 1, 2022, bars an out-of-network provider from billing patients in excess of the in-network cost sharing for services furnished with respect to a visit at certain in-network health care facilities. The NSA further establishes an independent dispute resolution process between the provider and the payer to determine the appropriate payment rate to the provider. It may apply to laboratory tests furnished by an independent laboratory with respect to a hospital visit, which could materially adversely affect our business. The law establishes a notice and consent exception that generally does not apply to laboratory tests, although it allows HHS to apply this exception to certain advanced tests. On July 1, 2021 and September 30, 2021, HHS, the Department of Labor, and the Department of the Treasury issued two sets of regulations and subregulatory guidance to provide additional guidance on the applicability of the No Surprises Act, the rules governing the independent dispute resolution process, and specific provider requirements (including the obligation to furnish a “good faith estimates” of “expected charges” to uninsured or self-pay patients), as well as areas of temporary enforcement discretion. However, considerable uncertainties with respect to the applicability of NSA to our test still remains, which could materially adversely affect our business.
Environmental, Health and Safety Regulations
We are subject to various federal, state, local, and foreign environmental, health and safety laws and regulations and permitting and licensing requirements. Such laws include those governing laboratory practices, the generation, storage, use, manufacture, handling, transportation, treatment, remediation, release and disposal of, and exposure to, hazardous materials and wastes and worker health and safety. Our operations involve the generation, use, storage and disposal of hazardous materials, and the risks of non-compliance with environmental, health and safety laws and regulations or permitting or licensing requirements cannot be eliminated. In particular, we need to comply with the evolving federal and state laws and regulations relating to COVID-19, including the generation, use, storage, and disposal of testing materials and agents in connection with our COVID-19 test business. As of the date of this prospectus, we have not had any non-compliance with environmental laws and regulations which results in a material effect on our capital expenditures, earning or competitive position. On March 21, 2022, our Pleasanton, CA, USA clinical laboratory passed an on-site inspection from the California Department of Public Health. Please see the sections entitled “Risk Factors — Risks Related to the Development and Regulation of DiaCarta’s Products and Product Candidates — We and our third-party manufacturers and suppliers must comply with environmental, health and safety laws and regulations, which can be expensive and restrict how we do, or interrupt our, business.”
Human Capital Resources
As of September 30, 2022, we had approximately 109 full-time employees, of which 15 were engaged in sales and marketing activities, 22 were engaged in research and development, 19 were general or senior administrative or management personnel and the rest were engaged in manufacture and quality assurance.
Legal Proceedings
We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to any material litigation or other legal proceedings brought against us. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations.
Corporate Information
We were incorporated in Cayman Islands in 2012. Our principal executive offices are located at 4385 Hopyard Road, Suite 100, Pleasanton, California, USA, 94588 and our telephone number is 1 (800) 246-8878.

DIACARTA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Combined Financial Information,” “Selected Historical Financial Data of DiaCarta” and DiaCarta’s audited and unaudited condensed consolidated financial statements, including the notes thereto, included elsewhere in this proxy statement / prospectus. In addition to historical financial information, this discussion contains forward-looking statements based upon DiaCarta’s current expectations that involve risks and uncertainties. DiaCarta’s actual results could differ materially from such forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement / prospectus. Unless otherwise indicated or the context otherwise requires, references included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “the Company,” “DiaCarta,” “DiaCarta’s, “its,” and “our” refer to DiaCarta Ltd. and its consolidated subsidiaries.
Overview
We are a translational genomics and personalized diagnostics company working to discover, develop, and commercialize highly sensitive precision medicine and molecular diagnostics technologies to address unmet clinical needs. By combining our proprietary XNA and SuperbDNA technologies with a holistic view of the patient’s disease state, we believe that our solutions provide physicians with greater insight and scope for personalized patient care while also meaningfully improving disease detection, evaluation, and treatment. Our unique and scalable technology has delivered revenue-generating products in both cancer and infectious disease testing and a strong product pipeline.
Our goal is to remove bottlenecks, and drive down the costs, of precision medicine so that more patients can receive the benefits of timely and actionable clinical information. This, in turn, we believe, will help improve overall patient outcomes and lower costs by reducing the use of ineffective and/or unnecessary treatments and procedures. In addition to our diagnostic tests for both In Vitro Diagnostic (“IVD”) kits and clinical testing services, we provide global biopharmaceutical companies with products and services powered by our proprietary technologies that include diagnostic research, clinical trial testing, and the discovery, development, and commercialization of companion diagnostics.
Since our inception, we have performed over 200,000 RadTox tests excluding COVID-19 tests and continue to generate a large and growing body of clinical evidence and a number of clinical and scientific peer-reviewed publications, presentations and abstracts. Through the ongoing study of each of our tests, we continue to grow our depth of understanding of disease biology and the broad utility of each of our tests and products. We believe we are poised for rapid growth by leveraging our scientific development and laboratory operations expertise along with our commercial infrastructure, which includes sales, marketing, reimbursement, and regulatory affairs.
In the United States, we market our products and tests to clinical customers through our targeted sales organization, which includes sales representatives that are engaged in sales efforts and promotional activities primarily to hospitals, other testing labs, pulmonologists, oncologists, cancer centers, and nodule clinics. In addition to hospitals and health institutions, we also market our products and services to biopharmaceutical companies globally through our targeted business development team, which promotes the broad utility of our tests and testing capabilities throughout drug development and commercialization which is of value to pharmaceutical companies and their drug-development process.
Products and Services
Since our inception in 2012, we have experienced multiple stages of growth, initially focusing on developing our technology platforms. Our proprietary XNA-based Diagnostic QClamp platform helps us discover innovative diagnostic tests for clinical use. The Diagnostic QClamp is an extensively validated liquid biopsy platform optimized for the discovery of diagnostic tests, which we believe overcomes standard liquid biopsy challenges faced in the precision medicine field. Our data-driven, low cost and simple solution for blood samples with multi-mutations and a methylations approach is designed to facilitate the discovery of diagnostic tests that answer critical clinical questions faced by physicians, researchers, and biopharmaceutical companies. We have also developed our XNA technology which, we believe, successfully addresses the diagnosis bottleneck that results from current, wide-type DNA analysis that is designed to primarily identify normal DNA but can fail to spot mutant or methylated DNAs related to cancers and infectious diseases. Current technology relies on the deep sequencing to detect low copy numbers of mutant of methylated DNAs from blood, which could be very time consuming and costly. Our XNA technology addresses the bottleneck in liquid biopsy by avoiding the need for deep sequencing. Our XNA and SuperbDNA technology platforms are protected by patents and our products can be used on widely available existing technology platforms, such as most qPCR machines, array or Luminex machines. Testing lab have generally struggled with new tests and reduced revenue since the outbreak COVID-19 pandemic. We believe we are in a unique position to provide them with our proprietary technology and products to fill the gap, which can be used on their current machines and set up without new investments in their infrastructure. Moreover, our XNA patents provide broad coverage of chemical structures in diagnostic and therapeutic fields and we believe our patent protection in methylation, and fusion genes, in addition to ctDNA, will play enable us to compete effectively with market-leading competitors in those fields and play key roles in NGS pan-cancer early detections without requiring deep sequencing. Our SuperbDNA patents cover not only DNA/RNA molecular testing but also molecular pathology to address unmet medical needs. We are developing additional technology combining XNA and SuperbDNA techniques that we believe will result in patent protection for new product lines in the detection of cancers, heart diseases and in immuno-therapy.
Using our technology platform, we have commercialized five diagnostic tests which are currently available for use by physicians — RadTox, ColoScape, Oncuria, and Quantivirus, which are our principal revenue-generators, as well as OPtiSeq NGS. While in the near term, prior to obtaining the requisite regulatory approval of our IVD products, we expect lab testing services to be our main source of revenue, as a product driven IVD company, our long-term goal is to generate revenue mainly from IVD products sales after our IVD products get cleared by FDA and other relevant regulatory agencies. We believe our product offerings will position us well in the post-COVID-19 market, where most COVID-19 testing labs will likely experience lower revenues and be in search of new testing venue sources. We can supply these testing labs with our proprietary IVD products to help meet their needs.
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RadTox — This is a blood test powered by DiaCarta’s proprietary SuperbDNA technology for pan-cancer tumor response monitoring and personalizing radiation or chemotherapy. Using RadTox, physicians are able to see tumor response from the very first radiation or chemotherapy dose without needing to wait for 30 days of imaging data. RadTox is currently available both as a product and a testing service. As a product, the test kits are manufactured at our GMP facilities in California and Nanjing, China. The product has received CE-IVD designation in Europe and is labeled as a RUO (Research Use Only) product in the US. This RUO product can sell to other testing labs in the US for non-clinical uses. We submitted pre-submissions with FDA for 510k de novo in respect of RadTox and, while there can be no assurance, we currently expect to receive full approval in 2024 to the extent our applications are successful. In addition, we have received Class I medical device approval for RadTox in Nanjing, China, and we are conducting Class III medical device clinical trial for this product in China. While there can be no assurance, we currently expect to receive Class III approval from NMPA in 2024 to the extent our applications are successful. According to the Regulations on the Supervision and Administration of Medical Devices of China, which, as amended on February 9, 2021, came into effect on June 1, 2021, the pharmaceutical supervisory and administrative department under the State Council of China is responsible for the supervision and administration of medical devices throughout the country; the relevant departments under the State Council are responsible for the supervision and administration of medical devices within their respective functions and duties. Class I medical devices shall be subject to the management of product filing at local city level, and Class II and Class III medical devices shall be subject to the administration of product registration, at provincial and national offices, respectively. In the US, RadTox is currently available as a LDT at our CLIA lab in California with a CPA code (CPA Code: 0285U) in place for reimbursement. RadTox has not generated revenue to date. We currently expect this product to have an impact on our revenue in the US starting in 2023. In the past three years, we have performed over 200,000 tests using RadTox globally for the top 10 cancers including lung cancer, colon cancer, and breast cancer and have published a significant number of peer reviewed papers including one in Nature, a leading science journal.

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ColoScape — This is a blood-based IVD product in colon cancer early detection field. Although the stool-based DNA test for colon cancer early detection is very successful in the market and has demonstrated positive impact in cancer prevention to save human life, we believe the market is still seeking a better compliance blood-based test with good performance. Our ColoScape blood-based test aims to fill the gap. Based on preliminary clinical data, we have demonstrated that ColoScape has an over 60% sensitivity with 95% specificity for pre-cancer AA and over 95% sensitivity for CRC with 100% specificity. Our ColoScape test is available both as a product in the form of test kits that can be used at other labs and a testing service to that we offer at our CLIA lab in California. The test kits are manufactured at our GMP facilities in California and Nanjing China. The product is under clinical trials globally, including a 1,200-patient trial in Italy, a 3,000-patient trial in China and a 12,000-patient PMA screening trial in the US. We currently expect to complete the trial in Italy in early 2023, and the trial in China at the end of 2023. The 12,000-patient PMA cancer screening trial, which we expect to have 60% enrollments in the US and 40% outside the US, including Europe and China, is currently expected to complete in 2025. Before the product obtains the requisite regulatory in the US, we can provide ColoScape as a lab testing service. The ColoScape has been clinically validated at our CLIA lab in California and is ready as LDT testing service in the US with medical reimbursement code (generic CPT Code: 81599). We expect the ColoScape as a lab testing service to be a revenue-generating source for us in the coming years.
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Oncuria™ — This test, patented in the U.S. and China, was developed by our partner Nonagen, has received breakthrough device designation from the FDA. Nonagen is an early-stage start-up company based in southern California. We acquired the exclusive right to commercialize this test as an LDT pursuant to a collaboration agreement with Nonagen. It is a unique proteomic product immunoassay designed to detect 10 proteins in naturally voided urine samples. Based on the preliminary data from the validation studies, Oncuria™ has outperformed urinary cytology and other existing urine tests with over 93% sensitivity and specificity. Results from Oncuria™ are intended for use, in conjunction with and not in lieu of, current standard diagnostic procedures. The assay can be used as an aid for the initial diagnosis of bladder cancer in patients with hematuria, and for the subsequent monitoring for tumor recurrence in patients previously diagnosed with bladder cancer. With the FDA breakthrough device designation, the test is automatically eligible for medical reimbursement as LDT testing service at our CLIA lab with a CPT code (generic CPT Code: 81599) in place. We have validated the test at our clinical lab and currently expect to start providing it as a testing service in the US in late 2022. We expect the volume of the test will increase in 2023.

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QuantiVirus — Our scientific diagnostic expertise, technologies, manufacturing quality and existing commercial infrastructure have enabled us to rapidly commercialize our QuantiVirusTM SARS-CoV-2 multiplex test and QuantiVirusTM SARS-CoV-2 test in response to the COVID-19 pandemic. Both test were developed in-house at DiaCarta, and have received FDA EUA approval in 2020. Our CLIA lab uses our own FDA EUA test kits to provide COVID-19 sample services and receives reimbursements from the relevant governmental agencies and medical insurance. In addition, we have developed and commercialized a QuantiVirusTM SARS-CoV-2 Variant test to detect Delta, DeltaPlus, and Omicron variants of COVID. We are working to develop additional tests using the QuantiVirus technology platform, such as monkey pox. For the monkey pox tests, the FDA will only consider granting the EUA to commercial vendors who have received pre-approval and invitation to apply. We have received FDA’s invitation to application for both our QuantiVirus MonkeyPox qPCR high through-put test and QuantiVirus MonkeyPox Antigen Home test and the FDA has invited DiaCarta to apply for a EUA with respect to both products.

Our QuantiVirusTM tests are marketed as both products and testing services. We also offer our COVID-19 services to businesses and educational systems to assist in their back-to-work or back-to-school strategies, as well as senior care centers. We have announced multiple partnerships for COVID-19 testing and maintain agreements with national healthcare providers to support widespread COVID-19 testing. We are well positioned to fight the COVID-19 and certain other pandemics with our proprietary technologies and highly efficient team.
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OPtiSeq NGS panels — We market OPtiSeq NGS as a dual-panel for lung and colon cancer testing. It is intended to be used, following lung or colon cancer diagnosis, to measure the presence of mutations and methylations in the tumor and the state of the patient’s immune system. The test aims to help establish the patient’s prognosis and guide treatment decisions and also the prognosis of minimum residue diseases (MRD). This lab testing service uses an existing CPT code.

We have developed a strong pipeline for our IVD products, which includes QuantiVirus HPV E6/E7 cervical cancer and head-and-neck cancer detections, QClamp lung cancer and QClamp brain cancer. For our QuantiVirus COVID-19 tests, we generated a majority of revenue from product sales and the remainder from performing testing service. When our other IVD products, including ColoScape and RadTox, receive the requisite regulatory approvals in the future, we expect to have a similar revenue structure.
Factors Affecting Our Performance
We believe there are several important factors that have impacted, and may continue to impact, our operating performance and results of operations, including:
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Regulatory approvals for our IVD products — We operate in a heavily regulated clinical field and all products need to have regulatory approval before direct sales for clinical use. The process for obtaining regulatory approval normally takes 2 to 3 years or longer, and there is not guarantee that the requisite regulatory approvals will be obtained for any of our products in a timely manner or at all. While before FDA approval of a product, we can sell the product for RUO (research use only) to other clinical testing labs such as Quest Diagnostic Labs which can perform their own validation so that these labs can provide the relevant testing services and get reimbursement. The pricing of products before regulatory approval is typically lower, as compared with products which have received approval. In China, it usually takes one to three years to get Class II and Class III IVD product approval and it takes another one or two years to have government reimbursement in place. Obtaining CE IVD approvals in Europe usually takes less time. However, with the new set of EU regulations to become effective in 2025, we expect the time needed for approval in Europe to become similar with that in the U.S. and China. In addition, our COVID-19 products received EUA approval from FDA, which may be revoked if the U.S. Department of Health and Human Services Secretary terminated the EUA declaration issued under Section 564 of the Federal Food, Drug, and Cosmetic Act.

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Testing volume and customer mix — Our revenues and costs are affected by the volume of testing and the mix of customers from period to period. Customer mix for our tests has the potential to significantly impact our results of operations, as the average selling price to distributors and partners is lower than sales to end users such as hospitals and testing labs. The orders for our oncology tests are typically in smaller amounts as compared to those for our infectious disease tests, and usually at a lower profit margin.

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Reimbursement for clinical diagnostic testing — Our revenue currently depends on achieving broad coverage and reimbursement for our tests from third-party payers, including both commercial and government payers. Payment from third-party payers differs depending on whether we have entered into a contract with the payers as a “participating provider” or do not have a contract and are considered a “non-participating provider.” Payers generally reimburse non-participating providers, if at all, at a lower rate than participating providers.

Historically, we have experienced situations where commercial payers proactively reduced the amounts, they were willing to reimburse for our tests, and, in other situations, commercial payers have determined that the amounts they previously paid were too high and have sought to recover perceived excess payments by deducting such amounts from payments otherwise due. When we contract to serve as a participating provider, reimbursements are made pursuant to a negotiated fee schedule and are limited to covered indications. Becoming a participating provider generally results in higher reimbursement for covered indications and lower reimbursement for non-covered indications. As a result, the impact of becoming a participating provider with different payers varies, depending on the mix of our products which are covered with each payer. If we are not able to obtain or maintain coverage and adequate reimbursement from third-party payers, we may not be able to effectively increase our testing volume and revenue. Additionally, retrospective reimbursement adjustments negatively impact our revenue and cause our financial results to fluctuate.
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Investment in clinical studies and product innovation to support growth — A significant aspect of our business is our investment in research and development, including the development of new products and our investments in clinical utility studies and clinical trials for regulatory approvals. We have invested considerable amount of resources, and expect to continue to invest, in clinical studies and trials for our pipeline products, the results of which are difficult to predict and have impacted and will continue to impact our business.
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Field sales force and customer support — Our field sales force is the primary point of contact with our end customers. These representatives cover expansive geographic regions which may limit their time for interaction with our potential customers. We anticipate expanding our field sales force to reduce the geographic region assigned to each representative and to increase their ability to better interact and educate prospective customers about the Company’s products.

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COVID-19 — The COVID-19 pandemic has disrupted, and we expect will continue to disrupt, our cancer diagnostic testing operations and the process of regulatory approvals. To protect the health and well-being of our workforce, partners, vendors, and customers, we provided voluntary COVID-19 testing for employees working on-site, implemented social distancing, and building entry policies at work, restricted travel, and facility visits, and followed the State of California’s public health orders and the guidance from the CDC. Employees who can perform their duties remotely were asked to work from home and those on site are asked to follow our social distance guidelines. The zero COVID-19 policy in China has presented, and may continue to present challenges associated with possible lockdowns which can negatively impact our operations in China.

Our sales, marketing, and business development efforts have also been constrained by our operational response to the COVID-19 pandemic. We expect to continue to adjust our operational norms to help slow the spread of COVID-19 in the coming months, including complying with government directives and guidelines as they are modified and supplemented.
On September 9, 2021, U.S. President Joe Biden signed two new Executive Orders that would require vaccinations for all federal workers and contractors. In addition, it was also announced that the Department of Labor’s Occupational Safety and Health Administration (OSHA) and the CMS would each be releasing emergency rules that would respectively require (i) employers with 100 or more employees and (ii) workers in a health care setting that receive Medicare and Medicaid reimbursement to implement vaccination and testing protocols. In January 2022, the United States Supreme Court blocked the Biden administration from enforcing its sweeping vaccine-or-test requirements for large private companies but allowed a vaccine mandate to stand for medical facilities that take Medicare or Medicaid payments. We are currently a party to several U.S. federal contracts and in order to remain compliant with President Biden’s Executive Orders, all DiaCarta employees were required to have received an effective dose of the COVID-19 vaccine no later than January 4, 2022. Exemptions were requested for qualifying medical reasons or sincerely held religious beliefs, subject to review and approval. In addition, the laws in California, in which we are headquartered and have significant operations, require that any employee or family member who tests positive for COVID-19 stay home for five to ten days until testing negative.
The COVID-19 pandemic and the surge associated with the Delta and Omicron variants have negatively affected, and we expect will continue to negatively affect, our cancer diagnostic testing-related revenue. Cancer patients may, for example, have more limited access to hospitals, healthcare providers, and medical resources as steps are taken to control the spread of COVID-19. We began to see recovery during the fourth quarter of 2022 and expect to continue to see the recovery extending into 2023 and beyond; however, the rate of growth experienced since we began to see recovery has been below our expectations and has been impacted by ongoing surges, such as the surge in the Delta and Omicron variants, which have negatively impacted patients willingness or ability to gain access to healthcare providers and medical resources. In September 2022, President Biden announced that the COVID-19 pandemic is over and encouraged people to go back to normal life. However, the positive rate of COVID-19 is still high due to the new variants such as OmiCron. There can be no assurance that the impact of the COVID-19 pandemic on our business and operations will lessen over time.
We have experienced a significant increase in revenues related to an increase in the demand for our infectious disease testing programs since the onset of the pandemic. Infectious disease diagnostic services contributed approximately $32.1 million and $6.4 million during the years 2021 and 2020, respectively. The first half of 2021 was our high-water mark for COVID-19 testing revenue. We experienced a steady decline in subsequent quarters as immunizations in the U.S. expanded. Our revenue in the first nine months of 2022 was $18.3 million, as compared to $33.2 million in the first nine months of 2021, and $41.5 million for the year ended on December 31, 2021. We do not anticipate the need for COVID testing to be commensurate with the peak demand experienced during the first half of 2021and instead expect the demand to continue to decline, even as new variants emerge and spread. We perceive the reduction in the demand for COVID-19 diagnostic testing as a key indicator of continued recovery of the general economy and a positive sign for our cancer diagnostic service. There is no assurance that our testing programs for infectious diseases will continue to be accepted by the market or that other diagnostic tests will become more accepted, produce quicker results, or be more accurate. Further, the duration and extent of the pandemic are uncertain. If the pandemic were to dissipate, whether due to a significant decrease in new infections, due to acquiring herd immunity based on previous natural infection, the availability and rapid distribution of vaccines, the evolution of variant strains that impact diagnostic test performance, or otherwise, the need for testing of infectious diseases could decrease significantly and this could have an adverse effect on our results of operations and profitability. As a result, the increase in revenue due to any increase in demand for these diagnostic tests may not be indicative of our future revenue. See the Section titled “Risk Factors” for a description of how the pandemic has adversely affected, and may continue to affect, our business, financial condition, results of operations and prospects.
Russian-Ukrainian Military Conflict- Our business is not directly impacted by the ongoing military conflict between Russian and Ukraine as we do not operate in either Russia or Ukraine. However, the U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical conflict between Russia and Ukraine, which has since caused significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.
Critical Accounting Policies, Estimates, and Judgments
The preparation of our consolidated financial statements for the years ended December 31, 2020 and 2021 and the nine months ended September 30, 2022 in accordance with the U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and judgments that affect the reported amount of assets and liabilities and related disclosure of contingent assets and liabilities at the respective dates of our consolidated financial statements and the reported amounts of revenues and expenses during the applicable periods. Actual results may differ from these estimates under different assumptions or conditions. Such differences could be material to our consolidated financial statements.
We define critical accounting policies as those that are reflective of significant judgments and uncertainties, and which may potentially result in materially different results under different assumptions and conditions. In applying these critical accounting policies, our management uses its judgment to determine the appropriate assumptions to be used in making certain estimates. These estimates are subject to an inherent degree of uncertainty. Our critical accounting policies and practices include the following: (i) accounts receivable and allowance for doubtful accounts; (ii) Accounting for Stock-Based Compensation and (iii) income taxes. While our significant accounting policies are described in more detail in the notes to the consolidated financial statements included in this report, we believe the accounting policies discussed below used in the preparation of our consolidated financial statements require the most significant estimates, judgements, assumptions, and decisions. The following descriptions of critical accounting estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this proxy statement / prospectus.
Accounts receivable and allowance for doubtful accounts
Accounts receivable are stated at the historical carrying amount, net of allowance for doubtful accounts.
The Company estimates an allowance for doubtful accounts against accounts receivable using historic collection trends, aging of accounts, current and future implications surrounding the ability to collect such as economic conditions, and regulatory changes. The allowance for doubtful accounts is evaluated on a regular basis and adjusted when trends, significant events or other substantive evidence indicate that expected collections will be less than applicable accrual rates. As of September 30, 2022, December 31, 2021 and December 31, 2020, the allowance for doubtful accounts was $155,811, $233,113 and $227,684 respectively.

Accounting for Stock-Based Compensation
DiaCarta requires all share-based payments to employees and non-employees, including grants of stock options, and restricted stock under an employee stock purchase plan, to be recognized in the financial statements based on their grant date fair values. Forfeitures of any share-based awards are recognized as they occur.
The fair values and recognition of the Company's share-based payment awards are determined as follows:
The fair value of each service-based option award is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes pricing model utilizes the following assumptions:
Expected Term — Expected life of an option award is the average length of time over which the Company expects employees and non-employees will exercise their options, which is based on experience with comparable companies.
Expected Volatility — Expected volatility is based on the comparable companies’ stock volatility data over the expected term of the awards.
Risk-Free Interest Rate — The Company bases the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent expected term.
The estimated fair value of these awards is recognized to expense using the straight-line method over the expected term.
The fair value of option award is determined on the date of grant. The estimated fair value of these awards is recognized to expense using the straight-line method over the vesting period.
Accounting for Income Taxes
Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.
The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are composed principally of net operating loss carryforwards and research and development credits. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not generate future taxable income prior to the expiration of these net operating losses for subsidiaries in China. Accordingly, as of December 31, 2021 and 2020, $3,836,101 and $3,171,850 valuation allowance has been established respectively for subsidiaries in China.
An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Based on management’s evaluation, the total amount of unrecognized tax benefits related to research and development credits as of December 31, 2021 and 2020 was $614,351 and $500,434, respectively. There were no interest or penalties related to unrecognized tax benefits as of December 31, 2021 or December 31, 2020. The balance in the unrecognized tax benefits, if recognized, would result in adjustments to both deferred tax and income tax payable accounts and would favorably impact the company’s effective tax rate by $614,351 and $500,434 as of December 31, 2021 and December 31, 2020.
Off-Balance Sheet Commitments and Arrangements
During the periods presented, we did not have any off-balance sheet commitments or arrangements.
Recent Accounting Pronouncements
See Note 1 to the consolidated financial statements of DiaCarta for information about recent accounting pronouncements.
Components of Operating Results
Revenues
We derive our revenue by selling our IVD products and providing diagnostic testing services in the clinical setting (Diagnostic Tests). Our customers of the IVD products primarily consist of healthcare providers, including doctor’s offices, healthcare systems, urgent care clinics, and healthcare consumers, including enterprises, universities, state and local government and their employees, and individuals.
For diagnostic test services, we recognize revenue when we release a test result to the ordering healthcare provider or consumer. For IVD test kits, we recognize revenue when control of the promised goods has transferred to the customers, generally upon shipping.
Diagnostic Tests
Diagnostic test revenue is generated from the delivery of results from our diagnostic tests. In the United States, we perform tests as both an in-network and out-of-network service provider depending on the test performed and the contracted status of the relevant insurer. In the PRC, we mainly use distributors and partners. We provide diagnostic tests in two primary categories: (i) cancer diagnostics testing and (ii) infectious disease testing.
The standard for determining when we have completed a diagnostic test is based on the date of delivery of test results to our customer, the prescribing physician, or third-party to which we contracted for services to be performed, which is considered the performance obligation. The fees for such services are billed either to a third party such as Medicare, medical facilities, commercial insurance payers, or to the patient. We determine the transaction price related to our contracts by considering the nature of the payer, the historical amount of time until payment by a payer and historical price concessions granted to groups of customers.
Operating Expenses
Direct costs and expenses
Costs of testing are comprised of cost of materials, direct labor (including bonuses, if any, and employee benefits), equipment and infrastructure expenses associated with acquiring and processing test samples, including sample accessioning, test performance, quality control analyses, charges to collect and transport samples; and curation of test results for physicians. Costs associated with performing our tests are recorded as the tests are processed without regard to whether revenue is recognized with respect to the tests. Infrastructure expenses include depreciation of laboratory equipment, rent costs, amortization of leasehold improvements and information technology costs.
We expect the aggregate cost of diagnostic testing to increase in line with the increase in the number of tests we perform, but the cost per test to decrease over time due to the efficiencies we may gain as test volume increases, and from automation and other cost reductions.

Research and development
Research and development expenses are comprised of costs incurred to develop technology. Salaries and benefits, reagents and supplies used in research and development laboratory work, infrastructure expenses, including allocated facility occupancy and information technology costs, contract services, clinical studies, other outside costs, and costs to develop our technology capabilities are included. We do not track costs by product candidate because these costs are deployed across multiple programs and, as such, are not separately classified.
Research and development costs are expensed as incurred. Payments made prior to the receipt of goods or services to be used in research and development are deferred and recognized as expense in the period in which we receive the related goods or services are rendered. Costs to develop our technology capabilities are recorded as research and development.
Sales, marketing, general and administrative
We expense our costs for marketing and sales as incurred and include costs associated with our sales organization including our direct sales force and sales management, client services, marketing, and reimbursement. These expenses consist primarily of salaries, commissions, bonuses, employee benefits, and travel, as well as marketing and educational activities and allocated overhead expenses. We expect our sales and marketing expenses to increase in dollars as we expand our sales force, increase our presence within the US and the PRC, and increase our marketing activities to drive further awareness and adoption of our tests and our future products. These expenses, though expected to increase in dollars, are expected to decrease as a percentage of revenue in the long term, though they may fluctuate as a percentage of our revenues from period to period due to the timing and extent of these expenses.
Our expenses for general and administrative expenses consist of costs for our executive, accounting, finance, legal and human resources functions. These expenses are primarily salaries, bonuses, employee benefits, and travel, as well as professional services fees such as consulting, audit, tax and legal fees, and general corporate costs and allocated overhead expenses. We expect that our general and administrative expenses will continue to increase in dollars, primarily due to increased headcount and costs associated with operating as a public company, including expenses related to legal, accounting, regulatory, maintaining compliance with exchange listing and requirements of securities regulators, director and officer insurance premiums and investor relations. These expenses, though expected to increase in dollars, are expected to decrease as a percentage of revenue in the long term, though they may fluctuate as a percentage from period to period due to the timing and extent of these expenses.

Results of Operations
Nine Months Ended September 30, 2022, Compared to the Nine Months Ended September 30, 2021
Our results of operations for the nine months ended September 30, 2022 and 2021 are presented below:
	For the 9 months Ended September 30, 2022	For the 9 months Ended September 30, 2021	Change In Amount
Revenues	$18,332,240	$32,236,815	$(13,904,575)
Cost of Revenues	10,722,756	10,057,420	665,336
Gross Profit	7,609,484	22,179,395	(14,569,911)
Operating Expenses:
Selling and marketing expenses	1,855,147	1,268,160	586,987
General and administrative expenses	3,889,301	2,681,495	1,207,806
Research and development expenses	4,868,430	3,630,832	1,237,598
Total Operating Expenses	10,612,878	7,580,487	3,032,391
Income(Loss) from Operations	(3,003,394)	14,598,908	(17,602,302)
Interest income(expense), net	123,371	(527,078)	650,449
Investment loss	(140,787)	(10,370)	(130,417)
Other Income(expense), net	(319,626)	554,597	(874,223)
Income(Loss) before Income Taxes	(3,340,436)	14,616,057	(17,956,493)
Income Taxes	403,192	(4,263,379)	4,666,571
Net Income(Loss)	$(2,937,244)	$10,352,678	(13,289,922)
Our revenues decreased 43.1% to $18.3 million in the nine months ended September 30, 2022 from $32.2 million in the same period in 2021. Revenues were generated from both cancer and infectious diseases related products and services. The decrease in 2022 was related primarily to the reduction in COVID-19 test kit sales due to weaker demands from our institutional customers.
Our cost of revenue primarily consists of (i) product costs and (ii) costs of the Company’s testing services. The following table sets forth the components of cost of revenue:
	For the Nine Months Ended
	2022	%of Rev	2021	%of Rev
Revenues	$18,332,240		$32,236,815
Cost of Revenue
Product Cost	1,197,336	7%	2,724,512	8%
COVID-19 Test kit and reagents	1,184,921	6%	2,297,898	7%
Other	12,415	0%	426,614	1%
Testing Service Cost	9,525,420	52%	7,332,907	23%
COVID-19 Tests	3,760,675	21%	1,645,791	5%
Oncology Tests	5,598,456	31%	5,404,358	17%
Other	166,288	1%	282,759	1%
Total Cost of Revenue	$10,722,756	58%	$10,057,420	31%
Cost of revenue increased by $0.7 million or 6.6%, from $10 million in the nine months ended September 30, 2021, to $10.7 million in the nine months ended September 30, 2022. The increase in the cost of revenue was primarily attributable to a $2.2 million increase in costs of performing test services, partially offset by a $1.5 million decrease in product cost.
Cost of revenue for product was $1.2 million for the nine months ended September 30, 2022 compared to $2.7 million for the nine months ended September 30, 2021. The decrease in cost of revenue for products was mainly attributable to a $1.1 million decrease in cost of revenue related to lower sales volume of COVID-19 test kit and reagents. Direct material, shipping and logistic cost decreased by $1.8 million due to lower sales volume of COVID-19 test kit and reagents, partially offset by a $0.3 million increase in personnel-related cost and manufacturing overhead costs.
Cost of revenue for testing services was $9.5 million for the nine months ended September 30, 2022 compared to $7.3 million for the nine months ended September 30, 2021. The increase in cost of revenue for testing services was primarily attributable to a $2.1 million increase in COVID-19 patient sample collection fees paid to third parties.
For the nine months ended September 30, 2022, and 2021, selling and marketing expenses were $1.9 million and $1.3 million, respectively, representing an increase of 46.3%. The increase in selling and marketing expenses was primarily due to increased spending for additional sales personnel of approximately $0.3 million, increased stock-based compensation expenses of approximately $0.2 million, and increased marketing activities for non-COVID products and services of approximately $0.1 million, for ColoScape and RadTox.
For each of the nine months ended September 30, 2022, and 2021, general and administrative expenses were $3.9 million and $2.7 million, respectively, representing an increase of 45.0%. The increase in general and administration expenses was primarily due to increased stock-based compensation expenses of approximately $0.4 million, increased professional fees of approximately $ 0.4 million related to audit, tax preparation and certain legal fees, increased spending for legal and consulting expenses of approximately $0.1 million, increased spending for increases in salary levels of approximately $0.2 million required to be competitive with market conditions.
For each of nine months ended September 30, 2022, and 2021, research and development expenses were $4.9 million and $3.6 million, respectively, representing an increase of 34%. The increase in research and development expenses was primarily attributable to a $0.6 million increase in stock-based compensation expenses, a $0.5 million increase in R&D materials mainly driven by new product development for NGS-CRC Panel, RadTox, ColoScape, qPCR and antigen home tests for COVID-19, RSV, Flu A/B, and Monkeypox, and a $0.2 million increase in personnel-related and facility related expenses due to an increase in headcount and other resources needed to support research and development activities. We expect that research and development expenses will generally continue to increase in future periods as we continue to make additional investments to advance new tests.
For each of the nine months ended September 30, 2022, and 2021, income (loss) from operations was ($3.0) million and $14.6 million, respectively, representing a decrease of 120.6%. The decrease in income from operations was primarily attributable to the decrease in COVID-19 test kit sales, while oncology testing service, which we offer at higher prices, partially offset the decrease in COVID-19 test kits sales.
For each of the nine months ended September 30, 2022, and 2021, interest income/(expense), net was $0.1 million and ($0.5) million, respectively. Interest income in 2022 represents interest earned on short-term investments. Interest expense in 2021 primarily includes interest paid on the Company’s convertible bonds payable to Ultragenyx.
For each of the nine months ended September 30, 2022, and 2021, other (expense)/income, net was ($0.3) million and $0.6 million, respectively, representing a decrease of 157.6%. Other expenses in 2022 related to the write-off of the un-amortized discount of the Company’s convertible bond of approximately $0.4 million for early redemption by the Company, and other income in 2021 related principally to the forgiveness of a U.S. PPP loan of approximately $0.5 million.
Income tax expenses/(benefits), which were substantially attributable to the Company’s US subsidiary, DiaCarta USA, were ($0.4 million) and $4.3 million for the nine months ended September 30, 2022 and 2021, respectively. The decrease of our income tax expenses was primarily due to the decrease in our income before income tax provision, partially offset by a true-up adjustment for permanent tax deductions that resulted in federal and state tax benefits.
The effective tax rate is based on expected income and statutory tax rates. For interim financial reporting, the Company estimates the annual tax rate based on projected taxable income for the full year and records an interim income tax provision in accordance with guidance on accounting for income taxes in an interim period. As the year progresses, the Company refines the estimates of the year’s taxable income as new information becomes available.
The effective tax rate of DiaCarta, USA for the nine months ended September 30, 2022 and 2021 was 27.5% and 24.6% respectively. The increase in the effective tax was primarily attributable to certain non-deductible expenses estimated in the first half of 2022.
Net loss for the nine months ended September 30, 2022 was $2.9 million as compared to net income of $10.4 million for the same period in 2021.
The Year Ended December 31, 2021, Compared to the Year Ended December 31, 2020
Our results of operations for the year ended December 31, 2021 and 2020 are presented below:
	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020	Change In Amount
Revenues	$41,501,568	$14,445,079	$27,056,489
Cost of Revenues	13,426,619	8,629,681	4,796,938
Gross Profit	28,074,949	5,815,398	22,259,551
OPERATING EXPENSES:
Selling and marketing expenses	1,820,038	1,182,573	637,465
General and administrative expenses	3,824,924	2,566,119	1,258,805
Research and development expenses	5,179,766	4,841,818	337,948
Total Operating Expenses	10,824,728	8,590,510	2,234,218
Income(Loss) from Operations	17,250,221	(2,775,112)	20,025,333
Interest income(expense), net	(701,630)	(336,222)	(365,408)
Investment loss	(10,370)	88,764	(99,134)
Other Income(expense), net	600,405	848,784	(248,379)
Income(Loss) before Income Taxes	17,138,626	(2,173,786)	19,312,412
Income Taxes	(5,328,468)	(44,195)	(5,284,273)
Net Income(Loss)	$11,810,158	$(2,217,981)	14,028,139
Less: net income attributable to noncontrolling interests	—	34,463	(34,463)
Net loss attributable to DiaCarta Shareholders	$11,810,158	$(2,183,518)	$13,993,676
For each of the years ended December 31, 2021, and 2020, revenue was $41.5 million and $14.4million, respectively representing an increase of 187%. For each of the years ended December 31, 2021, and 2020, revenue was generated from both product sales and testing services. The increase in 2021 is related primarily to increased sales of COVID-19 qPCR kits approved by FDA EUA.
The following table presents the Company’s revenues disaggregated by revenue source:
	For the 12 months Ended December 31, 2021	For the 12 months Ended December 31, 2020
COVID Test Products	$24,857,433	$5,078,231
COVID Test Services	7,224,225	1,283,702
Oncology Test Products and Services	9,419,909	8,083,146
Total Revenue	41,501,568	14,445,079
Non-COVID revenue primarily includes cancer diagnostic testing services, representing a 13.9% growth in 2021 over 2020. The increase is primarily due to an increase in our proprietary IVD product RadTox sales for pan-cancer tumor response monitoring and personalizing radiation or chemo therapy.
For each of the years ended December 31, 2021, and 2020, cost of revenue was $13.4 million and $8.6million, respectively, representing an increase of 56%. Cost of revenues includes the costs of products of approximately $3.5 million in 2021 and $1.6 million in 2020, and testing services of approximately $9.9 million in 2021, and $7.0 million in 2020. The increase in cost of revenues was primarily attributable to the increase in COVID-19 test products and services revenues.
For each of the years ended December 31, 2021, and 2020, gross profit was $28.1 million and $5.8 million, respectively, representing an increase of 383%. Gross Profit margins increased in 2021 to 68% from 40% in 2020 principally due to the increase in sales of COVID-19 test kits, which generally has a higher profit margin as compared with our oncology testing kits. Profit margins on Covid test kits was approximate 87.7% as compared to our oncology test kits which approximately 3.8% in 2021.
For each of the years ended December 31, 2021, and 2020, selling and marketing expenses were $1.8 million and $1.2 million, respectively representing an increase of 54%. The increase in selling and marketing expenses was primarily due to increased new product launch spending for ColoScape, RadTox and cancer related products and services.
For each of the years ended December 31, 2021, and 2020, general and administrative expenses were $3.8 million and $2.6 million, respectively representing an increase of 49%. The increase in general and administrative expenses was primarily due to increased spending for personnel expenses of approximately $0.2 million due to headcount increase, and increased spending for professional fees of approximately $0.7 million related to the annual audit, tax preparation and certain legal fees.
For each of the years ended December 31, 2021, and 2020, research and development expenses were $5.2 million and $4.8 million, respectively representing an increase of 7%, primarily due to new product development and clinical trials involving product validations for more products in the pipeline, and more expenses as the new products progressed through clinical trials. Research and development expenses include both internal and external spending primarily related to new product development and supporting clinical trials for colon cancer screening test ColoScape and Radiation/chemotherapy monitoring test RadTox.
For each of the years ended December 31, 2021, and 2020, income from operations was $17.3 million and ($2.8) million, respectively, representing an increase of 722%. The increase in income from operations is primarily attributable to the increase in COVID-19 test kits, which generally has a higher profit margin as compared with our oncology testing kits.
For each of the years ended December 31, 2021, and 2020, interest expense was $0.7 million and $0.3 million, respectively representing an increase of 109%. The increase in interest expense in 2021 is primarily attributable to interest paid on the Company’s convertible bonds payable to Ultragenyx.
For each of the year ended December 31, 2021, and 2020, other income was $0.6 million and $0.8 million, respectively, representing a decrease of 29%. The decrease in other income in 2021 is primarily attributable to fewer government grants, partially offset by the forgiveness of an U.S. PPP loan of approximately $0.5 million.
For the year ended December 31, 2021, investment loss was $0.01 million, as compared to investment income of $0.09 million for the year end December 31, 2020. The decrease in investment income was primarily attributable to the timing of the fair value of the unmatured short-term investment on marketable securities in 2021.
Income (Loss) before taxes was $17.1 million for the year ended December 31, 2021, as compared to a loss of $2.2 million in 2020.
Income Taxes
The provision for income taxes consists of the following:
Cayman Islands
Under the current laws of the Cayman Islands, DiaCarta, Ltd. is not subject to taxes on income or capital gains. Additionally, upon payment of dividends to the shareholders, no Cayman Islands withholding taxes will be imposed.

United States
DiaCarta USA is incorporated in United States and is subject to income taxes in the United States at the applicable tax rate on taxable income. The United States company was subject to federal income tax at a rate of 21%. The Company’s main state tax jurisdiction is California. For each of the years ended December 31, 2021, and 2020, our California state tax rate was 4.91% and 1.13%, respectively. In 2021 and 2020, DiaCarta USA incurred current state income tax of $1,023,006 and $15,038, respectively.
Ireland
DiaCarta Ireland is incorporated in Ireland and is subject to Ireland Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Ireland tax laws. The applicable tax rate is 12.5%. In 2021 and 2020, DiaCarta Ireland did not incur any income tax as there was no estimated assessable profit that was subject to Ireland Profits Tax.
Hong Kong
DiaCarta HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 8.25% on assessable profits arising in or derived from Hong Kong up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000. DiaCarta HK did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception.
PRC
The Company’s PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on a case-by-case basis. EIT Laws grant preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Nanjing Diji obtained the “high-tech enterprise” tax status in December 2020, which reduced its statutory income tax rate to 15% for the fiscal year of 2020, and that rate will apply to 2021 and 2022 as well.
Income (Loss) before provision for income taxes is attributable to the following geographic locations:
	For the year ended December 31, 2021	For the year ended December 31, 2020
United States	$20,834,444	$1,336,421
Foreign countries	(3,695,818)	(3,510,207)
	$17,138,626	$(2,173,786)

The income tax expenses consist of the following:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Current tax:
Federal tax	$1,652,766	$—
State tax	1,023,006	15,038
Foreign tax	—	—
Total current tax	2,675,772	15,038
Deferred tax:
Federal tax	2,372,364	187,641
State tax	280,332	(158,484)
Foreign tax	—	—
Total deferred tax	2,652,696	29,157
Total provision for income taxes	$5,328,468	$44,195
Net income for the year ended December 31, 2021 was $11.8 million as compared to a loss of $2.2 million for the year ended December 31, 2020.
Liquidity and Capital Resources
Our primary source of cash has been the proceeds from our Series A and Series B preferred stock issuances as well as revenues derived from the sale of our cancer and infectious diseases related products and testing services.
Our cash and cash equivalents and short-term investments were $15.2 million as of September 30, 2022, compared to $22.6 million as of December 31, 2021.
We rely on our existing cash and cash equivalents, short-term investments in debt securities, and operating cash flow to provide the working capital needs for our operations. Our liquidity is based on our ability to enhance our operating cash flow position, obtain capital financing from equity interest investors and borrow funds to fund our general operations, research and development activities and capital expenditures. Our Company’s ability to continue as a going concern is dependent on our management’s ability to successfully execute our business plan, which includes increasing revenue while controlling operating costs and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows.
We believe that our existing cash position and investments in investment grade securities, together with the cash that we expect to receive from the Business Combination and related financings, will be adequate to meet our operational, business, and other liquidity requirements for at least the next twelve (12) months. We may, however, need additional cash resources due to changed business conditions or other developments, including disruptions due to the COVID-19 pandemic, uncertainties of market fluctuation and regulatory changes. In the event our financing needs for the foreseeable future are not able to be met by our existing cash, cash equivalents, and investments, we would seek to raise funds through public or private equity offerings, and through other means to meet our financing requirements. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in research and development or sales and marketing efforts, or delay, scale back or abandon all or part of our strategy, which could have an adverse impact on our business, financial conditions, results of operations and prospects.
Leases
The Company entered into operating lease agreements for factory buildings, office spaces, and employee dormitories, and finance lease agreements for lab equipment. The Company’s leases have remaining terms ranging from less than one year to ten years. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expenses for these leases on a straight-line basis over the lease term. As of December 31, 2021, we had fixed lease obligations of $10.3 million for 6.5 years, with $1.2 million payable within 12 months. Rental expenses for the nine months ended September 30, 2022, and 2021 were $981,366 and $948,925, respectively.
Except for our obligations under our lease agreements, we currently do not have any other material long term contractual obligations.
Comparison of Cash Flows from Operating Activities, Investing Activities and Financing Activities
Nine Months Ended September 30, 2022, compared to September 30, 2021
Presented below is a summary of our operating, investing, and financial cash flows for the nine Months ended September 30, 2022 and 2021:
	For the Nine Months ended September 30,
	2022	2021
Net cash (used in) provided by operating activities	$(3,083,113)	$11,241,319
Net cash used in investing activities	(12,543,033)	(924,382)
Net cash used in financing activities	(2,593,075)	(1,278,000)
Effect of exchange rate change on cash	(181,374)	18,047
Net (decrease) increase in cash	$(18,400,595)	$9,056,984
Net cash used in operating activities for the nine months ended September 30, 2022, was $3.1 million and consisted principally of a net loss of $2.9 million, negative changes in other operating assets and liabilities of $3.6 million, offset by depreciation and amortization of $0.4 million, amortization of operating lease right-of-use assets of $0.9 million, interest on lease liabilities of $0.3 million, interest and amortization of our convertible bond of $0.4 million, Share based compensation expenses of $1.4 million, a loss on short-term investments of $0.1 million and miscellaneous other items. The changes in other operating assets and liabilities consisted principally of a decrease in accounts receivable, net of $2.1 million, an increase in inventory of 0.3 million, an increase in other assets of $2.2 million, a decrease in income taxes payable of $1.2 million, a decrease in accounts payable of $0.5 million, a decrease in accrued liabilities and other payables of $0.3 million and a decrease in operating lease liabilities of $1.2 million.
Net cash provided by operating activities for the nine months ended September 30, 2021 was $11.2 million and consisted principally of a net income of $10.4 million, included depreciation and amortization of $0.4 million, amortization of operating lease right-of-use assets of $0.7 million, interest on lease liabilities of $0.2 million, interest and amortization of our convertible bond of $0.5 million and a gain on forgiveness of a PPP loan of $0.5million and miscellaneous other items, and the net changes in other operation assets and liabilities of $0.5 million.
Net cash used in investing activities for the nine months ended September 30, 2022 was $12.5 million and consisted of purchases of property, plant and equipment of $0.7 million, cash paid for short-term investment of $15.9 million and loan to Nanjing Diyang Lab, a related party, of $0.8 million, offset by proceeds from maturity of a short-term investment of $4.8 million.
Net cash used in investing activities for the nine months ended September 30, 2021 was $0.9 million and consisted of purchases of property, plant and equipment of $0.2 million and loan to a related party of $0.7 million.
Net cash used in financing activities for the nine months ended September 30, 2022 was $2.6 million and consisted principally of a repayment of convertible bond of $2.6 million.
Net cash used in financing activities for the nine months ended September 30, 2021 was $1.3 million and consisted primarily of a repayment to BVCF, a Series A investor, of a loan in the amount of $1.2 million.

The Year Ended December 31, 2021, compared to December 31, 2020
Presented below is a summary of our operating, investing, and financial cash flows for the years ended December 31, 2021 and 2020:
	For the years ended December 31,
	2021	2020
Net cash provided by (used in) operating activities	$14,960,508	$(469,522)
Net cash (used in) provided by investing activities	(830,853)	2,929,233
Net cash (provided by) used in financing activities	(1,265,874)	2,885,938
Effect of exchange rate change on cash	184,851	263,870
Net increase in cash	$13,048,632	$5,609,519
Net cash provided by operating activities for the year ended December 31, 2021, was $15 million and consisted principally of a net income of $11.8 million and included depreciation and amortization of $0.5 million, amortization of operating lease right-of-use assets of $1 million, interest on lease liabilities of $0.3 million, interest and amortization of our convertible bond of $0.7 million, deferred tax expenses of $2.7 million offset by a gain on forgiveness of PPP loan and miscellaneous other items and further offset by net negative changes in other operating assets and liabilities of $1.5 million. The changes in other operating assets and liabilities consisted principally of an increase in accounts receivable, net of $2.3 million, an increase in inventory of $0.1 million, a decrease in other assets of $0.4 million, an increase in income taxes payable of $1.2 million, a decrease in advances from customers of $1.3 million, an increase in accounts payable of $1.5 million, and a decrease in operating lease liabilities of 1.0 million.
Net cash used in operating activities for the year ended December 31, 2020, was $0.5 million and consisted principally of a net loss of $2.2 million and included depreciation and amortization of $0.4 million, amortization of operating lease right-of-use assets of $0.6 million, interest on lease liabilities of $0.2 million, interest and amortization of our convertible bond of $0.3 million, increase in the allowance doubtful accounts of $0.2 million and miscellaneous other items and further offset by minor net changes in other operating assets and liabilities.
Net cash used in investing activities for the year ended December 31, 2021, was $0.8 million and consisted principally of purchases of property, plant, and equipment of $0.2 million and a loan to Nanjing Diyang Lab, a related party, of $0.7 million.
Net cash provided by investing activities for the year ended December 31, 2020, was $2.9 million and consisted of purchases of property, plant, and equipment of $0.4 million, buyout of a non-controlling interest in the Company of $0.7 million, cash paid for short-term investments of $5.5 million, loan to Nanjing Diyang Lab of $0.4 million offset by proceeds from maturities of short-term investments of $9.8 million.
Net cash used in financing activities for the year ended December 31, 2021, was $1.3 million and consisted of repayment from a shareholder of $1.2 million and principal prepayments of finance leases of $0.1 million.
Net cash provided by financing activities for the year ended December 31, 2020 was $2.9 million and consisted of proceeds from a short-term loan of $0.5 million and proceeds from issuance of convertible bonds of $2.5 million offset by principal prepayments of finance leases of $0.1 million.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to a variety of financial risks in the normal course of our business, including foreign currency Interest rate and credit risk. Our overall risk management program focuses on the preservation of capital and the unpredictability of financial markets and has sought to minimize potential adverse effects on our financial performance and position.
Foreign Currency risk
Our consolidated financial statements are presented in United States dollars, which is the reporting currency of the Company. The functional currency of DiaCarta, Ltd, DiaCarta, Inc (“DiaCarta USA”),

and DiaCarta, EU, Limited (“DiaCarta Ireland”) is the United State dollar, and the functional currency of DiaCarta, Limited (“DiaCarta HK”) is the Hong Kong dollar (“HKD”). The functional currency of the PRC subsidiaries is the Renminbi (“RMB”). Much of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.
Transactions denominated in currencies other than the functional currency are re-measured into the functional currency at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in a foreign currency are remeasured into the functional currency using the applicable exchange rate at the balance sheet date. The resulted exchange differences are recorded as foreign currency exchange gains (losses), net in the consolidated statements of comprehensive loss.
Our entities with functional currencies other than U.S. dollar are translated from the functional currency into U.S. dollar. Assets and liabilities are translated into U.S. dollar using the applicable exchange rates at the balance sheet date. Equity accounts other than deficits generated in the current period are translated into U.S. dollar using the appropriate historical rates. Revenues, expenses, gains and losses are translated into U.S. dollar using the average exchange rates for the relevant period. The resulted foreign currency translation adjustments are recorded as a component of other comprehensive income in the consolidated statements of comprehensive loss, and the accumulated foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income in the consolidated statements of changes in shareholders’ deficit.
Any significant revaluation of RMB may materially and adversely affect our consolidated cash flows, revenues, earnings and financial position in U.S. dollars. As of December 31, 2020, 2021 and September 30, 2022, a 10% appreciation or depreciation in the U.S. dollar to Renminbi exchange rate would increase or decrease our pretax profit by approximately $0.35million, $0.37million and $0.22 million, respectively.
Credit and Liquidity Risk
Assets that potentially subject the Company to a significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates.
As of December 31, 2021, the Company held cash and cash equivalents of $22,644,119, among which were $3,383,702 was deposited in financial institutions located in Mainland China, and each bank account is insured by the government authority with the maximum limit of RMB 500,000 (equivalent to approximately $78,460). In addition, the Company maintains certain bank accounts in Hong Kong and Cayman Islands, which are not insured by U.S. Federal Deposit Insurance Corporation (“FDIC”) insurance or other insurance. To limit exposure to credit risk relating to deposits, the Company primarily places cash and cash equivalent deposits with large financial institutions in China which management believes are of high credit quality, and the Company also continually monitors their credit worthiness.
A large portion of the Company’s operations is carried out in China. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC as well as by the general state of the PRC economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, and remittance abroad, and rates and methods of taxation among other factors. See “Risk Factors — Risks Related to DiaCarta’s Operations Outside the United States and in the PRC — Restrictions on currency exchange may limit our ability to utilize our revenue effectively. “
Interest rate risk
Our cash and cash equivalents include bank balances, demand deposits and other short-term highly liquid investments (with maturities of less than three months at the time of purchase) that are readily convertible into a known amount of cash and are subject to an insignificant risk of fluctuation in value.

MANAGEMENT OF DIACARTA PUBCO FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information concerning the persons who are expected to serve as directors and executive officers of New DiaCarta following the consummation of the Business Combination.
Executive Officers and Directors after the Business Combination
Upon the consummation of the Business Combination, the business and affairs of New DiaCarta will be managed by or under the direction of the New DiaCarta Board. The following table sets forth the name, age and position of each of the expected directors, executive officers and certain key executives of New DiaCarta following the consummation of the Business Combination, as of       . For biographical information concerning the directors, executive officers and key executives, see below.
Name	Age	Position
Executive Officers and Directors*
Aiguo Zhang	58	Chief Executive Officer and Board Chairman
Dennis Gao	55	Vice President Finance and Principal Financial Officer
Michael Sha	62	Chief Technology Officer
Paul Okunieff	65	Chief Medical Officer, Director and Chairman of the Compensation Committee
Ram Vairavan	74	Senior Vice President-Commercial
Effie Ho	54	General Manager-Asia Pacific
Non-Executive Directors
Jack Kaye	79	Director, Chairman of the Audit Committee and Member of the Compensation committee
Kenneth W. Hitchner	62	Director, Member of the Audit and Nomination and Governance Committees

*
An additional independent director to be nominated by DiaCarta.

•
Executive Officers

Aiguo Zhang- Chief Executive Officer, Chairman
Dr. Zhang is an active entrepreneur and executive in the biotech and pharmaceutical industries with extensive experience ranging from startups to major corporations. His substantial experience in R&D management and capability building in Asia and Emerging Markets has a project scope ranging from discovery research to sales and marketing in both US and international markets. Dr. Zhang has served as our Chief Executive Officer, where he is a co-founder, since 2011. Before joining DiaCarta, Dr. Zhang served in startups and major corporations, including Panomics, Affymetrix and Bio-Rad. Dr. Zhang brings knowledge and an extensive network in Asia and Emerging Markets to his role at DiaCarta. He received his Ph.D. from Simon Fraser University in molecular toxicology and pharmacology, was a postdoctoral scholar at the University of Massachusetts, and served as an assistant professor of research at the University of California, Berkeley. Dr. Zhang has published many research papers in leading scientific journals. His inventions are the subject of many patents and patent-pending applications. We believe that Dr. Zhang’s training and extensive experience across many roles in the pharmaceutical industry and his extensive knowledge of our business based on his years as our Chief Executive Officer provide him with the qualifications and skills to serve on our board of directors. Mr. Zhang resides in San Ramon, California.
Dennis Gao, Vice President Finance and Principal Financial Officer
Dennis Gao joined DiaCarta in November, 2022 and serves as Vice President of Finance and Principle Financial Officer. Dennis manages the Company’s accounting and finance activities. Mr. Gao has extensive experience in managing accounting and finance activities including budgeting and forecasting, enterprise risk management, financial reporting, debt and equity financing and merger and acquisition activities. Prior to joining DiaCarta, Mr. Gao was CFO and Senior Vice President with Halio Inc. from 2021 to 2022, President and CFO of Avatar Integrated System, Inc. (which was acquired by Siemens) from 2017 to 2021 and VP Finance and Administration with ET Healthcare Inc. from 2012 to 2017. He holds MBA in Finance from Indiana University Bloomington, and Master’s in Accounting from DeVry University and a Bachelor of Science in Economics from Nankai University. Mr. Zhang resides in Saratogo, California.
Michael Sha, Chief Technology Officer
Dr. Michael Sha has served as our Chief Technology Officer since February 1, 2018. He is a highly recognized research and development leader with more than 20 years of experience in molecular diagnostics. Before joining DiaCarta, Dr. Sha was Director of Research and Development at GALT Inc. since 2016. Dr. Sha held multiple senior management positions in Roche, Illumina and ThermoFisher with extensive product development experience. Dr. Sha earned his postdoctoral degree at Oklahoma State University, and he did postdoctoral research at University of Missouri, and at the UCSF School of Medicine in HPV E6-mediated p53 protein degradation. He holds ten patents and has published over fifty papers. Mr. Sha resides in San Francisco, California.
Paul Okunieff, Chief Medical Officer, Director
Dr. Paul Okunieff is a co-founder of DiaCarta and currently a consultant and board member serving in the role of Chief Medical Officer. He is board-certified in therapeutic radiology and is among the pioneers of in-vivo nuclear magnetic resonance imaging of tumors and of mechanisms of radiation toxicity. Prior to founding DiaCarta with Dr. Aiguo Zhang, Dr. Okunieff served as Chairman of Radiation Oncology and as Cancer Center Director at the University of Florida and held similar senior positions at other institutions for more than 30 years including the Philip Rubin Professor and Chair of the Department of Radiation Oncology at the University of Rochester and as the Branch Chief of Radiation Oncology at the National Cancer Institute. Dr. Okunieff earned his medical degree from Harvard Medical School, where he also completed his postdoctoral fellowship and was on the faculty at Massachusetts General Hospital. He earned his bachelor’s degrees in electrical engineering and computer science, and biological science from Massachusetts Institute of Technology. Dr. Okunieff served as radiation oncology chair for the Southwest Oncology Group for 16 years and continues to serve in leadership roles at many national and international cancer related organizations. Dr. Okunieff’s training and extensive experience across many roles in medicine and research and his extensive knowledge of our business, based on his years as our Chief Medical Officer, provide him with the qualifications and skills to serve on our board of directors. Mr. Okunieff resides in Gainsesville, Florida.
Dr. Ramanathan (“Ram”) Vairavan, Senior Vice President-Commercial
Dr. Vairavan has served as our Senior Vice President-Commercial since May 23, 2019. He has more than 40 years of experience in the clinical diagnostics industry. Before joining DiaCarta, Dr. Vairavan has held multiple positions in sales and marketing, including Senior Director to Vice President of Sales in Hoechst AG, Behring Diagnostics, and Caldon Biotech Inc. In 1999, he co-founded Autogenomics, a biotechnology company based in Carlsbad, CA, which developed and marketed an automated multiplexing microarray platform for molecular testing using novel biofilm chip technology to perform disease signatures through genomic and proteomic profiling with tests in the area of women’s health, genetic disorders, pharmacogenomics, cancer and infectious disease. He has set up product distribution in approximately 30 countries in Europe, the Middle East, and Asia. Dr. Vairavan earned his Ph.D. in Biomedical Engineering at Fairleigh Dickinson University and MBA in Pharmaceutical Marketing at the Wharton School, University of Pennsylvania. Mr. Vairavan resides in San Diego, California.
Effie Ho — General Manager-Asia Pacific
Effie Ho has served as our General Manager-Asia Pacific since January 11, 2016. She brings more than 15 years of industrial experience to the company, specializing in drug and medical device business development strategies and clinical development execution in emerging healthcare markets. Prior to joining DiaCarta, Ms. Ho served as Vice President, Business Development at R&G Pharma Studies Co. since 2013. Before working at R&G, Ms. Ho held multiple positions in research and development and clinical regulatory affairs at Pfizer and Johnson & Johnson. Ms. Ho obtained a BS in Biochemistry from Jinan University in China and MS from the State University of Nebraska, followed by a PhD in Biochemistry from Rutgers University and was a postdoctoral fellow at Harvard Medical School. She earned an MBA from Penn State University. Ms. Ho resides in Greenbrook, New Jersey.
Non-Executive Directors
Jack Kaye, Director
Jack Kaye joined the DiaCarta board on April 1, 2022, and will serve as Chairman of the Company’s audit Committee and member of the Compensation Committee. He currently serves on the boards of Dyadic International, Inc. (since February 2015) and UniQure B. V. where he has served since May 2016. At both companies, he serves as chair of the audit committees and as a member of their compensation committees. Mr. Kaye’s prior board service includes Keryx Biopharmaceuticals Inc., a position he has held from 2006 to May, 2016 and he was also a member of their nominating and governance committee. He also served on the boards of Tongli Pharmaceuticals (USA) Inc. and Balboa Biosciences, Inc., where he served as Chairman of both audit committees. Mr. Kaye was selected to participate on several dissident board slates which included the Astellas, Inc./OSI, Roche Pharmaceuticals, Inc./Illumina and the Horizon, Inc./Depomed hostile M&A transactions. Mr. Kaye was a partner at Deloitte LLP from 1978 until May 2006, when he retired. At Deloitte, Mr. Kaye was responsible for serving a diverse client base of public and private, global and domestic companies in a variety of industries. Mr. Kaye has extensive experience consulting with clients on accounting and reporting matters, private and public debt financings, SEC rules and regulations and corporate governance/ Sarbanes-Oxley issues. In addition, he has served as Deloitte’s Tristate liaison with the banking and finance community and assisted clients with numerous merger and acquisition transactions. Mr. Kaye served as Partner-in-Charge of Deloitte’s Tri-State Core Client practice, a position he held for more than twenty years. He earned a B.B.A. from Baruch College of the City University and is a Certified Public Accountant. The Board believes that Mr. Kaye’s training, extensive public accounting experience and prior board positions qualify him to serve as a Director. Mr. Kaye resides in Delray Beach, Florida.
Kenneth W. Hitchner — Director
Kenneth W. Hitchner has been chairman of the HH&L board since its inception. He brings a wealth of financial services experience through a 28-year career at Goldman Sachs. Mr. Hitchner began his career at Goldman Sachs in New York City, United States in 1991 in the investment banking division and became a partner in 2002. Over the course of his career at Goldman Sachs from 1991 to 2019, Mr. Hitchner held various leadership positions in creating and growing several key business units spanning industry verticals and multiple geographies. Prior to his retirement from Goldman Sachs, Mr. Hitchner served as the chairman and chief executive officer of Goldman Sachs in Asia Pacific Ex-Japan and a member of Goldman Sachs’ Global Management Committee. Mr. Hitchner was a founding member of Goldman Sachs’ healthcare banking group, which he joined in 1995. He later on served as global head of the healthcare banking group and global co-head of the technology, media and telecom Group. Following his relocation to Hong Kong in 2013, Mr. Hitchner, in his capacity as the chairman and chief executive officer of Goldman Sachs in Asia Pacific Ex-Japan, provided oversight to a number of significant transactions leveraging his extensive knowledge and experience in leading healthcare transactions, particular in the biotech sector, as well as technology related transactions. As part of his leadership role at Goldman Sachs Asia, Mr. Hitchner drove business initiatives to capitalize on new economy trends with a focus on the healthcare sector and further developed and grew Goldman Sachs’ Asia business overall. Mr. Hitchner currently serves as a board member of Shanghai-based Wuxi Biologics (Cayman) Inc. and a senior advisor to Wuxi AppTec Co., Ltd., two of China’s leading healthcare companies. Mr. Hitchner also serves as an independent director to CStone Pharmaceutical Co., Ltd. since 2021. Additionally, Mr. Hitchner has served as a senior advisor to Valliance Asset Management Limited, a multi-strategy fund, since 2020, and a member of the advisory board of Antler, a global early-stage venture capital firm, since 2021. Although Mr. Hitchner has retired from Goldman Sachs and no longer holds any management or employment position at Goldman Sachs, he has an honorary title of senior director of Goldman Sachs. The Board believes that Mr. Hitchner’s extensive leadership, business and industry experience qualify him to serve as a Director. Mr. Hitchner resides in Hong Kong.

Family Relationships
There are no family relationships among any of the individuals who will serve as the directors or executive officers of New DiaCarta following the consummation of the Business Combination.
Composition of the New DiaCarta Board
New DiaCarta’s business and affairs will be managed under the direction of the New DiaCarta Board. New DiaCarta anticipates that the New DiaCarta Board will consist of five (5) members upon Closing of the Business Combination. Aiguo Zhang will serve as Chairperson of the New DiaCarta Board. The primary responsibilities of the New DiaCarta Board will be to provide oversight, strategic guidance, counseling and direction to New DiaCarta’s management. The New DiaCarta Board will meet on a regular basis and on an ad hoc basis as required.
In accordance with the terms of the Proposed Certificate of Incorporation and the Proposed Bylaws, each of which will become effective immediately prior to and upon the completion of the Business Combination, the New DiaCarta Board will be divided into three classes with staggered three-year terms, as follows:
•
The Class I director will be        whose term will expire at the annual meeting of stockholders to be held in 2023;

•
The Class II directors will be Paul Okunieff and Kenneth W. Hitchner. Their terms will expire at the annual meeting of stockholders to be held in 2024; and

•
The Class III directors will be Aiguo Zhang and Jack Kaye, and their terms will expire at the annual meeting of stockholders to be held in 2025.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The authorized number of directors that shall constitute the New DiaCarta Board will be determined exclusively by the New DiaCarta Board. Any increase or decrease in the number of directors will be apportioned among the three classes so that, as nearly equal as practicable, each class will consist of one-third of the directors. No decrease in the number of directors constituting the New DiaCarta Board will shorten the term of any incumbent director. New DiaCarta’s directors may be removed, at any time, but only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of voting stock of New DiaCarta then entitled to vote at an election of directors.
Subject to applicable law and the Proposed Certificate of Incorporation and subject to the rights of the holders of any series of New DiaCarta preferred stock, any vacancy on the New DiaCarta Board shall, unless the New DiaCarta Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled exclusively by the New DiaCarta Board and not by the stockholders of New DiaCarta. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
Director Independence
Nasdaq generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that each of Jack Kaye, Kenneth W. Hitchner and       , representing a majority of New DiaCarta’s proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and Nasdaq listing requirements and rules. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with DiaCarta and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of DiaCarta capital stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions — DiaCarta.”

Role of Board in Risk Oversight Process
The New DiaCarta Board will have extensive involvement in the oversight of risk management related to New DiaCarta and its business as a whole, including its strategy, business performance, capital structure, management selection, compensation programs, stockholder engagement, corporate reputation, environmental, social, and governance matters, and ethical business practices. The New DiaCarta Board will discharge various aspects of its oversight responsibilities through its standing committees, which will in turn report to the New DiaCarta Board regularly regarding their activities. The audit committee will represent the New DiaCarta Board by periodically reviewing New DiaCarta’s accounting, reporting and financial practices, including the integrity of its financial statements and the surveillance of administrative and financial controls, as well as enterprise risk management, cyber risk and review of related party transactions. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New DiaCarta’s business and summarize for the New DiaCarta Board all areas of risk and the appropriate mitigating factors The nominating and corporate governance committee will provide oversight over compliance with legal and regulatory requirements, ethics and whistleblower matters. The compensation committee will review the company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and discuss with management the relationship between risk management policies and practices and compensation. In addition, the New DiaCarta Board will receive periodic detailed operating performance reviews from management.
Committees of the New DiaCarta Board
Upon the consummation of the Business Combination, the New DiaCarta Board will reconstitute its audit committee, compensation committee and nominating and corporate governance committee. The board of directors will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and Nasdaq rules. New DiaCarta intends to comply with future requirements to the extent applicable. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New DiaCarta’s website. The New DiaCarta Board may from time to time establish other committees.
Audit Committee
Upon the completion of the Business Combination, the members of our audit committee will be Jack Kaye, Kenneth Hitchner and        with Jack Kaye serving as the chairperson. The composition of New DiaCarta’s audit committee will meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of New DiaCarta’s audit committee will be financially literate. In addition, following the Business Combination, the New DiaCarta Board will determine which member of its audit committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and the board of directors. The New DiaCarta audit committee will be directly responsible for, among other things:
•
selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•
ensuring the independence of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•
establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•
considering the adequacy of our internal controls and internal audit function;

•
reviewing material related party transactions or those that require disclosure; and

•
approving or, as permitted, pre-approving all audit and non-audit services to be performed by our independent registered public accounting firm.

Compensation Committee
Upon the completion of the Business Combination, the members of New DiaCarta’s compensation committee will be Jack Kaye, Paul Okunieff and        with Paul Okunieff serving as the chairperson. Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code, and meets the requirements for independence under the current Nasdaq listing standards. The New DiaCarta compensation committee will be responsible for, among other things:
•
reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•
reviewing and recommending to our board of directors the compensation of our directors;

•
administering our stock and equity incentive plans;

•
reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•
reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee
Upon the completion of the Business Combination, the members of New DiaCarta’s nominating and governance committee will be Kenneth Hitchner        and Jack Kaye, with        serving as the chairperson. Each meets the requirements for independence under the current Nasdaq listing standards. The New DiaCarta nominating and governance committee is responsible for, among other things:
•
identifying and recommending candidates for membership on our board of directors;

•
reviewing and recommending our corporate governance guidelines and policies;

•
reviewing proposed waivers of the code of conduct for directors and executive officers;

•
overseeing the process of evaluating the performance of our board of directors; and

•
assisting our board of directors on corporate governance matters.

Code of Ethics
New DiaCarta will adopt a code of ethics that applies to all of its employees, officers and directors, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Upon completion of the Business Combination, the full text of New DiaCarta’s code of ethics will be posted on the investor relations section of its website. New DiaCarta intends to disclose future amendments to its code of business conduct and ethics, or any waivers of such code, on its website.
Limitation of Liability and Indemnification of Directors and Officers
The Proposed Certificate of Incorporation and the Proposed Bylaws, which will be effective upon consummation of the Business Combination, will limit a director’s and officer’s liability to the fullest extent permitted under the DGCL. The DGCL provides that directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors or officers, except for liability:
•
for any transaction from which the director or officer derives an improper personal benefit;

•
for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
for a director under Section 174 of the DGCL;

•
for any breach of a duty of loyalty to the corporation or its stockholders; or

•
for an officer in any action by or in the right of the corporation.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the Proposed Bylaws provide that New DiaCarta will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, New DiaCarta will enter into separate indemnification agreements with each of its directors and officers. These agreements, among other things, require New DiaCarta to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.
New DiaCarta plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Certificate of Incorporation and Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION OF DIACARTA
This section discusses the material components of the executive compensation program for DiaCarta’s executive officers who would be DiaCarta’s “named executive officers” if DiaCarta was subject to the reporting requirements under the Exchange Act. We expect that at least some of these executive officers will be named executive officers of the combined business after the closing. For the fiscal year ending December 31, 2021, DiaCarta’s “named executive officers” and their positions were as follows:
•
Aiguo Zhang, Chief Executive Officer

•
Ram Vairavan, Senior Vice President — Commercial

•
Effie Ho, General Manager — Asia Pacific

Unless the context otherwise requires, all references in this section to the “Company,” “DiaCarta,” or “it” refer to the business of DiaCarta, Ltd. and its subsidiaries prior to the consummation of the Business Combination and to New DiaCarta and its subsidiaries after the Business Combination. References in this section to “common stock” refer to DiaCarta Common Stock. This discussion may contain forward-looking statements that are based on DiaCarta’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that DiaCarta adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-Business Combination basis.
HH&L is, and after the Business Combination, New DiaCarta will be, an emerging growth company and a smaller reporting company. Therefore, DiaCarta is and New DiaCarta will be subject to reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder non-binding advisory approval of any golden parachute payments not previously approved.
Summary Compensation Table
The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to DiaCarta’s named executive officers for the year ended December 31, 2021.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Aiguo Zhang Chief Executive Officer	2021	275,000	—	—	275,000

Ram Vairavan Senior VP, Commercial	2021	150,000	—	408,383(1)	558,383
Effie Ho General Manager – Asia Pacific	2021	165,000	—	—	165,000

(1)
consists of 2021 sales commissions.

Narrative Disclosure to Summary Compensation Table
Philosophy and Objectives
Our executive compensation program is designed to provide an attractive, flexible, and market-based total compensation program tied to performance and aligned with the interests of our shareholders. Our objective is to recruit and retain the caliber of executive officers and other key employees necessary to deliver sustained high performance to our shareholders, customers, and communities where we have a strong presence. Our executive compensation program is an important component of these overall human resources policies. Equally important, we view compensation practices as a means for communicating our goals and standards of conduct and performance and for motivating and rewarding employees in relation to their achievements. The organization’s executive compensation program is designed to:
•
Attract and retain high-caliber executives;

•
Provide a competitive total compensation package, including benefits;

•
Reinforce DiaCarta’s goals by supporting teamwork and collaboration;

•
Ensure that pay is perceived to be fair and equitable;

•
Be flexible enough to potentially reward individual accomplishments as well as organizational success;

•
Ensure that the program is easy to explain, understand, and administer;

•
Balance the needs of both the Company and employees to be competitive within the limits of available financial resources; and

•
Ensure that the program complies with state and federal legislation.

From time to time, the Company will consult with a compensation specialist to determine whether its overall compensation practices and policies are appropriate for the specific market conditions for the Company and the industries in which it operates.
Employment Agreements with DiaCarta’s Named Executive Officers
Each of DiaCarta’s named executive officers is party to an employment agreement with DiaCarta that sets forth the terms and conditions of their employment. Each such agreement provides for “at will” employment, a base salary and cash bonuses or awards of stock options, restricted stock or restricted stock units made under DiaCarta’s 2021 Share Incentive Plan, as amended (the “2021 Plan”). The material terms of the employment agreements with the named executive officers are described below.
Certain Provisions in Employment Agreement of Aiguo Zhang
On April 1, 2011, the Company entered into an employment agreement, which was amended on May 4, 2022 which governs Aiguo Zhang’s employment as our President, Chief Executive Officer and director. Pursuant to the agreement, Mr. Zhang receives an annual base salary of $500,000 beginning May 4, 2022 plus an annual cash bonus award of up to $250,000 determined in the sole discretion of the Board. Mr. Zhang also has the opportunity to be awarded annual stock option grants having a maximum value of $2,000,000 based solely on the Board’s evaluation of Mr. Zhang’s performance. Any options granted would vest at the rate of 25% after 12 months and the remainder in equal monthly installments over the next 36 months and have a ten-year term from the date of grant. For fiscal year 2021, Mr. Zhang earned $275,000 in base salary and was not awarded a cash bonus or equity award. Mr. Zhang also receives certain other customary employee benefits including participation in the Company’s retirement plan and medical insurance coverage.
If we terminate Mr. Zhang’s employment without cause, by Mr. Zhang for good reason, or due to Mr. Zhang’s death or disability or in the event of a change in control, then the Company will pay to Mr. Zhang (or his beneficiary), his annual base salary through the effective date of termination and accrued but unpaid vacation, plus an additional twelve months of base compensation. In the sole discretion of the Compensation Committee, Mr. Zhang may be awarded an additional bonus on or before the occurrence of a change of control. Mr. Zhang has agreed while he is employed by or otherwise renders services to the Company and for a three-year restrictive period, or one year following a change in control, he will not interfere with Company employees, vendors, or customers.
Certain Provisions in Employment Agreement of Dr. Ram Vairavan
On May 23, 2019, the Company entered into an employment agreement, which was amended on June 1, 2022, governing Dr. Ramanathan Vairavan’s employment as our Senior Vice President — Commercial. Pursuant to the agreement, Dr. Vairavan receives an annual salary of $180,000 beginning July 1, 2022. Dr. Vairavan is also eligible to receive sales commissions and stock options commensurate with his position and special contributions in the company, including an initial option award granted on July 6, 2022 of 150,000 shares, vesting at the rate of 25% after 12 months and the remainder in equal monthly installments over the next 36 months. The strike price of the option was determined by the Board based on the fair market value of the common shares, which was based on a comprehensive valuation done by an independent valuation company. For fiscal year 2021, Dr. Vairavan earned $150,000 in base salary plus $436,887 in sales commissions but was not granted any equity award. Dr. Vairavan also receives certain other customary employee benefits including participation in the Company’s retirement plan and medical insurance coverage.
Certain Provisions in Employment Agreement of Effie Ho
On December 8, 2015, the Company entered into an employment agreement, governing Ms. Ho’s employment as our General Manager-Asia Pacific. Pursuant to the agreement and addendum, Ms. Ho receives an annual salary of $150,000 beginning April 1, 2016. For fiscal year 2021, Ms. Ho earned $165,000 in salary and cash bonus but was not granted any equity award. Ms. Ho also receives certain other customary employee benefits including participation in the Company’s retirement plan and medical insurance coverage.
Outstanding Equity Awards at Fiscal Year-End 2021
There were no outstanding equity awards at December 31, 2021.
DiaCarta 2021 Share Incentive Plan
General
The purpose of the 2021 Plan is to promote the success and enhance the value of the Company by linking the personal interests of DiaCarta’s Directors, employees, and consultants to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s shareholders.
Authorized Shares
A total of 2,846,947 DiaCarta ordinary shares are reserved for issuance under the 2021 Plan, as amended, of which 2,579,500 were subject to outstanding awards as of November 1, 2022. Following the effectiveness of the 2022 Plan, no further equity awards may be granted under the 2021 Plan and such plan will be frozen. The number of shares available for issuance under the 2021 Plan will be increased on an annual basis on January 1 of each fiscal year by 1% of the total number of shares issued and outstanding, or such smaller amount determined by the Board. Shares issued under the 2021 Plan that are forfeited or surrendered in connection with a “cashless” exercise or to pay withholding taxes become available again for issuance under the plan.
Administration
The 2021 Plan is administered by the Board. The 2021 Plan is governed by the laws of the Cayman Islands.
Stock Options
Both incentive stock options and nonqualified stock options may be granted under the 2021 Plan. The Committee determines the exercise price and other terms of stock options granted, including the methods of payment of the exercise price of an option, which may include cash, shares or other property. In general, vested, exercisable options remain exercisable for ninety days following termination of employment or service with the Company, but terminate immediately upon termination of employment for cause. If employment or service is terminated due to death or disability, vested, exercisable options remain exercisable for twelve months.
Restricted Shares and Restricted Share Units
Restricted shares and restricted share units may be granted under the 2021 Plan. Restricted share awards are grants of DiaCarta ordinary shares that vest in accordance with terms and conditions established by the Committee. Restricted share units are a contractual right to receive DiaCarta ordinary shares, cash or a combination of both at a future date and subject to conditions, such as vesting. The Committee will determine the number of restricted shares or restricted share units granted to any employee, director or consultant and the terms and conditions of such awards. Except as the Committee otherwise determines, restricted shares and restricted share units that are still subject to restrictions is forfeited or repurchased upon termination of employment or service.
Transferability
Unless the Committee provides otherwise, awards under the 2021 Plan are not transferrable except to immediate family, entities controlled by the recipient or the recipient’s family, a legal representative upon disability, or a beneficiary upon death, and only the recipient or such permitted transferee of an award may exercise an award during his or her lifetime. If the Committee makes an award transferable, such award will contain such additional terms and conditions as the Committee deems appropriate.
Adjustments upon Certain Events
In the event of certain changes in DiaCarta’s capitalization, the Committee may adjust awards to prevent diminution or enlargement of the benefits or potential benefits available under the 2021 Plan.
Amendment, Termination
The Board has the authority to amend, suspend or modify the 2021 Plan, but only in compliance with applicable law and the Company may seek shareholder approval for any increase in the number of shares available or to extend the term of the 2021 Plan or to extend the exercise period for an option beyond ten years from the date of grant.
Effective Date
The 2021 Plan, as amended on May 4, 2022 (the “Effective Date”) and will expire on, and no award may be granted pursuant to the 2021 Plan after, the tenth anniversary of the Effective Date. Any awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable award agreement.
2022 Equity Incentive Plan
HH&L has adopted and is seeking shareholder approval of the 2022 Plan. We expect that, if shareholders approve the 2022 Plan and the 2022 Plan becomes effective, awards will be made following the Business Combination. Please see “The Equity Incentive Plan Proposal” for a summary of the material terms of the 2022 Plan.
DiaCarta currently maintains a 401(k) retirement savings plan, or the 401(k) plan, for its employees, including its named executive officers, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. DiaCarta’s named executive officers are eligible to participate in the 401(k) plan on the same basis as its other employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. DiaCarta reserves the right to make discretionary matching contributions or non-elective contributions under the 401(k) plan. In 2021, DiaCarta did not provide a matching contribution or a non-elective contribution under the 401(k) plan.
DiaCarta does not maintain any defined benefit pension plans.
Nonqualified Deferred Compensation
DiaCarta does not maintain any nonqualified deferred compensation plans.
Director Compensation
DiaCarta has historically not compensated its board for their service and there were no cash or equity payments to non-employee directors in 2021.

On April 1, 2022, Jack Kaye joined the Board and will serve as chaiman of the DiaCarta’s audit committee. On July 6, 2022 he received a one-time award of options to purchase 10,000 shares of DiaCarta plus an annual award of 30,000 options. In addition, he will recieve annual cash compensation of $50,000, increasing to $65,000 when DiaCarta becomes a public company upon closing of the Business Combination. For his efforts on the special committee of the Board working on the Business Combination, Mr. Kaye received additional compensation of 30,000 options on July 6, 2022, and 20,000 shares of restricted stock on October 7, 2022. All of the options vest at the rate of 1∕12 per month for each month over a 12 month period at a strike price based on the fair market value of a common share at the grant date as determined by the Board.
Following the closing of the Business Combination, New DiaCarta intends to develop a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling New DiaCarta to attract, retain, incentivize and reward directors who contribute to the long-term success of New DiaCarta.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the beneficial ownership of HH&L ordinary shares as of           , 2022 and (ii) the expected beneficial ownership of shares of DiaCarta PubCo common stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario, assuming a “interim redemption” scenario and assuming a “maximum redemption” scenario as described below) by:
•
each person who is known to be the beneficial owner of more than 5% of HH&L ordinary shares and is expected to be the beneficial owner of more than 5% of shares of DiaCarta PubCo common stock post-Business Combination;

•
each of HH&L’s current executive officers and directors;

•
each person who will become an executive officer or director of DiaCarta PubCo post-Business Combination; and

•
all executive officers and directors of HH&L as a group pre-Business Combination, and all executive officers and directors of DiaCarta PubCo as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, all of the expected beneficial ownership of shares of DiaCarta PubCo common stock immediately following consummation of the Business Combination is expected to be in the form of common stock of DiaCarta PubCo and not in the form of options or warrants.
The beneficial ownership of HH&L ordinary shares pre-Business Combination is based on 51,750,000 HH&L ordinary shares issued as of           , 2022, which includes an aggregate of 41,400,000 HH&L Class A ordinary shares and 10,350,000 HH&L Founder Shares outstanding as of such date, respectively.
The expected beneficial ownership of shares of DiaCarta PubCo common stock post-Business Combination assumes two scenarios:
•
a “no redemption” scenario where no HH&L Class A ordinary shares are redeemed in connection with the Business Combination;

•
an “interim redemption” scenario where 20,700,000 HH&L Class A ordinary shares, representing 50% of total outstanding ordinary shares held by public shareholders, are redeemed in connection with the Business Combination; and

•
a “maximum redemption” scenario where 37,681,093 HH&L Class A ordinary shares, representing 91.0% of total outstanding ordinary shares held by public shareholders, are redeemed in connection with the Business Combination.

Based on the foregoing assumptions, we estimate that there would be 97,750,000 shares of DiaCarta PubCo common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, 77,050,000 shares of DiaCarta PubCo common stock and 60,068,907 shares of DiaCarta PubCo common stock issued and outstanding immediately following the consummation of the Business Combination in the “interim redemption” and “maximum redemption” scenario respectively (assuming that all DiaCarta PubCo Options and DiaCarta PubCo Warrants are net-settled and although DiaCarta PubCo Options may, by their terms, be cash-settled, resulting in additional dilution). If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.
The following table does not reflect record of beneficial ownership of any shares of DiaCarta PubCo common stock issuable upon exercise of public warrants or Private Placement Warrants, as such securities are not exercisable or convertible within 60 days of      , 2022.
Unless otherwise indicated, HH&L believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination				Post-Business Combination
					Assuming No Redemption		Assuming Interim Redemption		Assuming Maximum Redemption with no forfeiture HH&L Class B ordinary shares
Name and Address of Beneficial Owner(1)(2)	No. of HH&L Ordinary Shares	% of HH&L Class A Ordinary Shares	% of HH&L Class B Ordinary Shares(3)	% of HH&L Ordinary Shares	No. of Shares of DiaCarta Common Stock	%	No. of Shares of DiaCarta Common Stock	%	No. of Shares of DiaCarta Common Stock	%
5% Holders
HH&L Investment Co.(4)	10,262,000	—	99.15%	19.83%	10,262,000	10.50%	10262000	13.32%	10,262,000	17.08%
D.E. Shaw Valence Portfolios, L.L.C., D.E. Shaw & Co., L.L.C., D.E. Shaw & Co. and David E. Shaw(6)	2,398,579	5.80%	—	4.63%	2,398,579	2.46%	2,398,579	3.11%	2,398,579	3.99%
Marshall Wace LLP(7)	2,311,227	5.58%	—	4.47%	2,311,227	2.36%	2,311,227	3.00%	2,311,227	3.85%
Aristeia Capital, L.L.C.(8)	2,300,000	5.56%	—	4.44%	2,300,000	2.35%	2,300,000	2.99%	2,300,000	3.83%
RP Investments Advisors LP, RP Select Opportunities Master Fund Ltd., RP Debt Opportunities Fund Ltd., RP Alternative Global Bond Fund and RP SPAC Fund(9)	2,100,000	5.07%	—	4.05%	2,100,000	2.15%	2,100,000	2.73%	2,100,000	3.50%
Veritas Bioscience(2)	—	—	—	—	6,788,217	6.94%	6,788,217	8.81%	6,788,217	11.30%
Healthcare Industry (Cayman) Co., Limited(2)	—	—	—	—	3,016,984	3.09%	3,016,984	3.92%	3,016,984	5.02%
Jiankun Zhang(10)	—	—	—	—	15,280,805	15.63%	15,280,805	19.83%	15,280,805	25.44%
Girton Water Ltd (UK)(2)	—	—	—	—	7,734,448	7.91%	7,734,448	10.04%	7,734,448	12.88%
Directors and Executive Officers Pre-Business Combination
Fenglei Fang(4)	—	—	—	—	—	—	—	—	—	—
Kenneth W. Hitchner(4)	—	—	—	—	—	—	—	—	—	—
Richard Qi Li(4)	—	—	—	—	—	—	—	—	—	—
Yingjie (Christina) Zhong	—	—	—	—	—	—	—	—	—	—
Huanan Yang	—	—	—	—	—	—	—	—	—	—
Derek Nelsen Sulger(5)	22,000	—	*	*	22,000	*	22,000	*	22,000	*
Qingjun Jin	22,000	—	*	*	22,000	*	22,000	*	22,000	*
Jingwu Zhang Zang	22,000	—	*	*	22,000	*	22,000	*	22,000	*
Frederick Si Hang Ma	22,000	—	*	*	22,000	*	22,000	*	22,000	*
All officers and directors as a group	88,000	—	*	*	88,000	*	88,000	*	88,000	*
Directors and Executive Officers Post-Business Combination
Aiguo Zhang(10)	—	—	—	—	15,280,805	15.63%	15,280,805	19.83%	15,280,805	25.44%
Dennis Gao(2)	—	—	—	—	—	—	—	—	—	—
Michael Sha(2)	—	—	—	—	—	—	—	—	—	—
Paul Okunieff(2)	—	—	—	—	3,146,306	3.22%	3,146,306	4.08%	3,146,306	5.24%
Ram Vairavan(2)	—	—	—	—	—	—	—	—	—	—
Effie Ho(2)	—	—	—	—	893,696	*	893,696	1.16%	893,696	1.49%
Jack Kaye(2)	—	—	—	—	17,996	*	17,996	*	17,996	*
Kenneth W. Hitchner(2)(4)	—	—	—	—	—	—	—	—	—	—
All officers and directors as a group	—	—	—	—	19,338,803	19.78%	19,338,803	25.10%	19,338,803	32.19%

*
Less than 1%

(1)
Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is Suite 2001-2002, 20/F, York House, The Landmark, 15 Queen’s Road Central, Central Hong Kong.

(2)
The business or mailing address is 4385 Hopyard Road, Suite 100, Pleasanton, California, USA, 94588.

(3)
Interests shown consist solely of Founder Shares, classified as Class B ordinary shares. Such shares will automatically convert into HH&L Class A Ordinary Shares concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment.

(4)
HH&L Investment Co., the Sponsor, is the record holder of such shares. Messrs. Fenglei Fang, Kenneth W. Hitchner and Richard Qi Li are major shareholders of the Sponsor, with a minority of the equity securities of the Sponsor being held by certain other individuals. Certain actions of the Sponsor, including the voting and disposition of any equity interest in HH&L, require the approval of two or more of the shareholders. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to our sponsor. Based upon the foregoing analysis, no individual shareholder of our sponsor exercises voting or dispositive control over any of the securities held by our sponsor, even those in which he directly holds an economic interest. Accordingly, none of them are deemed to have or share beneficial ownership of such shares.

(5)
Pursuant to a Form 4 filed by Derek Nelsen Sulger on May 19, 2021, the Sponsor transferred 22,000 Founder Shares to Skyview Enterprises Limited, an affiliate of Derek Nelsen Sulger, in consideration of Derek Nelsen Sulger’s agreement to serve as a director on HH&L Board. The securities are held indirectly by this reporting person. The securities are held directly by Skyview Enterprises Limited, a company organized under the laws of British Virgin Islands, which is a revocable trust settled by Michelle Anne Quan Yue Leung Sulger, the spouse of this reporting person and managed by Commonwealth Trust Company as the trustee.

(6)
Pursuant to a Schedule 13 G filed by such persons as a group with the SEC on December 15, 2021, each of these shareholders may be deemed the beneficial owner of 2,310,284 HH&L Class A Ordinary Shares, as a result of holding directly or indirectly, 2,310,000 HH&L Class A Ordinary Shares, with shared voting power and shared dispositive power with respect to such Class A Ordinary Shares. The business address for each of these shareholders is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

(7)
Pursuant to a Schedule 13G filed by such person with the SEC on February 14, 2022, it is the beneficial owner of 2,311,227 HH&L Class A Ordinary Shares, as a result of acting as investment manager of certain funds and accounts that holding directly or indirectly 2,311,227 HH&L Class A Ordinary Shares. This person is a limited liability partnership formed in England.

(8)
Pursuant to a Schedule 13G filed by such person on February 14, 2022, it is the beneficial owner of 2,300,000 Class A Ordinary Shares. The business address of this person is One Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

(9)
Pursuant to a Schedule 13G filed by such persons as a group with the SEC on February 10, 2021, each of these shareholders may be deemed the beneficial owner of 2,100,000 HH&L Class A Ordinary Shares, as a result of holding directly or indirectly, 2,100,000 Class A Ordinary Shares, with shared voting power and shared dispositive power with respect to such HH&L Class A Ordinary Shares. The business address for each of these shareholders is 39 Hazelton Avenue, Toronto, Ontario, Canada, M5R 2E3.

(10)
Consists of (i) 13,214,282 shares held directly by Dr. Aiguo Zhang and 2,066,523 shares held by Dr. Zhang’s wife, Jiankun Zhang. Each of Aiguo and Jiankun Zhang may be deemed to beneficially own the shares held by the other pursuant to the rules of the Securities and Exchange Commission. Each disclaims beneficial ownership of all shares held by the other.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
HH&L Acquisition Co.
Founder Shares
On September 7, 2020, the Sponsor paid $25,000, or approximately $0.002 per share, to cover certain offering costs in consideration for 14,375,000 Founder Shares, par value $0.0001. On January 20, 2021, the Sponsor returned 5,750,000 Founder Shares for no consideration. On February 4, 2021, the Sponsor transferred an aggregated 66,000 of its Founder Shares, or 22,000 each to the Company’s then independent directors for their board service for no cash consideration. These shares are not subject to forfeiture. Also on February 4, 2021, HH&L effected a share dividend of 1,725,000 Founder Shares, resulting in an aggregate of 10,350,000 Founder Shares outstanding. On May 19, 2021, the Sponsor transferred 22,000 Founder Shares to Skyview Enterprises Limited, an affiliate of Derek Sulger, an independent director of HH&L, for his board service for no cash consideration. As of June 30, 2022, the Sponsor held 10,262,000 Founder Shares.
The initial shareholders of HH&L agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares and any HH&L Class A ordinary share issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial merger, or (ii) subsequent of our initial merger, (x) if the last reported sale price of the HH&L Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the initial merger, or (y) the date following the completion of the initial merger on which HH&L completes a liquidation, merger, amalgamation, stock exchange, reorganization or other similar transaction that results in all of its public shareholders having the right to exchange their HH&L Class A Ordinary Shares for cash, securities or other property (except with respect to permitted transferees). Any permitted transferees would be subject to the same restrictions and other agreements of HH&L’s initial shareholders with respect to any founder shares.
Private Placement Warrants
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 10,280,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant. Each warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account.
The Sponsor and HH&L’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial merger.
Related Party Loans
On September 7, 2020, the Sponsor agreed to loan HH&L an aggregate of up to $300,000 to cover for expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the IPO. As of February 9, 2021, HH&L borrowed approximately $185,000 under the Note. On February 9, 2021, the Company repaid approximately $6,000 to the Sponsor. On February 11, 2021, the Company paid the remaining balance of the Note. As of September 30, 2022, the total amount borrowed under the promissory note was $0.
In order to finance transaction costs in connection with a merger, the Sponsor or an affiliate of the Sponsor, or certain of HH&L’s officers and directors may, but are not obligated to, loan HH&L funds as may be required (“Working Capital Loans”). If HH&L completes a merger, HH&L will repay the Working Capital Loans out of the proceeds of the Trust Account released to itself. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a merger does not close, HH&L may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a merger, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post merger entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2022, HH&L had no borrowings under the Working Capital Loans. As of the date of this proxy statement / prospectus, HH&L has $500,000 amount of borrowings under an unsecured convertible promissory notes issued to the Sponsor, dated September 15, 2022.
Service Agreement
Commencing the date HH&L’s securities are first listed on the NYSE, HH&L started to pay the Sponsor a total of $15,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of the Merger or HH&L’s liquidation, HH&L will cease paying these monthly fees. For the year ended December 31, 2021, HH&L incurred $165,000 of such expenses, which is recognized as administrative expenses — related party in the accompanying statements of operations. As of June 30, 2022, there was $255,000 in accounts payable — related party outstanding, as reflected in the accompanying audited balance sheet.
IPO Registration Rights
The holders of Founder Shares, HH&L Private Placement Warrants (and the HH&L Class A ordinary shares underlying such Private Placement Warrants), and securities that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement signed upon consummation of the IPO. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that HH&L will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. HH&L will bear the expenses incurred in connection with the filing of any such registration statements.
Registration Rights
The Merger Agreement contemplates that, at the Closing, DiaCarta PubCo, Domesticated DiaCarta, the Sponsor, certain stockholders of DiaCarta PubCo and certain stockholders of Domesticated DiaCarta, will enter into the Registration Rights Agreement, pursuant to which DiaCarta PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of DiaCarta PubCo common stock and other equity securities of DiaCarta PubCo that are held by the parties thereto from time to time.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by HH&L, Sponsor and the other parties thereto in connection with the IPO. The Registration Rights Agreement will terminate on the earlier of (a) the tenth anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder (as defined therein), on the date that such Holder no longer holds any Registrable Securities (as defined therein).
In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “BCA Proposal — Related Agreements — Registration Rights Agreement.”
DiaCarta
Significant Transactions with Related Parties
Veritas Biosciences Loan
On January 16, 2017, Veritas Bioscience, a shareholder of the Company entered into a loan agreement pursuant to which DiaCarta borrowed $854,900 to use for working capital associated with developing and rolling out our IVD products and services. The entire principal and interest of $1,202,715.48 was repaid to Veritas Bioscience on April 10, 2021.

Nanjing Diyang Lab Co., Ltd.
In China, some of DiaCarta testing is outsourced to Nanjing Diyang Lab Co. Ltd. (“Nanjing Diyang Lab”), a licensed PRC testing lab that is 99% controlled by the brother of our Chief Executive Officer (whose interest in these transactions extends solely to the extent of his interest in Nanjing Diyang Lab). In order to ensure that we have sufficient testing capacity available to meet current and expected demand for our testing services, our PRC subsidiary, Nanjing Diji Biotech Co., Ltd. (“Nanjing Diji”), has entered into Consulting and Rent Sharing Agreement dated December 21, 2021, pursuant to which Nanjing Diyang Lab provides business management, operation, marketing and technical services and technical consulting and technology services, including testing services, to Nanjing Diji, and shares 132.6 square meters, at Nanjing Diji’s Nanjing facility. From January 1, 2019 to December 31, 2021, Nanjing Diji pays a fixed service fee of RMB 2,955,220 (approximately US $ 439,979) to Nanjing Diyang Lab and Nanjing Diyang Lab pays rental payments of RMB 48,210 (approximately US $ 6,983) to Nanjing Diji. The service fee paid to Nanjing Diyang Lab for the nine months ended September 30, 2022 amounted to RMB 570,219 (approximately US $84,900) and rental payments to Nanjing Diji of RMB 877,158 ( approximately US $130,600). Nanjing Diji also serves as Nanjing Diyang Lab’s exclusive provider of management, operations, marketing, public relations, administrative, technical training and technology services according to an Exclusive Consulting and Services Agreement dated October 26, 2021, as amended January 1, 2022, for which it receives a fee from Nanjing Diyang Lab based on actual services provides, but capped at 1% of Nanjing Diyang Lab’s annual revenue. During the year ended December 31, 2021 and the nine months ended September 30, 2022, nil was paid to Nanjing Diji by Nanjing Diyang Lab.
Further, in light of PRC payment cycles which regularly extend to 12 months and more, Nanjing Diji funds a portion of Nanjing Diyang Lab’s capital and working capital needs through a series of 22 loan agreements dated from January 1, 2019 to September 13, 2021. The loan agreements are all in substantially the same form and provide for repayment after three-years with interest at 7% annually. Interest will be waived if Nanjing Diyang Lab comes under common control with Nanjing Diji. The aggregate amount of these loan agreements was $1,708,091 as of September 30, 2022.
Related Person Transactions Policy following the Business Combination
Upon the consummation of the Business Combination, the DiaCarta PubCo board of directors will adopt a written related person transactions policy that sets forth the DiaCarta PubCo’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the DiaCarta PubCo’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which DiaCarta PubCo or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to DiaCarta PubCo as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of DiaCarta PubCo’s voting securities (including DiaCarta PubCo’s common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of DiaCarta PubCo’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to DiaCarta PubCo’s audit committee (or, where review by DiaCarta PubCo’s audit committee would be inappropriate, to another independent body of DiaCarta PubCo’s board of directors) for review. To identify related person transactions in advance, DiaCarta PubCo will rely on information supplied by DiaCarta PubCo’s executive officers, directors and certain significant stockholders. In considering related person transactions, DiaCarta PubCo’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•
the risks, costs, and benefits to DiaCarta PubCo;

•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the terms of the transaction;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties.

DiaCarta PubCo’s audit committee will approve only those transactions that it determines are fair to us and in DiaCarta PubCo’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.
Policies and Procedures for Related Persons Transactions
Effective upon the consummation of the Business Combination, the board of directors of DiaCarta PubCo will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•
any person who is, or at any time during the applicable period was, one of DiaCarta PubCo’s executive officers or directors;

•
any person who is known by the post-combination company to be the beneficial owner of more than 5% of DiaCarta PubCo voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of DiaCarta PubCo’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of DiaCarta PubCo’s voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

DiaCarta PubCo will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
HH&L is an exempted company incorporated with limited liability under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Cayman Constitutional Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of DiaCarta PubCo, your rights will differ in some regards as compared to when you were a shareholder of HH&L.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of HH&L and DiaCarta PubCo according to applicable law or the organizational documents of HH&L and DiaCarta PubCo.
This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of HH&L, attached to this proxy statement / prospectus as Annex G, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement / prospectus as Annex I and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement / prospectus as Annex H. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to DiaCarta PubCo and HH&L, respectively.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations
Mergers generally require approval of a majority of all outstanding shares.
Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.
Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.
Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.
A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority	Under the Cayman Islands Companies Act and Cayman Constitutional Documents, routine corporate matters may be

	Delaware	Cayman Islands
of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.
approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).
vote at a meeting in person or by proxy where the articles of association permit proxies or by unanimous written resolution).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Organizational Documents Proposal 5D).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors of HH&L owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	Delaware	Cayman Islands
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF DIACARTA PUBCO SECURITIES
The following summary of certain provisions of DiaCarta PubCo securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement / prospectus as Annex I and Annex H, respectively.
Authorized Capitalization
General
The total amount of DiaCarta PubCo’s authorized share capital consists of        shares of DiaCarta PubCo common stock, par value $0.0001 per share, and        shares of DiaCarta PubCo preferred stock, par value $0.0001 per share. DiaCarta PubCo expects to have approximately        shares of DiaCarta PubCo common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.
The following summary describes all material provisions of DiaCarta PubCo’s capital stock. DiaCarta PubCo urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement / prospectus as Annex I and Annex H, respectively).
Preferred Stock
The board of directors of DiaCarta PubCo has authority to issue shares of DiaCarta PubCo’s preferred stock in one or more series, to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease the number of shares for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of DiaCarta PubCo’s preferred stock could have the effect of decreasing the trading price of DiaCarta PubCo’s common stock, restricting dividends on DiaCarta PubCo’s capital stock, diluting the voting power of DiaCarta PubCo’s common stock, impairing the liquidation rights of DiaCarta PubCo’s capital stock, or delaying or preventing a change in control of DiaCarta PubCo.
Common Stock
DiaCarta PubCo common stock is not entitled to preemptive or other similar subscription rights to purchase any of DiaCarta PubCo’s securities. DiaCarta PubCo common stock is neither convertible nor redeemable. Unless DiaCarta PubCo’s board of directors determines otherwise, DiaCarta PubCo will issue all of DiaCarta PubCo’s capital stock in uncertificated form.
Voting Rights
Each holder of DiaCarta PubCo common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Proposed Certificate of Incorporation. The Proposed Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Dividend Rights
Each holder of shares of DiaCarta PubCo’s capital stock is entitled to the payment of dividends and other distributions as may be declared by the board of directors of DiaCarta PubCo from time to time out of DiaCarta PubCo’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of DiaCarta PubCo’s preferred stock, if any, and any contractual limitations on DiaCarta PubCo’s ability to declare and pay dividends.
Other Rights
Each holder of DiaCarta PubCo common stock is subject to, and may be adversely affected by, the rights of the holders of any series of DiaCarta PubCo preferred stock that DiaCarta PubCo may designate and issue in the future.
Liquidation Rights
If DiaCarta PubCo is involved in voluntary or involuntary liquidation, dissolution or winding up of DiaCarta PubCo’s affairs, or a similar event, each holder of DiaCarta PubCo common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of DiaCarta PubCo preferred stock, if any, then outstanding.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of DiaCarta PubCo. DiaCarta PubCo expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of DiaCarta PubCo to first negotiate with the board of directors of DiaCarta PubCo, which DiaCarta PubCo believes may result in an improvement of the terms of any such acquisition in favor of DiaCarta PubCo’s stockholders. However, they also give the board of directors of DiaCarta PubCo the power to discourage mergers that some stockholders may favor.
Choice of Forum
DiaCarta PubCo’s Proposed Bylaws provide that, unless DiaCarta PubCo consents to an alternative forum, the Court of Chancery in the State of Delaware (or, if and only if the Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof will be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action or proceeding brought by or on behalf of DiaCarta PubCo; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of DiaCarta PubCo to DiaCarta PubCo or to its’ stockholders; (iii) any action, suit or proceeding against DiaCarta PubCo or any current or former director, officer or other employee of DiaCarta PubCo arising pursuant to any provision of the DGCL or the Proposed Bylaws or the Proposed Certificate of Incorporation (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court; or (vi) any action, suit or proceeding asserting a claim against DiaCarta PubCo or any current or former director, officer or other employee governed by the internal affairs doctrine or otherwise related to DiaCarta PubCo’s internal affairs.
This provision does not apply to (a) actions in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of Delaware courts, or (b) actions in which a federal court has assumed exclusive jurisdiction to a proceeding, such as suits brought to enforce any duty or liability created by the Securities Act or the Exchange Act. To the extent that any such actions may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Proposed Bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of DiaCarta PubCo’s common stock will be deemed to have notice of and consented to this choice of forum provision. However, the Proposed Bylaws do not relieve DiaCarta

PubCo of its duties to comply with federal securities laws and the rules and regulations thereunder, and its stockholders will not be deemed to have waived its compliance with these laws, rules and regulations.
This choice of forum provision in the Proposed Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with DiaCarta PubCo or its directors, officers or other employees, which may discourage such lawsuits against DiaCarta PubCo or its directors, officers and other employees. In addition, stockholders who do bring a claim in the Court of Chancery in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. Furthermore, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Special Meetings of Stockholders
The Proposed Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the board of directors of DiaCarta PubCo, (b) the board of directors of DiaCarta PubCo, (c) the Chief Executive Officer of DiaCarta PubCo or (d) the President of DiaCarta PubCo, provided that such special meeting may be postponed, rescheduled or cancelled by the board of directors of DiaCarta PubCo or other person calling the meeting.
Action by Written Consent
The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.
Removal of Directors
The board of directors of DiaCarta PubCo or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of DiaCarta PubCo entitled to vote at an election of directors.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2∕3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Certificate of Incorporation, DiaCarta PubCo opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation provides that DiaCarta PubCo will indemnify DiaCarta PubCo’s directors and officers to the fullest extent authorized or permitted by applicable law. DiaCarta PubCo expects to enter into agreements to indemnify DiaCarta PubCo’s directors and executive officers. Under the Proposed Bylaws, DiaCarta PubCo is required to indemnify each of DiaCarta PubCo’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of DiaCarta PubCo or was serving at DiaCarta PubCo’s request as a director, officer, employee or agent for another entity. DiaCarta PubCo must indemnify DiaCarta PubCo’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of DiaCarta PubCo, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require DiaCarta PubCo to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by DiaCarta PubCo. Any claims for indemnification by DiaCarta PubCo’s directors and officers may reduce DiaCarta PubCo’s available funds to satisfy successful third-party claims against DiaCarta PubCo and may reduce the amount of money available to DiaCarta PubCo.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of DiaCarta PubCo, actions against directors, officers and employees for breach of fiduciary duty, any provision of the DGCL, the Proposed Certificate of Incorporation, the Proposed Bylaws and other similar actions may be brought only in the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, other state courts of the State of Delaware, or, if and only if all such courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of the Proposed Certificate of Incorporation and (b) service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although DiaCarta PubCo believes this provision benefits DiaCarta PubCo by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against DiaCarta PubCo’s directors and officers.

SECURITIES ACT RESTRICTIONS ON RESALE OF DIACARTA PUBCO SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted DiaCarta PubCo common stock or DiaCarta PubCo warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of DiaCarta PubCo at the time of, or at any time during the three months preceding, a sale and (ii) DiaCarta PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as DiaCarta PubCo was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of DiaCarta PubCo common stock or DiaCarta PubCo warrants for at least six months but who are affiliates of DiaCarta PubCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of DiaCarta PubCo common stock then outstanding; or

•
the average weekly reported trading volume of DiaCarta PubCo’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of DiaCarta PubCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about DiaCarta PubCo.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after HH&L has completed HH&L’s initial business combination.
HH&L anticipates that following the consummation of the Business Combination, DiaCarta PubCo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
DiaCarta PubCo’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. DiaCarta PubCo’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of DiaCarta PubCo’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of DiaCarta PubCo’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of DiaCarta PubCo both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in DiaCarta PubCo’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for DiaCarta PubCo’s annual meeting of stockholders, DiaCarta PubCo’s secretary must receive the written notice at DiaCarta PubCo’s principal executive offices:
•
not earlier than the 90th day; and

•
not later than the 120th day,

•
before the one-year anniversary of the preceding year’s annual meeting.

In the event that DiaCarta PubCo holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2023 annual general meeting pursuant to Rule 14a-8 must be received at DiaCarta PubCo’s principal office a reasonable time before DiaCarta PubCo begins to print and send its proxy materials and must comply with Rule 14a-8.
A stockholder shall update and supplement its notice to DiaCarta’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above shall be true and correct as of the record date for notice of the annual meeting and as of the date that is ten business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, DiaCarta’s secretary not later than five business days after the record date for notice of the extraordinary general meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the extraordinary general meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the extraordinary general meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the extraordinary general meeting or any adjournment or postponement thereof).
Stockholder Director Nominees
DiaCarta PubCo’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of DiaCarta PubCo’s Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by DiaCarta PubCo’s Proposed Bylaws. In addition, the stockholder must give timely notice to DiaCarta PubCo’s secretary in accordance with DiaCarta PubCo’s Proposed Bylaws, which, in general, require that the notice be received by DiaCarta PubCo’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with HH&L Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of HH&L Acquisition Co., Suite 2001-2002, 20/F, York House, The Landmark, 15 Queen’s Road Central, Central, Hong Kong. Following the business combination, such communications should be sent to DiaCarta, Ltd., 2600 Hilltop Drive, Richmond, California 94086, United States of America. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
White & Case LLP has passed upon the validity of the securities of DiaCarta PubCo offered by this proxy statement / prospectus and certain other legal matters related to this proxy statement / prospectus, and, as tax counsel for HH&L, has passed upon certain U.S. federal income tax consequences of the business combination and the domestication for HH&L.

EXPERTS
The financial statements of HH&L Acquisition Co. as of December 31, 2021 and 2020, and for the period from September 4, 2020 (inception) through December 31, 2020 and for the year ended December 31, 2021 included in this proxy statement / prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to HH&L Acquisition Co.’s ability to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement / prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.
The financial statements as of December 31, 2021 and December 31, 2020 and for each of the years then ended included in this Registration Statement have been so included in reliance on the report of Marcum Asia CPAs LLP (Formerly Marcum Bernstein & Pinchuk LLP), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

OUR TRANSFER AGENT AND WARRANT AGENT
The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, HH&L and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of HH&L’s annual report to shareholders and HH&L’s proxy statement. Upon written or oral request, HH&L will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that HH&L deliver single copies of such documents in the future. Shareholders may notify HH&L of their requests by calling or writing HH&L at its principal executive offices at Suite 2001-2002, 20/F, York House, The Landmark, 15 Queen’s Road Central, Central, Hong Kong or at +852 3752 2870.

ENFORCEABILITY OF CIVIL LIABILITY
HH&L is a Cayman Islands exempted company incorporated with limited liability. If HH&L does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the domestication, you may have difficulty serving legal process within the United States upon HH&L. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against HH&L in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, HH&L may be served with process in the United States with respect to actions against HH&L arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of HH&L’s securities by serving HH&L’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
HH&L has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement / prospectus. This proxy statement / prospectus is a part of that registration statement.
HH&L files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on HH&L at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement / prospectus or any annex to this proxy statement / prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement / prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement / prospectus relating to HH&L has been supplied by HH&L, and all such information relating to DiaCarta has been supplied by DiaCarta, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement / prospectus, or if you have questions about the business combination, you should contact via phone or in writing:
HH&L Acquisition Co.
Suite 2001-2002, 20/F, York House, The Landmark, 15 Queen’s Road Central
Central, Hong Kong
Telephone: +852 3752 2870
Banks and brokers can call: +852 3752 2870
Email: richard.li@hopuhl.com

INDEX TO FINANCIAL STATEMENTS
Page
HH& L Acquisition Co.
Audited Financial Statements of HH&L Acquisition Co.:
Report of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2021 and 2020	F-3
Statements of Operations for the year ended December 31, 2021 and for the period from September 4, 2020 (inception) through December 31, 2020	F-4
Statements of Changes in Shareholder’s Equity (Deficit) for the year ended December 31, 2021 and for the period from September 4, 2020 (inception) through December 31, 2020	F-5
Statements of Cash Flows for the year ended December 31, 2021 and for the period from September 4, 2020 (inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7
Financial Statements (Unaudited)
Condensed Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	F-22
Unaudited Condensed Statements of Operations for the Three and Nine Months Ended September 30, 2022 and 2021	F-23
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the Three and Nine Months Ended September 30, 2022 and 2021	F-24
Unaudited Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2022 and 2021	F-25
Notes to Unaudited Condensed Financial Statements	F-26
DiaCarta, Ltd.
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-44
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-45
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2021 and 2020	F-47
Consolidated Statements of Changes in Equity for the Years Ended December 31, 2021 and 2020	F-48
Consolidated Statements of Cash Flows for the Years Ended December 31, 2021 and 2020	F-49
Notes to the Consolidated Financial Statements	F-51 – F-77
Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2022 and audited Condensed Balance Sheet as of December 31, 2021	F-79
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Nine Months Ended September 30, 2022 and 2021	F-81
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Nine Months Ended September 30, 2022 and 2021	F-82
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2022 and 2021	F-83
Notes to the Unaudited Condensed Consolidated Financial Statements	F-85 – F-99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
HH&L Acquisition Co.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of HH&L Acquisition Co. (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, changes in shareholder’s equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from September 4, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from September 4, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 of the financial statements, if the Company is not able to raise additional funds to alleviate liquidity needs and to complete a business combination by February 9, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity conditions and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement from the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 30, 2022
PCAOB ID Number 100

HH&L ACQUISITION CO.
BALANCE SHEETS
	December 31,
	2021	2020
Assets
Current assets:
Cash	$399,935	$6,410
Prepaid expenses	326,283	17,000
Total current assets	726,218	23,410
Deferred offering costs	—	439,752
Investments held in Trust Account	414,023,891	—
Total Assets	$414,750,109	$463,162
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$176,063	$116,374
Accrued expenses	988,825	194,520
Accounts payable – related party	165,000	—
Note payable – related party	—	139,949
Total current liabilities	1,329,888	450,843
Derivative warrant liabilities	17,348,800	—
Deferred underwriting commissions	14,490,000	—
Total liabilities	33,168,688	450,843
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 41,400,000 and 0 shares at $10.00 per share redemption value as of December 31, 2021 and 2020, respectively	414,000,000	—
Shareholders’ Equity (Deficit):
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued and outstanding at December 31, 2021 and 2020	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,350,000 shares issued and outstanding at December 31, 2021 and 2020(1)	1,035	1,035
Additional paid-in capital	—	23,965
Accumulated deficit	(32,419,614)	(12,681)
Total shareholders’ equity (deficit)	(32,418,579)	12,319
Total Liabilities, Class A Ordinary shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$414,750,109	$463,162

(1)
The December 31, 2020, amount included up to 1,350,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On February 9, 2021, the full amount of the over-allotment was exercised resulting in no forfeiture of shares.

The accompanying notes are an integral part of these financial statements.

HH&L ACQUISITION CO.
STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2021	For the Period from September 4, 2020 (inception) through December 31, 2020
General and administrative expenses	$1,640,492	$12,681
Administrative expenses – related party	165,000	—
Loss from operations	(1,805,492)	(12,681)
Other (expense) income:
Change in fair value of derivative warrant liabilities	3,923,200	—
Financing cost – derivative warrant liabilities	(821,170)	—
Income from investments held in Trust Account	23,891	—
Net income (loss)	1,320,429	(12,681)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	36,976,438	—
Basic and diluted net income (loss) per ordinary share, Class A	$0.03	$—
Basic weighted average shares outstanding of Class B ordinary shares	10,205,753	9,000,000
Diluted weighted average shares outstanding of Class B ordinary shares	10,350,000	9,000,000
Basic and diluted net income (loss) per ordinary share, Class B	$0.03	$(0.00)
The accompanying notes are an integral part of these financial statements.

HH&L ACQUISITION CO.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
	For the Year Ended December 31, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	10,350,000	$1,035	$23,965	$(12,681)	$12,319
Excess cash received over the fair value of the private warrants	—	—	—	—	3,084,000	—	3,084,000
Accretion to Class A ordinary share redemption amount	—	—	—	—	(3,107,965)	(33,727,362)	(36,835,327)
Net income	—	—	—	—	—	1,320,429	1,320,429
Balance – December 31, 2021	—	$—	10,350,000	$1,035	$—	$(32,419,614)	$(32,418,579)
	For the Period from September 4, 2020 (inception) through December 31, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – September 4, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary share to Sponsor(1)	—	—	10,350,000	1,035	23,965	—	25,000
Net loss	—	—	—	—	—	(12,681)	(12,681)
Balance – December 31, 2020	—	$—	10,350,000	$1,035	$23,965	$(12,681)	$12,319

(1)
This number included up to 1,350,000 shares of Class B ordinary share subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 9, 2021, the underwriters fully exercised the over-allotment; thus, no shares subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

HH&L ACQUISITION CO.
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2021	For the Period from September 4, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$1,320,429	$(12,681)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and Administrative expenses paid by Sponsor	—	12,681
Income from investments held in Trust Account	(23,891)	—
Change in fair value of derivative warrant liabilities	(3,923,200)	—
Financing cost – derivative warrant liabilities	821,170	—
Changes in operating assets and liabilities:
Prepaid expenses	(309,283)	—
Accounts payable	59,689	—
Accounts payable – related party	165,000	—
Accrued expenses	903,825	—
Net cash used in operating activities	(986,261)	—
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(414,000,000)	—
Net cash used in investing activities	(414,000,000)	—
Cash Flows from Financing Activities:
Proceeds from note payable to related party	—	6,410
Proceeds received from initial public offering, gross	414,000,000	—
Proceeds from private placement	10,280,000	—
Repayment of notes payable to related party	(185,116)	—
Offering costs paid	(8,715,098)	—
Net cash provided by financing activities	415,379,786	6,410
Net change in cash	393,525	6,410
Cash – beginning of the period	6,410	—
Cash – end of the period	$399,935	$6,410
Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$85,000	$194,520
Offering costs included in accounts payable	$—	$116,374
Offering costs included in notes payable	$45,167	$120,858
Deferred underwriting commissions in connection with the initial public offering	$14,490,000	$—
Prepaid expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$17,000
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$8,000
The accompanying notes are an integral part of these financial statements.

Notes to Financial Statements
Note 1 — Description of Organization and Business Operations
Organization and General
HH&L Acquisition Co. (the “Company”) was incorporated as a Cayman Islands exempted company on September 4, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from September 4, 2020 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since its Initial Public Offering its search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income from its investments held in the Trust Account funded by the proceeds of the Initial Public Offering.
The Company’s sponsor is HH&L Investment Co., a Cayman exempted company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 4, 2021. On February 9, 2021, the Company consummated its Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 5,400,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $414.0 million, and incurring offering costs of approximately $23.7 million, of which approximately $14.5 million was for deferred underwriting commissions (see Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 10,280,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.3 million (see Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, a total of $414.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”), located in the United States with Continental Share Transfer & Trust Company acting as trustee, and is invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. Additionally, pursuant to NYSE rules, any business combination must be approved by a majority of our independent directors until the 80% of net assets test described above is satisfied. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).
The Company will provide the holders of its Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares have been classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (ASC 480). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company will be adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company adopted an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 9, 2023 (the “Combination Period”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses

(ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
The Company’s Sponsor, officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. As of December 31, 2021, and 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents held outside the Trust Account as of December 31, 2021 and 2020.
Liquidity and Going Concern
As of December 31, 2021, the Company had approximately $400,000 in its operating bank account and working capital deficit of approximately $604,000.
The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares (as defined in Note 4), a loan of approximately $185,000 from the Sponsor pursuant to the Note (as defined in Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid approximately $6,000 on February 9, 2021. On February 11, 2021, the Company paid the remaining balance of the Note. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loan.
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation — Going Concern,” management has determined that the working capital deficit and mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. As such, the management plans to consummate a business combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 9, 2023. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the balance sheets, primarily due to their short-term nature, except for the derivative warrant liabilities (see Note 9).
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Public Warrants and Private Placement Warrants are recognized as derivative warrant liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period until they are exercised. The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement have initially been estimated using Monte-Carlo simulations at each measurement date. The Private Placement warrants continue to be estimated using Monte Carlo simulations. As of December 31, 2021, the fair value of the Public Warrants was estimated at their listed public trading price. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities. There were no warrants outstanding for the period from September 4, 2020 to December 31, 2020.

Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the accompanying statement of operations. Offering costs associated with the Class A ordinary shares were charged against the carrying value of the shares of Class A ordinary share upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $821,000 was charged to expense in offering costs associated with warrant liabilities and $22.8 million was charged against the carrying value of the Class A ordinary shares subject to possible redemption. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary share subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary share subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary share (including Class A ordinary share that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary share is classified as shareholders’ equity. The Company’s Class A ordinary share feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2021, 41,400,000 shares of Class A ordinary share subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets. There was no Class A ordinary share issued or outstanding at December 31,2020.
Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.
Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
FASB ASC 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021 and 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary share and Class B ordinary share. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per share is calculated by dividing the net income (loss) by the weighted average shares of ordinary share outstanding for the respective period.
The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 30,980,000 shares of ordinary share in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2021. Accretion associated with the redeemable Class A ordinary share is excluded from earnings per share as the redemption value approximates fair value.
The following table reflects a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary share:
	For the Year Ended December 31, 2021		For the Period from September 4, 2020 (inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss) – basic	$1,034,813	$285,616	$—	$(12,681)
Allocation of net income (loss) – diluted	$1,031,659	$288,770	$—	$(12,681)
Denominator:
Basic weighted average ordinary shares outstanding	36,976,438	10,205,753	—	9,000,000
Diluted weighted average ordinary shares outstanding	36,976,438	10,350,000	—	9,000,000
Basic net income (loss) per ordinary share	$0.03	$0.03	$—	$(0.00)
Diluted net income (loss) per ordinary share	$0.03	$0.03	$—	$(0.00)
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021 using the modified retrospective method. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statement.
Note 3 — Initial Public Offering
On February 9, 2021, the Company consummated its Initial Public Offering of 41,400,000 Units, including 5,400,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $414.0 million, and incurring offering costs of approximately $23.7 million, of which approximately $14.5 million was for deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 4 — Related Party Transactions
Founder Shares
On September 7, 2020, the Sponsor paid $25,000, or approximately $0.002 per share, to cover certain expenses on behalf of the Company in exchange for issuance of 14,375,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On January 20, 2021, the Sponsor returned 5,750,000 Founder Shares for no consideration. On February 4, 2021, the sponsor transferred an aggregate of 66,000 of its founder shares, or 22,000 each to the Company’s independent directors for their board service for no cash consideration. These shares are not subject to forfeiture. Also on February 4, 2021, the Company effected a share dividend of 1,725,000 Class B ordinary shares, resulting in an aggregate of 10,350,000 Class B ordinary shares outstanding. The Sponsor had agreed to forfeit up to 1,350,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. If the Company increased or decreased the size of the offering, the Company would have effected a share capitalization or share contribution back to capital, as applicable, immediately prior to the consummation of the Initial Public Offering in such amount as to maintain the Founder Share ownership of the Company’s shareholders prior to the Initial Public Offering at 20.0% of the Company’s issued and outstanding ordinary shares upon the consummation of the Initial Public Offering. The over-allotment was exercised, as such no shares are subject to forfeiture.
The Initial Shareholders will agree, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 10,280,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.3 million.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On September 7, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. As of

February 9, 2021, the Company borrowed approximately $185,000 under the Note. On February 9, 2021, the Company repaid approximately $6,000 to the Sponsor. On February 11, 2021, the Company paid the remaining balance of the Note and such loan is no longer available to the Company.
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and 2020, the Company had no borrowings under the Working Capital Loans.
Administrative Service Agreement
Commencing on the date the Company’s securities are first listed on the New York Share Exchange, the Company agreed to pay the Sponsor a total of $15,000 per month for office space, utilities, secretarial and administrative services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021 and for the period from September 4, 2020 (inception) through December 31, 2020, the Company incurred $165,000 and $0 of expenses for these services, respectively, which are recognized in the accompanying statements of operations as administrative expenses — related party. As of December 31, 2021 and 2020, there were $165,000 and $0 in accounts payable — related party outstanding, respectively, as reflected in the accompanying balance sheets.
Note 5 — Commitments and Contingencies
Registration and Shareholder Rights
The holders of (i) Founder Shares, (ii) Private Placement Warrants (and the Class A ordinary shares underlying such Private Placement Warrants), and (iii) private placement warrants that may be issued upon conversion of Working Capital Loans are entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On February 9, 2021, the underwriter fully exercised its over-allotment option.
The underwriter was entitled to an underwriting discount of $0.20 per unit, or approximately $8.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $14.5 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The impact of this action and related sanctions on the world economy are not determinable as of the date of this Report and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of this Annual Report.
Note 6 — Derivative Warrant Liabilities
As of December 31, 2021, the Company has 20,700,000 and 10,280,000 Public Warrants and Private Placement Warrants, respectively, outstanding. As of December 31, 2020, there were no warrants outstanding.
The Public Warrants will become exercisable at $11.50 per share on the later of (a) 30 days after the completion of the initial Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital-raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, plus interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price”.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
Once the warrants become exercisable, the Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the Company will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In no event will the Company be required to net cash settle any Warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.
Note 7 — Class A Ordinary Share Subject to Possible Redemption
The Company’s Class A ordinary share feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 shares of Class A ordinary share with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary share are entitled to one vote for each share. As of December 31, 2021, there were 41,400,000 shares of Class A ordinary share outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the balance sheet. As of December 31, 2020, there were no Class A ordinary shares outstanding.
The Class A ordinary share subject to possible redemption reflected on the balance sheet is reconciled on the following table:

Gross Proceeds	$414,000,000
Less:
Fair value of Public Warrants at issuance	(14,076,000)
Class A ordinary share issuance costs	(22,759,327)
Plus:
Accretion of carrying value to redemption value	36,835,327
Class A ordinary share subject to possible redemption	$414,000,000
Note 8 — Shareholders’ Equity (Deficit)
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021, and 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2021, there were 41,400,000 shares of Class A ordinary shares issued and outstanding, all subject to possible redemption and therefore classified as temporary equity on the accompanying balance sheets (See Note 7). As of December 31, 2020, there were no shares of Class A ordinary shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On September 7, 2020, the Company issued 14,375,000 Class B ordinary shares to the Sponsor. On January 20, 2021, the Sponsor returned 5,750,000 Founder Shares for no consideration. On February 4, 2021, the Company effected a share dividend of 1,725,000 Class B ordinary shares, resulting in an aggregate of 10,350,000 Class B ordinary shares outstanding. All share and per share amounts have been retroactively restated to reflect the share recapitalizations. Up to 1,350,000 shares were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On February 9, 2021, as the underwriters exercised the full amount of the over-allotment, there were 10,350,000 Class B ordinary shares issued and outstanding, with no shares subject to forfeiture. As of December 31, 2021 and 2020, there were 41,400,000 and 0 Class B ordinary shares issued and outstanding, respectively.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share splits, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis
Note 9 — Fair Value Measurements
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Fair Value Measured as of December 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$414,023,891	$—	$—
Liabilities:
Derivative warrant liabilities – Public warrant	$11,592,000	$—	$—
Derivative warrant liabilities – Private warrant	$—	$—	$5,756,800
As of December 31, 2020, there were no assets or liabilities that were measured at fair value on a recurring basis.
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement in January 1, 2021, as the Public Warrants starting trading on March 30, 2021.
Level 1 assets include investment in money market funds that invest solely in U.S. Treasury Securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers or similar sources to determine fair value of its investments.
The Company utilized a Monte-Carlo simulation to estimate the fair value of the warrants initially and subsequently for the Private Warrants, with changes in fair value recognized in the statements of operations. On December 31, 2021, the fair value of the Public Warrants was measured using the public trading price as the Public Warrants started to trade prior to March 31, 2021. For the year ended December 31, 2021, the Company recognized a gain from a decrease in the fair value of liabilities of approximately $3.9 million, presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.
The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the year ended December 31, 2021, is summarized as follows:
Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants – Level 3	21,272,000
Transfer of Public Warrants to Level 1 Measurement	(14,076,000)
Change in fair value of derivative warrant liabilities – Level 3	(1,439,200)
Derivative warrant liabilities at December 31, 2021 – Level 3	$5,756,800
The estimated fair value of the derivative warrant liabilities has been determined using Level 3 inputs. Inherent in a Monte-Carlo simulation are assumptions related to expected stock-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term.
The following table provides quantitative information regarding the Level 3 fair value measurements inputs at their measurement dates:

As of December 31, 2021
Volatility	10.00%
Stock price	$9.73
Expected life of the options to convert	5.61
Risk-free rate	1.31%
Dividend yield	0%
Probability of business combination	90%
The primary significant unobservable input used in the fair value measurement of the Company’s private warrants is the expected volatility of the ordinary shares. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement.
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred up to the date financial statements were issued. Based upon this review, the Company did not identify any subsequent events that have occurred that would require adjustment or disclosures in the financial statements.

HH&L ACQUISITION CO.
Form 10-Q
For the Three Months Ended September 30, 2022

PART I. FINANCIAL INFORMATION
Item 1.   Condensed Financial Statements
HH&L ACQUISITION CO.
CONDENSED BALANCE SHEETS
	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash	$293,137	$399,935
Prepaid expenses	137,676	326,283
Total current assets	430,813	726,218
Investments held in Trust Account	416,517,794	414,023,891
Total Assets	$416,948,607	$414,750,109
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$135,297	$176,063
Accounts payable – related party	300,000	165,000
Accrued expenses	2,733,810	988,825
Working capital loan – related party	500,000	—
Total current liabilities	3,669,107	1,329,888
Derivative warrant liabilities	929,400	17,348,800
Deferred underwriting commissions	14,490,000	14,490,000
Total liabilities	19,088,507	33,168,688
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 41,400,000 shares at approximately $10.06 and $10.00 per share as of September 30, 2022 and December 31, 2021, respectively	416,417,794	414,000,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or outstanding	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,350,000 shares issued and outstanding at September 30, 2022 and December 31, 2021	1,035	1,035
Additional paid-in capital	—	—
Accumulated deficit	(18,558,729)	(32,419,614)
Total shareholders’ deficit	(18,557,694)	(32,418,579)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$416,948,607	$414,750,109
The accompanying notes are an integral part of these unaudited condensed financial statements.

HH&L ACQUISITION CO.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
General and administrative expenses	$1,395,693	$216,699	$2,499,624	$686,986
Administrative expenses – related party	45,000	45,000	135,000	120,000
Loss from operations	(1,440,693)	(261,699)	(2,634,624)	(806,986)
Other income (expenses):
Change in fair value of derivative warrant liabilities	4,337,200	12,804,600	16,419,400	7,021,200
Financing cost – derivative warrant liabilities	—	—	—	(821,170)
Income from investments held in Trust Account	1,872,086	6,360	2,493,903	16,040
Total other income (expenses)	6,209,286	12,810,960	18,913,303	6,216,070
Net income	$4,768,593	$12,549,261	$16,278,679	$5,409,084
Basic and diluted weighted average shares outstanding of Class A ordinary shares	41,400,000	41,400,000	41,400,000	35,485,714
Basic and diluted net income per ordinary share, Class A	$0.09	$0.24	$0.31	$0.12
Basic and diluted weighted average shares outstanding of Class B ordinary shares	10,350,000	10,350,000	10,350,000	10,157,143
Basic and diluted net income per ordinary share, Class B	$0.09	$0.24	$0.31	$0.12
The accompanying notes are an integral part of these unaudited condensed financial statements.

HH&L ACQUISITION CO.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
	For the Three and Nine Months Ended September 30, 2022
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – December 31, 2021	10,350,000	$1,035	$—	$(32,419,614)	$(32,418,579)
Net income	—	—	—	9,222,780	9,222,780
Balance – March 31, 2022 (unaudited)	10,350,000	1,035	—	(23,196,834)	(23,195,799)
Accretion of Class A ordinary shares subject to possible redemption amount	—	—	—	(545,708)	(545,708)
Net income	—	—	—	2,287,306	2,287,306
Balance – June 30, 2022 (unaudited)	10,350,000	1,035	—	(21,455,236)	(21,454,201)
Accretion of Class A ordinary shares subject to possible redemption amount	—	—	—	(1,872,086)	(1,872,086)
Net income	—	—	—	4,768,593	4,768,593
Balance – September 30, 2022 (unaudited)	10,350,000	$1,035	$—	$(18,558,729)	$(18,557,694)
	For the Three and Nine Months Ended September 30, 2021
	Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance – December 31, 2020	10,350,000	$1,035	$23,965	$(12,681)	$12,319
Excess cash received over the fair value of the private warrants	—	—	3,084,000	—	3,084,000
Accretion to Class A ordinary share redemption amount	—	—	(3,107,965)	(33,727,363)	(36,835,328)
Net loss	—	—	—	(4,461,996)	(4,461,996)
Balance – March 31, 2021 (unaudited)	10,350,000	1,035	—	(38,202,040)	(38,201,005)
Net loss	—	—	—	(2,678,181)	(2,678,181)
Balance – June 30, 2021 (unaudited)	10,350,000	1,035	—	(40,880,221)	(40,879,186)
Net income	—	—	—	12,549,261	12,549,261
Balance – September 30, 2021 (unaudited)	10,350,000	1,035	—	(28,330,960)	(28,329,925)
The accompanying notes are an integral part of these unaudited condensed financial statements.

HH&L ACQUISITION CO.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
	For the Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$16,278,679	$5,409,084
Adjustments to reconcile net income to net cash used in operating activities:
Income from investments held in Trust Account	(2,493,903)	(16,040)
Change in fair value of derivative warrant liabilities	(16,419,400)	(7,021,200)
Financing cost – derivative warrant liabilities	—	821,170
Changes in operating assets and liabilities:
Prepaid expenses	188,607	(379,375)
Accounts payable	(40,766)	889
Accounts payable – related party	135,000	120,000
Accrued expenses	1,744,985	154,332
Net cash used in operating activities	(606,798)	(911,140)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(414,000,000)
Cash used in investing activities	—	(414,000,000)
Cash Flows from Financing Activities:
Proceeds from notes payable to related parties	500,000	—
Proceeds received from initial public offering, gross	—	414,000,000
Proceeds from private placement	—	10,280,000
Repayment of notes payable to related party	—	(185,116)
Offering costs paid	—	(8,715,098)
Net cash provided by financing activities	500,000	415,379,786
Net change in cash	(106,798)	468,646
Cash – beginning of the period	399,935	6,410
Cash – end of the period	$293,137	$475,056
Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$—	$85,000
Offering costs included in notes payable	$—	$45,167
Deferred underwriting commissions in connection with the initial public offering	$—	$14,490,000
The accompanying notes are an integral part of these unaudited condensed financial statements.

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Organization and General
HH&L Acquisition Co. (the “Company”) was incorporated as a Cayman Islands exempted company on September 4, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).
As of September 30, 2022, the Company had not commenced any operations. All activity for the period from September 4, 2020 (inception) through September 30, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since its Initial Public Offering its search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income from its investments held in the Trust Account funded by the proceeds of the Initial Public Offering.
The Company’s sponsor is HH&L Investment Co., a Cayman exempted company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 4, 2021. On February 9, 2021, the Company consummated its Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 5,400,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $414.0 million, and incurring offering costs of approximately $23.7 million, of which approximately $14.5 million was for deferred underwriting commissions (see Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 10,280,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.3 million (see Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, a total of $414.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”), located in the United States with Continental Share Transfer & Trust Company acting as trustee, and is invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable, if any, on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. Additionally, pursuant to NYSE rules, any business combination must be approved by a majority of our independent directors until the 80% of net assets test described above is satisfied. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The Company will provide the holders of its Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares were classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (ASC 480). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company will be adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company adopted an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 9, 2023 (the “Combination Period”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
taxes payable, if any, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
The Company’s Sponsor, officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern Consideration
As of September 30, 2022, the Company had approximately $293,000 in its operating bank account and a working capital deficit of approximately $2.7 million exclusive of working capital loan- related party.
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through a contribution of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares (as defined in Note 4) and a loan of approximately $185,000 from the Sponsor pursuant to the Note (as defined in Note 4). The Note was repaid in full in February 2021, at which date the Note was terminated. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity was and will be satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account and Working Capital Loans (as defined in Note 4). As of September 30, 2022 and December 31, 2021, there were $500,000 and $0 outstanding under the Working Capital Loans.
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation — Going Concern,” management has determined that the working capital deficit and mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 9, 2023. Our

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
management plans to complete a Business Combination prior to the mandatory liquidation date and expects to receive financing from the Sponsor or an affiliate of the Sponsor certain of the Company’s officers and directors to meet its obligations through the time of liquidation. The unaudited condensed financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with generally accepted accounting principles of the United States of America (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of our management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any future period.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 30, 2022, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2021, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 30, 2022.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
coverage limits of $250,000. As of September 30, 2022 and December 31, 2021, the Company has not experienced losses on these accounts and the management believes the Company is not exposed to significant risks on such accounts.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents held outside the Trust Account as of September 30, 2022 and December 31, 2021.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in the Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting periods.
Making estimates requires the management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which the management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liabilities. Accordingly, the actual results could differ significantly from those estimates.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the balance sheets, primarily due to their short-term nature, except for the derivative warrant liabilities (see Note 9).
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Public Warrants and Private Placement Warrants are recognized as derivative warrant liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period until they are exercised. The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement have initially been estimated using Monte-Carlo simulations at each measurement date. As of September 30, 2022 and December 31, 2021, the fair value of the Public Warrants was estimated at their listed public trading price. The Private Placement warrants continue to be estimated using Monte Carlo simulations. As of September 30, 2022 and December 31, 2021, the fair value of the Public Warrants was estimated at their listed public trading price. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities are expensed as incurred, presented as non-operating expenses in the accompanying unaudited condensed statements of operations. Offering costs allocated to the Class A ordinary shares were charged against the carrying value of the shares of Class A ordinary share upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $821,000 was charged to expense in offering costs associated with warrant liabilities and $22.8 million was charged against the carrying value of the Class A ordinary shares subject to possible redemption. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary share subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary share subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary share (including Class A ordinary share that features

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary share is classified as shareholders’ equity. The Company’s Class A ordinary share feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2022 and December 31, 2021, 41,400,000 shares of Class A ordinary share subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.
Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
FASB ASC 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2022 and December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary share and Class B ordinary share. Income and losses are shared pro rata between the two classes of shares. Net income per share is calculated by dividing the net income by the weighted average shares of ordinary share outstanding for the respective period. The calculation of diluted net income per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 30,980,000 shares of ordinary share in the calculation of diluted income per share, because their exercise is contingent upon future events. Accretion associated with the redeemable Class A ordinary share is excluded from earnings per share as the redemption value approximates fair value.

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The following table reflects a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary share:
	For The Three Months Ended September 30,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$3,814,874	$953,719	$10,039,409	$2,509,852
Denominator:
Basic and diluted weighted average ordinary shares outstanding	41,400,000	10,350,000	41,400,000	10,350,000
Basic and diluted net income per ordinary share	$0.09	$0.09	$0.24	$0.24
	For The Nine Months Ended September 30,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$13,022,943	$3,255,736	$4,205,373	$1,203,712
Denominator:
Basic and diluted weighted average ordinary shares outstanding	41,400,000	10,350,000	35,485,714	10,157,143
Basic and diluted net income per ordinary share	$0.31	$0.31	$0.12	$0.12
Recent Accounting Pronouncements
The management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.
Note 3 — Initial Public Offering
On February 9, 2021, the Company consummated its Initial Public Offering of 41,400,000 Units, including 5,400,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $414.0 million, and incurring offering costs of approximately $23.7 million, of which approximately $14.5 million was for deferred underwriting commissions.
Each Unit consists of one Class A ordinary share, and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 4 — Related Party Transactions
Founder Shares
On September 7, 2020, the Sponsor paid $25,000, or approximately $0.002 per share, to cover certain expenses on behalf of the Company in exchange for issuance of 14,375,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On January 20, 2021, the Sponsor returned 5,750,000 Founder Shares for no consideration. On February 4, 2021, the sponsor transferred an aggregate of 66,000 of its founder

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
shares, or 22,000 each to the Company’s independent directors for their board service for no cash consideration. These shares are not subject to forfeiture. Also on February 4, 2021, the Company effected a share dividend of 1,725,000 Class B ordinary shares, resulting in an aggregate of 10,350,000 Class B ordinary shares outstanding. The Sponsor had agreed to forfeit up to 1,350,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. If the Company increased or decreased the size of the offering, the Company would have effected a share capitalization or share contribution back to capital, as applicable, immediately prior to the consummation of the Initial Public Offering in such amount as to maintain the Founder Share ownership of the Company’s shareholders prior to the Initial Public Offering at 20.0% of the Company’s issued and outstanding ordinary shares upon the consummation of the Initial Public Offering. The over-allotment was exercised, as such no shares are subject to forfeiture.
The Initial Shareholders will agree, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 10,280,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.3 million.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
Promissory Note — Related Party
On September 7, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. As of February 9, 2021, the Company borrowed approximately $185,000 under the Note. On February 9, 2021, the Company repaid approximately $6,000 to the Sponsor. On February 11, 2021, the Company paid the remaining balance of the Note and such loan is no longer available to the Company.
Working Capital Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to,

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The terms of the warrants would be identical to those of the Private Placement Warrants.
On September 15, 2022, the Company issued an unsecured convertible promissory note to its Sponsor, pursuant to which the Company may borrow up to $500,000 (the “working capital loan — related party”) from the Sponsor for general corporate purpose. Such loan may, at the Sponsor’s discretion, be converted into warrants (the “Working Capital Loan Warrants”) to purchase Class A ordinary shares of the Company, par value $0.0001 per share, at a conversion price equal to $1.00 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share of the Company at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants. The terms of the Working Capital Loan Warrants will be identical to those of the Private Placement Warrants. The working capital loan — related party will not bear any interest and will be repayable by the Company to the Sponsor, if not converted or repaid on the effective date of the initial Business Combination unless accelerated upon the occurrence of an Event of Default (as defined under the unsecured convertible promissory note), which includes failure by the Company to make required payments under the unsecured convertible promissory note and bankruptcy of the Company. As of September 30, 2022 and December 31, 2021, there were $500,000 and $0, respectively, outstanding under Working Capital Loan, reflected as working capital loan — related party on the accompanying condensed balance sheets.
Administrative Service Agreement
Commencing on the date the Company’s securities were first listed on the New York Stock Exchange, the Company agreed to pay the Sponsor a total of $15,000 per month for office space, utilities, secretarial and administrative services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended September 30, 2022 and 2021, the Company incurred $45,000 of expenses in connection with such services in each period, which were recognized in the accompanying unaudited condensed statements of operations as administrative expenses — related party. For the nine months ended September 30, 2022 and 2021, the Company incurred $135,000 and $120,000 of expenses in connection with such services, respectively, which were recognized in the accompanying unaudited condensed statements of operations as administrative expenses — related party. As of September 30, 2022 and December 31, 2021, the Company’s unpaid balance in connection with such services was $300,000 and $165,000, respectively, and is included in accounts payable — related party on the accompanying condensed balance sheets.
Note 5 — Commitments and Contingencies
Registration and Shareholder Rights
The holders of (i) Founder Shares, (ii) Private Placement Warrants (and the Class A ordinary shares underlying such Private Placement Warrants), and (iii) private placement warrants that may be issued upon conversion of Working Capital Loans are entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On February 9, 2021, the underwriter fully exercised its over-allotment option.
The underwriter was entitled to an underwriting discount of $0.20 per unit, or approximately $8.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $14.5 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
The management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The impact of this action and related sanctions on the world economy are not determinable as of the date of this Report and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.
Note 6 — Derivative Warrant Liabilities
As of September 30, 2022 and December 31, 2021, the Company has 20,700,000 and 10,280,000 Public Warrants and Private Placement Warrants, respectively, outstanding.
The Public Warrants will become exercisable at $11.50 per share on the later of (a) 30 days after the completion of the initial Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital-raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, plus interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price”.
The terms of the Private Placement Warrants are identical to those of the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
Once the warrants become exercisable, the Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the Company will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
no event will the Company be required to net cash settle any Warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.
Note 7 — Class A Ordinary Share Subject to Possible Redemption
The Company’s Class A ordinary share feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 shares of Class A ordinary share with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary share are entitled to one vote for each share. As of September 30, 2022 and December 31, 2021, there were 41,400,000 shares of Class A ordinary share outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the condensed balance sheets.
The Class A ordinary shares subject to possible redemption reflected on the balance sheet is reconciled on the following table:
Gross proceeds	$414,000,000
Less:
Fair value of Public Warrants at issuance	(14,076,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(22,759,327)
Plus:
Accretion of carrying value to redemption value	36,835,327
Class A ordinary shares subject to possible redemption – December 31, 2021	414,000,000
Increase in redemption value of Class A ordinary shares subject to redemption	545,708
Class A ordinary shares subject to possible redemption – June 30, 2022	$414,545,708
Increase in redemption value of Class A ordinary shares subject to redemption	1,872,086
Class A ordinary shares subject to possible redemption – September 30, 2022	$416,417,794
Note 8 — Shareholders’ Deficit
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2022 and December 31, 2021, there were 41,400,000 shares of Class A ordinary shares issued and outstanding, all subject to possible redemption and therefore classified as temporary equity on the accompanying condensed balance sheets (See Note 7).
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of September 30, 2022 and December 31, 2021, there were 10,350,000 shares of Class B ordinary shares issued and outstanding.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law.

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share splits, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis
Note 9 — Fair Value Measurements
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
September 30, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$416,517,794	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrant	$621,000	$—	$—
Derivative warrant liabilities – Private Placement Warrant	$—	$—	$308,400
December 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$414,023,891	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrant	$11,592,000	$—	$—
Derivative warrant liabilities – Private Placement Warrant	$—	$—	$5,756,800
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement in March 2021, as the Public Warrants starting trading on March 30, 2021.
Level 1 assets include investment in money market funds that invest solely in U.S. Treasury Securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers or similar sources to determine fair value of its investments.

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The Company utilized a Monte-Carlo simulation to estimate the fair value of the warrants initially and subsequently for the Private Warrants, with changes in fair value recognized on the accompanying unaudited condensed statements of operations. On September 30, 2022 and December 31, 2021, the fair value of the Public Warrants was measured using the public trading price. For the three months ended September 30, 2022 and 2021, the Company recognized a gain from a decrease in the fair value of liabilities of approximately $4.3 million and approximately $12.8 million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statements of operations. For the nine months ended September 30, 2022 and 2021, the Company recognized a gain from a decrease in the fair value of liabilities of approximately $16.4 million and approximately $7.0 million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statements of operations.
The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs as of September 30, 2022 and 2021 are summarized as follows:
Derivative warrant liabilities at December 31, 2021 – Level 3	$5,756,800
Change in fair value of derivative warrant liabilities – Level 3	(3,186,800)
Derivative warrant liabilities at June 30, 2022 – Level 3	$2,570,000
Change in fair value of derivative warrant liabilities – Level 3	(822,400)
Derivative warrant liabilities at June 30, 2022 – Level 3	$1,747,600
Change in fair value of derivative warrant liabilities – Level 3	(1,439,200)
Derivative warrant liabilities at September 30, 2022 – Level 3	$308,400
Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants – Level 3	21,272,000
Transfer of Public Warrants to Level 1 Measurement	(14,076,000)
Change in fair value of derivative warrant liabilities – Level 3	1,028,000
Derivative warrant liabilities at March 31, 2021 – Level 3	$8,224,000
Change in fair value of derivative warrant liabilities – Level 3	822,400
Derivative warrant liabilities at June 30, 2021 – Level 3	$9,046,400
Change in fair value of derivative warrant liabilities – Level 3	(4,317,600)
Derivative warrant liabilities at September 30, 2021 – Level 3	$4,728,800
The estimated fair value of the derivative warrant liabilities has been determined using Level 3 inputs. Inherent in a Monte-Carlo simulation are assumptions related to expected stock-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term.

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The following table provides quantitative information regarding the Level 3 fair value measurements inputs at their measurement dates:
	September 30, 2022	December 31, 2021
Exercise price	$11.50	$11.50
Volatility	5.50%	10.00%
Stock price	$9.94	$9.73
Expected life of the options to convert	5.36	5.61
Risk-free rate	3.96%	1.31%
Implied Success	3.40%	N/A
The primary significant unobservable input used in the fair value measurement of the Company’s Private Placement Warrants is the expected volatility of the ordinary shares. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement.
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred up to the date the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that have occurred that would require adjustment or disclosures in the unaudited condensed financial statements, except as noted below.
Proposed Business Combination
On October 14, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among the Company, Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (“DiaCarta”), as fully disclosed in a Current Report on Form 8-K as filed with the SEC by the Company on October 14, 2022.
Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and DiaCarta (the “Proposed Business Combination”) will be effected in two steps. First, before the closing of the Proposed Business Combination (the “Closing”), both the Company and DiaCarta will deregister in the Cayman Islands and domesticate as Delaware corporations in accordance with Section 388 of the Delaware General Corporation Law and the Cayman Islands Companies Act (As Revised), with DiaCarta changing its name to DiaCarta Holdings, Inc. (the “Domestication”). Second, at the Closing, Merger Sub will merge with and into DiaCarta Holdings, Inc., with DiaCarta Holdings, Inc. surviving such merger as the surviving entity (the “Merger”). Upon consummation of the Proposed Business Combination, DiaCarta Holdings, Inc. will become a wholly owned subsidiary of the Company. The Company will then change its name to “DiaCarta, Inc.” We refer to the Company after the Domestication but before the Merger as “Domesticated SPAC.” The aggregate merger consideration paid to DiaCarta equity holders in connection with the Proposed Business Combination consists of 46 million shares of Domesticated SPAC Common Stock, which is calculated based on a pre-money equity valuation of DiaCarta at $460.0 million on a fully diluted basis.
The obligations of the parties (or, in some cases, some of the parties) to consummate the Proposed Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others: (i) the accuracy of representations and warranties to various standards, from no material qualifier to a material adverse effect qualifier, (ii) material compliance with pre-closing covenants, (iii) no material adverse effect both for the Company and DiaCarta and its subsidiaries, (iv) the delivery of customary closing certificates, (v) the waiting period of periods required by any Antitrust Authorities (as defined under the Business Combination Agreement) and any other Governmental Approvals (as defined under the Business Combination Agreement) shall have been obtained, expired or been

HH&L ACQUISITION CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
terminated, as applicable, (vi) the absence of a legal prohibition on consummating the transactions, (vii) approval by the Company’s and DiaCarta’s shareholders, (viii) approval of the listing on the NYSE for newly issued shares, and (ix) the Company having at least US$5,000,001 of net tangible assets remaining after redemption.
In connection with the Business Combination, the Company entered into an engagement with a third party who will act as its financial advisor and its capital market advisor and placement agent in connection with the Proposed Business Combination. The fee arrangement consists of a $4.0 million advisor fee and an offering fee of 4.0% of the sum of the gross proceeds raised by the third party. The fees are contingent upon the closing of the transaction and private placement. As prescribed by the arrangement, in the Company’s sole discretion, it may elect to pay the $2.0 million of the advisor fee with ordinary shares of the publicly listed post-business combination company.
The Company has agreed, pursuant to the Business Combination Agreement, to seek additional investors through one or more private placements of common stock of the Domesticated SPAC. In connection with the Proposed Business Combination, the Sponsor has agreed to contribute or forfeit certain Class B Ordinary Shares owned by itself to facilitate financing after signing of the Business Combination Agreement and certain forfeiture arrangement with an agreed cap.
The full Business Combination Agreement and other agreements entered into or contemplated to be executed prior to the Closing have been filed on a Current Report on Form 8-K on filed with the SEC on October 14, 2022.
Waiver of Deferred Underwriting Fee
On October 7, 2022, the Company received a letter from Goldman Sachs (Asia) L.L.C. (“Goldman Sachs”), and on October 13, 2022, the Company executed a letter agreement with Credit Suisse Securities (USA) LLC (“Credit Suisse”), which, among others, waive any entitlement to their respective portions of the $14,490,000 deferred underwriting fee that accrued from Goldman Sachs’ and Credit Suisse’s participation as the underwriters of the Initial Public Offering. Such waiver reduces the estimated expenses of the Proposed Business Combination by $14,490,000, which amount will be reflected on the balance sheet of the Company and the succeeding company upon the Closing.

DIACARTA, LTD

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of DiaCarta, Ltd
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of DiaCarta, Ltd (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum Bernstein & Pinchuk llp
Marcum Bernstein & Pinchuk llp
We have served as the Company’s auditor since 2021.
New York, NY
July 14, 2022

DIACARTA, LTD
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. dollars, except for the number of shares and per share data)
	As of December 31, 2021	As of December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$22,644,119	$9,595,487
Accounts receivable, net	6,219,331	3,898,667
Advances to suppliers	147,642	199,777
Inventories	1,198,578	1,069,717
Loan to a related party, current	223,219	—
Prepayments and other current assets, net	737,244	706,112
Total current assets	31,170,133	15,469,760
Non-current assets:
Property, plant and equipment, net	2,491,126	2,722,681
Intangible assets, net	10,529	12,261
Operating lease right-of-use assets	8,997,758	2,838,822
Finance lease assets	53,024	101,807
Deferred tax assets, net	2,389,240	4,893,834
Loan to a related party	1,114,145	757,992
Other assets	42,125	417,727
Total non-current assets	15,097,947	11,745,124
Total assets	$46,268,080	$27,214,884
Liabilities And Shareholders’ Equity
Current liabilities:
Accounts payable	$5,339,633	$3,994,768
Accrued liabilities and other payables	543,866	483,168
Loan from a shareholder, current	—	1,188,428
Operating lease liabilities, current	1,164,841	678,114
Finance lease liabilities, current	14,803	52,363
Income taxes payable	1,218,562	15,038
Advances from customers	145,475	1,442,124
Convertible bond payable, current	2,152,617	—
Total current liabilities	$10,579,797	$7,854,003
The accompanying notes are an integral part of these consolidated financial statements

DIACARTA, LTD
CONSOLIDATED BALANCE SHEETS (Continued)
(Stated in U.S. dollars, except for the number of shares and per share data)
	As of December 31, 2021	As of December 31, 2020
Liabilities And Shareholders’ Equity
Non-current liabilities:
Long-term borrowing	$—	$463,238
Convertible bond payable	—	1,433,485
Operating lease liabilities, non-current	9,098,024	3,101,691
Finance lease liabilities, non-current	—	21,099
Total non-current liabilities	9,098,024	5,019,513
Total liabilities	19,677,821	12,873,516
Shareholders’ equity:
Ordinary shares (USD0.001 par value, 28,469,472 shares authorized; 28,469,472 shares issued and outstanding at December 31, 2021 and 2020, respectively)	28,469	28,469
Series A non-redeemable preferred shares (USD0.001 par value, 7,543,948 shares authorized; 7,543,948 shares issued and outstanding with liquidation preference of $8,000,000, at December 31, 2021 and 2020, respectively)	7,544	7,544
Series B non-redeemable preferred shares (USD0.001 par value, 13,646,217 shares authorized; 12,183,137 shares issued and Outstanding with liquidation preference of $36,336,249, at December 31, 2021 and 2020, respectively)	12,183	12,183
Additional paid-in capital	54,019,642	53,871,540
Accumulated deficit	(25,751,210)	(37,561,368)
Accumulated other comprehensive loss	(1,726,369)	(2,017,000)
Total Shareholder’s Equity	26,590,259	14,341,368
Total liabilities and shareholders’ equity	$46,268,080	$27,214,884

The accompanying notes are an integral part of these consolidated financial statements

DIACARTA, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Stated in U.S. dollars, except for the number of shares and per share data)
	For the year ended December 31, 2021	For the year ended December 31, 2020
Revenues	$41,501,568	$14,445,079
Cost of revenues	13,426,619	8,629,681
Gross profit	28,074,949	5,815,398
Operating expenses:
Selling and marketing expenses	1,820,038	1,182,573
General and administrative expenses	3,824,924	2,566,119
Research and development expenses	5,179,766	4,841,818
Total operating expenses	10,824,728	8,590,510
Income (loss) from operations	17,250,221	(2,775,112)
Interest expense, net	(701,630)	(336,222)
Investment (loss) / income	(10,370)	88,764
Other income, net	600,405	848,784
Income (loss) before income taxes provision	17,138,626	(2,173,786)
Income tax expenses	(5,328,468)	(44,195)
Net Income (loss)	11,810,158	(2,217,981)
Less: net loss attributable to non-controlling interest	—	34,463
Net Income (loss) Attributable To DiaCarta, Ltd shareholders	$11,810,158	$(2,183,518)
Other comprehensive income:
Foreign currency translation adjustment	$290,631	$472,844
Total comprehensive income (loss)	12,100,789	(1,745,137)
Less: comprehensive loss attributable to non-controlling interest	—	34,463
Comprehensive Income (Loss) Attributable To DiaCarta, Ltd Shareholders	$12,100,789	$(1,710,674)
Net income (loss) per ordinary share attributable to DiaCarta, Ltd shareholders
Basic	$0.41	$(0.08)
Diluted	0.25	(0.08)
Weighted average number of ordinary shares outstanding
Basic	28,469,472	28,469,472
Diluted	49,370,099	28,469,472
The accompanying notes are an integral part of these consolidated financial statements

DIACARTA, LTD
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Stated in U.S. dollars, except for the number of shares and per share data)
	Attributable to DiaCarta, Ltd’s shareholders
	Ordinary shares		Series A Preferential shares		Series B Preferential shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- controlling interest	Total equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2020	28,469,472	$28,469	7,543,978	$7,544	13,646,217	$13,646	$57,431,051	$(35,377,850)	$(2,489,844)	$452,379	$20,065,395
Repurchase of Series B Preferential shares	—	—	—	(1,463,080)	(1,463)	(4,362,288)	—	—	—	—	(4,363,751)
Net loss	—	—	—	—	—	—	—	(2,183,518)	—	(34,463)	(2,217,981)
Buy-out of a non-controlling interests	—	—	—	—	—	—	(283,651)	—	—	(417,916)	(701,567)
Warrants issued in connection with convertible bond note	—	—	—	—	—	—	1,086,428	—	—	—	1,086,428
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	472,844	—	472,844
Balance as of December 31, 2020	28,469,472	$28,469	7,543,978	$7,544	12,183,137	$12,183	$53,871,540	$(37,561,368)	$(2,017,000)	$—	$14,341,368
Net income	—	—	—	—	—	—	—	11,810,158	—	—	11,810,158
Tax effect resulted from amortization of the discount of convertible bond note	—	—	—	—	—	—	148,102	—	—	—	148,102
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	290,631	—	290,631
Balance as of December 31, 2021	28,469,472	$28,469	7,543,978	$7,544	12,183,137	$12,183	$54,019,642	$(25,751,210)	$(1,726,369)	$—	$26,590,259
The accompanying notes are an integral part of these consolidated financial statements

DIACARTA, LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US dollars)
	For the year ended December 31, 2021	For the year ended December 31, 2020
Cash Flows From Operating Activities:
Net income (loss)	$11,810,158	$(2,217,981)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	497,184	428,176
Amortization of operating lease right-of-use assets	1,004,855	602,968
Amortization of finance lease assets	48,783	52,891
Interest on lease liabilities	282,518	198,036
Interest and amortization of convertible bond	719,132	280,493
Interest on shareholder loan	14,287	85,724
Allowance for doubtful accounts	(89,537)	215,179
Deferred tax expenses	2,652,696	29,157
Gain on short-term investment	—	(94,228)
Gain on forgiveness of PPP loan	(463,238)	—
Changes in assets and liabilities:
Accounts receivable, net	(2,320,664)	(2,080,386)
Inventory	(128,861)	(909,235)
Advances to suppliers	52,135	15,911
Prepayments and other current assets, net	(31,132)	8,356
Other assets	375,602	(54,610)
Accounts payable	1,527,766	2,173,828
Income taxes payable	1,203,524	14,238
Advances from customers	(1,296,649)	1,315,385
Operating lease liabilities	(958,749)	(667,031)
Accrued liabilities and other payables	60,698	133,607
Net Cash Provided by (Used In) Operating Activities	14,960,508	(469,522)
Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(207,302)	(352,282)
Buy-out of non-controlling interest	—	(701,567)
Cash paid for short-term investments	—	(5,503,896)
Loan to a related party	(713,088)	(362,099)
Loan recovered from a third party	89,537	—
Proceeds from maturity of short-term investments	—	9,849,077
Net Cash (Used In) Provided By Investing Activities	$(830,853)	$2,929,233
The accompanying notes are an integral part of these consolidated financial statements

DIACARTA, LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Stated in US dollars)
	For the year ended December 31, 2021	For the year ended December 31, 2020
Cash Flows From Financing Activities:
Principal prepayments of finance leases	$(63,159)	$(77,300)
Repayment of loan from a shareholder	(1,202,715)	—
Proceeds from long-term loan	—	463,238
Proceeds from issuance of convertible bonds	—	2,500,000
Net Cash (Used In) Provided By Financing Activities	(1,265,874)	2,885,938
Effect of exchange rate changes on cash and cash equivalents	184,851	263,870
Net Increase in Cash and Cash Equivalents	13,048,632	5,609,519
Cash and cash equivalents at beginning of year	9,595,487	3,985,968
Cash and cash equivalents at end of year	$22,644,119	9,595,487
Supplemental Cash Flow Information:
Cash paid for income taxes	1,472,248	800
Interest paid	347,815	—
Non-cash activities:
Right of use assets obtained in exchange for operating lease obligations	866,625	592,570
Finance lease assets obtained in exchange for finance lease obligations	40,761	62,469
Repurchase of Series B Preferential shares with amount due from a shareholder	—	4,309,230
Settlement of accounts payable with loan receivable from a related party	182,901	143,671
The accompanying notes are an integral part of these consolidated financial statements

DIACARTA, LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars, unless otherwise indicated)
Note 1 — Organization and principal activities
DiaCarta, Ltd was incorporated under the laws of the Cayman Islands on October 23, 2014.
DiaCarta, Ltd and its subsidiaries, primarily engage in the sale of test kits and the diagnosis of genetic changes caused by disease in both the United States of America and the People’s Republic of China (“PRC” or “China”).
As of December 31, 2021, DiaCarta, Ltd’s. subsidiaries are as follows:
Entity	Place of incorporation	Date of incorporation	Percentage of ownership by the Company	Principal activities
Subsidiaries:
DIACARTA, INC. (“DiaCarta USA”)	California, USA	April 21, 2011	100%	R&D, manufacture, clinical laboratory improvement amendments (CLIA) lab
DIACARTA, LIMITED (“DiaCarta HK”)	Hong Kong	July 8, 2015	100%	Holding Company
DIACARTA, EU, LIMITED (Ireland) (“DiaCarta Ireland”)	Ireland	August 24, 2017	100%	CE In vitro diagnostic (IVD) submissions
Shanghai Diji Biotech Co., Ltd. (“Shanghai Diji” or “the WFOE”)	The People’s Republic of China (“PRC” or “China”)	December 7, 2015	100%	Holding Company
Shanghai Xiete Biotech Co., Ltd. (“Shanghai Xiete”)	PRC	December 4, 2015	100%	Clinical services
Nanjing Diji Biotech Co., Ltd. (“Nanjing Diji”)	PRC	June 16, 2016	100%	R&D, Clinical trial activities, sales and marketing
Nanjing Dizhun Biotech Co., Ltd. (“Nanjing Dizhun”)	PRC	April 23, 2018	100%	Manufacture, import and export
Nanjing Diyang Biotech Co., Ltd. (“Nanjing Diyang Biotech”)	PRC	April 28, 2017	100%	R&D, clinical trial activities, sales and marketing
DiaCarta, Ltd and its subsidiaries are hereinafter collectively referred to as the “Company”.
Reorganization
In 2021, DiaCarta, Ltd undertook a reorganization and combined all subsidiaries under common control in the PRC to be the subsidiaries of the WFOE (Wholly Foreign Owned Enterprise). During the years presented in these financial statements, the control of the entities has never changed (always under the control of ultimate controller). Accordingly, the combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended December 31, 2021 and 2020, the results of these subsidiaries are included in the financial statements for both periods.
Note 2 — Summary of significant accounting policies
Basis of presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Principles of consolidation
The accompanying consolidated financial statements include the financial statements of DiaCarta, Ltd and its subsidiaries.
All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.
Non-controlling interest
The non-controlling interest on the consolidated balance sheet resulted from the consolidation of Nanjing Diyang Biotech Co., Ltd., a 75% owned subsidiary in 2019. The portion of the loss applicable to the non-controlling interest in the subsidiary is reflected in the consolidated statements of operations and comprehensive income (loss).
In 2020, the Company acquired the remaining 25% equity interest in Nanjing Diyang Biotech Co., Ltd., and thus, there was no longer a non-controlling interest as of December 31, 2020.
Use of estimates and assumptions
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but not limited to, estimates for net realizable value of inventory, impairment for long-lived assets, valuation allowance for deferred tax, provision for doubtful accounts, and valuation of convertible note, warrant and preferred shares. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.
Foreign currency translation and transaction
The accompanying consolidated financial statements are presented in United States dollars, which is the reporting currency of the Company. The functional currency of DiaCarta, Ltd, DiaCarta USA and DiaCarta Ireland is the United State dollar, and the functional currency of DiaCarta HK is the Hong Kong dollar (“HKD”). The functional currency of the PRC subsidiaries is the Renminbi (“RMB”).
Assets and liabilities that are denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the reporting currency are measured and recorded in the reporting currency at the exchange rate prevailing on the transaction date. Translation gains and losses are recognized in the consolidated statements of operations and comprehensive loss as other comprehensive income or loss.
For DiaCarta HK, except for shareholder’s equity, the balance sheet accounts at December 31, 2021 and 2020, results of operations and cash flows for the years ended December 31, 2021 and 2020 were translated at HKD 7.7731 to $1.00 and HKD7.7559 to $1.00. For all PRC subsidiaries, the balance sheet accounts, with the exception of shareholders’ equity at December 31, 2021 and 2020, were translated at RMB6.3726, and RMB6.5250 to $1.00, respectively. The shareholders’ equity accounts were translated at their historical rate. The average translation rates applied to statements of operations for the years ended

December 31, 2021 and 2020 were RMB6.4508 and RMB6.9042 to $1.00, respectively. Cash flows were also translated at average translation rates for the periods, therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.
Cash and cash equivalents
Cash and cash equivalents consist of cash on hand, demand deposits and time deposits placed with banks or other financial institutions and have original maturities of less than three months. As of December 31, 2021 and 2020, the balance of cash equivalents was $12,206,525 and $5,052,587, respectively.
Short-term investment
Short-term investment consists of investment in an investment management product issued by a bank which is redeemable by the Company at any time. The investment management product is unsecured with variable interest rates. The Company measures the short-term investment at fair value and fair value is estimated based on quoted price of similar products provided by banks at the end of each period.
Accounts receivable and allowance for doubtful accounts
Accounts receivable are stated at the historical carrying amount, net of allowance for doubtful accounts.
The Company estimates an allowance for doubtful accounts against accounts receivable using historic collection trends, aging of accounts, current and future implications surrounding the ability to collect such as economic conditions, and regulatory changes. The allowance for doubtful accounts is evaluated on a regular basis and adjusted when trends, significant events or other substantive evidence indicate that expected collections will be less than applicable accrual rates. As of December 31, 2021 and 2020, the allowance for doubtful accounts was $233,113 and $227,684, respectively.
Inventory
Inventory is stated at the lower of cost or net realizable value. The Company determines the cost of inventory using the first in, first out method (“FIFO”). The Company estimates the recoverability of inventory by reference to internal estimates of future demands and product life cycles, including expiration. The Company periodically analyzes its inventory levels to identify inventory that may expire prior to expected sale, no longer meeting quality specifications, or has a cost basis in excess of its estimated realizable value and records a charge to cost of sales for such inventory as appropriate. For the years ended December 31, 2021 and 2020, no impairment loss was recognized.
Advances to suppliers
Advances to suppliers are cash deposits for future inventory purchases. If management determines that such advances will not be recoverable, the Company will recognize an allowance account to reserve such balances. Management reviews its advances to suppliers on a regular basis to determine if such allowance is adequate and adjusts the allowance when necessary. As of December 31, 2021 and 2020, no such adjustment was indicated, and no allowance was recognized.
Property, plant and equipment, net
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:
Leasehold improvements	Over the shorter of the lease term or expected useful lives
Equipment	2 – 5 years
The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.
Intangible assets, net
The Company’s intangible assets with definite useful lives primarily consist of patented technology. The Company typically amortizes its intangible assets with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated useful lives.
The estimated useful lives are as follows:
Patented technology	15.5 years
Impairment for long-lived assets
Long-lived assets, including property, plant and equipment and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company measures the carrying amount of long-lived asset against the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. Impairment exists when the sum of the expected future net cash flows is less than the carrying value of the asset being evaluated. Impairment loss is calculated as the amount by which the carrying value of the asset exceeds its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets when the market prices are not readily available. The adjusted carrying amount of the assets becomes the new cost basis and is depreciated over the assets’ remaining useful lives. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The impairment test is performed at the asset group level. For the years ended December 31, 2021 and 2020, no impairment of long-lived assets was recognized.
Fair value measurements
ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The accounting standard, ASC Topic 820, Fair Value Measurements (“ASC Topic 820”) establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measurements. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:
•
Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•
Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities:
(1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.
The carrying value of financial assets and liabilities recorded at fair value are measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The fair values of cash and cash equivalents, accounts receivable, other receivable, accounts payable, loan from a shareholder and accrued expenses and other current liabilities, approximate their carrying values because of their short-term nature. As the carrying amounts are reasonable estimates of fair value, these financial instruments are classified within Level 1 of the fair value hierarchy. Short-term investments of financial products are recorded at amortized cost, which approximates fair value. Financial assets and liabilities measured on a non-recurring basis, such as the Company’s warrants, are those that are adjusted to fair value when a significant event occurs. The Company identified warrants as Level 3 instruments due to the fact that the inputs to valuation methodology are unobservable and significant to the fair value. The balance of warrants, which were measured and disclosed at fair value, was $1,347,008 as of the issuance date on July 7, 2020.
Revenue recognition
The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (Topic 606). Consistent with the criteria of Topic 606, the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services. Value-added tax that the Company collects concurrent with revenue-producing activities is excluded from revenue.
Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.
Service revenue
The Company generates revenue primarily from the medical diagnostics service. Revenue from medical diagnostics service include testing service fee for COVID-19 and other testing such as Radiation Toxicity and other health detection. Revenue from the medical diagnostics service to the customer contains a single performance obligation and revenue is recognized at a point in time when the test result is released to the customer or his or her medical professional.
Products revenue
The Company also generates revenue from the sales of kits and reagents under separate contracts. There is only one performance obligation in the contract. The Company recognizes revenue at a point in time when the control of the products has been transferred to those customers. The transfer of control is considered complete when products have been delivered to carriers according to the FOB shipping terms.

The following table summarizes the revenue generated from different revenue streams:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Revenue
Service revenue	$15,277,629	$8,614,839
Product sales – kits and reagents	26,223,939	5,830,240
	$41,501,568	$14,445,079
Contracts
The Company’s customer is primarily the individual, but the Company usually enters into a formal contract with the testing agency rather than the individual. Under the Company’s Laboratory Services Agreements (“LSA”) and Laboratory Reference Agreements (“LRA”) the Company contracts with a direct bill payer for an agreed upon amount of laboratory testing services for a specified amount of time at a fixed price. Certain of the Company’s LSAs require payment for testing services prior to result. The Company’s consideration can be deemed fixed depending on the specific payer contracts, and the Company considers collection of such consideration to be probable to the extent that it is unconstrained.
Transaction price
The transaction price is the amount the Company expects to collect in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes).
Fixed consideration is derived from the Company’s LSAs, LRAs, and direct bill payer contracts that exist between the Company and direct bill payers. The contracted price is deemed to be fixed as the Company expects to fully collect all amounts billed under these relationships.
Contract Balances
The timing of revenue recognition, billings, and cash collections results in the billed accounts receivable and advance payment on the consolidated balance sheets. Generally, billing occurs subsequent to the release of an individual’s test result to the ordering health care provider, resulting in an account receivable. The balances of accounts receivable net of allowance for doubtful accounts were $6,219,331 and $3,898,667 as of December 31, 2021 and 2020, respectively. However, the Company sometimes receives advance payment from an individual or a direct pay payer before a test result is completed or the kits and reagents are delivered, resulting in the advance from customers with the balance of $145,475 and $1,442,124 as of December 31, 2021 and 2020, respectively. The advance from customers recorded is recognized as revenue at the point in time results are released to the individual’s health care provider or the products have been delivered to carriers. All unsatisfied performance obligation will be performed within the next twelve months and no significant financing component is involved. During the years ended December 31, 2021 and 2020, the Company recognized $1,442,124 and $126,739 as revenue that was included in the balance of advance from customers at January 1, 2021 and 2020, respectively.
Selling and marketing expenses
Selling and marketing expenses amounted to $1,820,038 and $1,182,573 for the years ended December 31, 2021 and 2020, respectively. Selling and marketing costs are expensed as incurred and included in selling expenses.
General and administrative expenses
General and administrative expenses consist primarily of salary and welfare for general and administrative personnel, rental expenses, depreciation and amortization of property, plant and equipment, allowance for doubtful accounts, entertainment expense, general office expense and professional service fees.

The Company recognizes general and administrative expenses when incurred. General and administrative expenses amounted to $3,824,924 and $2,566,119 for the years ended December 31, 2021 and 2020, respectively.
Research and development expenses
Research and development costs are mainly comprised of salary and welfare expenses for the Company’s lab employees who work for the development of the Company’s products and services. For the years ended December 31, 2021 and 2020, the Company incurred research and development expenses of $ 5,179,766 and $4,841,818, respectively.
Finance lease
The Company classifies a lease as a finance lease when the lease meets any of the following criteria at lease commencement:
•
The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•
The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise;

•
The lease term is for the major part of the remaining economic life of the underlying asset;

•
The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments in accordance with ASC 842 paragraph 842-10-30-5(f) equals or exceeds substantially all of the fair value of the underlying asset;

•
The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

For finance lease, the Company recognizes finance lease assets and financing lease liabilities.
Operating lease
When none of the criteria of a finance lease are met, a lessee shall classify the lease as an operating lease.
For all operating leases except for short-term leases, the Company recognizes operating lease right-of-use assets and operating lease liabilities.
Leases with an initial term of 12 months or less are short-term lease and not recognized as operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheet. The Company recognizes lease expense for short-term leases on a straight-line basis over the lease term.
Operating lease liabilities are recognized based on the present value of the lease payments not yet paid, discounted using the benchmark long-term interest rate of the People’s Bank of China (the “PBOC”) in China and Wall Street Journal Prime Rate in US over a similar term of the lease payments at lease commencement.
Lease term includes rent holidays and options to extend or terminate the lease when the Company is reasonably certain that it will exercise that option. The Company does not recognize finance lease assets or lease liabilities for renewal periods unless it is determined that the Company is reasonably certain of renewing the lease at inception or when a triggering event occurs. The lease assets for both operating leases and finance leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. Operating lease expense is recognized on a straight-line basis over the lease term by adding interest expense determined using the effective interest method to the amortization of the operating lease right-of-use assets. While under financing lease, interest and amortization expense are presented separately. Interest expense is determined using the effective interest method. Amortization expense is recorded on a straight-line basis of the finance lease assets. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Government grants
Government grants represent cash subsidies received from governments. Cash subsidies which have no defined rules and regulations to govern the criteria necessary for companies to enjoy the benefits are recognized when received. Such subsidies are generally provided as incentives from the local government to encourage the expansion of local business. Total government grants received amounted to $102,313 and $818,746 for the years ended December 31, 2021 and 2020, respectively.
Value-added taxes
The Company is subject to value added tax (“VAT”) and related surcharges on the revenues earned for services provided in the PRC. The applicable rate of value added tax is 6%.
Income taxes
Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.
An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.
Comprehensive income (loss)
Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net loss. Other comprehensive loss consists of a foreign currency translation adjustment resulting from the Company not using the United States dollar as its functional currency.
Earnings per share
Basic earnings per ordinary share is computed by dividing net earnings attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted average number of ordinary shares outstanding and potential ordinary shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share.
Segment reporting
In accordance with ASC Topic 280, Segment Reporting, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer. The Company’s CODM evaluates the Company’s performance based on revenue, net income (loss) and total assets from two operating segments:

the United States and the PRC. Thus, the Company has two reportable operating segments, which is discussed in Note 16, Segment Reporting.
Recently adopted accounting pronouncements
In June 2016, the FASB issued Accounting Standards Update No. 2016-13, “Financial Instruments — Credit Losses (Topic 326)” (“ASU 2016-13”). ASU 2016-13 revises the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. Originally, ASU 2016-13 was effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. In November 2019, FASB issued ASU 2019-10, “Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842).” This ASU defers the effective date of ASU 2016-13 for public companies that are considered smaller reporting companies as defined by the SEC to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is planning to adopt this standard beginning on January 1, 2023. The Company is currently evaluating the potential effects of adopting the provisions of ASU No. 2016-13 on its consolidated financial statements, particularly its recognition of allowances for accounts receivable.
In December 2019, the FASB issued ASU 2019-12, Income Tax (Topic 740), Simplifying the Accounting for Income Taxes, which simplifies accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The ASU also improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public entities, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted including adoption in any interim period for periods for which financial statements have not yet been issued. The adoption of this standard is not expected to have a significant impact on our consolidated financial statements.
In January 2020, the FASB issued ASU 2020-01, Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815), which clarifies the interaction for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. ASU 2020-01 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. The adoption of this standard is not expected to have a significant impact on our consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which reduces the number of accounting models for convertible debt instruments and convertible preferred stock and clarifies the scope and certain requirements under Subtopic 815-40. The ASU also improves the guidance related to the disclosures and earnings-per-share (EPS) for convertible instruments and contract in entity’s own equity. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact on the adoption of this standard will have on our consolidated financial statements.
In October 2020, the FASB issued ASU 2020-08, Codification Improvements to Subtopic 310-20, Receivables — Nonrefundable Fees and Other Costs, which clarifies that an entity should reevaluate for each reporting period whether a callable debt security is within the scope of certain guidance in ASC 310-20 that was issued in ASU 2017-08, Receivables — Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The adoption of this standard is not expected to have a significant impact on our consolidated financial statements.
Significant risks and uncertainties
Credit risk
Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of December 31, 2021, the Company held cash and cash equivalents of $22,644,119, among which were $3,383,702 was deposited in financial institutions located in Mainland

China, and each bank account is insured by the government authority with the maximum limit of RMB 500,000 (equivalent to approximately $78,460). In addition, the Company maintains certain bank accounts in Hong Kong and Cayman, which are not insured by Federal Deposit Insurance Corporation (“FDIC”) insurance or other insurance. To limit exposure to credit risk relating to deposits, the Company primarily place cash and cash equivalent deposits with large financial institutions in China which management believes are of high credit quality and the Company also continually monitors their credit worthiness.
A large portion of the Company’s operations are carried out in China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation among other factors.
Foreign currency risk
Much of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.
Other risk
The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the COVID-19 outbreak and spread. Unlike many companies during the pandemic, COVID-19 provided opportunities for DiaCarta, Ltd Supported by the Company’s proprietary technologies, DiaCarta, Ltd developed strong product lines around COVID-19 test kits and services and quickly obtained FDA and EUA approvals. COVID-19 not only created additional revenues for the Company, it further validated its technologies, quality control systems and manufacturing capability to meet unmet medical market needs on a large scale. Should the demand for COVID-19 products and services diminish, the Company believes it will be able to utilize its high-quality manufacturing and service capabilities for its core business of cancer testing.
Note 3 — Accounts receivables, net
Accounts receivable, net, consists of the following:
	As of December 31, 2021	As of December 31, 2020
Accounts receivable	$6,452,444	$4,126,351
Less: allowance for doubtful accounts	(233,113)	(227,684)
Total Accounts receivable, net	$6,219,331	$3,898,667
The movements in the allowance for doubtful accounts are as follows:
	2021	2020
Balance as of January 1	$227,684	$—
Addition	—	215,179
Foreign currency translation difference	5,429	12,505
Balance as of December 31	$233,113	$227,684

Note 4 — Inventories
	As of December 31, 2021	As of December 31, 2020
Test kits and reagents	$1,198,578	$1,069,717
During the years ended December 31, 2021 and 2020, no inventory impairment was recorded.
Note 5 — Property, plant and equipment, net
Property, plant and equipment, net consist of the following:
	As of December 31, 2021	As of December 31, 2020
Equipment	$1,402,305	$1,272,298
Leasehold improvement	2,408,877	2,315,172
	3,811,182	3,587,470
Less: Accumulated depreciation	(1,320,056)	(864,789)
Total Property, plant and equipment, net	$2,491,126	$2,722,681
Depreciation expenses totaled $495,184 and $428,176 for the years ended December 31, 2021 and 2020, respectively.
Note 6 — Intangible assets, net
The Company’s intangible assets with definite useful lives primarily consist of purchased patented technology and software. The following table presents the Company’s intangible assets on the respective balance sheet dates:
	As of December 31, 2021	As of December 31, 2020
Patented technology	$12,554	$12,261
	12,554	12,261
Less: Accumulated amortization	(2,025)	—
Total Intangible assets, net	$10,529	$12,261
Amortization expense for the years ended December 31, 2021 and 2020 amounted to $2,000 and nil, respectively.
Estimated future amortization expense related to intangible assets held as of December 31, 2021:
Year
2022	$800
2023	800
2024	800
2025	800
2026	800
Thereafter	6,529
Total	$10,529

Note 7 — Prepayments and Other current assets, net
The components of other current assets are as follows:
	As of December 31, 2021	As of December 31, 2020
Other receivables(i)	$1,395,790	$1,451,709
VAT recoverable	244,755	406,467
Prepayments	248,854	63,187
Office rental deposits and other deposits	243,635	236,458
	2,133,034	2,157,821
Less: Provision against other receivables	(1,395,790)	(1,451,709)
Total prepayments and other current assets, net	$737,244	$706,112
The movement of the provision against other receivables is as follows:
	2021	2020
Balance as of January 1	$1,451,709	$1,360,625
Collections	(89,537)	—
Foreign currency translation difference	33,618	91,084
Balance as of December 31	$1,395,790	$1,451,709

(i)
As of December 31, 2019, the Company provided financial support in the form of loans, to four unrelated parties with interest rates ranging from 0% to 10% originally planned for acquisition. However, the acquisition was terminated but the loan principal not received. The Company recorded bad debt provisions in 2019 in the amount of $1,360,625, based on the determination that such loans were uncollectible. During 2021, $89,537 was collected against such loans.

Note 8 — Accrued expenses and other payables
The components of accrued expenses and other payables are as follows:
	As of December 31, 2021	As of December 31, 2020
Salaries payable	$408,470	$318,325
Other taxes payable	88,305	11,964
Other payables	47,091	152,879
Total accrued liabilities and other payables	$543,866	$483,168
Other payables mainly consist of accrued legal fees, employee reimbursements and accrued utility fees.
Note 9 — Long-term borrowing
As of December 31, 2020	Balance	Maturity Date	Effective Interest Rate	Collateral/Guarantee
CA Payroll protection loan(i)	$463,238	2022	1%	None

(i)
In response to the Covid-19 outbreak, the Company applied for and was granted a Paycheck Protection Program loan (the “PPP Loan”) in the principal amount of $463,238. The term of each PPP Loan is two years. The interest rate on each PPP Loan is 1.00%. The proceeds of the PPP Loans have been used primarily for payroll costs and, to a limited extent, other permitted purposes under the U.S. Small Business Administration program. In order for the loan to be forgiven, the Company must meet certain conditions. The Company must obtain confirmation from the lender that it has complied with the conditions for forgiveness attached to the loan.

On February 10, 2021, the Company received approval from the lender for the formal forgiveness of the PPP Loan. As a result, a gain in the amount of $463,238 has been recognized in the consolidated statement of operations within other income for the year ended December 31, 2021.
Note 10 — Convertible bonds payable
On July 7, 2020, DiaCarta, Ltd and Ultragenyx Pharmaceutical Inc. (“Lender”) entered into a note and warrant purchase agreement (“Purchase Agreement”), in the aggregate principal loan amount of $5,000,000. On the same day, DiaCarta, Ltd issued a convertible promissory note (“the Note”) to the Lender, in which the principal sum of $2,500,000 with interest at 2% per annum as the initial closing and the balance of $2,500,000 to be taken in the two subsequent installments when the Company meets certain defined milestones. If DiaCarta, Ltd fails to repay the Note before July 7, 2022, or the Note is earlier converted as permitted under the terms of the Purchase Agreement, Ultragenyx Pharmaceutical Inc will be entitled to convert the Note into certain Conversion Shares of DiaCarta, Ltd. The Lender may elect, at their sole discretion, to convert all or a portion of the outstanding principal and unpaid accrued interest due under the Note into Conversion Shares at any time prior to the consummation of a qualified equity financing.
Besides the Note, DiaCarta, Ltd also issued warrants to purchase 335,289 series B preference shares to the Lender at an exercise price of $2.9825 from July 7, 2020 to July 7, 2025. As of December 31, 2021, the Lender has not exercised the warrant.
Details of the Warrants are as follows:
Type	Number	Issuance date	Exercisability	Expire date	Termination date	Exercise price	Coverage Amount
Warrants	335,289	July 7, 2020	Immediately	5 years	July 7, 2025	$2.9825	$1,000,000
The proceeds of $ 2,500,000 received from the issuance of the Note were allocated between the relative fair values of the convertible debt and warrants. The Company engaged a third-party valuation company to determine the fair value of the two components. The allocation was as follows:
Fair value of convertible note	$1,152,992
Fair value of warrant	$1,347,008
The Company estimated the fair value of the warrant, using the Black-Scholes valuation model, which took into consideration the underlying price of ordinary shares, a risk-free interest rate, expected term and expected volatility. As a result, the valuation of the warrant was categorized as a Level 3 in accordance with ASC 820, “Fair Value Measurement”.
The key assumption used in the estimates are as follows:
Terms of warrants	60 months
Exercise price	2.9825
Risk free rate of interest	0.16%
Dividend yield	0.00%
Annualized volatility of underlying stock	0.512
The Note was recorded as liability and the warrants were recorded as an additional paid-in capital.
The discount of $1,347,008 will be amortized as additional interest expense over the term of the Note. For the years ended December 31, 2021 and 2020, the Company accreted interest expense of $719,132 and $280,493, respectively.
Note 11 — Income taxes
Cayman Islands
Under the current laws of the Cayman Islands, DiaCarta, Ltd is not subject to tax on income or capital gains. Additionally, upon payment of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

United States
DiaCarta USA is incorporated in United States and is subject to income taxes in the United States at the applicable tax rate on taxable income. The United States company was subject to federal income tax at a rate of 21%. The Company’s main state tax jurisdiction is California. In 2021 and 2020, DiaCarta USA incurred current state income tax of $1,023,006 and $15,038, respectively.
Ireland
DiaCarta Ireland is incorporated in Ireland and is subject to Ireland Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Ireland tax laws. The applicable tax rate is 12.5%. In 2021 and 2020, DiaCarta Ireland did not incur any income tax as there was no estimated assessable profit that was subject to Ireland Profits Tax.
Hong Kong
DiaCarta HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 8.25% on assessable profits arising in or derived from Hong Kong up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000. DiaCarta HK did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception.
PRC
The Company’s PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on a case-by-case basis. EIT Laws grant preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Nanjing Diji obtained the “high-tech enterprise” tax status in December 2020, which reduced its statutory income tax rate to 15% for the fiscal year of 2020, and that rate will apply to 2021 and 2022 as well.
Income (Loss) before provision for income taxes is attributable to the following geographic locations:
	For the year ended December 31, 2021	For the year ended December 31, 2020
United States	$20,834,444	$1,336,421
Foreign countries	(3,695,818)	(3,510,207)
	$17,138,626	$(2,173,786)

The income tax expenses consist of the following:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Current tax:
Federal tax	$1,652,766	$—
State tax	1,023,006	15,038
Foreign tax	—	—
Total current tax	2,675,772	15,038
Deferred tax:
Federal tax	$2,372,364	$187,641
State tax	280,332	(158,484)
Foreign tax	—	—
Total deferred tax	2,652,696	29,157
Total provision for income taxes	$5,328,468	$44,195
A reconciliation between the Company’s actual provision for income taxes and the provision at the US Federal rate is as follows:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Income (Loss) before income taxes	$17,138,626	$(2,173,786)
Computed income tax expense at the statutory tax rate	3,599,111	(456,495)
Additional deduction for R&D credit	(263,602)	(250,361)
Tax effect of state tax	982,093	(133,652)
Tax effect of non-deductible items	377,656	287,925
Tax effect of different tax rates in the US and the PRC	(120,612)	(113,672)
Change in valuation allowance	581,264	710,450
Other	172,558	—
Income tax expense	$5,328,468	$44,195
The principal components of the Company’s deferred tax assets and liabilities consist of the following:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Deferred tax assets:
Net operating loss carryforwards	$4,728,556	$6,745,528
Federal and state credits	298,187	943,956
Lease liabilities	2,683,463	958,832
Deferred revenue	402,376	198,086
Accrued expenses	326,534	160,999
Allowance for bad debts	97,843	95,558
Other	236,647	11,083
	8,773,606	9,114,042
Valuation allowance	(3,836,101)	(3,171,850)
Total deferred tax asset, net	$4,937,505	$5,942,192

	For the year ended December 31, 2021	For the year ended December 31, 2020
Deferred tax liabilities:
Lease assets	(2,370,501)	(730,950)
Depreciation	(65,286)	(56,828)
Convertible bond	(112,478)	(260,580)
Total deferred tax liabilities	$(2,548,265)	$(1,048,358)
Total net deferred tax assets	$2,389,240	$4,893,834

The movements of valuation allowance are as follows:
	2021	2020
Balance as of January 1	$3,171,850	$2,268,269
Allowance made during the year	581,264	710,450
Effect of exchange differences	82,987	193,131
Balance as of December 31	$3,836,101	$3,171,850
As of December 31, 2021 and 2020, the Company had federal net operating loss carryforwards of approximately $3.5 million and $15.5 million, respectively, and California net operating loss carryforwards of approximately $11.1 million and $11.1 million, respectively. The California net operating loss carryforwards will begin expiring in 2032, if not utilized. Further, the $3.5 million federal net operating loss carryforwards at December 31, 2021 are indefinite and shall not expire. The Company has completed an Internal Revenue Code (“IRC”) Section 382 analysis from inception through the year ended December 31, 2021. An “ownership change” within the meaning of Section 382(g) of the Internal Revenue Code of 1986 occurred during years 2014 and 2018. Based on the analysis, the Company will be able to utilize all net operating loss carryforwards subject to the Sec 382 limitation relating to both the 2014 ownership change and the 2018 ownership change. None of the tax attributes will be permanently limited due to the Section 382 limitation. The Company also has foreign net operating loss carryforwards of approximately $13.5 million which expire starting in 2022 through 2026. In addition, as of December 31, 2021 and 2020, the Company has federal tax credits for R&D credit carryforwards of $0.5 million and $0.8 million, respectively, and state tax credits for R&D credit carryforwards of $0.04 million and $0.7 million, respectively. These carryforwards may be used to offset future taxable income, if any. The federal tax credits will begin expiring in 2033, if not utilized. The state tax credits are considered to be indefinite and will not expire.
The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are composed principally of net operating loss carryforwards and research and development credits. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not generate future taxable income prior to the expiration of these net operating losses for subsidiaries in China. Accordingly, as of December 31, 2021 and 2020, $3,836,101 and $3,171,850 valuation allowance has been established respectively for subsidiaries in China.
Uncertain tax positions
The movements of unrecognized tax benefit are as follows:
	2021	2020
Balance as of January 1	$500,434	$387,287
Gross increases – tax positions in prior period	22,905	—
Gross increase – tax positions in current period	91,012	113,147
Balance as of December 31	$614,351	$500,434
The PRC tax authorities conduct periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. In general, the PRC tax authorities have up to five years to conduct examinations of the tax filings of the Company’s PRC entities. Accordingly, the PRC subsidiaries’ tax years of 2016 through 2020 remain open to examination by the respective tax authorities. It is therefore uncertain as to whether the PRC tax authorities may take different views about the Company’s PRC entities’ tax filings, which may lead to additional tax liabilities.
Accounting Standards Codification (“ASC”) 740, Income Taxes clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC 740 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting interim periods, disclosure and transition. Based on management’s evaluation, the total amount of unrecognized tax benefits related to research and development credits as of December 31, 2021 and 2020 was $0.6 million and $0.5 million, respectively. There were no interest or penalties related to unrecognized tax benefits as of December 31, 2021 or December 31, 2020. The balance in the unrecognized tax benefits, if recognized, would result in adjustments to both deferred tax and income tax payable accounts and would favorably impact the company’s effective tax rate by $0.6 million and $0.5 million as of December 31, 2021 and December 31, 2020.
With the effective date of January 1, 2018, the Tax Act introduced the Global Intangible Low Taxed Income (“GILTI”) tax provision. The Company has evaluated whether it has an additional tax liability from the GILTI inclusion on current earnings and profits of its foreign controlled corporations. The law also provides that a corporate taxpayer may benefit from a 50% reduction in the GILTI inclusion, which effectively reduces the tax rate on the foreign income to 10.5%. The GILTI inclusion further provides for a foreign tax credit in connection with the foreign taxes paid. As of December 31, 2021 and 2020, the Company does not have any aggregated positive tested income; and as such, did not record a liability for GILTI tax.
The Coronavirus Aid, Relief and Economy Security (CARES) Act (“the CARES Act, H.R. 748”) was signed into law on March 27, 2020. The CARES Act temporarily eliminates the 80% taxable income limitation (as enacted under the Tax Cuts and Jobs Act of 2017) for NOL deductions for 2018-2020 tax years and reinstated NOL carrybacks for the 2018-2020 tax years. Moreover, the CARES Act also temporarily increases the business interest deduction limitations from 30% to 50% of adjusted taxable income for the 2019 and 2020 taxable year. Lastly, the Tax Act technical correction classifies qualified improvement property as 15-year recovery period, allowing the bonus depreciation deduction to be claimed for such property retroactively as if it was included in the Tax Act at the time of enactment. The Company does not anticipate a material impact on its financial statements as of December 31, 2021 due to the recent enactment.
Note 12 — Income (Loss) Per Ordinary Share
The following table sets forth the computation of basic and diluted loss per ordinary share for the years ended December 31, 2021 and 2020, respectively:
	For the Years Ended December 31,
	2021	2020
Net income (loss) attributable to DiaCarta Ltd shareholders	$11,810,158	$(2,183,518)
	—
Weighted average number of ordinary share outstanding
Basic	28,469,472	28,469,472
Diluted	$49,370,099	28,469,472
Earnings per share
Basic	0.41	(0.08)
Diluted	$0.25	$(0.08)
For the years ended December 31, 2020, potential ordinary shares from assumed conversion of 19,727,115 Series A and Series B preferred shares, 838,223 convertible note as well as 335,289 warrants to purchase the Company’s ordinary shares have not been reflected in the calculation of diluted net loss per share as their inclusion would have been anti-dilutive.

Note 13 — Shareholders’ equity
Convertible Preferred shares
The following table summarizes the issuances of convertible preferred shares up to December 31, 2020:
		As of December 31, 2019			Redeemed		As of December 31, 2020
Series	Issuance date	Shares	Price	Amount	Shares	Amount	Shares	Amount
A(1)	December 16, 2014	7,543,978	$1.0604	$8,000,000	—	$—	7,543,978	$8,000,000

B1(2)	October 26, 2018	10,058,637	$2.9825	$30,000,000	(1,463,080)	$(4,363,751)	8,595,557	$25,636,249
B2(3)	October 26, 2018	3,352,878	2.9825	10,000,000	—	—	3,352,878	10,000,000
B3(4)	October 26, 2018	234,702	2.9825	700,000	—	—	234,702	700,000
B in total		13,646,217		$40,700,000	(1,463,080)	$(4,363,751)	12,183,137	$36,336,249

(1)
On December 16, 2014, Veritas Bioscience purchased 7,543,978 Series A preference shares for consideration of $8,000,000. The issuance of Series A shares was completed in 2017.

(2)
On October 26, 2018, ACC Global Wealth Management Co. Ltd. (“ACC Global”) purchased 10,058,637 Series B preference shares for consideration of $30,000,000, including $3,196,535 in Shanghai Diji and $26,803,465 in Shanghai Xiete, the indirect wholly owned subsidiary of DiaCarta, Ltd. According to a Series B Preference Shares Repurchase Agreement entered into by DiaCarta, Ltd and ACC Global on January 20, 2020, DiaCarta, Ltd redeemed 1,463,080 Series B Preference Shares held by ACC Global at the original invested price. After the redemption, ACC Global currently holds 8,595,557 Series B Preference Shares. On August 11, 2021, ACC Global transferred 8,595,557 Series B preference shares to Girton Water Ltd.

(3)
On October 26, 2018, Healthcare Industry (Cayman) Co., Limited purchased 3,352,878 Series B preference shares for consideration of $10,000,000, including $5,000,000 in DiaCarta, Ltd and $5,000,000 in Shanghai Xiete;

(4)
On October 26, 2018, Shanghai XiXi Enterprise Management & Consulting Co., Limited purchased 234,702 Series B preference shares for consideration of $700,000, all of which was paid to Shanghai Xiete.

(5)
There are no changes for the Series A, B Preferred Shares outstanding during the year ended December 31, 2021.

The Series A, B Preferred Shares are collectively referred to as the “Preferred Shares”. All series of Preferred Shares have the same par value of USD0.001 per share.
The major rights, preferences and privileges of the Preferred Shares are as follows:
Conversion right
All of the Preferred Shares are convertible, at the option of the holders at any time after the original issue date of the relevant series of Preferred Shares into such number of fully paid ordinary shares. Each Preferred Share shall automatically be converted into ordinary shares at the then effective conversion price upon the closing of a qualified IPO (“QIPO”).
The initial conversion ratio of Preferred Shares to ordinary shares shall be 1:1, and shall be subject to adjustment and readjustment from time to time for non QIPO, or any capital reorganization, or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination) occurs or the Company is consolidated, merged or amalgamated with or into another person (other than a consolidation, merger or amalgamation treated as a liquidation.

Redemption right
The Company shall redeem, at the option of any holder of outstanding Preferred Shares under the following circumstances:
In the event that (i) no Qualified Public Offering occurs on the 4th anniversary of the Closing (as defined in the Series B Preference Shares Purchase Agreement) where the only reason for failing a Qualified Public Offering is due to the Founder does not vote in favor of such resolution or the Qualified Public Offering cannot be realized as scheduled or for other reason attributable to the Founder, or (ii) the Founder and/or the Company (x) materially or substantively breached the representations and warranties in the Series B Preference Shares Purchase Agreement and such facts disclosed therein will substantially adversely affect the judgment of the value of the Company regarding the transaction contemplated under the Transaction Documents; (y) breaches the terms relating to Articles or (z) has materially or substantively breached the terms of the Transaction Documents, and causes actual losses to a holder of the Series A Preference Shares and Series B Preference Shares, and the above defaults of (x) (y) and (z) are failed to be rectified within forty-five (45) days as from the receipt of the written notice for rectification sent by such holder of the Series A Preference Shares or Series B Preference Shares, such holder of the Series A Preference Shares and Series B Preference Shares will be entitled to, at its own choice, require the Founder and/or the Company jointly and/or severally to purchase or repurchase all shares held by such holder at the Original Issue Price of the Series A Preference Shares and Series B Preference Shares (as the case may be) plus interest (at a compound interest rate of 12% per annum deducting the distributed and paid dividends) calculated from the day the Original Issue Price is invested in the Company.
Dividend rights
The holders of Preference Shares shall be entitled to receive dividends, out of any assets legally available there for, prior and in preference to any declaration or payment of any dividend (payable other than in Ordinary Shares or other securities and rights convertible into or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares) on the Ordinary Shares, distributed firstly in full to the holders of Series B Preference Shares and then to the holders of Series A Preference Shares at $0.084832 per annum for each Series A Preference Share and $0.2386 per annum for each Series B Preference Share (as adjusted for any share splits, share dividends, combinations, subdivisions, recapitalizations or the like with respect to such Preference Shares)., payable when and if declared by the Company’s Directors. Such dividends shall not be cumulative.
No dividends on preferred and ordinary shares have been declared since the issuance date until December 31, 2021.
Liquidation rights
In the event of any Liquidation Event, either voluntary or involuntary, the holders of Series B Preference Shares and Series A Preference Shares shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Ordinary Shares by reason of their ownership thereof, an amount per share equal to the highest among which shall not be less than 150% of the Original Issue Price of the Series A Preference Shares and Series B Preference Shares (as the case may be), (a) the fair market value of the Company multiplied by the shareholding percentage of the holders of Series A Preference Shares and Series B Preference Shares in the Company (as the case may be); (b) 150% of the Original Issue Price of the holders of Series A Preference Shares and Series B Preference Shares (as the case may be); (c) the Original Issue Price of the holders of Series A Preference Shares and Series B Preference Shares (as the case may be) plus an interest calculated from the day the Original Issue Price is invested to the Group Company to the distribution is completed at a compound interest rate of 12% per annum, plus declared but unpaid dividends on such shares. If, upon the occurrence of such event, the Proceeds to be distributed among the holders of the Series A Preference Shares and Series B Preference Shares shall be insufficient to permit the payment to such holders of the full preferential amounts of 150% of the Original Issue Price, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series B Preference Shares and Series A Preference Shares in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Article. Further, the Founder shall compensate the holders of Series A Preference Shares and Series B Preference Shares the margin between the actual preferential amounted distributed to the holders of Series A Preference Shares and Series B Preference Shares and 150% of the Original Issue Price of the Series A Preference Shares and Series B Preference Shares. After the payment in full to the holders of Series A Preference Shares and Series B Preference Shares pursuant to the first sentence of this Article, all remaining proceeds shall be distributed to the holders of Ordinary Shares, Series A Preference Shares and Series B Preference Shares on a pro rata basis.
After distribution to Preferred Shares the amount of preference, all remaining assets and funds of the Company available for distribution to the shareholders shall be distributed ratably among all the shareholders on a fully diluted basis.
Voting rights
Each holder of Preference Shares shall have the right to one vote for each Ordinary Share into which such Preference Shares could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares.
Accounting for Preferred Shares
The Company classified all Preferred Shares as permanent equity in the consolidated balance sheets because they are only redeemable in two circumstances which are under the Company’s control and do not conflict with its interest. The Preferred Shares are recorded initially at fair value, net of issuance costs.
The Company determined that the embedded conversion features and the redemption features do not require bifurcation as they are clearly and closely related to the Preferred Shares and do not meet the definition of a derivative.
The Company determined that there was no beneficial conversion features attributable to Preferred Shares because the initial effective conversion prices of Preferred Shares were higher than the fair value of the Company’s ordinary shares determined by an independent valuations obtained by management.
Note 14 — Commitments and Contingencies
Lease commitments
The Company entered into operating lease agreements for factory buildings, office spaces and employee dormitories, and finance lease agreements for lab equipment. The Company’s leases have remaining terms of less than one year to ten years. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Group recognizes lease expense for these leases on a straight-line basis over the lease term.
The components of lease expense were as follows:
	For the years ended December 31,
	2021	2020
Operating lease expense	$1,282,873	$670,117
Finance lease expense	53,284	63,641
Short-term lease expense	49,848	42,514
	$1,386,005	$776,272

The Company’s maturity analysis of operating lease liabilities as of December 31, 2021 is as follows:
Amounts
2021	$1,522,194
2022	1,733,753
2023	1,805,393
2024	1,840,913
2025	1,876,433
Thereafter	2,904,732
Total lease payment	11,683,418
Less: imputed interest	(1,420,553)
Present value of operating lease liabilities	$10,262,865
The Company’s maturity analysis of finance lease liabilities as of December 31, 2021 is as follows:
Amounts
2021	$15,266
Total lease payment	15,266
Less: imputed interest	(463)
Present value of finance lease liabilities	$14,803
Supplemental balance sheet information related to leases was as follows:
	As of December 31, 2021	As of December 31, 2020
Weighted average remaining lease term (in years):
Operating leases	6.5	6.5
Finance leases	0.4	1.1
Weighted average discount rate:
Operating leases	3.8%	4.9%
Finance leases	12.5%	10.7%
Contingencies
In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is determined to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of December 31, 2021 and through the issuance date of these consolidated financial statements.
Note 15 — Restricted net assets
The Company’s ability to pay dividends is dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by subsidiaries incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The consolidated results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.
In accordance with the PRC laws and regulations, the Company’s subsidiaries located in the PRC are required to provide for certain statutory reserves. These statutory reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund or discretionary reserve fund, and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires a minimum annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in China at each year-end); the other fund appropriations are at the subsidiaries’ or the affiliated PRC entities’ discretion. These statutory reserve funds can only be used for specific purposes of enterprise expansion, staff bonus and welfare, and are not distributable as cash dividends except in the event of liquidation of Group’s subsidiaries, affiliated PRC entities and their respective subsidiaries. The Group’s subsidiaries are required to allocate at least 10% of their after-tax profits to the general reserve until such reserves have reached 50% of their respective registered capital. As of December 31, 2021 and 2020, none of the Group’s PRC subsidiaries have a general reserve that reached 50% of their registered capital threshold and therefore they will allocate at least 10% of their after-tax profits to the general reserve fund. Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the Board of Directors of each of the Company’s subsidiaries.
The Company made negligible appropriation to these statutory reserve funds of since inception due to the loss position of the Company’s PRC subsidiaries.
As a result of these PRC laws and regulations and the requirement that distributions by the PRC entities can only be paid out of distributable profits computed in accordance with the PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Group. Amounts restricted include paid-in capital, preferred shares and the statutory reserves of the Company’s PRC subsidiaries.
The aggregate amounts of paid-in capital and preferred shares restricted which represented the amount of net assets of the relevant subsidiaries in the Company not available for distribution were $31,436,249 as of December 31, 2021 and 2020.
Note 16 — Segment reporting
For the year ended December 31, 2021, there are two operating segments: (1) United States and (2) PRC. The Group’s CODM assess the performance of each segments based on revenue, depreciation, net income (loss), current assets and total assets. Other than the information provided below, the CODM does not use any other measures by segments.
The following tables present the summary of each reportable segment’s revenue, income (loss) from operations, depreciation and net income (loss) which are considered segment operating performance measures), for the years ended December 31, 2021 and 2020, respectively:
Year Ended December 31, 2021	United States	China	Total
Revenue	$33,387,082	$8,114,486	$41,501,568
Depreciation	56,472	438,712	495,184
Income (loss) from operations	18,956,077	(1,705,856)	17,250,221
Net income (loss)	13,391,173	(1,581,015)	11,810,158
Year Ended December 31, 2020	United States	China	Total
Revenue	$7,392,396	$7,052,683	$14,445,079
Depreciation	68,121	360,055	428,176
Loss from operations	(1,052,058)	(1,723,054)	(2,775,112)
Net loss	(758,813)	(1,459,168)	(2,217,981)
The following table reflects the currents assets, total assets and total liability for the segments:
Year Ended December 31, 2021	United States	China	Total
Current assets	$23,207,544	$7,962,589	$31,170,133
Total assets	32,434,905	13,833,175	46,268,080
Total liability	11,690,615	7,987,206	19,677,821

Year Ended December 31, 2020	United States	China	Total
Current assets	$7,823,382	$7,646,378	$15,469,760
Total assets	13,408,903	13,805,981	27,214,884
Total liability	6,007,043	6,866,473	12,873,516
Note 17 — Concentration risk
The Company has a concentration of its account receivables with specific customers. As of December 31, 2021, four customers accounted for 37.1%, 17.8%, 17.6% and 12.5% of net accounts receivable, respectively. As of December 31, 2020, two customers accounted for 41.4% and 24.6% of net accounts receivable, respectively.
For the year ended December 31, 2021, three customers accounted for approximately 15.3%, 14.4% and 10.2% of the total revenue, respectively. For the year ended December 31, 2020, three customers accounted for approximately 25.4%, 22.6% and 13.1% of the total revenue, respectively.
The Company has a concentration of its account payables with one specific supplier. As of December 31, 2021, one supplier accounted for 49.2% of account payables. As of December 31, 2020, one supplier accounted for 56.8% of account payables.
For the year ended December 31, 2021, two suppliers accounted for approximately 19.2% and 19.2% of total purchases of raw materials, equipment and service. For the year ended December 31, 2020, two suppliers accounted for approximately 40.8% and 13.9% of the total purchase of raw materials, equipment and service.
Note 18 — Related party transactions
The following is a list of related parties which the Company has transactions with:
No.	Name of Related Parties	Relationship
1	Nanjing Dide Biomedical Technology Co. Ltd. (“Nanjing Dide”)	A company controlled by a shareholder of the Company, who is also the general manager, Asia Pacific of the Company
2	Nanjing Diyang Lab Co., Ltd. (“Nanjing Diyang Lab”)	A company controlled by the brother of the CEO of the Company
3	Veritas Bioscience (“BVCF”)	A shareholder of the Company
For the years ended December 31, 2021 and 2020, related party transactions were as follows:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Service revenue from Nanjing Dide	$—	$12,450
Interest expense paid to BVCF	14,287	85,724
Labor outsourcing expense to Nanjing Diyang Lab	182,900	143,671
As of December 31, 2021 and 2020, the amounts due from related parties are as follows:
	As of December 31, 2021	As of December 31, 2020
Loan to Nanjing Diyang Lab(i)	$1,337,364	$757,992

(i)
At December 31, 2021, outstanding loans to Nanjing Diyang Lab comprised amounts of $721,840, $392,305 and $223,219 made during the years ended December 31, 2021, 2020 and 2019, respectively.

Subsequently, from January to April 2022, the Company loaned an additional $470,765 to Nanjing Diyang Lab. These loans are guaranteed by the brother of the CEO of the Company. The term of each of the loans are 3 years and bear interest at 7% per annum. At December 31, 2021, the loan made in 2019 of $223,219 is included in current assets.
As of December 31, 2021 and 2020, the amounts due to related parties are as follows:
	As of December 31, 2021	As of December 31, 2020
Loan from BVCF(iii)	$—	$1,188,428

(ii)
On January 2017, the Company borrowed $854,900 loan from BVCF, which was guaranteed by Aiguo Zhang, CEO of the Company. The loan matured on March 2, 2021 with the annual interest rate at 10%. The Company repaid the loan at maturity.

Interest expense for 2021 and 2020 amounted to $14,287 and $85,724, respectively.
Note 19 — Subsequent events
(i)
In January 2022, the Company fully redeemed the $2,500,000 convertible note received on July 7, 2020.

(ii)
Effective July 6, 2022, the board of directors approved the issuance of options to employees aggregating 2,569,500 ordinary shares.

Note 20 — Condensed financial statements of the parent company
Pursuant to the requirements of Rule 12-04(a) and 5-04(c) of Regulation S-X, condensed financial information is required for the financial position, changes in financial position and results of operations of a parent company as of the same date and for the same period for which audited consolidated financial statements have been presented when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company does not include condensed financial information as to the changes in equity as such financial information is the same as the consolidated statements of changes in equity.
The condensed financial information has been prepared using the same accounting policies as set out in the consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries. For the parent company, the Company records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments — Equity Method and Joint Ventures. Such investments are presented on the Condensed Balance Sheets as “Investments in subsidiaries” and the subsidiaries’ losses as “Equity in losses of subsidiaries” on the Condensed Statements of Comprehensive Income (Loss). Ordinarily under the equity method, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of Schedule I, the parent company has continued to reflect its share, based on its proportionate interest, the losses of subsidiaries regardless of the carrying value of the investment even though the parent company is not obligated to provide continuing support or fund losses.
For the years ended December 31, 2021, there were no material contingencies, significant provisions of long-term obligations, guarantees of the Company.

PARENT COMPANY CONDENSED BALANCE SHEETS
(Stated in U.S. dollars, except for the number of shares and per share data)
	As of December 31, 2021	As of December 31, 2020
Assets:
Amounts due from subsidiaries	$46,886,275	$47,623,817
Total assets	46,886,275	47,623,817
Liabilities:
Convertible bond payable	2,152,617	1,433,485
Deficit in subsidiaries	18,143,399	31,848,964
Total liabilities	20,296,016	33,282,449
Shareholders’ equity:
Ordinary shares (USD0.001 par value, 28,469,472 shares authorized; 28,469,472 shares issued and outstanding at December 31, 2021 and 2020, respectively)	28,469	28,469
Series A non-redeemable preferred shares (USD0.001 par value, 7,543,948 shares authorized; 7,543,948 shares issued and outstanding with liquidation preference of $8,000,000 at December 31, 2021 and 2020, respectively)	7,544	7,544
Series B non-redeemable preferred shares (USD0.001 par value, 13,646,217 shares authorized; 12,183,137 shares issued and outstanding with a liquidation preference of $36,336,249 at December 31, 2021 and 2020, respectively)	12,183	12,183
Additional paid-in capital	54,019,642	53,871,540
Accumulated deficit	(25,751,210)	(37,561,368)
Accumulated other comprehensive loss	(1,726,369)	(2,017,000)
Total Shareholder’s Equity	26,590,259	14,341,368
Total liabilities and shareholders’ equity	$46,886,275	$47,623,817

PARENT COMPANY CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Stated in U.S. dollars, except for the number of shares and per share data)
	For the year ended December 31, 2021	For the year ended December 31, 2020
General and administrative expenses	$(737,542)	$(83,341)
Interest expense	(719,132)	(280,493)
Loss before equity in losses of subsidiaries	(1,456,674)	(363,834)
Equity in gain (losses) of subsidiaries	13,266,832	(1,819,684)
Net Income (Loss)	11,810,158	(2,183,518)
Foreign currency translation adjustment	290,631	472,844
Comprehensive Income (Loss) Attributable To DiaCarta, Ltd shareholders	$12,100,789	$(1,710,674)

PARENT COMPANY CONDENSED STATEMENTS OF CASH FLOWS
(Stated in U.S. dollars, except for the number of shares and per share data)
	For the year ended December 31, 2021	For the year ended December 31, 2020
Cash Flows from Operating Activities:
Net Income (Loss)	$11,810,158	$(2,183,518)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Interest and amortization of convertible note	719,132	280,493
Equity (gain) loss of subsidiaries	(13,266,832)	1,819,684
Changes in assets and liabilities:
Amounts due from subsidiaries	737,542	83,341
Net Cash Provided by Operating Activities:	—	—
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—
Cash and cash equivalents at end of year	$—	$—

DIACARTA, LTD
INDEX TO FINANCIAL STATEMENTS
Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2022 and audited Condensed Balance Sheet as of December 31, 2021	F-79
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Nine Months Ended September 30, 2022 and 2021	F-81
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Nine Months Ended September 30, 2022 and 2021	F-82
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2022 and 2021	F-83
Notes to the Unaudited Condensed Consolidated Financial Statements	F-85 — F-99

DIACARTA, LTD
CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in U.S. dollars, except for the number of shares and per share data)
	As of September 30, 2022	As of December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,243,524	$22,644,119
Short-term investments	10,916,415	—
Accounts receivable, net	4,071,378	6,219,331
Advances to suppliers, net	20,153	147,642
Inventories	1,451,085	1,198,578
Loan to a related party, current	288,255	223,219
Prepayments and other current assets, net	3,103,812	737,244
Total current assets	24,094,622	31,170,133
Non-current assets:
Property, plant and equipment, net	2,535,658	2,491,126
Intangible assets, net	9,070	10,529
Operating lease right-of-use assets	7,432,419	8,997,758
Finance lease assets	22,596	53,024
Deferred tax assets, net	2,389,240	2,389,240
Loan to a related party	1,419,836	1,114,145
Other assets	42,125	42,125
Total non-current assets	13,850,944	15,097,947
Total assets	$37,945,566	$46,268,080
Liabilities And Shareholders’ Equity
Current liabilities:
Accounts payable	$4,588,796	$5,339,633
Accrued liabilities and other payables	281,277	543,866
Operating lease liabilities, current	1,224,747	1,164,841
Finance lease liabilities, current	—	14,803
Income taxes payable	—	1,218,562
Advances from customers	168,366	145,475
Convertible bond payable, current	—	2,152,617
Total current liabilities	$6,263,186	$10,579,797
Liabilities And Shareholders’ Equity
Non-current liabilities:
Operating lease liabilities, non-current	7,285,463	9,098,024
Total non-current liabilities	7,285,463	9,098,024
The accompanying notes are an integral part of these consolidated financial statements.

DIACARTA, LTD
CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
(Stated in U.S. dollars, except for the number of shares and per share data)
	As of September 30, 2022	As of December 31, 2021
	(unaudited)
Total liabilities	13,548,649	19,677,821
Shareholders’ equity:
Ordinary shares (USD0.001 par value, 28,469,472 shares authorized; 28,469,472 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively)	28,469	28,469
Series A non-redeemable preferred shares (USD0.001 par value, 7,543,948 shares authorized; 7,543,948 shares issued and outstanding with liquidation preference of $8,000,000 at September 30, 2022 and December 31, 2021, respectively)	7,544	7,544
Series B non-redeemable preferred shares (USD0.001 par value, 13,646,217 shares authorized; 12,183,137 shares issued and outstanding with liquidation preference of $36,336,249 at September 30, 2022 and December 31, 2021, respectively)	12,183	12,183
Additional paid-in capital	55,385,930	54,019,642
Accumulated deficit	(28,688,454)	(25,751,210)
Accumulated other comprehensive loss	(2,348,755)	(1,726,369)
Total Shareholder’s Equity	24,396,917	26,590,259
Total liabilities and shareholders’ equity	$37,945,566	$46,268,080

The accompanying notes are an integral part of these consolidated financial statements.

DIACARTA, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(Stated in U.S. dollars, except for the number of shares and per share data)
	For the nine months ended September 30, 2022	For the nine months ended September 30, 2021
Revenues	$18,332,240	$32,236,815
Cost of revenues	10,722,756	10,057,420
Gross profit	7,609,484	22,179,395
Operating expenses:
Selling and marketing expenses	1,855,147	1,268,160
General and administrative expenses	3,889,301	2,681,495
Research and development expenses	4,868,430	3,630,832
Total operating expenses	10,612,878	7,580,487
(Loss) Income from operations	(3,003,394)	14,598,908
Interest income (expense), net	123,371	(527,078)
Investment loss	(140,787)	(10,370)
Other (expense) income, net	(319,626)	554,597
(Loss) Income before income taxes	(3,340,436)	14,616,057
Income tax expenses	403,192	(4,263,379)
Net (Loss) Income	(2,937,244)	10,352,678
Other comprehensive (loss) income:
Foreign currency translation adjustment	$(622,386)	$59,728
Comprehensive (Loss) Income	$(3,559,630)	$10,412,406
Net (loss) income per ordinary share:
Basic	$(0.10)	$0.36
Diluted	(0.10)	0.22
Weighted average number of ordinary shares outstanding
Basic	28,469,472	28,469,472
Diluted	28,469,472	49,370,099
The accompanying notes are an integral part of these consolidated financial statements.

DIACARTA, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 and 2021
(Stated in U.S. dollars, except for the number of shares and per share data)
	Ordinary shares		Series A Preferential shares		Series B Preferential shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2021	28,469,472	$28,469	7,543,978	$7,544	12,183,137	$12,183	$53,871,540	$(37,561,368)	$(2,017,000)	$14,341,368
Net income	—	—	—	—	—	—	—	10,352,678	—	10,352,678
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	59,728	59,728
Balance as of September 30, 2021	28,469,472	$28,469	7,543,978	$7,544	12,183,137	$12,183	$53,871,540	$(27,208,690)	$(1,957,272)	$24,753,774
Balance as of January 1, 2022	28,469,472	$28,469	7,543,978	$7,544	12,183,137	$12,183	$54,019,642	$(25,751,210)	$(1,726,369)	$26,590,259
Share based compensation							1,366,288			1,366,288
Net loss	—	—	—	—	—	—	—	(2,937,244)	—	(2,937,244)
Foreign currency translation adjustment	—	—	—	—	—	—		—	(622,386)	(622,386)
Balance as of September 30, 2022	28,469,472	$28,469	7,543,978	$7,544	12,183,137	$12,183	$55,385,930	$(28,688,454)	$(2,348,755)	$24,396,917
The accompanying notes are an integral part of these consolidated financial statements.

DIACARTA, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. dollars)
	For the nine months ended September 30, 2022	For the nine months ended September 30, 2021
Cash Flows From Operating Activities:
Net (loss) income	$(2,937,244)	$10,352,680
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization expenses	408,892	395,148
Allowance for doubtful accounts	20,366	—
Loss on disposal of property, plant and equipment	6,657	—
Amortization of operating lease right-of-use assets	859,820	713,277
Amortization of finance lease assets	30,428	38,641
Interest on lease liabilities	255,703	187,672
Interest on shareholder loan	—	14,287
Interest and amortization of convertible bond	425,191	539,246
Share based compensation expenses	1,366,288	—
Loss on short-term investments	140,787	—
Gain on write-off of lease liability	(85,605)	—
Gain on forgiveness of PPP loan	—	(463,238)
Changes in assets and liabilities:
Accounts receivable, net	2,127,587	(3,642,606)
Inventory	(252,507)	(75,043)
Advances to suppliers	127,489	(13,057)
Prepayments and other current assets, net	(2,366,568)	(103,303)
Other assets	—	417,727
Accounts payable	(535,367)	1,922,741
Income taxes payable	(1,218,562)	2,844,779
Advances from customers	22,891	(1,273,743)
Operating lease liabilities	(1,216,770)	(857,915)
Accrued liabilities and other payables	(262,589)	244,026
Net Cash (Used In) Provided by Operating Activities	(3,083,113)	11,241,319
Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(721,111)	(197,330)
Cash paid for short-term investments	(15,855,200)	—
Loan to a related party	(764,720)	(727,052)
Proceeds from maturity of short-term investments	4,797,998	—
Net Cash Used In Investing Activities	$(12,543,033)	$(924,382)
The accompanying notes are an integral part of these consolidated financial statements.

DIACARTA, LTD
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Stated in US dollars)
	For the nine months ended September 30, 2022	For the nine months ended September 30, 2022
Cash Flows From Financing Activities:
Principal prepayments of finance leases	$(15,267)	$(75,285)
Repayment of loan from a related party	—	(1,202,715)
Repayment of convertible bond	(2,577,808)	—
Net Cash Used In Financing Activities	(2,593,075)	(1,278,000)
Effect of exchange rate changes on cash and cash equivalents	(181,374)	18,047
Net (Decrease) Increase in Cash and Cash Equivalents	(18,400,595)	9,056,984
Cash and cash equivalents at beginning of year	22,644,119	9,595,487
Cash and cash equivalents at end of year	$4,243,524	$18,652,471
Supplemental cash flow information:
Cash paid for income taxes	$1,048,745	$1,418,600
Interest paid	77,808	347,815
Non-cash activities:
Right of use assets obtained in exchange for operating lease obligations	$1,048,745	$702,652
Finance lease assets obtained in exchange for finance lease obligations	9,397	34,885
Settlement of accounts payable with loan receivable from a related party	215,470	136,767
The accompanying notes are an integral part of these consolidated financial statements.

DIACARTA, LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars, unless otherwise indicated)
Note 1 — Organization and principal activities
DiaCarta, Ltd (“DiaCarta” or “the Company”) was incorporated under the laws of the Cayman Islands on October 23, 2014.
DiaCarta, Ltd and its subsidiaries, primarily engage in the research & development, manufacture and sale of test kits and the diagnosis of genetic changes caused by disease in North America, Europe and Asia.
Note 2 — Summary of significant accounting policies
Basis of presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Any reference in these notes to applicable guidance is meant to refer to authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). Accordingly, these statements should be read in conjunction with the Company’s audited consolidated financial statements for the years ended December 31, 2021 and 2020. The results of operations for the nine months ended September 30, 2022 and 2021 are not necessarily indicative of the results for the full years or any future periods.
The condensed consolidated financial statements include the financial statements of DiaCarta, Ltd and its subsidiaries. All intercompany transactions and balances among DiaCarta and its subsidiaries have been eliminated upon consolidation.
Unaudited interim financial information
The interim financial statements and related disclosures are unaudited, have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the financial position, results of operations and changes in financial position for the period presented.
Use of estimates and assumptions
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates reflected in the Company’s condensed consolidated financial statements include, but not limited to, estimates for net realizable value of inventory, impairment for long-lived assets, valuation allowance for deferred tax, provision for doubtful accounts, and valuation of convertible note, warrant and preferred shares. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.
Summary of significant accounting policies
The principal accounting policies applied in the preparation of these unaudited condensed consolidated financial statements are described in the Company’s audited financial statements as of and for the year ended December 31, 2021, and the notes thereto. There have been no material changes in the Company’s significant accounting policies during the nine months ended September 30, 2022.
Foreign currency translation and transaction
The accompanying consolidated financial statements are presented in United States dollars, which is the reporting currency of the Company. The functional currency of DiaCarta, Ltd, DiaCarta USA and

DiaCarta Ireland is the United State dollar, and the functional currency of DiaCarta HK is the Hong Kong dollar (“HKD”). The functional currency of the PRC subsidiaries is the Renminbi (“RMB”).
Assets and liabilities that are denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the reporting currency are measured and recorded in the reporting currency at the exchange rate prevailing on the transaction date. Translation gains and losses are recognized in the consolidated statements of operations and comprehensive loss as other comprehensive income or loss.
For DiaCarta HK, except for shareholder’s equity, the balance sheet accounts on September 30, 2022 and December 31, 2021, were translated at HKD 7.8498 to $1.00 and HKD 7.7991 to $1.00, respectively. The shareholders’ equity accounts were translated at their historical rate. The results of operations and cash flows for the nine months ended September 30, 2022 and 2021 were translated at HKD 7.8335 to $1.00 and HKD 7.7673 to $1.00. For all PRC subsidiaries, the balance sheet accounts, with the exception of shareholders’ equity on September 30, 2022 and December 31, 2021, were translated at RMB 7.1135, and RMB 6.3726 to $1.00, respectively. The shareholders’ equity accounts were translated at their historical rate. The average translation rates applied to statements of operations for the nine months ended September 30, 2022 and 2021 were RMB 6.6054 and RMB 6.4701 to $1.00, respectively. Cash flows were also translated at average translation rates for the periods, therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.
Cash and cash equivalents
Cash and cash equivalents consist of cash on hand, demand deposits and time deposits placed with banks or other financial institutions and have original maturities of less than three months. As of September 30, 2022 and December 31, 2021, the balance of cash equivalents was $1,456,757 and $12,206,525, respectively.
Short-term investments
Short-term investment consists of investment in United States treasury notes held at a bank, the original maturities of which are more than three months but less than one year. The United States treasury notes are unsecured with variable interest rates. The Company measures the short-term investment at fair value and fair value is estimated based on quoted price of similar notes provided by the banks at the end of each period.
Accounts receivable and allowance for doubtful accounts
Accounts receivable are stated at the historical carrying amount, net of allowance for doubtful accounts.
The Company estimates an allowance for doubtful accounts against accounts receivable using historic collection trends, aging of accounts, current and future implications surrounding the ability to collect such as economic conditions, and regulatory changes. The allowance for doubtful accounts is evaluated on a regular basis and adjusted when trends, significant events or other substantive evidence indicate that expected collections will be less than applicable accrual rates. As of September 30, 2022 and December 31, 2021, the allowance for doubtful accounts was $155,811 and $233,113, respectively.
Revenue recognition
The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (Topic 606). Consistent with the criteria of Topic 606, the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services. Value-added tax that the Company collects concurrent with revenue-producing activities is excluded from revenue.
To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.
Service revenue
The Company generates revenue primarily from providing a medical diagnostics service. Revenue from medical diagnostics services include a testing service fee for COVID-19 and other testing such as Radiation Toxicity and other health detection. Revenue from the medical diagnostics services to the customer contains a single performance obligation and revenue is recognized at a point in time when the test result is released to the customer’s medical professional.
Products revenue
The Company also generates revenue from the sales of kits and reagents under separate contracts. There is only one performance obligation in the contract. The Company recognizes revenue at a point in time when the control of the products has been transferred to those customers. The transfer of control is considered complete when products have been delivered to common carriers according to FOB shipping terms.
The following table summarizes the revenue generated from different revenue streams:
	For the Nine months ended September 30, 2022	For the Nine months ended September 30, 2021
Revenue
Service revenue	$12,509,349	$11,356,239
Product sales – kits and reagents	5,822,891	20,880,576
	$18,332,240	$32,236,815
Contracts
The Company’s ultimate customer is primarily the individual, however the Company usually enters into a formal contract with a testing agency rather than the individual. Under the Company’s Laboratory Services Agreements (“LSA”), and Laboratory Reference Agreements (“LRA”) the Company contracts with a direct bill payer for an agreed upon amount of laboratory testing services for a specified amount of time at a fixed price. Certain of the Company’s LSAs require payment for testing services prior to the result. The Company’s consideration can be deemed fixed depending on the specific payer contracts, and the Company considers collection of such consideration to be probable to the extent that it is unconstrained.
Transaction price
The transaction price is the amount the Company expects to collect in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, sales taxes).
Fixed consideration is derived from the Company’s LSAs, LRAs, and direct bill payer contracts that exist between the Company and direct bill payers. The contracted price is deemed to be fixed as the Company expects to fully collect all amounts billed under these relationships.
Contract Balances
The timing of revenue recognition, billings, and cash collections results in billed accounts receivable and advance payment on the consolidated balance sheets. Generally, billing occurs subsequent to the release of an individual’s test result to the ordering health care provider, resulting in an account receivable. The balances of accounts receivable, net of allowance for doubtful accounts were $4,071,378 and $6,219,331 as of September 30, 2022 and December 31, 2021, respectively. However, the Company sometimes receives advance payment from an individual or a direct pay payer before a test result is completed or the kits and reagents are delivered, resulting in an advance from customers. Such advances amounted to $168,366 and $145,475 as of September 30, 2022 and December 31, 2021, respectively. The advances from customers are recognized as revenue at the point results are released to the individual’s health care provider or the products have been delivered to common carriers. All unsatisfied performance obligation are expected to be performed within the next twelve months and no significant financing component is involved. During the nine months ended September 30, 2022 and 2021, the Company recognized $145,475 and $1,442,124 as revenue that was included in the balance of advances from customers at January 1, 2022 and 2021, respectively.
Share-based compensation
Share-based compensation transactions with employees, consultants, and directors, such as ordinary share options are measured based on the grant date fair value of the equity instrument. The Company has elected to recognize compensation expenses using the straight-line method for all employee equity awards granted with graded vesting provided that the cumulative amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the options that are vested at that date, over the requisite service period of the award, which is generally the vesting period of the award. Compensation expenses for awards with performance conditions is recognized when it is probable that the performance condition will be achieved. The Company has elected to recognize forfeitures when they occur. Compensation expenses for awards with service conditions is recognized on a straight-line method over the requisite service period.
The cancellation of an award accompanied by the concurrent grant of a replacement award is accounted for as a modification of the terms of the awards. The incremental compensation cost is measured as the excess of the fair value of the modified award over the fair value of the modified award at the modification date. The incremental portion of share-based compensation for the vested portion is recognized immediately and the incremental portion of share-based compensation for the unvested portion is recognized over the remaining vesting period of the award. If an award is canceled without the concurrent grant of a replacement award or any other consideration, unrecognized compensation cost related to the canceled award is recognized immediately upon cancelation.
For awards granted with a performance condition that affects vesting, the performance condition is not considered in determining the award’s grant-date fair value; however, the performance condition is considered when estimating the quantity of awards that are expected to vest. No compensation expense is recorded for awards with a performance condition unless and until the performance condition is determined to be probable of achievement.
Significant risks and uncertainties
Credit risk
Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of September 30, 2022, the Company held cash and cash equivalents of $4,243,524, which included $2,457,566 deposited in financial institutions located in Mainland China. Each such bank account is insured by the government with a maximum limit of RMB 500,000 (equivalent to approximately $74,648). As of September 30, 2022, there was RMB 3,277,542 (equivalent to approximately $460,840) insured by the Chinese government. In addition, the Company maintains certain bank accounts in Hong Kong and Cayman, which are not insured by Federal Deposit Insurance Corporation (“FDIC”) insurance or other insurance. To limit exposure to credit risk relating to deposits, the Company primarily place cash and cash equivalent deposits with large financial institutions in China which management believes are of high credit quality and the Company also continually monitors their credit worthiness.
See Note 14 for additional information on risks.

Note 3 — Accounts receivables, net
Accounts receivable, net, consists of the following:
	As of September 30, 2022	As of December 31, 2021
Accounts receivable	$4,227,189	$6,452,444
Less: allowance for doubtful accounts	(155,811)	(233,113)
Total Accounts receivable, net	$4,071,378	$6,219,331
The movements in the allowance for doubtful accounts are as follows:
	As of September 30, 2022	As of December 31, 2021
Beginning balance	$233,113	$227,684
Accrual	77,482	—
Reversal	(57,116)	—
Written off	(77,482)	—
Foreign currency translation difference	(20,186)	5,429
Ending balance	$155,811	$233,113
Note 4 — Inventories
	As of September 30, 2022	As of December 31, 2021
Test kits and reagents	$1,451,085	$1,198,578
During the nine months ended September 30, 2022 and 2021, no inventory impairment was recorded.
Note 5 — Property, plant and equipment, net
Property, plant and equipment, net consist of the following:
	As of September 30, 2022	As of December 31, 2021
Equipment	$1,927,615	$1,402,305
Leasehold improvement	2,157,983	2,408,877
	4,085,598	3,811,182
Less: Accumulated depreciation	(1,549,940)	(1,320,056)
Total Property, plant and equipment, net	$2,535,658	$2,491,126
Depreciation expenses totaled $408,501 and $393,553 for the nine months ended September 30, 2022 and 2021, respectively.

Note 6 — Prepayments and Other current assets, net
The components of prepayments and other current assets are as follows:
	As of September 30, 2022	As of December 31, 2021
Other receivables(i)	$1,250,413	$1,395,790
Prepaid Income taxes(ii)	2,484,630	—
VAT recoverable	139,260	244,755
Prepayments	240,577	248,854
Office rental deposits and other deposits	239,345	243,635
	4,354,225	2,133,034
Less: Provision against other receivables	(1,250,413)	(1,395,790)
Total prepayments and other current assets, net	$3,103,812	$737,244

(i)
As of December 31, 2019, the Company provided financial support in the form of loans, to four unrelated parties with interest rates ranging from 0% to 10%. The Company was considering these entities for possible acquisition. However, the acquisition negotiations were terminated, and the loans were not repaid. The Company recorded bad debt provisions in 2019 in the amount of $1,360,625, based on the determination that such loans were uncollectible. During 2021, $89,537 was collected against such loans. During the nine months ended September 30, 2022, there was no loan principal collected.

(ii)
As of September 30, 2022, the Company’s prepaid US income tax amounted to $3,300,000, of which $815,370 was used to settle the current income tax liability, and the remaining balance of $2,484,630 was recorded as prepaid income taxes.

The movement of the provision against other receivables is as follows:
	As of September 30, 2022	As of December 31, 2021
Beginning balance	$1,395,790	$1,451,709
Collections	—	(89,537)
Foreign currency translation difference	(145,377)	33,618
Ending balance	$1,250,413	$1,395,790
Note 7 — Accrued liabilities and other payables
The components of accrued expenses and other payables are as follows:
	As of September 30, 2022	As of December 31, 2021
Salaries	$250,367	$408,470
Other taxes payable	2,207	88,305
Others	28,703	47,091
Total accrued liabilities and other payables	$281,277	$543,866
Other payables mainly consist of accrued legal fees, employee reimbursements and accrued utility fees.
Note 8 — Income taxes
The Company calculates the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full fiscal year to ordinary income or loss for the interim reporting period. When applicable, the year-to-date tax provision reflects adjustments for certain discrete tax items.

For the nine months ended September 30,2022 and 2021, The Company recorded tax as tax benefit (provision) (which are substantially attributable to the Company’s US subsidiary, DiaCarta, USA), of$403,192 and ($4,263,379), respectively. The Company’s income tax benefit recorded during the nine months ended September 30, 2022 is primarily related to a true-up adjustment for permanent tax deductions that resulted in federal and state tax benefits. The Company’s income tax expense recorded during the nine months ended September 30,2021 consists primarily of federal and state income taxes in the United States.
The Company did not have a valuation allowance for its U.S. deferred tax assets as of December 31, 2021. Starting in 2020, the Company began to generate book and taxable income. The significant increase in revenue in 2021 was driven by the demand of the Company’s products and services for COVID testing. After consideration of the available evidence, both positive and negative, management has determined that it is more likely than not that the Company will be able to benefit from the deferred tax assets in the United States. Accordingly, the Company has not recorded a valuation allowance against its deferred tax assets.
Note 9 — Income (Loss) Per Ordinary Share
The following table sets forth the computation of basic and diluted (loss)income per ordinary share for the nine months ended September 30, 2022 and 2021, respectively:
	For the Nine Months Ended September 30,
	2022	2021
Net (loss) income attributable to DiaCarta Ltd shareholders	$(2,937,244)	$10,352,678
Weighted average number of ordinary share outstanding
Basic	28,469,472	28,469,472
Diluted	$28,469,472	49,370,099
Earnings per share
Basic	(0.10)	0.36
Diluted	$(0.10)	$0.22
For the nine months ended September 30, 2022, potentially dilutive ordinary shares from the assumed conversion of 19,727,115 Series A and Series B preferred shares, 335,289 outstanding warrants and 2,579,500 employee and director stock options have not been reflected in the calculation of diluted net loss per share as their inclusion would have been anti-dilutive.
Note 10 — SHARE-BASED COMPENSATION
The Company adopted a share incentive plan in 2021 (the “2021 Incentive Plan”) which allows the Company to grant options and restricted share units to employees, directors, and consultants of the Company. Under the 2021 Incentive Plan, the aggregate number of shares that may be issued shall not exceed 2,846,947 of the Company’s outstanding ordinary shares.
Stock option
On July 6, 2022, the Company granted 2,569,500 ISO and Non-Qualified options to 65 individuals, among which 54 were employees and 10 were consultants, and one was a director. On August 15, 2022, the Company granted 10,000 options to an employee. Except for the options grant to the director, the service-based share options vest at the rate of 25% of the total number of ordinary shares subject to such options becoming vested on the first anniversary of the vesting commencement date, and 1/36th of the balance of ordinary shares subject to such options each month thereafter. The options granted to the director vest at the rate of 1/12 per month over a 12 month period. The grant date of the share options is the vesting commencement date. Upon termination of employment, all the options that have not vested will be forfeited. The terms of the options shall not exceed ten years from the date of grant.
The Company calculated the estimated fair value of the options on the respective grant dates using the Black Scholes model considering variables such as volatility, dividend yield, and the risk-free interest rate, the probability that the option will be exercised prior to the end of its contractual life, and the probability of termination or retirement of the option holders.
The fair value of the options was estimated on the date of grant using the following assumptions:
Fair value per ordinary share at grant date(1)	Exercise price(2)	Expected volatility(3)	Contractual life(4)	Risk-free interest rate(5)	Expected dividend(6)
US$	US$
4.49	4.49	67.1%	10 years	2.91%	Nil

(1)
Prior to the completion of initial public offering, the estimated fair value of the ordinary shares underlying the options as of the respective grant dates was determined based on a valuation with the assistance of a third-party appraiser.

(2)
The exercise price of the options was determined by the Company’s Board of Directors.

(3)
The volatility of the underlying ordinary shares was estimated based on the historical share price movement of comparable companies for the period close to the date of grants.

(4)
The contractual life of the share options is the period between the grant date and the expiry date.

(5)
Risk free rate is estimated based on market yield of U.S. Sovereign Curve with maturity close to the share options as of the valuation date, plus a country spread.

(6)
The Company does not expect to declare any dividends in the foreseeable future.

A summary of the Company’s share option activities for the nine months ended September 30, 2022 is presented below:
	Number of shares	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
		US$	Years	US$
Outstanding as of January 1, 2022	—
Granted	2,579,500	4.49	10	—
Exercised	—
Forfeited	—
Outstanding as of September 30, 2022	2,579,500	4.49	9.75	—
	As of September 30, 2022	As of December 31, 2021
Weighted average grant date fair value of option per share	$3.37	$—
The aggregate intrinsic value is calculated as the difference between the exercise price of the awards and the fair value of the underlying ordinary shares at each reporting date.
The Company recognized share-based compensation expenses with no income tax benefit relating to the share options of $1,366,288 for the nine months ended September 30, 2022. As of September 30, 2022, total unrecognized share-based compensation expenses relating to these share options was $7,326,627. The expense is expected to be recognized over a weighted-average period of 3.75 years.
Note 11 — Commitments and Contingencies
Lease commitments
The Company entered into operating lease agreements for factory buildings, office spaces and employee dormitories, and finance lease agreements for lab equipment. The Company’s leases have remaining terms ranging from less than one year to ten years. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expense for these leases on a straight-line basis over the lease term.
Rental expense for the nine months ended September 30, 2022 and 2021 were $981,366 and $948,925, respectively.
The Company’s operating lease liabilities as of September 30, 2022 are as follows:
Twelve months ending September 30,	Amounts
2023	$1,556,092
2024	1,663,895
2025	1,699,415
2026	1,734,935
2027	1,663,784
Thereafter	1,346,896
Total lease payment	9,665,017
Less: imputed interest	(1,154,807)
Present value of operating lease liabilities	$8,510,210
Supplemental balance sheet information related to leases was as follows:
	As of September 30, 2022	As of December 31, 2021
Weighted average remaining lease term (in years):
Operating leases	5.8	6.5
Finance leases	—	0.4
Weighted average discount rate:
Operating leases	3.7%	3.8%
Finance leases	—	12.5%
Contingencies
In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is determined to be probable, and the amount of the loss can reasonably be estimated. In the opinion of management, there were no pending or threatened claims or litigation as of September 30, 2022 and through the issuance date of these condensed consolidated financial statements.
Russian-Ukrainian war
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Our business is not directly impacted by the war as we do not operate in either Russia or the Ukraine. However, the war might potentially amplify the disruptive impact of the COVID pandemic. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements.
Note 12 — Restricted net assets
The Company’s ability to pay dividends is dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by subsidiaries incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The consolidated results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.
In accordance with the PRC laws and regulations, the Company’s subsidiaries located in the PRC are required to provide for certain statutory reserves. These statutory reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund or discretionary reserve fund, and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires a minimum annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in China at each year-end); the other fund appropriations are at the subsidiaries’ or the affiliated PRC entities’ discretion. These statutory reserve funds can only be used for specific purposes of enterprise expansion, staff bonus and welfare, and are not distributable as cash dividends except in the event of liquidation of Group’s subsidiaries, affiliated PRC entities and their respective subsidiaries. The Group’s subsidiaries are required to allocate at least 10% of their after-tax profits to the general reserve until such reserves have reached 50% of their respective registered capital. As of September 30, 2022 and December 31, 2021, none of the Group’s PRC subsidiaries have a general reserve that reached 50% of their registered capital threshold. Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the Board of Directors of each of the Company’s subsidiaries.
The Company made negligible appropriations to these statutory reserve funds since inception due to operating losses of the Company’s PRC subsidiaries.
As a result of these PRC laws and regulations and the requirement that distributions by the PRC entities can only be paid out of distributable profits computed in accordance with the PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to DiaCarta, Ltd. Amounts restricted include paid-in capital, preferred shares and the statutory reserves of the Company’s PRC subsidiaries.
The aggregate amounts of paid-in capital and preferred shares that are restricted, which represents the amount of net assets of the relevant subsidiaries in the Company which are not available for distribution, were $31,436,249 as of September 30, 2022 and December 31, 2021.
Note 13 — Convertible bonds payable
On July 7, 2020, DiaCarta, Ltd and Ultragenyx Pharmaceutical Inc. (“Lender”) entered into a note and warrant purchase agreement (“Purchase Agreement”) in the aggregate principal loan amount of $5,000,000. On the same day, DiaCarta, Ltd issued a convertible promissory note (“the Note”) to the Lender, of which the principal sum of $2,500,000 with interest at 2% per annum as the initial closing and the balance of $2,500,000 to be taken in the two subsequent installments when the Company meets certain defined milestones. If DiaCarta, Ltd fails to repay the Note before July 7, 2022, or the Note is earlier converted as permitted under the terms of the Purchase Agreement, the Lender will be entitled to convert the Note into certain ordinary shares of DiaCarta, Ltd. The Lender may elect, at their sole discretion, to convert all or a portion of the outstanding principal and unpaid accrued interest due under the Note into ordinary shares at any time prior to the consummation of a qualified equity financing. On January 26, 2022, DiaCarta, Ltd repaid the principal and interest sum of $2,577,808.22 to the Lender.
Note 14 — Concentration risk
The Company has a concentration of its account receivables with specific customers. As of September 30, 2022, three customers accounted for 38.9%, 30.7% and 20.5% of net accounts receivable, respectively. As of December 31, 2021, four customers accounted for 37.1%, 17.8%, 17.6% and 12.5% of net accounts receivable, respectively.
For the nine months ended September 30, 2022, two customers accounted for approximately 17.5% and 16.4% of the total revenue, respectively. For the nine months ended September 30, 2021, three customers accounted for approximately 17.5%, 14.7% and 12.2% of the total revenue, respectively.
The Company has a concentration of its account payables with two suppliers. As of September 30, 2022, one supplier accounted for 63.0% of total accounts payables. As of December 31, 2021, one supplier accounted for 49.2% of accounts payables.

For the nine months ended September 30, 2022 and 2021, three suppliers accounted for approximately 27.1%, 18.9% and 16.0% of total purchases of raw materials and services. For the nine months ended September 30, 2021, two suppliers accounted for approximately 26.5% and 16.1% of the total purchase of raw materials and services.
Note 15 — Related party transactions
The following is a list of related parties with which the Company has transactions:
No.	Name of Related Parties	Relationship
1	Nanjing Diyang Lab Co., Ltd. (“Nanjing Diyang Lab”)	A company controlled by the brother of the CEO of the Company
2	Veritas Bioscience (“BVCF”)	A shareholder of the Company
For the nine months ended September 30, 2022 and 2021, related party transactions were as follows:
	For the nine months ended September 30, 2022	For the nine months ended September 30, 2021
Interest expense paid to BVCF	$—	$14,287
Labor outsourcing expense to Nanjing Diyang Lab	84,899	136,767
	As of September 30, 2022	As of December 31, 2021
Loan to Nanjing Diyang Lab(i)	$1,708,091	$1,337,364

(i)
On September 30, 2022, outstanding loans to Nanjing Diyang Lab comprised amounts of $702,889, $646,658, $351,444, and $7,099 made during the nine months ended 2022, years ended December 31, 2021, 2020 and 2019, respectively. These loans are guaranteed by the brother of the CEO of the Company. The term of each of the loans are 3 years and bear interest at 7% per annum. As of September 30, 2022, the loan of $288,255 is included in current assets.

Note 16 — Subsequent events
On October 7, 2022, 20,000 shares of restricted stock award were granted to a director of the Company for his assistance in connection with the Company’s merger negotiations with HH&L Acquisition Inc and evaluation of various other financing opportunities. The Grant was made in accordance with the terms of the DiaCarta, Ltd. 2021 Incentive Plan. The Company measures the grant date fair value of this service-based restricted stock award based on the market price of the anticipated business combination agreement with HH&L executed in October 2022, which implies a pre-money equity value of $9.00 per share for DiaCarta on a fully diluted basis. For restricted stock units with only service-based vesting conditions, compensation expense is recognized in the Company’s consolidated statement of operations on a straight-line basis over the requisite service period, which is one year.
On October 25,2022, the Board of directors approved an increase in the number of authorized Ordinary Shares from 28,469,472 to 80,000,000 nominal par value of US$0.001 each, having the rights and being subject to the restrictions set out in the Articles of Association of the Company.
Note 17 — Condensed financial statements of the parent company
Pursuant to the requirements of Rule 12-04(a) and 5-04(c) of Regulation S-X, condensed financial information is required to be disclosed for the financial position, changes in financial position and results of operations of a parent company as of the same date and for the same period for which audited consolidated financial statements have been presented when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company does not include condensed financial information as to the changes in equity are the same as the consolidated statements of changes in equity.
The condensed financial information has been prepared using the same accounting policies as set out in the consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries. For the parent company, the Company records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments — Equity Method and Joint Ventures. Such investments are presented on the Condensed Balance Sheets as “Investments in subsidiaries” and the subsidiaries’ losses as “Equity in losses of subsidiaries” on the Condensed Statements of Comprehensive Income (Loss). Ordinarily under the equity method, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of Schedule I, the parent company has continued to reflect its share, based on its proportionate interest, in the losses of subsidiaries regardless of the carrying value of the investment even though the parent company is not obligated to provide continuing support or fund losses.
As of September 30, 2022, there were no material contingencies, significant provisions of long-term obligations, or guarantees of the Company.

PARENT COMPANY CONDENSED BALANCE SHEETS
(Stated in U.S. dollars, except for the number of shares and per share data)
	As of September 30, 2022	As of December 31, 2021
	(unaudited)
Assets:
Amounts due from subsidiaries	$43,527,616	$46,886,275
Total assets	43,527,616	46,886,275
Liabilities:
Convertible bond payable	—	2,152,617
Deficit in subsidiaries	19,130,699	18,143,399
Total liabilities	19,130,699	20,296,016
Shareholders’ equity:
Ordinary shares (USD0.001 par value, 28,469,472 shares authorized; 28,469,472 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively)	28,469	28,469
Series A non-redeemable preferred shares (USD0.001 par value, 7,543,948 shares authorized; 7,543,948 shares issued and outstanding with liquidation preference of $8,000,000 at September 30, 2022 and December 31, 2021, respectively)	7,544	7,544
Series B non-redeemable preferred shares (USD0.001 par value, 13,646,217 shares authorized; 12,183,137 shares issued and outstanding with liquidation preference of $36,336,249 at September 30, 2022 and December 31, 2021, respectively)	12,183	12,183
Additional paid-in capital	55,385,930	54,019,642
Accumulated deficit	(28,688,454)	(25,751,210)
Accumulated other comprehensive loss	(2,348,755)	(1,726,369)
Total Shareholder’s Equity	24,396,917	26,590,259
Total liabilities and shareholders’ equity	$43,527,616	$46,886,275

PARENT COMPANY UNAUDITED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Stated in U.S. dollars, except for the number of shares and per share data)
	For the nine months ended September 30, 2022	For the nine months ended September 30, 2021
General and administrative expenses	$(780,851)	$(493,708)
Interest expense	(3,562)	(539,246)
Other expense	(421,629)	—
Loss before equity in losses of subsidiaries	(1,206,042)	(1,032,954)
Equity in (losses) gain of subsidiaries	(1,732,202)	11,385,632
Net (Loss) Income	(2,937,244)	10,352,678
Foreign currency translation adjustment	(622,386)	59,728
Comprehensive (Loss) Income	$(3,559,630)	$10,412,406

PARENT COMPANY UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(Stated in U.S. dollars, except for the number of shares and per share data)
	For the nine months ended September 30, 2022	For the nine months ended September 30, 2021
Cash Flows from Operating Activities:
Net (Loss) Income	$(2,937,244)	$10,352,678
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Interest and amortization of convertible note	425,191	539,246
Equity loss (gain) of subsidiaries	1,732,202	(11,385,632)
Changes in assets and liabilities:
Amounts due from subsidiaries	780,851	493,708
Net Cash Provided by Operating Activities:	—	—
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—
Cash and cash equivalents at end of the period	$—	$—

Annex A
BUSINESS COMBINATION AGREEMENT
by and among
HH&L ACQUISITION CO.,
DIAMOND MERGER SUB INC.,
and
DIACARTA, LTD.
dated as of October 14, 2022

A-i

A-ii

A-iii

EXHIBITS
Exhibit A
Form of Registration Rights Agreement

Exhibit B
Form of Lock-Up Agreement

Exhibit C
Form of Domesticated SPAC Certificate of Incorporation

Exhibit D
Form of Bylaws of SPAC upon SPAC Domestication

Exhibit E
Form of New Equity Incentive Plan

Exhibit F
Form of Company Holders Support Agreement

Exhibit G
Form of SPAC Holders Support Agreement

Exhibit H
Form of Sponsor Shares Forfeiture Agreement

A-iv

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement, dated as of October 14, 2022 (as amended, restated, modified or supplemented in accordance with its terms, this “Agreement”), is made and entered into by and among HH&L Acquisition Co., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Effective Time) (“SPAC”), Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SPAC (“Merger Sub”), and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Effective Time) (the “Company”).
RECITALS
WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, SPAC shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Section 206 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”), and upon such continuation be registered as a Delaware corporation and deregistered in the Cayman Islands (the “SPAC Domestication”);
WHEREAS, concurrently with the SPAC Domestication, SPAC shall file a certificate of incorporation with the Secretary of State of Delaware (the “Domesticated SPAC Certificate of Incorporation”) and adopt bylaws (in substantially the forms attached as Exhibit C and Exhibit D hereto, respectively);
WHEREAS, prior to the Effective Time and subject to the conditions of this Agreement, the Company shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Section 206 of the Cayman Companies Act (the “Company Domestication”);
WHEREAS, concurrently with the Company Domestication, the Company shall file a certificate of incorporation with the Secretary of State of Delaware (the “Company Certificate of Incorporation”) and adopt bylaws;
WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, following the SPAC Domestication and the Company Domestication (i) Merger Sub will merge with and into Domesticated Company, the separate corporate existence of Merger Sub will cease and Domesticated Company will be the Surviving Company and a wholly owned subsidiary of Domesticated SPAC (the “Merger”) and (ii) Domesticated SPAC will change its name to “DiaCarta, Inc.”;
WHEREAS, for U.S. federal income Tax purposes, the parties intend that (a) the SPAC Domestication qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below), and the Treasury Regulations (as defined below) promulgated thereunder; (b) the Company Domestication qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder; (c) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below), and the Treasury Regulations promulgated thereunder; and (d) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);
WHEREAS, the Company Board (as defined below) has approved and declared advisable this Agreement and the documents contemplated hereby, determined that the Company Domestication, the Merger and the other transactions contemplated by this Agreement and the documents contemplated hereby are fair to, and in the best interests of, the Company and the Company Shareholders and recommended the approval and adoption of this Agreement and the documents contemplated hereby by the Company Shareholders;
WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain Company Shareholders (as defined below) are entering into and delivering a Support Agreement, substantially in the form attached hereto as Exhibit F (the “Company Holders Support Agreement”), pursuant to which each such Company Shareholder has agreed to vote in favor of this Agreement, the Company Domestication, the Merger and the other transactions contemplated hereby and to grant certain waivers and consents in connection herewith and therewith pursuant to the Company’s Governing Documents;
WHEREAS, the SPAC Board (as defined below) has unanimously approved and declared advisable this Agreement and the documents contemplated hereby, declared that, the SPAC Domestication, the Merger and the other transactions contemplated by this Agreement and the other documents contemplated hereby are fair to, and in the best interests of, SPAC and its shareholders and recommended the approval and adoption of this Agreement, the documents contemplated hereby and the SPAC Transaction Proposals (as defined below) by its shareholders;
WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable this Agreement and the documents contemplated hereby, declared that, the Merger and the other transactions contemplated by this Agreement and the documents contemplated hereby are fair to, and in the best interests of, Merger Sub and its sole stockholder and recommended the approval and adoption of this Agreement and the documents contemplated hereby by its sole stockholder;
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) and certain other SPAC Shareholders (as defined below) are entering into and delivering a Support Agreement, substantially in the form attached hereto as Exhibit G (the “SPAC Holders Support Agreement”), pursuant to which each such SPAC Shareholder has agreed not to transfer or redeem any SPAC Shares (as defined below) held by such SPAC Shareholder, and to vote in favor of this Agreement, the SPAC Domestication, the Merger and the other transactions contemplated hereby at the SPAC Shareholder’s Meeting and to subject certain Domesticated Company Common Stock to be issued to the Sponsor pursuant to the Merger to vesting criteria, in each case, subject to the terms and conditions set forth therein;
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) is entering into and delivering a Sponsor Shares Forfeiture Agreement, substantially in the form attached hereto as Exhibit H (the “Sponsor Shares Forfeiture Agreement”), pursuant to which the Sponsor has agreed to subject certain of its founder SPAC Shares to forfeiture criteria, subject to the terms and conditions set forth therein;
WHEREAS, at the Closing (as defined below), Domesticated Company shall enter into an Registration Rights Agreement (the “Registration Rights Agreement”) with Domesticated SPAC, the Sponsor, certain SPAC Shareholders, and certain Company Shareholders, substantially in the form attached hereto as Exhibit A, which shall be effective as of the Closing; and
WHEREAS, at the Closing, Domesticated Company, Domesticated SPAC, certain holders of Domesticated Company Common Stock and Sponsor shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B, which shall be effective as of the Closing.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1.   Definitions.   As used herein, the following terms shall have the following meanings:
“Acquisition Proposal” means, as to any Person, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 10% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 10% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, share offering (including any public offering), sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries, in each case of sub-clause (c), pursuant to which any Person acquires 10% or more of any class of equity or voting securities of such Person or of such Subsidiaries.
“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration or other similar proceeding initiated or conducted by or before any Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that, notwithstanding anything to the contrary herein.
“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).
“Aggregate Fully Diluted Company Common Stock” means, without duplication, the aggregate number of shares of Domesticated Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time, and (ii) issuable upon, or subject to, the exercise of Domesticated Company Options or Domesticated Company Warrants (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Effective Time.
“Aggregate Merger Consideration” means a number of the shares of Domesticated SPAC Common Stock equal to the quotient obtained by dividing the Base Purchase Price by US$10.00.
“Agreement” has the meaning specified in the Preamble hereto.
“Agreement End Date” has the meaning specified in Section 8.1(b).
“Ancillary Agreements” has the meaning specified in Section 9.10.
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Laws” means any federal or state or foreign law, regulation or decree designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition through merger or acquisition.
“Audited Financial Statements” has the meaning specified in Section 4.8(a)(i).
“Base Purchase Price” means US$460,000,000.
“Bid” has the meaning specified in Section 4.28(a).
“Business Combination” has the meaning specified in Article 1.1 of the SPAC Articles.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands and Hong Kong, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).
“CAA” means the Consolidated Appropriations Act, 2021.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto.
“Cayman Companies Act” has the meaning specified in the Recitals hereto.
“Cayman Registrar” has the meaning specified in Section 2.1(a).
“Closing” has the meaning specified in Section 2.5(a).
“Closing Company Audited Financial Statements” has the meaning specified in Section 6.4.
“Closing Date” has the meaning specified in Section 2.5(a).
“Closing Statements” has the meaning specified in Section 2.6(d).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the Preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Board” means the board of directors of the Company.
“Company Board Recommendation” has the meaning specified in Section 6.7(c)(i).
“Company Certificate of Domestication” has the meaning specified in Section 2.2(a).
“Company Certificate of Incorporation” has the meaning specified in the Recitals hereto.
“Company Closing Certificate” has the meaning specified in Section 2.6(c).
“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.
“Company Domestication” has the meaning specified in the Recitals hereto.
“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.4 (No Conflict), Section 4.5 (Governmental Authorities; Approvals), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).
“Company Holders Support Agreement” has the meaning specified in the Recitals hereto.
“Company Incentive Plan” means, collectively, (i) the 2021 Share Incentive Plan, as amended from time to time in connection with the Company Domestication and (ii) the Non-qualified Stock Option Award Agreement.
“Company Intellectual Property” has the meaning specified in Section 4.21(a).
“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the Merger; provided, however, that solely in the case of the foregoing clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or accounting rules (including GAAP) or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19); (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (e) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, or employees of the Company and its Subsidiaries; (f) any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, however, that this clause (f) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (g) the taking of any action by the Company that is expressly required by this Agreement; or (h) any action taken by, or at the written request of, SPAC or Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (c) or (d) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“Company Note and Warrant Purchase Agreement” means the Note and Warrant Purchase Agreement, dated as of July 7, 2020, by and between the Company and Ultragenyx Pharmaceutical Inc.
“Company Option” means an option to purchase Company Ordinary Shares granted, and that remain outstanding, under the Company Incentive Plan.
“Company Ordinary Shares” has the meaning specified in Section 4.6(a).
“Company Preference Shares” means the Company Series A Preference Shares and Company Series B Preference Shares, with par value of US$0.001 per share, of the Company.
“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).
“Company Series A Preference Shares” has the meaning specified in Section 4.6(a).
“Company Series B Preference Shares” has the meaning specified in Section 4.6(a).
“Company Share Certificate” has the meaning specified in Section 2.2(c).
“Company Shareholder” means, at any given time, a holder of Company Shares issued and outstanding immediately prior to the Effective Time.
“Company Shareholder Approval” means the vote of holders of Company Shares required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Company’s Governing Documents and set forth in Section 6.7(c) of the Company Disclosure Letter.
“Company Shares” means (a) prior to the Company Domestication, the Company Ordinary Shares and the Company Preference Shares, collectively; and (b) from and after the Company Domestication, Domesticated Company Common Stock.
“Company Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement, the consummation of the Transactions and/or the process by which the Company solicited, discussed and negotiated strategic alternatives, including all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers provided, however, that Company Transaction Expenses shall not include Transfer Taxes.

“Company Transaction Proposals” means (i) the adoption of this Agreement and the Ancillary Agreements, and approval of the Transactions, including the authorization of the Merger, (ii) the approval of the Company Domestication (including the conversion of the Company Preference Shares into shares of Domesticated Company Common Stock in the Company Domestication), (iii) the approval of the remuneration policy with effect as of the Closing, (iv) the appointment of the Company’s auditors, and (v) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions.
“Company Warrants” means the outstanding warrant of the Company to purchase the Company Series B Preference Shares issued by the Company pursuant to the Company Note and Warrant Purchase Agreement.
“Consideration Spreadsheet” has the meaning specified in Section 3.7(a).
“Constituent Companies” has the meaning specified in Section 2.3(a).
“Contracting Parties” has the meaning specified in Section 9.16.
“Contracts” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.
“Converted Warrant” has the meaning specified in Section 3.4(b).
“Copyleft License” means any license that requires or purports to require, as a condition of use, the modification and/or distribution, conveyance or availability of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used, embedded, combined or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products, services or portions thereof or interfaces therefor to be reverse-engineered, reverse-assembled or disassembled (other than by operation of Law), or (iv) be licensed in a redistributable manner at no license fee. By way of example and not limitation, Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.
“D&O Tail” has the meaning specified in Section 6.13(b).
“Data Room” has the meaning specified in Section 1.2(a).
“DGCL” has the meaning specified in the Recitals hereto.
“Disclosure Letter” means, as applicable, either the Company Disclosure Letter or the SPAC Disclosure Letter or, if the context so requires, both the Company Disclosure Letter and the SPAC Disclosure Letter.
“Dissenting Shares” has the meaning specified in Section 3.6(a).
“Dollars” or “US$” means lawful money of the United States.
“Domesticated Company” means the Company as it continues in existing after the Company Domestication.
“Domesticated Company Common Stock” has the meaning specified in Section 2.2(b).
“Domesticated Company Option” has the meaning specified in Section 2.2(b) hereto.
“Domesticated Company Stock Certificates” has the meaning specified in Section 2.2(c).

“Domesticated Company Warrant” has the meaning specified in the Section 2.2(b).
“Domesticated SPAC” means SPAC as it continues in existence after the SPAC Domestication.
“Domesticated SPAC Board” means the board of directors of Domesticated SPAC.
“Domesticated SPAC Certificate of Incorporation” has the meaning specified in the Recitals hereto.
“Domesticated SPAC Common Stock” has the meaning specified in Section 2.1(b).
“Domesticated SPAC Option” has the meaning specified in Section 3.4(a).
“Domesticated SPAC Unit” has the meaning specified in Section 2.1(b).
“Domesticated SPAC Warrant” has the meaning specified in Section 2.1(b).
“Domestication” means, collectively, SPAC Domestication and Company Domestication.
“Effective Time” has the meaning specified in Section 2.3(a).
“Environmental Laws” means any and all Laws (including common law) or other legally enforceable requirement regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including flora, fauna and their habitat), natural resources or human health, including employee health and safety or prevention and control of pollution (including the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials).
“ERISA” has the meaning specified in Section 4.13(a).
“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.
“Exchange Agent” has the meaning specified in Section 3.3(a).
“Exchange Agent Agreement” has the meaning specified in Section 3.3(a).
“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of shares constituting Aggregate Fully Diluted Company Common Stock.
“Export Approvals” has the meaning specified in Section 4.11(b).
“Extension Proposal” has the meaning specified in Section 6.22(a).
“Extension Proxy Statement” has the meaning specified in Section 6.22(a).
“Financial Assistance” has the meaning specified in Section 4.29.
“Financial Statements” has the meaning specified in Section 4.8(a)(ii).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of an exempted company incorporated in the Cayman Islands are its certificate of incorporation, memorandum and articles of association, shareholders agreement or similar organizational documents, in each case, as amended or restated; the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of registration; the “Governing Documents” of a limited liability company incorporated in the Cayman Islands are its limited liability company agreement and certificate of incorporation; and the “Governing Documents” of a PRC company are its business license and articles of association.

“Government Contract” has the meaning specified in Section 4.28(a).
“Governmental Approval” has the meaning specified in Section 4.5.
“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multinational, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel, mediator or similar judicial body of competent jurisdiction, or any self-regulatory organization, or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).
“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of any Governmental Authority in the PRC or any other Governmental Authority.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” whether or not contingent and regardless of when due, calculated as the maximum amount payable under or pursuant to such obligation, (vii) accrued severance obligations arising with respect to the termination of employment or service of any current or former employee or individual service provider, or otherwise in connection with a reduction in force, in each case, together with the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts (determined without regard to any ability of the Company or its Subsidiaries to defer such Taxes under the CARES Act), (viii) breakage costs, prepayment or early termination premiums, penalties, or other fees or out-of-pocket expenses actually paid by such Person as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vii), and (ix) all Indebtedness of another Person referred to in clauses (i) through (viii) above guaranteed directly or indirectly, jointly or severally.
“Independent Director” has the meaning specified in Section 6.12(a).
“Intellectual Property” means any and all worldwide rights, title and interests in or to intellectual or industrial property, including the following: (i) registered and unregistered patents, patent applications, invention disclosures and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (ii) registered and unregistered or common law trademarks, logos, service marks, trade dress and trade names, slogans and other source identifiers, pending applications therefor, rights of publicity, social and mobile media identifiers and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software, database and other works of authorship; and (iv) trade secrets, know-how, methods, processes, data, specifications, formulae, algorithms, and other confidential information or proprietary rights.
“Intended Tax Treatment” has the meaning specified in the Recitals.
“Interim Financial Statements” has the meaning specified in Section 4.8(a)(ii).
“Interim Period” has the meaning specified in Section 6.1.
“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, know-how, services, goods, and technology, or economic sanctions or anti-boycotts, including, but not limited to, the Import and Export Order (Control of Dual Use Goods, Services and Technology Exports): 2006, Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the Laws described above.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the Internal Revenue Service.
“IT Systems” means all hardware, software, databases, code, systems, networks, websites, applications, circuits, routers and all other computer and information technology assets used in the conduct of the business of the Company and its Subsidiaries.
“JOBS Act” has the meaning specified in Section 5.6(a).
“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.
“Letter of Transmittal” has the meaning specified in Section 3.3(c).
“Lien” means all liens (statutory or other), mortgages, deeds of trust, pledges, hypothecations, assignment, deposit arrangement, encumbrances, charges, security interests, options, restrictions, claims, encumbrances, easements, servitudes, preemptive rights, rights of first offer or refusal, transfer restrictions or other similar liens or encumbrances or any preferences, priorities or other agreements or preferential arrangements of any kind, whether consensual, statutory or otherwise.
“Lock-Up Agreement” has the meaning specified in the Recitals hereto.
“Loeb” has the meaning specified in Section 9.20(b).
“Loeb Privileged Communications” has the meaning specified in Section 9.20(b).
“Merger” has the meaning specified in the Recitals hereto.
“Merger Certificate” has the meaning specified in Section 2.3(a).
“Merger Sub” has the meaning specified in the Preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.13(c).
“New Equity Incentive Plan” means a new equity incentive plan to be adopted in connection with the transactions contemplated hereunder for the purpose of granting or issuing equity incentive compensation to employees and other service providers of the Company and its Subsidiaries.
“Non-qualified Stock Option Award Agreement” means a non-qualified stock option award to purchase 40,000 shares of Company Ordinary Shares outside of the Company Incentive Plan as set forth in Section 4.13(a) of the Company Disclosure Letter.
“Non-U.S. Plan” means any Company Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has or may have any liabilities outside of the United States primarily for the benefit of employees, consultants or individual independent contractors primarily working or engaged in a jurisdiction other than the United States, other than any agreement, arrangement, plan, policy or program maintained by or required to be maintained by a Governmental Authority.
“Nondisclosure Agreement” has the meaning specified in Section 9.10.
“Nonparty Affiliates” has the meaning specified in Section 9.16.
“NYSE” has the meaning specified in Section 5.6(c).
“Offer Documents” has the meaning specified in Section 6.7(a)(i).
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.
“Open Source Materials” means any software subject to an Open Source License.
“Option” means an option to purchase Company Ordinary Shares granted under the Company Incentive Plan or otherwise granted to an employee, director, independent contractor or other service provider of the Company or any of its Subsidiaries outside of the Company Incentive Plan.
“Owned Land” has the meaning specified in Section 4.20(b).
“PCAOB” means the Public Company Accounting Oversight Board.
“Per Share Merger Consideration” means an amount equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) US$10.00.
“Permits” means, for a Person, any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority required under applicable Law.
“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and Environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint share company, Governmental Authority or instrumentality or other entity of any kind.
“Personal Information” means information that: (i) alone or in combination with other information, relates to, could reasonably be linked with, identifies or is reasonably capable of allowing the identification of or contact with an particular person or household or device; (ii) is defined as “personal data,” “personal information,” “personally identifiable information,” “personal health information” or “PII” or any similar term by Law; or (iii) is otherwise regulated by applicable Laws that cover personal information, personal data, personal health data, financial information, device and transaction identifiers, or similar terms.
“Personal Information Laws and Policies” has the meaning specified in Section 4.22(a).
“PRC” means People’s Republic of China but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.
“Privacy Policies” has the meaning specified in Section 4.22(a).
“Proxy Statement/Prospectus” has the meaning specified in Section 6.7(a)(i).
“Real Property Leases” has the meaning specified in Section 4.20(a)(iii).
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC under the Securities Act with respect to the Registration Statement Securities.
“Registration Statement Securities” has the meaning specified in Section 6.7(a)(i).
“Regulatory Approvals” has the meaning specified in Section 6.9(a).
“Representatives” of a Person means, collectively, officers, directors, employees, members, partners, attorneys, accountants, consultants, agents, financial advisors, financing sources and potential co-investors of such Person or its Affiliates.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, Lebanon, North Korea, Syria, the so-called Donetsk People’s Republic (as defined and construed in the applicable Sanctions Laws), the so-called Luhansk People’s Republic (as defined and construed in the applicable Sanctions Laws) and Russia).
“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by: (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union; or (e) any other applicable sanctions authority; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic and/or financial sanctions Laws, list-based measures, embargoes or restrictions administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce or the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom, (v) the PRC or (vi) any other applicable sanctions authority.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.
“Securities” has the meaning specified in Section 4.6(d).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.
“Seller Group” has the meaning specified in Section 9.20(b).
“SPAC” (i) for all periods prior to the effective time of the SPAC Domestication, has the meaning specified in the Preamble hereto, and (ii) for periods following the effective time of the SPAC Domestication, shall mean Domesticated SPAC.
“SPAC Articles” means the Second Amended and Restated Memorandum and Articles of Association of SPAC, adopted pursuant to a special resolution passed on February 4, 2021.
“SPAC Board” means the board of directors of SPAC.
“SPAC Certificate of Domestication” has the meaning specified in Section 2.1(a).
“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value US$0.0001 per share, of SPAC.
“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value US$0.0001 per share, of SPAC.
“SPAC Closing Statement” has the meaning specified in Section 2.6(d).
“SPAC Disclosure Letter” has the meaning specified in the introduction to Article V.
“SPAC Domestication” has the meaning specified in the Recitals hereto.
“SPAC Financial Statements” means all of the financial statements, together with the applicable auditor’s reports thereon, of SPAC included in the SPAC SEC Filings and any amendments to such financial statements.
“SPAC Holders Support Agreement” has the meaning specified in the Recitals hereto.
“SPAC Indemnified Parties” has the meaning specified in Section 6.13(a).
“SPAC Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition of SPAC or Merger Sub, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent SPAC or Merger Sub to consummate the Merger by the Agreement End Date; provided, however, that solely in the case of the foregoing clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or accounting rules (including GAAP) or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19); (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (e) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, or employees of the Company and its Subsidiaries; (f) the taking of any action by the Company that is expressly required by this Agreement; or (g) any action taken by, or at the written request of the Company; provided, further, that any Event referred to in clauses (a), (b), (c) or (d) above may be taken into account in determining if a SPAC Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.
“SPAC Private Placement Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents (US$11.50) issued to the Sponsor.
“SPAC Public Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents (US$11.50) that was included in the units sold as part of SPAC’s initial public offering.
“SPAC SEC Filings” has the meaning specified in Section 5.5.
“SPAC Securities” has the meaning specified in Section 5.12(a).
“SPAC Shareholder Approval” means (i) the approval of the SPAC Transaction Proposals by a special resolution (as defined in Section 60 of the Cayman Companies Act, being a resolution approved by an affirmative vote of the holders of at least a two-thirds majority of the issued and outstanding SPAC Ordinary Shares entitled to vote thereupon (as determined in accordance with the SPAC Articles)) at a SPAC Shareholders’ Meeting duly called by the SPAC Board and held for such purpose, (ii) the approval of the Business Combination by an Ordinary Resolution (as defined in the SPAC Articles) at the SPAC Shareholders’ Meeting, and (iii) the approval of the conversion of the SPAC Class B Ordinary Shares into SPAC Class A Ordinary Shares immediately prior to the effective time of the SPAC Domestication as provided in Section 2.1(b) below (the “SPAC Class B Conversion”) by either the consent in writing of the holders of not less than two-thirds of the issued and outstanding SPAC Class B Ordinary Shares or by a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of SPAC Class B Ordinary Shares, in accordance with the SPAC Articles and applicable Law.
“SPAC Shareholder Redemption” means the election of an eligible (as determined in accordance with the SPAC Articles and the final IPO prospectus of SPAC, dated February 5, 2021 (the “Prospectus”)) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the SPAC Articles and the Prospectus) in connection with the shareholder vote on the SPAC Transaction Proposals.
“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Shareholder Redemptions.
“SPAC Shareholders” means, at any time given time, the holders of SPAC Shares.
“SPAC Shareholders’ Meeting” has the meaning specified in Section 6.7(b)(i).
“SPAC Shares” means (a) prior to the SPAC Domestication, the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares; and (b) from and after the SPAC Domestication, Domesticated SPAC Common Stock.
“SPAC Transaction Expenses” means the out-of-pocket fees, costs, expenses, finder’s fees, commissions or other amounts incurred, paid or otherwise payable by or on behalf of SPAC or SPAC’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or otherwise in connection with the Transactions (including any equity investment or financing contemplated by Section 6.18 herein) or any other Business Combination prior to the date hereof, including fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and limited and customary other professional fees (including proxy solicitors, financial printers, consultants and administrative service providers).
“SPAC Transaction Proposals” means (i) the SPAC Domestication, (ii) the SPAC Class B Conversion, (iii) the change of Domesticated SPAC’s name to “DiaCarta, Inc.”, (iv) the amendment and restatement of SPAC’s Governing Documents, by the deletion of the SPAC Articles in their entirety and the substitution in their place of the Domesticated SPAC Certificate of Incorporation and the bylaws in the forms attached as Exhibit C and Exhibit D to this Agreement (as may be subsequently amended by mutual written agreement of the Company and SPAC at any time before the effectiveness of the Registration Statement) in connection with the SPAC Domestication, including any separate or unbundled advisory proposals as are required to implement the foregoing, (v) the adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby, including the Merger and the Business Combination, in accordance with SPAC’s Governing Documents, the DGCL and other applicable Law and the rules and regulations of the SEC and NYSE, (vi) the issuance of shares of Domesticated SPAC Common Stock in connection with the SPAC Domestication, any equity investment or financing contemplated by Section 6.18 herein and the Merger and with the transactions contemplated by this Agreement or requirements of the NYSE, (vii) the election of the directors of Domesticated SPAC, (viii) the adoption by SPAC of New Equity Incentive Plan, in the form attached as Exhibit E to this Agreement (as may be subsequently amended by mutual written agreement of the Company and SPAC at any time before the effectiveness of the Registration Statement), (ix) any other proposals as the SEC or NYSE (or respective staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (x) any other proposals as mutually agreed by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (xi) the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.
“SPAC Units” means equity securities of SPAC consisting of one (1) SPAC Class A Ordinary Share and one-half of one (1/2) SPAC Public Warrant.
“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.
“Specified Business Conduct Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and other applicable Law relating to bribery or corruption; (b) all applicable Sanctions Laws; (c) all applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable Law relating to money laundering (collectively, the “Money Laundering Laws”).
“Sponsor” means HH&L Investment Co., a Cayman Islands exempted company.
“Subscription Agreements” means any subscription agreements pursuant to which any equity investment or financing contemplated by Section 6.18 herein will be consummated.
“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.
“Surviving Company” has the meaning specified in Section 2.3(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital share, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and any other charge of any kind in the nature of (or similar to) taxes whatsoever, in each case including any estimated taxes, interest, surcharge, penalty, or addition thereto.
“Title IV Plan” has the meaning specified in Section 4.13(c).
“Top Customers” has the meaning specified in Section 4.26(a).
“Top Vendors” has the meaning specified in Section 4.26(a).
“Transactions” means, collectively, the Merger and each of the other transactions contemplated by this Agreement or any of the other Ancillary Agreements.
“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Trust Account” has the meaning specified in Section 9.1.
“Trust Agreement” has the meaning specified in Section 5.8.
“Trustee” has the meaning specified in Section 5.8.
“Unit Separation” has the meaning specified in Section 3.1.
“Unpaid Company Expenses” has the meaning specified in Section 2.6(c).
“Unpaid SPAC Expenses” has the meaning specified in Section 2.6(d).
“Unpaid Transaction Expenses” has the meaning specified in Section 2.6(d).
“W&C” has the meaning specified in Section 9.20(a).
“W&C Privileged Communications” has the meaning specified in Section 9.20(a).
“W&C Waiving Parties” has the meaning specified in Section 9.20(a).
“W&C WP Group” has the meaning specified in Section 9.20(a).
“Warrant Agreement” means the Warrant Agreement, dated as of February 5, 2021, between SPAC and Continental Stock Transfer & Trust Company.
“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
1.2.   Construction.
(a)   Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) the use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”; (viii) the phrase “made available” or “delivered” by the Company to SPAC and/or Merger Sub, when used in reference to a document, shall mean that the document was made available for viewing in the “DiaCarta” electronic data room (the “Data Room”) hosted by ShareVault at least two (2) Business Days prior to the date of this Agreement; and (ix) the terms “ordinary course” or “ordinary course of business” shall mean “ordinary course of business consistent with past practice.”
(b)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)   When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
1.3.   Knowledge.   As used herein, (i) the phrase “to the knowledge” of the Company shall mean the actual knowledge, and the knowledge that each such individual would have reasonably obtained after making reasonable inquiry with respect to the particular matter in question, of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of SPAC shall mean the knowledge, and the knowledge that each such individual would have reasonably obtained after making reasonable inquiry with respect to the particular matter in question, of the individuals identified on Section 1.3 of the SPAC Disclosure Letter, as such individuals would have acquired after making reasonable inquiry with respect to the particular matter in question.
ARTICLE II
THE SPAC DOMESTICATION; THE COMPANY DOMESTICATION; THE MERGER; CLOSING
2.1.   The SPAC Domestication.
(a)   Subject to receipt of the SPAC Shareholder Approval, prior to the Effective Time, SPAC shall cause the SPAC Domestication to become effective, including by (A) filing with the Secretary of State of Delaware a certificate of domestication with respect to the SPAC Domestication, in form and substance reasonably acceptable to SPAC and the Company (the “SPAC Certificate of Domestication”), together with the Domesticated SPAC Certificate of Incorporation, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, (B) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands under the Cayman Companies Act (the “Cayman Registrar”) in connection with the SPAC Domestication, and (C) obtaining a certificate of de-registration from the Cayman Registrar.
(b)   In accordance with applicable Law, the SPAC Certificate of Domestication shall provide that at the effective time of the SPAC Domestication, by virtue of the SPAC Domestication, and without any further action on the part of any SPAC Shareholder: (i) the SPAC Class B Conversion shall become effective by virtue of and in accordance with the terms of the SPAC Shareholder Approval, such that each SPAC Class B Ordinary Share which is issued and outstanding immediately prior to the SPAC Domestication, shall convert automatically into one SPAC Class A Ordinary Share (subject to adjustment of the conversion ratio as provided by the terms of the SPAC Articles, as applicable); (ii) each issued and outstanding SPAC Class A Ordinary Share (following, and including those SPAC Class A Ordinary Shares resulting from, the SPAC Class B Conversion) will be converted, on a one-for-one basis, into a share of common stock par value US$0.0001, per share of Domesticated SPAC (“Domesticated SPAC Common Stock”); (iii) each then issued and outstanding SPAC Warrant will be converted into a warrant to acquire one share of Domesticated SPAC Common Stock (a “Domesticated SPAC Warrant”), pursuant to the Warrant Agreement; and (iv) each then issued and outstanding SPAC Unit be converted into a unit of Domesticated SPAC (a “Domesticated SPAC Unit”), with each Domesticated SPAC Unit representing one share of Domesticated SPAC Common Stock and one-half of one Domesticated SPAC Warrant.
2.2.   The Company Domestication.
(a)   Subject to receipt of the Company Shareholder Approval, prior to the Effective Time, the Company shall cause the Company Domestication to become effective, including by (i) filing with the Secretary of State of Delaware a certificate of domestication with respect to the Company Domestication, in form and substance reasonably acceptable to SPAC and the Company (the “Company Certificate of Domestication”), together with the Company Certificate of Incorporation, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, (ii) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Company Domestication, and (iii) obtaining a certificate of de-registration from the Cayman Registrar.
(b)   In accordance with applicable Law, the Company Certificate of Domestication shall provide that at the effective time of the Company Domestication, by virtue of the Company Domestication, and without any action on the part of any Company Shareholder, (i) each then issued and outstanding Company Ordinary Share will be converted, on a one-for-one basis, into a share of common stock par value US$0.0001, per share of Domesticated Company (“Domesticated Company Common Stock”); (ii) each then issued and outstanding Company Series A Preference Share will be converted, on a one-for-one basis, into a share of Domesticated Company Common Stock; (iii) each then issued and outstanding Company Series B Preference Share will be converted, on a one-for-one basis, into a share of Domesticated Company Common Stock; (iv) each then issued and outstanding Company Warrant will be converted into a warrant to acquire, on a one-for-one basis and subject to substantially the same terms and conditions as were applicable under such Company Warrant immediately before the Company Domestication (including expiration date and exercise provisions), shares of Domesticated Company Common Stock (a “Domesticated Company Warrant”); and (v) each Company Option will be converted into an option to acquire, on a one-for-one basis and subject to substantially the same terms and conditions as were applicable under such Company Option immediately before the Company Domestication (including expiration date and exercise provisions), shares of Domesticated Company Common Stock (each, a “Domesticated Company Option”).
(c)   All of the Company Ordinary Shares and the Company Preference Shares converted into shares of Domesticated Company Common Stock pursuant to Section 2.2(b) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the effective time of the Company Domestication, and each certificate (each, a “Company Share Certificate,”) previously representing any such shares shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Domesticated Company Common Stock into which such shares of Company Ordinary Shares or Company Preference Shares represented by such Company Share Certificate have been converted pursuant to Section 2.2(b) (such certificates following the effective time of the Company Domestication, the “Domesticated Company Stock Certificates”).
2.3.   The Merger; Effective Time.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Domesticated SPAC, Merger Sub and Domesticated Company shall cause Merger Sub to be merged with and into Domesticated Company (Merger Sub and Domesticated Company sometimes being referred to herein as the “Constituent Companies”), with Domesticated Company being the Surviving Company in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Companies in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Domesticated SPAC and Domesticated Company in writing and specified in the Merger Certificate (the “Effective Time”).
(b)   Upon consummation of the Merger, pursuant to which Merger Sub shall be merged with and into Domesticated Company, following which the separate corporate existence of Merger Sub shall cease and Domesticated Company shall continue as the surviving company of the Merger (the “Surviving Company”) and as a direct, wholly owned subsidiary of Domesticated SPAC.
2.4.   Effects of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. At and after the Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter attach to the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.
2.5.   Closing.
(a)   In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than two (2) Business Days after the first date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
(b)   Subject to the satisfaction or waiver of all of the conditions set forth in Article VII of this Agreement and the other provisions of this Agreement, at the Closing, SPAC, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL.
(c)   For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication.
2.6.   Closing Deliverables.
(a)   At the Closing, the Company will deliver or cause to be delivered:
(i)   to SPAC, a certificate signed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 7.2 have been fulfilled;
(ii)   to SPAC, the Registration Rights Agreement, duly executed by each Company Shareholder set forth in Schedule I hereto;
(iii)   to SPAC, the Lock-Up Agreement, duly executed by each Company Shareholder set forth in Schedule II hereto;

(iv)   to SPAC, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and
(v)   to SPAC, a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (A) the Company Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware; (B) the Company’s bylaws; (C) copies of resolutions duly adopted by the Company Board authorizing this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Transaction Proposals; and (D) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.
(b)   At the Closing, SPAC will deliver or cause to be delivered:
(i)   to the Exchange Agent, the Aggregate Merger Consideration payable to the Company Shareholders in accordance with the Consideration Spreadsheet and the other provisions of this Agreement for further distribution to the Company Shareholders pursuant to Section 3.3 and the Exchange Agent Agreement;
(ii)   to the Company, a certificate signed by an executive officer of SPAC, dated the Closing Date, certifying that, the conditions specified in Section 7.3 have been fulfilled;
(iii)   to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of SPAC and the Sponsor;
(iv)   to the Company, the Lock-Up Agreement, duly executed by duly authorized representatives of SPAC and the Sponsor;
(v)   to the Company, the written resignations of all of the directors and officers of SPAC (other than those Persons identified as initial directors of the SPAC after the Effective Time, in accordance with the provisions of Section 6.12), effective as of the Effective Time; and
(vi)   to the Company, a certificate, dated as of the Closing Date, signed by the Secretary of SPAC attaching true, correct and complete copies of (A) the amended and restated certificate of incorporation of Domesticated SPAC, certified as of a recent date by the Secretary of State of the State of Delaware; (B) bylaws of Domesticated SPAC, (C) copies of resolutions duly adopted by the SPAC Board authorizing this Agreement, the Ancillary Agreements to which SPAC is a party and the transactions contemplated hereby and thereby and the SPAC Transaction Proposals; and (D) a certificate of good standing of Domesticated SPAC, certified as of a recent date by the Secretary of State of the State of Delaware.
(c)   No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC a certificate duly executed by an authorized officer of the Company (the “Company Closing Certificate”) setting forth a statement of the aggregate accrued and unpaid Company Transaction Expenses as of immediately prior to the Effective Time (the “Unpaid Company Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee.
(d)   No sooner than five (5) or later than (2) Business Days prior to the Closing Date, SPAC shall deliver to the Company a certificate duly executed by an authorized officer of SPAC (the “SPAC Closing Statement” and, together with the Company Closing Certificate, the “Closing Statements”), setting forth the aggregate accrued and unpaid SPAC Transaction Expenses as of immediately prior to the Effective Time (the “Unpaid SPAC Expenses” and, together with the Unpaid Company Expenses, the “Unpaid Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee. On the Closing Date, concurrently with the Effective Time, all Unpaid Transaction Expenses shall be paid in full, and in furtherance of the foregoing, the parties agree that SPAC shall use its reasonable best efforts to cause the Trustee to pay by wire transfer of immediately available funds from the Trust Account, the Unpaid Transaction Expenses set forth on the Closing Statements pursuant to Section 6.15. The good faith estimate of anticipated Unpaid SPAC Expenses are set forth in Section 2.6(d) of the SPAC Disclosure Letter.
2.7.   Governing Documents.
(a)   The Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in the exhibit to the Merger Certificate, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company until duly amended in accordance with the terms thereof and the DGCL.
(b)   The bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “DiaCarta Holdings, Inc.,” until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Company and applicable Law.
2.8.   Directors and Officers of the Surviving Company.
(a)   At the Effective Time, the officers of the Company as of immediately prior to the Effective Time, shall become the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.
(b)   At the Effective Time, the initial directors of the Surviving Company shall consist of the same persons serving on Domesticated SPAC Board in accordance with Section 6.12, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s certificate of incorporation, bylaws and other applicable Governing Documents.
2.9.   No Further Ownership Rights in Company Capital Stock.   The Aggregate Merger Consideration paid or payable in respect of Company Shares shall be deemed, when paid in full, to have been paid in full satisfaction of all rights pertaining to such Company Shares and from and after the Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Company. If, after the Effective Time, Domesticated Company Stock Certificates formerly representing Company Shares are presented to the Surviving Company, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the portion of the Aggregate Merger Consideration as provided for, and in accordance with the procedures set forth, in Article III.
2.10.   Tax Free Reorganization Matters.   The parties intend that, for United States federal income tax purposes, (a) the SPAC Domestication qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder; (b) the Company Domestication qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder; (c) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of SPAC, Merger Sub and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and (d) this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental

Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties hereto shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Intended Tax Treatment, including providing customary representation letters.
ARTICLE III
EFFECTS OF THE MERGER
3.1.   SPAC Unit Separation.   On the Closing Date, immediately prior to the Effective Time, each issued and outstanding Domesticated SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one (1) share of Domesticated SPAC Common Stock and one-half (1/2) of one (1) Domesticated SPAC Warrant; provided, that no fractional Domesticated SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of Domesticated SPAC Units would be entitled to receive a fractional Domesticated SPAC Warrant upon the Unit Separation, the number of Domesticated SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Domesticated SPAC Warrants.
3.2.   Effect of the Merger on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of SPAC, Merger Sub, the Company or the holders of any shares of capital stock of any of them:
(a)   Cancellation of Certain Company Shares.   Each Company Share, if any, that is owned or held immediately prior to the Effective Time by SPAC or Merger Sub (or any other Subsidiary of SPAC) or the Domesticated Company (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.
(b)   Conversion of Shares of Domesticated Company Common Stock.   Each share of Domesticated Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Domesticated Company Common Stock cancelled pursuant to Section 3.2(a) and any Dissenting Shares) shall be converted into the right to receive a number of shares of Domesticated SPAC Common Stock equal to the Exchange Ratio. At the Effective Time, all shares of Domesticated Company Common Stock converted into the right to receive a portion of the Aggregate Merger Consideration pursuant to this Section 3.2(b) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Domesticated Company Stock Certificate, which immediately prior to the Effective Time represented any such shares of Domesticated Company Common Stock, shall cease to have any rights with respect thereto, except the right to receive a portion of the Aggregate Merger Consideration pursuant to this Section 3.2(b), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Domesticated Company Stock Certificate in accordance with Section 3.3.
(c)   Conversion of Merger Sub Capital Stock.   Each share of common stock, par value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Company.
3.3.   Exchange Procedures.
(a)   Prior to the Effective Time, SPAC shall appoint the Trustee or any other Person reasonably acceptable to the Company and SPAC authorized to act as exchange agent in connection with delivering the Aggregate Merger Consideration (provided, that the Trustee shall be deemed to be reasonably acceptable to the Company) (the “Exchange Agent”) pursuant to an exchange agent agreement reasonably acceptable to the Company and SPAC (the “Exchange Agent Agreement”).
(b)   On the Closing Date, Domesticated SPAC shall (i) deposit, or cause to be deposited, with the Exchange Agent for the benefit of the Company Shareholders, for exchange in accordance with this Article III, the Aggregate Merger Consideration, and (ii) direct the Exchange Agent to, at the Effective Time, take all such actions as may be necessary to exchange the shares of Domesticated Company

Common Stock for the Domesticated SPAC Common Stock pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder. SPAC shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Aggregate Merger Consideration in accordance with the Consideration Spreadsheet and the other applicable provisions contained in this Agreement.
(c)   As promptly as reasonably practicable after the Effective Time, and in any event within two (2) Business Days following the Effective Time, Domesticated SPAC shall cause the Exchange Agent to send, to each holder of record of a Domesticated Company Stock Certificate whose shares of Domesticated Company Common Stock were converted into the right to receive a portion of the Aggregate Merger Consideration pursuant to Section 3.2(b), (i) a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Domesticated Company Common Stock to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as SPAC may reasonably specify and which are reasonably acceptable to the Company) (each, a “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of the Domesticated Company Stock Certificates in exchange for the applicable portion of the Aggregate Merger Consideration.
(d)   Domesticated SPAC shall cause the Exchange Agent to deliver to each holder of record of one or more Domesticated Company Stock Certificates whose shares of Domesticated Company Common Stock were converted into the right to receive a portion of the Aggregate Merger Consideration pursuant to Section 3.2(b) such (i) holder’s applicable portion of the Aggregate Merger Consideration in accordance with the Consideration Spreadsheet and the other applicable provisions contained in this Agreement, and (ii) cash in lieu of fractional share of Domesticated SPAC Common Stock payable pursuant to Section 3.9, promptly following surrender to the Exchange Agent of such Domesticated Company Stock Certificate or Domesticated Company Stock Certificates, together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent, and the Domesticated Company Stock Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3(d), each Domesticated Company Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable portion of the Aggregate Merger Consideration in accordance with the Consideration Spreadsheet and the other applicable provisions contained in this Agreement. No interest shall be paid or accrued on any payment to holders of Domesticated Company Stock Certificates pursuant to the provisions of this Article III.
(e)   Promptly following the date that is one (1) year after the Effective Time, Domesticated SPAC shall instruct the Exchange Agent to deliver to Domesticated SPAC all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains undistributed to the holders of Domesticated Company Stock Certificates shall be delivered to Domesticated SPAC, and any holders of the Domesticated Company Stock Certificates who have not theretofore complied with this Article III shall, subject to any abandoned property, escheat or similar Law, thereafter look only to Domesticated SPAC for, and Domesticated SPAC shall remain liable for, payment of their claim for their respective portion of the Aggregate Merger Consideration in accordance with this Article III. None of SPAC, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Domesticated Company Stock Certificates shall not have been surrendered immediately prior to four (4) years after the Effective Time (or immediately prior to such earlier date on which any amounts of the Aggregate Merger Consideration would otherwise escheat to or become the property of any Governmental Authority) any such amounts shall, to the extent permitted by applicable Law, become the property of Domesticated SPAC, free and clear of all claims or interest of any Person previously entitled thereto.

3.4.   Treatment of Domesticated Company Options and Domesticated Company Warrants.
(a)   Treatment of Domesticated Company Options.
(i)   Prior to the Closing, the Company Board (or, if appropriate, any committee thereof administering the Company Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Domesticated Company Options (whether vested or unvested) as necessary (1) to provide that, at the Effective Time, each Domesticated Company Option shall be converted into an option to purchase, upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, the number of shares of Domesticated SPAC Common Stock, (rounded up to the nearest whole share), determined by multiplying (A) the number of shares of Domesticated Company Common Stock subject to such Domesticated Company Option as of immediately prior to the Effective Time by (B) the Exchange Ratio, at an exercise price per share of Domesticated SPAC Common Stock (rounded down to the nearest whole cent) equal to (1) the exercise price per share of Domesticated Company Common Stock of such Domesticated Company Option in effect immediately prior to the Effective Time, divided by (2) the Exchange Ratio (each, a “Domesticated SPAC Option”), and (2) to ensure that no Domesticated SPAC Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Domesticated SPAC; provided, however, that the conversion of Domesticated Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, to the extent applicable, such that such conversion will not constitute a “modification” of such Domesticated Company Options for purposes of Section 409A or Section 424 of the Code.
(ii)   The Company shall take all necessary actions to effect the treatment of Domesticated Company Options pursuant to Section 3.4(a) in accordance with the terms of such options and shall take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Domesticated Company Option will be granted under the Company Incentive Plan.
(iii)   At the Effective Time, Domesticated SPAC shall assume all obligations of the Domesticated Company under the Company Incentive Plan, each outstanding Domesticated SPAC Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, SPAC shall deliver to the holders of Domesticated SPAC Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Domesticated SPAC Options shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 3.4(a) after giving effect to the Merger).
(b)   Treatment of Company Warrants.   Prior to the Closing, the Company Board shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Domesticated Company Warrants as necessary to provide that, at the Effective Time, each Domesticated Company Warrant issued and outstanding immediately prior to the Effective Time shall be converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such Company Warrant, the number of shares of Domesticated SPAC Common Stock (rounded up to the nearest whole share), determined by multiplying (A) the number of shares of Domesticated Company Common Stock subject to such Domesticated Company Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio, at an exercise price per share of Domesticated SPAC Common Stock (rounded down to the nearest whole cent) equal to (1) the exercise price per share of Domesticated Company Common Stock of such Domesticated Company Warrant divided by (2) the Exchange Ratio (a “Converted Warrant”). At the Effective Time, SPAC shall assume all obligations of the Domesticated Company with respect to any Converted Warrants.
3.5.   Withholding.   Notwithstanding any other provision to this Agreement, SPAC, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by SPAC, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority. Notwithstanding the foregoing, SPAC, the Company and the Exchange Agent, as applicable, provide notice of any withholding that either intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least five (5) days prior to the date of the relevant payment and shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.
3.6.   Dissenting Right.
(a)   Notwithstanding any provision of this Agreement to the contrary, including Section 3.2, Company Shares issued and outstanding immediately prior to the Effective Time (other than Company Shares cancelled in accordance with Section 3.2(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such Company Shares in accordance with Section 262 of the DGCL (such Company Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Aggregate Merger Consideration to which such holder is entitled pursuant to the applicable subsections of Section 3.2 without interest thereon, upon surrender of the Domesticated Company Stock Certificate or Domesticated Company Stock Certificates representing such Dissenting Shares in accordance with Section 3.3.
(b)   The Company shall provide SPAC prompt written notice of any demands received by the Company for appraisal of shares of Domesticated Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and SPAC shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.
3.7.   Consideration Spreadsheet.
(a)   At least five (5) Business Days prior to the Closing, the Company shall deliver to SPAC a spreadsheet (the “Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:
(i)   the name and address of record of each Company Shareholder and the number of shares of Domesticated Company Common Stock held by it;
(ii)   the name and address of record of each holder of Domesticated Company Warrants and the number of shares of Domesticated Company Common Stock subject to each Company Warrant held by it;
(iii)   the names of record of each holder of Domesticated Company Options, and the exercise price, number of shares of Domesticated Company Common Stock subject to each Domesticated Company Options held by it (including, in the case of unvested Domesticated Company Options, the vesting schedule, vesting commencement date, date fully vested);
(iv)   the number of Aggregate Fully Diluted Company Common Stock;
(v)   detailed calculations of each of the following (in each case, determined without regard to withholding):

(A)   The Aggregate Merger Consideration;
(B)   the Per Share Merger Consideration;
(C)   the Exchange Ratio;
(D)   for each Domesticated Company Option, the exercise price therefor and the number of shares of Domesticated SPAC Common Stock subject to such Domesticated Company Option; and
(E)   for each Domesticated Company Warrant, the exercise price therefor and the number of shares of Domesticated SPAC Common Stock subject to such Domesticated Company Warrant.
The draft Consideration Spreadsheet (containing only certain of the information required by this Section 3.7(a)) are set forth in Section 3.7(a) of the Company Disclosure Letter.
(b)   The contents of the Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by SPAC, but the Company shall, in all events, remain solely responsible for the contents of the Consideration Spreadsheet. The parties agree that SPAC shall be entitled to rely on the Consideration Spreadsheet in making payments under Article III.
3.8.   Adjustment.   The shares comprising the Aggregate Merger Consideration and Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Domesticated SPAC Common Stock occurring prior to the date of issuance of the shares comprising the Aggregate Merger Consideration.
3.9.   No Fractional Shares.   No fractional shares of Domesticated SPAC Common Stock, or certificates or scrip representing fractional shares of Domesticated SPAC Common Stock, will be issued upon the conversion of the Company Shares pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Domesticated SPAC. Any holder of a share of Domesticated Company Common Stock who would otherwise be entitled to receive a fraction of a share of a Domesticated SPAC Common Stock (after aggregating all fractional shares of Domesticated SPAC Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by US$10.00.
3.10.   Lost or Destroyed Certificates.   If any Domesticated Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Domesticated Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Domesticated SPAC, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Domesticated Company Stock Certificate, the portion of the Aggregate Merger Consideration to be paid in respect of the Company Shares formerly represented by such Domesticated Company Stock Certificate as contemplated under this Article III.
3.11.   Taking of Necessary Action; Further Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors or members, as applicable (or their designees) of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 9.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to SPAC and Merger Sub that each of the following representations and warranties are true, correct and complete as of the date of this Agreement (except for representations and warranties that are made as of a specific date, which are made only as of such date):
4.1.   Company Organization.   The Company is an exempted company that has been duly incorporated, formed or organized, is validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. True, correct and complete copies of the Governing Documents of the Company have been previously made available by or on behalf of the Company, to SPAC and such Governing Documents are in full force and effect as of the date hereof. The Company is not in breach or violation of any of the provisions contained in its Governing Documents. The Company has timely filed all requisite annual reports and paid all annual fees in accordance with the Cayman Companies Act. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing is not a Company Material Adverse Effect.
4.2.   Subsidiaries.   A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth in Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of each of the Company’s Subsidiaries have been previously made available to SPAC by or on behalf of the Company, such Governing Documents are in full force and effect as of the date hereof and none of the Company’s Subsidiaries is in breach or violation of any of the provisions contained in its Governing Documents. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing is not a Company Material Adverse Effect.
4.3.   Due Authorization.
(a)   Subject to the receipt of the Company Shareholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and (subject to the approvals described in Section 4.5) to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Transactions have been duly and validly authorized and approved by the Company Board, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the Ancillary Agreements to which the Company is party other than the Company Shareholder Approval and the approvals described in Section 4.5. This Agreement has been, and on or prior to the Closing, the Ancillary Agreements to which the Company is a party will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the Ancillary Agreements to which the Company is a party will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   On or prior to the date of this Agreement, the Company Board has duly adopted resolutions by the requisite vote of the Company Board (i) determining that this Agreement, the Ancillary Agreements and the Transactions (including the Merger) are advisable and fair to, and in the best interests of, the Company and the Company Shareholders and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements and the Transactions (including the Merger). No other corporate action is required on the part of the

Company or any of their respective shareholders to enter into this Agreement or the Ancillary Agreements to which the Company is a party or to approve the Merger other than the Company Shareholders Approvals.
4.4.   No Conflict.   Subject to the receipt of the Governmental Approvals set forth in Section 4.5 and except as set forth in Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law (including any Personal Information Laws and Policies), Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, or result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.
4.5.   Governmental Authorities; Approvals.   Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, except as set forth in Section 4.5 of the Company Disclosure Letter, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of the Company or its Subsidiaries as a result of the execution or delivery of this Agreement or the consummation of the Transactions, except for: (i) applicable requirements of any Antitrust Laws; (ii) any Governmental Approvals required on the part of the Company or its Subsidiaries, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis, any material obligation of the Company under this Agreement or the Ancillary Agreements, to consummate the Transactions, or to conduct the business of the Company and its Subsidiaries, as currently conducted in all material aspects; and (iii) the filing of the Merger Certificate in accordance with the DGCL in connection with the Company Domestication.
4.6.   Capitalization of the Company.
(a)   As of the date of this Agreement, the authorized share capital of the Company US$49,693.196, of which 28,489,472 ordinary shares, each with a par value of US$0.001 per share (the “Company Ordinary Shares”), are issued and outstanding and 20,000 of which are restricted shares granted under the Company Incentive Plan; and 19,727,115 Company Preference Shares, of which 7,543,978 Series A Preference Shares (the “Company Series A Preference Shares”) and 12,183,137 Series B Preference Shares (the “Company Series B Preference Shares”) are issued and outstanding and held by the Company Shareholders and in the amounts identified on Section 4.6(a) of the Company Disclosure Letter. All of the issued and outstanding Company Shares: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens. All Company Shares are certificated.
(b)   As of the date of this Agreement, Company Options to purchase 2,569,500 Company Ordinary Shares are outstanding. The Company has provided to SPAC, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the

Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Option, including: (i) the name of the holder of such Company Option; (ii) the number of Company Ordinary Shares subject thereto; (iii) the vesting schedule (including any acceleration provision); (iv) as applicable, the exercise price thereof; (v) the expiration dates; (vi) the status of the Company Option as an “incentive share option” as defined in Section 422 of the Code, a non-qualified share option or otherwise.
(c)   The Company has delivered to SPAC true and complete copies of each Company Incentive Plan and form of agreement evidencing each Company Option, and has also delivered any other stock option agreements to the extent there are material variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Incentive Plans pursuant to which it was issued, (ii) has an exercise price per Company Ordinary Share equal to or greater than the fair market value of a Company Ordinary Share at the close of business on the date of such grant, (iii) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Option, and (iv) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company’s Financial Statements, respectively.
(d)   Except as set forth in Section 4.2, Section 4.6(a), Section 4.6(b), Section 4.6(c) or Section 4.7(a) of the Company Disclosure Letter, there are (i) no outstanding shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries, (ii) no outstanding securities of the Company or any of its Subsidiaries (including debt securities) convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue or register, or that restrict the transfer or voting of, any capital share or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital share or share capital of, or other equity or voting interest (including any voting debt) in, the Company or any of its Subsidiaries (the items in clauses (i), (ii), (iii) and (iv), together with the share capital of the Company, being referred to collectively as “Securities”), (v) no calls, subscriptions, preemptive rights, Contracts, agreements, arrangements, voting trusts, proxies, understandings or other commitments of any kind for the purchase or issuance of Securities, (vi) no “phantom shares” or similar obligations of the Company or any of its Subsidiaries, and (vii) no Contracts requiring the Company or any of its Subsidiaries to acquire any equity interest of any other Person.
4.7.   Capitalization of Subsidiaries.
(a)   A list of the names of the Company’s Subsidiaries, including their jurisdiction of organization and the name of any equity holder other than the Company or any Subsidiary of the Company is set forth in Section 4.7(a) of the Company Disclosure Letter. The outstanding shares of capital share or equity interests of each of the Company’s Subsidiaries: (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.
(b)   The Company owns of record and beneficially all the issued and outstanding shares of capital share or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth in Section 4.7(b) of the Company Disclosure Letter, neither the Company nor its Subsidiaries hold any Securities of any Person.

(c)   Except as set forth on Section 4.7(c) of the Company Disclosure Letter, the equity securities of the Company that have been issued to PRC residents and subject to any of the registration or reporting requirements of the rules and regulations of the State Administration of Foreign Exchange of the PRC, have been issued and held in compliance with such reporting or registration requirements with respect to such investment in the Company.
4.8.   Financial Statements.
(a)   The Company has delivered to SPAC:
(i)   true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss/income cash flows, and shareholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2020, together with the auditor’s reports thereon (the “Audited Financial Statements”); and
(ii)   true and complete copies of the unaudited condensed consolidated balance sheet and statements of operations and comprehensive loss/income cash flows and shareholders’ equity of the Company and its Subsidiaries as of and for the nine (9)-month period ended September 30, 2022 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).
(b)   Except as set forth in Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements and the Interim Financial Statements, (i) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries, and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.4, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(c)   The Company and each of the Company’s Subsidiaries maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP. Except as set forth in Section 4.8(c) of the Company Disclosure Letter or disclosed in the Company’s audited financial statements for December 31, 2021 and December 31, 2020, the Company and its independent auditor have not identified any (x) significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (y) fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of Financial Statements or the internal accounting controls utilized by the Company, or (z) to the knowledge of the Company, written claim or allegation regarding any of the foregoing.
4.9.   Undisclosed Liabilities.   Except as set forth in Section 4.9 of the Company Disclosure Letter or disclosed in the Company’s audited financial statements for December 31, 2021 and December 31, 2020, there is no other liability, debt or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) of the type required to be set forth on a balance sheet in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing, (d) that are executory obligations arising under Contracts to which the Company or any of its Subsidiaries is a party, or (e) that are expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby.
4.10.   Litigation and Proceedings.   Except as set forth in Section 4.10 of the Company Disclosure Letter, as of the date hereof: (a) there are no initiated, pending or, to the knowledge of the Company, threatened, Actions, against the Company or any of the Company’s Subsidiaries or their respective properties or assets (including their respective Intellectual Property), or any of the directors or officers of any of the Company or any of the Company’s Subsidiaries in their capacity as such; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or audits have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, the Company or any of the Company’s Subsidiaries or their respective properties or assets (including their respective Intellectual Property) by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries or any of their respective material properties or material assets (including their respective Intellectual Property).
4.11.   Legal Compliance.
(a)   Each of the Company and its Subsidiaries is, and for the prior three (3) years, has been, in compliance in all material respects with all applicable Laws, including Laws related to the prevention of money laundering and economic sanctions, Personal Information Laws and Policies, Laws related to cross-border investment and foreign exchange, Laws related to cybersecurity and data privacy, and Laws with respect to the collection, processing and preservation of genetic resources in the PRC. The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to ensure material compliance with applicable Law. For the prior three (3) years, neither the Company nor any of its Subsidiaries or any of the officers or directors thereof acting in such capacity, has received any written notice of, or been charged with, the material violation of any Laws.
(b)   The Company and its Subsidiaries (i) are, and have been for the past three (3) years, in compliance in all material respects with all Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). Neither the Company nor its Subsidiaries are required to report the Merger to any Governmental Authority under the International Trade Laws or under any Export Approval. There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Actions against the Company or any of the Company’s Subsidiaries related to any Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals. Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or, to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past three (3) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country.
4.12.   Contracts; No Defaults.
(a)   Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to SPAC or its agents or representatives, together with all amendments thereto.
(i)   Any Contract with any of the Top Customers or the Top Vendors;
(ii)   Each note, debenture, Contract or other evidence of Indebtedness of the Company or any of the Company’s Subsidiaries documented in a writing (other than intercompany

Indebtedness), including any agreement or commitment for future loans, credit or financing, in each case, in excess of US$200,000;
(iii)   Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of US$200,000 other than (A) acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices and (B) Contracts in which the applicable acquisition or disposition has been consummated and there are no material liabilities of the Company or its Subsidiaries remaining or financial obligations of the Company or its Subsidiaries ongoing;
(iv)   Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of US$100,000 in any calendar year;
(v)   Each Contract (other than Governing Documents) involving the formation of a joint venture, partnership, strategic alliance or limited liability company;
(vi)   Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or equity incentive documents, Governing Documents, Contracts relating to such Affiliate’s status as a Company Shareholder) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or shareholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or, to the knowledge of the Company, a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);
(vii)   Contracts with each current employee or individual consultant or other individual service provider to the Company or its Subsidiaries (A) which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation (other than COBRA obligations) and (B) provide annual base compensation (excluding bonus and other benefits) in excess of US$200,000;
(viii)   Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;
(ix)   Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union, works council or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;
(x)   Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) related to use of Intellectual Property by or of the Company and its Subsidiaries and material to the business of the Company and its Subsidiaries (other than nonexclusive licenses (A) to use unmodified, commercially available off-the-shelf software that does not include negotiated terms and have a replacement cost and annual license fee of less than US$300,000 per each such Contract or (B) granted to end users and service providers in the ordinary course of business, including incidental trademark licenses ancillary to marketing, printing or advertising Contracts) (C) Contracts with the Company’s employees or contractors on the Company’s standard forms, or (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices;
(xi)   Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;
(xii)   Any Contract that (A) grants to any Person any preferred pricing, “most favored nation” or similar rights, (B) grant exclusivity to any Person in respect of any geographic location, any customer, or any product or service, (C) requires the purchase of all or a given portion of the Company’s or any of its Subsidiary’s requirements for products or services from any Person, or any other similar provision, or (D) grants to any Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of US$200,000 in any calendar year;
(xiii)   Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar right to purchase or acquire exclusive rights or ownership with respect to any service, product or Intellectual Property of the Company or any of its Subsidiaries or to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;
(xiv)   Contracts that (A) involve any capital commitment or capital expenditure (or the equivalent in other currencies) or more, in the aggregate, or (B) require performance by the Company or its Subsidiaries more than one (1) year from the date hereof that, in each of the case of clauses (A) and (B), involve payments from or to the Company or any of its Subsidiaries of at least US$300,000 and re not terminable by the Company or any of its Subsidiaries without premium or penalty on notice of sixty (60) calendar days or less and excluding standard purchase and sale orders entered into in the ordinary course of business consistent with past practices; and
(xv)   Any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xiv) of this Section 4.12(a).
(b)   All of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect, (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, and (iii) except as set forth in Section 4.12(b) of the Company Disclosure Letter, none of the Top Customers or Top Vendors has, as of the date of this Agreement, notified the Company or any of its Subsidiaries in writing, or to the Company’s knowledge, verbally (i) that it will terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement) or (ii) that it is, or to the knowledge of the Company, otherwise involved in or threatening a material dispute with the Company or its Subsidiaries or their respective businesses. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
4.13.   Company Benefit Plans.
(a)   Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (whether or not subject thereto) and any other plan, policy, program or agreement (including any insurance policy, pension arrangement, provident fund, education fund, disability insurance, any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, a “Company Benefit Plan”) and separately denotes with an asterisk each Non-U.S. Plan. The Company has delivered to SPAC, to the extent applicable, true, complete and correct copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.
(b)   Except as set forth in Section 4.13(b) of the Company Disclosure Letter: (i) to the knowledge of the Company, each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s Financial Statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.
(c)   No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.
(d)   With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.
(e)   No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). To the knowledge of the Company, no condition exists that would prevent the Company or any Subsidiary of the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary of the Company (other than in accordance with the applicable Company Benefit Plan).
(f)   Except as set forth in Section 4.13(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, (ii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including in respect of Company Options) due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan at or in connection with the consummation of the Transactions. The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Company or a Subsidiary of the Company. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or otherwise.
(g)   With respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. Each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States which provides retirement benefits is a defined contribution plan.
4.14.   Labor Relations; Employees.
(a)   In the past three (3) years, neither the Company nor any of its Subsidiaries is or has ever been a party to or bound by any collective bargaining agreement, or any similar agreement, Contract or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing, and no such agreement is being or has been negotiated by the Company or any of the Company’s Subsidiaries, and no labor union, works council or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. The Company or any of its Subsidiaries are not and for the past three (3) years has never been a member of any employers’ association or organization. In the past three (3) years, the Company and/or its Subsidiaries has never had any threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(b)   Except as set forth in Section 4.14(b) of the Company Disclosure Letter, in the past three (3) years, each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all applicable Laws respecting labor, employees and employment issues, including, but not limited to, all Laws respecting terms and conditions of employment, termination of employment, occupational health and safety, wages and hours, overtime and overtime payment, working during rest days, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, privacy issues, fringe benefits and employment practices, immigration, employment discrimination, harassment, disability rights or benefits, notices to employees, pay slips, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, social security (or similar) and housing allowance fund and in the past three years (3), the Company and/or any of its Subsidiaries is not engaged and has never been engaged in any material unfair labor practice of any nature.

(c)   In the past three (3) years, neither the Company nor any of its Subsidiaries have ever received written notice of (i) any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) any charge or complaint with respect to or relating to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or expressly relating to them, or (v) any complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole, and with respect to each of clauses (i) through (v) herein, no such matters are pending or to the knowledge of the Company, threatened.
(d)   To the knowledge of the Company, no employee of the Company or any Company’s Subsidiaries with annual base salary in excess of US$160,000 or at the level of Vice President or higher has provided written notice to the Company that such employee intends to terminate his or her employment.
(e)   To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any term of any employment Contract, invention assignment agreement, patent disclosure agreement, restrictive covenants including non-competition and non-solicitation, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the unauthorized use of trade secrets or proprietary information except, in each case, as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.
(f)   In the past three (3) years, neither the Company nor any of the Company’s Subsidiaries has been party to a written settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual or other harassment, sexual misconduct or discrimination by any employee or officer of the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, in the last three (3) years, no allegations of sexual or other harassment, sexual misconduct or discrimination have been made against any employee or officer of the Company or any of the Company’s Subsidiaries.
(g)   In the past three (3) years, neither the Company nor any of the Company’s Subsidiaries has misclassified its current or former independent contractors as such or its current or former employees as exempt or nonexempt from wage and hour Laws, except as set forth in Section 4.14 of the Company Disclosure Letter.
(h)   In the past three (3) years, neither the Company nor any of the Company’s Subsidiaries has closed any site of employment, effectuated any group layoffs of employees, group furloughs, group employment terminations or implemented any early retirement, exit incentive, or other group separation program, nor as of the date of this Agreement, has the Company or any of the Company’s Subsidiaries planned or announced any such action or program for the future, whether temporary or permanent.
(i)   In the past three (3) years, the Company and each of the Company’s Subsidiaries has complied in all material respects with their respective obligations under applicable Law or any agreement with a labor union, works council or any other employee representative body to inform, consult with and/or obtain consent from any such entity. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required by applicable Law or any agreement with any such entity for the Company to enter into this Agreement or to consummate any of the Transactions. As of the date of this Agreement, the Company and its Subsidiaries do not engage any personnel through manpower agencies.
4.15.   Taxes.
(a)   All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such material Tax Returns (taking into account all amendments thereto) are true, complete and accurate and all amounts of material Taxes due and payable (whether or not shown on any Tax Return) have been timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)   The Company and each of its Subsidiaries has withheld from amounts owing or paid to any employee, creditor, shareholder or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and otherwise complied in all respects with all applicable withholding and related reporting and record-keeping requirements.
(c)   There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(d)   Except as disclosed on Schedule 4.15(d) of the Company Disclosure Letter, no claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid or that has not otherwise been finally resolved, and neither the Company nor any of its Subsidiaries is presently contesting any Tax liability before any Governmental Authority.
(e)   There are no Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any amount of Taxes of the Company or any of its Subsidiaries.
(f)   Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.
(g)   Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).
(h)   Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of share qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(i)   Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(j)   No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction and, to Company’s knowledge, there is no basis for any such claim to be made.

(k)   Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(l)   The Company and each of its Subsidiaries is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all respects with all Laws relating to such Taxes.
(m)   Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending no or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law).
(n)   The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(o)   The Company has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.
(p)   Neither the Company nor any of its Subsidiaries has net operating losses or other Tax attributes that are presently, or that will become as a result of the Transactions, subject to limitation under Sections 382, 383 or 384 of the Code. There currently are no limitations on the utilization of the net operating losses, built-in-losses, capital losses, Tax credits, Tax holidays or other Tax attributes of the Company or its Subsidiaries under any applicable law, and there are no limitations on Company’s or its Subsidiaries’ ability to use such net operating losses, built-in-losses, capital losses, Tax credits, Tax holidays, or other similar items under any applicable law.
(q)   The Company has not taken any action, nor, to the knowledge of the Company or any of its Subsidiaries, are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations or to prevent the Transactions from qualifying for the Intended Tax Treatment.
4.16.   Brokers’ Fees.   Except as set forth in Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which SPAC, the Company or any of the Company’s Subsidiaries has any obligation.
4.17.   Insurance.   Section 4.17 of the Company Disclosure Letter contains a list of all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to SPAC. All such policies are in full force and effect, all premiums due have been paid, and no written notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed in writing coverage of any material claim under an insurance policy.
4.18.   Permits.
(a)   Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of Permits held by the Company or its Subsidiaries that are required to permit the Company and its

Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries: (a) is in default or violation (and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any Permit to which it is a party; (b) is the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Permit; or (c) has received any written notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such material Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the Transactions.
4.19.   Equipment and Other Tangible Property.   The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or in the case of Leased Real Property and the assets which are leased or licensed, a valid leasehold interest in or right to use by Contract, license or otherwise, all material machinery, equipment and other tangible property reflected on the balance sheet of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.
4.20.   Real Property.
(a)   Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:
(i)   The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(ii)   The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases is not the present subject of any material disturbance.
(iii)   The Company and its Subsidiaries have delivered to SPAC true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies delivered to SPAC.
(iv)   The Company and its Subsidiaries are in material compliance with all Real Property Leases, and neither the Company nor any of the Company’s Subsidiaries has received any written notice alleging any material default or material breach under any of the Real Property Leases and no material default or material breach, nor any event that with written notice or the passage of time would result in a material default or material breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.
(v)   As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.
(vi)   Neither the Company nor any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.
(b)   None of the Company or any of its Subsidiaries owns any freehold property, land or other real property (“Owned Land”).

(c)   The development, construction and usage of construction projects and decoration projects (including construction or decoration of laboratories, research centers and other experimental facilities, etc.) leased by the Company or any of its Subsidiaries are conducted in substantial compliance with applicable Laws and all material Permits thereunder have been duly obtained in accordance with applicable Laws.
4.21.   Intellectual Property.
(a)   Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority or a domain name registry and is owned or purported to be owned by the Company or any of the Company’s Subsidiaries, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property and all material unregistered Intellectual Property owned or purported to be owned by the Company and any of its Subsidiary (together with the Company Registered Intellectual Property, the “Company Intellectual Property”), and all such Company Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable.
(b)   Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the Closing Date.
(c)   To the knowledge of the Company, the Company and its Subsidiaries have not, within the three (3) years preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating, any Intellectual Property of any Person, and there is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or, to the knowledge of the Company, that is threatened in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any Person, or challenging the ownership, validity, enforceability or use of any Company Intellectual Property.
(d)   Except as set forth in Section 4.21(d) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement, (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.
(e)   The Company and its Subsidiaries take, and throughout the three (3) years preceding the date of this Agreement have taken, commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property, and to the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to same in any manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.
(f)   To the knowledge of the Company, no IT System contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other malicious code or routine that permits unauthorized access or the unauthorized disablement or erasure of such or IT System or information or data (or any parts thereof) of the Company or its Subsidiaries or customers or partners of the Company and its Subsidiaries.
(g)   The Company’s and its Subsidiaries’ use, distribution and conveyance of (i) software included in the Company Intellectual Property, and (ii) Open Source Materials, is in each case in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used, incorporated, linked, called, modified, combined, been distributed with or derived from, or has embedded in it any Open Source Materials in any manner that requires or purports to require any Company Intellectual Property to be subject to the terms of any Copyleft License. To the knowledge of the Company, no Person has the current or contingent right to access or possess any source code included in the Company Intellectual Property, and none of the Company nor any of its Subsidiaries has disclosed, made available or provided to any Person, or allowed any Person to access or use, any such source code, in each case, other than employees, contractors and consultants of the Company and its Subsidiaries that have confidentiality obligations to the Company or a Subsidiary with respect to same.
(h)   Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the business of the Company and the Subsidiaries, to the knowledge of the Company, no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property owed (at the time of such involvement or contribution) or owes any duty or rights to any Governmental Authority, or any military, university, college or other educational institution or a research center, in each case, which may affect the Company’s full ownership of or its right to use or commercialize any such Company Intellectual Property or may impose any restrictions or obligations on the Company in respect thereof. No facilities, funding or property of any military, university, college, other educational institution or research center or other Governmental Authority was received by or for the Company or any Subsidiaries or used in the development of any Company Intellectual Property. To the knowledge of the Company, no Governmental Authority nor any military, university, college, other academic institution or research center owns, purports to own, has any other rights in or to, or any option to obtain any rights in or to, any Company Intellectual Property.
(i)   Each Person who has contributed to the creation or development of any Company Intellectual Property has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to such Company or Subsidiary all of such Person’s rights, title and interest in and to all such Company Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such Company Intellectual Property. To the knowledge of the Company, no such Person is in violation of any such agreement.
4.22.   Privacy and Cybersecurity.
(a)   The Company and its Subsidiaries maintain appropriate, and are in compliance in all material respects with, as applicable, and during the three (3) years preceding the date of this Agreement have maintained appropriate, and been in compliance in all material respects with, as applicable, (i) all applicable laws, rules, policies, standards and requirements of applicable industry and self-regulatory organizations, (ii) the Company’s and its Subsidiaries’ policies (the “Privacy Policies”), and (iii) the Company’s and its Subsidiaries’ contractual obligations, in each case, concerning cybersecurity, Personal Information and the collection, processing, storage, use, disclosure, retention, disposal, transfer and/or protection of same, data privacy and security and the security of the IT Systems (collectively, clauses (i)-(iii), “Personal Information Laws and Policies”). There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Personal Information Laws and Policies, and in the past three (3) years there have been no such Actions brought against the Company or any of the Company’s Subsidiaries. Neither the Company nor any Subsidiary of the Company has received any written notice from any Person relating to an alleged violation of Personal Information Laws and Policies.
(b)   The IT Systems are in good repair and operating condition and are sufficient (including with respect to working condition, performance and capacity) for the purposes of the business of the Company and its Subsidiaries as currently conducted. During the three (3) years preceding the date of this Agreement (i) there have been no breaches, unauthorized uses of or unauthorized access to, breakdowns, malfunctions, persistent substandard performance, data losses, failures or other defects in the IT Systems (or the data processed thereby), or any other incident that caused any material disruption to or material interruption in or to the use of such IT Systems or the conduct of the business of the Company and its Subsidiaries other than those that were resolved without material cost, liability or the duty to notify any Person. The Company and its Subsidiaries take, and during the three (3) years preceding the date of this Agreement have taken, commercially reasonable, appropriate and legally compliant measures designed to protect confidential, sensitive or Personal Information processed by the Company or any of its Subsidiaries against unauthorized access, use, modification, loss, disclosure or other misuse, including through administrative, technical and physical safeguards, and the Company and its Subsidiaries have timely and reasonably remediated and addressed any and all material audit findings related to the IT Systems. In the past three (3) years preceding the date of this Agreement, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which proprietary information was stolen, lost or improperly accessed, destructed without authorization, processed, modified or disclosed, including in connection with a breach of security, or (B) received any written notice of a complaint or Action from any Person (including any Governmental Authority) with respect to any of the foregoing, nor, to the knowledge of the Company, is any such notice or complaint or Action currently threatened in writing against the Company or any of the Company’s Subsidiaries.
4.23.   Environmental Matters.
(a)   The Company and its Subsidiaries are and, except for matters which have been fully resolved, for the past three (3) years have been in compliance in all material respects with all Environmental Laws.
(b)   In the past three (3) years, to the knowledge of the Company, there has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.
(c)   Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
(d)   No material Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws.
(e)   To the knowledge of the Company, the Company has made available to SPAC all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.
4.24.   Absence of Changes.   Since the date of the most recent balance sheet included in the Financial Statements, (i) except for the Transactions, the business of the Company and the Company’s Subsidiaries has been conducted in all material respects, in the ordinary course of business, and (ii) no action has been taken with respect to the Company or its Subsidiaries or their respective businesses which, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of Section 6.1. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.
4.25.   Information Supplied.   None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically for inclusion in the Registration Statement/Prospectus will, at (a) the time the Proxy Statement/Prospectus is declared effective, (b) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the receipt of Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus that were specifically supplied by or on behalf of the SPAC.

4.26.   Top Customers and Top Vendors.
(a)   Section 4.26(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers (the “Top Customers”) and the top ten (10) vendors (the “Top Vendors”) of the Company and its Subsidiaries, in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2021.
(b)   Except as set forth in Section 4.26(b) of the Company Disclosure Letter, none of the Top Customers or Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
4.27.   Absence of Certain Business Practices and Anti-corruption Compliance.
(a)   For the past three (3) years: (a) the Company and its Subsidiaries and their respective directors, officers employees or agents have been in compliance in all material respects with all applicable Specified Business Conduct Laws and have not been engaged in any activity that would reasonably be expected to result in the Company or its Subsidiaries becoming the subject or target of any sanctions administered by the U.S. government; and (b) none of the Company or its Subsidiaries has: (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the knowledge of the Company, threatened in writing Actions by or before any Governmental Authority related to any actual or potential violation of any Specified Business Conduct Law. None of the Company or its Subsidiaries, nor any of their respective directors, officers or, to the knowledge of the Company, employees, or agents is the subject or target of any Sanctions Law: or (iii) has used any funds, loaned, contributed or otherwise facilitated the activities of any Person that is the target of or controlled by a target of an applicable Sanctions Law.
(b)   For the past three (3) years, neither the Company nor any of its Subsidiaries, nor any director, officer, or, to the knowledge of the Company, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to (i) any official, executive, officer employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government-owned or government-controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official, executive, officer, employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government-owned or government-controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office, in each case in violation of the Specified Business Conduct Laws.
(c)   Each of the Company and its Subsidiaries has instituted and maintains policies, procedures, and controls reasonably designed to ensure compliance in all material respects with the Specified Business Conduct Laws.
(d)   The operations of the Company and its Subsidiaries are and for the past three (3) years have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, applicable money laundering and terrorism financing statutes in all relevant jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

(e)   As of the date hereof, there are no current internal investigations by any Governmental Authority or internal or external audits that address any material allegations or information concerning possible material violations of the Specified Business Conduct Laws by the Company or any of the Company’s Subsidiaries.
(f)   As of the date hereof, to the knowledge of the Company, there are no whistleblower reports, allegations, or any other information concerning possible material violations of the Specified Business Conduct Laws related to the Company or any of the Company’s Subsidiaries.
(g)   None of the Company or its Subsidiaries is a TID U.S. business as defined at
24 C.F.R. § 800.248.
4.28.   Government Contracts; Government Grants.
(a)   Section 4.28(a) of the Company Disclosure Letter sets forth every Contract with a Governmental Authority, whether for the procurement of goods or services, to which the Company and its Subsidiaries is a party (“Government Contract”) or to which they bid within the framework of a public tender (“Bid”). The Company and its Subsidiaries are, and for the past three (3) years have been in compliance in all material respects with all applicable government procurement Laws in connection with such Government Contracts and Bids. Without limiting the foregoing, the Company and its Subsidiaries, at all times, have compliance with all material terms and conditions of all Government Contracts and Bids, and all representations made by the Company or any of its Subsidiaries within the framework of a Government Contract or Bid were current, accurate and complete in all material respects when made. No allegation has been made, either in writing or orally, that either the Company or any of its Subsidiaries have acted in material violation of a Government Contract or Bid or were in breach of any applicable government procurement Laws. Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any director, officer, employee or agent acting on behalf of the Company or any of its Subsidiaries, is, or for the last three (3) years has been, (i) under administrative, civil or criminal investigation, audit or indictment with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid or (ii) has been suspended or debarred from placing a Bid or entering a Government Contract. No Governmental Authority or prime contractor, subcontractor or supplier has initiated any Action against the Company or any of its Subsidiaries in connection with a Government Contract or Bid.
(b)   Section 4.28(b) of the Company Disclosure Letter sets forth the Governmental Grants to the Company and its Subsidiaries. Such Governmental Grants are granted in compliance in all material respects with applicable Laws and the Company and its Subsidiaries are in compliance with the terms and conditions of those Governmental Grants. Neither the Company nor any of its Subsidiaries are obliged to return or refund any Governmental Grant which they have already received, and to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to require the Company or any of its Subsidiaries to return or refund any Governmental Grant which they have already received.
4.29.   Financial Assistance.   None of the Company nor any of its Subsidiaries has applied for a loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility (collectively “Financial Assistance”): (i) that is established under Law, including, without limitation, the CARES Act, section 13(3) of the Federal Reserve Act or the CAA; and (ii) (a) that requires under Law (or any regulation, guidance, interpretation or other pronouncement of a Governmental Authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Company or any of its Subsidiaries agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase during a specified period, any equity security of the Company or of any Affiliate of the Company, and/or that it has not, as of the date specified in such condition, made a dividend or other capital distribution or will not make a dividend or other capital distribution during a specified period, or (b) where the terms of this Agreement would cause the Company or any of its Subsidiaries under any circumstances to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance.
4.30.   Company Related Parties.   Except as set forth in Section 4.30 of the Company Disclosure Letter and as disclosed under Section 4.12(a) of the Company Disclosure Letter, as contemplated by this

Agreement or as provided in the Financial Statements, no Company Shareholder, Affiliate of the Company or any of its Subsidiaries, current or former director, manager, officer or employee of the Company or any of its Subsidiaries, or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company or (b) owns any property or right, tangible or intangible, which is used by the Company.
4.31.   No Additional Representation or Warranties.   Except as expressly provided in this Article IV, and as modified by the Company Disclosure Letter and the Ancillary Agreements and any certificates delivered pursuant to this Agreement, the Company hereby expressly disclaims and negates, any express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, Merger Sub, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to SPAC, the Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to SPAC, Merger Sub or their Affiliates, including with respect to any projections, forecasts, estimates or budgets made available to SPAC, Merger Sub, their Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, Merger Sub, their Affiliates or any of their respective Representatives or any other Person.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB
Except as set forth in (a) any SPAC SEC Filings filed with or submitted to the SEC on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.8 and Section 5.12), or (b) in the disclosure letter delivered by SPAC and Merger Sub to the Company (the “SPAC Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 9.9, qualifies the correspondingly numbered and lettered representations in this Article V), SPAC and Merger Sub represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement (except for representations and warranties that are made as of a specific date, which are made only as of such date):
5.1.   Company Organization.   Each of SPAC and Merger Sub has been duly incorporated and is validly existing as an exempted company in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of SPAC’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by SPAC to the Company, are true, correct and complete. Merger Sub has no assets or operations and has not incurred any liabilities, and has not carried on any business activities other than those in connection with the transactions contemplated hereby. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and activities incidental thereto. All of the equity interests of Merger Sub are held directly by SPAC. Each of SPAC and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where failure to be so licensed or qualified or in good standing is not a SPAC Material Adverse Effect.
5.2.   Due Authorization.
(a)   Subject to the receipt of the SPAC Shareholder Approval, each of SPAC and Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and the Ancillary

Agreements to which it is a party, and (ii) consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which SPAC or Merger Sub is a party and the consummation of the Transactions and performance all obligations to be performed by it hereby and thereby have been (A) duly and validly authorized and approved by the SPAC Board and by SPAC as the sole shareholder of Merger Sub and by all other necessary corporate action on the part of SPAC or Merger Sub and (B) determined by the SPAC Board as advisable to and in the best interests of SPAC and the SPAC Shareholders and constituted a “Business Combination” as such term is defined in SPAC’s Governing Documents and recommended for approval by the SPAC Shareholders. No other corporate proceeding on the part of SPAC or Merger Sub is necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (other than, in the case of the Merger, the SPAC Shareholder Approval). This Agreement has been, and at or prior to the Closing, the Ancillary Agreements to which SPAC or Merger Sub is a party will be, duly and validly executed and delivered by each of SPAC and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto (other than SPAC or Merger Sub), and at or prior to the Closing, each of the Ancillary Agreements to which SPAC or Merger Sub is a party will constitute, assuming the due authorization, execution and delivery by the other parties thereto (other than SPAC or Merger Sub), a legal, valid and binding obligation of each of SPAC and Merger Sub, enforceable against SPAC and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The SPAC Shareholder Approval is the only vote of the holders of any of SPAC Shares necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of the Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.
(b)   At a meeting duly called and held, the SPAC Board has (i) approved the execution, delivery and performance by SPAC of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the Transactions, including the Merger, as a Business Combination, (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein and therein, are advisable and fair to and in the best interests of SPAC and the SPAC Shareholders and (iii) directed that the adoption of this Agreement be submitted to the SPAC Shareholders for consideration and recommended that the SPAC Shareholders adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.
5.3.   No Conflict.   Subject to the SPAC Shareholder Approval and receipt of the Governmental Approvals set forth in Section 5.7, the execution, delivery and performance of this Agreement by SPAC and Merger Sub and the other Ancillary Agreements by SPAC and Merger Sub and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under, the Governing Documents of SPAC or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under, any applicable Law or Governmental Order applicable to SPAC or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC or Merger Sub is a party or by which SPAC or Merger Sub may be bound, or terminate or result in the termination of any such Contract, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC or Merger Sub, except, in the case of clauses (c) and (d) to the extent that the occurrence of the foregoing is not a SPAC Material Adverse Effect.
5.4.   Litigation and Proceedings.   There are no pending or, to the knowledge of SPAC, threatened Actions against SPAC or Merger Sub, their respective properties or assets, or, to the knowledge of SPAC, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of SPAC, threatened by any Governmental Authority, against SPAC or Merger Sub, their respective properties or assets, or, to the knowledge of SPAC, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon SPAC or Merger Sub, nor are any assets of SPAC’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which is not a SPAC Material Adverse Effect. As of the date hereof, each of SPAC and Merger Sub is in compliance with all applicable Laws in all material respects. Since its formation on September 4, 2020, SPAC has not received any written notice of or been charged with the violation of any Laws, except where such violation is not a SPAC Material Adverse Effect.
5.5.   SEC Filings.   SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and other documents required to be filed by it with the SEC since SPAC’s formation, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings. As of the respective date they were filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
5.6.   Internal Controls; Listing; Financial Statements.
(a)   Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), since its initial public offering, SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, is made known to SPAC’s principal executive officer and principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. Since its initial public offering, SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.
(b)   Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)   Since its initial public offering, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (“NYSE”). The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC by NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or prohibit or terminate the listing of SPAC Class A Ordinary Share on NYSE.
(d)   The SPAC SEC Filings contain true and complete copies of the applicable SPAC Financial Statements. Except as disclosed in the SPAC SEC Filings, the SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of its operations, changes in shareholders’ equity and cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB, (iv) were prepared from, and are in accordance in all material respects with, the books and records of SPAC, and (v) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The books and records of SPAC have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e)   There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f)   Except for otherwise disclosed in the SPAC SEC Filings, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.
5.7.   Governmental Authorities; Approvals.   Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of SPAC or Merger Sub with respect to SPAC’s or Merger Sub’s execution, delivery or performance of this Agreement or any Ancillary Agreement by SPAC or Merger Sub or the consummation of the Transactions, except for applicable requirements of any Antitrust Authorities.
5.8.   Trust Account.   As of the date of this Agreement, SPAC has at least US$414,889,210 in the Trust Account (including, if applicable, an aggregate of approximately US$14,490,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 5, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or that would entitle any Person (other than the SPAC Shareholders holding SPAC Ordinary Shares sold in SPAC’s initial public offering who shall have elected to redeem their SPAC Ordinary Shares pursuant to SPAC’s Governing Documents and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than in accordance with the Trust Agreement and SPAC’s Governing Documents to pay Taxes and payments with respect to all SPAC Shareholder Redemptions. There are no claims or proceedings pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. Since February 5, 2021, SPAC has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. Following the Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Shareholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

5.9.   Investment Company Act; JOBS Act.   SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.
5.10.   Absence of Changes.   Since December 31, 2021, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC or Merger Sub to enter into and perform their obligations under this Agreement and (b) except for the Transactions, the respective business of SPAC and Merger Sub has been conducted in all material respects, in the ordinary course of business.
5.11.   No Undisclosed Liabilities.   Except for any Working Capital Loan and SPAC Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against SPAC or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, claims, judgments and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the SPAC SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Filings in the ordinary course of business of SPAC and Merger Sub, (c) that are expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreements or any of the transactions contemplated hereby or thereby, or (d) which is not, or would not reasonably be expected to be, material.
5.12.   Capitalization of SPAC.
(a)   As of the date of this Agreement, the authorized share capital of SPAC is US$50,000, consisting of (i) 500,000,000 SPAC Class A Ordinary Shares, of which 41,400,000 shares are issued and outstanding, (ii) 50,000,000 SPAC Class B Ordinary Shares, of which 10,350,000 shares are issued and outstanding, and (iii) 5,000,000 preference shares, par value US$0.0001 per share, of which no shares are issued and outstanding (clauses (i), (ii) and (iii) collectively, the “SPAC Securities”). As of the date of this Agreement, no other capital equity or other voting securities of SPAC are issued, reserved for issuance or outstanding. All issued and outstanding SPAC Securities: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities, and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Articles; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound.
(b)   As of the date of the Agreement, subject to the terms and conditions of the Warrant Agreement, the SPAC Warrants will be exercisable for one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars and fifty cents (US$11.50) per share. As of the effective time of the SPAC Domestication, subject to the terms and conditions of the Warrant Agreement, each whole SPAC Warrant will be exercisable (after giving effect to the SPAC Domestication) for one share of Domesticated SPAC Common Stock at an exercise price of eleven Dollars and fifty cents (US$11.50) per share. 20,700,000 SPAC Public Warrants and 10,280,000 SPAC Private Placement Warrants are issued and outstanding. The SPAC Warrants are not exercisable until the later of (x) February 9, 2022 and (y) thirty (30) days after the Closing. All outstanding SPAC Warrants: (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities, and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Articles; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound. Except for the Subscription Agreements, SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Securities, any SPAC Warrants or any other equity interests of SPAC. Except as disclosed in the SPAC SEC Filings and except for the Subscription Agreements and the Registration Rights Agreement, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Ordinary Shares or any other equity interests of SPAC.
(c)   Except as contemplated by this Agreement or the other documents contemplated hereby (including any Subscription Agreements), SPAC has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for any equity interests of SPAC, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or the repurchase or redemption of any equity interests of SPAC, the value of which is determined by reference to the equity interests of SPAC, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any of its equity interests of SPAC.
(d)   SPAC has no Subsidiaries apart from Merger Sub and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not party to any Contract that obligates SPAC to invest money in, loan money to or make any capital contribution to any other Person.
5.13.   Taxes.
(a)   All material Tax Returns required to be filed by or with respect to SPAC and Merger Sub have been timely filed (taking into account any applicable extensions), all such material Tax Returns (taking into account all amendments thereto) are true, complete and accurate and all amounts of material Taxes due and payable (whether or not shown on any Tax Return) have been timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)   Each of SPAC and Merger Sub has withheld from amounts owing or paid to any employee, creditor, shareholder or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and otherwise complied in all respects with all applicable withholding and related reporting and record-keeping requirements.
(c)   There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of SPAC or Merger Sub.
(d)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against SPAC or Merger Sub that remains unpaid or that has not otherwise been finally resolved, and neither the SPAC nor Merger Sub is presently contesting any Tax liability before any Governmental Authority.
(e)   There are no Tax audits or other examinations of SPAC or Merger Sub presently in progress, nor has SPAC or Merger Sub been notified in writing of (nor to the knowledge of SPAC or Merger Sub has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any amount of Taxes of SPAC and Merger Sub.
(f)   Neither SPAC nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.
(g)   Neither SPAC nor Merger Sub is a party to or bound by any Tax indemnification or Tax sharing agreement (other than any such agreement solely between SPAC and Merger Sub and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(h)   Neither SPAC nor Merger Sub has been a party to any transaction treated by the parties as a distribution of share qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(i)   Neither SPAC nor Merger Sub (i) is liable for Taxes of any other Person (other than SPAC and Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is SPAC or Merger Sub.
(j)   No written claim has been made by any Governmental Authority where SPAC or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction and, to SPAC’s knowledge, there is no basis for any such claim to be made.
(k)   Neither SPAC nor Merger Sub has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(l)   SPAC and Merger Sub are registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all respects with all Laws relating to such Taxes.
(m)   Neither SPAC nor Merger Sub will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending no or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law).
(n)   SPAC has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(o)   SPAC has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.
(p)   Neither SPAC nor Merger Sub has net operating losses or other Tax attributes that are presently, or that will become as a result of the Transactions, subject to limitation under Sections 382, 383 or 384 of the Code. There currently are no limitations on the utilization of the net operating losses, built-in-losses, capital losses, Tax credits, Tax holidays or other Tax attributes of SPAC or Merger Sub under any applicable law, and there are no limitations on SPAC or Merger Sub’s ability to use such net operating losses, built-in-losses, capital losses, Tax credits, Tax holidays, or other similar items under any applicable law.
(q)   SPAC has not taken any action, nor, to the knowledge of SPAC or Merger Sub, are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations or to prevent the Transactions from qualifying for the Intended Tax Treatment.
5.14.   Brokers’ Fees.   No broker, finder, investment banker or other Person is entitled to any fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or any of its Affiliates.

5.15.   Business Activities.
(a)   Since formation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which is not a SPAC Material Adverse Effect.
(b)   Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.
(c)   As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and the Transactions (including with respect to expenses and fees incurred in connection therewith), SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of US$100,000 in the aggregate with respect to any individual Contract, other than SPAC Transaction Expenses, fees and costs in connection with Extension Proposals and Working Capital Loans.
(d)   Neither SPAC nor any Affiliate of SPAC has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (iii) violated any provision of the Foreign Corrupt Practices Act or (iv) made any other unlawful payment. Neither SPAC nor any director, officer, agent or employee of SPAC (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of SPAC) has, since SPAC’s initial public offering, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist SPAC in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (x) adversely affect the business of SPAC and (y) subject SPAC to suit or penalty in any private or governmental Action.
5.16.   NYSE Stock Market Quotation.   The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “HHLA.” The SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “HHLA WS.” SPAC is, as of the date hereof, in compliance with the rules of NYSE and, as of the date hereof, there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or SPAC Warrants or terminate the listing of SPAC Class A Ordinary Shares or SPAC Warrants on NYSE. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.
5.17.   Registration Statement and Proxy Statement/Prospectus.   On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to

Rule 424(b) and/or Section 14A, the date the Proxy Statement/Prospectus is first mailed to the SPAC Shareholders and certain of the Company Shareholders, as applicable, and at the time of the SPAC Shareholders’ Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, notwithstanding anything herein to the contrary (including any representations and warranties set forth in this Article V) SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or its tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.
5.18.   Information Supplied.   None of the information supplied or to be supplied by the SPAC or Merger Sub specifically for inclusion in the Registration Statement/Prospectus will, at (a) the time the Proxy Statement/Prospectus is declared effective, (b) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any written information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus that were specifically supplied by or on behalf of the Company and its Subsidiaries.
5.19.   Issuance of Shares.   The Aggregate Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and such Aggregate Merger Consideration shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of SPAC. The Aggregate Merger Consideration shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.
5.20.   Anti-Money Laundering Laws.   Except as described in the SPAC SEC Filings, the operations of SPAC are and have, since its incorporation, been conducted in compliance with the Money Laundering Laws in all material aspects, and no Action involving SPAC with respect to the Money Laundering Laws is pending or, to the knowledge of SPAC, threatened.
5.21.   Affiliate Transactions.   Except as described in the SPAC SEC Filings and Working Capital Loans, there are no other transactions, agreements, arrangements or understandings between SPAC or any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of SPAC or any of its Subsidiaries, on the other hand.
5.22.   Litigation.   As of the date of this Agreement, there is no (a) Action pending or, to the knowledge of SPAC, threatened against SPAC or any of its Subsidiaries or that affects its or their assets or properties, or (b) Governmental Order outstanding against SPAC or any of its Subsidiaries or that affects its or their assets or properties. Neither SPAC nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to SPAC and its Subsidiaries.
5.23.   No Additional Representation or Warranties.   Except as expressly provided in this Article V, and as modified by the SPAC Disclosure Letter and the Ancillary Agreements and any certificates delivered pursuant to this Agreement, SPAC hereby expressly disclaims and negates, any express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Subsidiaries, its Affiliates or any of their respective Representatives by, or on behalf of, SPAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of SPAC, Merger Sub and their respective Affiliates, nor any of their respective directors, managers, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors have made their own investigation of SPAC, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by SPAC, Merger Sub or any of their respective Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.
ARTICLE VI
COVENANTS
6.1.   Company Conduct of Business.   From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article VIII (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as explicitly contemplated by this Agreement or the Ancillary Agreements, including in connection with the Company Domestication, as required by Law, as set forth in Section 6.1 of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable efforts to operate the business of the Company in the ordinary course of business consistent with past practice. The Company also agrees to comply with all Laws applicable to it and its Subsidiaries and their respective businesses, assets and employees, including (without limitation), the Specified Business Conduct Laws. Without limiting the generality of the foregoing, except as set forth in Section 6.1 of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as explicitly contemplated by this Agreement or the Ancillary Agreements, including in connection with the Company Domestication, or required by Law:
(a)   change or amend (whether by amendment, restatement, merger, consolidation, amalgamation or otherwise) the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;
(b)   make, declare, set a record date for or pay any dividend or distribution to the shareholders of the Company or make, declare, set a record date for or pay any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital share or equity interests, except dividends and distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;
(c)   split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital share or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;
(d)   except in connection with the exercise of any Company Options or Domesticated Company Options, purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital share, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital share, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, or (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e)   enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) or Section 4.28 of the Company Disclosure Letter or any Real Property Lease, other than entry into such agreements in the ordinary course of business consistent with past practice;
(f)   sell, assign, transfer, convey, lease or otherwise dispose of or subject to a Lien (other than a Permitted Lien) any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;
(g)   acquire any ownership interest in any real property;
(h)   except as otherwise required by existing Company Benefit Plans or applicable Law or the Contracts listed on Section 4.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, or hire or terminate the employment of employees with an annual base salary of US$500,000 or more, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into, materially amend or modify any actuarial or other assumptions used in respect of, any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except to any such individuals who are not directors or officers of the Company or any of the Company’s Subsidiaries in the ordinary course of business consistent with past practice not to exceed 5% in the aggregate and 15% individually, or (v) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice, or (vi) grant any equity or equity-based compensation awards;
(i)   acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(j)   make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Company or any of the Company’s Subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries, and (iii) extended payment terms for customers in the ordinary course of business;
(k)   (i) make, change or revoke any Tax election, (ii) amend, modify or otherwise change any filed Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with any Governmental Authority, (v) settle any claim or assessment in respect of any Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of any Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, or (viii) incur any material Tax liabilities outside of the ordinary course of business consistent with past practice;
(l)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations or prevent the Transactions from qualifying for the Intended Tax Treatment;
(m)   incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any

Indebtedness or guarantee (i) incurred in the ordinary course of business, or (ii) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;
(n)   (i) issue any Company Shares or securities exercisable for or convertible into Company Shares or (ii) grant any additional equity or equity-based compensation outside the ordinary course of business;
(o)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);
(p)   waive, release, settle, compromise or otherwise resolve any Actions, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than US$500,000 in the aggregate;
(q)   (i) grant to, or agree to grant to, any Person any right to or interest in any Intellectual Property that is material to the Company and its Subsidiaries, (ii) sell, dispose of, abandon or permit to lapse any rights to any Intellectual Property (other than incidental non-exclusive licenses entered into in the ordinary course of business consistent with past practice) except for the expiration of Company Registered Intellectual Property that cannot be further maintained or renewed by applicable statute, or (iii) permit any material Intellectual Property to become subject to a Lien (other than a Permitted Lien);
(r)   disclose or agree to disclose to any Person (other than SPAC or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;
(s)   make or commit to make capital expenditures other than in an amount not in excess of the amount set forth in Section 6.1(s) of the Company Disclosure Letter, in the aggregate;
(t)   change or amend the Privacy Policies except as required by applicable Law;
(u)   recognize or certify any labor union, works council, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(v)   waive the restrictive covenant obligations of any current or former employee, director or other service provider of the Company or any of the Company’s Subsidiaries;
(w)   (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person;
(x)   amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of the Company or any of the Company’s Subsidiaries;
(y)   terminate or amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries, unless simultaneously with the termination or lapse of any insurance policy, a replacement policy underwritten by an insurance company of nationally recognized standing with comparable deductions, coverage and premiums is in full force and effect; or
(z)   enter into any agreement to do any action prohibited under this Section 6.1.
6.2.   SPAC Conduct of Business.   During the Interim Period, except as contemplated by this Agreement or the Ancillary Agreements, including in connection with the SPAC Domestication, as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall, and shall cause Merger Sub to, use reasonable efforts to operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not, and SPAC shall cause Merger Sub not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements, including in connection with the Company Domestication, or as required by Law:
(a)   seek any approval from the SPAC Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of SPAC or Merger Sub, except as contemplated by the SPAC Transaction Proposals;
(b)   except as contemplated by the SPAC Transaction Proposals, (i) make, declare, set a record date for or pay any dividend or distribution to the SPAC Shareholders or make, declare, set a record date for or declare any other distributions in respect of any of SPAC’s or Merger Sub’s capital share, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of SPAC’s or Merger Sub’s capital share or equity interests, or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital share, share capital or membership interests, warrants or other equity interests of SPAC or Merger Sub, other than a redemption of SPAC Ordinary Shares made as part of the SPAC Shareholder Redemptions;
(c)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations or to prevent the Transactions from qualifying for the Intended Tax Treatment;
(d)   enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC or Merger Sub (including, for the avoidance of doubt, (i) the Sponsor and (ii) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(e)   incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (i) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed US$100,000, (ii) in respect of any Working Capital Loan, (iii) in connection with Extension Proposals, (iv) in respect of any SPAC Transaction Expense, or (v) incurred between SPAC and Merger Sub;
(f)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of SPAC (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan and in connection with Extension Proposals);
(g)   (A) issue any SPAC Securities or securities exercisable for or convertible into SPAC Securities, (B) grant any options, warrants or other equity-based awards with respect to SPAC Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or
(h)   enter into any agreement to do any action prohibited under this Section 6.2.
6.3.   Access.   During the period from the date of this Agreement through the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII and subject to applicable Laws, the Company shall provide SPAC and its Representatives with reasonable access to the management, officers, properties, businesses and operations of the Company and its Subsidiaries and the opportunity to examine (including the right to make copies) the Contracts, work papers, Tax Returns and books and records of the Company and its Subsidiaries as SPAC may reasonably request. Any such access and examination shall be conducted on advance written notice to the Company and during regular business hours. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause the officers, employees, attorneys, accountants, consultants, agents and other Representatives of the Company and its Subsidiaries to reasonably cooperate with SPAC and its Representatives in connection with such access and examination. Notwithstanding the foregoing, no such access or examination shall be permitted to the extent that it would (a) unreasonably disrupt the operations of the Company or its Subsidiaries or (b) require any of the Company or its Subsidiaries to disclose information that the Company, based upon the advice of outside counsel, reasonably determines would, if disclosed, result in a violation of Law, breach of an existing Contract, or a waiver of the attorney-client privilege; provided, however, that the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without violating such Law, breaching such existing Contract or adversely affecting such attorney-client privilege, as applicable (including providing such information in summary format and/or entering into a joint defense or similar arrangement).
6.4.   Preparation and Delivery of Additional Company Financial Statements.   As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC (a) audited financial statements for the years ended December 31, 2021 and December 31, 2020 consisting of audited consolidated balance sheets as of December 31, 2021 and 2020 and statements of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries for the year ended December 31, 2021 and December 31, 2020, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”) and (b) an unaudited consolidated balance sheet of the Company and its Subsidiaries and consolidated statements of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of each quarterly period thereafter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions. All such financial statements, together with any unaudited consolidated balance sheets and the related statements of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of each quarterly period thereafter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (iii) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB for public companies. The auditor engaged to audit the Closing Company Audited Financial Statements and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.
6.5.   Exclusivity.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its and their Representatives acting on its and their behalf, not to, (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under the anti-takeover laws of any state, (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal, (e) prepare or take any steps in connection with a public offering of any equity securities of the Company, any of its Subsidiaries, or a newly formed holding company of the Company or such Subsidiaries, or (f) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective Representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated this Agreement or the Ancillary Agreements. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its Representatives acting on its behalf, its Subsidiaries and their respective Representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than with SPAC and its Representatives). The Company shall promptly (and in any event within three (3) Business Days of the date of this Agreement) deliver a written notice to each such Person to the effect that the Company is ending all such solicitations, communications, activities, discussions or negotiations with such Person, effective on the date of this Agreement, which written notice shall also instruct each Person to promptly return or destroy all non-public information previously furnished to such Person or its Representatives by or on behalf of the Company or any of its Subsidiaries.
6.6.   No Solicitation by SPAC.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VIII, SPAC shall not, and shall cause Merger Sub not to, and SPAC shall instruct and use its reasonable best efforts to cause its and their Representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal, or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing, in each case, other than to or with the Company and its Representatives. From and after the date hereof, SPAC shall, and shall instruct and cause its officers and directors to, and SPAC shall instruct and cause its Representatives acting on its behalf, its Subsidiaries and their respective Representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than with the Company and its Representatives).
6.7.   Preparation of Proxy Statement/Prospectus; Shareholders’ Meeting and Approvals.
(a)   Registration Statement/Prospectus.
(i)   As promptly as practicable after the execution of this Agreement, SPAC and the Company shall jointly prepare and SPAC shall file with the SEC the Registration Statement, in connection with the registration under the Securities Act of Domesticated SPAC Common Stock that constitute the Aggregate Merger Consideration (the “Registration Statement Securities”). The Registration Statement shall include a proxy statement of SPAC as well as a prospectus for the offering of the Registration Statement Securities (such proxy statement and prospectus, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from the SPAC Shareholders for the matters to be acted upon at the SPAC Shareholders’ Meeting and providing the public shareholders of SPAC an opportunity to elect to effect an SPAC Shareholder Redemption. The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from the SPAC Shareholders to vote, at the SPAC Shareholders’ Meeting, in favor of the SPAC Transaction Proposals. Each of SPAC and the Company shall use its reasonable best efforts to (A) cause the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Prospectus, and (C) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Proxy Statement/Prospectus, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment. In the event there is any tax opinion required by the SEC (or its staff) to be provided in connection with the Proxy Statement/Prospectus, the Parties shall use their respective reasonable best efforts to cause such opinion to be provided by a tax counsel, including by cooperating, and causing their Affiliates to cooperate, in order to facilitate the issuance of any such tax opinion and, to the extent requested by such counsel, execute and deliver customary tax representation letters to such tax counsel in form and substance reasonably satisfactory to such counsel for purposes of delivering such opinion. SPAC also agrees to use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company or its shareholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with such actions and the preparation of the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Subsidiaries to any regulatory authority (including NYSE) in connection with the Merger and the other Transactions (the “Offer Documents”). SPAC will cause the Proxy Statement/Prospectus to be disseminated to the SPAC Shareholders promptly after the Registration Statement is declared effective under the Securities Act (but in any event within twenty (20) Business Days of, the later of (i) the receipt and resolution of SEC comments with respect to the Proxy Statement/Prospectus and (ii) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act). The Company and SPAC shall each be responsible for and pay one half (1/2) of the cost for the preparation, filing and mailing of the Proxy Statement/Prospectus and other related fees.
(ii)   To the extent not prohibited by Law, SPAC will as promptly as reasonably practicable advise the Company of the time when the Proxy Statement/Prospectus has become effective or any supplement or amendment has been filed, of the issuance of any stop order relating thereto or the suspension of the qualification of the SPAC Class A Ordinary Shares or Domesticated SPAC Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Prospectus or for additional information and SPAC and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. To the extent not prohibited by Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Proxy Statement/Prospectus, the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the other party shall give reasonable and good faith consideration to any comments made by such party and its counsel. To the extent not prohibited by Law, SPAC and the Company shall provide the other party and its counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Prospectus, Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
(iii)   Each of SPAC and the Company shall ensure that the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, will be true and correct and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement/Prospectus will be true and correct and will not, at the date it is first mailed to the SPAC Shareholders and at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv)   Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If, at any time prior to the Effective Time, the Company or SPAC becomes aware that the Registration Statement contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, with respect to the Proxy Statement/Prospectus, in light of the circumstances under which they were made, not misleading, or will have become false or misleading in any material respect, or that the Registration Statement is required to be amended in order to comply with applicable Law, the party which discovers such information shall promptly notify the other parties and SPAC, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. SPAC shall cause such amendment or supplement, which is mutually agreed upon by SPAC and the Company, to be promptly filed with the SEC and, to the extent required by Law and subject to the terms and conditions of this Agreement and SPAC’s Governing Documents, disseminated to the SPAC Shareholders. Each of the Company and SPAC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that SPAC or the Company receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.
(b)   SPAC Shareholder Approval.
(i)   SPAC shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act (but in any event within twenty (20) Business Days of, the later of (i) the receipt and resolution of SEC comments with respect to the Registration Statement and (ii) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act), (i) cause the Proxy Statement/Prospectus to be disseminated to SPAC Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of the SPAC Shareholders (the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Articles and the NYSE rules and regulations for a date no later than thirty-five (35) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the SPAC Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an SPAC Shareholder Redemption. SPAC shall, through the SPAC Board, recommend to its shareholders the approval of the SPAC Transaction Proposals and include such recommendation in the Proxy Statement/Prospectus. The SPAC Transaction Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Shareholders at the SPAC Shareholders’ Meeting. Neither the SPAC Board or any committee or agent or representative thereof shall withdraw, amend, qualify or modify, or propose to withdraw, amend, qualify or modify, its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Transaction Proposals.
(ii)   To the fullest extent permitted by applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders’ Meeting and submit for approval the SPAC Transaction Proposals and (y) SPAC agrees that if the SPAC Shareholder Approval shall not have been obtained at any such SPAC Shareholders’ Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 6.7(b), and hold additional SPAC Shareholders’ Meetings in order to obtain the SPAC Shareholder Approval. SPAC may only adjourn the SPAC Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the SPAC Shareholder Approval, (ii) for the absence of a quorum (either in person or by proxy), (iii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that SPAC or the Company reasonably determines is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of Acquisition Proposals, (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Shareholders prior to the SPAC Shareholders’ Meeting, (v) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption right if a number of SPAC Ordinary Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 7.3 will not be satisfied at the Closing, and (vi) to comply with applicable Law; provided, that the SPAC Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the SPAC Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. SPAC agrees that it shall provide the holders of SPAC Class A Ordinary Shares the opportunity to elect redemption of such SPAC Class A Ordinary Shares in connection with the SPAC Shareholders’ Meeting, as required by SPAC’s Governing Documents.
(c)   Company Shareholder Approval.
(i)   The Company Board shall recommend that the Company Shareholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions (the “Company Board Recommendation”), and the Company Board shall not withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to SPAC, the Company Board Recommendation.
(ii)   The Company shall obtain and deliver to SPAC the Company Shareholder Approval in the form of resolutions passed at a general meeting by the Company Shareholders that hold at least the requisite number and class of issued and outstanding shares of Company Shares required to obtain the Company Shareholder Approval, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to the Company Shareholders, and in any event within two (2) Business Days after the Registration Statement is declared effective and delivered or otherwise made available to the Company Shareholders.
6.8.   Support of Transaction.   Without limiting any covenant contained in Article VI, the Company shall, and shall cause its Subsidiaries to, and SPAC and Merger Sub shall (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of SPAC, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable and in accordance with all applicable Law.
6.9.   Regulatory Approvals; Other Filings.
(a)   Each of the Company and SPAC shall use their reasonable best efforts to cooperate in good faith with any Antitrust Authority or Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, non-actions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company and SPAC shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement. Without limiting the generality of the foregoing, each of the parties hereto shall reasonably promptly after the date hereof make a filing under the HSR Act, and thereafter timely make any other applications and filings as may be required in connection therewith.
(b)   With respect to (x) each of the Regulatory Approvals, (y) the Governmental Approvals listed on Section 4.5 of the Company Disclosure Letter and Section 5.7 of the SPAC Disclosure Letter and

(z) any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and SPAC shall: (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonable informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege; provided, that SPAC may redact materials to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or SPAC’s consideration of the Transactions or other competitively sensitive material.
(c)   The Company, on the one hand, and SPAC, on the other, shall be responsible for and pay one-half (1/2) of the filing fees payable to the Governmental Authorities in connection with the Transactions at the time of any such filing.
6.10.   Financing.   Prior to Closing, each of the Company and SPAC shall, and each of them shall cause its Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accountants, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties seek in connection with the Transactions (it being understood and agreed that the consummation of any such financing by the Company or SPAC shall be subject to the parties’ mutual agreement), including (a) by providing such information and assistance as the other party’s financing providers may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts, as and to the extent approved by the Company (such consent not to be unreasonably withheld, delayed or conditioned). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SPAC, or their respective auditors.
6.11.   Employee Matters.
(a)   Equity Plan.   Prior to the Closing Date, SPAC shall approve and adopt the New Equity Incentive Plan, in the form attached hereto as Exhibit E (with such changes that may be agreed in writing by SPAC and the Company). Within ten (10) Business Days following the expiration of the sixty (60) day period following the date SPAC has filed current report on Form 8-K, which includes Form 10 information, with the SEC reflecting its status as an entity that is not a shell company, Domesticated SPAC shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to Domesticated SPAC Common Stock issuable under the New Equity Incentive Plan.

(b)   No Third-Party Beneficiaries.   Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.11 are included for the sole benefit of SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
6.12.   Post-Closing Directors and Officers of the Company.   Subject to the terms of SPAC’s Governing Documents, SPAC shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a)   the Domesticated SPAC Board shall initially consist of such number of directors as determined by the Company in consultation with SPAC, at least a majority of whom shall be “independent” directors for the purposes of NYSE rules (each, an “Independent Director”), to initially consist of (assuming the number of directors is five (5)):
(i)   one (1) Independent Director to be nominated by the Sponsor or by the Company in consultation with the Sponsor if the Sponsor waives its nomination right; and
(ii)   four (4) directors to be nominated by the Company, at least two (2) of whom shall be Independent Directors, in consultation with the Sponsor;
(b)   the Chairperson of the Domesticated SPAC Board shall be Aiguo Zhang and shall serve in such capacity in accordance with the terms of Domesticated SPAC’s Governing Documents following the Effective Time; and
(c)   the initial officers of Domesticated SPAC shall be as set forth in Section 2.8 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of SPAC’s Governing Documents following the Effective Time.
Pursuant to the Domesticated SPAC Certificate of Incorporation as in effect as of the Closing, the Domesticated SPAC’s Board of Directors will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving until the first annual meeting of Domesticated SPAC stockholders occurring after the Closing, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving until the second annual meeting of Domesticated SPAC stockholders occurring after the Closing, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving until the third annual meeting of Domesticated SPAC stockholders occurring after the Closing, such term effective from the Closing (and with any subsequent Class III Directors serving a three (3) year term). The director designated by the Sponsor shall be a Class I Director.
6.13.   Indemnification and Insurance.
(a)   From and after the Effective Time, SPAC agrees that it shall indemnify and hold harmless each present and former director and officer of the SPAC and each of its Subsidiaries (the “SPAC Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that SPAC and Merger Sub would have been permitted under applicable Law and their respective Governing Documents in effect on the date of this Agreement to indemnify such SPAC Indemnified

Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, SPAC shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the SPAC or its Subsidiaries, as applicable, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. SPAC shall assume, and be liable for, each of the covenants in this Section 6.13.
(b)   Prior to or at the Closing, SPAC shall obtain and maintain in effect a “tail” insurance policy for a period of six (6) years from the Effective Time covering those Persons who are currently covered by SPAC’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Company or its Representatives) that provides coverage for up to a six (6)-year period from and after the Closing for events occurring prior to the Closing (the “D&O Tail”) on terms not materially less favorable to the terms of the current insurance coverage maintained by SPAC or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.13 shall be continued in respect of such claim until the final disposition thereof. The cost of the D&O Tail shall be borne by the Company.
(c)   The rights of the SPAC Indemnified Parties hereunder shall be in addition to, and not in limitation of, any other rights such person may have under SPAC’s Governing Documents, any other indemnification arrangement or applicable Law. The provisions of this Section 6.13 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.13.
(d)   Notwithstanding anything contained in this Agreement to the contrary, this Section 6.13 shall survive the consummation of the Merger and shall be binding, jointly and severally, on SPAC and all successors and assigns of SPAC. In the event that SPAC or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, SPAC shall ensure that proper provision shall be made so that the successors and assigns of SPAC shall succeed to the obligations set forth in this Section 6.13.
(e)   On the Closing Date, Domesticated SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of Domesticated SPAC, which indemnification agreements shall continue to be effective following the Closing.
6.14.   Section 16 Matters.   Prior to the Effective Time, SPAC and the Company shall take all such steps as may be reasonably required (to the extent permitted under applicable Law) to cause any acquisition of shares of Domesticated SPAC Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act following the Closing to be an exempt transaction under Rule 16b-3 promulgated under the Exchange Act.
6.15.   Trust Account Proceeds and Related Available Equity.   Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing and concurrently with the Effective Time, SPAC (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the SPAC Shareholders pursuant to the SPAC Shareholder Redemptions, (2) pay the Unpaid Transaction Expenses in accordance with Section 2.6 as instructed by SPAC in accordance with the Trust Agreement, and (3) pay all remaining amounts then available in the Trust Account to SPAC for immediate use (which shall include any outstanding amounts under any Working Capital Loan and in connection with Extension Proposals), subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein. SPAC shall not agree to, or permit, any amendment or modification of, or waiver under, the Trust Agreement without the prior written consent of the Company.
6.16.   NYSE Listing.   From the date hereof through the Effective Time, SPAC shall ensure SPAC remains listed as a public company on, and for the SPAC Class A Ordinary Shares and the SPAC Warrants to be tradable over, NYSE. Prior to the Closing Date, SPAC shall prepare and submit to NYSE an initial listing application, if required under NYSE rules, in connection with the transactions contemplated by this Agreement and covering the shares of Domesticated SPAC Common Stock issuable in accordance with this Agreement, including the Merger and the SPAC Domestication, and shall obtain approval for the listing on NYSE of such shares of Domesticated SPAC Common Stock and the Company shall reasonably cooperate with SPAC with respect to such listing.
6.17.   SPAC Public Filings.   From the date hereof through the Effective Time, SPAC shall keep current and timely file all reports, statements and schedules required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
6.18.   Transaction Financing.   SPAC shall use reasonable best efforts to enter into Subscription Agreements with investors in form and substance reasonably acceptable to the Company and SPAC pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase shares of Domesticated SPAC Common Stock at US$10 per share in a private placement or placements to be consummated prior to or at the Closing, and to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein.
6.19.   Tax Matters.   Each of SPAC, the Company and Merger Sub shall (i) use its respective commercially reasonable efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent, impair or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of SPAC, the Company and Merger Sub shall report the Transactions consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. The parties shall cooperate with each other and their respective tax counsel to document and support the Tax treatment of the Transactions consistent with the applicable portion of the Intended Tax Treatment.
6.20.   No Trading.   The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware, of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.
6.21.   Notices of Certain Events.   During the period beginning on the date of this Agreement and ending on the earlier of the Closing and the date of the termination of this Agreement in accordance with Article VIII, each of SPAC and the Company shall reasonably promptly notify the other party of:
(a)   in the event that any shareholder litigation related to this Agreement, the Ancillary Agreements or the Transactions is brought or threatened in writing against SPAC or the Company, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Effective Time (the “Shareholder Litigation”), SPAC or the Company, as applicable, shall promptly notify the other party in writing of any such Shareholder Litigation and shall keep the other party reasonably informed with respect to the status thereof;
(b)   any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions contemplated by this Agreement or that the Transactions might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or SPAC, post-Closing) to any such Person or create any Lien on any of the Company’s or SPAC’s assets;

(c)   any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;
(d)   any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;
(e)   any written notice from NYSE America with respect to the listing of the SPAC Securities; and
(f)   any material inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article VII not to be satisfied.
6.22.   Extension of Time to Consummate a Business Combination.
(a)   In the event that by December 1, 2022 it becomes reasonably apparent that the Registration Statement will not be declared effective under the Securities Act by the SEC by December 24, 2022, SPAC shall promptly prepare (with the Company’s reasonable cooperation) and as soon as practicable, file with the SEC (with a target filing date of December 15, 2022), a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend SPAC’s Governing Documents, on terms and conditions agreed by the parties, to extend the period of time SPAC is afforded under its organizational documents and the Prospectus to consummate an initial Business Combination for an additional amount of time as is reasonably determined by the Company and SPAC, each in good faith, to be necessary or advisable such that the Closing will occur prior to the date at which the SPAC must complete a business combination (the “Extension Proposal”). SPAC shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Extension Proxy Statement, and any amendment or supplement thereto, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. SPAC shall consider the comments of the Company in good faith. SPAC, with the assistance of the Company, will promptly respond to any SEC comments on the Extension Proxy Statement and will use all commercially reasonable efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. SPAC will advise the Company promptly after: (A) the time when the Extension Proxy Statement has been filed; (B) in the event the Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Extension Proxy Statement; (E) any request by the SEC for amendment of the Extension Proxy Statement; (F) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (G) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (H) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).
(b)   SPAC shall use its reasonable efforts to cause the Extension Proxy Statement, when filed with the SEC, to comply in all material respects with the rules and regulations promulgated by the SEC, and to respond to any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement. SPAC and the Company shall discuss in good faith and agree upon any action that SPAC will undertake to obtain the SPAC Shareholders’ approval for the Extension Proposal.
(c)   Each party shall promptly correct any information provided by it for use in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

(d)   SPAC, acting through its board of directors, shall include in the Extension Proxy Statement the recommendation of its board of directors that the SPAC Shareholders vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Neither the SPAC Board nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) the SPAC Board’s recommendation that the SPAC Shareholders vote in favor of the adoption of the Extension Proposal.
(e)   If the Extension Proposal is approved and SPAC is required to pay an additional amount or amounts into the Trust Account (such amount, the “Extension Fee”), (i) SPAC shall deliver an extension letter to the Trustee, notifying the Trustee of the approval of such Extension Proposal, signed on behalf of SPAC by an executive officer of SPAC, and (ii) SPAC shall deliver the aggregate amount necessary by wire transfer of immediately available funds to the Trustee, for deposit in the Trust Account in accordance with the extension letter and the Trust Agreement. Notwithstanding the foregoing, the Company and SPAC shall each be responsible for and pay one-half (1/2) of the cost for the preparation, filing and mailing of the Extension Proxy Statement and other related fees in connection with the Extension Proposal, including the Extension Fee.
6.23.   Compliance with SPAC Agreements.   SPAC shall comply with each of the applicable agreements entered into in connection with SPAC’s initial public offering.
6.24.   “Blank-Check Company”.   In addition to, and not in limitation of, the restrictions set forth in Section 6.2, from the date hereof through the Effective Time, SPAC shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as an NYSE-listed special purpose acquisition company pending the completion of the transactions contemplated hereby.
6.25.   Merger Sub.   SPAC shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.
ARTICLE VII
CONDITIONS TO OBLIGATIONS
7.1.   Conditions to Obligations of SPAC, Merger Sub, and the Company.   The obligations of SPAC, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a)   The SPAC Shareholder Approval shall have been obtained;
(b)   The Company Shareholder Approval shall have been obtained;
(c)   The waiting period or periods required by any Antitrust Authorities, and any other Governmental Approvals applicable to the Transactions, shall have been obtained, expired or been terminated, as applicable;
(d)   There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the Transactions;
(e)   SPAC shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);
(f)   The SPAC Domestication shall have been effected;
(g)   The Company Domestication shall have been effected;
(h)   Domesticated SPAC Common Stock to be issued in connection with the Merger shall have been approved for listing on NYSE and such approval shall be ongoing, and not revoked or withdrawn, as of the Closing Date; and

(i)   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
7.2.   Conditions to Obligations of SPAC and Merger Sub.   The obligations of SPAC and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC and Merger Sub:
(a)   (i) the Company Fundamental Representations shall be true and correct in all respects, in each case as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date), except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (ii) all the other representations and warranties of the Company contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, inaccuracies or omissions that is not a Company Material Adverse Effect;
(b)   Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;
(c)   There shall not have occurred and be continuing a Company Material Adverse Effect after the date of this Agreement;
(d)   The Company shall have delivered or caused to be delivered an opinion issued by its PRC counsel to SPAC to the effect that no pending approval is required by any PRC Governmental Authorities for the Merger, issuance of the equity securities in connection with the Merger, and Company’s listing on NYSE, including but not limited to China Securities Regulatory Commission and Cyberspace Administration of China; and
(e)   The Company shall have delivered each of the closing deliverables set forth in Section 2.6(a).
7.3.   Conditions to the Obligations of the Company.   The obligations of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   (i) The representations and warranties of SPAC contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of SPAC contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that is not a SPAC Material Adverse Effect;
(b)   Each of the covenants of SPAC and the Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;
(c)   The Company shall have delivered each of the closing deliverables set forth in Section 2.6(b);
(d)   The size and composition of the post-Closing Domesticated SPAC Board of Directors shall have been appointed as set forth in Section 6.12; and
(e)   There shall not have occurred and be continuing a SPAC Material Adverse Effect after the date of this Agreement.

ARTICLE VIII
TERMINATION/EFFECTIVENESS
8.1.   Termination.   This Agreement may be terminated and the Transactions abandoned, upon written notice, at any time prior to the Closing:
(a)   by mutual written consent of the Company and SPAC duly authorized by each of their respective boards of directors;
(b)   by the Company or SPAC, on or after the day that is ten months of the date of this Agreement (or such later time mutually agreed upon by the Company and SPAC) (the “Agreement End Date”), if the Closing shall not have occurred by 5:00 p.m. (Hong Kong time) on such date (provided, that (A) if the SEC has not cleared the Proxy Statement/Prospectus on or prior to the Agreement End Date, the Agreement End Date shall be automatically extended for sixty (60) days, or (B) if the SEC has cleared the Proxy Statement/Prospectus on or prior to the Agreement End Date, the Agreement End Date shall be automatically extended for thirty (30) days after such clearance); provided, that neither the Company, on the one hand, nor SPAC, on the other hand, may terminate this Agreement pursuant to this Section 8.1(b) if it (or in the case of SPAC, either of SPAC or Merger Sub) is in material breach of any representation, warranty, covenant or obligation hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VII on or prior to the Agreement End Date or (ii) the failure of the Closing to have occurred on or prior to the Agreement End Date;
(c)   by the Company or SPAC, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or enacted a Law which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Company or SPAC if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
(d)   by the Company, if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(e)   by SPAC, if the Company Shareholder Approval shall not have been obtained within two (2) Business Days after the Registration Statement is declared effective by the SEC and delivered or otherwise made available to the Company Shareholders;
(f)   by SPAC if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is not cured by the Company or by its nature is incapable of being cured by the Company by the earlier of the Agreement End Date and sixty (60) days following receipt by the Company of a written notice from SPAC describing in reasonable detail the nature of such breach; or
(g)   by the Company if SPAC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is not cured by SPAC or by its nature is incapable of being cured by SPAC by the earlier of the Agreement End Date and sixty (60) days following receipt by SPAC of a written notice from the Company describing in reasonable detail the nature of such breach.
8.2.   Effect of Termination.   In the event that this Agreement is validly terminated in accordance with Section 8.1, then this Agreement shall become void and of no further force or effect and each of the parties hereto and each of their respective Affiliates, equityholders, directors, officers, employees and other representatives shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the parties; provided, however, that notwithstanding anything herein to the contrary, (i) no such termination shall relieve any party from liability for any willful breach of this Agreement, willful misconduct or fraud by that party and (ii) the provisions of this Section 8.2 and Article IX and the Nondisclosure Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.
ARTICLE IX
MISCELLANEOUS
9.1.   Trust Account Waiver.   The Company acknowledges that, as described in the Prospectus, available at www.sec.gov, substantially all of SPAC assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC’s public shareholders and the underwriters of SPAC’s initial public offering (the “Trust Account”) pursuant to the Trust Agreement. The Company acknowledges that it has been advised by SPAC that funds in the Trust Account except for a portion of the interest earned on the amounts held in the Trust Account may be disbursed only in accordance with the Trust Agreement and the SPAC Articles. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Agreement and any negotiations or agreements with SPAC; provided, that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Shareholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Shareholder Redemptions, or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
9.2.   Waiver.   Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement and the relevant provision signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, no delay in exercising, any right, power or remedy hereunder or to require satisfaction of any condition herein nor any course of dealing shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
9.3.   Notices.   All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) if delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise) by 5:00 PM Pacific Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery, (b) when sent by email with affirmative confirmation of receipt (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt) or the mailing by prepaid certified or registered mail, return receipt requested, in each case, at the following addresses or e-mail addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

(a)   If to SPAC, prior to the Closing, to:
HH&L Acquisition Co.
Suite 2001-2002, 20/F, York House
The Landmark, 15 Queen’s Road Central
Central, Hong Kong
Attention:
Richard Li

Email:
richard.li@hopuhl.com

with copies (which shall not constitute actual or constructive notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, NY, 10020-1095
The United States
Attention:
Joel Rubinstein
Jessica Zhou
Steven Sha

Email:
joel.rubinstein@whitecase.com
jessica.zhou@whitecase.com
steven.sha@whitecase.com

(b)   If to the Company prior to, or the Surviving Company after the Effective Time, the Closing, to:
DiaCarta, Ltd.
c/o DiaCarta Inc.
4385 Hopyard Rd, Suite 100
Pleasanton, CA, 94588
Attention:
Aiguo (Adam) Zhang

Email:
azhang@diacarta.com

with copies (which shall not constitute actual or constructive notice) to:
Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention:
Mitchell S. Nussbaum

Email:
mnussbaum@loeb.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
9.4.   Assignment.   No party hereto shall assign this Agreement or any part hereof or delegate any rights or obligations hereunder without the prior written consent of the other parties hereto and any such assignment, transfer or delegation without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
9.5.   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) the SPAC Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 6.13, (b) the Nonparty Affiliates are intended third-party beneficiaries of, and may enforce, Section 9.16 and (c) W&C and Loeb & Loeb LLP are intended third-party beneficiaries of, and may enforce, Section 9.20.

9.6.   Expenses.
(a)   Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, investment bankers, brokers, finders, and other representatives or consultants if the Closing does not occur. If the Closing shall occur, the SPAC and the Surviving Company shall pay or cause to be paid the Unpaid Transaction Expenses as provided in Section 2.6(d). For the avoidance of doubt, any payments to be made (or to cause to be made) by SPAC pursuant to the provision in this Section 9.6(a) shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.
(b)   The Company, on the one hand, and SPAC, on the other, shall be responsible for and shall pay one-half (1/2) of any and all Transfer Taxes incurred in connection with the Transactions. The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.
9.7.   Governing Law; Jurisdiction; Remedies.
(a)   This Agreement, and any Action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the Domestication and any provisions of this Agreement that are expressly or otherwise required to be governed by the Cayman Companies Act, shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof).
(b)   All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof) and each party irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Actions in the manner provided in Section 9.3 and subject to compliance with applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and under the Laws of the State of Delaware and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.7.
9.8.   Waiver of Jury Trial.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT, EACH ANCILLARY AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS

AGREEMENT, THE ANCILLARY AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY ACTION ARISING UNDER THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR RELATED TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SUCH PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.9.   Company and SPAC Disclosure Letters.   The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality.
9.10.   Entire Agreement.   (a) This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), (b) the Registration Rights Agreement, the Lock-Up Agreement, the SPAC Holders Support Agreement, the Company Holders Support Agreement and the Sponsor Shares Forfeiture Agreement (the “Ancillary Agreements”) and (c) the confidentiality agreement, dated as of May 11, 2021, between SPAC and the Company (the “Nondisclosure Agreement”), constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
9.11.   Amendments.   Subject to applicable Law, the parties shall not modify or amend this Agreement, except by written agreement executed and delivered by the duly authorized officers of each of the respective parties and acknowledge and agree that this Agreement cannot be terminated orally or by course of conduct; provided, that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of SPAC Shareholder Approval, if any such amendment shall by applicable Law or SPAC’s Governing Documents require further approval of the SPAC Shareholders, the effectiveness of such amendment shall be subject to the approval of the SPAC Shareholders; provided, further, that no amendment of any provision of this Agreement that is intended for the benefits any third party beneficiary shall be made without consent from such third party beneficiaries.

9.12.   Publicity.
(a)   All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual written approval of SPAC and the Company, which approval shall not be unreasonably withheld, conditioned or delayed by any party; provided, that no party shall be required to obtain consent pursuant to this Section 9.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 9.12(a).
(b)   The restriction in Section 9.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under any Antitrust Laws and to make any relating filing shall be deemed not to violate this Section 9.12.
9.13.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
9.14.   Headings; Counterparts.   The table of contents and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.
9.15.   Enforcement.
(a)   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the non-breaching parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b)   In the event of any Action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.
(c)   Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.
9.16.   Non-Recourse.   Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may arise under this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the Preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor to any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Ancillary Agreements: each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise.
9.17.   Non-Survival.   Except (a) as otherwise contemplated by Section 8.2, or (b) in the case of claims against a Person in respect of such Person’s willful misconduct or fraud, each of the representations and warranties in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall not survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof).
9.18.   Arm’s Length Bargaining; No Presumption Against Drafter.   This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.
9.19.   Further Assurances.   Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.
9.20.   Legal Representation.
(a)   Each of SPAC and the Company hereby agrees on its own behalf and on behalf of its directors, members, managers, partners, officers, employees, stockholders and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “W&C Waiving Parties”), that White & Case LLP (“W&C”) may represent the shareholders or holders of other equity interests of the Sponsor or of SPAC or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “W&C WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, SPAC and its Subsidiaries, or other W&C Waiving Parties. Each of SPAC and the Company, on behalf of itself and the W&C Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to W&C’s prior representation of the Sponsor, SPAC and its Subsidiaries, or other W&C Waiving Parties. Each of SPAC and the Company, for itself and the W&C Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, SPAC, or its Subsidiaries, or any other member of the W&C WP Group, on the one hand, and W&C (in its role as counsel to SPAC), on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the W&C WP Group (the “W&C Privileged Communications”), without any waiver thereof. SPAC and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the W&C Privileged Communications, whether located in the records or email server of the Surviving Company and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC and the Company agree not to assert that any privilege has been waived as to the W&C Privileged Communications, by virtue of the Merger.
(b)   The W&C Waiving Parties agree that Loeb & Loeb LLP (“Loeb”) may serve as counsel to the Company and its Subsidiaries and their respective directors, officers and employees (individually and collectively, the “Seller Group”) in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, and that, following consummation of the Transactions, Loeb may serve as counsel to the Seller Group or any director, manager, member, partner, stockholder, officer, employee or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representations, and each of SPAC and the Company, on behalf of itself and the W&C Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. Each of SPAC and the Company, on behalf of itself and the W&C Waiving Parties, agrees to take the steps necessary to ensure that any privilege attaching as a result of Loeb representing the Company or any of its Subsidiaries in connection with the Transactions shall survive the Closing and shall remain in effect. As to any privileged attorney client communications between Loeb and the Company or Loeb and any of the Company’s Subsidiaries in connection with the Transactions prior to the Closing (collectively, the “Loeb Privileged Communications”), SPAC, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that if the Merger and the other Transactions are consummated, all Loeb Privileged Communications related to such Transactions will become the property of (and be controlled by) the Seller Group, and none of SPAC, the Surviving Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that SPAC is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Loeb Privileged Communications, SPAC shall be entitled to access or obtain a copy of and disclose the Loeb Privileged Communications to the extent necessary to comply with any such legal requirement or request.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
HH&L ACQUISITION CO.
By:
/s/ Richard Qi Li

Name:
Richard Qi Li

Title:
Chief Executive Officer and Director

DIAMOND MERGER SUB INC.
By:
/s/ Richard Qi Li

Name:
Richard Qi Li

Title:
Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
DIACARTA, LTD.
By:
/s/Aiguo Zhang

Name:
Aiguo Zhang

Title:
Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A
Form of Registration Rights Agreement

FORM OF REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (this “Agreement”) is entered into as of October 14, 2022, by and among:
(i)   DiaCarta, Inc., a Delaware corporation (“Domesticated SPAC”);
(ii)   DiaCarta Holdings, Inc., a Delaware Corporation (“Domesticated Company”);
(iii)   HH&L Investment Co., a Cayman Islands exempted company (“Sponsor”);
(iv)   certain equityholders of Domesticated SPAC listed on Schedule I hereto (each, a “SPAC Holder” and collectively, the “SPAC Holders”); and
(v)   certain equityholders of Domesticated Company listed on Schedule II hereto (each, a “Company Holder” and collectively, the “Company Holders” and together with the SPAC Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, each a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, DiaCarta, Ltd., a Cayman Islands exempted company and prior to the Company Domestication described below, predecessor to Domesticated Company (“Company”), Diamond Merger Sub Inc. (“Merger Sub”), and HH&L Acquisition Co., a Cayman Islands exempted company and prior to the Company Domestication described below, predecessor to Domesticated SPAC (“SPAC”) have entered into that certain Business Combination Agreement, dated as of October 14, 2022 (as amended or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (a) SPAC shall migrate to and domesticate as a Delaware corporation; (b) the Company shall migrate to and domesticate as a Delaware corporation (the “Company Domestication”); (c) Merger Sub will merge with and into Domesticated Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Domesticated SPAC (as defined below); and (d) Domesticated SPAC will change its name to “DiaCarta, Inc.”;
WHEREAS, the Company and the Company Holders are parties to that certain Investors’ Rights Agreement, dated August 18, 2017 (the “Prior Company Agreement”);
WHEREAS, SPAC and certain of the SPAC Holders are parties to that certain Registration Rights Agreement, dated February 5, 2021 (the “Prior SPAC Agreement”);
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
The following capitalized terms used herein have the following meanings:
“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.
“Addendum Agreement” is defined in Section 6.2.
“affiliate” of any particular person means any other person controlling, controlled by or under common control with such person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.
“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“Board” means the board of directors of Domesticated SPAC.
“Business Combination Agreement” is defined in the preamble to this Agreement.
“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands and Hong Kong, except a Saturday, Sunday or public holiday (gazetted or non-gazetted and whether scheduled or unscheduled).
“Closing” has the meaning assigned to such term in the Business Combination Agreement.
“Closing Date” has the meaning assigned to such term in the Business Combination Agreement.
“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.
“Company” is defined in the preamble to this Agreement.
“Company Holders” is defined in the preamble to this Agreement.
“Demand Registration” is defined in Section 2.2.1.
“Demanding Company Holders” is defined in Section 2.2.1.
“Demanding Holder” is defined in Section 2.2.1.
“Demanding SPAC Holders” is defined in Section 2.2.1.
“Domesticated SPAC” is defined in the preamble to this Agreement.
“Effective Time” has the meaning assigned to such term in the Business Combination Agreement.
“Effectiveness Period” is defined in Section 3.1.4.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Form S-1” means a Registration Statement on Form S-1.
“Form S-1 Shelf” has the meaning assigned to such term in Section 2.1.1.
“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.
“Form S-3 Shelf” has the meaning assigned to such term in Section 2.1.1.
“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multi-national, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

“Holder” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Holder Indemnified Party” is defined in Section 4.1.
“Indemnified Party” is defined in Section 4.3.
“Indemnifying Party” is defined in Section 4.3.
“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.
“New Registration Statement” is defined in Section 2.1.4.
“Notices” is defined in Section 6.5.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.
“Permitted Transfer” means any of the following type of transfers (irrespective whether a restriction on Transfer then applies) between any of the Sponsor, SPAC Holders and any person to whom shares of Domesticated SPAC Common Stock have been transferred pursuant to a type of transfer as described below and is or has become parties to this Agreement: (i) Transfers of shares of Domesticated SPAC Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin; (ii) Transfers by will or intestate succession upon the death of the undersigned; (iii) Transfers of shares of Domesticated SPAC Common Stock pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (iv) if the Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (a) Transfers to any affiliate, including another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder, or (b) as part of distributions of shares of Domesticated SPAC Common Stock to partners, limited liability company members or shareholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (v) if the Holder is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vi) Transfers to the officers or directors of Domesticated SPAC or the Sponsor or their respective affiliates; (vii) Transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under the foregoing clauses (i) through (vi).
“Piggy-Back Registration” is defined in Section 2.3.1.
“Prior Company Agreement” is defined in the preamble to this Agreement.
“Prior SPAC Agreement” is defined in the recitals to this Agreement.
“Pro Rata” is defined in Section 2.2.4.
“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registrable Securities” means (a) any outstanding shares of Domesticated SPAC Common Stock or any other equity security (including shares of Domesticated SPAC Common Stock issued or issuable upon the exercise of any other equity security) of Domesticated SPAC held by a Holder as of immediately following the Effective Time, (b) any outstanding shares of Domesticated SPAC Common Stock or any other equity security (including shares of Domesticated SPAC Common Stock issued or issuable upon the exercise of any other equity security) of Domesticated SPAC constituting Aggregate Merger Consideration (as defined in the Business Combination Agreement), (c) the Domesticated SPAC Warrants (including any share of

Domesticated SPAC Common Stock issued or issuable upon the exercise of any such Domesticated SPAC Warrants) and (d) any other equity security of Domesticated SPAC or any of its Subsidiaries, or any successor, issued or issuable with respect to any securities referred to in (a)  – (c), above by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged, in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Domesticated SPAC to the transferee; (c) such securities shall have ceased to be outstanding; (d) such securities are eligible for resale without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (f) such Holder ceases to hold at least one percent (1%) of the shares of Domesticated Common Stock that are outstanding at such time.
“Registration Statement” means a registration statement filed by Domesticated SPAC with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).
“Resale Shelf Registration Statement” is defined in Section 2.1.1.
“SEC Guidance” is defined in Section 2.1.4.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time. “SPAC Holders” is defined in the recitals to this Agreement.
“Sponsor” is defined in the preamble to this Agreement.
“Subsequent Shelf” has the meaning assigned to such term in Section 2.1.3.
“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member, and, in each case of the foregoing clauses (i) and (ii), any predecessor or successor of such other Person.
“Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any shares of Domesticated SPAC Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Domesticated SPAC Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii). Notwithstanding the foregoing, a Transfer shall not be deemed to include (x) any transfer for no consideration if the donee, trustee, heir or other transferee has agreed in writing to be bound by the same terms under this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer or (y) a Permitted Transfer.
“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Takedown” means an underwritten or other coordinated public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.
“Underwritten Demand Registration” is defined in Section 2.2.1.
ARTICLE 2
REGISTRATION RIGHTS.
2.1   Resale Shelf Registration Rights.
2.1.1   Registration Statement Covering Resale of Registrable Securities.   Within forty-five (45) calendar days following the Closing Date, Domesticated SPAC shall prepare and file or cause to be prepared and filed with the Commission, as the case may be, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (if Domesticated SPAC is then eligible to use a Form S-3 Shelf) (the (“Form S-3 Shelf”, and, together with the Form S-1 Shelf, whichever may be applicable, a (“Resale Shelf Registration Statement”)), in either case, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale by Holders from time to time of all of the Registrable Securities (determined as of two (2) business days prior to such submission or filing). Domesticated SPAC shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but no later than the earlier of (a) the sixtieth (60th) calendar day following the filing date thereof (or the ninetieth (90th) calendar day if the Commission notifies Domesticated SPAC that it will “review” the Registration Statement), and (b) the tenth (10th) business day after the date Domesticated SPAC is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period or until such time as there are no longer any Registrable Securities. In the event Domesticated SPAC files a Form S-1 Shelf, Domesticated SPAC shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any subsequent Resale Shelf Registration Statement) to a Form S-3 Shelf as soon as reasonably practicable after Domesticated SPAC is eligible to use a Form S-3 Shelf. Domesticated SPAC’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.1.1.
2.1.2   Notification and Distribution of Materials.   Domesticated SPAC shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.
2.1.3   Amendments and Supplements.   Subject to the provisions of Section 2.1.1 above, Domesticated SPAC shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith, as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act, with respect to the disposition of all the Registrable Securities during the Effectiveness Period or until such time as there are no longer any Registrable Securities. If a Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, Domesticated SPAC shall use commercially reasonable efforts to, as promptly as is reasonably practicable: (a) cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including using commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), (b) amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf, or (c) prepare and file an additional Resale Shelf Registration Statement (a “Subsequent Shelf”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf is filed pursuant to this Section 2.1.3, Domesticated SPAC shall use commercially reasonable efforts to (a) cause such Subsequent Shelf to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof, and (b) keep such Subsequent Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf shall be on Form S-3 to the extent that Domesticated SPAC is eligible to use such form, and shall be an automatic shelf registration statement as defined in Rule 405 promulgated under the Securities Act if Domesticated SPAC is a well-known, seasoned issuer as defined in Rule 405 promulgated under the Securities Act, at the most recent applicable eligibility determination date. Domesticated SPAC’s obligation under this Section 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.2.
2.1.4   Change in Registration.   Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs Domesticated SPAC that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, Domesticated SPAC agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available, to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, Domesticated SPAC shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available, written or oral guidance; comments; requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis, based on the total number of Registrable Securities held by the Holders, and subject to a determination by the Commission or pursuant to SEC Guidance that certain Holders must be reduced first, based on the number of Registrable Securities held by such Holders. In the event that Domesticated SPAC amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, Domesticated SPAC will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to Domesticated SPAC or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available, to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.
2.1.5   Notice of Certain Events.   Domesticated SPAC shall promptly notify the Holders in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or prospectus relating thereto). Domesticated SPAC shall promptly notify each Holder, in writing, of the filing of the Resale Shelf Registration Statement or any prospectus, amendment or supplement related thereto, or any post-effective amendment to the Resale Shelf Registration Statement, and of the effectiveness of any post-effective amendment.
2.2   Demand Registration.
2.2.1   Request for Registration.   At any time, and from time to time, after the expiration of any lock-up period to which the Holders may be subject, when an effective Resale Shelf Registration Statement is on file with the Commission: (a) (i) Holders of at least 15% in interest of the then outstanding number of Registrable Securities held collectively by the SPAC Holders (“Demanding SPAC Holders”) or (ii) Holders of at least a majority in interest of the then outstanding number of Registrable Securities held collectively by the Company Holders (“Demanding Company Holders” and, together with the Demanding SPAC Holders, the “Demanding Holders” and each a “Demanding Holder”), as the case may be, may request to sell all or any portion of their Registrable Securities in an Underwritten Takedown and (b) to the extent Domesticated SPAC is not eligible to use a Registration Statement on Form S-3 after twelve months after the date of this Agreement, the Demanding Holders may require Domesticated SPAC to file a Registration on Form S-1 to effect an underwritten offering or other coordinated offering of all or any portion of their Registrable Securities (“Underwritten Demand Registration” and, together with an Underwritten Takedown, a “Demand

Registration”); provided in each case that Domesticated SPAC shall only be obligated to effect an underwritten offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $40 million (the “Minimum Takedown Threshold”). The SPAC Holders, on the one hand, and the Company Holders, on the other hand, may each demand not more than two (2) Demand Registrations pursuant to this Section 2.2.1 in any 12-month period. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. Domesticated SPAC will, within five (5) days of its receipt of the Demand Registration, notify all Holders that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration shall so notify Domesticated SPAC within five (5) days after the receipt by the holder of the notice from Domesticated SPAC and, upon any such request, shall be deemed Demanding Holders and shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. Domesticated SPAC shall not be obligated to effect: (a) any Demand Registration at any time there is an effective Resale Shelf Registration Statement on file with the Commission pursuant to Section 2.1, (b) more than two Underwritten Takedowns in any twelve-month period, (c) more than one (1) Underwritten Demand Registration during any twelve-month period, (d) more than two Underwritten Demand Registrations at the request of Demanding SPAC Holders, or (e) more than two Underwritten Demand Registrations at the request of Demanding Company Holders, provided that if the Registrable Securities sought to be included in the Registration pursuant to this Section 2.2.1 are not fully included in such Registration for any reason other than solely due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute an Underwritten Demand Registration pursuant to this 2.2.1. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Holder or any transferee thereof request an underwritten offering during any lock-up period applicable to such Person.
2.2.2   Effective Registration.   A Registration will not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) Domesticated SPAC has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that Domesticated SPAC shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.
2.2.3   Underwritten Offering.   If the Demanding Holders so elect and such holders so advise Domesticated SPAC as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering with an estimated market value of at least $40 million, and the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting, and the inclusion of such Holder’s Registrable Securities in the underwriting, to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters. Subject to Section 2.3.1 and 2.4(b), the majority-in-interest of the Holders initiating the demand shall have the right to select the Underwriter or Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks ), subject to the approval of Domesticated SPAC’s prior approval (which shall not be unreasonably withheld, conditioned or delayed).
2.2.4   Reduction of Offering.   If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises Domesticated SPAC and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Domesticated SPAC Common Stock or other securities which Domesticated SPAC desires to sell and shares of Domesticated SPAC Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of Domesticated SPAC who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the (“Maximum Number of Shares”)), then Domesticated SPAC shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as (“Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 or 2.3.1 hereof, without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i) and (ii), shares of Domesticated SPAC Common Stock or other securities that Domesticated SPAC desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i)  — (iii), shares of Domesticated SPAC Common Stock or other securities for the account of other persons that Domesticated SPAC is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.
2.2.5   Withdrawal.   Prior to the pricing of an offering pursuant to a Demand Registration, if a majority-in-interest of the Demanding Holders initiating such Demand Registration disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to Domesticated SPAC and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then either the Demanding Holders shall reimburse Domesticated SPAC for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.1) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.1.
2.3   Piggy-Back Registration.
2.3.1   Piggy-Back Rights.   If Domesticated SPAC proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by Domesticated SPAC for its own account or for stockholders of Domesticated SPAC for their account (or by Domesticated SPAC and by stockholders of Domesticated SPAC including, without limitation, pursuant to Section 2.1 or Section 2.2, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Domesticated SPAC’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of Domesticated SPAC, (iv) filed on Form S-4, related to any merger, acquisition or business combination, (v) for a dividend reinvestment plan or (vi) filed in connection with a Block Trade by one or more holders of Registrable Securities in accordance with Section 2.4, then Domesticated SPAC shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). Domesticated SPAC shall, in good faith, cause such Registrable Securities to be included in such Piggy-Back Registration and shall use its reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back

Registration on the same terms and conditions as any similar securities of Domesticated SPAC, and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form, with the Underwriter or Underwriters selected by Domesticated SPAC for such Piggy-Back Registration.
2.3.2   Reduction of Offering.   If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises Domesticated SPAC and the holders of Registrable Securities in writing that the dollar amount or number of shares of Domesticated SPAC Common Stock which Domesticated SPAC desires to sell, taken together with shares of Domesticated SPAC Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then Domesticated SPAC shall include in any such registration:
(a)   If the Registration is undertaken for Domesticated SPAC’s account: (i) first, shares of Domesticated SPAC Common Stock or other securities that Domesticated SPAC desires to sell that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), shares of Domesticated SPAC Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (iii) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), shares of Domesticated SPAC Common Stock or other securities for the account of other persons that Domesticated SPAC is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and
(b)   If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, (a) first, shares of Domesticated SPAC Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (b) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (a), shares of Domesticated SPAC Common Stock or other securities that Domesticated SPAC desires to sell that can be sold without exceeding the Maximum Number of Shares; (c) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (a) and (b), shares of Domesticated SPAC Common Stock or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (d) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (a), (b) and (c), shares of Domesticated SPAC Common Stock or other securities for the account of other persons that Domesticated SPAC is obligated to register, pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.
2.3.3   Withdrawal.   Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to Domesticated SPAC of such request to withdraw, prior to the effectiveness of the Registration Statement. Domesticated SPAC (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, Domesticated SPAC shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration prior to its withdrawal, as provided in Section 3.3.
2.3.4   Unlimited Piggy-Back Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof, and there shall be no limit on the number of Piggy-back Registrations.

2.4   Block Trades.
(a)   Notwithstanding the foregoing, following the expiration of any lock-up period that may be applicable to a Holder, at any time, and from time to time after when an effective Resale Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to consummate a Block Trade, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $40 million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods and piggyback rights otherwise provided herein, such Demanding Holder shall, if it would like the assistance of Domesticated SPAC, give Domesticated SPAC sufficient advance notice in order to prepare the appropriate documentation for such transaction. Such Demanding Holder, if requesting a Registered underwritten Block Trade, (1) shall give Domesticated SPAC written notice of the transaction and the anticipated launch date of the transaction at least seven (7) Business Days prior to the anticipated launch date of the transaction, (2) Domesticated SPAC shall not be required to notify other Holders, and (3) Domesticated SPAC shall only be required to include in the Block Trade only shares held by the Demanding Holders.
(b)   The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable, nationally recognized investment banks).
(c)   Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.
ARTICLE 3
REGISTRATION PROCEDURES.
3.1   Filings; Information.   Whenever Domesticated SPAC is required to effect the registration of any Registrable Securities pursuant to Section 2 or effecting an underwritten Block Trade, Domesticated SPAC shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:
3.1.1   Filing Registration Statement.   Domesticated SPAC shall use its commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement on any form for which Domesticated SPAC then qualifies or which counsel for Domesticated SPAC shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the Effectiveness Period or until such time as there are no longer any Registrable Securities; provided, however, that Domesticated SPAC shall have the right to defer any Demand Registration for a period up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, or suspend use of any Registration Statement, in each case if Domesticated SPAC shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of Domesticated SPAC stating that, in the good faith judgment of the Board, it would be materially detrimental to Domesticated SPAC and its stockholders for such Registration Statement to be effected at such time; provided, however, that Domesticated SPAC shall not defer its obligation in this manner more than three times in any 12-month period, and no more than 120 days in the aggregate in any twelve month period.
3.1.2   Copies.   Domesticated SPAC shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3   Amendments and Supplements.   Domesticated SPAC shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”) or until such time as there are no longer any Registrable Securities.
3.1.4   Notification.   After the filing of a Registration Statement, Domesticated SPAC shall promptly, and in no event more than five (5) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within five (5) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and Domesticated SPAC shall take all commercially reasonable actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, Domesticated SPAC shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.
3.1.5   Securities Laws Compliance.   Domesticated SPAC shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Domesticated SPAC and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Domesticated SPAC shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or subject itself to taxation in any such jurisdiction.
3.1.6   Agreements for Disposition.   Domesticated SPAC shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities to be Registered pursuant to this Agreement. The representations, warranties and covenants of Domesticated SPAC in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Domesticated SPAC.
3.1.7   Comfort Letter.   If requested by the applicable managing Underwriter, Domesticated SPAC shall obtain a “cold comfort” letter from Domesticated SPAC’s independent registered public accountants or auditor in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders.

3.1.8   Opinions.   On the date the Registrable Securities are delivered for sale pursuant to any Registration, Domesticated SPAC shall obtain an opinion, dated such date, of one (1) counsel representing Domesticated SPAC for the purposes of such Registration, addressed to the Holders, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating Holders, provided, that the Holders shall cooperate fully in the preparation and delivery of such opinion.
3.1.9   Cooperation.   Domesticated SPAC shall cause its principal executive officer, principal financial officer, principal accounting officer and all other officers and members of the management to cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in reasonably requested meetings with Underwriters, attorneys, accountants and potential holders; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to Domesticated SPAC, prior to the release or disclosure of any such information.
3.1.10   Records.   Upon execution of confidentiality agreements, Domesticated SPAC and selling holders of Registrable Securities shall make available for inspection by Domesticated SPAC and any other selling holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by Domesticated SPAC or any such holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties, as shall be necessary to enable them to exercise their due diligence responsibility, and cause their officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.
3.1.11   Earnings Statement.   Domesticated SPAC shall comply with all applicable rules and regulations of the Commission and the Securities Act, and shall use commercially reasonable efforts to make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
3.1.12   Listing.   Domesticated SPAC shall use its commercially reasonable efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by Domesticated SPAC are then listed or designated.
3.1.13   Holder Obligations.   3.1.14 Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with information requested pursuant to Section 3.3, Domesticated SPAC may exclude such Holder’s Registrable Securities from the applicable Registration Statement or prospectus if it determines in good faith, based on the advice of counsel, that it is necessary to include such information in the applicable Registration Statement or prospectus and such Holder continues thereafter to withhold such information. In addition, no Person or entity may participate in any underwritten offering or Block Trade, or other offering for equity securities of Domesticated SPAC pursuant to a Registration initiated by Domesticated SPAC hereunder unless such Person or entity (i) agrees to sell such Person’s or entity’s securities on the basis provided in any underwriting arrangements approved by Domesticated SPAC; and (ii) completes and executes all customary questionnaires and other customary documents as may be reasonably required under the terms of such underwriting arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.1.14 shall not affect the registration of the other Registrable Securities to be included in such Registration. In connection with any underwritten offering of equity of Domesticated SPAC (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any shares of Domesticated SPAC Common Stock or other equity securities of Domesticated SPAC (other than those included in such offering pursuant to this Agreement), without the prior written consent of Domesticated SPAC, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or by written consent of the managing Underwriters.

Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders); provided that, such agreement shall not be materially more restrictive than any similar agreement entered into by the directors and executive officers of Domesticated SPAC participating in such underwritten offering; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders.
3.1.15   Obligation to Suspend Distribution.   Upon receipt of any notice from Domesticated SPAC: (a) that the applicable Registration or prospectus contains an untrue statement of a material fact or an omission to state a material fact required to be stated in such Registration or prospectus, or necessary to make the statements in such Registration or prospectus (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, (b) of the occurrence of any event of the kind described in Section 3.1.4, or, (c) of any suspension by Domesticated SPAC, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in Domesticated SPAC’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities, pursuant to the Registration Statement covering such Registrable Securities, until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4 or the restriction on the ability of “insiders” to transact in Domesticated SPAC’s securities is removed, as applicable, and, if so directed by Domesticated SPAC, each such holder will deliver to Domesticated SPAC all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.
3.1.16   Registration Expenses.   Except as set forth in Section 2.2.5, Domesticated SPAC shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.1, any demand takedown pursuant to Section 2.1.5(a)(i), any Piggy-Back Registration pursuant to Section 2.3, and any registration on Form S-4 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” Laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Domesticated SPAC’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.10; (vi) Financial Industry Regulatory Authority fees; (vii)fees and disbursements of counsel for Domesticated SPAC and fees and expenses for independent certified public accountants retained by Domesticated SPAC; and (viii) the fees and expenses of any special experts retained by Domesticated SPAC in connection with such registration, and (ix) only in an underwritten offering, the fees and expenses of one legal counsel selected by the holders of a majority in interest of the Registrable Securities included in such offering. Domesticated SPAC shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling stockholders and Domesticated SPAC shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.
3.2   Information.   The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by Domesticated SPAC, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with Domesticated SPAC’s obligation to comply with Federal and applicable state securities Laws.
ARTICLE 4
INDEMNIFICATION AND CONTRIBUTION.
4.1   Indemnification by Domesticated SPAC.   Domesticated SPAC agrees to indemnify and hold harmless each Holder, and each of its officers, employees, directors, partners, members, and each person, if any, who controls a Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and Domesticated SPAC shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or Action; provided, however, that Domesticated SPAC will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Domesticated SPAC, in writing, by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.
4.2   Indemnification by Holders of Registrable Securities.   Each selling Holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless Domesticated SPAC, each of its directors and officers, and each other selling Holder and each other person, if any, who controls Domesticated SPAC or another selling Holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or Actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Domesticated SPAC by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse Domesticated SPAC, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or Action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder.
4.3   Conduct of Indemnification Proceedings.   Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any Action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or Action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or Action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or Action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or Action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any Action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.
4.4   Contribution.
4.4.1   If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or Action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or Action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or Action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
4.4.2   The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.
4.4.3   The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or Action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such Action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE 5
RE-SALE RIGHT AND RULE 144 REPORTING
5.1   Re-Sale Right.   Domesticated SPAC shall, at its own cost, upon the request by a Holder, and upon the receipt of any customary documentation required from the applicable Holder in connection therewith, use its commercially reasonable efforts to facilitate the Holder in the sale or disposition of, and to enable the Holder to sell under Rule 144, the maximum number of its Registrable Securities, including, without limitation: (a) the prompt delivery of applicable instruction letters to Domesticated SPAC’s transfer agent to remove legends from the Holder’s share certificates, and (b) causing the prompt delivery of appropriate legal opinions from Domesticated SPAC’s counsel in forms reasonably satisfactory to the Holder’s counsel; (c) if Domesticated SPAC has depositary receipts listed or traded on any exchange or inter-dealer quotation system, (i) the prompt delivery of instruction letters to Domesticated SPAC’s share registrar and depositary agent to convert the Holder’s securities into depositary receipts or similar instruments to be deposited in the Holder’s brokerage account(s), (ii) the prompt payment of all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holder, and (iii) taking any and all other steps necessary to facilitate the conversion into depositary receipts or similar instruments (for the avoidance of doubt, Domesticated SPAC shall not be obligated to pay any American depositary share issuance or transfer fees or expenses and stock transfer taxes in relation to any sale or disposition of the Registrable Securities); provided, however, that Domesticated SPAC shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an underwritten offering.
5.2   Rule 144 Reporting.   Domesticated SPAC agrees to use commercially reasonable efforts to: (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act; (b) file with the SEC in a timely manner all reports and other documents required of Domesticated SPAC under the Securities Act and the Exchange Act; and (c) furnish to the Holder promptly upon request (i) a written statement by Domesticated SPAC as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or its qualification as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of Domesticated SPAC, and (iii) such other reports and documents of Domesticated SPAC as the Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3.
ARTICLE 6
MISCELLANEOUS.
6.1   Other Registration Rights and Arrangements.   Domesticated SPAC represents and warrants that no person, other than a holder of the Registrable Securities has any right (“Registration Rights”) to require Domesticated SPAC to register any of shares of Domesticated SPAC Common Stock for sale or to include shares of Domesticated SPAC Common Stock in any registration filed by Domesticated SPAC for the sale of shares for its own account or for the account of any other person, except for any agreement (“PIPE Registration Rights Agreement”) entered into with any investor to give such investor any Registration Right, who purchased shares of Domesticated SPAC Common Stock at US$10 per share in a private placement or placements consummated prior to or concurrently with the Closing, provided, however, that the terms and conditions of any PIPE Registration Rights Agreement shall not be more favorable than those provided to the Holders hereunder, unless the Company and the Sponsor have otherwise agreed in writing. The Company and the Company Holders hereby terminate the Prior Company Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. Domesticated SPAC and the SPAC Holders hereby, subject to and conditioned upon the Closing, terminate the Prior SPAC Agreement, which shall be of no further force and effect following the Closing and shall, upon the Closing, be superseded and replaced in its entirety by this Agreement.
6.2   Assignment; No Third Party Beneficiaries.   This Agreement and the rights, duties and obligations of Domesticated SPAC hereunder may not be assigned or delegated by Domesticated SPAC in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section6.2. The rights of a holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to Domesticated SPAC a properly completed agreement, to be bound by the terms of this Agreement substantially in form, attached hereto as Exhibit A (an “Addendum Agreement”), the transferor shall have delivered to Domesticated SPAC, no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred, and transferor has agreed to be bound by any lock-up or transfer restrictions applicable to holder and such holder’s Registrable Securities. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.
6.3    Amendments and Modifications.   Upon: (i) the approval of a majority of the total number of directors serving on Domesticated SPAC’s board of directors who are not nominated or designated pursuant to contractual rights of Holders; (ii) the written consent of Domesticated SPAC, and (iii) the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment or modification hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of share capital of Domesticated SPAC, in a manner that is materially and proportionally different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any holder or Domesticated SPAC and any other party hereto or any failure or delay on the part of a Holder or Domesticated SPAC in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any holder or Domesticated SPAC. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
6.4    Term.    This Agreement shall terminate upon the earlier of (i)the tenth anniversary of the date of this Agreement or (ii) the date as of which (a)all of the Registrable Securities have been sold, pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b)the holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided, further, that with respect to any Holder, such Holder will have no rights under this Agreement and all obligations of Domesticated SPAC to such Holder under this Agreement shall terminate upon the earliest date (x)such Holder ceases to hold at least $200,000 Registrable Securities and (y) such Holder is permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.
6.5   Notices.   All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing and shall be deemed given (a)when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c)one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):
If to Domesticated SPAC or Domesticated Company:
DiaCarta, Inc.
4385 Hopyard Rd, Suite 100
Pleasanton, CA, 94588
Attention:
Aiguo Zhang

Email:
azhang@diacarta.com

with a copy (which will not constitute actual or constructive notice) to:
Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention:
Mitchell S. Nussbaum, Esq., Janeane R. Ferrari, Esq.

Email:
mnussbaum@loeb.com, jferrari@loeb.com and rmoawad@loeb.com

If to an Holder, to the address set forth under such Holder’s signature to this Agreement or to such Holder’s address as found in Domesticated SPAC’s books and records.
6.6   Governing Law; Jurisdiction.   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 6.5 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.5.
6.7   WAIVER OF TRIAL BY JURY.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
6.8   Entire Agreement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior Company Agreement and the Prior SPAC Agreement.
6.9   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
6.10   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
6.11   Specific Performance.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i)there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
DIACARTA, INC.
By:

Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
DIACARTA HOLDINGS, INC.
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
HH&L INVESTMENT CO.
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
HOLDER:

Name:
[Signature Page to Registration Rights Agreement]

SCHEDULE I
SPAC Holders

SCHEDULE II
Company Holders

EXHIBITA
Addendum Agreement
This Addendum Agreement (“Addendum Agreement”) is executed on [           ], 20[  ], by the undersigned (the “New Holder”) pursuant to the terms of that certain Registration Rights Agreement dated as of [           ], 2022 (the “Agreement”), by and among Domesticated SPAC and the other parties thereto, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:
1.   Acknowledgment.   New Holder acknowledges that New Holder is acquiring certain shares of Domesticated SPAC Common Stock (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a Holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Holder” and a holder of Registrable Securities for all purposes under the Agreement.
2.   Agreement.   New Holder hereby (a)agrees that the Shares shall be bound by and subject to the terms of the Agreement, (b)adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto and (c) agrees to be bound by any lock-up or transfer restrictions applicable to the transferor of the Shares and the Shares, to the extent applicable to the New Holder.
3.   Notice.   Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.
NEW HOLDER:	ACCEPTED AND AGREED
Print Name:	DIACARTA, INC.
By:	By:

Exhibit B
Form of Lock-Up Agreement

FORM OF LOCK-UP AGREEMENT
This Lock-Up Agreement (this “Agreement”) is made and entered into as of [           ], 2022 by and among DiaCarta, Inc., a Delaware corporation (the “Domesticated SPAC”) and each of HH&L Investment Co., a Cayman Islands exempted company (“Sponsor”), certain holders of securities of Domesticated SPAC, set forth on Schedule I hereto (such securityholders the “Sponsor Holders”), and certain shareholders of DiaCarta Holdings, Inc., a Delaware corporation (the “Domesticated Company”) set forth on Schedule II (such shareholders, the “Company Holders”). The Sponsor, the Sponsor Holders, the Company Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”
RECITALS
WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Business Combination Agreement, dated as of October 14, 2022, by and among HH&L Acquisition Co., a Cayman Islands exempted company limited by shares (the “SPAC”), Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the SPAC (“Merger Sub”) and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (the “Company”) (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”).
WHEREAS, in connection with transactions contemplated by the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the Domesticated SPAC, Sponsor, each of the Sponsor Holders and each of the Company Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Shares (as defined below) shall become subject to limitations on Transfer (as defined below) as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties agree as follows:
1.   Definitions.   The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:
(a)   “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date that is twelve (12) months after the Closing Date, or (ii) subsequent to the Closing Date, the date on which (x) the closing trading price of the shares of Domesticated SPAC Common Stock equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing 150 days after the Closing Date; or (y) the date on which the Domesticated SPAC completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of Domesticated SPAC’s public shareholders having the right to exchange their shares of Domesticated SPAC Common Stock for cash, securities or other property subsequent to the Closing Date;
(b)   “Lock-Up Shares” shall mean with respect to (i) Sponsor, the Sponsor Holders and each of their Permitted Transferees, the Domesticated SPAC Common Stock held by such Person immediately following the Closing (excluding (1) any Domesticated SPAC Common Stock acquired in the public market, (2) any shares acquired from equity investment or financing permitted by Section 6.18 of the Merger Agreement, and (3) any Domesticated SPAC Common Stock acquired upon the conversion, exercise or exchange of any Domesticated SPAC Warrants); and (ii) the Company Holders and their respective Permitted Transferees, (A) the Domesticated SPAC Common Stock held by such Person immediately following the Closing (excluding (1) any Domesticated SPAC Common Stock acquired in the public market, (2) any shares acquired from equity investment or financing permitted by Section 6.18 of the Merger Agreement, and (3) any Domesticated SPAC Common Stock acquired upon the conversion, exercise or exchange of any Domesticated SPAC Warrants); and (B) Domesticated SPAC Common Stock issued to directors and officers of Domesticated SPAC immediately prior to or at the Closing, upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding, including, with respect to both (i) and (ii) above, any securities paid as dividends or distributions with respect to or into which the Lock-Up Shares are exchanged or converted;
(c)   “Permitted Transferee” shall mean any Person to whom a Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(b);
(d)   “Transfer” shall mean the voluntary or involuntary, (i) transfer, offer, sale or assignment of, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of (whether by operation of law or otherwise), directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security; (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (iii) public disclosure of any intention to effect any transaction, including the filing of a registration statement, as specified in clause (i) or (ii).
2.   Lock-Up Provisions.
(a)   Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Shares until the end of the Lock-Up Period (the “Lock-Up Restrictions”).
(b)   Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period, without the consent of Domesticated SPAC, (i) to (A) Domesticated SPAC’s or the Holder’s officers, directors, consultants or their affiliates; (B) any affiliates or immediate family members of Domesticated SPAC’s officers or directors; (C) any director, officer, employee, direct or indirect partners, members or equity holders of the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; or (D) as a distribution to any direct or indirect partners, members or equity holders of such Holder, any affiliates of such Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such person or entity or to a charitable organization; (iii)in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv)in the case of an individual, by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equity holders of such Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vii) in the case of an individual, to a partnership, limited liability company or other entity of which such individual and/or the immediate family of such individual is the legal and beneficial owner of all of the outstanding securities or similar interests; (viii) in the case of an entity that is a trust or a trustee of a trust, to a trustor or beneficiary of the trust, to the designated nominee of a beneficiary of such trust or to the estate of a beneficiary of such trust; (ix) in the case of an entity, by virtue of the laws of the state of the entity’s organization and the entity’s Governing Documents upon dissolution of the entity; (x) to Domesticated SPAC; (xi) pursuant to the exercise of stock options through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan; (xii) forfeitures of Domesticated SPAC Common Stock to satisfy tax withholding requirements (including estimated taxes) upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xiii) in connection with (but subject to the completion of) a bona fide liquidation, merger, stock exchange, reorganization, recapitalization, consolidation, tender offer or change of control approved by the Domesticated SPAC Board or a duly authorized committee thereof or other similar transaction which results in all of Domesticated SPAC’s shareholders having the right to exchange their shares of Domesticated SPAC Common Stock for cash, securities or other property subsequent to the Closing Date (including negotiating and entering into an agreement providing for any such transaction), provided, however, that in the event that such liquidation, merger, stock exchange, reorganization, recapitalization, consolidation, tender offer or change of control is not completed, the Lock-Up Shares subject to this Agreement shall remain subject to this Agreement; (xiv) in connection with any legal, regulatory or other order; (xv) in connection with the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer, sale or trading of Lock-Up Shares during the Lock-Up Period and no public announcement or filing is voluntarily made regarding such trading plan during the Lock-Up Period; or (xvi) pledges of Lock-Up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Holder, provided, however, that (x) the relevant Holder continues to control the exercise of the voting rights of such pledged Lock-Up Shares and any foreclosures on such pledged Lock-Up Shares, and (y) such borrowing or incurrence of indebtedness is secured by either a portfolio of assets or equity interests issued by multiple issuers and any pledgee agrees to be subject to the Lock-Up; provided, however, that in the case of clauses (i) through (ix) such Permitted Transferees must enter into a written agreement with Domesticated SPAC agreeing to be bound by the transfer restrictions in this Section 2.
(c)   In order to enforce this Section 2, Domesticated SPAC may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.
(d)   For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of Domesticated SPAC with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Holders is entitled to vote.
(e)   If any director, officer or Significant Holder (as defined below) is granted a release or waiver from any lock-up agreement (such holder a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then the undersigned shall also be granted an early release from its obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from the lock-up agreement multiplied by (ii) the total number of Lock-Up Shares held by the undersigned immediately following the consummation of the Closing. For the purposes of the foregoing, a “Significant Holder” shall mean any person or entity that (together with any investment funds affiliated with such person or entity) beneficially owns one percent (1%) or more of the total outstanding common stock of Domesticated SPAC. Notwithstanding the foregoing, the provisions of this paragraph shall not apply if the release or waiver is effected solely to permit a transfer not involving a disposition for value, and if the transferee agrees in writing at the time of transfer to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect
(f)   Each Holder hereby represents and warrants that as of the date of this Agreement, it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of Domesticated SPAC Common Stock, or any economic interest in or derivative of such shares, other than those shares of Domesticated SPAC Common Stock issued pursuant to the Merger Agreement or shares acquired from equity investment or financing permitted by Section 6.18 of the Merger Agreement.
3.   Miscellaneous.
(a)   Insider Letter.   The Lock-Up Restrictions shall supersede, if applicable, the lock-up provisions contained in the Letter Agreement dated February 5, 2021 and such Letter Agreement shall terminate and be of no further force or effect as of the day following the Closing Date.
(b)   No Additional Fees/Payment.   Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to any Holder in connection with this Agreement.
(c)   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier to occur of (i) termination of the Merger Agreement in accordance with its terms; or (ii) the expiration of the Lock-up Period.

(d)   Controlling Agreement.   To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Merger Agreement, the terms of this Agreement shall control.
(e)   Amendment; Waiver.   Upon (i) the approval of a majority of the total number of directors serving on the Domesticated SPAC Board who are not nominated or designated pursuant to contractual rights of Holders; (ii) the written consent of the Sponsor (such written consent of the Sponsor required only to the extent the Sponsor beneficially owns in the aggregate more than fifty percent (50%) of the Lock-Up Shares beneficially owned by the Holders); and (iii) the written consent of Holders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by Domesticated SPAC, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, in a manner that is materially and proportionally different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or Domesticated SPAC and any other party hereto or any failure or delay on the part of a Holder or Domesticated SPAC in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Domesticated SPAC. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
(f)   Notices.   All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise); (ii) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice); or (iii) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):
If to Domesticated SPAC:
DiaCarta, Inc.
4385 Hopyard Rd, Suite 100
Pleasanton, CA, 94588
Attention:
Aiguo Zhang

Email:
azhang@diacarta.com

with a copy (which shall not constitute actual or constructive notice) to:
Loeb & Loeb LLP
345 Park Avenue, 19th Floor
New York, NY 10154
Attention:
Mitchell S. Nussbaum, Esq. and Janeane R. Ferrari, Esq.

Email:
mnussbaum@loeb.com and jferrari@loeb.com

If to the Sponsor:
Suite 2001-2002, 20/F, York House
The Landmark, 15 Queen’s Road Central
Central, Hong Kong
Attention:
Richard Qi Li

Email:
richard.li@hopuhl.com

with a copy (which shall not constitute actual or constructive notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, NY, 10020-1095

The United States
Attention:
Joel Rubinstein
Jessica Zhou
Steven Sha

Email:
joel.rubinstein@whitecase.com
jessica.zhou@whitecase.com
steven.sha@whitecase.com

If to any Holder, at such Holder’s address or email address as set forth in Schedule I or Schedule II, as applicable.
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
(g)   Assignment.   This Agreement and the rights, duties and obligations of Domesticated SPAC hereunder may not be assigned or delegated by Domesticated SPAC in whole or in part without the prior written consent of the other parties, and any such assignment or delegation without prior written consent shall be void. Prior to the expiration of the Lock-up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part without the prior written consent of the other parties, and any such transfer without prior written consent shall be void, except in connection with a transfer of Lock-Up Shares by such Holder permitted pursuant to Section 2(b), but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
(h)   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.
(i)   Governing Law; Jurisdiction.   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All Actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over any such Actions, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such Actions in the manner provided in Section 3(c) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto; and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3(f).
(j)   Waiver of Jury Trial.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE AND

WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY ACTION ARISING UNDER THIS AGREEMENT OR RELATED TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SUCH PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(k)   Entire Agreement.   This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of Domesticated SPAC or any of the Holders under any other agreement between any of the Holders and Domesticated SPAC, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or Domesticated SPAC under this Agreement.
(l)   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
(m)   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(n)   Interpretation.   The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n)   Specific Performance.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
(o)   Several Liability.   The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
[DIACARTA, LTD.]
By:

Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
HH&L INVESTMENT CO.
By:

Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
[     ]
By:

Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
[     ]
By:

Name:

Schedule I
Sponsor Holders

Schedule II
Company Holders

Annex B
FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT
THIS FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of January [20], 2023, is made and entered into by and among HH&L Acquisition Co., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Effective Time) (“SPAC”), Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SPAC (“Merger Sub”), and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticated as a Delaware corporation prior to the Effective Time) (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
(A)   WHEREAS, SPAC, Merger Sub and Company are parties to that certain Business Combination Agreement, dated as of October 14, 2022 (the “Merger Agreement”);
(B)   WHEREAS, Section 9.11 of the Merger Agreement provides that the Merger Agreement may not be modified or amended except by written agreement executed and delivered by the duly authorized officers of each of the respective parties to the Merger Agreement; and
(C)   WHEREAS, SPAC, Merger Sub and Company desire to amend the Merger Agreement pursuant to Section 9.11 thereof as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, SPAC, Merger Sub and Company hereby agree as follows:

1.
AMENDMENTS TO THE MERGER AGREEMENT

(a)   Effective as of the date of this Amendment, the following definition is hereby added to Section 1.01 of the Merger Agreement in applicable alphabetical order:
(i)   “Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or any successor thereto.
(b)   Effective as of the date of this Amendment, the following provisions of the Merger Agreement are hereby amended by replacing each instance of “NYSE” with the phrase “NYSE or Nasdaq”:
(i)   Section 6.12(a);
(ii)   Section 7.1(h); and
(iii)   Section 7.2(d).
(c)   Effective as of the date of this Amendment, Section 6.16 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“Section 6.16   NYSE or Nasdaq Listing. From the date hereof through the Effective Time, SPAC shall ensure SPAC remains listed as a public company on, and for the SPAC Class A Ordinary Shares and the SPAC Warrants to be tradable over, NYSE. Prior to the Closing Date, SPAC shall prepare and submit to NYSE or Nasdaq an initial listing application, if required under NYSE or Nasdaq rules, as applicable, in connection with the transactions contemplated by this Agreement and covering the shares of Domesticated SPAC Common Stock issuable in accordance with this Agreement, including the Merger and the SPAC Domestication, and shall obtain approval for the listing on NYSE or Nasdaq of such shares of Domesticated SPAC Common Stock and the Company shall reasonably cooperate with SPAC with respect to such listing.”

2.   Certain Representations.   The representations and warranties (i) of the Company set forth in Section 4.3 (Due Authorization) and Section 4.4 (No Conflict) of the Merger Agreement, and (ii) of SPAC and Merger Sub set forth in Section 5.2 (Due Authorization) and Section 5.3 (No Conflict) of the Merger Agreement, are in each case hereby repeated by the Company and SPAC and Merger Sub, respectively, as if made as of the date hereof.
3.   NO FURTHER AMENDMENT; EFFECT OF AMENDMENT.   This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, the Merger Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Merger Agreement are and shall remain in full force and effect in accordance with its terms, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.
4.   REFERENCES TO THE MERGER AGREEMENT. Once this Amendment becomes effective, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of similar import shall continue to mean October 14, 2022).
5.   COUNTERPARTS.   This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment may be executed by electronic transmission, each of which shall be deemed an original.
6.   HEADINGS.   The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.
7.   GOVERNING LAW.   This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
[Signature page follows]

B-2

IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.
HH&L ACQUISITION CO.

By:
/s/ Richard Qi Li

Name:   Richard Qi Li
Title:     Chief Executive Officer and Director
DIAMOND MERGER SUB INC.

By:
/s/ Richard Qi Li

Name:   Richard Qi Li
Title:    Director
DIACARTA, LTD.

By:
/s/ Aiguo Zhang

Name:   Aiguo Zhang
Title:    Chief Executive Officer
[Signature Page to First Amendment to Business Combination Agreement]

B-3

Annex C
SPAC HOLDERS SUPPORT AGREEMENT
This SPAC Holders Support Agreement (this “Agreement”) is dated as of October 14, 2022, by and among the Persons set forth on Exhibit A hereto (each, a “Shareholder” and, collectively, the “Shareholders”), HH&L Acquisition Co., a Cayman Islands exempted company limited by shares (“SPAC”), and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, each Shareholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of SPAC Shares (all such shares (including shares underlying other securities), or any successor or additional shares of SPAC of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by such Shareholder prior to the termination of this Agreement are referred to herein as the “Subject Shares”) and SPAC Private Placement Warrants (all such warrants, or any successor or additional warrants of SPAC of which ownership is hereafter acquired by any such Shareholder prior to the termination of this Agreement are referred to herein as the “Subject Warrants”) of SPAC as are indicated opposite such Shareholder’s name on Exhibit A attached hereto;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company and Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the SPAC (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated, modified or supplemented from time to time, together with any letter, schedule, attachment, appendix and exhibit attached or referenced thereto, the “Merger Agreement”), dated as of the date hereof;
WHEREAS, prior to the Effective Time and subject to the conditions of the Merger Agreement, SPAC shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) and upon such continuation be registered as a Delaware corporation and deregistered in the Cayman Islands;
WHEREAS, prior to the Effective Time and subject to the conditions of the Merger Agreement, the Company shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and the Cayman Companies Act;
WHEREAS, in accordance with the Merger Agreement, among other transactions, at the Effective Time, Merger Sub will merge with and into the Domesticated Company, with the Domesticated Company surviving the Merger as a wholly owned subsidiary of Domesticated SPAC; and
WHEREAS, as an inducement to SPAC, Merger Sub, and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SHAREHOLDER SUPPORT AGREEMENT; COVENANTS
1.1   Binding Effect of Merger Agreement.   Each Shareholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. From the date hereof until the Expiration Time (as defined below), each Shareholder shall be bound by and comply with Sections 6.6 (No Solicitation by SPAC) and 9.12 (Publicity) of the Merger Agreement

(and any relevant definitions contained in any such Sections) as if (a) such Shareholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “SPAC” contained in Section 6.6 of the Merger Agreement also referred to each such Shareholder.
1.2   No Transfer.   During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 (Termination) thereof (the earlier of (a) and (b), the “Expiration Time”), each Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares or Subject Warrants owned by such Shareholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares or Subject Warrants owned by such Shareholder or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”).
1.3   New Shares.   In the event that (a) any Subject Shares, Subject Warrants or other equity securities of SPAC are issued to the Shareholder after the date of this Agreement pursuant to any distribution of bonus shares, stock dividend, stock split, recapitalization, reclassification, combination or exchange of, on or affecting the Subject Shares, Subject Warrants or other equity securities of SPAC owned by such Shareholder, (b) the Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares, Subject Warrants or other equity securities of SPAC after the date of this Agreement and prior to the Closing, or (c) the Shareholder acquires the right to vote or share in the voting of any Subject Shares or other equity securities of SPAC after the date of this Agreement (such Subject Shares, Subject Warrants or other equity securities of SPAC, collectively, the “New Securities”), then such New Securities acquired or purchased by such Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares or Subject Warrants owned by such Shareholder as of the date hereof.
1.4   Shareholder Agreements.
(a)   During the period commencing on the date hereof and ending on the Expiration Time, each Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of SPAC (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of SPAC distributed by the SPAC Board or otherwise undertaken as contemplated by the Merger Agreement or the transactions contemplated thereby, such Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:
(i)   to approve and adopt the SPAC Transaction Proposals, and the transactions contemplated therein; including without limitation to any other consent, waiver, approval is required under SPAC’s Governing Documents or under any agreements between SPAC and its shareholders, or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby or the SPAC Transaction Proposals;
(ii)   in any other circumstances upon which a consent or other approval is required under SPAC’s Governing Documents or under any agreements between SPAC and its shareholders, or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby or the SPAC Transaction Proposals or the transactions contemplated therein, to vote, consent or approve (or cause to be voted, consented or approved) all of such Shareholder’s Subject Shares held at such time in favor thereof;
(iii)   against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the SPAC Transaction Proposals and the transactions contemplated thereby);

(iv)   against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Merger Agreement or the other Ancillary Agreements and the transactions contemplated thereby);
(v)   against any change in the business, management or the SPAC Board (other than in connection with the SPAC Transaction Proposals and the transactions contemplated thereby);
(vi)   against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Merger or any of the transactions contemplated by the Merger Agreement, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC or the Shareholders under the Merger Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled, or (D) change in any manner the dividend policy or capitalization of SPAC, including the voting rights of any class of capital stock of SPAC; and
(vii)   to approve the Extension Proposal, subject to the terms and conditions in the Merger Agreement.
During the period commencing on the date hereof and ending on the Expiration Time, each Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
(b)   Each Shareholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of February 5, 2021, by and among SPAC, the Sponsor, and certain directors and officers of SPAC (the “Letter Agreement”), including the obligations of the Shareholders pursuant to Section 1 therein to not redeem, or submit a request to SPAC’s transfer agent or otherwise exercise any right to redeem, any SPAC Ordinary Shares (including the Subject Shares) owned by such Shareholders in connection with the transactions contemplated by the Merger Agreement.
(c)   During the period commencing on the date hereof and ending on the Expiration Time, each Shareholder shall not modify or amend any Contract between or among the Shareholder or any Affiliate of such Shareholder (other than SPAC), on the one hand, and SPAC, on the other hand, without the prior written consent of the Company.
1.5   No Challenges.   Each Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.
1.6   Further Assurances.   Each Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary under applicable Laws, or reasonably requested by SPAC or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
1.7   No Inconsistent Agreement.   Each Shareholder hereby represents and covenants that such Shareholder has not entered into, shall not enter into, and shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of such Shareholder’s obligations hereunder.
1.8   Waiver of Adjustment Provisions.   Notwithstanding anything to the contrary in any other document, agreement or contract to which each Shareholder is bound, each Shareholder (for itself and for its successors, heirs, assigns and permitted transferees) hereby (but subject to the consummation of the Merger)

irrevocably and unconditionally waives and agrees not to exercise or assert, any rights to adjustment or other anti-dilution protections with respect to the rate at which SPAC Class B Ordinary Shares convert into SPAC Class A Ordinary Shares in connection with the SPAC Class B Conversion and, in furtherance of the foregoing, each Shareholder hereby agrees and acknowledges that each SPAC Class B Ordinary Share shall convert into SPAC Class A Ordinary Shares on a one-for-one basis automatically immediately prior to the SPAC Domestication in connection with the SPAC Class B Conversion, such waiver, agreement and acknowledgement constituting sufficient and necessary waiver under the terms of the SPAC Articles to waive any and all adjustments to the Initial Conversion Ratio (as defined in the SPAC Articles) in connection with, and subject to, the consummation of the Merger.
1.9   Consent to Disclosure.   Each Shareholder hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC or the Company) of such Shareholder’s identity and beneficial ownership of Subject Shares and Subject Warrants, and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. Each Shareholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).
1.10   U.S. federal income tax treatment of SPAC Class B Conversion.   For U.S. federal income Tax purposes, the parties intend that the SPAC Class B Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder and this Agreement and the Merger Agreement, together, are intended to be, and are adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).
ARTICLE II
REPRESENTATIONS AND WARRANTIES
2.1   Representations and Warranties of the Shareholders.   Each Shareholder represents and warrants as of the date hereof to SPAC and the Company (solely with respect to itself, himself or herself and not with respect to any other Shareholder) as follows:
(a)   Organization; Due Authorization.   If such Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Shareholder. If such Shareholder is an individual, such Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder, and the signature on this Agreement is genuine. This Agreement has been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Shareholder. Each Shareholder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement. Each Shareholder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

(b)   Ownership.   Such Shareholder is, as of the date hereof, the record and beneficial owner of, and has good title to, all of such Shareholder’s Subject Shares and Subject Warrants as indicated opposite such Shareholder’s name on Exhibit A attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares or Subject Warrants (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares or Subject Warrants, other than Liens pursuant to (i) this Agreement, (ii) the SPAC’s Governing Documents, (iii) the Merger Agreement, (iv) the Letter Agreement, or (v) any applicable securities Laws. Such Shareholder’s Subject Shares and Subject Warrants as indicated opposite such Shareholder’s name on Exhibit A attached hereto are the only equity securities in SPAC owned of record or beneficially by such Shareholder on the date of this Agreement, and none of such Shareholder’s Subject Shares or Subject Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares or Subject Warrants, except as provided hereunder and under the Letter Agreement. Each Shareholder has the sole power to vote or cause to be voted such Shareholder’s Subject Shares. Other than the Subject Warrants, the Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.
(c)   No Conflicts.   The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations hereunder will not, (i) if such Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Shareholder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Shareholder or such Shareholder’s Subject Shares or Subject Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Shareholder of its, his or her obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC or any of SPAC’s Subsidiaries, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by such Shareholder of its, his or her obligations under this Agreement.
(d)   Litigation.   There are no Actions or other proceedings at law or in equity initiated or pending against such Shareholder, or to the knowledge of such Shareholder threatened against such Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of its, his or her obligations under this Agreement. There is no outstanding Governmental Order imposed upon such Shareholder, or, if applicable, any of the Shareholder’s Subsidiaries.
(e)   Adequate Information.   Such Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon SPAC or the Company and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty to such Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares and Subject Warrants held by such Shareholder are irrevocable.
(f)   Brokerage Fees.   Except as described on Section 5.14 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by such Shareholder or, to the knowledge of such Shareholder, by SPAC or Merger Sub or for which SPAC or any of its Affiliates may become liable.
(g)   Acknowledgment.   Such Shareholder understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

ARTICLE III
MISCELLANEOUS
3.1   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time, and (b) as to each Shareholder, the written agreement of SPAC, the Company and such Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
3.2   Amendment.   Subject to applicable Law, this Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company, and each Shareholder, and cannot be terminated orally or by course of conduct.
3.3   Waiver.   Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
3.4   Notices.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 9.3 of the Merger Agreement to the applicable party, with respect to the Company and SPAC, at the respective addresses set forth in Section 9.3 of the Merger Agreement, and, with respect to a Shareholder, at the address set forth on Exhibit A.
3.5   Assignment.   No party hereto shall assign this Agreement or any part hereof or delegate any rights or obligations hereunder without the prior written consent of the other parties hereto and any such assignment, transfer or delegation without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
3.6   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.
3.7   Governing Law; Jurisdiction.   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All Actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over any such Actions, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such Actions in the manner provided in Section 3.4 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.7.
3.8   Waiver of Jury Trial.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT, EACH OTHER ANCILLARY AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY ACTION ARISING UNDER THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR RELATED TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SUCH PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
3.9   Entire Agreement.   This Agreement and any other documents and instruments and agreements among the parties hereto as contemplated or referred to herein, constitute the entire agreement among the parties to this Agreement in respect of the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, exist between such parties except as expressly set forth in this Agreement. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof.
3.10   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
3.11   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.
3.12   Specific Performance.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the non-breaching parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
3.13   Adjustment for Stock Split.   If, and as often as, there are any changes in SPAC or the Subject Shares or Subject Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Shareholders, SPAC, the Company, the Subject Shares or the Subject Warrants, as so changed.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SPONSOR:
HH&L INVESTMENT CO.
By:
/s/ Richard Qi Li

Name: Richard Qi Li
Title: Director
[Signature Page to SPAC Holders Support Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SHAREHOLDER:
DEREK NELSEN SULGER
/s/ Derek Nelsen Sulger

[Signature Page to SPAC Holders Support Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SHAREHOLDER:
QINGJUN JIN
/s/ Qingjun Jin

[Signature Page to SPAC Holders Support Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SHAREHOLDER:
JINGWU ZHANG ZANG
/s/ Jingwu Zhang Zang

[Signature Page to SPAC Holders Support Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SHAREHOLDER:
FREDERICK SI HANG MA
/s/ Frederick Si Hang Ma

[Signature Page to SPAC Holders Support Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SPAC:
HH&L ACQUISITION CO.
By:
/s/ Richard Qi Li

Name: Richard Qi Li
Title: Chief Executive Officer and Director
[Signature Page to SPAC Holders Support Agreement]

COMPANY:
DIACARTA, LTD.
By:
/s/ Aiguo Zhang

Name: Aiguo Zhang
Title: Chief Executive Officer
[Signature Page to SPAC Holders Support Agreement]

Exhibit A

Annex D
COMPANY HOLDERS SUPPORT AGREEMENT
This Company Holders Support Agreement (this “Agreement”) is dated as of October 14, 2022, by and among HH&L Acquisition Co., a Cayman Islands exempted company limited by shares (“SPAC”), the Persons set forth on Schedule I hereto (each, a “Company Shareholder” and, collectively, the “Company Shareholders”), and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Company Shareholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Company Shares as are indicated opposite each of their names on Schedule I attached hereto (all such Company Shares, together with any Company Shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Shareholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company and Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the SPAC (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated, modified or supplemented from time to time, together with any letter, schedule, attachment, appendix and exhibit attached or referenced thereto, the “Merger Agreement”), dated as of the date hereof;
WHEREAS, prior to the Effective Time and subject to the conditions of the Merger Agreement, SPAC shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) and upon such continuation be registered as a Delaware corporation and deregistered in the Cayman Islands;
WHEREAS, prior to the Effective Time and subject to the conditions of the Merger Agreement, the Company shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and the Cayman Companies Act;
WHEREAS, in accordance with the Merger Agreement, among other transactions, at the Effective Time, Merger Sub will merge with and into the Domesticated Company, with the Domesticated Company surviving the Merger as a wholly owned subsidiary of Domesticated SPAC; and
WHEREAS, as an inducement to SPAC, Merger Sub, and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SHAREHOLDER SUPPORT AGREEMENT; COVENANTS
1.1   Binding Effect of Merger Agreement.   Each Company Shareholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. From the date hereof until the Expiration Time, each Company Shareholder shall be bound by and comply with Sections 6.5 (Exclusivity) and 9.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Company Shareholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.5 of the Merger Agreement (other than Section 6.5(a) or Section 6.5(c) thereof or for purposes of the definition of Acquisition Proposal) also referred to each such Company Shareholder. For the purposes of this Agreement, “Expiration Time” means the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 (Termination) thereof.
1.2   No Transfer.   During the period commencing on the date hereof and ending on the Expiration Time, each Company Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares owned by such Company Shareholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by such Company Shareholder or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”), unless the buyer, assignee or transferee thereof executes a joinder agreement to this Agreement in a form reasonably acceptable to SPAC.
1.3   New Shares.   In the event that (a) any Subject Shares or other Securities are issued to the Company Shareholder after the date of this Agreement pursuant to any distribution of bonus shares, stock dividend, stock split, recapitalization, reclassification, combination or exchange of, on or affecting the Subject Shares owned by such Company Shareholder, (b) the Company Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares or other Securities after the date of this Agreement and prior to the Closing, or (c) the Company Shareholder acquires the right to vote or share in the voting of any Subject Shares or other Securities after the date of this Agreement (such Subject Shares or other Securities, the “New Securities”), then such New Securities acquired or purchased by such Company Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Shareholder as of the date hereof.
1.4   Company Shareholder Agreements.   During the period commencing on the date hereof and ending on the Expiration Time, each Company Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company distributed by the Company Board or otherwise undertaken as contemplated by the Merger Agreement or the transactions contemplated thereby, such Company Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:
(a)   to approve and adopt the Company Transaction Proposals, and the transactions contemplated therein; including without limitation to any other consent, waiver, approval is required under the Company’s Governing Documents or under any agreements between the Company and its shareholders, or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby or the Company Transaction Proposals;
(b)   in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or under any agreements between the Company and its shareholders, or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby or the Company Transaction Proposals or the transactions contemplated therein, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Shareholder’s Subject Shares held at such time in favor thereof;
(c)   against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement or the other Ancillary Agreements and the transactions contemplated thereby);

(d)   against preparation, approval or actions in connection with a public offering of any equity securities of the Company, any of its Subsidiaries, or a newly formed holding company of the Company or such Subsidiaries (other than in connection with the Company Transaction Proposals or pursuant to the Merger Agreement or the other Ancillary Agreements and the transactions contemplated thereby);
(e)   against any change in the business, management or Company Board (other than in connection with the Company Transaction Proposals and the transactions contemplated thereby); and
(f)   against any proposal, action or agreement that would (i) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Merger or any of the transactions contemplated by the Merger Agreement, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company or the Company Shareholders under the Merger Agreement or this Agreement, as applicable, (iii) result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled, or (iv) change in any manner the dividend policy or capitalization of the Company, including the voting rights of any share capital of the Company or any other Securities.
During the period commencing on the date hereof and ending on the Expiration Time, each Company Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
1.5   No Challenges.   Each Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.
1.6   Further Assurances.   Each Company Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary under applicable Laws, or reasonably requested by SPAC or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
1.7   No Inconsistent Agreement.   Each Company Shareholder hereby represents and covenants that such Company Shareholder has not entered into, shall not enter into, and shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of such Company Shareholder’s obligations hereunder.
1.8   Consent to Disclosure.   Each Company Shareholder hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC or the Company) of such Company Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. Each Company Shareholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).
ARTICLE II
REPRESENTATIONS AND WARRANTIES
2.1   Representations and Warranties of the Company Shareholder.   Each Company Shareholder represents and warrants as of the date hereof to SPAC and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Shareholder) as follows:
(a)   Organization; Due Authorization.   If such Company Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Shareholder. If such Company Shareholder is an individual, such Company Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder, and the signature on this Agreement is genuine. This Agreement has been duly executed and delivered by such Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Shareholder. Each Company Shareholder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement.
(b)   Ownership.   Such Company Shareholder is, as of the date hereof, the record and beneficial owner of, and has good title to, all of such Company Shareholder’s Subject Shares as indicated opposite such Company Shareholder’s name on Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, or (iv) any applicable securities Laws. Such Company Shareholder’s Subject Shares as indicated opposite such Company Shareholder’s name on Schedule I attached hereto are the only Securities in the Company owned of record or beneficially by such Company Shareholder on the date of this Agreement, and none of such Company Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. Each Company Shareholder has the sole power to vote or cause to be voted such Company’s Subject Shares. Other than as set forth opposite such Company Shareholder’s name on Schedule I, such Company Shareholder does not hold or own any rights to acquire (directly or indirectly) any Securities.
(c)   No Conflicts.   The execution and delivery of this Agreement by such Company Shareholder does not, and the performance by such Company Shareholder of his, her or its obligations hereunder will not, (i) if such Company Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Shareholder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Shareholder or such Company Shareholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Shareholder of its, his or her obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by such Company Shareholder of its, his or her obligations under this Agreement.
(d)   Litigation.   There are no Actions or other proceedings at law or in equity initiated or pending against such Company Shareholder, or to the knowledge of such Company Shareholder threatened against such Company Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Shareholder of its, his or her obligations under this Agreement. There is no outstanding Governmental Order imposed upon such Company Shareholder, or, if applicable, any of the Company Shareholder’s Subsidiaries.
(e)   Adequate Information.   Such Company Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon SPAC or the Company and based on such information as such Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty to such Company Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Shareholder are irrevocable.
(f)   Brokerage Fees.   Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by such Company Shareholder or, to the knowledge of such Company Shareholder, by the Company or for which the Company or any of its Affiliates may become liable.
(g)   Acknowledgment.   Such Company Shareholder understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Company Shareholder contained herein.
ARTICLE III
MISCELLANEOUS
3.1   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time, and (b) as to each Company Shareholder, the written agreement of SPAC, the Company and such Company Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
3.2   Amendment.   Subject to applicable Law, this Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company, and each Company Shareholder, and cannot be terminated orally or by course of conduct.
3.3   Waiver.   Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
3.4   Notices.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 9.3 of the Merger Agreement to the applicable party, with respect to the Company and SPAC, at the respective addresses set forth in Section 9.3 of the Merger Agreement, and, with respect to a Company Shareholder, at the address set forth on Schedule I.
3.5   Assignment.   No party hereto shall assign this Agreement or any part hereof or delegate any rights or obligations hereunder without the prior written consent of the other parties hereto and any such assignment, transfer or delegation without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
3.6   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.
3.7   Governing Law; Jurisdiction.   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All Actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over any such Actions, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such Actions in the manner provided in Section 3.4 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.7.
3.8   Waiver of Jury Trial.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT, EACH OTHER ANCILLARY AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY ACTION ARISING UNDER THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR RELATED TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SUCH PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
3.9   Entire Agreement.   This Agreement and any other documents and instruments and agreements among the parties hereto as contemplated or referred to herein, constitute the entire agreement among the parties to this Agreement in respect of the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, exist between such parties except as expressly set forth in this Agreement. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof.
3.10   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
3.11   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.
3.12   Specific Performance.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the non-breaching parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
3.13   Adjustment for Stock Split.   If, and as often as, there are any changes in the Company or the Subject Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Shareholders, SPAC, the Company, or the Subject Shares, as so changed.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
COMPANY SHAREHOLDER:
/s/ Aiguo Zhang

Aiguo Zhang
[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
COMPANY SHAREHOLDER:
/s/ Paul Okunieff

Paul Okunieff
[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
COMPANY SHAREHOLDERS:
/s/ Effie Ho

Effie Ho
[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
COMPANY SHAREHOLDER:
Vertias Bioscience
By:	/s/ Zhi Yang
	Name:	Zhi Yang
	Title:	Managing Partner
[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
COMPANY SHAREHOLDER:
Girton Water Ltd UK
By:	/s/ Zhen Sun
	Name:	Zhen Sun
	Title:	Managing Partner
[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SPAC:
HH&L ACQUISITION CO.
By:	/s/ Richard Qi Li
	Name:	Richard Qi Li
	Title:	Chief Executive Officer and Director
[Signature Page to Company Holders Support Agreement]

COMPANY:
DIACARTA, LTD.
By:	/s/ Aiguo Zhang
	Name:	Aiguo Zhang
	Title:	Chief Executive Officer
[Signature Page to Company Holders Support Agreement]

Schedule I

Annex E
FORM OF REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (this “Agreement”) is entered into as of [           ], 2022, by and among:
(i)   DiaCarta, Inc., a Delaware corporation (“Domesticated SPAC”);
(ii)   DiaCarta Holdings, Inc., a Delaware Corporation (“Domesticated Company”);
(iii)   HH&L Investment Co., a Cayman Islands exempted company (“Sponsor”);
(iv)   certain equityholders of Domesticated SPAC listed on Schedule I hereto (each, a “SPAC Holder” and collectively, the “SPAC Holders”); and
(v)   certain equityholders of Domesticated Company listed on Schedule II hereto (each, a “Company Holder” and collectively, the “Company Holders” and together with the SPAC Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, each a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, DiaCarta, Ltd., a Cayman Islands exempted company and prior to the Company Domestication described below, predecessor to Domesticated Company (“Company”), Diamond Merger Sub Inc. (“Merger Sub”), and HH&L Acquisition Co., a Cayman Islands exempted company and prior to the Company Domestication described below, predecessor to Domesticated SPAC (“SPAC”) have entered into that certain Business Combination Agreement, dated as of October 14, 2022 (as amended or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (a) SPAC shall migrate to and domesticate as a Delaware corporation; (b) the Company shall migrate to and domesticate as a Delaware corporation (the “Company Domestication”); (c) Merger Sub will merge with and into Domesticated Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Domesticated SPAC (as defined below); and (d) Domesticated SPAC will change its name to “DiaCarta, Inc.”;
WHEREAS, the Company and the Company Holders are parties to that certain Investors’ Rights Agreement, dated August 18, 2017 (the “Prior Company Agreement”);
WHEREAS, SPAC and certain of the SPAC Holders are parties to that certain Registration Rights Agreement, dated February 5, 2021 (the “Prior SPAC Agreement”);
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
The following capitalized terms used herein have the following meanings:
“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.
“Addendum Agreement” is defined in Section 6.2.
“affiliate” of any particular person means any other person controlling, controlled by or under common control with such person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. The term “control” (including the terms

“controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.
“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“Board” means the board of directors of Domesticated SPAC.
“Business Combination Agreement” is defined in the preamble to this Agreement.
“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands and Hong Kong, except a Saturday, Sunday or public holiday (gazetted or non-gazetted and whether scheduled or unscheduled).
“Closing” has the meaning assigned to such term in the Business Combination Agreement.
“Closing Date” has the meaning assigned to such term in the Business Combination Agreement.
“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.
“Company” is defined in the preamble to this Agreement.
“Company Holders” is defined in the preamble to this Agreement.
“Demand Registration” is defined in Section 2.2.1.
“Demanding Company Holders” is defined in Section 2.2.1.
“Demanding Holder” is defined in Section 2.2.1.
“Demanding SPAC Holders” is defined in Section 2.2.1.
“Domesticated SPAC” is defined in the preamble to this Agreement.
“Effective Time” has the meaning assigned to such term in the Business Combination Agreement.
“Effectiveness Period” is defined in Section 3.1.4.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Form S-1” means a Registration Statement on Form S-1.
“Form S-1 Shelf” has the meaning assigned to such term in Section 2.1.1.
“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.
“Form S-3 Shelf” has the meaning assigned to such term in Section 2.1.1.
“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multi-national, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

“Holder” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Holder Indemnified Party” is defined in Section 4.1.
“Indemnified Party” is defined in Section 4.3.
“Indemnifying Party” is defined in Section 4.3.
“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.
“New Registration Statement” is defined in Section 2.1.4.
“Notices” is defined in Section 6.5.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.
“Permitted Transfer” means any of the following type of transfers (irrespective whether a restriction on Transfer then applies) between any of the Sponsor, SPAC Holders and any person to whom shares of Domesticated SPAC Common Stock have been transferred pursuant to a type of transfer as described below and is or has become parties to this Agreement: (i) Transfers of shares of Domesticated SPAC Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin; (ii) Transfers by will or intestate succession upon the death of the undersigned; (iii) Transfers of shares of Domesticated SPAC Common Stock pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (iv) if the Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (a) Transfers to any affiliate, including another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder, or (b) as part of distributions of shares of Domesticated SPAC Common Stock to partners, limited liability company members or shareholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (v) if the Holder is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vi) Transfers to the officers or directors of Domesticated SPAC or the Sponsor or their respective affiliates; (vii) Transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under the foregoing clauses (i) through (vi).
“Piggy-Back Registration” is defined in Section 2.3.1.
“Prior Company Agreement” is defined in the preamble to this Agreement.
“Prior SPAC Agreement” is defined in the recitals to this Agreement.
“Pro Rata” is defined in Section 2.2.4.
“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registrable Securities” means (a) any outstanding shares of Domesticated SPAC Common Stock or any other equity security (including shares of Domesticated SPAC Common Stock issued or issuable upon the exercise of any other equity security) of Domesticated SPAC held by a Holder as of immediately following the Effective Time, (b) any outstanding shares of Domesticated SPAC Common Stock or any other equity security (including shares of Domesticated SPAC Common Stock issued or issuable upon the exercise of any other equity security) of Domesticated SPAC constituting Aggregate Merger Consideration (as defined in the Business Combination Agreement), (c) the Domesticated SPAC Warrants (including any share of

Domesticated SPAC Common Stock issued or issuable upon the exercise of any such Domesticated SPAC Warrants) and (d) any other equity security of Domesticated SPAC or any of its Subsidiaries, or any successor, issued or issuable with respect to any securities referred to in (a)  — (c), above by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged, in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Domesticated SPAC to the transferee; (c) such securities shall have ceased to be outstanding; (d) such securities are eligible for resale without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (f) such Holder ceases to hold at least one percent (1%) of the shares of Domesticated Common Stock that are outstanding at such time.
“Registration Statement” means a registration statement filed by Domesticated SPAC with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).
“Resale Shelf Registration Statement” is defined in Section 2.1.1.
“SEC Guidance” is defined in Section 2.1.4.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time. “SPAC Holders” is defined in the recitals to this Agreement.
“Sponsor” is defined in the preamble to this Agreement.
“Subsequent Shelf” has the meaning assigned to such term in Section 2.1.3.
“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member, and, in each case of the foregoing clauses (i) and (ii), any predecessor or successor of such other Person.
“Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any shares of Domesticated SPAC Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Domesticated SPAC Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii). Notwithstanding the foregoing, a Transfer shall not be deemed to include (x) any transfer for no consideration if the donee, trustee, heir or other transferee has agreed in writing to be bound by the same terms under this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer or (y) a Permitted Transfer.
“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Takedown” means an underwritten or other coordinated public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.
“Underwritten Demand Registration” is defined in Section 2.2.1.
ARTICLE 2
REGISTRATION RIGHTS.
2.1   Resale Shelf Registration Rights.
2.1.1   Registration Statement Covering Resale of Registrable Securities.   Within forty-five (45) calendar days following the Closing Date, Domesticated SPAC shall prepare and file or cause to be prepared and filed with the Commission, as the case may be, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (if Domesticated SPAC is then eligible to use a Form S-3 Shelf) (the (“Form S-3 Shelf”, and, together with the Form S-1 Shelf, whichever may be applicable, a (“Resale Shelf Registration Statement”)), in either case, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale by Holders from time to time of all of the Registrable Securities (determined as of two (2) business days prior to such submission or filing). Domesticated SPAC shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but no later than the earlier of (a) the sixtieth (60th) calendar day following the filing date thereof (or the ninetieth (90th) calendar day if the Commission notifies Domesticated SPAC that it will “review” the Registration Statement), and (b) the tenth (10th) business day after the date Domesticated SPAC is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period or until such time as there are no longer any Registrable Securities. In the event Domesticated SPAC files a Form S-1 Shelf, Domesticated SPAC shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any subsequent Resale Shelf Registration Statement) to a Form S-3 Shelf as soon as reasonably practicable after Domesticated SPAC is eligible to use a Form S-3 Shelf. Domesticated SPAC’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.1.1.
2.1.2   Notification and Distribution of Materials.   Domesticated SPAC shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.
2.1.3   Amendments and Supplements.   Subject to the provisions of Section 2.1.1 above, Domesticated SPAC shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith, as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act, with respect to the disposition of all the Registrable Securities during the Effectiveness Period or until such time as there are no longer any Registrable Securities. If a Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, Domesticated SPAC shall use commercially reasonable efforts to, as promptly as is reasonably practicable: (a) cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including using commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), (b) amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf, or (c) prepare and file an additional Resale Shelf Registration Statement (a “Subsequent Shelf”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf is filed pursuant to this Section 2.1.3, Domesticated SPAC shall use commercially reasonable efforts to (a) cause such Subsequent Shelf to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof, and (b) keep such Subsequent Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf shall be on Form S-3 to the extent that Domesticated SPAC is eligible to use such form, and shall be an automatic shelf registration statement as defined in Rule 405 promulgated under the Securities Act if Domesticated SPAC is a well-known, seasoned issuer as defined in Rule 405 promulgated under the Securities Act, at the most recent applicable eligibility determination date. Domesticated SPAC’s obligation under this Section 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.2.
2.1.4   Change in Registration.   Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs Domesticated SPAC that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, Domesticated SPAC agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available, to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, Domesticated SPAC shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available, written or oral guidance; comments; requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis, based on the total number of Registrable Securities held by the Holders, and subject to a determination by the Commission or pursuant to SEC Guidance that certain Holders must be reduced first, based on the number of Registrable Securities held by such Holders. In the event that Domesticated SPAC amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, Domesticated SPAC will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to Domesticated SPAC or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available, to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.
2.1.5   Notice of Certain Events.   Domesticated SPAC shall promptly notify the Holders in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or prospectus relating thereto). Domesticated SPAC shall promptly notify each Holder, in writing, of the filing of the Resale Shelf Registration Statement or any prospectus, amendment or supplement related thereto, or any post-effective amendment to the Resale Shelf Registration Statement, and of the effectiveness of any post-effective amendment.
2.2   Demand Registration.
2.2.1   Request for Registration.   At any time, and from time to time, after the expiration of any lock-up period to which the Holders may be subject, when an effective Resale Shelf Registration Statement is on file with the Commission: (a) (i) Holders of at least 15% in interest of the then outstanding number of Registrable Securities held collectively by the SPAC Holders (“Demanding SPAC Holders”) or (ii) Holders of at least a majority in interest of the then outstanding number of Registrable Securities held collectively by the Company Holders (“Demanding Company Holders” and, together with the Demanding SPAC Holders, the “Demanding Holders” and each a “Demanding Holder”), as the case may be, may request to sell all or any portion of their Registrable Securities in an Underwritten Takedown and (b) to the extent Domesticated SPAC is not eligible to use a Registration Statement on Form S-3 after twelve months after the date of this Agreement, the Demanding Holders may require Domesticated SPAC to file a Registration on Form S-1 to effect an underwritten offering or other coordinated offering of all or any portion of their Registrable Securities (“Underwritten Demand Registration” and, together with an Underwritten Takedown, a “Demand

Registration”); provided in each case that Domesticated SPAC shall only be obligated to effect an underwritten offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $40 million (the “Minimum Takedown Threshold”). The SPAC Holders, on the one hand, and the Company Holders, on the other hand, may each demand not more than two (2) Demand Registrations pursuant to this Section 2.2.1 in any 12-month period. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. Domesticated SPAC will, within five (5) days of its receipt of the Demand Registration, notify all Holders that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration shall so notify Domesticated SPAC within five (5) days after the receipt by the holder of the notice from Domesticated SPAC and, upon any such request, shall be deemed Demanding Holders and shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. Domesticated SPAC shall not be obligated to effect: (a) any Demand Registration at any time there is an effective Resale Shelf Registration Statement on file with the Commission pursuant to Section 2.1, (b) more than two Underwritten Takedowns in any twelve-month period, (c) more than one (1) Underwritten Demand Registration during any twelve-month period, (d) more than two Underwritten Demand Registrations at the request of Demanding SPAC Holders, or (e) more than two Underwritten Demand Registrations at the request of Demanding Company Holders, provided that if the Registrable Securities sought to be included in the Registration pursuant to this Section 2.2.1 are not fully included in such Registration for any reason other than solely due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute an Underwritten Demand Registration pursuant to this 2.2.1. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Holder or any transferee thereof request an underwritten offering during any lock-up period applicable to such Person.
2.2.2   Effective Registration.   A Registration will not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) Domesticated SPAC has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that Domesticated SPAC shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.
2.2.3   Underwritten Offering.   If the Demanding Holders so elect and such holders so advise Domesticated SPAC as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering with an estimated market value of at least $40 million, and the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting, and the inclusion of such Holder’s Registrable Securities in the underwriting, to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters. Subject to Section 2.3.1 and 2.4(b), the majority-in-interest of the Holders initiating the demand shall have the right to select the Underwriter or Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks ), subject to the approval of Domesticated SPAC’s prior approval (which shall not be unreasonably withheld, conditioned or delayed).
2.2.4   Reduction of Offering.   If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises Domesticated SPAC and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Domesticated SPAC Common Stock or other securities which Domesticated SPAC desires to sell and shares of Domesticated SPAC Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of Domesticated SPAC who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the (“Maximum Number of Shares”)), then Domesticated SPAC shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as (“Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 or 2.3.1 hereof, without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i) and (ii), shares of Domesticated SPAC Common Stock or other securities that Domesticated SPAC desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i)  — (iii), shares of Domesticated SPAC Common Stock or other securities for the account of other persons that Domesticated SPAC is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.
2.2.5   Withdrawal.   Prior to the pricing of an offering pursuant to a Demand Registration, if a majority-in-interest of the Demanding Holders initiating such Demand Registration disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to Domesticated SPAC and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then either the Demanding Holders shall reimburse Domesticated SPAC for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.1) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.1.
2.3   Piggy-Back Registration.
2.3.1   Piggy-Back Rights.   If Domesticated SPAC proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by Domesticated SPAC for its own account or for stockholders of Domesticated SPAC for their account (or by Domesticated SPAC and by stockholders of Domesticated SPAC including, without limitation, pursuant to Section 2.1 or Section 2.2, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Domesticated SPAC’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of Domesticated SPAC, (iv) filed on Form S-4, related to any merger, acquisition or business combination, (v) for a dividend reinvestment plan or (vi) filed in connection with a Block Trade by one or more holders of Registrable Securities in accordance with Section 2.4, then Domesticated SPAC shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). Domesticated SPAC shall, in good faith, cause such Registrable Securities to be included in such Piggy-Back Registration and shall use its reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back

Registration on the same terms and conditions as any similar securities of Domesticated SPAC, and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form, with the Underwriter or Underwriters selected by Domesticated SPAC for such Piggy-Back Registration.
2.3.2   Reduction of Offering.   If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises Domesticated SPAC and the holders of Registrable Securities in writing that the dollar amount or number of shares of Domesticated SPAC Common Stock which Domesticated SPAC desires to sell, taken together with shares of Domesticated SPAC Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then Domesticated SPAC shall include in any such registration:
(a)   If the Registration is undertaken for Domesticated SPAC’s account: (i) first, shares of Domesticated SPAC Common Stock or other securities that Domesticated SPAC desires to sell that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), shares of Domesticated SPAC Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (iii) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), shares of Domesticated SPAC Common Stock or other securities for the account of other persons that Domesticated SPAC is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and
(b)   If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, (a) first, shares of Domesticated SPAC Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (b) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (a), shares of Domesticated SPAC Common Stock or other securities that Domesticated SPAC desires to sell that can be sold without exceeding the Maximum Number of Shares; (c) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (a) and (b), shares of Domesticated SPAC Common Stock or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (d) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (a), (b) and (c), shares of Domesticated SPAC Common Stock or other securities for the account of other persons that Domesticated SPAC is obligated to register, pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.
2.3.3   Withdrawal.   Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to Domesticated SPAC of such request to withdraw, prior to the effectiveness of the Registration Statement. Domesticated SPAC (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, Domesticated SPAC shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration prior to its withdrawal, as provided in Section 3.3.
2.3.4   Unlimited Piggy-Back Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof, and there shall be no limit on the number of Piggy-back Registrations.

2.4   Block Trades.
(a)   Notwithstanding the foregoing, following the expiration of any lock-up period that may be applicable to a Holder, at any time, and from time to time after when an effective Resale Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to consummate a Block Trade, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $40 million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods and piggyback rights otherwise provided herein, such Demanding Holder shall, if it would like the assistance of Domesticated SPAC, give Domesticated SPAC sufficient advance notice in order to prepare the appropriate documentation for such transaction. Such Demanding Holder, if requesting a Registered underwritten Block Trade, (1) shall give Domesticated SPAC written notice of the transaction and the anticipated launch date of the transaction at least seven (7) Business Days prior to the anticipated launch date of the transaction, (2) Domesticated SPAC shall not be required to notify other Holders, and (3) Domesticated SPAC shall only be required to include in the Block Trade only shares held by the Demanding Holders.
(b)   The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable, nationally recognized investment banks).
(c)   Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.
ARTICLE 3
REGISTRATION PROCEDURES.
3.1   Filings; Information.   Whenever Domesticated SPAC is required to effect the registration of any Registrable Securities pursuant to Section 2 or effecting an underwritten Block Trade, Domesticated SPAC shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:
3.1.1   Filing Registration Statement.   Domesticated SPAC shall use its commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement on any form for which Domesticated SPAC then qualifies or which counsel for Domesticated SPAC shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the Effectiveness Period or until such time as there are no longer any Registrable Securities; provided, however, that Domesticated SPAC shall have the right to defer any Demand Registration for a period up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, or suspend use of any Registration Statement, in each case if Domesticated SPAC shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of Domesticated SPAC stating that, in the good faith judgment of the Board, it would be materially detrimental to Domesticated SPAC and its stockholders for such Registration Statement to be effected at such time; provided, however, that Domesticated SPAC shall not defer its obligation in this manner more than three times in any 12-month period, and no more than 120 days in the aggregate in any twelve month period.
3.1.2   Copies.   Domesticated SPAC shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3   Amendments and Supplements.   Domesticated SPAC shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”) or until such time as there are no longer any Registrable Securities.
3.1.4   Notification.   After the filing of a Registration Statement, Domesticated SPAC shall promptly, and in no event more than five (5) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within five (5) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and Domesticated SPAC shall take all commercially reasonable actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, Domesticated SPAC shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.
3.1.5   Securities Laws Compliance.   Domesticated SPAC shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Domesticated SPAC and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Domesticated SPAC shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or subject itself to taxation in any such jurisdiction.
3.1.6   Agreements for Disposition.   Domesticated SPAC shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities to be Registered pursuant to this Agreement. The representations, warranties and covenants of Domesticated SPAC in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Domesticated SPAC.
3.1.7   Comfort Letter.   If requested by the applicable managing Underwriter, Domesticated SPAC shall obtain a “cold comfort” letter from Domesticated SPAC’s independent registered public accountants or auditor in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders.

3.1.8   Opinions.   On the date the Registrable Securities are delivered for sale pursuant to any Registration, Domesticated SPAC shall obtain an opinion, dated such date, of one (1) counsel representing Domesticated SPAC for the purposes of such Registration, addressed to the Holders, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating Holders, provided, that the Holders shall cooperate fully in the preparation and delivery of such opinion.
3.1.9   Cooperation.   Domesticated SPAC shall cause its principal executive officer, principal financial officer, principal accounting officer and all other officers and members of the management to cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in reasonably requested meetings with Underwriters, attorneys, accountants and potential holders; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to Domesticated SPAC, prior to the release or disclosure of any such information.
3.1.10   Records.   Upon execution of confidentiality agreements, Domesticated SPAC and selling holders of Registrable Securities shall make available for inspection by Domesticated SPAC and any other selling holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by Domesticated SPAC or any such holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties, as shall be necessary to enable them to exercise their due diligence responsibility, and cause their officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.
3.1.11   Earnings Statement.   Domesticated SPAC shall comply with all applicable rules and regulations of the Commission and the Securities Act, and shall use commercially reasonable efforts to make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
3.1.12   Listing.   Domesticated SPAC shall use its commercially reasonable efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by Domesticated SPAC are then listed or designated.
3.1.13   Holder Obligations.   3.1.14 Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with information requested pursuant to Section 3.3, Domesticated SPAC may exclude such Holder’s Registrable Securities from the applicable Registration Statement or prospectus if it determines in good faith, based on the advice of counsel, that it is necessary to include such information in the applicable Registration Statement or prospectus and such Holder continues thereafter to withhold such information. In addition, no Person or entity may participate in any underwritten offering or Block Trade, or other offering for equity securities of Domesticated SPAC pursuant to a Registration initiated by Domesticated SPAC hereunder unless such Person or entity (i) agrees to sell such Person’s or entity’s securities on the basis provided in any underwriting arrangements approved by Domesticated SPAC; and (ii) completes and executes all customary questionnaires and other customary documents as may be reasonably required under the terms of such underwriting arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.1.14 shall not affect the registration of the other Registrable Securities to be included in such Registration. In connection with any underwritten offering of equity of Domesticated SPAC (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any shares of Domesticated SPAC Common Stock or other equity securities of Domesticated SPAC (other than those included in such offering pursuant to this Agreement), without the prior written consent of Domesticated SPAC, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or by written consent of the managing Underwriters.

Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders); provided that, such agreement shall not be materially more restrictive than any similar agreement entered into by the directors and executive officers of Domesticated SPAC participating in such underwritten offering; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders.
3.1.15   Obligation to Suspend Distribution.   Upon receipt of any notice from Domesticated SPAC: (a) that the applicable Registration or prospectus contains an untrue statement of a material fact or an omission to state a material fact required to be stated in such Registration or prospectus, or necessary to make the statements in such Registration or prospectus (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, (b) of the occurrence of any event of the kind described in Section 3.1.4, or, (c) of any suspension by Domesticated SPAC, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in Domesticated SPAC’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities, pursuant to the Registration Statement covering such Registrable Securities, until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4 or the restriction on the ability of “insiders” to transact in Domesticated SPAC’s securities is removed, as applicable, and, if so directed by Domesticated SPAC, each such holder will deliver to Domesticated SPAC all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.
3.1.16   Registration Expenses.   Except as set forth in Section 2.2.5, Domesticated SPAC shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.1, any demand takedown pursuant to Section 2.1.5(a)(i), any Piggy-Back Registration pursuant to Section 2.3, and any registration on Form S-4 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” Laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Domesticated SPAC’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.10; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for Domesticated SPAC and fees and expenses for independent certified public accountants retained by Domesticated SPAC; and (viii) the fees and expenses of any special experts retained by Domesticated SPAC in connection with such registration, and (ix) only in an underwritten offering, the fees and expenses of one legal counsel selected by the holders of a majority in interest of the Registrable Securities included in such offering. Domesticated SPAC shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling stockholders and Domesticated SPAC shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.
3.2   Information.   The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by Domesticated SPAC, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with Domesticated SPAC’s obligation to comply with Federal and applicable state securities Laws.
ARTICLE 4
INDEMNIFICATION AND CONTRIBUTION.
4.1   Indemnification by Domesticated SPAC.   Domesticated SPAC agrees to indemnify and hold harmless each Holder, and each of its officers, employees, directors, partners, members, and each person, if any, who controls a Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and Domesticated SPAC shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or Action; provided, however, that Domesticated SPAC will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Domesticated SPAC, in writing, by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.
4.2   Indemnification by Holders of Registrable Securities.   Each selling Holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless Domesticated SPAC, each of its directors and officers, and each other selling Holder and each other person, if any, who controls Domesticated SPAC or another selling Holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or Actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Domesticated SPAC by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse Domesticated SPAC, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or Action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder.
4.3   Conduct of Indemnification Proceedings.   Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any Action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or Action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or Action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or Action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or Action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any Action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.
4.4   Contribution.
4.4.1   If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or Action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or Action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or Action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
4.4.2   The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.
4.4.3   The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or Action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such Action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE 5
RE-SALE RIGHT AND RULE 144 REPORTING
5.1   Re-Sale Right.   Domesticated SPAC shall, at its own cost, upon the request by a Holder, and upon the receipt of any customary documentation required from the applicable Holder in connection therewith, use its commercially reasonable efforts to facilitate the Holder in the sale or disposition of, and to enable the Holder to sell under Rule 144, the maximum number of its Registrable Securities, including, without limitation: (a) the prompt delivery of applicable instruction letters to Domesticated SPAC’s transfer agent to remove legends from the Holder’s share certificates, and (b) causing the prompt delivery of appropriate legal opinions from Domesticated SPAC’s counsel in forms reasonably satisfactory to the Holder’s counsel; (c) if Domesticated SPAC has depositary receipts listed or traded on any exchange or inter-dealer quotation system, (i) the prompt delivery of instruction letters to Domesticated SPAC’s share registrar and depositary agent to convert the Holder’s securities into depositary receipts or similar instruments to be deposited in the Holder’s brokerage account(s), (ii) the prompt payment of all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holder, and (iii) taking any and all other steps necessary to facilitate the conversion into depositary receipts or similar instruments (for the avoidance of doubt, Domesticated SPAC shall not be obligated to pay any American depositary share issuance or transfer fees or expenses and stock transfer taxes in relation to any sale or disposition of the Registrable Securities); provided, however, that Domesticated SPAC shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an underwritten offering.
5.2   Rule 144 Reporting.   Domesticated SPAC agrees to use commercially reasonable efforts to: (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act; (b) file with the SEC in a timely manner all reports and other documents required of Domesticated SPAC under the Securities Act and the Exchange Act; and (c) furnish to the Holder promptly upon request (i) a written statement by Domesticated SPAC as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or its qualification as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of Domesticated SPAC, and (iii) such other reports and documents of Domesticated SPAC as the Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3.
ARTICLE 6
MISCELLANEOUS.
6.1   Other Registration Rights and Arrangements.   Domesticated SPAC represents and warrants that no person, other than a holder of the Registrable Securities has any right (“Registration Rights”) to require Domesticated SPAC to register any of shares of Domesticated SPAC Common Stock for sale or to include shares of Domesticated SPAC Common Stock in any registration filed by Domesticated SPAC for the sale of shares for its own account or for the account of any other person, except for any agreement (“PIPE Registration Rights Agreement”) entered into with any investor to give such investor any Registration Right, who purchased shares of Domesticated SPAC Common Stock at US$10 per share in a private placement or placements consummated prior to or concurrently with the Closing, provided, however, that the terms and conditions of any PIPE Registration Rights Agreement shall not be more favorable than those provided to the Holders hereunder, unless the Company and the Sponsor have otherwise agreed in writing. The Company and the Company Holders hereby terminate the Prior Company Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. Domesticated SPAC and the SPAC Holders hereby, subject to and conditioned upon the Closing, terminate the Prior SPAC Agreement, which shall be of no further force and effect following the Closing and shall, upon the Closing, be superseded and replaced in its entirety by this Agreement.
6.2   Assignment; No Third Party Beneficiaries.   This Agreement and the rights, duties and obligations of Domesticated SPAC hereunder may not be assigned or delegated by Domesticated SPAC in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2. The rights of a holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to Domesticated SPAC a properly completed agreement, to be bound by the terms of this Agreement substantially in form, attached hereto as Exhibit A (an “Addendum Agreement”), the transferor shall have delivered to Domesticated SPAC, no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred, and transferor has agreed to be bound by any lock-up or transfer restrictions applicable to holder and such holder’s Registrable Securities. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.
6.3   Amendments and Modifications.   Upon: (i) the approval of a majority of the total number of directors serving on Domesticated SPAC’s board of directors who are not nominated or designated pursuant to contractual rights of Holders; (ii) the written consent of Domesticated SPAC, and (iii) the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment or modification hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of share capital of Domesticated SPAC, in a manner that is materially and proportionally different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any holder or Domesticated SPAC and any other party hereto or any failure or delay on the part of a Holder or Domesticated SPAC in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any holder or Domesticated SPAC. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
6.4   Term.   This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (a) all of the Registrable Securities have been sold, pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) the holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided, further, that with respect to any Holder, such Holder will have no rights under this Agreement and all obligations of Domesticated SPAC to such Holder under this Agreement shall terminate upon the earliest date (x) such Holder ceases to hold at least $200,000 Registrable Securities and (y) such Holder is permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.
6.5   Notices.   All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):
If to Domesticated SPAC or Domesticated Company:
DiaCarta, Inc.
4385 Hopyard Rd, Suite 100
Pleasanton, CA, 94588
Attention:   Aiguo Zhang
Email:        azhang@diacarta.com
with a copy (which will not constitute actual or constructive notice) to:
Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention:   Mitchell S. Nussbaum, Esq., Janeane R. Ferrari, Esq.
Email:        mnussbaum@loeb.com, jferrari@loeb.com and rmoawad@loeb.com
If to an Holder, to the address set forth under such Holder’s signature to this Agreement or to such Holder’s address as found in Domesticated SPAC’s books and records.
6.6   Governing Law; Jurisdiction.   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 6.5 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.5.
6.7   WAIVER OF TRIAL BY JURY.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
6.8   Entire Agreement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior Company Agreement and the Prior SPAC Agreement.
6.9   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
6.10   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
6.11   Specific Performance.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
DIACARTA, INC.
By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
DIACARTA HOLDINGS, INC.
By:
Name:
Title:
[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
HH&L INVESTMENT CO.
By:
Name:
Title:
[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
HOLDER:

Name:
[Signature Page to Registration Rights Agreement]

SCHEDULE I
SPAC Holders

SCHEDULE II
Company Holders

EXHIBIT A
Addendum Agreement
This Addendum Agreement (“Addendum Agreement”) is executed on [           ], 20[  ], by the undersigned (the “New Holder”) pursuant to the terms of that certain Registration Rights Agreement dated as of [           ], 2022 (the “Agreement”), by and among Domesticated SPAC and the other parties thereto, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:
1.   Acknowledgment.   New Holder acknowledges that New Holder is acquiring certain shares of Domesticated SPAC Common Stock (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a Holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Holder” and a holder of Registrable Securities for all purposes under the Agreement.
2.   Agreement.   New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement, (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto and (c) agrees to be bound by any lock-up or transfer restrictions applicable to the transferor of the Shares and the Shares, to the extent applicable to the New Holder.
3.   Notice.   Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.
NEW HOLDER:	ACCEPTED AND AGREED
Print Name:	DIACARTA, INC.
By:	By:

Annex F
Form of Company Holders Support Agreement

COMPANY HOLDERS SUPPORT AGREEMENT
This Company Holders Support Agreement (this “Agreement”) is dated as of October 14, 2022, by and among HH&L Acquisition Co., a Cayman Islands exempted company limited by shares (“SPAC”), the Persons set forth on Schedule I hereto (each, a “Company Shareholder” and, collectively, the “Company Shareholders”), and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Company Shareholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Company Shares as are indicated opposite each of their names on Schedule I attached hereto (all such Company Shares, together with any Company Shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Shareholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company and Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the SPAC (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated, modified or supplemented from time to time, together with any letter, schedule, attachment, appendix and exhibit attached or referenced thereto, the “Merger Agreement”), dated as of the date hereof;
WHEREAS, prior to the Effective Time and subject to the conditions of the Merger Agreement, SPAC shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) and upon such continuation be registered as a Delaware corporation and deregistered in the Cayman Islands;
WHEREAS, prior to the Effective Time and subject to the conditions of the Merger Agreement, the Company shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and the Cayman Companies Act;
WHEREAS, in accordance with the Merger Agreement, among other transactions, at the Effective Time, Merger Sub will merge with and into the Domesticated Company, with the Domesticated Company surviving the Merger as a wholly owned subsidiary of Domesticated SPAC; and
WHEREAS, as an inducement to SPAC, Merger Sub, and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SHAREHOLDER SUPPORT AGREEMENT; COVENANTS
1.1   Binding Effect of Merger Agreement.   Each Company Shareholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. From the date hereof until the Expiration Time, each Company Shareholder shall be bound by and comply with Sections 6.5 (Exclusivity) and 9.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Company Shareholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.5 of the Merger Agreement (other than Section 6.5(a) or Section 6.5(c) thereof or for purposes of the definition of Acquisition Proposal) also referred to each such Company Shareholder. For the purposes of this Agreement, “Expiration Time” means the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 (Termination) thereof.
1.2   No Transfer.   During the period commencing on the date hereof and ending on the Expiration Time, each Company Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares owned by such Company Shareholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by such Company Shareholder or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”), unless the buyer, assignee or transferee thereof executes a joinder agreement to this Agreement in a form reasonably acceptable to SPAC.
1.3   New Shares.   In the event that (a) any Subject Shares or other Securities are issued to the Company Shareholder after the date of this Agreement pursuant to any distribution of bonus shares, stock dividend, stock split, recapitalization, reclassification, combination or exchange of, on or affecting the Subject Shares owned by such Company Shareholder, (b) the Company Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares or other Securities after the date of this Agreement and prior to the Closing, or (c) the Company Shareholder acquires the right to vote or share in the voting of any Subject Shares or other Securities after the date of this Agreement (such Subject Shares or other Securities, the “New Securities”), then such New Securities acquired or purchased by such Company Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Shareholder as of the date hereof.
1.4   Company Shareholder Agreements.   During the period commencing on the date hereof and ending on the Expiration Time, each Company Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company distributed by the Company Board or otherwise undertaken as contemplated by the Merger Agreement or the transactions contemplated thereby, such Company Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:
(a)   to approve and adopt the Company Transaction Proposals, and the transactions contemplated therein; including without limitation to any other consent, waiver, approval is required under the Company’s Governing Documents or under any agreements between the Company and its shareholders, or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby or the Company Transaction Proposals;
(b)   in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or under any agreements between the Company and its shareholders, or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby or the Company Transaction Proposals or the transactions contemplated therein, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Shareholder’s Subject Shares held at such time in favor thereof;
(c)   against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement or the other Ancillary Agreements and the transactions contemplated thereby);
(d)   against preparation, approval or actions in connection with a public offering of any equity securities of the Company, any of its Subsidiaries, or a newly formed holding company of the Company

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or such Subsidiaries (other than in connection with the Company Transaction Proposals or pursuant to the Merger Agreement or the other Ancillary Agreements and the transactions contemplated thereby);
(e)   against any change in the business, management or Company Board (other than in connection with the Company Transaction Proposals and the transactions contemplated thereby); and
(f)   against any proposal, action or agreement that would (i) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Merger or any of the transactions contemplated by the Merger Agreement, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company or the Company Shareholders under the Merger Agreement or this Agreement, as applicable, (iii) result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled, or (iv) change in any manner the dividend policy or capitalization of the Company, including the voting rights of any share capital of the Company or any other Securities.
During the period commencing on the date hereof and ending on the Expiration Time, each Company Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
1.5   No Challenges.   Each Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.
1.6   Further Assurances.   Each Company Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary under applicable Laws, or reasonably requested by SPAC or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
1.7   No Inconsistent Agreement.   Each Company Shareholder hereby represents and covenants that such Company Shareholder has not entered into, shall not enter into, and shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of such Company Shareholder’s obligations hereunder.
1.8   Consent to Disclosure.   Each Company Shareholder hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC or the Company) of such Company Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. Each Company Shareholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).
ARTICLE II
REPRESENTATIONS AND WARRANTIES
2.1   Representations and Warranties of the Company Shareholder.   Each Company Shareholder represents and warrants as of the date hereof to SPAC and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Shareholder) as follows:
(a)   Organization; Due Authorization.   If such Company Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company

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Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Shareholder. If such Company Shareholder is an individual, such Company Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder, and the signature on this Agreement is genuine. This Agreement has been duly executed and delivered by such Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Shareholder. Each Company Shareholder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement.
(b)   Ownership.   Such Company Shareholder is, as of the date hereof, the record and beneficial owner of, and has good title to, all of such Company Shareholder’s Subject Shares as indicated opposite such Company Shareholder’s name on Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, or (iv) any applicable securities Laws. Such Company Shareholder’s Subject Shares as indicated opposite such Company Shareholder’s name on Schedule I attached hereto are the only Securities in the Company owned of record or beneficially by such Company Shareholder on the date of this Agreement, and none of such Company Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. Each Company Shareholder has the sole power to vote or cause to be voted such Company’s Subject Shares. Other than as set forth opposite such Company Shareholder’s name on Schedule I, such Company Shareholder does not hold or own any rights to acquire (directly or indirectly) any Securities.
(c)   No Conflicts.   The execution and delivery of this Agreement by such Company Shareholder does not, and the performance by such Company Shareholder of his, her or its obligations hereunder will not, (i) if such Company Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Shareholder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Shareholder or such Company Shareholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Shareholder of its, his or her obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by such Company Shareholder of its, his or her obligations under this Agreement.
(d)   Litigation.   There are no Actions or other proceedings at law or in equity initiated or pending against such Company Shareholder, or to the knowledge of such Company Shareholder threatened against such Company Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Shareholder of its, his or her obligations under this Agreement. There is no outstanding Governmental Order imposed upon such Company Shareholder, or, if applicable, any of the Company Shareholder’s Subsidiaries.
(e)   Adequate Information.   Such Company Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger

F-4

Agreement and has independently and without reliance upon SPAC or the Company and based on such information as such Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty to such Company Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Shareholder are irrevocable.
(f)   Brokerage Fees.   Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by such Company Shareholder or, to the knowledge of such Company Shareholder, by the Company or for which the Company or any of its Affiliates may become liable.
(g)   Acknowledgment.   Such Company Shareholder understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Company Shareholder contained herein.
ARTICLE III
MISCELLANEOUS
3.1   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time, and (b) as to each Company Shareholder, the written agreement of SPAC, the Company and such Company Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
3.2   Amendment.   Subject to applicable Law, this Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company, and each Company Shareholder, and cannot be terminated orally or by course of conduct.
3.3   Waiver.   Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
3.4   Notices.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 9.3 of the Merger Agreement to the applicable party, with respect to the Company and SPAC, at the respective addresses set forth in Section 9.3 of the Merger Agreement, and, with respect to a Company Shareholder, at the address set forth on Schedule I.
3.5   Assignment.   No party hereto shall assign this Agreement or any part hereof or delegate any rights or obligations hereunder without the prior written consent of the other parties hereto and any such

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assignment, transfer or delegation without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
3.6   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.
3.7   Governing Law; Jurisdiction.   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All Actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over any such Actions, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such Actions in the manner provided in Section 3.4 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.7.
3.8   Waiver of Jury Trial.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT, EACH OTHER ANCILLARY AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY ACTION ARISING UNDER THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR RELATED TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SUCH PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE

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IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
3.9   Entire Agreement.   This Agreement and any other documents and instruments and agreements among the parties hereto as contemplated or referred to herein, constitute the entire agreement among the parties to this Agreement in respect of the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, exist between such parties except as expressly set forth in this Agreement. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof.
3.10   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
3.11   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.
3.12   Specific Performance.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the non-breaching parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
3.13   Adjustment for Stock Split.   If, and as often as, there are any changes in the Company or the Subject Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Shareholders, SPAC, the Company, or the Subject Shares, as so changed.
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
COMPANY SHAREHOLDER:
AIGUO ZHANG

[Signature Page to Company Holders Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
COMPANY SHAREHOLDER:
PAUL OKUNIEFF

[Signature Page to Company Holders Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
COMPANY SHAREHOLDER:
EFFIE HO

[Signature Page to Company Holders Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
COMPANY SHAREHOLDER:
VERITAS BIOSCIENCE
By:	Name: Title:
[Signature Page to Company Holders Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
COMPANY SHAREHOLDER:
GIRTON WATER LTD.
By:	Name: Title:
[Signature Page to Company Holders Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SPAC:
HH&L ACQUISITION CO.
By:	Name: Title:
[Signature Page to Company Holders Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
COMPANY:
DIACARTA, LTD.
By:	Name: Title:
[Signature Page to Company Holders Support Agreement]

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Schedule I

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Exhibit G
Form of SPAC Holders Support Agreement

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SPAC HOLDERS SUPPORT AGREEMENT
This SPAC Holders Support Agreement (this “Agreement”) is dated as of October 14, 2022, by and among the Persons set forth on Exhibit A hereto (each, a “Shareholder” and, collectively, the “Shareholders”), HH&L Acquisition Co., a Cayman Islands exempted company limited by shares (“SPAC”), and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, each Shareholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of SPAC Shares (all such shares (including shares underlying other securities), or any successor or additional shares of SPAC of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by such Shareholder prior to the termination of this Agreement are referred to herein as the “Subject Shares”) and SPAC Private Placement Warrants (all such warrants, or any successor or additional warrants of SPAC of which ownership is hereafter acquired by any such Shareholder prior to the termination of this Agreement are referred to herein as the “Subject Warrants”) of SPAC as are indicated opposite such Shareholder’s name on Exhibit A attached hereto;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company and Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the SPAC (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated, modified or supplemented from time to time, together with any letter, schedule, attachment, appendix and exhibit attached or referenced thereto, the “Merger Agreement”), dated as of the date hereof;
WHEREAS, prior to the Effective Time and subject to the conditions of the Merger Agreement, SPAC shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) and upon such continuation be registered as a Delaware corporation and deregistered in the Cayman Islands;
WHEREAS, prior to the Effective Time and subject to the conditions of the Merger Agreement, the Company shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and the Cayman Companies Act;
WHEREAS, in accordance with the Merger Agreement, among other transactions, at the Effective Time, Merger Sub will merge with and into the Domesticated Company, with the Domesticated Company surviving the Merger as a wholly owned subsidiary of Domesticated SPAC; and
WHEREAS, as an inducement to SPAC, Merger Sub, and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SHAREHOLDER SUPPORT AGREEMENT; COVENANTS
1.1   Binding Effect of Merger Agreement.   Each Shareholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. From the date hereof until the Expiration Time (as defined below), each Shareholder shall be bound by and comply with Sections 6.6 (No Solicitation by SPAC) and 9.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Shareholder was an original

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signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “SPAC” contained in Section 6.6 of the Merger Agreement also referred to each such Shareholder.
1.2   No Transfer.   During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 (Termination) thereof (the earlier of (a) and (b), the “Expiration Time”), each Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares or Subject Warrants owned by such Shareholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares or Subject Warrants owned by such Shareholder or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”).
1.3   New Shares.   In the event that (a) any Subject Shares, Subject Warrants or other equity securities of SPAC are issued to the Shareholder after the date of this Agreement pursuant to any distribution of bonus shares, stock dividend, stock split, recapitalization, reclassification, combination or exchange of, on or affecting the Subject Shares, Subject Warrants or other equity securities of SPAC owned by such Shareholder, (b) the Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares, Subject Warrants or other equity securities of SPAC after the date of this Agreement and prior to the Closing, or (c) the Shareholder acquires the right to vote or share in the voting of any Subject Shares or other equity securities of SPAC after the date of this Agreement (such Subject Shares, Subject Warrants or other equity securities of SPAC, collectively, the “New Securities”), then such New Securities acquired or purchased by such Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares or Subject Warrants owned by such Shareholder as of the date hereof.
1.4   Shareholder Agreements.
(a)   During the period commencing on the date hereof and ending on the Expiration Time, each Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of SPAC (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of SPAC distributed by the SPAC Board or otherwise undertaken as contemplated by the Merger Agreement or the transactions contemplated thereby, such Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:
(i)   to approve and adopt the SPAC Transaction Proposals, and the transactions contemplated therein; including without limitation to any other consent, waiver, approval is required under SPAC’s Governing Documents or under any agreements between SPAC and its shareholders, or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby or the SPAC Transaction Proposals;
(ii)   in any other circumstances upon which a consent or other approval is required under SPAC’s Governing Documents or under any agreements between SPAC and its shareholders, or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby or the SPAC Transaction Proposals or the transactions contemplated therein, to vote, consent or approve (or cause to be voted, consented or approved) all of such Shareholder’s Subject Shares held at such time in favor thereof;
(iii)   against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the SPAC Transaction Proposals and the transactions contemplated thereby);
(iv)   against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Merger Agreement or the other Ancillary Agreements and the transactions contemplated thereby);

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(v)   against any change in the business, management or the SPAC Board (other than in connection with the SPAC Transaction Proposals and the transactions contemplated thereby);
(vi)   against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Merger or any of the transactions contemplated by the Merger Agreement, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC or the Shareholders under the Merger Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled, or (D) change in any manner the dividend policy or capitalization of SPAC, including the voting rights of any class of capital stock of SPAC; and
(vii)   to approve the Extension Proposal, subject to the terms and conditions in the Merger Agreement.
During the period commencing on the date hereof and ending on the Expiration Time, each Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
(b)   Each Shareholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of February 5, 2021, by and among SPAC, the Sponsor, and certain directors and officers of SPAC (the “Letter Agreement”), including the obligations of the Shareholders pursuant to Section 1 therein to not redeem, or submit a request to SPAC’s transfer agent or otherwise exercise any right to redeem, any SPAC Ordinary Shares (including the Subject Shares) owned by such Shareholders in connection with the transactions contemplated by the Merger Agreement.
(c)   During the period commencing on the date hereof and ending on the Expiration Time, each Shareholder shall not modify or amend any Contract between or among the Shareholder or any Affiliate of such Shareholder (other than SPAC), on the one hand, and SPAC, on the other hand, without the prior written consent of the Company.
1.5   No Challenges.   Each Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.
1.6   Further Assurances.   Each Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary under applicable Laws, or reasonably requested by SPAC or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
1.7   No Inconsistent Agreement.   Each Shareholder hereby represents and covenants that such Shareholder has not entered into, shall not enter into, and shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of such Shareholder’s obligations hereunder.
1.8   Waiver of Adjustment Provisions.   Notwithstanding anything to the contrary in any other document, agreement or contract to which each Shareholder is bound, each Shareholder (for itself and for its successors, heirs, assigns and permitted transferees) hereby (but subject to the consummation of the Merger) irrevocably and unconditionally waives and agrees not to exercise or assert, any rights to adjustment or other anti-dilution protections with respect to the rate at which SPAC Class B Ordinary Shares convert into SPAC Class A Ordinary Shares in connection with the SPAC Class B Conversion and, in furtherance of the foregoing, each Shareholder hereby agrees and acknowledges that each SPAC Class B Ordinary Share shall convert into SPAC Class A Ordinary Shares on a one-for-one basis automatically immediately prior to

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the SPAC Domestication in connection with the SPAC Class B Conversion, such waiver, agreement and acknowledgement constituting sufficient and necessary waiver under the terms of the SPAC Articles to waive any and all adjustments to the Initial Conversion Ratio (as defined in the SPAC Articles) in connection with, and subject to, the consummation of the Merger.
1.9   Consent to Disclosure.   Each Shareholder hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC or the Company) of such Shareholder’s identity and beneficial ownership of Subject Shares and Subject Warrants, and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. Each Shareholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).
1.10   U.S. federal income tax treatment of SPAC Class B Conversion.   For U.S. federal income Tax purposes, the parties intend that the SPAC Class B Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder and this Agreement and the Merger Agreement, together, are intended to be, and are adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).
ARTICLE II
REPRESENTATIONS AND WARRANTIES
2.1   Representations and Warranties of the Shareholders.   Each Shareholder represents and warrants as of the date hereof to SPAC and the Company (solely with respect to itself, himself or herself and not with respect to any other Shareholder) as follows:
(a)   Organization; Due Authorization.   If such Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Shareholder. If such Shareholder is an individual, such Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder, and the signature on this Agreement is genuine. This Agreement has been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Shareholder. Each Shareholder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement. Each Shareholder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.
(b)   Ownership.   Such Shareholder is, as of the date hereof, the record and beneficial owner of, and has good title to, all of such Shareholder’s Subject Shares and Subject Warrants as indicated opposite such Shareholder’s name on Exhibit A attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares or Subject Warrants (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares or Subject Warrants, other than Liens pursuant to (i) this Agreement, (ii) the SPAC’s

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Governing Documents, (iii) the Merger Agreement, (iv) the Letter Agreement, or (v) any applicable securities Laws. Such Shareholder’s Subject Shares and Subject Warrants as indicated opposite such Shareholder’s name on Exhibit A attached hereto are the only equity securities in SPAC owned of record or beneficially by such Shareholder on the date of this Agreement, and none of such Shareholder’s Subject Shares or Subject Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares or Subject Warrants, except as provided hereunder and under the Letter Agreement. Each Shareholder has the sole power to vote or cause to be voted such Shareholder’s Subject Shares. Other than the Subject Warrants, the Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.
(c)   No Conflicts.   The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations hereunder will not, (i) if such Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Shareholder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Shareholder or such Shareholder’s Subject Shares or Subject Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Shareholder of its, his or her obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC or any of SPAC’s Subsidiaries, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by such Shareholder of its, his or her obligations under this Agreement.
(d)   Litigation.   There are no Actions or other proceedings at law or in equity initiated or pending against such Shareholder, or to the knowledge of such Shareholder threatened against such Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of its, his or her obligations under this Agreement. There is no outstanding Governmental Order imposed upon such Shareholder, or, if applicable, any of the Shareholder’s Subsidiaries.
(e)   Adequate Information.   Such Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon SPAC or the Company and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty to such Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares and Subject Warrants held by such Shareholder are irrevocable.
(f)   Brokerage Fees.   Except as described on Section 5.14 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by such Shareholder or, to the knowledge of such Shareholder, by SPAC or Merger Sub or for which SPAC or any of its Affiliates may become liable.
(g)   Acknowledgment.   Such Shareholder understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.
ARTICLE III
MISCELLANEOUS
3.1   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time, and (b) as to each Shareholder, the written agreement

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of SPAC, the Company and such Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
3.2   Amendment.   Subject to applicable Law, this Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company, and each Shareholder, and cannot be terminated orally or by course of conduct.
3.3   Waiver.   Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
3.4   Notices.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 9.3 of the Merger Agreement to the applicable party, with respect to the Company and SPAC, at the respective addresses set forth in Section 9.3 of the Merger Agreement, and, with respect to a Shareholder, at the address set forth on Exhibit A.
3.5   Assignment.   No party hereto shall assign this Agreement or any part hereof or delegate any rights or obligations hereunder without the prior written consent of the other parties hereto and any such assignment, transfer or delegation without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
3.6   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.
3.7   Governing Law; Jurisdiction.   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All Actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over any such Actions, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such Actions in the manner provided in Section 3.4 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any

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judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.7.
3.8   Waiver of Jury Trial.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT, EACH OTHER ANCILLARY AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY ACTION ARISING UNDER THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR RELATED TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SUCH PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
3.9   Entire Agreement.   This Agreement and any other documents and instruments and agreements among the parties hereto as contemplated or referred to herein, constitute the entire agreement among the parties to this Agreement in respect of the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, exist between such parties except as expressly set forth in this Agreement. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof.
3.10   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

F-23

3.11   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.
3.12   Specific Performance.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the non-breaching parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
3.13   Adjustment for Stock Split.   If, and as often as, there are any changes in SPAC or the Subject Shares or Subject Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Shareholders, SPAC, the Company, the Subject Shares or the Subject Warrants, as so changed.
[Remainder of page intentionally left blank]

F-24

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SPONSOR:
HH&L INVESTMENT CO.
By:

Name:
Title:
[Signature Page to SPAC Holders Support Agreement]

F-25

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SHAREHOLDER:
DEREK NELSEN SULGER

[Signature Page to SPAC Holders Support Agreement]

F-26

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SHAREHOLDER:
QINGJUN JIN

[Signature Page to SPAC Holders Support Agreement]

F-27

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SHAREHOLDER:
JINGWU ZHANG ZANG

[Signature Page to SPAC Holders Support Agreement]

F-28

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SHAREHOLDER:
FREDERICK SI HANG MA

[Signature Page to SPAC Holders Support Agreement]

F-29

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SPAC:
HH&L ACQUISITION CO.
By:

Name:
Title:
[Signature Page to SPAC Holders Support Agreement]

F-30

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
COMPANY:
DIACARTA, LTD.
By:

Name:
Title:
[Signature Page to SPAC Holders Support Agreement]

F-31

Exhibit A

F-32

Exhibit H
Form of Sponsor Shares Forfeiture Agreement

F-33

SPONSOR SHARES FORFEITURE AGREEMENT
This Sponsor Shares Forfeiture Agreement (this “Agreement”) is entered into as of October 14, 2022, by and among HH&L Investment Co., a Cayman Islands exempted company limited by shares (the “Sponsor”), HH&L Acquisition Co., a Cayman Islands exempted company limited by shares (“SPAC”), and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (the “Company”), in connection with the Business Combination Agreement, dated as of the date hereof, among SPAC, Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SPAC, and the Company (the “Business Combination Agreement”). SPAC, the Company and the Sponsor are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.
RECITALS
WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement;
WHEREAS, it is contemplated that pursuant to the terms and conditions of this Agreement, the Sponsor shall agree to forfeit a certain number of SPAC Class B Shares (the “Sponsor Shares”) owned by the Sponsor, as set forth on Schedule I attached hereto.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.   Sponsor Reduction Shares.
(a)   It is acknowledged that to facilitate financing of the Transactions (including by way of a financing contemplated by Section 6.18 of the Business Combination Agreement, a backstop financing or anti-redemption agreements), the Sponsor, with the prior written consent of the Company, as applicable, may elect (but shall not be obligated) to transfer, contribute or otherwise forfeit Sponsor Shares in connection with such financing (such transferred, contributed or forfeited Sponsor Shares, the “Financing Contribution Shares”).
(b)   If at the Closing, the SPAC Closing Cash is less than $40,000,000, the Sponsor hereby agrees, upon and subject to the Closing, to forfeit to SPAC all right, title and interest in and to an aggregate number of the Sponsor Shares equal to 1,539,300 SPAC Class B Ordinary Shares (the “Forfeited Shares”), provided that if the Sponsor transfers, contributes or forfeits Financing Contribution Shares and the aggregate number of Forfeited Shares (without reduction) and Financing Contribution Shares exceed 2,052,400 SPAC Class B Ordinary Shares, then the number of Forfeited Shares shall be reduced to an amount equal to (i) 2,052,400 SPAC Class B Ordinary Shares minus (ii) the Financing Contribution Shares actually transferred, contributed or forfeited by the Sponsor. For the avoidance of doubt, if SPAC Closing Cash is equal to or more than $40,000,000, there shall be no Forfeited Shares. References to numbers of shares herein shall be adjusted appropriately to reflect any share splits, stock dividends, consolidations, recapitalizations, exchanges of shares and the like.
For the purposes of this Agreement, “SPAC Closing Cash” means the sum of (i) the amount of cash available in the Trust Account as of immediately prior to the Effective Time (after the payment of the amount required to satisfy the SPAC Shareholder Redemptions, and prior to the payment of the Unpaid Transaction Expenses), (ii) the proceeds of any equity investments (including any private investments in public equity) received by SPAC substantially concurrently with the Closing, (iii) the amount of any backstop financing received by SPAC as of immediately prior to the Closing, and (iv) as of immediately prior to the Closing, the amount of cash and cash equivalents held by SPAC without restriction outside of the Trust Account.
(c)   Upon such forfeiture, the Sponsor shall surrender the Forfeited Shares to SPAC for cancellation in exchange for no consideration, and SPAC shall immediately retire and cancel all of the Forfeited Shares and shall direct SPAC’s transfer agent to take any and all such actions incident thereto.

F-34

Notwithstanding anything to the contrary herein, all other Sponsor Shares and SPAC Warrants shall not be subject to any of the restrictions set forth in this Section 1.
2.   Representations and Warranties of the Sponsor.
The Sponsor hereby represents and warrants and acknowledges and agrees as follows:
(a)   The Sponsor has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement.
(b)   This Agreement has been duly authorized, validly executed and delivered by the Sponsor. This Agreement is enforceable against the Sponsor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
3.   Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.
4.   Termination.
This Agreement shall automatically terminate upon the earlier of (i) the termination of the Business Combination Agreement pursuant to the terms thereto or (ii) the Closing.
5.   Entire Agreement.
This Agreement and the Business Combination Agreement (upon effectiveness thereof) constitute the entire agreement of the Parties hereto with respect to the matters contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto to the extent they relate in any way to the subject matters hereof or the transactions contemplated hereby.
6.   Governing Law.
The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Agreement in any other courts. Nothing in this Section 6, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

F-35

7.   Specific Performance.
The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The Parties acknowledge and agree that the non-breaching Parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
8.   Modification.
This Agreement may not be amended or supplemented at any time unless by a writing executed by the Parties hereto. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
9.   Headings; Counterparts.
The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.
[The balance of this page is intentionally left blank.]

F-36

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.
HH&L INVESTMENT CO.
By:

Name:
Title:
[Signature Page to Sponsor Shares Forfeiture Agreement]

F-37

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.
HH&L ACQUISITION CO.
By:

Name:
Title:
[Signature Page to Sponsor Shares Forfeiture Agreement]

F-38

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.
DIACARTA, LTD.
By:

Name:
Title:
[Signature Page to Sponsor Shares Forfeiture Agreement]

F-39

Schedule I — Sponsor Shares

F-40

Schedule I

F-41

Schedule II

F-42

Annex G
THE COMPANIES ACT (2021 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
HH&L ACQUISITION CO.
(ADOPTED BY SPECIAL RESOLUTION DATED 4 FEBRUARY 2021 AND EFFECTIVE ON 4 FEBRUARY 2021)

THE COMPANIES ACT (2021 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
HH&L ACQUISITION CO.
(ADOPTED BY SPECIAL RESOLUTION DATED 4 FEBRUARY 2021 AND EFFECTIVE ON 4 FEBRUARY 2021)
1
The name of the Company is HH&L Acquisition Co.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Second Amended and Restated Memorandum of Association bear the respective meanings given to them in the Second Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (2021 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
HH&L ACQUISITION CO.
(ADOPTED BY SPECIAL RESOLUTION DATED 4 FEBRUARY 2021 AND EFFECTIVE ON 4 FEBRUARY 2021)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these second amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business

Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.
“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the second amended and restated memorandum of association of the Company.
“Minimum Member”	means a Member meeting the minimum requirements set forth for eligible members to submit proposals under Rule 14a-8 of the Exchange Act or any applicable rules thereunder as may be amended or promulgated thereunder from time to time.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.
“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 31.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means HH&L Investment Co., a Cayman Islands exempted company, and its successors or assigns.
“Statute”	means the Companies Act (2021 Revision) of the Cayman Islands.
“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.
“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)
sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares and other Securities

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)
Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.
14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17
Class B Ordinary Share Conversion

17.1
The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the day of the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO (including any Class A Shares issued pursuant to the Over-Allotment Option and excluding any Class A Shares underlying the private placement warrants issued to the Sponsor) plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company; minus the number of Public Shares redeemed in connection with a Business Combination, provided that such conversion of Class A Shares shall never be less than the Initial Conversion Ratio.
17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8
Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18
Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 31.4, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22
Advance Notice for Business

22.1
At each annual general meeting, the Members shall appoint the Directors then subject to appointment in accordance with the procedures set forth in the Articles and subject to the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. At any such annual general meeting any other business properly brought before the annual general meeting may be transacted.

22.2
To be properly brought before an annual general meeting, business (other than nominations of Directors, which must be made in compliance with, and shall be exclusively governed by, Article 29) must be:

(a)
specified in the notice of the annual general meeting (or any supplement thereto) given to Members by or at the direction of the Directors in accordance with the Articles;

(b)
otherwise properly brought before the annual general meeting by or at the direction of the Directors; or

(c)
otherwise properly brought before the annual general meeting by a Member who:

(i)
is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)
is entitled to vote at such annual general meeting; and

(iii)
complies with the notice procedures set forth in this Article.

22.3
For any such business to be properly brought before any annual general meeting pursuant to Article 22.2(c), the Member must have given timely notice thereof in writing, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein.

22.4
Any such notice of other business shall set forth as to each matter the Member proposes to bring before the annual general meeting:

(a)
a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and the text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Articles, the text of the proposed amendment), which shall not exceed 1,000 words;

(b)
as to the Member giving notice and any beneficial owner on whose behalf the proposal is made:

(i)
the name and address of such Member (as it appears in the Register of Members) and such beneficial owner on whose behalf the proposal is made;

(ii)
the class and number of Shares which are, directly or indirectly, owned beneficially or of record by any such Member and by such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)
a description of any agreement, arrangement or understanding (including, without limitation, any swap or other derivative or short positions, profit interests, options, hedging transactions, and securities lending or borrowing arrangement) to which such Member or any such beneficial owner or their respective Affiliates is, directly or indirectly, a party as at the date of such notice: (x) with respect to any Shares; or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase or decrease the voting power of such Member or beneficial owner or any of their Affiliates with respect to Shares or which may have payments based in whole or in part, directly or indirectly, on the value (or change in value) of any Shares (any agreement, arrangement or understanding of a type described in this Article 22.4(b)(iii), a “Covered Arrangement”); and

(iv)
a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the annual general meeting to propose such business;

(c)
a description of any direct or indirect material interest by security holdings or otherwise of the Member and of any beneficial owner on whose behalf the proposal is made, or their respective Affiliates, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise) and all agreements, arrangements and understandings between such Member or any such beneficial owner or their respective Affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business by such Member;

(d)
a representation whether the Member or the beneficial owner intends or is part of a Group which intends:

(i)
to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to approve or adopt the proposal; and/or

(ii)
otherwise to solicit proxies from Members in support of such proposal;

(e)
an undertaking by the Member and any beneficial owner on whose behalf the proposal is made to:

(i)
notify the Company in writing of the information set forth in Articles 22.4(b)(ii), (b)(iii) and (c) above as at the record date for the annual general meeting promptly (and, in any event, within five business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement; and

(ii)
update such information thereafter within two business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date; and

(f)
any other information relating to such Member, any such beneficial owner and their respective Affiliates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such proposal pursuant to section 14 of the Exchange Act, to the same extent as if the Shares were registered under the Exchange Act.

22.5
Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Article, other than nominations for Directors which must be made in compliance with, and shall be exclusively governed by Article 29, shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with

Rule 14a-8 of the Exchange Act and such Member’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the annual general meeting; provided, that such Member shall have provided the information required by Article 22.4; provided, further, that the information required by Article 22.4(b) may be satisfied by providing the information to the Company required pursuant to Rule 14a-8(b) of the Exchange Act.
22.6
Notwithstanding anything in the Articles to the contrary:

(a)
no other business brought by a Member (other than the nominations of Directors, which must be made in compliance with, and shall be exclusively governed by Article 29) shall be conducted at any annual general meeting except in accordance with the procedures set forth in this Article; and

(b)
unless otherwise required by Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to bring business before an annual general meeting in accordance with this Article does not: (x) timely provide the notifications contemplated by Article 22.4(e) above; or (y) timely appear in person or by proxy at the annual general meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company or any other person or entity.

22.7
Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of any annual general meeting shall have the power and duty to determine whether any business proposed to be brought before an annual general meeting was proposed in accordance with the foregoing procedures (including whether the Member solicited or did not so solicit, as the case may be, proxies in support of such Member’s proposal in compliance with such Member’s representation as required by Article 22.4(d)) and if any business is not proposed in compliance with this Article, to declare that such defective proposal shall be disregarded. The requirements of this Article shall apply to any business to be brought before an annual general meeting by a Member other than nominations of Directors (which must be made in compliance with, and shall be exclusively governed by Article 29) and other than matters properly brought under Rule 14a-8 of the Exchange Act. For purposes of the Articles, “public announcement” shall mean:

(a)
prior to the IPO, notice of the annual general meeting given to Members by or at the direction of the Directors in accordance with the procedures set forth in the Articles; and

(b)
on and after the IPO, disclosure in a press release of the Company reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed or furnished by the Company with or to the Securities and Exchange Commission pursuant to section 13, 14 or 15(b) of the Exchange Act.

22.8
Nothing in this Article shall be deemed to affect any rights of:

(a)
Members to request inclusion of proposals in the Company’s proxy statement pursuant to applicable rules and regulations under the Exchange Act; or

(b)
the holders of any class of Preference Shares, or any other class of Shares authorised to be issued by the Company, to make proposals pursuant to any applicable provisions thereof.

22.9
Notwithstanding the foregoing provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article, if applicable.

23
Proceedings at General Meetings

23.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

23.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

23.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

23.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

23.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

23.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

23.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

23.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

23.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

23.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

23.11
A resolution put to the vote of the meeting shall be decided on a poll.

23.12
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

23.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

23.14
In the case of an equality of votes the chairman shall not be entitled to a second or casting vote.

24
Votes of Members

24.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 31.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

24.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

24.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

24.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

24.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

24.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

24.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

25
Proxies

25.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

25.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

25.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

25.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

25.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

26
Corporate Members

26.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

26.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

27
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
28
Directors

28.1
There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

28.2
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

29
Nominations of Directors

29.1
Subject to Article 31.1, nominations of persons for appointment as Directors may be made at an annual general meeting only by:

(a)
the Directors; or

(b)
by any Member who:

(i)
is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)
is entitled to vote for the appointments at such annual general meeting; and

(iii)
complies with the notice procedures set forth in this Article (notwithstanding anything to the contrary set forth in the Articles, this Article 29.1(b) shall be the exclusive means for a Member to make nominations of persons for appointment of Directors at an annual general meeting).

29.2
Any Member entitled to vote for the elections may nominate a person or persons for appointment as Directors only if written notice of such Member’s intent to make such nomination is given in accordance with the procedures set forth in this Article, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein. Members may nominate a person or persons (as the case may be) for appointment as Directors only as provided in this Article and only for such class(es) as are specified in the notice of annual general meeting as being up for appointment at such annual general meeting.

29.3
Each such notice of a Member’s intent to make a nomination of a Director shall set forth:

(a)
as to the Member giving notice and any beneficial owner on whose behalf the nomination is made:

(i)
the name and address of such Member (as it appears in the Register of Members) and any such beneficial owner on whose behalf the nomination is made;

(ii)
the class and number of Shares which are, directly or indirectly, owned beneficially and of record by such Member and any such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)
a description of any Covered Arrangement to which such Member or beneficial owner, or their respective Affiliates, directly or indirectly, is a party as at the date of such notice;

(iv)
any other information relating to such Member and any such beneficial owner that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies for the appointment of Directors in a contested election pursuant to section 14 of the Exchange Act; and

(v)
a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in such Member’s notice;

(b)
a description of all arrangements or understandings between the Member or any beneficial owner, or their respective Affiliates, and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member;

(c)
a representation whether the Member or the beneficial owner is or intends to be part of a Group which intends:

(i)
to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to appoint the Director or Directors nominated; and/or

(ii)
otherwise to solicit proxies from Members in support of such nomination or nominations;

(d)
as to each person whom the Member proposes to nominate for appointment or re-appointment as a Director:

(i)
all information relating to such person as would have been required to be included in a proxy statement filed in connection with a solicitation of proxies for the appointment of Directors in a contested election pursuant to section 14 of the Exchange Act;

(ii)
a description of any Covered Arrangement to which such nominee or any of his Affiliates is a party as at the date of such notice

(iii)
the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a Director if so appointed; and

(iv)
whether, if appointed, the nominee intends to tender any advance resignation notice(s) requested by the Directors in connection with subsequent elections, such advance resignation to be contingent upon the nominee’s failure to receive a majority vote and acceptance of such resignation by the Directors; and

(e)
an undertaking by the Member of record and each beneficial owner, if any, to (i) notify the Company in writing of the information set forth in Articles 29.3(a)(ii), (a)(iii), (b) and (d) above as at the record date for the annual general meeting promptly (and, in any event, within five business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement and (ii) update such information thereafter within two business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date.

29.4
No person shall be eligible for appointment as a Director unless nominated in accordance with the procedures set forth in the Articles. Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of any annual general meeting to appointment Directors or the Directors may, if the facts warrant, determine that a nomination was not made in compliance with the foregoing procedure or if the Member solicits proxies in support of such Member’s nominee(s) without such Member having made the representation required by Article 29.3(c); and if the chairman, co-chairman or the Directors should so determine, it shall be so declared to the annual general meeting, and the defective nomination shall be disregarded. Notwithstanding anything in the Articles to the contrary, unless otherwise required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, if a Member intending to make a nomination at an annual general meeting in accordance with this Article does not:

(a)
timely provide the notifications contemplated by of Article 29.3(e); or

(b)
timely appear in person or by proxy at the annual general meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company or any other person or entity.

29.5
Notwithstanding the foregoing provisions of this Article, any Member intending to make a nomination at an annual general meeting in accordance with this Article, and each related beneficial owner, if any, shall also comply with all requirements of the Exchange Act and the rules and regulations thereunder applicable to the same extent as if the Shares were registered under the Exchange Act with respect to the matters set forth in the Articles; provided, however, that any references in the Articles to the Exchange Act are not intended to and shall not limit the requirements applicable to nominations made or intended to be made in accordance with Article 29.1(b).

29.6
Nothing in this Article shall be deemed to affect any rights of the holders of any class of Preference Shares, or any other class of Shares authorised to be issued by the Company, to appoint Directors pursuant to the terms thereof.

29.7
To be eligible to be a nominee for appointment or re-appointment as a Director pursuant to Article 29.1(b), a person must deliver (not later than the deadline prescribed for delivery of notice) to the Company a written questionnaire prepared by the Company with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Company upon written request) and a written representation and agreement (in the form provided by the Company upon written request) that such person:

(a)
is not and will not become a party to:

(i)
any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if appointed as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company; or

(ii)
any Voting Commitment that could limit or interfere with such person’s ability to comply, if appointed as a Director, with such person’s duties under Applicable Law;

(b)
is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein;

(c)
in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if appointed as a Director, and will comply with, Applicable Law and corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company that are applicable to Directors generally; and

(d)
if appointed as a Director, will act in the best interests of the Company and not in the interest of any individual constituency. The Nominating and Corporate Governance Committee shall review all such information submitted by the Member with respect to the proposed nominee and determine whether such nominee is eligible to act as a Director. The Company and the Nominating and Corporate Governance Committee may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such nominee.

29.8
At the request of the Directors, any person nominated for appointment as a Director shall furnish to the Company the information that is required to be set forth in a Members’ notice of nomination pursuant to this Article.

29.9
Any Member proposing to nominate a person or persons for appointment as Director shall be responsible for, and bear the costs associated with, soliciting votes from any other voting Member and distributing materials to such Members prior to the annual general meeting in accordance with the Articles and applicable rules of the Securities and Exchange Commission. A Member shall include any person or persons such Member intends to nominate for appointment as Director in its own proxy statement and proxy card.
30
Powers of Directors

30.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

30.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

30.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

30.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

31
Appointment and Removal of Directors

31.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

31.2
After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

31.3
Prior to the closing of a Business Combination, Article 31.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

32
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

33
Proceedings of Directors

33.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

33.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a second or casting vote.

33.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

33.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

33.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

33.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

33.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

33.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

33.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

34
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
35
Directors’ Interests

35.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

35.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

35.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

35.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

35.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

36
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
37
Delegation of Directors’ Powers

37.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
37.3
The Directors may adopt formal written charters for committees . Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

37.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

37.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

37.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

38
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
39
Remuneration of Directors

39.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

39.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

40
Seal

40.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

40.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

41
Dividends, Distributions and Reserve

41.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

41.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

41.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

41.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

41.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.
41.8
No Dividend or other distribution shall bear interest against the Company.

41.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
43
Books of Account

43.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

43.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

43.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

44
Audit

44.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

44.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

44.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

44.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

44.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

44.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

44.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

45
Notices

45.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

45.2
Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)
placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

45.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

45.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

46
Winding Up

46.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

47
Indemnity and Insurance

47.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.
47.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

47.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

48
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
49
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
50
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
51
Business Combination

51.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

51.2
Prior to the consummation of a Business Combination, the Company shall either:

(a)
submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.
51.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

51.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

51.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 20 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

51.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

51.7
In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)
cease all operations except for the purpose of winding up;

(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)
as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

51.8
In the event that any amendment is made to the Articles:

(a)
to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or

(b)
with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.
51.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

51.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)
receive funds from the Trust Account; or

(b)
vote as a class with Public Shares on a Business Combination.

51.11
Any transaction or transactions between the Company and any of the following parties:

(a)
any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and any Director or Officer and any Affiliate of such Director or Officer, may only be approved by a majority of the uninterested Independent Directors.

51.12
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

51.13
As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

51.14
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.
52
Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.
53
Business Opportunities

53.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

53.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

53.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex H
Form of Domesticated SPAC Certificate of Incorporation

CERTIFICATE OF INCORPORATION
OF
DIACARTA, INC.
ARTICLE I
The name of the corporation is DiaCarta, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is [           ]. The name of its registered agent at such address is [           ].
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is [           ]. The total number of shares of Common Stock that the Corporation is authorized to issue is [           ], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [           ], having a par value of $0.0001 per share.
ARTICLE V
The powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.
COMMON STOCK.

1.   General.   The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.   Voting.   Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter properly submitted to a vote of stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.   Dividends.   Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends and other distributions on the Common Stock when, as and if declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, in accordance with applicable law. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis. The Corporation shall not declare or pay any dividend or make any distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock.
4.   Liquidation.   Subject to the rights and preferences of any holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock on an equal priority, pro rata in accordance with the number of shares of Common Stock held by each such holder.
B.
PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation filed with respect to any series of Preferred Stock.
ARTICLE VI
The name and mailing address of the Sole Incorporator is as follows:
Name: [ ]	Address: [ ]

ARTICLE VII
For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.   Subject to the special rights of the holders of any one or more series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.
B.   Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.
C.   Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
D.   Subject to the special rights of the holders of any one or more series of Preferred Stock that may be designated from time to time, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of any one or more series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed and until such director’s successor is elected and qualified or until his or her earlier death, resignation, disqualification, or removal.
E.   Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VII, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F.   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws, any adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.
G.   No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VIII
A.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent or electronic transmission in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.   Subject to the special rights of the holders of any one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
C.   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.
ARTICLE IX
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty or otherwise as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article IX, shall not adversely affect any right or protection or increase the liability of any director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE X
A.   The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article X(B)-(D) below shall apply, for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).
B.   The Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1)   prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(2)   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)   at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
C.   The restrictions contained in the foregoing Article X(B) shall not apply if:
(1)   a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or
(2)   the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article X(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article X(C)(2).

D.   For purposes of this Article X, references to:
(1)   “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2)   “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3)   “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
a.   any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article X is not applicable to the surviving entity;
b.   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
c.   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
d.   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
e.   any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(5)   “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(6)   “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
a.   beneficially owns such stock, directly or indirectly;
b.   has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
c.   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(7)   “person” means any individual, corporation, partnership, unincorporated association or other entity.
(8)   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9)   “Stockholder Party” means [] and their respective successors; provided, however, that the term “Stockholder Party” shall not include the Corporation or any of the Corporation’s direct or indirect subsidiaries.
(10)   ”Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(11)   ”Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(12)   ”voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.
ARTICLE XI
The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article XI. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XI to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article XI shall only be prospective and shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the

Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE XII
A.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, if and only if the Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding against the Corporation or any current or former director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as each may be amended from time to time), (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder), (v) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (vi) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee governed by the internal affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XII(A) shall not apply to claims or causes of actions brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
B.   Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
C.   Any person or entity holding, owning, purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.
ARTICLE XIII
A.   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article XIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.   Notwithstanding anything contained in this Certificate of Incorporation to the contrary or any provision of law which might otherwise permit a lesser vote or no vote, in addition to any vote required by applicable law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, subject to the rights of the holders of any series of Preferred Stock, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class: Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and this Article XIII.
C.   If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this [   ] day of [           ], [           ].
[Name] Sole Incorporator

Annex I
Form of Bylaws of SPAC upon SPAC Domestication

Bylaws
of
DiaCarta, Inc.
(a Delaware corporation)

I-i

I-ii

I-iii

Bylaws
of
DiaCarta, Inc.
Article I — Corporate Offices
1.1   Registered Office.
The address of the registered office of DiaCarta, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).
1.2   Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
Article II — Meetings of Stockholders
2.1   Place of Meetings.
Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held wholly or partially by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2   Annual Meeting.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
2.3   Special Meeting.
Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.
2.4   Notice of Business to be Brought before a Meeting.
(i)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.
(ii)   Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.
(iii)   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);
(b)   As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of capital stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the

Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and
(c)   As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of capital stock of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(iv)   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(v)   Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(vi)   This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(vii)   For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.
2.5   Notice of Nominations for Election to the Board of Directors.
(i)   Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.
(ii)   Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.
(a)   Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(b)   In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.
(c)   In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(iii)   To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));
(b)   As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and
(c)   As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as

“Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).
For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(iv)   A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(v)   In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
2.6   Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.
(i)   To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
(ii)   The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.
(iii)   A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(iv)   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(v)   Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.
2.7   Notice of Stockholders’ Meetings.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting, either personally, or by facsimile or other electronic means, by or at the direction of the Chief Executive Officer, the Secretary, or the persons calling the meeting, to each stockholder entitled to vote at such meeting. Such notice shall be deemed to be given at the time of receipt thereof if given personally or at the time of transmission thereof if given by facsimile or other electronic means. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8   Quorum.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.9   Adjourned Meeting; Notice.
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.10   Conduct of Business.
The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11   Voting.
Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock having voting power held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
2.12   Record Date for Stockholder Meetings and Other Purposes.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
2.13   Proxies.
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14   List of Stockholders Entitled to Vote.
The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held wholly or partially by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
2.15   Inspectors of Election.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i)   determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii)   count all votes or ballots;
(iii)   count and tabulate all votes;
(iv)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v)   certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
2.16   Delivery to the Corporation.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
Article III — Directors
3.1   Powers.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business affairs of the Corporation shall be managed by or under the direction of the Board. The Board may adopt such rules and regulations, not inconsistent with the Certificate of Incorporation or these by-laws or applicable laws, as it may deem proper for the conduct of its meetings and the management of the Corporation.
3.2   Number of Directors.
Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3   Election, Qualification and Term of Office of Directors.
Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.
3.4   Resignation and Vacancies.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
3.5   Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6   Regular Meetings.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7   Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i)   delivered personally by hand, by courier or by telephone;
(ii)   sent by United States first-class mail, postage prepaid;
(iii)   sent by facsimile or electronic mail; or
(iv)   sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8   Quorum.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9   Board Action without a Meeting.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, entitled to vote with respect to the subject matter thereof consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
3.10   Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV — Committees
4.1   Committees of Directors.
The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws and except as otherwise prescribed by law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal the Certificate of Incorporation or any bylaw of the Corporation; adopt an agreement of merger or consolidation; recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets; recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or authorize the declaration of a dividend.
4.2   Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i)   Section 3.5 (place of meetings; meetings by telephone);
(ii)   Section 3.6 (regular meetings);
(iii)   Section 3.7 (special meetings; notice);
(iv)   Section 3.9 (board action without a meeting); and
(v)   Section 7.13 (waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i)   the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii)   special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii)   the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
4.3   Subcommittees.
Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V —  Officers
5.1   Officers.
The officers of the Corporation shall include a Chief Executive Officer and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a President, a Chief Financial Officer, one or more Vice Presidents, one or more Assistant Vice Presidents, a Treasurer, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2   Appointment of Officers.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.
5.3   Subordinate Officers.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
5.4   Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5   Vacancies in Offices.
Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.
5.6   Representation of Shares of Other Corporations.
The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7   Authority and Duties of Officers.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
5.8   Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI — Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the Corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
Article VII — General Matters
7.1   Execution of Corporate Contracts and Instruments.
The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
7.2   Stock Certificates.
The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
7.3   Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, designations, preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions thereof shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions thereof.
7.4   Lost Certificates.
Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the

Corporation a bond, or may prescribe such other terms and conditions, sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.5   Shares Without Certificates
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
7.6   Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.7   Dividends.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.8   Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.9   Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10   Transfer of Stock.
Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.11   Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.
7.12   Registered Stockholders.
The Corporation:
(i)   shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)   shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
7.13   Waiver of Notice.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
Article VIII — Notice
8.1   Delivery of Notice; Notice by Electronic Transmission.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)   if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)   if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii)   if by any other form of electronic transmission, when directed to the stockholder.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX — Indemnification
9.1   Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
9.2   Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
9.3   Authorization of Indemnification.
Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors, officers, employees and agents, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4   Good Faith Defined.
For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.
9.5   Indemnification by a Court.
Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director, officer, employee or agent may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director, officer, employee or agent seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director, officer, employee or agent seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
9.6   Expenses Payable in Advance.
Expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the Corporation or by persons serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
9.7   Nonexclusivity of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
9.8   Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.
9.9   Certain Definitions.
For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “other enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.
9.10   Survival of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
9.11   Primacy of Indemnification.
Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.11 shall only apply to Covered Persons in their capacity as Covered Persons.
9.12   Repeal or Modification.
Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of the Covered Persons existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Article X — Amendments
The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation at any regular or special meeting of stockholders at which a quorum is present or represented; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class, provided notice of the proposed adoption, amendment or repeal be contained in the notice of such meeting.
Article XI — Definitions
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
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Exhibit E
Form of New Equity Incentive Plan

DIACARTA, INC.
2022 EQUITY INCENTIVE PLAN
ARTICLE I
PURPOSE
The purpose of this DiaCarta, Inc. 2022 Equity Incentive Plan (the “Plan”) is to benefit DiaCarta, Inc., a Delaware corporation (the “Company”), and its stockholders, by assisting the Company and its subsidiaries to attract, retain and provide incentives to key management employees, directors, and consultants of the Company and its Affiliates, and to align the interests of such service providers with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Non-qualified Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Performance Stock Awards, Performance Unit Awards, Unrestricted Stock Awards, Distribution Equivalent Rights or any combination of the foregoing.
ARTICLE II
DEFINITIONS
The following definitions shall be applicable throughout the Plan unless the context otherwise requires:
2.1   “Affiliate” shall mean (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
2.2   “Award” shall mean, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Performance Unit Award, Stock Appreciation Right, Distribution Equivalent Right or Unrestricted Stock Award.
2.3   “Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award, as amended.
2.4   “Board” shall mean the Board of Directors of the Company.
2.5   “Base Value” shall have the meaning given to such term in Section 14.2.
2.6   “Cause” shall mean (i) if the Holder is a party to an employment or service agreement with the Company or an Affiliate which agreement defines “Cause” (or a similar term), “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.
2.7   “Change of Control” shall mean, except as otherwise provided in an Award Agreement, (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term), “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):
(a)   Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;
(b)   The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;
(c)   The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;
(d)   The approval by the holders of Shares of a plan of complete liquidation of the Company, other than a merger of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock or ordinary shares, as applicable, of the surviving corporation immediately after such liquidation as immediately before; or
(e)   Within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (a), (b), (c), or (d) of this definition).
Notwithstanding the foregoing, solely for the purpose of determining the timing of any payments pursuant to any Award constituting a “deferral of compensation” subject to Code Section 409A, a Change of Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.
2.8   “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
2.9   “Committee” shall mean a committee comprised of two (2) or more members of the Board who are selected by the Board as provided in Section 4.1.
2.10   “Company” shall have the meaning given to such term in the introductory paragraph, including any successor thereto.
2.11   “Consultant” shall mean any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
2.12   “Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.
2.13   “Distribution Equivalent Right” shall mean an Award granted under Article XIII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the period the Holder held the Distribution Equivalent Right.
2.14   “Distribution Equivalent Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.
2.15   “Effective Date” shall mean [           ], 2022.
2.16   “Employee” shall mean any employee, including any officer, of the Company or an Affiliate.
2.17   “Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended.
2.18   “Fair Market Value” shall mean, as of any date, the value of a share of Stock determined as follows:
(a)   If the Stock is listed on any established stock exchange or a national market system, the per share closing sales price for shares of Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(b)   If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Stock will be the mean between the high bid and low asked per share prices for the Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(c)   In the absence of an established market for the Stock, the Fair Market Value will be determined in good faith by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose).
Notwithstanding the foregoing, (i) the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.
2.19   “Family Member” of an individual shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.
2.20   “Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, who has acquired such Award in accordance with the terms of the Plan, as applicable.
2.21   “Incentive Stock Option” shall mean an Option which is designated by the Committee as an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.
2.22   “Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

2.23   “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.
2.24   “Non-qualified Stock Option” shall mean an Option which is not designated by the Committee as an Incentive Stock Option.
2.25   “Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Shares and shall include both Incentive Stock Options and Non-qualified Stock Options.
2.26   “Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.
2.27   “Performance Criteria” shall mean the criteria selected by the Committee for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.
2.28   “Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria, which may be related to the performance of the Holder, the Company or an Affiliate.
2.29   “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of the Performance Goals shall be measured for purposes of determining a Holder’s right to, and the payment of, a Performance Stock Award or a Performance Unit Award.
2.30   “Performance Stock Award” or “Performance Stock” shall mean an Award granted under Article XII of the Plan under which, upon the satisfaction of predetermined Performance Goals, Shares are paid to the Holder.
2.31   “Performance Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Stock Award.
2.32   “Performance Unit Award” or “Performance Unit” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined Performance Goals, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.
2.33   “Performance Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.
2.34   “Plan” shall mean this DiaCarta, Inc. 2022 Equity Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.
2.35   “Restricted Stock Award” and “Restricted Stock” shall mean an Award granted under Article VIII of the Plan of Shares, the transferability of which by the Holder is subject to Restrictions.
2.36   “Restricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.
2.37   “Restricted Stock Unit Award” and “RSUs” shall refer to an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a payment in cash or Shares shall be made to the Holder, based on the number of Units awarded to the Holder.
2.38   “Restricted Stock Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.
2.39   “Restriction Period” shall mean the period of time for which Shares subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Agreement.
2.40   “Restrictions” shall mean the forfeiture, transfer and/or other restrictions applicable to Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Agreement.

2.41   “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.
2.42   “Shares” or “Stock” shall mean the common stock of the Company, par value $0.0001 per share.
2.43   “Stock Appreciation Right” or “SAR” shall mean an Award granted under Article XIV of the Plan of a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.
2.44   “Stock Appreciation Right Agreement” shall mean a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.
2.45   “Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the Shares under the related Option, all as set forth in Article XIV.
2.46   “Ten Percent Stockholder” shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.
2.47   “Termination of Service” shall mean a termination of a Holder’s employment with, or status as a Director or Consultant of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death, except as provided in Section 6.4. In the event Termination of Service shall constitute a payment event with respect to any Award subject to Code Section 409A, Termination of Service shall only be deemed to occur upon a “separation from service” as such term is defined under Code Section 409A and applicable authorities.
2.48   “Total and Permanent Disability” of an individual shall mean the inability of such individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Section 22(e)(3) of the Code.
2.49   “Unit” shall mean a bookkeeping unit, which represents such monetary amount as shall be designated by the Committee in each Performance Unit Agreement, or represents one Share for purposes of each Restricted Stock Unit Award.
2.50   “Unrestricted Stock Award” shall mean an Award granted under Article IX of the Plan of Shares which are not subject to Restrictions.
2.51   “Unrestricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.
ARTICLE III
EFFECTIVE DATE OF PLAN
The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the stockholders of the Company within twelve (12) months of such date.
ARTICLE IV
ADMINISTRATION
4.1   Composition of Committee.   The Plan shall be administered by the Committee, which shall be appointed by the Board. If necessary, in the Board’s discretion, to comply with Rule 16b-3 under the Exchange Act or relevant securities exchange or inter-dealer quotation service, the Committee shall consist solely of two (2) or more Directors who are each (i) “non-employee directors” within the meaning of Rule 16b-3 and (ii) “independent” for purposes of any applicable listing requirements;. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

4.2   Powers.   Subject to the other provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to (i) determining which Employees, Directors or Consultants shall receive an Award, (ii) the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), (iii) what type of Award shall be granted, (iv) the term of an Award, (v) the date or dates on which an Award vests, (vi) the form of any payment to be made pursuant to an Award, (vii) the terms and conditions of an Award (including the forfeiture of the Award, and/or any financial gain, if the Holder of the Award violates any applicable restrictive covenant thereof), (viii) the Restrictions under a Restricted Stock Award, (ix) the number of Shares which may be issued under an Award, (x) Performance Goals applicable to any Award and certification of the achievement of such goals, and (xi) the waiver of any Restrictions or Performance Goals, subject in all cases to compliance with applicable laws. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion may deem relevant.
4.3   Additional Powers.   The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, to determine the terms, restrictions and provisions of each Award and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent the Committee shall deem necessary, appropriate or expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.
4.4   Committee Action.   Subject to compliance with all applicable laws, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.
ARTICLE V
SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON
5.1   Authorized Shares.   The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to any adjustments as necessary pursuant to Article XV, the aggregate number of shares of Stock reserved and available for grant and issuance under the Plan pursuant to all Awards (including Incentive Stock Options) shall be fifteen percent (15%) of the Shares of Stock outstanding immediately upon completion of the Company’s initial public offering. In addition, subject to any adjustments as necessary pursuant to Article XV, such aggregate number of shares of Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to 3% of the total number of shares of Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Stock. In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Stock (either actually or by attestation) or by the withholding of Stock by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Stock (either actually or by attestation) or by the withholding of Stock by the Company, then in each such case the shares of Stock so tendered or withheld shall be added to the shares of Stock available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan that are forfeited, canceled, expire unexercised, or are settled in cash shall also be available again for issuance as Awards under the Plan.
5.2   Types of Shares.   The Shares to be issued pursuant to the grant or exercise of an Award may consist of authorized but unissued Shares, Shares purchased on the open market or Shares previously issued and outstanding and reacquired by the Company.

ARTICLE VI
ELIGIBILITY AND TERMINATION OF SERVICE
6.1   Eligibility.   Awards made under the Plan may be granted solely to individuals who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, an Unrestricted Stock Award, a Distribution Equivalent Right Award, a Performance Stock Award, a Performance Unit Award, a Stock Appreciation Right, a Tandem Stock Appreciation Right, or any combination thereof, and solely for Employees, an Incentive Stock Option.
6.2   Termination of Service.   Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.3 or 6.4, the following terms and conditions shall apply with respect to a Holder’s Termination of Service with the Company or an Affiliate, as applicable:
(a)   The Holder’s rights, if any, to exercise any then exercisable Options and/or Stock Appreciation Rights shall terminate:
(i)   If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such Termination of Service;
(ii)   If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such Termination of Service; or
(iii)   If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.
Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Options and Stock Appreciation Rights. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for a different time period in the Award Agreement, or may extend the time period, following a Termination of Service, during which the Holder has the right to exercise any vested Non-qualified Stock Option or Stock Appreciation Right, which time period may not extend beyond the expiration date of the Award term.
(b)   In the event of a Holder’s Termination of Service for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or RSUs shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or RSUs.
6.3   Special Termination Rule.   Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, and if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.2, provided, however, that any such Award which is intended to be an Incentive Stock Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-qualified Stock Option. Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.
6.4   Termination of Service for Cause.   Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, in the event of a Holder’s Termination of Service for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such Termination of Service.
ARTICLE VII
OPTIONS
7.1   Option Period.   The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the option period.
7.2   Limitations on Exercise of Option.   An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement
7.3   Special Limitations on Incentive Stock Options.   To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Incentive Stock Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the Incentive Stock Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the earlier of the Effective Date or date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.
7.4   Option Agreement.   Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the other provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Shares (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, and 6.4, as applicable, specify the effect of Termination of Service on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, a Non-qualified Stock Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Shares to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Shares to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. An Option Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Options, including but not limited to, upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.
7.5   Option Price and Payment.   The price at which a Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of a Share on the date such Option is granted (or 110% of Fair Market Value for an Incentive Stock Option held by Ten Percent Stockholder, as provided in Section 7.3), and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Shares otherwise issuable in connection with the exercise of the Option. Separate share certificates shall be issued by the Company for those Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Shares acquired pursuant to the exercise of a Non-qualified Stock Option.
7.6   Stockholder Rights and Privileges.   The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Shares as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.
7.7   Options and Rights in Substitution for Stock or Options Granted by Other Corporations.    Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees, Directors or Consultants as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate. Any substitute Awards granted under this Plan shall not reduce the number of Shares authorized for grant under the Plan.
7.8   Prohibition Against Repricing.   Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XV, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option or Stock Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted.
ARTICLE VIII
RESTRICTED STOCK AWARDS
8.1   Award.   A Restricted Stock Award shall constitute an Award of Shares to the Holder as of the date of the Award which are subject to a “substantial risk of forfeiture” as defined under Section 83 of the Code during the specified Restriction Period. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.
8.2   Terms and Conditions.   At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Company shall cause the Shares to be issued in the name of Holder, either by book-entry registration or issuance of one or more stock certificates evidencing the Shares, which Shares or certificates shall be held by the Company or the stock transfer agent or brokerage service selected by the Company to provide services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order, and if any certificate is issued, such certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. After any Shares vest, the Company shall deliver the vested Shares, in book-entry or certificated form in the Company’s sole discretion, registered in the name of Holder or his or her legal representatives, beneficiaries or heirs, as the case may be, less any Shares withheld to pay withholding taxes. If provided for under the Restricted Stock Agreement, the Holder shall have the right to vote Shares subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Shares during the Restriction Period. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Awards, including but not limited to accelerated vesting upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical. All Shares delivered to a Holder as part of a Restricted Stock Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder at the time of vesting.
8.3   Payment for Restricted Stock.   The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.
ARTICLE IX
UNRESTRICTED STOCK AWARDS
9.1   Award.   Shares may be awarded (or sold) to Employees, Directors or Consultants under the Plan which are not subject to Restrictions of any kind, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.
9.2   Terms and Conditions.   At the time any Award is made under this Article IX, the Company and the Holder shall enter into an Unrestricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.
9.3   Payment for Unrestricted Stock.   The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to an Unrestricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to an Unrestricted Stock Award, except to the extent otherwise required by law.
ARTICLE X
RESTRICTED STOCK UNIT AWARDS
10.1   Award.   A Restricted Stock Unit Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified vesting schedule. At the time a Restricted Stock Unit Award is made, the Committee shall establish the vesting schedule applicable to such Award. Each Restricted Stock Unit Award may have a different vesting schedule, in the discretion of the Committee. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Holder shall receive a distribution of Shares pursuant to Section 10.3.
10.2   Terms and Conditions.   At the time any Award is made under this Article X, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Restricted Stock Unit Agreement shall set forth the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to distribution pursuant to Section 10.3 and the number of Units awarded to the Holder. Such conditions shall be sufficient to constitute a “substantial risk of forfeiture” as such term is defined under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards in the Restricted Stock Unit Agreement, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable vesting period. The terms and conditions of the respective Restricted Stock Unit Agreements need not be identical.
10.3   Distributions of Shares.   The Holder of a Restricted Stock Unit shall be entitled to receive Shares or a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee and as set forth in the Restricted Stock Unit Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Stock Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).
ARTICLE XI
PERFORMANCE UNIT AWARDS
11.1   Award.   A Performance Unit Award shall constitute an Award under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) Performance Goals based on selected Performance Criteria, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder. At the time a Performance Unit Award is made, the Committee shall establish the Performance Period and applicable Performance Goals. Each Performance Unit Award may have different Performance Goals, in the discretion of the Committee. A Performance Unit Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares.
11.2   Terms and Conditions.   At the time any Award is made under this Article XI, the Company and the Holder shall enter into a Performance Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Unit Agreement the Performance Period, Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 11.3, the number of Units awarded to the Holder and the dollar value or formula assigned to each such Unit. Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Unit Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable performance period. The terms and conditions of the respective Performance Unit Agreements need not be identical.
11.3   Payments.   The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Agreement) the Performance Goals set forth in such Performance Unit Agreement. All payments shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.
ARTICLE XII
PERFORMANCE STOCK AWARDS
12.1   Award.   A Performance Stock Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Performance Period subject to achievement of specified Performance Goals. At the time a Performance Stock Award is made, the Committee shall establish the Performance Period and applicable Performance Goals based on selected Performance Criteria. Each Performance Stock Award may have different Performance Goals, in the discretion of the

Committee. A Performance Stock Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares unless and until the Holder shall receive a distribution of Shares pursuant to Section 12.3.
12.2   Terms and Conditions.   At the time any Award is made under this Article XII, the Company and the Holder shall enter into a Performance Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Stock Agreement the Performance Period, selected Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Shares pursuant to such Holder’s Performance Stock Award and the number of Shares subject to such Performance Stock Award. Such distribution shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. If such Performance Goals are achieved, the distribution of Shares (or the payment of cash, as determined in the sole discretion of the Committee), shall be made in accordance with Section 12.3, below. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Stock Awards, including, but not limited to, rules pertaining to the effect of the Holder’s Termination of Service prior to the expiration of the applicable performance period. The terms and conditions of the respective Performance Stock Agreements need not be identical.
12.3   Distributions of Shares.   The Holder of a Performance Stock Award shall be entitled to receive a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee, for each Performance Stock Award subject to such Performance Stock Agreement, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.
ARTICLE XIII
DISTRIBUTION EQUIVALENT RIGHTS
13.1   Award.   A Distribution Equivalent Right shall entitle the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the specified period of the Award.
13.2   Terms and Conditions.   At the time any Award is made under this Article XIII, the Company and the Holder shall enter into a Distribution Equivalent Rights Award Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such Award becomes vested, the distribution of such cash or Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights Awards may be settled in cash or in Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award (other than an Option or a SAR), whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.
13.3   Interest Equivalents.   The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest is credited and vested), at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.

ARTICLE XIV
STOCK APPRECIATION RIGHTS
14.1   Award.   A Stock Appreciation Right shall constitute a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.
14.2   Terms and Conditions.   At the time any Award is made under this Article XIV, the Company and the Holder shall enter into a Stock Appreciation Right Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Stock Appreciation Right Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the “Base Value”) for the Stock Appreciation Right, which shall be not less than the Fair Market Value of a Share on the date of grant of the Stock Appreciation Right, (ii) the number of Shares subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of the portion of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:
(a)   The excess of (i) the Fair Market Value of a Share on the date of exercise, over (ii) the Base Value, multiplied by,
(b)   The number of Shares with respect to which the Stock Appreciation Right is exercised.
14.3   Tandem Stock Appreciation Rights.   If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right shall be granted at the same time as the related Option, and the following special rules shall apply:
(a)   The Base Value shall be equal to or greater than the per Share exercise price under the related Option;
(b)   The Tandem Stock Appreciation Right may be exercised for all or part of the Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a Share is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be canceled);
(c)   The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;
(d)   The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the per Share exercise price under the related Option and the Fair Market Value of the Shares subject to the related Option at the time the Tandem Stock Appreciation Right is exercised, multiplied by the number of the Shares with respect to which the Tandem Stock Appreciation Right is exercised; and
(e)   The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of the Shares subject to the related Option exceeds the per Share exercise price under the related Option.
ARTICLE XV
RECAPITALIZATION OR REORGANIZATION
15.1   Adjustments to Shares.   The shares with respect to which Awards may be granted under the Plan are Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Shares underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Shares or the payment of an Share dividend on Shares without receipt of consideration by the Company, the number of Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Shares, shall be proportionately increased, and the purchase price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, shall be proportionately reduced, and the purchase price per Share shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XV, any adjustment made with respect to an Award (x) which is an Incentive Stock Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-qualified Stock Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-qualified Stock Option granted under the Plan to become subject to Section 409A of the Code.
15.2   Recapitalization.   If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Shares then covered by such Award.
15.3   Other Events.   In the event of changes to the outstanding Shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion in such manner as the Board shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of Shares or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 15.1, 15.2 or this Section 15.3, the aggregate number of Shares available under the Plan pursuant to Section 5.1 may be appropriately adjusted by the Board, the determination of which shall be conclusive. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award.
15.4   Change of Control.   The Committee may, in its sole discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control, cause any Award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per Share in the Change of Control over the per Share exercise, base or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such Change of Control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Holder whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee; (iv) to be purchased from a Holder whose employment has been terminated as a result of a Change of Control, upon the Holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or (v) terminate any then outstanding Award or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change. The number of Shares subject to any Award shall be rounded to the nearest whole number.
15.5   Powers Not Affected.   The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
15.6   No Adjustment for Certain Awards.   Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to Awards theretofore granted or the purchase price per Share, if applicable.
ARTICLE XVI
AMENDMENT AND TERMINATION OF PLAN
The Plan shall continue in effect, unless sooner terminated pursuant to this Article XVI, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date). The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 7.8 (repricing prohibitions) shall be made without stockholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Stock may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Holder or beneficiary (unless such change is required in order to exempt the Plan or any Award from Section 409A of the Code).
ARTICLE XVII
MISCELLANEOUS
17.1   No Right to Award.   Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.
17.2   No Rights Conferred.   Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.
17.3   Other Laws; No Fractional Shares; Withholding.   The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Shares issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional Shares shall be delivered, nor shall any cash in lieu of fractional Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Shares, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.
17.4   No Restriction on Corporate Action.   Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.
17.5   Restrictions on Transfer.   No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) where permitted under applicable tax rules, by gift to any Family Member of the Holder, subject to compliance with applicable laws. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.
17.6   Beneficiary Designations.   Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.
17.7   Rule 16b-3.   It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.
17.8   Clawback Policy.   All Awards (including on a retroactive basis) granted under the Plan are subject to the terms of any Company forfeiture, incentive compensation recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable laws, as well as any other policy of the Company that may apply to the Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time. In particular, these policies and/or provisions shall include, without limitation, (i) any Company policy established to comply with applicable laws (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (ii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the shares of Stock or other securities are listed or quoted, and these requirements shall be deemed incorporated by reference into all outstanding Award Agreements.
17.9   No Obligation to Notify or Minimize Taxes.   The Company shall have no duty or obligation to any Holder to advise such Holder as to the time or manner of exercising any Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such Holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to any person.
17.10   Section 409A of the Code.
(a)   Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Section 409A of the Code and the authoritative guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Section 409A of the Code.
(b)   If a Holder is a “specified employee” (as such term is defined for purposes of Section 409A of the Code) at the time of his termination of service, no amount that is nonqualified deferred compensation subject to Section 409A of the Code and that becomes payable by reason of such termination of service shall be paid to the Holder (or in the event of the Holder’s death, the Holder’s representative or estate) before the earlier of (x) the first business day after the date that is six months following the date of the Holder’s termination of service, and (y) within 30 days following the date of the

Holder’s death. For purposes of Section 409A of the Code, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Section 409A of the Code, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Section 409A of the Code, unless the applicable Award Agreement provides otherwise, such Award shall be payable upon the Holder’s “separation from service” within the meaning of Section 409A of the Code. If any Award is or becomes subject to Section 409A of the Code and if payment of such Award would be accelerated or otherwise triggered under a Change of Control, then the definition of Change of Control shall be deemed modified, only to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, to mean a “change in control event” as such term is defined for purposes of Section 409A of the Code.
(c)   Any adjustments made pursuant to Article XV to Awards that are subject to Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code, and any adjustments made pursuant to Article XV to Awards that are not subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Section 409A of the Code or (y) comply with the requirements of Section 409A of the Code.
17.11   Indemnification.   Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.
17.12   Other Benefit Plans.   No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.
17.13   Limits of Liability.   Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.
17.14   Governing Law.   Except as otherwise provided herein, the Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of law provisions thereof.
17.15   Subplans.   The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Holders within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Holders in any jurisdiction that is not affected.
17.16   Notification of Election Under Section 83(b) of the Code.   If any Holder, in connection with the acquisition of Stock under an Award, makes the election permitted under Section 83(b) of the Code, if applicable, the Holder shall notify the Company of the election within ten days of filing notice of the election with the Internal Revenue Service.
17.17   Paperless Administration.   If the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.
17.18   Broker-Assisted Sales.   In the event of a broker-assisted sale of Stock in connection with the payment of amounts owed by a Holder under or with respect to the Plan or Awards: (a) any Stock to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) the Stock may be sold as part of a block trade with other Holders in the Plan in which all participants receive an average price; (c) the applicable Holder will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Holder agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of the sale that exceed the amount owed, the Company will pay the excess in cash to the applicable Holder as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for the sale at any particular price; and (f) if the proceeds of the sale are insufficient to satisfy the Holder’s applicable obligation, the Holder may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Holder’s obligation.
17.19   Data Privacy.   As a condition for receiving any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 17.19 by and among the Company and its subsidiaries and Affiliates exclusively for implementing, administering and managing the Holder’s participation in the Plan. The Company and its subsidiaries and Affiliates may hold certain personal information about a Holder, including the Holder’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Stock held in the Company or its subsidiaries and Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Holder’s participation in the Plan, and the Company and its subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Holder authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Holder’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Holder may elect to deposit any Stock. The Data related to a Holder will be held only as long as necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data that the Company holds regarding the Holder, request additional information about the storage and processing of the Data regarding the Holder, recommend any necessary corrections to the Data regarding the Holder or refuse or withdraw the consents in this Section 17.19 in writing, without cost, by contacting the local human resources representative. The Company may cancel Holder’s ability to participate in the Plan and, in the Committee’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws the consents in this Section 17.19.
17.20   Severability of Provisions.   If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.
17.21   No Funding.   The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award. Prior to receipt of Shares or a cash distribution pursuant to the terms of an Award, such Award shall represent an unfunded unsecured contractual obligation of the Company and the Holder shall have no greater claim to the Shares underlying such Award or any other assets of the Company or Affiliate than any other unsecured general creditor.
17.22   Headings.   Headings used throughout the Plan are for convenience only and shall not be given legal significance.

Annex J
FORM OF LOCK-UP AGREEMENT
This Lock-Up Agreement (this “Agreement”) is made and entered into as of [           ], 2022 by and among DiaCarta, Inc., a Delaware corporation (the “Domesticated SPAC”) and each of HH&L Investment Co., a Cayman Islands exempted company (“Sponsor”), certain holders of securities of Domesticated SPAC, set forth on Schedule I hereto (such securityholders the “Sponsor Holders”), and certain shareholders of DiaCarta Holdings, Inc., a Delaware corporation (the “Domesticated Company”) set forth on Schedule II (such shareholders, the “Company Holders”). The Sponsor, the Sponsor Holders, the Company Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”
RECITALS
WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Business Combination Agreement, dated as of October 14, 2022, by and among HH&L Acquisition Co., a Cayman Islands exempted company limited by shares (the “SPAC”), Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the SPAC (“Merger Sub”) and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (the “Company”) (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”).
WHEREAS, in connection with transactions contemplated by the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the Domesticated SPAC, Sponsor, each of the Sponsor Holders and each of the Company Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Shares (as defined below) shall become subject to limitations on Transfer (as defined below) as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties agree as follows:
1.   Definitions.    The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:
(a)   “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date that is twelve (12) months after the Closing Date, or (ii) subsequent to the Closing Date, the date on which (x) the closing trading price of the shares of Domesticated SPAC Common Stock equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing 150 days after the Closing Date; or (y) the date on which the Domesticated SPAC completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of Domesticated SPAC’s public shareholders having the right to exchange their shares of Domesticated SPAC Common Stock for cash, securities or other property subsequent to the Closing Date;
(b)   “Lock-Up Shares” shall mean with respect to (i) Sponsor, the Sponsor Holders and each of their Permitted Transferees, the Domesticated SPAC Common Stock held by such Person immediately following the Closing (excluding (1) any Domesticated SPAC Common Stock acquired in the public market, (2) any shares acquired from equity investment or financing permitted by Section 6.18 of the Merger Agreement, and (3) any Domesticated SPAC Common Stock acquired upon the conversion, exercise or exchange of any Domesticated SPAC Warrants); and (ii) the Company Holders and their respective Permitted Transferees, (A) the Domesticated SPAC Common Stock held by such Person immediately following the Closing (excluding (1) any Domesticated SPAC Common Stock acquired in the public market, (2) any shares acquired from equity investment or financing permitted by Section 6.18 of the Merger Agreement, and (3) any Domesticated SPAC Common Stock acquired upon the conversion, exercise or exchange of any Domesticated SPAC Warrants); and (B) Domesticated SPAC

Common Stock issued to directors and officers of Domesticated SPAC immediately prior to or at the Closing, upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding, including, with respect to both (i) and (ii) above, any securities paid as dividends or distributions with respect to or into which the Lock-Up Shares are exchanged or converted;
(c)   “Permitted Transferee” shall mean any Person to whom a Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(b);
(d)   “Transfer” shall mean the voluntary or involuntary, (i) transfer, offer, sale or assignment of, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of (whether by operation of law or otherwise), directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security; (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (iii) public disclosure of any intention to effect any transaction, including the filing of a registration statement, as specified in clause (i) or (ii).
2.   Lock-Up Provisions.
(a)   Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Shares until the end of the Lock-Up Period (the “Lock-Up Restrictions”).
(b)   Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period, without the consent of Domesticated SPAC, (i) to (A) Domesticated SPAC’s or the Holder’s officers, directors, consultants or their affiliates; (B) any affiliates or immediate family members of Domesticated SPAC’s officers or directors; (C) any director, officer, employee, direct or indirect partners, members or equity holders of the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; or (D) as a distribution to any direct or indirect partners, members or equity holders of such Holder, any affiliates of such Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such person or entity or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equity holders of such Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vii) in the case of an individual, to a partnership, limited liability company or other entity of which such individual and/or the immediate family of such individual is the legal and beneficial owner of all of the outstanding securities or similar interests; (viii) in the case of an entity that is a trust or a trustee of a trust, to a trustor or beneficiary of the trust, to the designated nominee of a beneficiary of such trust or to the estate of a beneficiary of such trust; (ix) in the case of an entity, by virtue of the laws of the state of the entity’s organization and the entity’s Governing Documents upon dissolution of the entity; (x) to Domesticated SPAC; (xi) pursuant to the exercise of stock options through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan; (xii) forfeitures of Domesticated SPAC Common Stock to satisfy tax withholding requirements (including estimated taxes) upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xiii) in connection with (but subject to the completion of) a bona fide liquidation, merger, stock exchange, reorganization, recapitalization, consolidation, tender offer or change of control approved by the Domesticated SPAC Board or a duly authorized committee thereof or other similar transaction which results in all of Domesticated SPAC’s shareholders having the right to exchange their shares of Domesticated SPAC Common Stock for cash, securities or other property subsequent to the Closing Date (including negotiating and entering into an agreement providing for any such transaction), provided, however, that in the event that such liquidation, merger, stock exchange, reorganization, recapitalization, consolidation, tender offer or change of control is not completed, the Lock-Up Shares subject to this Agreement shall remain subject to this Agreement; (xiv) in connection with any legal, regulatory or other order; (xv) in connection with the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer, sale or trading of Lock-Up Shares during the Lock-Up Period and no public announcement or filing is voluntarily made regarding such trading plan during the Lock-Up Period; or (xvi) pledges of Lock-Up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Holder, provided, however, that (x) the relevant Holder continues to control the exercise of the voting rights of such pledged Lock-Up Shares and any foreclosures on such pledged Lock-Up Shares, and (y) such borrowing or incurrence of indebtedness is secured by either a portfolio of assets or equity interests issued by multiple issuers and any pledgee agrees to be subject to the Lock-Up; provided, however, that in the case of clauses (i) through (ix) such Permitted Transferees must enter into a written agreement with Domesticated SPAC agreeing to be bound by the transfer restrictions in this Section 2.
(c)   In order to enforce this Section 2, Domesticated SPAC may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.
(d)   For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of Domesticated SPAC with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Holders is entitled to vote.
(e)   If any director, officer or Significant Holder (as defined below) is granted a release or waiver from any lock-up agreement (such holder a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then the undersigned shall also be granted an early release from its obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from the lock-up agreement multiplied by (ii) the total number of Lock-Up Shares held by the undersigned immediately following the consummation of the Closing. For the purposes of the foregoing, a “Significant Holder” shall mean any person or entity that (together with any investment funds affiliated with such person or entity) beneficially owns one percent (1%) or more of the total outstanding common stock of Domesticated SPAC. Notwithstanding the foregoing, the provisions of this paragraph shall not apply if the release or waiver is effected solely to permit a transfer not involving a disposition for value, and if the transferee agrees in writing at the time of transfer to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect
(f)   Each Holder hereby represents and warrants that as of the date of this Agreement, it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of Domesticated SPAC Common Stock, or any economic interest in or derivative of such shares, other than those shares of Domesticated SPAC Common Stock issued pursuant to the Merger Agreement or shares acquired from equity investment or financing permitted by Section 6.18 of the Merger Agreement.
3.   Miscellaneous.
(a)   Insider Letter.   The Lock-Up Restrictions shall supersede, if applicable, the lock-up provisions contained in the Letter Agreement dated February 5, 2021 and such Letter Agreement shall terminate and be of no further force or effect as of the day following the Closing Date.
(b)   No Additional Fees/Payment.   Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to any Holder in connection with this Agreement.
(c)   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier to occur of (i) termination of the Merger Agreement in accordance with its terms; or (ii) the expiration of the Lock-up Period.
(d)   Controlling Agreement.   To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Merger Agreement, the terms of this Agreement shall control.

(e)   Amendment; Waiver.   Upon (i) the approval of a majority of the total number of directors serving on the Domesticated SPAC Board who are not nominated or designated pursuant to contractual rights of Holders; (ii) the written consent of the Sponsor (such written consent of the Sponsor required only to the extent the Sponsor beneficially owns in the aggregate more than fifty percent (50%) of the Lock-Up Shares beneficially owned by the Holders); and (iii) the written consent of Holders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by Domesticated SPAC, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, in a manner that is materially and proportionally different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or Domesticated SPAC and any other party hereto or any failure or delay on the part of a Holder or Domesticated SPAC in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Domesticated SPAC. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
(f)   Notices.   All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise); (ii) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice); or (iii) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):
If to Domesticated SPAC:
DiaCarta, Inc.
4385 Hopyard Rd, Suite 100
Pleasanton, CA, 94588
Attention:
Aiguo Zhang

Email:
azhang@diacarta.com

with a copy (which shall not constitute actual or constructive notice) to:
Loeb & Loeb LLP
345 Park Avenue, 19th Floor
New York, NY 10154
Attention:
Mitchell S. Nussbaum, Esq. and Janeane R. Ferrari, Esq.

Email:
mnussbaum@loeb.com and jferrari@loeb.com

If to the Sponsor:
Suite 2001-2002, 20/F, York House
The Landmark, 15 Queen’s Road Central
Central, Hong Kong
Attention:
Richard Qi Li

Email:
richard.li@hopuhl.com

with a copy (which shall not constitute actual or constructive notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, NY, 10020-1095
The United States
Attention:
Joel Rubinstein
Jessica Zhou
Steven Sha

Email:
joel.rubinstein@whitecase.com
jessica.zhou@whitecase.com
steven.sha@whitecase.com

If to any Holder, at such Holder’s address or email address as set forth in Schedule I or Schedule II, as applicable.
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
(g)   Assignment.   This Agreement and the rights, duties and obligations of Domesticated SPAC hereunder may not be assigned or delegated by Domesticated SPAC in whole or in part without the prior written consent of the other parties, and any such assignment or delegation without prior written consent shall be void. Prior to the expiration of the Lock-up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part without the prior written consent of the other parties, and any such transfer without prior written consent shall be void, except in connection with a transfer of Lock-Up Shares by such Holder permitted pursuant to Section 2(b), but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
(h)   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.
(i)   Governing Law; Jurisdiction.   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All Actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over any such Actions, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such Actions in the manner provided in Section 3(c) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto; and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3(f).
(j)   Waiver of Jury Trial.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT

IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE AND WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY ACTION ARISING UNDER THIS AGREEMENT OR RELATED TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SUCH PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(k)   Entire Agreement.   This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of Domesticated SPAC or any of the Holders under any other agreement between any of the Holders and Domesticated SPAC, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or Domesticated SPAC under this Agreement.
(l)   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
(m)   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(n)   Interpretation.   The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(n)   Specific Performance.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
(o)   Several Liability.   The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
DIACARTA, LTD.
By:

Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
HH&L INVESTMENT CO.
By:

Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
[           ]
By:

Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
[           ]
By:

Name:

Schedule I
Sponsor Holders

Schedule II
Company Holders

Annex K
SPONSOR SHARES FORFEITURE AGREEMENT
This Sponsor Shares Forfeiture Agreement (this “Agreement”) is entered into as of October 14, 2022, by and among HH&L Investment Co., a Cayman Islands exempted company limited by shares (the “Sponsor”), HH&L Acquisition Co., a Cayman Islands exempted company limited by shares (“SPAC”), and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (the “Company”), in connection with the Business Combination Agreement, dated as of the date hereof, among SPAC, Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SPAC, and the Company (the “Business Combination Agreement”). SPAC, the Company and the Sponsor are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.
RECITALS
WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement;
WHEREAS, it is contemplated that pursuant to the terms and conditions of this Agreement, the Sponsor shall agree to forfeit a certain number of SPAC Class B Shares (the “Sponsor Shares”) owned by the Sponsor, as set forth on Schedule I attached hereto.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.
Sponsor Reduction Shares.

(a)   It is acknowledged that to facilitate financing of the Transactions (including by way of a financing contemplated by Section 6.18 of the Business Combination Agreement, a backstop financing or anti-redemption agreements), the Sponsor, with the prior written consent of the Company, as applicable, may elect (but shall not be obligated) to transfer, contribute or otherwise forfeit Sponsor Shares in connection with such financing (such transferred, contributed or forfeited Sponsor Shares, the “Financing Contribution Shares”).
(b)   If at the Closing, the SPAC Closing Cash is less than $40,000,000, the Sponsor hereby agrees, upon and subject to the Closing, to forfeit to SPAC all right, title and interest in and to an aggregate number of the Sponsor Shares equal to 1,539,300 SPAC Class B Ordinary Shares (the “Forfeited Shares”), provided that if the Sponsor transfers, contributes or forfeits Financing Contribution Shares and the aggregate number of Forfeited Shares (without reduction) and Financing Contribution Shares exceed 2,052,400 SPAC Class B Ordinary Shares, then the number of Forfeited Shares shall be reduced to an amount equal to (i) 2,052,400 SPAC Class B Ordinary Shares minus (ii) the Financing Contribution Shares actually transferred, contributed or forfeited by the Sponsor. For the avoidance of doubt, if SPAC Closing Cash is equal to or more than $40,000,000, there shall be no Forfeited Shares. References to numbers of shares herein shall be adjusted appropriately to reflect any share splits, stock dividends, consolidations, recapitalizations, exchanges of shares and the like.
For the purposes of this Agreement, “SPAC Closing Cash” means the sum of (i) the amount of cash available in the Trust Account as of immediately prior to the Effective Time (after the payment of the amount required to satisfy the SPAC Shareholder Redemptions, and prior to the payment of the Unpaid Transaction Expenses), (ii) the proceeds of any equity investments (including any private investments in public equity) received by SPAC substantially concurrently with the Closing, (iii) the amount of any backstop financing received by SPAC as of immediately prior to the Closing, and (iv) as of immediately prior to the Closing, the amount of cash and cash equivalents held by SPAC without restriction outside of the Trust Account.
(c)   Upon such forfeiture, the Sponsor shall surrender the Forfeited Shares to SPAC for cancellation in exchange for no consideration, and SPAC shall immediately retire and cancel all of the Forfeited Shares and shall direct SPAC’s transfer agent to take any and all such actions incident thereto.

Notwithstanding anything to the contrary herein, all other Sponsor Shares and SPAC Warrants shall not be subject to any of the restrictions set forth in this Section 1.
2.
Representations and Warranties of the Sponsor.

The Sponsor hereby represents and warrants and acknowledges and agrees as follows:
(a)   The Sponsor has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement.
(b)   This Agreement has been duly authorized, validly executed and delivered by the Sponsor. This Agreement is enforceable against the Sponsor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
3.
Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.
4.
Termination.

This Agreement shall automatically terminate upon the earlier of (i) the termination of the Business Combination Agreement pursuant to the terms thereto or (ii) the Closing.
5.
Entire Agreement.

This Agreement and the Business Combination Agreement (upon effectiveness thereof) constitute the entire agreement of the Parties hereto with respect to the matters contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto to the extent they relate in any way to the subject matters hereof or the transactions contemplated hereby.
6.
Governing Law.

The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Agreement in any other courts. Nothing in this Section 6, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

7.
Specific Performance.

The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The Parties acknowledge and agree that the non-breaching Parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
8.
Modification.

This Agreement may not be amended or supplemented at any time unless by a writing executed by the Parties hereto. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
9.
Headings; Counterparts.

The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.
[The balance of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.
HH&L INVESTMENT CO.
By:
/s/ Richard Qi Li

Name: Richard Qi Li
Title:  Director
[Signature Page to Sponsor Shares Forfeiture Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.
HH&L ACQUISITION CO.
By:
/s/ Richard Qi Li

Name: Richard Qi Li
Title:  Chief Executive Officer and Director
[Signature Page to Sponsor Shares Forfeiture Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.
DIACARTA, LTD.
By:
/s/ Aiguo Zhang

Name: Aiguo Zhang
Title:  Chief Executive Officer
[Signature Page to Sponsor Shares Forfeiture Agreement]

Schedule I — Sponsor Shares

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of directors and officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The Registrant’s second amended and restated memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud, willful neglect or willful default.
Item 21.   Exhibits and Financial Statements Schedules.
(a)
Exhibits.

EXHIBIT INDEX
Exhibit Number	Description
2.1†^	Business Combination Agreement, dated as of October 14, 2022, by and among the Registrant, Diamond Merger Sub, Inc., and DiaCarta, Ltd. (included as Annex A to the proxy statement / prospectus).
2.2	First Amendment to Business Combination Agreement, dated as of January 20, 2023, by and among the Registrant, Diamond Merger Sub, Inc., and DiaCarta, Ltd. (included as Annex B to the proxy statement / prospectus).
3.1^	Second Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40006), filed with the SEC on February 9, 2021).
3.2^	Form of Certificate of Incorporation of DiaCarta, Inc. (included as Annex I to the proxy statement / prospectus).
3.3^	Form of Bylaws of DiaCarta, Inc. (included as Annex H to the proxy statement / prospectus).
3.4*	Form of Certificate of Domestication of the Registrant.
4.1^	Warrant Agreement, dated February 5, 2021, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40006), filed with the SEC on February 9, 2021).
4.3*	Specimen Common Stock Certificate of DiaCarta, Inc.
5.1*	Opinion of White & Case LLP as to the validity of the securities being registered.
8.1*	Opinion of White & Case LLP regarding certain federal income tax matters.
10.1^	HH&L Holders Support Agreement, dated October 14, 2022, by and among the Registrant, certain directors and officers of the Registrant and DiaCarta, Ltd. (included as Annex C to this proxy statement / prospectus).
10.2^	DiaCarta Holders Support Agreement, dated October, 14, 2022, by and among the Registrant, DiaCarta, Ltd., and certain shareholders of DiaCarta, Ltd. (included as Annex D to the proxy statement / prospectus).
10.3^	Form of Registration Rights Agreement, by and among DiaCarta, Inc., DiaCarta Holdings, Inc. and the holders party thereto (included as Annex E to the proxy statement / prospectus).
10.4+	Form of New Equity Incentive Plan (included as Annex F to the proxy statement / prospectus).

Exhibit Number	Description
10.5	Letter Agreement, dated February 5, 2021, by and among the Registrant, its executive officers and directors and HH&L Investment Co. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40006), filed with the SEC on February 9, 2021).
10.6^	Investment Management Trust Agreement, dated February 5, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40006), filed with the SEC on February 9, 2021).
10.7^	Registration Rights Agreement, dated February 5, 2021, by and between the Registrant and HH&L Investment Co. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-40006), filed with the SEC on February 9, 2021).
10.8^	Private Placement Warrants Purchase Agreement, dated February 5, 2021, by and between the Registrant and CHH&L Investment Co. (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 001-40006), filed with the SEC on February 9, 2021).
10.9^	Services Agreement, dated January 8, 2021, by and between the Registrant and HH&L Investment Co. (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 001-40006), filed with the SEC on February 9, 2021).
10.10*	Employment Agreement dated May 4, 2022, by and between DiaCarta, Ltd. And Aiguo Zhang.
10.11*	Employment Agreement dated December 8, 2015, by and between DiaCarta, Inc. and Effie Ho.
10.12*	Employment Agreement dated June 14, 2022 by and between DiaCarta, Inc. and Ram Vairavan.
10.13*	Consulting Agreement dated October 13, 2020,by and between DiaCarta, Inc. and Paul Okunieff
10.14*	Employment Agreement dated January 16, 2018, by and between DiaCarta, Inc. and Michael Sha
10.15*	Employment Agreement dated October 14, 2022, by and between DiaCarta, Ltd. and Dennis Gao
10.16*	2021 Share Incentive Plan.
10.17^	Laboratory and Office Lease, made as of May 26, 2021 by and between Britannia Property Owner, LLC and DiaCarta, Inc.
10.18^	Manufacture Site Lease Agreement dated July 21, 2022 between Nanjing Dizhun and Nanjing Biomedical Valley Construction Development Co., Ltd. (English translation)
10.19^	DiaCarta Clinical Testing & Distribution Agreement, made April 27, 2022 by and between Nonagen Bioscience Corporation and DiaCarta, Inc.
10.20#	Second amended and restated Development and Supply Agreement, effective as of June 30, 2018, by and between Luminex Corporation and DiaCarta, Inc.
10.21	Third Amendment to the Development and Supply Agreement, effective as of September 26, 2022, between Luminex Corporation and DiaCarta, Inc.
10.22^	Consulting and Rent Sharing Agreement dated December 21, 2021 between Nanjing DiYang Medical Laboratory Co., Ltd and Nanjing Diji Biotech Co., Ltd. (English translation)
10.23^	Exclusive Consulting and Services Agreement dated October 26, 2021 between Nanjing Diji Biotech Co., Ltd and Nanjing DiYang Medical Laboratory Co., Ltd. (English translation)
10.24^	Exclusive Consulting and Service Agreement, Supplementary Agreement dated January 1, 2022 between Nanjing Diji Biotech Co., Ltd and Nanjing DiYang Medical Laboratory Co., Ltd. (English translation)

Exhibit Number	Description
10.25^	Form of Loan Agreement between Nanjing DiYang Medical Laboratory Co., LTD as Borrower and Nanjing Diji Biotech Co., Ltd as Lender. (English translation)
21.1^	List of Subsidiaries of the Registrant.
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of the Registrant.
23.2	Consent of Marcum Asia CPAs LLP (Formerly Marcum Bernstein & Pinchuk LLP), independent registered public accounting firm of DiaCarta, Ltd. and its subsidiaries.
23.3*	Consent of White & Case LLP (included as part of Exhibit 5.1 hereto).
23.4*	Consent of White & Case LLP (included as part of Exhibit 8.1 hereto).
24.1^	Power of Attorney (included on signature page to the proxy statement / prospectus which forms part of this registration statement).
99.1*	Form of Preliminary Proxy Card.
99.2^	Consent of Dr. Aiguo (Adam) Zhang
99.3^	Consent of Jack Kaye
99.4^	Consent of Paul Okunieff
99.5^	Consent of Kenneth Hitchner
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
107^	Calculation of Filing Fee Table

†
The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

+
Indicates a management contract or compensatory plan.

*
To be filed by amendment.

#
Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Regulation S-K, Item (601)(b)(10).

^
Previously filed,

Item 22.   Undertakings.
1.
The undersigned registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(3)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering’s by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4)
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(6)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on the 23rd day of January, 2023.
HH&L Acquisition Co.
By:
/s/ Richard Qi Li

Name:
Richard Qi Li

Title:
Chief Executive Officer and Director
(Principal Executive Officer)